Form 10-K, Exhibit 13
period 1993-12-31
BANC ONE CORP/OH/
filed 1994-03-09
CIK 36090

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS

                                                                                                      PERCENT
                                                                               1993        1992        CHANGE
                          ------------------------------------------------------------------------------------
                          PER COMMON SHARE
                          Net income.......................................   $  2.98     $  2.29         30.1%
                          Cash dividends...................................      1.07         .89         20.2
                          Stockholders' equity.............................     17.82       15.98         11.5

                          FOR THE YEAR                                            $(millions)
                                                                              -------------------
                          Total revenue....................................   $ 7,227     $ 7,358         (1.8)%
                          Net income.......................................     1,140         877         30.0

                          AT YEAR-END
                          Assets...........................................   $79,919     $76,739          4.1%
                          Deposits.........................................    60,943      61,755         (1.3)
                          Total loans and leases...........................    53,846      47,809         12.6
                          Total equity.....................................   $ 7,034     $ 6,242         12.7

                          Common shares outstanding (000)..................   380,687     374,339

                          Common stockholders of record....................    71,384      58,114

                          Employees (full-time equivalent).................    45,300      42,700
                          Banking offices..................................     1,331       1,268


                   Shares and per share data reflect the 10% common stock dividend effective February 10, 1994 and the five-shares-for-four-shares stock split effective August 31, 1993.

                   Amounts have been restated to reflect the effect of three
                   1993 affiliations accounted for as poolings of interests.



CORPORATE PROFILE

BANC ONE CORPORATION is a bank holding company, incorporated in Ohio. The Corporation operates 81 affiliate banking organizations in Arizona, California, Colorado, Illinois, Indiana, Kentucky, Michigan, Ohio, Oklahoma, Texas, Utah, West Virginia and Wisconsin. BANC ONE CORPORATION also operates several additional corporations that engage in data processing, venture capital, investment and merchant banking, trust, brokerage, investment management, equipment leasing, mortgage banking, consumer finance and insurance.

                                                Inside Front Cover

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

FINANCIAL STATEMENTS

                  REPORT OF INDEPENDENT ACCOUNTANTS
                  To the Stockholders and the Board of Directors
                  BANC ONE CORPORATION

                  We have audited the accompanying consolidated balance sheets of BANC ONE CORPORATION and Subsidiaries as of December 31, 1993 and 1992, and the related statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BANC ONE CORPORATION and Subsidiaries at December 31, 1993 and 1992 and the results of operations and cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

                  As disclosed in Note 13 and Note 18 to the financial statements, the Corporation changed its method of accounting for income taxes and postretirement benefits other than pensions in 1993.

                  COOPERS & LYBRAND

                  Columbus, Ohio
                  February 21, 1994

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEET

                                                                                                    DECEMBER 31,
                                                                                            -----------------------------
                                          $(THOUSANDS, EXCEPT SHARE DATA)                       1993             1992
                          -----------------------------------------------------------------------------------------------
                          ASSETS:
                          Cash and due from banks........................................    $  4,757,475     $ 5,186,870
                          Short-term investments (including Eurodollar placements and foreign negotiable certificates of deposit of $4,492 and
                            $299,578 at December 31, 1993 and 1992)......................         931,959       2,267,310
                          SECURITIES:
                            Securities held for investment (market value approximates
                              $16,903,201 and $16,575,168 at December 31, 1993 and
                              1992)......................................................      16,591,970      16,349,280
                            Securities held for sale (market value approximates $860,897
                              and $1,722,954 at December 31, 1993 and 1992)..............         815,941       1,658,735
                                                                                            -------------     -----------
                                TOTAL SECURITIES                                               17,407,911      18,008,015
                          LOANS AND LEASES (net of unearned income of $676,980 and
                            $655,983 at December 31, 1993 and 1992)......................      53,845,620      47,809,448
                            Reserve for loan and lease losses............................         918,153         909,896
                                                                                            -------------     -----------
                                NET LOANS AND LEASES.....................................      52,927,467      46,899,552
                          Collection pools...............................................          22,302         420,220
                          Other assets:
                            Bank premises and equipment, net.............................       1,387,218       1,313,044
                            Interest earned not collected................................         624,185         598,119
                            Other real estate owned......................................         193,158         288,252
                            Excess of cost over net assets of affiliates purchased.......         227,312         265,003
                            Other........................................................       1,439,574       1,492,734
                                                                                            -------------     -----------
                                Total other assets.......................................       3,871,447       3,957,152
                                                                                            -------------     -----------
                                TOTAL ASSETS.............................................    $ 79,918,561     $76,739,119
                                                                                            -------------     -----------
                                                                                            -------------     -----------
                          LIABILITIES:
                          DEPOSITS:
                            Non-interest bearing.........................................    $ 13,674,976     $13,158,961
                            Interest bearing.............................................      47,268,205      48,595,644
                                                                                            -------------     -----------
                              TOTAL DEPOSITS.............................................      60,943,181      61,754,605
                          Federal funds purchased and repurchase agreements..............       6,744,437       4,631,394
                          Other short-term borrowings....................................       2,020,176       1,383,927
                          Long-term borrowings...........................................       1,701,662       1,357,462
                          Accrued interest payable.......................................         222,946         258,671
                          Other liabilities..............................................       1,252,521       1,111,474
                                                                                            -------------     -----------
                              TOTAL LIABILITIES..........................................      72,884,923      70,497,533
                                                                                            -------------     -----------
                          Commitments and contingencies (Notes 14 and 17)
                          STOCKHOLDERS' EQUITY:
                          Preferred stock, 35,000,000 shares authorized:
                            Class B convertible, no par value, 373,076 shares issued and
                              outstanding, at December 31, 1992..........................                           9,700
                            Series C convertible, no par value, 4,998,000 and 5,000,000 shares issued and outstanding, at December 31, 1993 and
                              1992.......................................................         249,900         250,000
                          Common stockholders' equity:
                            Common stock, no par value, $5 stated value, 600,000,000
                              shares authorized, 380,687,187 and 272,246,801 shares
                              issued and outstanding, at December 31, 1993 and 1992,
                              respectively (December 31, 1993 shares reflect the 10%
                              stock dividend effective February 10, 1994 and the
                              five-shares-for-four-shares stock split effective August
                              31, 1993)..................................................       1,903,436       1,361,234
                            Capital in excess of aggregate stated value of common
                              stock......................................................       3,833,611       3,009,221
                            Retained earnings............................................       1,046,691       1,611,431
                                                                                            -------------     -----------
                              TOTAL STOCKHOLDERS' EQUITY.................................       7,033,638       6,241,586
                                                                                            -------------     -----------
                              TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.................    $ 79,918,561     $76,739,119
                                                                                            -------------     -----------
                                                                                            -------------     -----------

                  The accompanying notes are an integral part of the financial statements.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF INCOME
for the three years ended December 31, 1993

                   $(THOUSANDS, EXCEPT PER SHARE AMOUNTS)                          1993            1992           1991
- -------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
  Interest and fees on loans and leases.....................................    $ 4,759,498     $4,638,246     $4,197,706
  Interest and dividends on:
    Taxable securities......................................................        812,899        994,065        874,578
    Tax exempt securities...................................................        118,426        132,178        162,546
  Other interest income, including interest on Eurodollar placements and foreign negotiable certificates of deposit of $2,415, $17,161, and
    $22,316 in 1993, 1992, and 1991.........................................         37,255        116,470        184,105
  Interest on Collection pools..............................................          7,053         36,965         52,295
  Interest on Note receivable from FDIC.....................................                                       18,808
                                                                               ------------     ----------     ----------
    TOTAL INTEREST INCOME...................................................   5,735,131...      5,917,924      5,490,038
INTEREST EXPENSE:
  Interest on deposits:
    Demand and savings deposits.............................................        599,432        737,056        884,035
    Time deposits...........................................................        763,713      1,121,195      1,484,089
  Other borrowings..........................................................        281,903        261,853        354,326
                                                                               ------------     ----------     ----------
    TOTAL INTEREST EXPENSE..................................................      1,645,048      2,120,104      2,722,450
                                                                               ------------     ----------     ----------
    NET INTEREST INCOME.....................................................      4,090,083      3,797,820      2,767,588
Provision for loan and lease losses.........................................        368,507        604,131        586,239
                                                                               ------------     ----------     ----------
    Net interest income after provision for loan and lease losses...........      3,721,576      3,193,689      2,181,349
OTHER INCOME:
  Income from fiduciary activities..........................................        211,796        205,120        184,506
  Service charges on deposit accounts.......................................        432,296        413,494        308,937
  Loan processing and service income........................................        451,786        434,417        380,945
  Securities gains..........................................................         16,016         24,677         53,121
  Income from management of Collection pools, net...........................         22,777         28,226         59,301
  Equity in earnings of Bank One, Texas, NA, net of income tax..............                                       57,012
  Other.....................................................................        356,988        334,535        294,467
                                                                               ------------     ----------     ----------
    TOTAL OTHER INCOME......................................................      1,491,659      1,440,469      1,338,289
OTHER EXPENSES:
  Salaries and related costs................................................      1,618,342      1,511,310      1,209,872
  Net occupancy expense, exclusive of depreciation..........................        151,521        174,605        124,953
  Equipment expense.........................................................        106,754         97,103         87,149
  Taxes other than income and payroll.......................................         76,514         70,290         60,054
  Depreciation and amortization.............................................        262,759        216,331        149,486
  Outside services and processing...........................................        489,646        469,366        287,265
  Marketing and development.................................................        148,401        119,810         94,570
  Communication and transportation..........................................        224,921        196,044        160,312
  Other.....................................................................        435,258        498,077        466,202
                                                                               ------------     ----------     ----------
    TOTAL OTHER EXPENSES....................................................      3,514,116      3,352,936      2,639,863
                                                                               ------------     ----------     ----------
INCOME BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING PRINCIPLE...............      1,699,119      1,281,222        879,775
Income tax provision:
  Income excluding securities transactions..................................       (572,924)      (396,244)      (197,426)
  Securities transactions...................................................         (5,606)        (8,390)       (18,061)
                                                                               ------------     ----------     ----------
    Provision for income taxes..............................................       (578,530)      (404,634)      (215,487)
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE...........      1,120,589        876,588        664,288
Cumulative effect of change in method of accounting for income taxes........         19,391
                                                                               ------------     ----------     ----------
  NET INCOME................................................................    $ 1,139,980     $  876,588     $  664,288
                                                                               ------------     ----------     ----------
                                                                               ------------     ----------     ----------
NET INCOME PER COMMON SHARE (AMOUNTS REFLECT THE 10% COMMON STOCK DIVIDEND
  EFFECTIVE FEBRUARY 10, 1994 AND THE FIVE-SHARES-FOR-FOUR-SHARES STOCK
  SPLIT EFFECTIVE AUGUST 31, 1993)
  INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE.........    $      2.93     $     2.29     $     1.82
    Cumulative effect of change in method of accounting for income taxes....            .05
                                                                               ------------     ----------     ----------
NET INCOME PER COMMON SHARE.................................................    $      2.98     $     2.29     $     1.82
                                                                               ------------     ----------     ----------
                                                                               ------------     ----------     ----------
Weighted average common shares outstanding (000)............................        376,828        373,699        356,102
                                                                               ------------     ----------     ----------
                                                                               ------------     ----------     ----------

The accompanying notes are an integral part of the financial statements.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY for the three years ended December 31, 1993

                                                                                  CAPITAL IN
                                                                                   EXCESS OF
                                                                  COMMON STOCK     AGGREGATE
                                                           --------------------------
                                                                                 STATED VALUE                      TOTAL
                                                                             STATED                       RETAINED
                                                                                   OF COMMON                   STOCKHOLDERS'
                                             PREFERRED                       VALUE                        EARNINGS
  $(THOUSANDS, EXCEPT PER SHARE AMOUNTS)       STOCK         SHARES                  STOCK                         EQUITY
- -----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1990.................  $  23,156     238,701,770     $1,193,508     $1,854,143     $ 1,443,846     $4,514,653
  Net income...............................                                                                  664,288        664,288
  Cash dividends:
    Corporation:
      Common ($.76 per share)(1)...........                                                                 (186,968)      (186,968)
      Class B Preferred ($3.00 per
         share)............................                                                                   (2,421)        (2,421)
      Series C Preferred ($2.54 per
         share)............................                                                                  (12,639)       (12,639)
    Pooled affiliates......................                                                                  (43,434)       (43,434)
  Shares issued in acquisitions............                  1,019,632          5,098         20,702                         25,800
  Preferred stock offering, net of issuance
    costs..................................    250,000                                        (5,350)                       244,650
  Common stock offering, net of issuance
    costs..................................                  7,625,000         38,125        280,965                        319,090
  Conversion of preferred into common......     (3,742)        351,749          1,759          1,983
  Exercise of stock options, net of shares
    purchased..............................                        (57)            (1)        (2,792)                        (2,793)
  Pooled affiliate stock issuance and
    other..................................                  1,455,658          7,280         19,726          12,138         39,144
  10% common stock dividend at fair market
    value..................................                 17,330,839         86,654        773,389        (860,043)
                                             ---------     -----------     ----------     ----------     -----------     ----------
BALANCE, DECEMBER 31, 1991.................    269,414     266,484,591      1,332,423      2,942,766       1,014,767      5,559,370
  Net income...............................                                                                  876,588        876,588
  Cash dividends:
    Corporation:
      Common ($.89 per share)(1)...........                                                                 (257,101)      (257,101)
      Class B Preferred ($3.00 per
         share)............................                                                                   (1,486)        (1,486)
      Series C Preferred ($3.50 per
         share)............................                                                                  (17,500)       (17,500)
    Pooled affiliates......................                                                                  (25,748)       (25,748)
  Shares issued in acquisitions............                  1,254,000          6,270          6,371          20,049         32,690
  Conversion of preferred into common......     (9,714)        995,789          4,979          4,735
  Exercise of stock options, net of shares
    purchased..............................                    569,311          2,847        (22,486)                       (19,639)
  Pooled affiliate stock issuance and
    other..................................                  2,943,110         14,715         77,835           1,862         94,412
                                             ---------     -----------     ----------     ----------     -----------     ----------
BALANCE, DECEMBER 31, 1992.................    259,700     272,246,801      1,361,234      3,009,221       1,611,431      6,241,586
  Net income...............................                                                                1,139,980      1,139,980
  Cash dividends:
    Corporation:
      Common ($1.07 per share)(1)..........                                                                 (388,245)      (388,245)
      Class B Preferred ($.75 per share)...                                                                     (216)          (216)
      Series C Preferred ($3.50 per
         share)............................                                                                  (17,498)       (17,498)
    Pooled affiliates......................                                                                   (4,987)        (4,987)
  Shares issued in acquisitions............                  4,907,702         24,539         12,269          59,409         96,217
  Conversion of preferred into common......     (9,800)      1,005,825          5,029          4,771
  Exercise of stock options, net of shares
    purchased..............................                   (575,147)        (2,876)       (44,758)                       (47,634)
  Pooled affiliate stock issuance and
    other..................................                    304,452          1,521         12,062             852         14,435
  Common stock split five-for-four,
    effective August 31, 1993..............                 68,189,628        340,949       (340,949)
  10% common stock dividend at fair market
    value..................................                 34,607,926        173,040      1,180,995      (1,354,035)
                                             ---------     -----------     ----------     ----------     -----------     ----------
BALANCE, DECEMBER 31, 1993.................  $ 249,900     380,687,187     $1,903,436     $3,833,611     $ 1,046,691     $7,033,638
                                             ---------     -----------     ----------     ----------     -----------     ----------
                                             ---------     -----------     ----------     ----------     -----------     ----------

(1) Amounts reflect the effect of the 10% common stock dividends effective February 14, 1992 and February 10, 1994, and the five-shares-for-four-shares stock split effective August 31, 1993.

The accompanying notes are an integral part of the financial statements.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF CASH FLOWS
for the three years ended December 31, 1993

                                             $(THOUSANDS)                         1993           1992            1991
                          ----------------------------------------------------------------------------------------------
                          CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES:
                            NET INCOME......................................   $1,139,980     $   876,588     $  664,288
                              Adjustments:
                                Provision for loan and lease losses.........      368,507         604,131        586,239
                                Depreciation and amortization...............      331,969         272,338        153,532
                                Net (increase) decrease in trading account
                                   portfolio................................      (14,754)         52,411       (182,222)
                                Net increase in warehoused mortgage loans...     (428,617)       (406,340)      (221,337)
                                Net change in deferred loan fees and
                                   costs....................................       (8,835)         (3,075)         6,581
                                Gain on sale of other assets................      (21,197)        (28,845)       (79,895)
                                Gain on sale of loans.......................       (1,960)        (14,536)       (25,768)
                                Gain on sale of investment securities.......      (16,016)        (24,677)       (53,121)
                                Net decrease in other assets................      243,551         114,159        193,847
                                Net (decrease) increase in other
                                   liabilities..............................     (131,480)        (13,947)        21,697
                                Net change in deferred income taxes.........       42,849         (40,366)       (11,097)
                                Cumulative effect of change in accounting
                                   principle................................      (19,391)
                                Equity in earnings of Bank One, Texas,
                                   NA.......................................                                     (57,012)
                                                                               ----------     -----------     ----------
                                NET CASH PROVIDED BY OPERATING ACTIVITIES...    1,484,606       1,387,841        995,732
                                                                               ----------     -----------     ----------
                          CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES:
                            Purchase of securities held for sale............     (350,000)
                            Purchases of investment securities..............   (6,010,067)    (10,682,930)    (7,022,627)
                            Maturities of securities held for sale..........      476,242
                            Maturities of investment securities.............    6,068,254       6,929,321      3,572,611
                            Proceeds from the sale of securities held for
                              sale..........................................      716,764
                            Proceeds from the sales of investment
                              securities....................................       83,525       1,369,257      3,092,568
                            Net increase in loans, excluding sales and
                              purchases.....................................   (4,745,355)     (2,784,492)    (2,847,880)
                            Proceeds from the sales of loans................       76,721         694,499        643,902
                            Purchases of loans and related premiums.........     (768,264)       (747,056)      (369,410)
                            Net decrease in short-term investments..........    1,410,165       2,430,144        336,252
                            Additions to bank premises and equipment........     (274,836)       (268,364)      (214,452)
                            Disposals of bank premises and equipment........       38,643          38,529         40,450
                            Payments received on Collection pools...........      398,742         885,186        718,838
                            Net decrease in note receivable from FDIC.......                                     321,502
                            Cash acquired less purchase price of final 61%
                              interest in Bank One, Texas, NA...............                                     544,740
                            Net cash acquired in other acquisitions.........       36,148         247,327        307,082
                            Net decrease (increase) in mortgage servicing
                              rights........................................       12,283         (53,819)        (2,672)
                            All other investing activities, net.............                       (8,347)        (3,520)
                                                                               ----------     -----------     ----------
                                NET CASH USED IN INVESTING ACTIVITIES.......   (2,831,035)     (1,950,745)      (882,616)
                                                                               ----------     -----------     ----------
                          CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES:
                            Net increase in demand deposit, money market and
                              savings accounts..............................      588,636       4,614,205      3,099,252
                            Net decrease in certificates of deposits........   (2,317,125)     (4,949,369)    (2,092,622)
                            Net increase (decrease) in short-term
                              borrowings....................................    2,715,250         991,844       (379,426)
                            Proceeds from the issuance of long-term
                              borrowings....................................      395,887         493,912         34,578
                            Repayment of long-term borrowings...............      (51,687)        (80,266)       (99,952)
                            Proceeds from issuance of stock.................                                     563,740
                            Cash dividends paid.............................     (379,418)       (202,155)      (234,230)
                            All other financing activities, net.............      (34,509)         36,000         23,255
                                                                               ----------     -----------     ----------
                                NET CASH PROVIDED BY FINANCING ACTIVITIES...      917,034         904,171        914,595
                                                                               ----------     -----------     ----------
                            Increase (decrease) in cash and cash
                              equivalents...................................     (429,395)        341,267      1,027,711
                            Cash and cash equivalents at January 1, ........    5,186,870       4,845,603      3,817,892
                                                                               ----------     -----------     ----------
                            CASH AND CASH EQUIVALENTS AT DECEMBER 31, ......   $4,757,475     $ 5,186,870     $4,845,603
                                                                               ----------     -----------     ----------
                                                                               ----------     -----------     ----------

                  See Note 22 for supplemental disclosures.

                  The accompanying notes are an integral part of the financial statements.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS

                  NOTE 1:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  The following is a summary of significant accounting policies followed in the preparation of the financial statements:

                  Basis of Presentation:

                  The accompanying prior period financial statements have been restated for three affiliations described in Note 2, which have been accounted for as poolings of interests. For purposes of comparability, certain prior year amounts have been reclassified to conform with current year presentation.

                  Principles of Consolidation:

                  "The Corporation" is defined as parent company only. "BANC ONE" is defined as the Corporation and all significant majority-owned subsidiaries. The consolidated financial statements include the accounts of the Corporation and all significant majority-owned subsidiaries (affiliates). See Note 2 for information relative to affiliations and pending affiliations. Material intercompany accounts and transactions have been eliminated. Through September 30, 1991, the income statement of BANC ONE reflected BANC ONE's share of Bank One, Texas, NA (Texas) net income in other income. Since October 1, 1991, Texas' assets and liabilities and the results of its operations have been consolidated with BANC ONE.

                  Securities:

                  Securities purchased for trading purposes are held in the trading portfolio at market value. Securities that are being held for indefinite periods of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors, are classified as held for sale and are carried at the lower of cost or aggregate market value with any write-downs recorded in the income statement. Other debt securities that management has the ability and intent to hold to maturity are included in the investment portfolio at cost, adjusted for amortization of premium or accretion of discount using the interest method. Marketable equity securities are valued at the lower of cost or market. Gains and losses on securities are accounted for on the trade date using the securities with the highest cost factor unless specific securities are identified.

                  Bank Premises and Equipment:

                  Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets. Upon the sale or other disposal of the assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized. Maintenance and repairs are charged to expense as incurred, while renewals and betterments are capitalized. Software costs for internally developed systems are expensed as incurred. Software costs related to externally developed systems are capitalized and include systems intended for internal and external use.

                  Other Real Estate Owned:

                  Other real estate owned primarily represents properties acquired by the Corporation's affiliates through customer loan defaults. The real estate is stated at an amount equal to the lesser of the loan balance prior to foreclosure, plus costs incurred for improvements to the property, or fair value less estimated selling costs of the property.

                  Provision for Loan and Lease Losses:

                  The provision for loan and lease losses charged to expense is based upon each affiliate's past loan and lease loss experience and an evaluation of potential losses in the current loan and lease portfolios. In management's opinion, the provision is sufficient to maintain the reserve for possible loan and lease losses at a level that adequately provides for potential losses.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                  Income Recognition:

                  Income earned is recognized principally on the accrual basis of accounting. Certain fees, principally service, are recognized as income when billed. BANC ONE's policy provides that commercial loans are placed on nonaccrual status after 90 days past due or when collection of interest and principal is in doubt. Residential real estate loans are placed on nonaccrual after 120 days past due or when deemed to be uncollectible. At that point, the loans are written down to the current value of the underlying collateral or estimated recoverable value. For most installment loans, all accrued interest and the remaining principal balance are charged off at the earlier of when a loan reaches 120 days past due or when deemed to be uncollectible. Credit card loans are charged off when they are deemed uncollectible or reach 180 days past due. Generally, when a loan is placed on nonaccrual status, the Corporation's affiliates charge all previously accrued and unpaid interest against income. In future periods, interest will be included in income to the extent received only if principal recovery is reasonably assured.
                      Loan origination fees and costs on defined maturity loans
                  are deferred and amortized into interest income using a method which approximates the interest method over the estimated life of the loan. Loan origination fees and costs on demand loans are deferred and amortized into interest income on a straight-line basis over a period which is consistent with the understanding between BANC ONE and the borrower or, if no understanding exists, over the estimated loan term. Loan origination fees and costs on credit card and other revolving loans are deferred and amortized into interest or other income using a straight-line method, typically over a term of one year. BANC ONE has net deferred fee income on credit cards of $7.6 million and $8.6 million at December 31, 1993 and 1992, respectively.

                  Direct Financing Leases:

                  The leasing operations of the affiliates consist of the leasing of various types of equipment under leases principally classified as direct financing leases and ranging in maturity from two to 15 years. Interest and service charges, net of initial direct costs, are deferred and reported as income in decreasing amounts over the term of the lease so as to provide an approximate constant yield on the outstanding principal balance.

                  Purchase Method of Accounting:

                  Net assets of organizations acquired in purchase transactions are recorded at fair value at date of acquisition. The excess of cost over net assets of affiliates purchased is being amortized using the straight-line and accelerated methods over terms ranging from five to 40 years. Accumulated amortization was $168 million at December 31, 1993 and $131 million at December 31, 1992 and annual amortization was approximately $37 million, $25 million and $25 million in 1993, 1992 and 1991, respectively. Core deposits and other identifiable intangible assets are typically amortized on an accelerated basis over the estimated periods benefited.

                  Derivative Financial Instruments:

                  BANC ONE enters into a variety of derivative financial instruments as part of its interest rate risk management strategy and in its customer service and trading activities. The most frequently used derivative products are various types of interest rate swaps. However, interest rate futures, options, caps, floors and forwards are also utilized. Derivatives are typically classified as either hedges, synthetic alterations, anticipatory hedges or matched book agreements. The criteria which must be satisfied for each of these classifications are as follows: Hedge -(1) The asset or liability to be hedged exposes BANC ONE, as a whole, to interest rate risk; (2) The derivative acts to reduce the interest rate risk by moving the institution closer to being insensitive to interest rate changes; (3) The derivative is designated and effective as a hedge of a balance sheet item. Synthetic Alteration -(1) The asset or liability to be converted exposes the institution, as a whole, to interest rate risk; (2) The derivative is designated and effective as a synthetic alteration of a balance sheet item. Anticipatory Hedge -(1) Satisfy the criteria in Hedge above; (2) The significant characteristics and expected terms of the anticipated transaction must be identified; (3) It must be probable that the anticipated transaction will occur. Matched Book -There must be separate agreements that have offsetting payment streams and the same maturity, repricing dates and notional amounts.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                      In order for a forward starting derivative to be accounted for as either a hedge or a synthetic alteration, it must satisfy the appropriate criteria above, as well as the following additional criteria: (1) The start date of the derivative must not extend beyond that point in time at which BANC ONE believes its modeling systems produce reliable interest rate sensitivity information; and (2) The related balance sheet item must, from trade date to final maturity, have sufficient balances for hedge/alteration. If the initial assignment is changed, or should sufficient balances not be available, the excess portion of the derivative must be marked to market.
                      Accrual accounting is applied for derivatives classified
                  as described above and income and expense are recorded in the same category as the related balance sheet item. The related balance sheet item is generally a pool of similar products. For interest rate futures, gains and losses are deferred and amortized over the expected remaining life of the related assets or liabilities. For matched book transactions, income and expense are recorded in other income. Fees related to derivatives are amortized on the interest method over the life of the derivative.
                      If the amount of the particular balance sheet item being
                  hedged or altered falls below that of the related derivative, the excess portion of the derivative is marked to market and the resulting gain or loss is included in income. If a derivative is terminated, the gain or loss is deferred and amortized over the remaining original life of a synthetic alteration or over the life of the hedged asset or liability for a hedge.
                      Derivatives used in trading activities are carried at
                  market value. Any changes in market value are recognized in trading account profits.

                  Statement of Cash Flows:

                  For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks.

                  Net Income Per Common Share:

                  Net income per common share is calculated by dividing net income available to common stockholders (net income less preferred dividends) by the average number of common shares outstanding and any dilutive common stock equivalents for the period.

                  Stock Split and Stock Dividend:

                  All per share and average share information has been restated for the five-shares-for-four-shares common stock split effective August 31, 1993 and the effect of the 10% common stock dividend effective February 10, 1994, and is appropriately noted as such in the accompanying financial statements and notes thereto.

                  --------------------------------------------------------------

                  NOTE 2:   AFFILIATIONS AND PENDING AFFILIATIONS

                  During the year ended December 31, 1993, the Corporation was a party to business combinations with various operating entities as detailed below. Share data below have been adjusted as necessary to give effect to the five-shares-for-four-shares common stock split effective August 31, 1993 and the 10% common stock dividend effective February 10, 1994.
                      On May 3, 1993, the Corporation acquired all of the
                  outstanding shares of Key Centurion Bancshares, Inc. (Key Centurion) of Charleston, West Virginia, in exchange for 14,778,101 shares of BANC ONE common stock. Key Centurion had total assets of approximately $3.2 billion at December 31, 1992.
                      On May 3, 1993, the Corporation acquired all of the
                  outstanding shares of First Community Bancorp, Inc. (First Community) of Rockford, Illinois, in exchange for 3,491,898 shares of BANC ONE common stock. First Community had total assets of approximately $.8 billion at December 31, 1992.
                      On March 31, 1993, the Corporation acquired all of the
                  outstanding common shares of Valley National Corporation (Valley) of Phoenix, Arizona, in exchange for 37,035,499 shares of BANC ONE common stock. Valley had total assets of approximately $11.4 billion at December 31, 1992.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                      The aforementioned acquisitions have been accounted for as poolings of interests, and accordingly, the accompanying financial statements have been restated. The following table shows the effect of their results of operations for the periods prior to combination:

                                                                               POOLED
                                  $(THOUSANDS)                 BANC ONE      AFFILIATES      COMBINED
                       -------------------------------------------------------------------------------
                       1993 Total revenue.................    $6,964,749     $  262,041     $$7,226,790
                            Net income....................     1,097,279         42,701      1,139,980
                       1992 Total revenue.................     5,999,015      1,359,378      7,358,393
                            Net income....................       781,284         95,304        876,588
                       1991 Total revenue.................     5,344,135      1,484,192      6,828,327
                            Net income....................       591,883         72,405        664,288

                      Merger expenses of $30.6 million related to the above
                  acquisitions were charged to expense during 1993. The after-tax impact of these expenses on earnings per share was $.07. Merger related expenses of $108.0 million were charged to expense in 1992. The after-tax impact of these expenses on earnings per share was $.20. Merger-related expenses in 1991 were not significant.
                      On December 31, 1993, the Corporation acquired all of the
                  outstanding common shares of The Central Banking Group, Inc. (Central) of Oklahoma City, Oklahoma, in exchange for 2,770,360 shares of BANC ONE common stock. Central had total assets of approximately $542 million at December 31, 1992.
                      On December 17, 1993, the Corporation acquired all of the
                  outstanding common shares of First Financial Associates, Inc. (First Financial) of Kenosha, Wisconsin, in exchange for 2,174,361 shares of BANC ONE common stock. First Financial had total assets of approximately $406 million at December 31, 1992.
                      On November 1, 1993, the Corporation acquired all of the
                  outstanding common shares of Colorado Western Bancorp. Inc. (Colorado Western) of Montrose, Colorado, in exchange for 453,751 shares of BANC ONE common stock. Colorado Western had total assets of approximately $74 million at December 31, 1992.
                      The acquisitions of Central, First Financial and Colorado
                  Western have been accounted for as poolings of interests, however, the accompanying financial statements have not been restated due to immateriality.
                      During April 1993, the Corporation acquired all of the
                  outstanding shares of United National Bank of Denton, Texas, (Denton) for $3.95 million of cash. The acquisition was accounted for as a purchase and the results of operations are included in the consolidated statement of income from the date of acquisition.
                      During the fourth quarter of 1993, the Corporation entered into a definitive agreement to acquire Liberty National Bancorp, Inc. (Liberty), located in Louisville, Kentucky. This acquisition is expected to be completed in the third quarter of 1994 and will be accounted for as a pooling of interests. Liberty had $4.9 billion in total assets at December 31, 1993 and net income of $51.5 million, $45.6 million and $39.1 million in 1993, 1992 and 1991.
                      The Corporation has announced four other pending
                  acquisitions which are not significant in the aggregate.
                      On January 30, 1990, the Corporation and the Federal
                  Deposit Insurance Corporation (FDIC) entered into a series of definitive agreements effective January 1, 1990, providing for the Corporation to purchase Bank One, Texas, NA (Texas) over time. Texas included the assets and liabilities of 20 former MCorp affiliate banks. BANC ONE acquired the common stock of Texas on various dates to October 28, 1991. Until October 1, 1991, because BANC ONE owned less than 50% of Texas and because the FDIC controlled the Board of Directors of Texas, BANC ONE accounted for Texas using the equity method. In using this accounting method, BANC ONE included in its balance sheet only its net investment in Texas which included its shares of Texas' earnings and additional capital contributions. No specific assets and liabilities of Texas were included. Through September 30, 1991, the income statement of BANC ONE included BANC ONE's share of Texas' net income in other income. Since October 1, 1991, Texas' assets and liabilities and the results of its operations have been consolidated with BANC ONE. Financial assistance was provided by agencies of the Federal government related to this transaction (Note 7).
                      See Note 22 for additional acquisition information.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                  NOTE 3:   SECURITIES AND DERIVATIVES

                  Securities

                  The following table illustrates the market values, maturities and taxable equivalent yields of investment securities by type at December 31, 1993. The securities classifications shown below, and the accounting applied to these classifications, are significantly different from those under Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115), which will be adopted by BANC ONE for financial periods commencing January 1, 1994.

                                                                       MATURITIES OF 1993 SECURITIES(1)
                                             -------------------------------------------------------------------------------------
                SECURITIES                                                                                                1999-
               $(MILLIONS)                      1994           1995           1996           1997           1998           2003
- ----------------------------------------------------------------------------------------------------------------------------------
United States treasury and federal
 agencies.................................
   Book value.............................   $    1,387     $      775     $    1,238     $    3,063     $      100     $      106
   Market value...........................        1,397            787          1,259          3,126            102            111
   Taxable equivalent yield...............         6.32%          6.00%          5.30%          5.55%          6.10%          8.07%
Mortgage and asset-backed securities:
   Government
      Book value..........................          454            479            714            887            438            284
      Market value........................          459            486            717            889            443            287
      Taxable equivalent yield............         6.18%          6.16%          4.89%          4.37%          5.22%          5.22%
   Other:
      Book value..........................          812            949            846            614            429             73
      Market value........................          819            954            852            617            428             73
      Taxable equivalent yield............         5.15%          4.71%          4.82%          5.11%          4.42%          4.16%
Tax exempt
   Book value.............................          526            259            176            268            154            598
   Market value...........................          531            272            186            290            168            649
   Taxable equivalent yield...............         6.61%         10.34%          9.89%         10.58%         10.13%          9.05%
Other
   Book value.............................           56             13             37              7              6             11
   Market value...........................           54             13             37              7              6             11
   Taxable equivalent yield...............         5.59%          6.34%          4.07%          5.62%          7.16%          9.25%
Securities held for sale(2)
   Book value.............................           28             48            244            216            115            162
   Market value...........................           28             50            256            230            122            172
   Taxable equivalent yield...............         4.12%          7.41%          8.70%          8.99%          8.76%          8.81%
TOTAL BOOK VALUE..........................   $    3,263     $    2,523     $    3,255     $    5,055     $    1,242     $    1,234
                                                  -----          -----          -----          -----          -----          -----
                                                  -----          -----          -----          -----          -----          -----
TOTAL MARKET VALUE........................   $    3,288     $    2,562     $    3,307     $    5,159     $    1,269     $    1,303
                                                  -----          -----          -----          -----          -----          -----
                                                  -----          -----          -----          -----          -----          -----
TAXABLE EQUIVALENT YIELD..................         6.02%          6.02%          5.57%          5.70%          5.96%          7.76%
                                                  -----          -----          -----          -----          -----          -----
                                                  -----          -----          -----          -----          -----          -----

                                                                     ENDING BALANCES AT
                                                                        DECEMBER 31,
                SECURITIES                               -------------------------------------------
               $(MILLIONS)                   2004+          1993            1992            1991
                                             <
- ------------------------------------------
United States treasury and federal
 agencies.................................
   Book value.............................  $     60     $     6,729     $     7,385     $     4,014
   Market value...........................        60           6,842           7,414           4,137
   Taxable equivalent yield...............      6.12%           5.77%
Mortgage and asset-backed securities:
   Government
      Book value..........................       378           3,634           3,696           6,085
      Market value........................       379           3,660           3,720           6,292
      Taxable equivalent yield............      4.88%           5.16%
   Other:
      Book value..........................        37           3,760           3,098           3,118
      Market value........................        37           3,780           3,116           3,179
      Taxable equivalent yield............      3.27%           4.84%
Tax exempt
   Book value.............................       128           2,109           1,799           2,047
   Market value...........................       134           2,230           1,910           2,169
   Taxable equivalent yield...............      8.71%           8.92%
Other
   Book value.............................       230             360             371             346
   Market value...........................       263             391             415             360
   Taxable equivalent yield...............      6.30%           6.05%
Securities held for sale(2)
   Book value.............................         3             816           1,659
   Market value...........................         3             861           1,723
   Taxable equivalent yield...............      7.59%           8.57%
TOTAL BOOK VALUE..........................  $    836     $    17,408     $    18,008     $    15,610
                                                 ---     -----------     -----------     -----------
                                                 ---     -----------     -----------     -----------
TOTAL MARKET VALUE........................  $    876     $    17,764     $    18,298     $    16,137
                                                 ---     -----------     -----------     -----------
                                                 ---     -----------     -----------     -----------
TAXABLE EQUIVALENT YIELD..................      5.88%           5.96%           6.53%           8.54%
                                                 ---     -----------     -----------     -----------
                                                 ---     -----------     -----------     -----------

(1) Reflects estimated maturity.
(2) Includes primarily mortgage-backed and asset-backed securities.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

The following tables illustrate net realized gains on securities sold or called and unrealized gains and losses on securities held:

                                                                                                                        UNREALIZED
                                                                                                                       GAIN (LOSS)
                                                                                                                          AS OF
                                                                                                                       DECEMBER 31,
                                                               REALIZED GAIN (LOSS) DURING 1993                            1993
                                             ---------------------------------------------------------------------     ------------
                                               TOTAL                                                        NET
                                                BOOK                        REALIZED       REALIZED      REALIZED       UNREALIZED
               $(MILLIONS)                     VALUE         PROCEEDS        GAINS          LOSSES         GAIN           GAINS
- -----------------------------------------------------------------------------------------------------------------------------------
United States treasury and federal
 agencies.................................   $       70     $       72     $        2                    $       2     $        127
Mortgage-backed and asset-backed
 securities:
   Government.............................                                                                                       34
   Other..................................                                                                                       27
Tax exempt................................           98             99              2     $       (1)            1              125
Other.....................................           99            110             12             (1)           11               35
Securities held for sale..................          715            717              4             (2)            2               45
                                                  -----          -----     ----------     ----------     ---------     ------------
Total.....................................   $      982     $      998     $       20     $       (4)    $      16     $        393
                                                  -----          -----     ----------     ----------     ---------     ------------
                                                  -----          -----     ----------     ----------     ---------     ------------


                                                                 NET
                                             UNREALIZED       UNREALIZED
               $(MILLIONS)                     LOSSES            GAIN
                                             <
- ------------------------------------------
United States treasury and federal
 agencies.................................  $        (14)    $        113
Mortgage-backed and asset-backed
 securities:
   Government.............................            (8)              26
   Other..................................            (7)              20
Tax exempt................................            (4)             121
Other.....................................            (4)              31
Securities held for sale..................                             45
                                            ------------     ------------
Total.....................................  $        (37)    $        356
                                            ------------     ------------
                                            ------------     ------------

                                                                                                                        UNREALIZED
                                                                                                                       GAIN (LOSS)
                                                                                                                          AS OF
                                                                                                                       DECEMBER 31,
                                                               REALIZED GAIN (LOSS) DURING 1992                            1992
                                             ---------------------------------------------------------------------     ------------
                                               TOTAL                                                        NET
                                                BOOK                        REALIZED       REALIZED      REALIZED       UNREALIZED
               $(MILLIONS)                     VALUE         PROCEEDS        GAINS          LOSSES         GAIN           GAINS
- -----------------------------------------------------------------------------------------------------------------------------------
United States treasury and federal
 agencies.................................   $      871     $      887     $       16                    $      16     $         95
Mortgage-backed and asset-backed
 securities:
   Government.............................           48             48                                                           36
   Other..................................          156            157              2     $       (1)            1               26
Tax exempt................................          165            166              2             (1)            1              118
Other.....................................          161            168             10             (3)            7               44
Securities held for sale..................                                                                                       67
                                                  -----          -----     ----------     ----------     ---------     ------------
Total.....................................   $    1,401     $    1,426     $       30     $       (5)    $      25     $        386
                                                  -----          -----     ----------     ----------     ---------     ------------
                                                  -----          -----     ----------     ----------     ---------     ------------


                                                                 NET
                                             UNREALIZED       UNREALIZED
               $(MILLIONS)                     LOSSES            GAIN
                                             <
- ------------------------------------------
United States treasury and federal
 agencies.................................  $        (66)    $         29
Mortgage-backed and asset-backed
 securities:
   Government.............................           (12)              24
   Other..................................            (8)              18
Tax exempt................................            (7)             111
Other.....................................                             44
Securities held for sale..................            (3)              64
                                            ------------     ------------
Total.....................................  $        (96)    $        290
                                            ------------     ------------
                                            ------------     ------------

                                                                                                                        UNREALIZED
                                                                                                                       GAIN (LOSS)
                                                                                                                          AS OF
                                                                                                                       DECEMBER 31,
                                                               REALIZED GAIN (LOSS) DURING 1991                            1991
                                             ---------------------------------------------------------------------     ------------
                                               TOTAL                                                        NET
                                                BOOK                        REALIZED       REALIZED      REALIZED       UNREALIZED
               $(MILLIONS)                     VALUE         PROCEEDS        GAINS          LOSSES         GAIN           GAINS
- -----------------------------------------------------------------------------------------------------------------------------------
United States treasury and federal
 agencies.................................   $    1,124     $    1,147     $       24     $       (1)    $      23     $        124
Mortgage-backed and asset-backed
 securities:
   Government.............................          771            786             19             (4)           15              211
   Other..................................          128            130              2                            2               65
Tax exempt................................          657            670             17             (4)           13              131
Other.....................................          368            368              9             (9)                            14
                                                  -----          -----     ----------     ----------     ---------     ------------
Total.....................................   $    3,048     $    3,101     $       71     $      (18)    $      53     $        545
                                                  -----          -----     ----------     ----------     ---------     ------------
                                                  -----          -----     ----------     ----------     ---------     ------------


                                                                 NET
                                             UNREALIZED       UNREALIZED
               $(MILLIONS)                     LOSSES            GAIN
                                             <
- ------------------------------------------
United States treasury and federal
 agencies.................................  $         (1)    $        123
Mortgage-backed and asset-backed
 securities:
   Government.............................            (4)             207
   Other..................................            (4)              61
Tax exempt................................            (9)             122
Other.....................................                             14
                                            ------------     ------------
Total.....................................  $        (18)    $        527
                                            ------------     ------------
                                            ------------     ------------

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                  Derivatives

                  Information is provided below for each significant derivative product type. The derivatives with which BANC ONE is involved are primarily related to interest rate swaps. These rate swaps generally involve the exchange of fixed and floating rate interest payments based on an underlying notional amount. Generic swaps' notional amounts do not change for the life of the contract. Amortizing swaps' notional amounts and lives change based on certain interest rate indices. Generally, as rates fall the notional amounts decline more rapidly and as rates increase notional amounts decline more slowly. A key assumption in the information below is that rates remain constant at December 31, 1993 levels. To the extent that rates change, both the maturity and variable interest rate information will change. The basis swaps are contracts where BANC ONE receives an amount based on London inter-bank offered rate (LIBOR), subject to certain defined caps, and pays an amount based on prime. Accrual of interest on Forward starting swaps starts at a predetermined future date. These swaps are intended to maintain a targeted level of interest rate sensitivity by replacing items which are maturing or amortizing.

                       The notional amounts shown below represent an agreed upon
                  amount on which calculations of amounts to be exchanged are based. They do not represent direct credit exposures. BANC ONE's credit exposure is limited to the net difference between the calculated pay and receive amounts on each transaction which is generally netted and paid quarterly. BANC ONE's policy is to obtain, on at least a monthly basis, sufficient collateral from swap counterparties to secure receipt of all amounts due. A more complete discussion of the credit risk of derivatives is provided in Management's Discussion and Analysis.

                       There were $16.4 million and $16.9 million of deferred
                  premiums received and mark-to-market adjustments at December 31, 1993 and 1992 respectively. There were no past due amounts, nor were there any reserves for credit losses on derivatives, as of these dates. The following table illustrates the maturities and weighted average rates of 1993 derivative products by type.

                                                          MATURITIES OF 1993 DERIVATIVE PRODUCTS(1)
                                ---------------------------------------------------------------------------------------------
                                MATURITY(1)                                                                           1999-
          $(MILLIONS)               1994             1995             1996             1997             1998           2003
- -----------------------------------------------------------------------------------------------------------------------------
Receive fixed generic swaps
  Notional value............... $       647      $      5,098      $         8                        $       30     $    750
  Weighted average receive
    rate.......................        6.59 %            5.23%            6.82%                             4.95%        6.97%
  Weighted average pay rate....        3.43              3.32             3.50                              3.50         3.70
Receive fixed amortizing swaps
  Notional value...............       8,501             5,793              638      $        90               16           13
  Weighted average receive
    rate.......................        5.94 %            5.36%            7.24%            7.23%            8.64%        8.82%
  Weighted average pay rate....        3.37              3.40             3.35             3.47             3.42         3.27
Pay fixed swaps
  Notional value...............         646               318              272              267              109            7
  Weighted average receive
    rate.......................        3.52 %            3.48%            3.38%            3.49%            3.50%        3.38%
  Weighted average pay rate....        7.09              5.00             5.76             6.07             5.30         8.82
Basis swaps
  Notional value...............                                          2,400            3,140               16
  Weighted average receive
    rate.......................                                           3.41%            3.42%            3.58%
  Weighted average pay rate....                                           3.34             3.39             4.58
Forward starting swaps
  Notional value...............                         6,000            1,500
  Weighted average receive
    rate.......................                          4.90%            5.10%
  Weighted average pay rate....                          3.38             3.38
Other derivative products
  Notional value...............         569               121            1,833               13               29           31
                                ------------     ------------     ------------     ------------     ------------     --------
Total notional value........... $    10,363      $     17,330      $     6,651      $     3,510       $      200     $    801
                                ------------     ------------     ------------     ------------     ------------     --------
                                ------------     ------------     ------------     ------------     ------------     --------
Total weighted average rates on
  swaps:
  Receive rate.................        5.82 %            5.13%            4.45%            3.52%            4.25%        6.97%
                                ------------     ------------     ------------     ------------     ------------     --------
                                ------------     ------------     ------------     ------------     ------------     --------
  Pay rate.....................        3.62 %            3.40%            3.49%            3.60%            4.74%        3.74%
                                ------------     ------------     ------------     ------------     ------------     --------
                                ------------     ------------     ------------     ------------     ------------     --------


                                               DECEMBER
                                                  31,
          $(MILLIONS)             2004+          1993
- -------------------------------
Receive fixed generic swaps
  Notional value...............  $    150     $     6,683
  Weighted average receive
    rate.......................      5.82%           5.57%
  Weighted average pay rate....      3.50            3.38
Receive fixed amortizing swaps
  Notional value...............         3          15,054
  Weighted average receive
    rate.......................      8.82%           5.78%
  Weighted average pay rate....      3.27            3.38
Pay fixed swaps
  Notional value...............                     1,619
  Weighted average receive
    rate.......................                      3.48%
  Weighted average pay rate....                      6.17
Basis swaps
  Notional value...............                     5,556
  Weighted average receive
    rate.......................                      3.42%
  Weighted average pay rate....                      3.37
Forward starting swaps
  Notional value...............                     7,500
  Weighted average receive
    rate.......................                      4.94%
  Weighted average pay rate....                      3.38
Other derivative products
  Notional value...............         2           2,598
                                 --------     -----------
Total notional value...........  $    155     $    39,010
                                 --------     -----------
                                 --------     -----------
Total weighted average rates on
  swaps:
  Receive rate.................      5.88%           5.11%
                                 --------     -----------
                                 --------     -----------
  Pay rate.....................      3.50%           3.50%
                                 --------     -----------
                                 --------     -----------

(1) Other derivative products include interest rate collars, caps and floors, futures, exchange-traded options, swap options and currency swaps. Average rates are not meaningful for these products.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

Activity in derivative products for 1993, 1992 and 1991 is summarized as follows:

                                    GENERIC     AMORTIZING                                            OTHER
         NOTIONAL AMOUNTS           RECEIVE      RECEIVE         PAY                   FORWARD      DERIVATIVE
           $(MILLIONS)               FIXED        FIXED         FIXED       BASIS      STARTING      PRODUCTS       TOTAL
- --------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1990........  $  775      $    2,339     $   937     $   550     $    117     $    2,861     $ 7,579
Additions.........................   3,000           6,797         509                                              10,306
Maturities/amortization...........    (372 )          (799)       (322)                                             (1,493)
Terminations......................  (3,102 )                                                                        (3,102)
Forward starting becoming
  effective.......................                     117                                 (117)
Other (net).......................      11           2,753         277                                    (290)      2,751
                                    -------     ----------     -------     -------     --------     ----------     -------
Balance, December 31, 1991........     312          11,207       1,401         550                       2,571      16,041
Additions.........................     500           1,852         501                   11,306                     14,159
Maturities/amortization...........     (86 )        (5,973)       (182)       (350)                                 (6,591)
Forward starting becoming
  effective.......................                   2,851       1,005                   (3,856)
Other (net).......................      60             229        (296)                                    (74)        (81)
                                    -------     ----------     -------     -------     --------     ----------     -------
Balance, December 31, 1992........     786          10,166       2,429         200        7,450          2,497      23,528
Additions.........................     456           5,272       1,312       5,540       12,000            658      25,238
Maturities/amortization...........    (165 )        (5,878)     (1,488)       (205)                     (1,057)     (8,793)
Terminations......................                    (650)       (650)                                             (1,300)
Forward starting becoming
  effective.......................   5,250           6,050                              (11,300)
Other (net).......................     356              94          16          21         (650)           500         337
                                    -------     ----------     -------     -------     --------     ----------     -------
Balance, December 31, 1993........  $6,683      $   15,054     $ 1,619     $ 5,556     $  7,500     $    2,598     $39,010
                                    -------     ----------     -------     -------     --------     ----------     -------
                                    -------     ----------     -------     -------     --------     ----------     -------

Unrealized gains and losses in derivative products at December 31, 1993 and 1992 are summarized as follows:

                                                                                      UNREALIZED GAIN (LOSS) AS OF DECEMBER
                                                                                                    31, 1993
                                                                                     ---------------------------------------
                                                       TOTAL                                                         NET
                                                     NOTIONAL                        UNREALIZED    UNREALIZED    UNREALIZED
                   $(MILLIONS)                        AMOUNT                           GAINS        LOSSES       GAIN (LOSS)
- ----------------------------------------------------------------------------------------------------------------------------
Generic receive fixed............................  $       6,683                     $     119     $      (8)    $       111
Amortizing receive fixed.........................         15,054                           159           (17)            142
Pay fixed........................................          1,619                                         (33)            (33)
Basis............................................          5,556                            10           (14)             (4)
Forward starting.................................          7,500                             2           (57)            (55)
Other derivative products........................          2,598                            43            (1)             42
                                                   -------------                     ---------     ---------     -----------
Total............................................  $      39,010                     $     333     $    (130)    $       203
                                                   -------------                     ---------     ---------     -----------
                                                   -------------                     ---------     ---------     -----------

                                                                                      UNREALIZED GAIN (LOSS) AS OF DECEMBER
                                                                                                    31, 1992
                                                                                     ---------------------------------------
                                                       TOTAL                                                         NET
                                                     NOTIONAL                        UNREALIZED    UNREALIZED    UNREALIZED
                   $(MILLIONS)                        AMOUNT                           GAINS        LOSSES       GAIN (LOSS)
- ----------------------------------------------------------------------------------------------------------------------------
Generic receive fixed............................  $         786                     $      35     $             $        35
Amortizing receive fixed.........................         10,166                           201            (3)            198
Pay fixed........................................          2,429                            10           (63)            (53)
Forward starting.................................          7,450                            69            (5)             64
Other derivative products........................          2,697                            22           (11)             11
                                                   -------------                     ---------     ---------     -----------
Total............................................  $      23,528                     $     337     $     (82)    $       255
                                                   -------------                     ---------     ---------     -----------
                                                   -------------                     ---------     ---------     -----------

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                  NOTE 4:   LOANS AND LEASES

                  The composition of the loan and lease portfolio at December 31, 1993 and 1992 is summarized as follows:

                                            $(THOUSANDS)                           1993             1992
                       -------------------------------------------------------------------------------------
                       Commercial, financial and agricultural................   $ 14,000,724     $13,466,539
                       Real estate:
                         Commercial..........................................      4,432,848       4,322,811
                         Construction........................................      1,632,137       1,436,983
                         Residential.........................................     10,705,172       9,689,885
                       Consumer (net of unearned income of $349,038 and
                         $321,817 at December 31, 1993 and 1992).............     15,961,028      12,899,362
                       Credit card...........................................      6,050,750       5,026,983
                       Leases (net of unearned income of $327,942 and
                         $334,166 at December 31, 1993 and 1992).............      1,062,961         966,885
                                                                               -------------     -----------
                       Total loans and leases................................   $ 53,845,620     $47,809,448
                                                                               -------------     -----------
                                                                               -------------     -----------

- --------------------------------------------------------------------------------

                  NOTE 5:   RESERVE FOR LOAN AND LEASE LOSSES

                  Activity in the reserve for loan and lease losses for 1993, 1992 and 1991 is summarized as follows:

                                       $(THOUSANDS)                        1993            1992           1991
                       ------------------------------------------------------------------------------------------
                       Balance, beginning of period.................     $  909,896     $  869,878     $  674,111
                       Acquired reserves:
                         Texas......................................                                      122,106
                         Other......................................         13,523          6,130         44,844
                       Allowance applicable to loans transferred
                         (to) from the Collection pools(1)..........                           689         (1,881)
                       Provision for loan and lease losses..........        368,507        604,131        586,239
                       Losses charged to the reserve................       (567,335)      (732,402)      (682,663)
                       Recoveries...................................        193,562        161,470        127,122
                                                                        -----------     ----------     ----------
                       Net losses charged to the reserve............       (373,773)      (570,932)      (555,541)
                                                                        -----------     ----------     ----------
                       Balance, end of period.......................     $  918,153     $  909,896     $  869,878
                                                                        -----------     ----------     ----------
                                                                        -----------     ----------     ----------

                  (1) Through January 31, 1992, eligible loans could be
                      transferred to the Collection pools, net of the reserve originally funded by the FDIC. See Note 7 regarding transfer of loans to Collection pools.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                  NOTE 6:   BANK PREMISES AND EQUIPMENT

                  The major categories of banking premises and equipment and accumulated depreciation at December 31, 1993 and 1992 are summarized as follows:

                                            $(THOUSANDS)                           1993            1992
                       -----------------------------------------------------------------------------------
                       Land..................................................   $   194,814     $  189,201
                       Building..............................................       904,978        878,568
                       Equipment.............................................     1,183,735      1,008,410
                       Leasehold improvements................................       232,397        224,919
                                                                               ------------     ----------
                                                                                  2,515,924      2,301,098
                       Less accumulated depreciation and amortization........     1,128,706        988,054
                                                                               ------------     ----------
                       Banking premises and equipment, net...................   $ 1,387,218     $1,313,044
                                                                               ------------     ----------
                                                                               ------------     ----------

- --------------------------------------------------------------------------------

                  NOTE 7:   COLLECTION POOLS

                  The Collection pools were established in accordance with agreements between BANC ONE and the Federal Deposit Insurance Corporation (FDIC) to account for and administer specified assets. Under the terms of the agreements, the banks were permitted to transfer certain low quality assets to the Collection pools. The ability to transfer loans and other assets to the FDIC expired January 31, 1992. Generally, loans transferred to the Collection pools were recorded at fair market value. The difference between book value (including accrued interest and fees) and fair market value was reimbursed to the banks by the FDIC. A net amount of $7 million was returned to the FDIC in 1992. Reimbursement from the FDIC for the difference between book value and fair market value totaled $50 million for 1991.
                      The FDIC retains all risk of collecting the assets
                  transferred into the Collection pools. The FDIC receives the benefit generated from the collection or operation of the pool assets and reimburses the Bank for the costs of funding the pool assets, the expense of managing and collecting the pool assets, and the net amount of charge-offs, write-downs and recoveries. The net amounts related to these activities totaled $25 million, $41 million and $101 million reimbursable by the FDIC for 1993, 1992 and 1991, respectively. The expenses reimbursed by the FDIC are excluded from BANC ONE's operating results.
                      The FDIC is obligated to purchase all assets remaining in
                  the Collection pools by March 2, 1995. The Bank, at its option, has the right to require the FDIC to purchase all assets in the Collection pools prior to the final settlement dates.
                      BANC ONE receives fees from the FDIC for managing the
                  Collection pools ranging from 1% to 5% of net cash collections. Fees totaling $14 million, $28 million and $59 million for 1993, 1992 and 1991, respectively, were earned. Based upon achieving certain operating performance levels, BANC ONE may be eligible for performance bonuses at the end of the service contracts.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                  NOTE 8:   DEPOSITS

                  The major categories of deposits at December 31, 1993 and 1992 are as follows:

                                            $(THOUSANDS)                           1993             1992
                       -------------------------------------------------------------------------------------
                       Non-interest bearing..................................   $ 13,674,976     $13,158,961
                       Interest bearing:
                         Demand..............................................      8,756,427       8,429,622
                         Savings.............................................      7,482,859       6,550,393
                         Money market accounts...............................     11,230,239      11,856,116
                         Time................................................     19,798,680      21,759,513
                                                                               -------------     -----------
                       Total interest bearing deposits.......................     47,268,205      48,595,644
                                                                               -------------     -----------
                       Total deposits........................................   $ 60,943,181     $61,754,605
                                                                               -------------     -----------
                                                                               -------------     -----------

- --------------------------------------------------------------------------------

                  NOTE 9:   SHORT-TERM BORROWINGS

                  Information pertaining to BANC ONE's short-term borrowings for 1993, 1992 and 1991 is summarized below:

                                                                                                     DEMAND
                                                                                                     NOTES
                                                                                                    PAYABLE
                                                                                                      U.S.
                                                                       FEDERAL                      TREASURY
                                                       COMMERCIAL       FUNDS        REPURCHASE       AND
                                $(THOUSANDS)             PAPER        PURCHASED      AGREEMENTS      OTHER
                       -------------------------------------------------------------------------------------
                       1993:
                       Ending balance................  $1,114,688     $3,038,064     $3,706,373     $905,488
                       Highest month-end balance.....   1,366,573      3,038,064      3,706,373      905,488
                       Average daily balance.........   1,082,887      1,950,532      2,777,069      298,768
                       Weighted average interest
                         rate:
                         As of year-end..............        3.21%          3.14%          2.84%        2.86%
                         Paid during year............        3.48           3.35           2.68         2.87
                       1992:
                       Ending balance................  $  993,065     $1,559,638     $3,071,756     $390,862
                       Highest month-end balance.....   1,061,782      1,706,981      3,745,169      650,852
                       Average daily balance.........     843,168      1,469,215      2,504,928      380,165
                       Weighted average interest
                         rate:
                         As of year-end..............        3.52%          2.96%          2.78%        3.04%
                         Paid during year............        4.09           3.96           3.11         3.43
                       1991:
                       Ending balance................  $  671,386     $1,398,581     $2,318,043     $630,851
                       Highest month-end balance.....     671,386      2,397,830      2,508,144      744,230
                       Average daily balance.........     392,530      1,857,701      1,991,012      487,159
                       Weighted average interest
                         rate:
                         As of year-end..............        4.79%          4.21%          4.27%        3.84%
                         Paid during year............        6.60           6.12           5.23         5.73

                      Federal funds purchased and securities sold under
                  agreements to repurchase represent primarily overnight borrowings. The commercial paper of the Corporation and certain affiliates is supported by multiple lines of credit of the Corporation, renewable annually with unaffiliated banks. These facilities total approximately $1.6 billion and carry annual commitment fees of .19%. In early January 1994, BANC ONE created a $4 billion bank note facility.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                  NOTE 10:   LONG-TERM BORROWINGS

                  Long-term borrowings as of December 31, 1993 and 1992 included certain restrictions described below and consisted of the following:

                         $(THOUSANDS)                                               1993              1992
                       --------------------------------------------------------------------------------------
                       Parent Company:    7.25% Subordinated Notes............   $   345,224       $  344,899
                                          8.74% Subordinated Notes............       169,851          169,836
                                          10.00% Subordinated Notes...........       197,208          197,136
                                          9.875% Subordinated Notes...........       195,410          195,109
                       Affiliates:        6.625% Subordinated Notes...........       248,280
                                          6.00% Subordinated Notes............       147,607
                                          7.375% Subordinated Notes...........       149,083          149,013
                                          Fixed rate Swiss franc bonds........        50,507           50,532
                                          Revolving Line of Credit............        20,280           23,280
                                          9.875% Notes........................        79,500           79,500
                                          11.75% Notes........................        51,701           51,701
                                          Other...............................        47,011           96,456
                                                                                ------------       ----------
                                                                                 $ 1,701,662       $1,357,462
                                                                                ------------       ----------
                                                                                ------------       ----------

                      Certain debt instruments in the above table have been
                  synthetically altered using receive fixed interest rate swaps. Accordingly, the effective interest rate paid on these instruments is considerably lower as indicated in the average balance sheet on page 56.
                      During September 1993, an affiliate of the Corporation
                  sold $150 million of 6.00% Subordinated Notes due 2005. The notes require interest to be paid semiannually and are not subject to redemption prior to maturity.
                      During April 1993, three of the Corporation's affiliates
                  sold $250 million of 6.625% Subordinated Notes due 2003. The notes require interest to be paid semiannually and are not subject to redemption prior to maturity.
                      In November 1992, an affiliate of the Corporation issued
                  $150 million of 7.375% Subordinated Notes due November 30, 2002. The notes require interest to be paid semiannually and are not subject to redemption prior to maturity.
                      In August 1992, the Corporation issued $350 million of
                  7.25% Subordinated Notes due August 1, 2002. The Corporation may issue and offer an additional $350 million from time to time in one or more series of its unsecured subordinated debt securities. In September 1991, the Corporation issued $170 million of 8.74% Subordinated Notes due September 15, 2003 and in August 1990 it issued $200 million of 10.00% Subordinated Notes due August 15, 2010. During March 1989, the Corporation issued $200 million of 9.875% Subordinated Notes due March 1, 2009. The notes require interest to be paid semiannually and are not subject to redemption prior to maturity. The note agreements impose limitations on the creation of liens on voting stock of bank affiliates, as well as place restrictions on certain dispositions of principal bank affiliates.
                      In April 1991, an affiliate entered into an unsecured
                  revolving credit agreement providing up to $40 million until May 15, 1993, at which time it was renewed for an additional two year period. Interest is payable quarterly at fluctuating rates based on, at the Corporation's option, the agent bank's prime minus .5%, the Fed funds rate plus .8% or the London interbank offered rate plus 1.25% with daily, and at least quarterly repricing. At December 31, 1993, the rate on the revolving credit agreement was 4.30%.
                      In March 1986, an affiliate of the Corporation entered
                  into 9.875% notes, maturing March 1, 2016, that are subject to early redemption at the option of the affiliate beginning in 1996. Commencing in 2002, mandatory annual payments in the amount of $4,000,000 are required to be made to a sinking fund established for repayment of these notes.
                      In 1985, an affiliate of the Corporation issued 110
                  million Swiss franc bonds (U.S. $51 million) that mature in 1995. The fixed coupon rate of 5.50%, paid annually, has an effective rate of 11.52% because, concurrent with the issuance, the affiliate entered into a Swiss franc/U.S. dollar currency swap to hedge the Swiss franc liability and effectively convert the issue to U.S. dollar financing. The affiliate may redeem all, but not part, of the outstanding bonds at par. The bond issuance agreement is guaranteed by the Corporation.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                      In April 1985, an affiliate of the Corporation entered
                  into 11.75% notes maturing April 15, 1995.
                      The aggregate minimum annual retirements of long-term
                  borrowings for the years 1994 through 1998 are as follows:

                                                                                        PARENT
                                       $(THOUSANDS)                    AFFILIATES      COMPANY
                       ------------------------------------------------------------------------
                       1994.........................................    $  7,632
                       1995.........................................     134,709
                       1996.........................................       2,797
                       1997.........................................       8,812
                       1998.........................................         792
                       Thereafter...................................     639,227       $907,693
                                                                      ------------     --------
                                                                        $793,969       $907,693
                                                                      ------------     --------
                                                                      ------------     --------

- --------------------------------------------------------------------------------

                  NOTE 11: STOCK OFFERINGS, STOCK DIVIDENDS AND CONVERTIBLE PREFERRED

                  On July 20, 1993, the Corporation declared a five-shares-for-four-shares common stock split, effective August 31, 1993. On January 25, 1994 and January 22, 1992, the Corporation declared 10% common stock dividends effective February 10, 1994 and February 14, 1992. Accordingly, all common share data below includes the effect of the stock split and stock dividends.
                       On April 21, 1993, the Corporation called all of the
                  outstanding shares of the Class B preferred stock for redemption. All but a minor amount of Class B preferred shares were converted to common stock.
                      In November 1991, the Corporation issued 13.0 million
                  shares of common stock. 1.5 million of the shares related to the acquisition of four Ohio banks from Central Trust Corporation (CT), an affiliate of PNC Financial Corporation. The $319 million net proceeds from the 11.5 million shares were used for investments in and advances to affiliate banks and non-bank subsidiaries and the retirement of commercial paper.
                       On April 11, 1991, the Corporation issued 5 million
                  shares of Series C cumulative convertible preferred stock. The $245 million net proceeds were used for acquisitions and investments in and extensions of credit to the Corporation's affiliates. At December 31, 1993, the Corporation's Series C cumulative convertible preferred stock outstanding was 4,998,000 shares. Each of the Series C preferred shares can be converted into 1.75362 shares of the Corporation's common stock. Cumulative quarterly dividends are paid on the Series C preferred shares at an annual rate of $3.50 per share. The Series C preferred shares are redeemable beginning April 15, 1995 at an initial call price of $52.10 per share, declining to $50.00 per share in 2001.

- --------------------------------------------------------------------------------

                  NOTE 12:   DIVIDEND AND CAPITAL RESTRICTIONS (ALSO SEE NOTE
                  10)

                  Payment of dividends by the bank affiliates and certain other non-bank affiliates is subject to various national and/or state regulatory restrictions. The amount of dividends available from the non-bank affiliates which are subject to dividend restrictions is regulated by the governing agency to which they report.
                       At December 31, 1993, total stockholders' equity of the
                  banking affiliates approximated $6.7 billion, of which $1.2 billion was available for payment of dividends without approval by the applicable regulatory authority.
                       BANC ONE is required to maintain minimum amounts of
                  capital to total "risk weighted" assets, as defined by bank regulations. BANC ONE is required to have minimum Tier 1 and total capital ratios of 4.00% and 8.00%, respectively. BANC ONE's actual ratios at December 31, 1993 were 10.51% and 14.19%, respectively. BANC ONE's leverage ratio at December 31, 1993 was 8.66%.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                  NOTE 13:   INCOME TAXES

                  The Corporation and its affiliates file a consolidated federal income tax return and income tax expense is apportioned among all companies based upon their taxable income or loss and tax credits.
                       The effective income tax rate is below the statutory rate
                  due to the following:

                                                                                              1993      1992     1991
                             -----------------------------------------------------------------------------------------
                             Statutory tax rate...........................................     35.0%    34.0%     34.0%
                             Increase (reduction) in tax rate resulting from:
                               State income taxes, net of federal income tax benefit......      2.4      1.4       2.1
                               Tax exempt interest........................................     (3.4)    (4.9)     (8.8)
                               Equity income from Texas...................................                        (2.2)
                               Other, net.................................................               1.1       (.6)
                                                                                              -----     ----     -----
                             Actual tax rate..............................................     34.0%    31.6%     24.5%
                                                                                              -----     ----     -----
                                                                                              -----     ----     -----

                      BANC ONE adopted Statement of Financial Accounting
                  Standards No. 109, "Accounting for Income Taxes," effective January 1, 1993. The statement requires the use of the asset and liability approach for the financial accounting and reporting for income taxes. As permitted under the new rule, prior years' financial statements have not been restated. The cumulative effect of this adoption was an increase in net income of $19.4 million ($.05 per share).
                       Components of the provision for income taxes follow:

                                                  $(THOUSANDS)                             1993          1992          1991
                             -------------------------------------------------------------------------------------------------
                             Total deferred federal tax.............................     $  16,299     $ (13,893)    $ (16,515)
                             Federal amount currently payable.......................       499,344       390,849       204,156
                             Total deferred state tax...............................         6,919         1,851         3,662
                             State amount currently payable.........................        55,968        25,827        24,184
                                                                                        ----------     ---------     ---------
                             Total provision for income taxes.......................     $ 578,530     $ 404,634     $ 215,487
                                                                                        ----------     ---------     ---------
                                                                                        ----------     ---------     ---------

                      Deferred tax assets and liabilities as of December 31,
                  1993 consisted of the following:

                             Deferred tax assets:
                               Loan loss reserve.........................................   $  345,568
                               Accrued liabilities.......................................       71,148
                               Other.....................................................       48,174
                                                                                            ----------
                                                                                               464,890
                                                                                            ----------
                             Deferred tax liabilities:
                               Leased assets and depreciation............................     (377,461)
                               Other.....................................................      (59,870)
                                                                                            ----------
                                                                                              (437,331)
                                                                                            ----------
                             Net deferred tax asset......................................   $   27,559
                                                                                            ----------
                                                                                            ----------

                      Deferred income taxes are determined separately for each
                  separate taxable entity of the Corporation in each tax jurisdiction. For each separate tax paying component, all deferred tax assets and liabilities are netted and presented in a single amount, which is included in other assets or other liabilities on the balance sheet, as follows:

                             Other assets:
                               Federal deferred tax assets...............................   $   41,550
                               State deferred tax assets.................................       11,330
                                                                                            ----------
                                                                                                52,880
                                                                                            ----------
                             Other liabilities:
                               Federal deferred tax liabilities..........................       (5,448)
                               State deferred tax liabilities............................      (19,873)
                                                                                            ----------
                                                                                               (25,321)
                                                                                            ----------
                             Net deferred tax asset......................................   $   27,559
                                                                                            ----------
                                                                                            ----------

- --------------------------------------------------------------------------------

                  NOTE 14:   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

                  In the normal course of business, BANC ONE is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These off-balance sheet instruments include commitments to extend credit, letters of credit, bond purchase agreements, caps and floors on interest rates, futures contracts, options, forward rate agreements, and interest rate swaps, both of an amortizing and non-amortizing nature. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                  The contract or notional amounts of these off-balance sheet financial instruments reflect the extent of involvement BANC ONE has in the particular classes of these instruments.

                                                                                          CONTRACT OR
                                                                                        NOTIONAL AMOUNT
                                                                                      -------------------
                                                $(MILLIONS)                            1993        1992
                       ----------------------------------------------------------------------------------
                       Financial instruments whose contract amounts represent credit risk:
                         Commitments to extend credit...............................  $38,785     $34,750
                         Standby letters of credit..................................    2,598       2,860
                         Commercial and other letters of credit.....................      224         198
                       Financial instruments whose notional or contract amounts
                         exceed the amount of credit risk:
                         Futures contracts..........................................  $   212     $ 1,246
                         Interest rate swap agreements..............................   36,412      21,031
                         Currency swap agreements...................................       80          80
                         Collars....................................................      125         139
                         Caps.......................................................      181          24
                         Floors.....................................................    1,500       1,000
                         Options....................................................      500           8

                       Commitments to extend credit are agreements to lend to a
                  customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to or typically expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. At December 31, 1993, BANC ONE had $38.8 billion of loan commitments outstanding, including approximately $23.5 billion of credit card commitments and $6.8 billion of other loan commitments expiring within one year. The same amounts for 1992 were $34.8 billion, $22.0 billion and $7.5 billion, respectively. The exposure to credit loss in the event of nonperformance by the other party to these commitments is represented by the contractual amount. Loan commitments, including credit cards, are subject to market risk resulting from fluctuations in interest rates. BANC ONE applies the same credit policies in making commitments as it does for on-balance sheet instruments, mainly by evaluating each customer's creditworthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by BANC ONE upon extension of credit, is based on management's credit evaluation of the borrower. The collateral held varies, but may include accounts receivable, inventories, investments, property, plant and equipment and income-producing commercial properties.
                       Letters of credit are conditional commitments issued by
                  BANC ONE guaranteeing payment on drafts drawn in accordance with the terms of the documents. Commercial letters of credit are used to facilitate trade or commerce with the drafts being drawn when the underlying transaction is consummated. Standby letters of credit guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers. BANC ONE uses the same credit policies in making these conditional obligations as it does for on-balance sheet instruments. Collateral held for those commitments where deemed necessary varies, but may include accounts receivable, inventories, investments and real estate. Except for short-term guarantees that expire within one year, most guarantees extend for more than five years and expire in decreasing amounts through the year 2023.
                       Interest rate swap agreements generally involve the
                  exchange of fixed and floating rate interest payments without the exchange of the underlying notional amount on which the interest payments are calculated. BANC ONE has entered into interest rate swap agreements that hedge or synthetically alter assets and liabilities to manage the impact of fluctuating interest rates on earnings and market value. The credit risk associated with interest rate swap agreements revolves around the ability of the counterparty to perform its payment obligation under the agreement. BANC ONE establishes limits and typically demands collateral from the counterparty to further minimize its credit risk. See Note 3 to the financial statements for further discussion of financial instruments whose contract or notional amounts exceed credit risk.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                       BANC ONE has entered into several securitizations of
                  loans. The risk associated with these transactions is limited to the on-balance sheet spread account (approximately $65 million). The remaining market and credit risk is transferred to the purchaser and the credit enhancer.

                  Concentrations of Credit Risk

                  A substantial portion of the mortgage-backed securities held by BANC ONE are FNMA, FHLMC and GNMA pass-through securities which are directly or inherently backed by the full faith and credit of the United States government.
                       At December 31, 1993 and 1992, respectively, BANC ONE had
                  $3.1 billion and $3 billion of loans to real estate operators, managers and developers which represented 15.36% and 15.51% of commercial, financial and agricultural, commercial real estate and construction loans. There were no other significant concentrations.
                       BANC ONE's real estate loans and loan commitments are
                  primarily for properties located throughout the Midwest and Southwest. Repayment of these loans is dependent in part upon the economic conditions in those regions. BANC ONE evaluates each customer's creditworthiness on a case by case basis. BANC ONE requires collateral on all real estate loans which consist primarily of residential and income-producing properties.
                       BANC ONE's credit card loans, installment loans and
                  related loan commitments are located throughout the United States. Repayment of these loans is dependent in part upon the economic conditions in each area. BANC ONE has approximately
                  14.7 million credit card accounts with an average outstanding balance of $412 and an average unfunded commitment of $1,600 per account. BANC ONE does not require collateral on credit card loans, due to the low average balance of each loan. The average balance per loan of the consumer loan portfolio is $8,888. Collateral typically required includes automobiles and other equipment.

- --------------------------------------------------------------------------------

                  NOTE 15:   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL
                  INSTRUMENTS

                  Provided below is the information required by Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (SFAS 107). These amounts represent estimates of fair values at a point in time. Significant estimates regarding economic conditions, loss experience, risk characteristics associated with particular financial instruments and other factors were used for the purposes of this disclosure. These estimates are subjective in nature and involve matters of judgment. Therefore, they cannot be determined with precision. Changes in the assumptions could have a material impact on the amounts estimated.
                      While the estimated fair value amounts are designed to
                  represent estimates of the amounts at which these instruments could be exchanged in a current transaction between willing parties, many of BANC ONE's financial instruments lack an available trading market as characterized by willing parties engaging in an exchange transaction. In addition, it is BANC ONE's intent to hold most of its financial instruments to maturity and therefore it is not probable that the fair values shown will be realized in a current transaction.
                      The estimated fair values disclosed do not reflect the
                  value of assets and liabilities that are not considered financial instruments. In addition, the value of long-term relationships with depositors (core deposit intangibles) and other customers (credit card intangibles) are not reflected. The value of these items is significant.
                      Because of the wide range of valuation techniques and the
                  numerous estimates which must be made, it may be difficult to make reasonable comparisons of BANC ONE's fair value information to that of other financial institutions. It is important that the many uncertainties discussed above be considered when using the estimated fair value disclosures and to realize that because of these uncertainties, the aggregate fair value amount should in no way be construed as representative of the underlying value of BANC ONE.
                      CASH AND DUE FROM BANKS AND SHORT-TERM INVESTMENTS. Cash
                  and short-term instruments are by definition short-term and do not present any unanticipated credit issues. Therefore, the carrying amount is a reasonable estimate of fair value.
                      SECURITIES. The estimated fair values of securities are
                  provided in Note 3 to the financial statements. These are based on quoted market prices, when available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                      LOANS. The carrying amount (total outstandings excluding
                  equipment leases, other leases classified as consumer loans, unearned income and reserve for loan losses) and estimated fair value of loans outstanding at December 31, 1993 are $50.4 billion and $51.7 billion, respectively, and $45.1 billion and $46.3 billion, respectively, at December 31, 1992. In order to determine the fair values for loans, the loan portfolio was segmented based on loan type, credit quality and repricing characteristics. For certain variable rate loans with no significant credit concerns and frequent repricings, estimated fair values are based on the carrying values. The fair values of other loans are estimated using discounted cash flow analyses. The discount rates used in these analyses are generally based on origination rates for similar loans of comparable credit quality. However, where appropriate, adjustments have been made so as to more accurately reflect market rates. Maturity estimates are based on historical experience with prepayments and current economic and lending conditions. The estimated fair value of credit card receivables is based on the present value of cash flows arising from receivables outstanding and does not include the value associated with the relationships BANC ONE has with its credit card customers. It therefore reflects neither the value associated with new receivables created by customers nor the value associated with the fee income from credit card relationships. These values are significant.
                      COLLECTION POOLS. The carrying amount of the Collection
                  pools is a reasonable estimate of the fair value.
                      SHORT-TERM BORROWINGS. Short-term borrowings reprice
                  frequently and, therefore, the carrying amount is a reasonable estimate of fair value.
                      LONG-TERM BORROWINGS. The carrying amount and estimated
                  fair value of the long-term borrowings outstanding at December 31, 1993 are $1.7 billion and $1.9 billion, respectively, and $1.4 billion and $1.5 billion, respectively, at December 31, 1992. For publicly traded debt, estimated fair values are based on quoted market prices. Where such prices are not available, fair value is estimated using quoted market prices for similar instruments.
                      DEPOSITS. The carrying amount and estimated fair value of
                  deposits outstanding at December 31, 1993 are $60.9 billion and $61.0 billion, respectively, and $61.8 billion and $62.0 billion, respectively, at December 31, 1992. Under SFAS 107, the fair value of deposits with no stated maturity is equal to the amount payable on demand. Therefore, the fair value estimates for these products do not reflect the benefits that BANC ONE receives from the low-cost, long-term funding they provide. These benefits are significant. The estimated fair values of fixed rate time deposits are based on discounted cash flow analyses. The discount rates used in these analyses are based on market rates currently offered for deposits of similar remaining maturities. Because of the repricing characteristics and the competitive nature of BANC ONE's rates offered on variable rate time deposits, the carrying amount is a reasonable estimate of the fair value.
                      DERIVATIVES. The estimated fair values of derivatives
                  hedging or altering assets and liabilities are shown in Note 3 and are not reflected in the fair value of related balance sheet items as discussed in this note. Carrying amounts for derivatives, which represent accrued or deferred income and fees arising from these financial instruments, are immaterial. Where such prices do not exist, these values are based on dealer quotes and generally represent an estimate of the amount that BANC ONE would receive or pay to terminate the agreement at the reporting date, taking into account current interest rates and the current creditworthiness of the counterparties. Where possible, these estimated fair values are based on quoted market prices.
                      COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT
                  AND LETTERS OF CREDIT. Pricing of these financial instruments is based on the credit quality and relationship, fees, interest rates, probability of funding and compensating balance and other covenants or requirements. Loan commitments generally have fixed expiration dates, are variable rate and contain termination and other clauses which provide for relief from funding in the event that there is a significant deterioration in the credit quality of the customer. Many loan commitments are expected to, and typically do, expire without being drawn upon. Approximately 78% of BANC ONE's commitments to lend expire within one year, of these 78% relate to commitments to lend on credit cards. The rates and terms of BANC ONE's commitments to lend, standby letters of credit and letters of credit are competitive with others in the various markets in which BANC ONE operates. The carrying amounts are reasonable estimates of the fair value of these financial instruments. Carrying amounts which are comprised of the unamortized fee income and, where necessary, reserves for any expected credit losses from these financial instruments, are immaterial.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                  NOTE 16:   LEASES

                  BANC ONE utilizes certain bank premises and equipment under long-term leases expiring at various dates. In certain cases, these leases contain renewal options and generally provide that BANC ONE will pay for insurance, taxes and maintenance.
                      As of December 31, 1993, the future minimum rental
                  payments required under noncancelable operating leases with initial terms in excess of one year are as follows:

                                                                                                  OPERATING
                                                     $(THOUSANDS)                                  LEASES
                       ------------------------------------------------------------------------------------
                       Year ending December 31
                         1994...................................................................  $ 94,884
                         1995...................................................................    86,795
                         1996...................................................................    70,506
                         1997...................................................................    60,165
                         1998...................................................................    52,229
                       Later years..............................................................   412,286
                                                                                                  ---------
                       Total minimum lease payments.............................................  $776,865
                                                                                                  ---------
                                                                                                  ---------

                      Rental expense under operating leases approximated $143
                  million in 1993, $123 million in 1992 and $113 million in 1991.

- --------------------------------------------------------------------------------

                  NOTE 17:   PLEDGED SECURITIES AND CONTINGENT LIABILITIES

                  As of December 31, 1993, investment securities having a book value of $6.1 billion were pledged as collateral for repurchase agreements sold, and as collateral for governmental and trust deposits in accordance with federal and state requirements.
                      The Corporation's bank affiliates are required to maintain average balances with the Federal Reserve Bank. The average required reserve balances were $1,008 million and $980 million for 1993 and 1992, respectively.
                      In October 1993, a purported class-action lawsuit was
                  filed against Bank One, Columbus, NA (Columbus), H & R Block, Inc. and other financial institutions in the United States District Court for the Northern District of Alabama, Western Division. This lawsuit, among other things, alleges that Columbus assessed usurious and unconscionable interest rates in connection with its income tax refund anticipation loan program. This lawsuit is brought on behalf of a purported class of individuals who, during the past six years, had their taxes prepared by H & R Block, Inc., and received refund anticipation loans from Columbus or the other unrelated co-defendant financial institutions. This lawsuit seeks various forms of relief including injunctive relief, unspecified compensatory and punitive damages and attorneys' fees. Columbus has denied any liability. Management believes that an adverse decision in this case would not be material to BANC ONE's consolidated financial position.
                      The dismissal of a purported class action lawsuit against
                  Columbus by the Court of Common Pleas of Philadelphia County, Pennsylvania is on appeal to the Pennsylvania Superior Court. This case was one of many class action lawsuits brought against credit card issuing banks challenging whether such banks can impose various types of fees allowed by the state where they are located on cardholders residing in other states that allegedly limit or prohibit such fees. Even if this lawsuit were ultimately decided adversely to Columbus, management believes that such determination would not be material to BANC ONE's consolidated financial position. There can be no assurance that bank affiliates of BANC ONE will not be named as defendants in future similar lawsuits.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                      Substantial damages have been awarded by courts against
                  BANC ONE subsidiaries in two other unrelated cases. In October 1993, the Federal District Court for the Southern District of New York entered a judgment for approximately $27 million against Bank One, Arizona, NA (formerly Valley National Bank) based upon alleged violations by Valley National Bank of the Employee Retirement Income Security Act of 1974. BANC ONE was aware of this case prior to its acquisition of Valley National Bank. In November 1993, the Probate Court of Dallas County, Texas entered a judgment of approximately $26 million against Bank One, Texas, NA (Texas) based on an alleged breach of fiduciary duties associated with the handling of a personal trust. These judgments, which are being appealed, even if upheld will not have a material adverse effect on BANC ONE's consolidated financial position.
                      The Corporation and certain of its affiliates have been
                  named as defendants in various other legal proceedings. Management believes that liabilities arising from these proceedings, if any, will not have a material adverse effect on the consolidated financial position of BANC ONE.

- --------------------------------------------------------------------------------

                  NOTE 18:   EMPLOYEE BENEFIT PLANS

                  BANC ONE has various non-contributory pension plans covering substantially all employees. The retirement benefits are based on length of service and the employee's highest five years of compensation during the last 10 years of service. BANC ONE's funding policy is to contribute amounts necessary to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974.
                      The following table sets forth the plans' funded status.
                  Accrued pension cost at December 31, 1993 and 1992 includes $10.0 million and $7.1 million, respectively, for BANC ONE's non-qualified, unfunded supplemental pension plans.

                                               $(THOUSANDS)                             1993          1992
                       -------------------------------------------------------------------------------------
                       Accumulated benefit obligation, including vested benefits of
                         $400,585 in 1993 and $291,319 in 1992......................  $ 433,857     $311,282
                                                                                      ---------     --------
                                                                                      ---------     --------
                       Projected benefit obligation for service rendered to date....    617,733      453,312
                       Plan assets at fair value....................................    465,991      418,119
                                                                                      ---------     --------
                       Projected benefit obligation in excess of plan assets........   (151,742)     (35,193)
                       Unrecognized net loss (gain) from past experience different
                         from that assumed and effects of changes in assumptions....     64,883      (40,908)
                       Unrecognized prior service cost..............................      9,584       10,319
                       Unrecognized net asset at January 1, 1987, being amortized
                         over periods of 10 to 19 years.............................    (16,514)     (17,698)
                                                                                      ---------     --------
                       Accrued pension cost.........................................  $ (93,789)    $(83,480)
                                                                                      ---------     --------
                                                                                      ---------     --------

                       The plan assets consist of primarily listed stock, U.S.
                  Treasury securities and mutual funds. Listed stocks include 863,459 shares of the Corporation's common stock, as adjusted for the five-for-four-stock split effective August 31, 1993 and the 10% stock dividend effective February 10, 1994. The fair value of the Corporation's stock was $30.8 million at December 31, 1993. No purchases of the Corporation's common stock have been made and 726,393 shares have been sold during 1993. The Corporation's shares were sold primarily to comply with generally accepted fiduciary responsibilities that allow no more than a certain level of employer securities in comparison to other investments. Dividends received in 1993 on the Corporation's common stock totaled $1.5 million.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                      Net periodic pension cost for BANC ONE for 1993, 1992 and
                  1991 included the following components (1991 expense includes $1.6 million for Texas prior to October 1, 1991, which is not included in BANC ONE's Consolidated Statement of Income):

                             $(THOUSANDS)               1993                 1992                1991
                       ---------------------------------------------------------------
                       Service cost -- benefits
                         earned during the
                         period.................     $     42,008         $     33,943        $     29,801
                       Interest cost on
                         projected benefit
                         obligation.............           39,355               32,696              28,786
                       Actual return on plan
                         assets.................          (28,955)             (30,443)            (83,940)
                       Net amortization and
                         deferral...............          (13,024)              (8,712)             52,571
                                                   --------------       --------------      --------------
                       Net periodic pension
                         cost...................     $     39,384         $     27,484        $     27,218
                                                   --------------       --------------      --------------
                                                   --------------       --------------      --------------
                       Actuarial assumptions:
                         Weighted average
                            discount rate for
                            projected benefit
                            obligation..........    7.00% TO 7.50%       8.00% to 8.75%      8.00% to 8.75%
                         Weighted average rate
                            of compensation
                            increase............    5.00% TO 6.00%       5.00% to 7.00%      6.00% to 7.00%
                         Expected long-term rate
                            of return on plan
                            assets..............    7.00% TO 9.75%       8.00% to 9.75%      8.50% to 9.75%

                  Postretirement Benefits Other Than Pension

                  BANC ONE currently sponsors a defined benefit postretirement plan that covers salaried employees. The plan provides medical, dental and life insurance benefits. Benefits are available to retired employees with more than 10 years of service who retire under the normal or early retirement provisions of the BANC ONE Retirement Plan. The medical and dental benefits are contributory, while the life insurance is non-contributory.
                       On January 1, 1993, BANC ONE adopted Statement of
                  Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions." The Standard requires, among other things, that employers use the accrual method of accounting for the cost of providing such benefits. Previously, BANC ONE accounted for such benefits on a cash basis. BANC ONE has elected to amortize the transition obligation of $113.6 million over a 20-year period. Accordingly, there was no cumulative effect of adopting this standard. BANC ONE prefunds retiree medical benefits to the extent such benefits are deductible for federal income tax purposes; however, these assets are not restricted as to use for such benefits and therefore do not meet the definition of plan assets.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                       The following table sets forth the status of BANC ONE's
                  postretirement benefit obligation.

                                                     $(THOUSANDS)                                  1993
                       ----------------------------------------------------------------------------------
                       Accumulated postretirement benefit obligation:
                         Retirees..............................................................  $ 57,765
                         Fully eligible active plan participants...............................    28,088
                         Other active plan participants........................................    32,882
                                                                                                 --------
                       Accumulated postretirement benefit obligation in excess of plan
                         assets................................................................   118,735
                       Unrecognized net gain...................................................    10,924
                       Unrecognized transition obligation......................................  (107,938)
                                                                                                 --------
                       Accrued postretirement benefit cost.....................................  $ 21,721
                                                                                                 --------
                                                                                                 --------

                       Net periodic cost for postretirement health care and life
                  insurance benefits during 1993 includes the following:

                                                     $(THOUSANDS)                                 1993
                       ---------------------------------------------------------------------------------
                       Service cost -- benefits earned during the period.......................  $ 3,840
                       Interest cost on accumulated postretirement benefit obligation..........    9,582
                       Amortization of unrecognized transition obligation......................    5,670
                                                                                                 -------
                       Net periodic postretirement benefit cost................................  $19,092
                                                                                                 -------
                                                                                                 -------

                       Postretirement benefit expense was $7.3 million and $4.9
                  million in 1992 and 1991, respectively.
                       The weighted average discount rate used in determining
                  the accumulated postretirement benefit obligation at December 31, 1993 was 7.5%.
                       For measurement purposes, an 11% annual rate of increase
                  in the cost of covered health care benefits was assumed for 1994; the rate was assumed to decrease gradually to 5.0% in the year 2000 and thereafter. A one-percentage point increase in the health care cost trend rate in each year would increase the accumulated postretirement benefit obligation as of December 31, 1993 by $13.7 million, or 11.5%, and would increase the aggregate of the service cost and interest cost components of net periodic postretirement benefit cost for 1993 by $1.3 million, or 9.7%.
                       BANC ONE sponsors various 401(K) plans which include
                  substantially all of its employees. BANC ONE is required to make contributions to the plans in varying amounts. For 1993, 1992 and 1991, the expense related to these plans was $30.5 million, $27.6 million and $15.9 million, respectively.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                  NOTE 19:   STOCK OPTIONS

                  On April 18, 1989, the Corporation adopted the 1989 Stock Incentive Plan (which is in addition to a stock option plan approved by its shareholders on April 24, 1984, and amended December 16, 1986), which provides incentive and non-qualified options and stock awards to certain key employees. The options are not exercisable for at least one year from the date of grant and are thereafter exercisable for such periods as the Board of Directors, or a committee thereof, specify (which may not exceed 10 years for incentive stock options or 20 years for non-qualified stock options), provided that the optionee has remained in the employment of the Corporation or its affiliates. The Board or the committee may accelerate the exercise period for an option upon the optionee's disability, retirement or death. All options expire at the end of the exercise period. BANC ONE makes no recognition in the balance sheet of the options until such options are exercised and no amounts applicable thereto are reflected in net income. All options were granted at 100% of fair market value.
                      All options reflect the effect of the
                  five-shares-for-four-shares stock split effective August 31, 1993 and the 10% common stock dividend effective February 10, 1994.
                      Options of acquired entities are converted to BANC ONE
                  options at the time of acquisition. These shares are included in the amounts shown below.
                      Outstanding stock options are considered common stock
                  equivalents in the computation of earnings per share.
                      Activity in the plans for 1993 and 1992 is summarized as
                  follows:

                                                                            1993
                                                                  ------------------------             1992
                                                                  NUMBER OF                  NUMBER OF
                                                                   SHARES     OPTION PRICE     SHARES     OPTION PRICE
                          --------------------------------------------------------------------------------------------
                          Outstanding at beginning of year......  4,461,352   $ 3.03-32.82    8,456,602   $ 2.04-36.82
                            Granted.............................    880,612    36.36-41.82      676,217    17.12-32.82
                            Exercised...........................   (751,254)    3.03-24.95   (4,350,456)    2.04-27.55
                            Cancelled...........................   (184,855)    9.39-40.45     (321,011)    3.74-36.82
                                                                  ---------                  ----------
                          Outstanding at end of year............  4,405,855     4.48-41.82    4,461,352     3.03-32.82
                                                                  ---------                  ----------
                                                                  ---------                  ----------
                          Exercisable at end of year............    977,283     4.48-40.45    1,472,397     3.03-25.62
                                                                  ---------                  ----------
                                                                  ---------                  ----------
                          Available for future grant under the
                            1989 Stock Incentive Plan...........    622,769                   1,583,531
                                                                  ---------                  ----------
                                                                  ---------                  ----------

- --------------------------------------------------------------------------------

                  NOTE 20:   RELATED PARTY TRANSACTIONS

                  Certain BANC ONE executive officers, directors and their related interests are loan customers of the Corporation's banking affiliates. The Securities and Exchange Commission has determined with respect to the Corporation and five significant subsidiaries (as defined by the SEC) that disclosure of borrowings by directors and executive officers and certain of their related interests should be made, if the loans are greater than 5% of stockholders' equity, in the aggregate. No disclosure was required at December 31, 1993 or 1992.
                      As discussed in Note 2, Texas became a wholly owned
                  affiliate of BANC ONE on October 28, 1991. The related party disclosures below relate to the period of time prior to that date.
                      BANC ONE received management fee income of $12 million
                  during the nine months ended September 30, 1991, from Texas. BANC ONE also received $25 million in income for servicing certain loans for Texas during this same time period.
                      During 1991, an affiliate had $116 million of net expenses reimbursed by the FDIC through a Collection pool. An affiliate also paid $7 million in expenses to Texas during 1991. The FDIC reimbursement and its related expenses are shown net in BANC ONE's consolidated income statement.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                  NOTE 21:   PARENT COMPANY FINANCIAL STATEMENTS

                                                                                                   DECEMBER 31,
                                                   BALANCE SHEET                            ---------------------------
                                                   $(THOUSANDS)                                 1993            1992
                          ---------------------------------------------------------------------------------------------
                          ASSETS:
                            Cash and due from banks......................................    $     1,001     $      739
                            Short-term investments.......................................        299,207        553,083
                            Investment in majority owned affiliates:
                              Banking....................................................      6,570,901      5,784,531
                              Non-banking................................................        242,625        247,716
                            Advances due from affiliates:
                              Banking....................................................        203,000        216,250
                              Non-banking................................................        559,255        394,955
                            Amounts due from unaffiliated entities.......................         65,000         65,000
                            Securities...................................................         47,113         31,167
                            Securities held for sale.....................................         20,000
                            Excess of cost over net assets of affiliates purchased (net
                              of accumulated amortization of $22,839 and $20,582)........         35,468         33,534
                            Other assets.................................................        141,910        127,059
                                                                                            ------------     ----------
                              TOTAL ASSETS...............................................    $ 8,185,480     $7,454,034
                                                                                            ------------     ----------
                                                                                            ------------     ----------
                          LIABILITIES:
                            Commercial paper.............................................    $    98,805     $  199,000
                            Notes payable to affiliates:
                              Banking....................................................                        17,500
                              Non-banking................................................         31,825         20,945
                            Long-term debt...............................................        907,693        906,980
                            Other liabilities............................................        113,519         68,023
                                                                                            ------------     ----------
                              TOTAL LIABILITIES..........................................      1,151,842      1,212,448
                                                                                            ------------     ----------
                          Commitments and contingencies
                              TOTAL STOCKHOLDERS' EQUITY.................................      7,033,638      6,241,586
                                                                                            ------------     ----------
                              TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.................    $ 8,185,480     $7,454,034
                                                                                            ------------     ----------
                                                                                            ------------     ----------

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                                            STATEMENT OF INCOME
                                  for the three years ended December 31,
                                  $(THOUSANDS, EXCEPT PER SHARE AMOUNTS)                1993           1992          1991
                          --------------------------------------------------------------------------------------------------
                          INCOME:
                            Dividends from affiliates:
                              Banking............................................    $   662,868     $ 483,655     $ 213,000
                              Non-banking........................................         15,000        10,866           217
                            Management and other fees from affiliates............         99,783        58,019        49,312
                            Interest income......................................         46,297        67,907        59,211
                            Equity in earnings of Bank One, Texas, NA, net of
                              income tax.........................................                                     57,012
                            Other income.........................................         11,425         6,184         1,471
                            Securities gains (losses)............................            152          (227)         (478)
                                                                                    ------------     ---------     ---------
                              TOTAL INCOME.......................................        835,525       626,404       379,745
                                                                                    ------------     ---------     ---------
                          EXPENSE:
                            Interest.............................................         62,853        73,545        62,818
                            Salaries and benefits................................         53,762        31,873        28,425
                            Other................................................         94,755        83,171        60,424
                                                                                    ------------     ---------     ---------
                              TOTAL EXPENSE......................................        211,370       188,589       151,667
                                                                                    ------------     ---------     ---------
                          Income before income taxes and equity in undistributed
                            earnings of consolidated affiliates..................        624,155       437,815       228,078
                          Income tax (expense) benefit:
                              Income excluding securities transactions...........         15,712        21,011        18,526
                              Securities transactions............................            (53)           77           163
                                                                                    ------------     ---------     ---------
                          Income before equity in undistributed earnings of
                            consolidated affiliates..............................        639,814       458,903       246,767
                          Equity in undistributed earnings of consolidated
                            affiliates...........................................        500,166       417,685       417,521
                                                                                    ------------     ---------     ---------
                              NET INCOME.........................................    $ 1,139,980     $ 876,588     $ 664,288
                                                                                    ------------     ---------     ---------
                                                                                    ------------     ---------     ---------
                          NET INCOME PER COMMON SHARE (AMOUNTS REFLECT THE 10%
                            COMMON STOCK DIVIDEND EFFECTIVE FEBRUARY 10, 1994 AND
                            THE FIVE-SHARES-FOR-FOUR-SHARES STOCK SPLIT EFFECTIVE
                            AUGUST 31, 1993)
                            INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
                              ACCOUNTING PRINCIPLE...............................    $      2.93     $    2.29     $    1.82
                              Cumulative effect of change in method of accounting
                                for income taxes.................................            .05
                                                                                    ------------     ---------     ---------
                          NET INCOME PER COMMON SHARE............................    $      2.98     $    2.29     $    1.82
                                                                                    ------------     ---------     ---------
                                                                                    ------------     ---------     ---------
                          Weighted average common shares outstanding (000).......        376,828       373,699       356,102
                                                                                    ------------     ---------     ---------
                                                                                    ------------     ---------     ---------

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                  STATEMENT OF CASH FLOWS
                  for the three years ended December 31,

                                              $(THOUSANDS)                            1993           1992          1991
                          ------------------------------------------------------------------------------------------------
                          CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES:
                            NET INCOME.........................................    $ 1,139,980     $ 876,588     $ 664,288
                              Adjustments:
                                Equity in undistributed earnings of
                                   consolidated affiliates.....................       (500,166)     (417,685)     (417,521)
                                Non-cash dividends received....................       (170,001)      (37,321)
                                Depreciation and amortization..................         10,786         8,973         4,485
                                (Gain) loss from sale of securities............           (152)          227           478
                                Net change in trading accounts.................        (19,777)
                                Net change in other assets.....................        (14,753)       34,003        13,523
                                Net change in other liabilities................         37,144        11,904        20,017
                                Equity in earnings of Bank One, Texas, NA......                                    (57,012)
                                                                                  ------------     ---------     ---------
                                   NET CASH PROVIDED BY OPERATING ACTIVITIES...        483,061       476,689       228,258
                                                                                  ------------     ---------     ---------
                          CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES:
                            Net (increase) decrease in short-term
                              investments......................................        238,876        95,306      (575,551)
                            Purchases of investment securities.................        (14,884)      (22,367)      (15,000)
                            Maturities and sales of investment securities......         35,890        10,745         5,603
                            Net increase in loans..............................       (154,545)     (142,399)     (188,845)
                            Additions to premises and equipment................         (4,585)      (23,561)       (2,425)
                            Net decrease in note receivable from FDIC..........                                    321,502
                            Net increase in investment in majority-owned
                              affiliates, excluding Bank One, Texas, NA........        (34,849)      (69,750)       (9,030)
                            Net increase in investment in Bank One, Texas,
                              NA...............................................                                   (384,363)
                            Other investing activities.........................            519          (496)           10
                                                                                  ------------     ---------     ---------
                                   NET CASH PROVIDED BY (USED IN) INVESTING
                                     ACTIVITIES................................         66,422      (152,522)     (848,099)
                                                                                  ------------     ---------     ---------
                          CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES:
                            Net increase (decrease) in commercial paper........       (100,195)     (366,150)      330,053
                            Net decrease in short-term notes payable...........         (6,620)       (3,530)
                            Proceeds from the issuance of long-term
                              borrowings.......................................                      344,667        22,500
                            Repayments of long-term borrowings.................                       (7,500)      (50,147)
                            Proceeds from stock offerings......................                                    563,740
                            Cash dividends paid................................       (405,959)     (276,087)     (243,989)
                            All other financing activities, net................        (36,447)      (15,492)       (2,358)
                                                                                  ------------     ---------     ---------
                                   NET CASH (USED IN) PROVIDED BY FINANCING
                                     ACTIVITIES................................       (549,221)     (324,092)      619,799
                                                                                  ------------     ---------     ---------
                                   Increase (decrease) in cash and cash
                                     equivalents...............................            262            75           (42)
                            CASH AND CASH EQUIVALENTS AT JANUARY 1,............            739           664           706
                                                                                  ------------     ---------     ---------
                            Cash and cash equivalents at December 31,..........    $     1,001     $     739     $     664
                                                                                  ------------     ---------     ---------
                                                                                  ------------     ---------     ---------

                  See Note 22 for supplemental disclosure.

                  The Corporation's investment in affiliates represents the total equity of all the Parent Company's significant majority-owned consolidated subsidiaries, using the equity method of accounting for investments.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                  NOTE 22:   SUPPLEMENTAL DISCLOSURES FOR STATEMENTS OF CASH
                  FLOWS

                  Supplemental disclosures of noncash investing and financing activities, and additional disclosures, are as follows:

                                                  $(THOUSANDS)                           1993           1992           1991
                             -------------------------------------------------------------------------------------------------
                             Common stock issued in purchase acquisitions...........                                $   25,800
                                                                                                                    ----------
                                                                                                                    ----------
                             Consolidated:
                               Transfer of assets (from) to Collection pools........  $      824     $  (27,770)    $  110,151
                                                                                      ----------     ----------     ----------
                                                                                      ----------     ----------     ----------
                               Exchange of note receivable from FDIC for additional
                                 investment in Texas................................                                $   94,748
                                                                                                                    ----------
                                                                                                                    ----------
                               Transfer from loans to other real estate owned.......  $  124,500     $  244,145     $  292,140
                                                                                      ----------     ----------     ----------
                                                                                      ----------     ----------     ----------
                               Loans issued to facilitate the sale of OREO
                                 properties.........................................  $   37,353
                                                                                      ----------
                                                                                      ----------
                               Net trade date accounting entries for investment
                                 transactions.......................................  $  156,803     $   50,229     $  387,645
                                                                                      ----------     ----------     ----------
                                                                                      ----------     ----------     ----------
                               Other, net...........................................  $    1,310     $   16,677
                                                                                      ----------     ----------
                                                                                      ----------     ----------
                             Parent company:
                               Transfer of investments in majority-owned affiliates
                                 to other majority-owned affiliates.................  $   22,298     $   37,321     $   12,662
                                                                                      ----------     ----------     ----------
                                                                                      ----------     ----------     ----------
                               Subordinated debt passed through to bank
                                 affiliates.........................................                                $  170,000
                                                                                                                    ----------
                                                                                                                    ----------
                               Net trade date accounting entries for investment
                                 transactions.......................................  $    5,000     $   22,750     $   27,750
                                                                                      ----------     ----------     ----------
                                                                                      ----------     ----------     ----------
                               Forgiveness of affiliate debt, merger of affiliate
                                 into parent, and other.............................  $  243,906     $  230,524
                                                                                      ----------     ----------
                                                                                      ----------     ----------
                             Additional disclosures:
                               Consolidated:
                                 Interest paid......................................  $1,683,529     $2,257,790     $2,648,593
                                                                                      ----------     ----------     ----------
                                                                                      ----------     ----------     ----------
                                 Income taxes paid..................................  $  521,097     $  387,895     $  303,222
                                                                                      ----------     ----------     ----------
                                                                                      ----------     ----------     ----------
                               Parent company:
                                 Interest paid......................................  $   62,983     $   62,956     $   59,272
                                                                                      ----------     ----------     ----------
                                                                                      ----------     ----------     ----------

                      In addition to the noncash investing activities stated
                  above, in 1991 BANC ONE purchased all of the common stock of CT for $25 million in common stock, $170 million in subordinated debt and $57 million in cash, and the remaining 61% of the common stock of Texas from the FDIC for $384 million in cash.

                                                        $(THOUSANDS)                                  CT            TEXAS
                             -----------------------------------------------------------------------------------------------
                             Fair value of assets acquired, including cash and cash
                               equivalents......................................................  $2,083,551     $13,966,154
                             Value ascribed to acquired goodwill................................      43,115
                             Cash paid..........................................................     (56,801)       (384,363)
                             Common stock issued................................................     (25,000)
                             Subordinated debt issued...........................................    (169,766)
                             Investment in Bank One, Texas, NA at October 1, 1991...............                    (504,313)
                                                                                                  ----------     -----------
                                 Liabilities assumed............................................  $1,875,099     $13,077,478
                                                                                                  ----------     -----------
                                                                                                  ----------     -----------

                       In fourth quarter 1993, the Corporation exchanged common
                  stock for all of the common stock of Colorado Western; First Financial and Central. Due to the immateriality of these transactions, prior period financial statements have not been restated. These amounts are not reflected in the financial statements.
                       On September 1, 1992, the Corporation exchanged common
                  stock for all of the common stock of the Bedford National Bank, Bedford, IN and Jefferson Bancorp, Inc., Peoria, IL in transactions accounted for as poolings of interests. Due to immateriality, prior period financial statements have not been restated. These amounts are not reflected in the financial statements.

                  --------------------------------------------------------------

                  NOTE 23:   INDUSTRY SEGMENT REPORTING

                  BANC ONE CORPORATION operates principally in a single business segment offering general commercial banking services.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                  FIVE YEAR PERFORMANCE SUMMARY(1)
                  (unaudited)
- --------------------------------------------------------------------------------

                                                       YEARLY AVERAGE
                                                          BALANCES               YEAR-END BALANCES
                               BALANCE              ---------------------     -----------------------
                                SHEET                 TOTAL        COMMON     LONG-TERM       TOTAL
                             $(MILLIONS)   YEAR       ASSETS       EQUITY       DEBT         ASSETS
                          -----------------
                                            1993     $ 74,716      $6,301     $  1,702       $ 79,919
                                            1992       72,753      5,632         1,357         76,739
                                            1991       60,122      4,796           944         73,840
                                            1990       52,496      4,164           810         56,610
                                            1989       46,423      3,561           624         48,111

- --------------------------------------------------------------------------------

                              DATA PER
                               COMMON
                              SHARE(2)     YEAR     NET INCOME
                          -----------------
                                            1993     $   2.98
                                            1992         2.29
                                            1991         1.82
                                            1990         1.56
                                            1989         1.02

- --------------------------------------------------------------------------------

                             INCOME AND
                              EXPENSES                TOTAL                      NET
                             $(MILLIONS)   YEAR       INCOME                   INCOME
                          -----------------
                                            1993     $7,226.8                 $1,140.0
                                            1992      7,358.4                    876.6
                                            1991      6,828.3                    664.3
                                            1990      6,152.0                    536.1
                                            1989      5,473.1                    319.5

- --------------------------------------------------------------------------------

                                                    RETURN ON
                              OPERATING              AVERAGE
                               RATIOS      YEAR       ASSETS
                          -----------------
                                            1993         1.53%
                                            1992         1.20
                                            1991         1.10
                                            1990         1.02
                                            1989          .69

- --------------------------------------------------------------------------------

                                                                               AVERAGE
                                                    RETURN ON                  COMMON
                               EQUITY                 COMMON                  EQUITY TO
                               RATIOS      YEAR       EQUITY                   ASSETS
                          -----------------
                                            1993        17.81%                    8.43 %
                                            1992        15.21                     7.74
                                            1991        13.52                     7.98
                                            1990        12.78                     7.93
                                            1989         8.87                     7.67

                  (1) Balances have been restated to reflect the effect of three affiliations accounted for as poolings of interests.
                  (2) Amounts have been restated to reflect the 10% stock
                      dividends effective February 10, 1994 and February 14, 1992 and the five-for-four stock split effective August 31, 1993.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

TEN YEAR PERFORMANCE SUMMARY
(unaudited)

AS ORIGINALLY REPORTED
- --------------------------------------------------------------------------------

                               YEARLY AVERAGE BALANCES                              YEAR-END BALANCES
    BALANCE             -------------------------------------     ------------------------------------------------------
     SHEET               TOTAL        COMMON        EARNING       LOANS AND                    LONG-TERM        TOTAL
  $(MILLIONS)  YEAR     ASSETS        EQUITY         ASSETS        LEASES        DEPOSITS         DEBT          ASSETS
- ------------------------------------------------------------------------------------------------------------------------
               1993     $74,716         $6,301        $66,326       $53,846        $60,943         $1,702        $79,919
               1992      58,249          4,685         52,114        38,722         48,465          1,198         61,417
               1991      33,861          3,103         30,184        30,197         37,057            703         46,293
               1990      27,654          2,590         24,568        20,363         22,316            581         30,336
               1989      25,518          2,145         22,945        17,909         20,952            372         26,552
               1988      23,484          1,906         21,054        17,325         19,502            379         25,274
               1987      17,538          1,372         15,651        12,934         14,478            266         18,730
               1986      16,299          1,178         14,482        11,549         13,371            170         17,372
               1985       9,539            703          8,412         6,687          8,141             92         10,823
               1984       8,088            574          7,119         5,865          7,407             97          9,106
               1983       6,153            435          5,387         4,357          5,937            100          7,270
Annual Growth:
  1993/92                 28.27%         34.49%         27.27%        39.06%         25.75%         42.07%         30.13%
Compound Growth:
  5 Years                 26.05          27.02          25.80         25.46          25.59          35.04          25.89
10 Years                  28.36          30.64          28.54         28.59          26.22          32.77          27.09

- --------------------------------------------------------------------------------

                                            INCOME                                                              TOTAL
                                            BEFORE                                                              MARKET
   DATA PER                 NET           SECURITIES          CASH             BOOK            STOCK           CAPITAL
COMMON SHARE(1) YEAR       INCOME        TRANSACTIONS      DIVIDENDS          VALUE            PRICE         $(MILLIONS)
- -------------------------------------------------------------------------------------------------------------------------
               1993            $2.98            $2.95            $1.07           $17.82           $35.57           13,542
               1992             2.38             2.35              .89            15.53            38.64           12,331
               1991             2.12             2.12              .76            13.96            34.80            8,833
               1990             1.83             1.84              .69            11.97            18.35            4,408
               1989             1.66             1.67              .63            10.35            19.46            4,239
               1988             1.56             1.54              .55             9.37            13.37            2,876
               1987             1.19             1.16              .49             8.27            13.12            2,360
               1986             1.16             1.07              .45             7.51            12.50            2,082
               1985             1.10             1.07              .38             6.63            12.79            1,491
               1984              .95              .95              .33             5.64             8.49              929
               1983              .85              .85              .28             4.89             7.75              802
Annual Growth:
  1993/92                      25.21%           25.53%           20.22%           14.75%           (7.95)            9.82%
Compound Growth:
  5 Years                      13.82            13.88            14.24            13.72            21.62            36.33
10 Years                       13.37            13.25            14.35            13.80            16.46            32.66

- --------------------------------------------------------------------------------

                          AVERAGE           COMMON
                           SHARES           SHARES                            STOCK           DIVIDEND         YEAR-END
    COMMON              OUTSTANDING         TRADED           COMMON         SPLITS AND         PAYOUT           PRICE/
  STOCK DATA   YEAR        (000)            (000)         SHAREHOLDERS      DIVIDENDS          RATIO           EARNINGS
- -------------------------------------------------------------------------------------------------------------------------
               1993          376,828          163,327           71,384              5:4               36%            11.9x
               1992          319,224          113,186           58,114               10%              37             16.2
               1991          220,823           69,241           43,935                                36             16.4
               1990          209,356           63,717           44,572               10%              38             10.1
               1989          178,913           54,155           43,437                                37             11.7
               1988          177,939           42,347           43,892               10%              35              8.5
               1987          144,387           38,297           37,693                                42             11.0
               1986          137,828           21,457           36,855               10%              39             10.7
               1985           93,850            8,270           24,748              3:2               34             11.6
               1984           88,925            4,116           24,998               10%              34              8.9
               1983           78,418            5,361           21,529              3:2               34              9.1

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

$(MILLIONS)
- --------------------------------------------------------------------------------

                                                                                             INCOME
                                            NET                                              BEFORE
  INCOME AND              TOTAL          INTEREST           OTHER            OTHER         SECURITIES           NET
   EXPENSES    YEAR      INCOME           INCOME      (2)         INCOME (3)        EXPENSE   TRANSACTIONS      INCOME
- --------------------------------------------------------------------------------------------------------------------------
               1993          $7,226.8          $4,169.6          $1,475.6          $3,514.1          $1,129.6          $1,140.0
               1992           5,999.0           3,240.1           1,156.9           2,663.6             772.7             781.3
               1991           4,154.1           1,838.5             844.3           1,486.2             529.3             529.5
               1990           3,506.9           1,309.3             706.7           1,102.7             424.3             423.4
               1989           3,163.0           1,193.7             513.5             967.4             365.3             362.9
               1988           2,734.5           1,142.0             452.3             893.1             332.9             340.2
               1987           1,959.6             907.3             284.0             666.5             203.5             208.9
               1986           1,847.4             830.4             250.8             608.5             185.3             199.8
               1985           1,192.2             523.2             158.1             361.2             127.6             130.4
               1984           1,049.5             448.6             117.0             305.9             107.7             108.0
               1983             743.2             311.6              89.0             231.7              83.8              83.3
Annual Growth:
  1993/92                        20.47%            28.69%             27.55%           31.93%             46.19%           45.90%
Compound Growth:
  5 Years                       21.45             29.56             26.68             31.52             27.68             27.36
10 Years                        25.54             29.61             32.42             31.25             29.71             29.90

- --------------------------------------------------------------------------------

                                                                                            EMPLOYEES
                                                                                           (FT EQUIV.       NET INCOME
                        RETURN ON           NET             OTHER                         PER $MILLION   )          PER FT
   OPERATING             AVERAGE         INTEREST         INCOME TO        OVERHEAD       (4)       OF        EQUIV.
    RATIOS     YEAR      ASSETS           MARGIN      (2)        EXPENSE (3)           RATIO      ASSETS    EMPLOYEE(5)
- --------------------------------------------------------------------------------------------------------------------------
               1993              1.53%             6.29%             42.0%             62.2%              .57           $25,165
               1992              1.34              6.22              43.4              60.6               .53            23,912
               1991              1.56              6.09              56.8              55.4               .59            21,449
               1990              1.53              5.33              64.1              54.7               .63            19,871
               1989              1.42              5.20              53.1              56.7               .67            20,388
               1988              1.45              5.42              50.6              56.0               .67            20,166
               1987              1.19              5.80              42.6              55.9               .74            15,064
               1986              1.23              5.73              41.2              56.3               .73            15,790
               1985              1.37              6.22              43.8              53.0               .79            15,167
               1984              1.33              6.30              38.2              54.1               .87            13,666
               1983              1.35              5.78              38.4              57.8               .95            12,001
Average:
  5 Years                        1.48%              5.83%             51.88%             57.92%               .60%           $22,162
10 Years                         1.40              5.86             47.58             56.49               .68            19,066

- --------------------------------------------------------------------------------

                                              AVERAGE            LONG-TERM
                         RETURN ON             COMMON             DEBT TO                                  TOTAL
    EQUITY                 COMMON            EQUITY TO             COMMON            MARKET TO           RETURN TO
    RATIOS     YEAR        EQUITY              ASSETS              EQUITY            BOOK VALUE         INVESTORS(6)
- ------------------------------------------------------------------------------------------------------------------------
               1993                17.81%                8.43%                25.1%               199.6%                (5.4)%
               1992                16.26                 8.04                 24.2                248.9                 13.9
               1991                16.58                 9.16                 19.8                249.2                 95.0
               1990                16.24                 9.36                 20.2                153.3                 (2.0)
               1989                16.79                 8.41                 16.5                187.9                 50.5
               1988                17.69                 8.12                 18.8                142.7                  5.8
               1987                15.12                 7.82                 17.9                158.5                  8.6
               1986                16.49                 7.23                 13.6                166.4                   .8
               1985                17.77                 7.37                 11.9                193.1                 56.1
               1984                17.84                 7.10                 15.7                150.6                 14.1
               1983                18.42                 7.06                 19.7                158.6                  4.0
Average:
  5 Years                          16.74%                 8.68%                21.16%               207.78%                25.39%(7)
10 Years                           16.86                 8.10                18.37               185.02                20.39(7)

(1) Amounts reflect all stock dividends and stock splits.
(2) Fully taxable equivalent basis.
(3) Excluding security transactions.
(4) Other expense divided by net interest income(2) plus other income excluding securities income.
(5) 1990 and 1991 net income exclude equity in earnings of Bank One, Texas, NA.
(6) Market change year to year with dividends reinvested.
(7) Calculation is 5-and 10-year compound growth.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

FIVE YEAR SUMMARY -- AVERAGE BALANCES, INCOME AND EXPENSE, YIELDS AND RATES(1) (unaudited)

                                                                       1993                                   1992
                                                     -----------------------------------------     --------------------------
                                                        AVERAGE          INCOME/        YIELD/       AVERAGE        INCOME/
                  $(THOUSANDS)                          BALANCE          EXPENSE         RATE        BALANCE        EXPENSE
- -----------------------------------------------------------------------------------------------------------------------------
ASSETS:
Short-term investments...........................     $  1,217,525      $    41,705       3.43%    $ 3,076,328     $  122,176
SECURITIES:
  Taxable........................................       14,447,681          814,511       5.64      14,532,291        996,749
  Tax exempt.....................................        1,802,653          173,354       9.62       1,851,242        196,283
                                                     -------------     ------------                -----------     ----------
  TOTAL SECURITIES...............................       16,250,334          987,865       6.08      16,383,533      1,193,032
LOANS AND LEASES:(2)
  Commercial, financial and agricultural.........       13,289,060        1,094,658       8.24      13,646,090      1,153,945
  Real estate....................................       15,828,739        1,395,253       8.81      14,370,011      1,334,817
  Consumer, net..................................       14,396,788        1,367,747       9.50      12,114,891      1,304,757
  Credit card....................................        5,072,169          839,769      16.56       4,482,553        777,818
  Leases, net....................................          980,842           80,560       8.21         969,473         85,788
  Reserve for loan and lease losses..............         (928,698)                                   (912,678)
                                                     -------------     ------------                -----------     ----------
NET LOANS AND LEASES.............................       48,638,900        4,777,987       9.82      44,670,340      4,657,125
Note receivable from FDIC........................
Collection pools.................................          219,239            7,053       3.22         870,296         36,965
                                                     -------------     ------------                -----------     ----------
TOTAL EARNING ASSETS.............................       66,325,998        5,814,610       8.77      65,000,497      6,009,298
Other assets.....................................        8,390,097                                   7,752,900
                                                     -------------                                 -----------
TOTAL ASSETS.....................................     $ 74,716,095                                 $72,753,397
                                                     -------------                                 -----------
                                                     -------------                                 -----------
LIABILITIES:
DEPOSITS:
    Demand-non-interest bearing..................     $ 12,096,716                                 $11,052,125
    Demand-interest bearing......................        8,174,202          126,282       1.54       7,632,919        166,139
    Savings......................................        6,972,812          174,332       2.50       5,359,923        172,684
    Money market savings accounts................       11,411,974          298,818       2.62      11,999,212        398,233
  Time deposits:
    CD's less than $100,000......................       16,551,492          615,714       3.72      18,737,882        917,586
    CD's -- $100,000 and over:
      Domestic...................................        3,392,918          129,135       3.81       4,240,650        186,175
      Foreign....................................          536,102           18,864       3.52         417,994         17,434
                                                     -------------     ------------                -----------     ----------
TOTAL DEPOSITS...................................       59,136,216        1,363,145       2.31      59,440,705      1,858,251
BORROWED FUNDS:
  Short-term.....................................        6,109,256          185,994       3.04       5,197,476        183,617
  Long-term......................................        1,552,309           95,909       6.18       1,035,443         78,236
                                                     -------------     ------------                -----------     ----------
TOTAL BORROWED FUNDS.............................        7,661,565          281,903       3.68       6,232,919        261,853
                                                     -------------     ------------                -----------     ----------
TOTAL INTEREST BEARING LIABILITIES...............       54,701,065        1,645,048       3.01      54,621,499      2,120,104
Other liabilities................................        1,364,026                                   1,182,754
                                                     -------------                                 -----------
TOTAL LIABILITIES................................       68,161,807                                  66,856,378
Preferred stock..................................          253,385                                     264,811
Common stockholders' equity......................        6,300,903                                   5,632,208
                                                     -------------                                 -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......     $ 74,716,095                                 $72,753,397
                                                     -------------                                 -----------
                                                     -------------                                 -----------
NET INTEREST INCOME..............................                         4,169,562       6.29                      3,889,194
Provision for loan and lease losses..............                          (368,507)      (.56)                      (604,131)
                                                                       ------------     ------                     ----------
NET FUNDS FUNCTION...............................                       $ 3,801,055       5.73%                    $3,285,063
                                                                       ------------     ------                     ----------
                                                                       ------------     ------                     ----------


                                                   YIELD/
                  $(THOUSANDS)                     RATE
- -----------------------------------------------------------------------------------------------------------------
ASSETS:
Short-term investments...........................   3.97%
SECURITIES:
  Taxable........................................   6.86
  Tax exempt.....................................  10.60

  TOTAL SECURITIES...............................   7.28
LOANS AND LEASES:(2)
  Commercial, financial and agricultural.........   8.46
  Real estate....................................   9.29
  Consumer, net..................................  10.77
  Credit card....................................  17.35
  Leases, net....................................   8.85
  Reserve for loan and lease losses..............

NET LOANS AND LEASES.............................  10.43
Note receivable from FDIC........................
Collection pools.................................   4.25

TOTAL EARNING ASSETS.............................   9.25
Other assets.....................................

TOTAL ASSETS.....................................

LIABILITIES:
DEPOSITS:
    Demand-non-interest bearing..................
    Demand-interest bearing......................   2.18
    Savings......................................   3.22
    Money market savings accounts................   3.32
  Time deposits:
    CD's less than $100,000......................   4.90
    CD's -- $100,000 and over:
      Domestic...................................   4.39
      Foreign....................................   4.17

TOTAL DEPOSITS...................................   3.13
BORROWED FUNDS:
  Short-term.....................................   3.53
  Long-term......................................   7.56

TOTAL BORROWED FUNDS.............................   4.20

TOTAL INTEREST BEARING LIABILITIES...............   3.88
Other liabilities................................

TOTAL LIABILITIES................................
Preferred stock..................................
Common stockholders' equity......................

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......

NET INTEREST INCOME..............................   5.98
Provision for loan and lease losses..............   (.93)
                                                   -----
NET FUNDS FUNCTION...............................   5.05%
                                                   -----
                                                   -----

(1) Fully taxable equivalent basis.
(2) Nonaccrual loans are included in loan balances.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                   1991                                            1990                                    1989
- -------------------------------------------     -------------------------------------------     ---------------------------
  AVERAGE         INCOME/         YIELD/          AVERAGE         INCOME/         YIELD/          AVERAGE         INCOME/
  BALANCE         EXPENSE          RATE           BALANCE         EXPENSE          RATE           BALANCE         EXPENSE
- ---------------------------------------------------------------------------------------------------------------------------
$ 3,117,471     $   187,705            6.02%    $ 1,903,707     $   157,899            8.29%    $ 1,388,729     $   127,987
 10,457,918         877,632            8.39       8,230,173         729,006            8.86       6,848,551         596,744
  2,127,049         237,096           11.15       2,420,696         275,941           11.40       2,500,907         289,260
- -----------     -----------                     -----------     -----------                     -----------     -----------
 12,584,967       1,114,728            8.86      10,650,869       1,004,947            9.44       9,349,458         886,004
 12,990,753       1,288,359            9.92      12,563,043       1,365,744           10.87      12,138,618       1,400,797
 11,519,845       1,176,832           10.22       9,821,646       1,059,823           10.79       8,422,240         916,693
  8,830,660       1,062,524           12.03       8,056,766         988,354           12.27       7,675,165         929,642
  3,214,961         596,921           18.57       2,336,425         438,537           18.77       2,208,161         405,790
    896,164          96,231           10.74         878,049          98,085           11.17         835,352          93,801
   (735,826)                                       (694,354)                                       (588,846)
- -----------     -----------                     -----------     -----------                     -----------     -----------
 36,716,557       4,220,867           11.50      32,961,575       3,950,543           11.99      30,690,690       3,746,723
    213,502          18,808            8.81         383,178          33,758            8.81
    850,834          52,295            6.15         667,675          48,896            7.32
- -----------     -----------                     -----------     -----------                     -----------     -----------
 53,483,331       5,594,403           10.46      46,567,004       5,196,043           11.16      41,428,877       4,760,714
  6,638,588                                       5,928,842                                       4,994,276
- -----------                                     -----------                                     -----------
$60,121,919                                     $52,495,846                                     $46,423,153
- -----------                                     -----------                                     -----------
- -----------                                     -----------                                     -----------
$ 7,878,567                                     $ 6,867,733                                     $ 6,199,056
  5,225,517         216,611            4.15       4,372,017         203,394            4.65       3,934,952         192,698
  3,489,320         170,209            4.88       3,135,751         168,919            5.39       2,891,261         155,236
  9,891,702         497,215            5.03       7,665,030         466,518            6.09       6,930,709         431,345
 17,194,090       1,177,730            6.85      15,361,435       1,237,015            8.05      12,076,972       1,036,813
  4,558,868         289,948            6.36       4,955,236         388,228            7.83       5,348,849         433,820
    274,728          16,411            5.97         137,149          10,411            7.59          91,361           8,874
- -----------     -----------                     -----------     -----------                     -----------     -----------
 48,512,792       2,368,124            4.88      42,494,351       2,474,485            5.82      37,473,160       2,258,786
  4,728,402         271,858            5.75       4,233,435         330,012            7.80       3,722,861         321,610
    866,595          82,662            9.54         697,890          71,411           10.23         869,047          88,416
- -----------     -----------                     -----------     -----------                     -----------     -----------
  5,594,997         354,520            6.34       4,931,325         401,423            8.14       4,591,908         410,026
- -----------     -----------                     -----------     -----------                     -----------     -----------
 46,229,222       2,722,644            5.89      40,557,943       2,875,908            7.09      35,866,012       2,668,812
  1,015,587                                         882,303                                         772,346
- -----------                                     -----------                                     -----------
 55,123,376                                      48,307,979                                      42,837,414
    202,704                                          23,720                                          24,953
  4,795,839                                       4,164,147                                       3,560,786
- -----------                                     -----------                                     -----------
$60,121,919                                     $52,495,846                                     $46,423,153
- -----------                                     -----------                                     -----------
- -----------                                     -----------                                     -----------
                  2,871,759            5.37                       2,320,135            4.98                       2,091,902
                   (586,239)          (1.10)                       (450,440)           (.96)                       (600,362)
                -----------     -----------                     -----------     -----------                     -----------
                $ 2,285,520            4.27%                    $ 1,869,695            4.02%                    $ 1,491,540
                -----------     -----------                     -----------     -----------                     -----------
                -----------     -----------                     -----------     -----------                     -----------

                                 COMPOUND ANNUAL
- -----------                  ------------------------
  AVERAGE      YIELD/          AVERAGE       INCOME/
  BALANCE       RATE           BALANCE       EXPENSE
- -----------------------------------------------------------------------------------------------------------------------
$ 3,117,471         9.22%          (3.17)%     (17.90)%
 10,457,918         8.71           19.53        11.57
  2,127,049        11.57           (7.87)      (10.94)
- -----------
 12,584,967         9.48           13.48         4.82
 12,990,753        11.54            2.49        (1.85)
 11,519,845        10.88           15.15        11.81
  8,830,660        12.11           15.27        10.32
  3,214,961        18.38           17.64        16.34
    896,164        11.23            6.51        (1.56)
   (735,826
- -----------
 36,716,557        12.21           10.83         7.56
    213,502
    850,834
- -----------
 53,483,331        11.49           11.12         6.67
  6,638,588                        11.94
- -----------
$60,121,919                        11.21
- -----------
- -----------
$ 7,878,567                        14.25
  5,225,517         4.90           16.75        (6.48)
  3,489,320         5.37           19.27         3.59
  9,891,702         6.22            8.94        (6.23)
 17,194,090         8.59            9.40        (5.26)
  4,558,868         8.11           (6.63)      (17.69)
    274,728         9.71           31.56         8.79
- -----------
 48,512,792         6.03           10.56        (6.38)
  4,728,402         8.64           12.94        (5.18)
    866,595        10.17           15.10         4.21
- -----------
  5,594,997         8.93           13.36        (2.55)
- -----------
 46,229,222         7.44           10.19        (5.79)
  1,015,587                        13.42
- -----------
 55,123,376                        10.91
    202,704                        57.56
  4,795,839                        13.92
- -----------
$60,121,919                        11.21%
- -----------
- -----------
                    5.05                        15.89
                   (1.45)                        2.52
             -----------
                    3.60%                       17.89%
             -----------
             -----------

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

RESERVE FOR LOAN AND LEASE LOSSES
(unaudited)

                                     COMMERCIAL,
                                      FINANCIAL
                                         AND           REAL                       CREDIT                                   TOTAL
          $(THOUSANDS)               AGRICULTURAL     ESTATE       CONSUMER        CARD       LEASES      UNALLOCATED     RESERVES
- ---------------------------------
BALANCE, DECEMBER 31, 1988.......     $ 179,066      $ 96,276      $ 96,107      $ 86,358     $ 9,269      $  59,273      $526,349
  Acquired reserves..............         7,424        10,148         2,499           121          32            266        20,490
  Provision, 1989................       135,444       221,509       118,117        75,907      13,768         35,617       600,362
  Losses.........................      (160,450)     (165,868)     (133,700)     (104,190)    (16,855)                    (581,063)
  Recoveries.....................        33,196         5,191        39,987        20,575       6,073                      105,022
                                     -----------     --------     ----------     --------     -------     -----------     --------
  Net losses.....................      (127,254)     (160,677)      (93,713)      (83,615)    (10,782)                    (476,041)
                                     -----------     --------     ----------     --------     -------     -----------     --------
BALANCE, DECEMBER 31, 1989.......       194,680       167,256       123,010        78,771      12,287         95,156       671,160
  Allowance applicable to loans
    transferred to the Collection
    pools........................          (820)       (1,845)          (77)                                                (2,742)
  Acquired reserves..............         6,463         8,770         5,594        13,994          30          2,897        37,748
  Provision, 1990................       192,487        49,691        94,460       103,384       9,390          1,028       450,440
  Losses.........................      (207,220)     (102,563)     (141,538)     (126,093)    (16,656)                    (594,070)
  Recoveries.....................        35,845         6,478        42,182        22,362       4,708                      111,575
                                     -----------     --------     ----------     --------     -------     -----------     --------
  Net losses.....................      (171,375)      (96,085)      (99,356)     (103,731)    (11,948)                    (482,495)
                                     -----------     --------     ----------     --------     -------     -----------     --------
BALANCE, DECEMBER 31, 1990.......       221,435       127,787       123,631        92,418       9,759         99,081       674,111
  Allowance applicable to loans
    transferred to the Collection
    pools........................        (1,168)         (681)          (32)                                                (1,881)
  Acquired reserves..............        54,104        36,584        31,571        32,527         933         11,231       166,950
  Provision, 1991................       159,370        91,671       119,706       205,958      13,330         (3,796)      586,239
  Losses.........................      (213,353)      (91,747)     (175,160)     (182,127)    (20,276)                    (682,663)
  Recoveries.....................        36,162         6,688        53,519        25,176       5,577                      127,122
                                     -----------     --------     ----------     --------     -------     -----------     --------
  Net losses.....................      (177,191)      (85,059)     (121,641)     (156,951)    (14,699)                    (555,541)
                                     -----------     --------     ----------     --------     -------     -----------     --------
BALANCE, DECEMBER 31, 1991.......       256,550       170,302       153,235       173,952       9,323        106,516       869,878
  Allowance applicable to loans
    transferred from the
    Collection pools.............           652            36             1                                                    689
  Acquired reserves..............         2,345         2,283         1,380           119           3                        6,130
  Provision, 1992................       166,754        28,937       148,655       207,688      14,693         37,404       604,131
  Losses.........................      (181,603)      (92,231)     (203,977)     (239,858)    (14,733)                    (732,402)
  Recoveries.....................        50,195        11,821        64,645        28,692       6,117                      161,470
                                     -----------     --------     ----------     --------     -------     -----------     --------
  Net losses.....................      (131,408)      (80,410)     (139,332)     (211,166)     (8,616)                    (570,932)
                                     -----------     --------     ----------     --------     -------     -----------     --------
BALANCE, DECEMBER 31, 1992.......     $ 294,893       121,148      $163,939       170,593      15,403        143,920       909,896
  Acquired reserves..............         2,201         4,221         2,033         2,322                      2,746        13,523
  Provision, 1993................       (46,086)       88,769        79,177       246,636       4,434         (4,423)      368,507
  Losses.........................       (91,862)      (62,342)     (152,119)     (249,442)    (11,570)                    (567,335)
  Recoveries.....................        69,508        13,028        72,020        34,125       4,881                      193,562
                                     -----------     --------     ----------     --------     -------     -----------     --------
  Net losses.....................       (22,354)      (49,314)      (80,099)     (215,317)     (6,689)                    (373,773)
                                     -----------     --------     ----------     --------     -------     -----------     --------
BALANCE, DECEMBER 31, 1993.......     $ 228,654      $164,824      $165,050      $204,234     $13,148      $ 142,243      $918,153
                                     -----------     --------     ----------     --------     -------     -----------     --------
                                     -----------     --------     ----------     --------     -------     -----------     --------

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

LOAN AND LEASE ANALYSIS
(unaudited)

              $(THOUSANDS)                     1993            1992            1991            1990            1989
- ----------------------------------------
ENDING LOAN AND LEASE BALANCES:
  Commercial, financial and
     agricultural.......................    $14,000,724     $13,466,539     $14,668,863     $12,698,559     $12,099,159
  Real estate...........................     16,770,157      15,449,679      13,850,620      10,128,211       8,539,967
  Consumer, net.........................     15,961,028      12,899,362      10,465,705       8,236,489       7,752,795
  Credit card...........................      6,050,750       5,026,983       4,617,543       2,620,616       2,190,229
  Leases, net...........................      1,062,961         966,885         956,130         972,834         926,633
                                            -----------     -----------     -----------     -----------     -----------
TOTAL LOANS AND LEASES..................    $53,845,620     $47,809,448     $44,558,861     $34,656,709     $31,508,783
                                            -----------     -----------     -----------     -----------     -----------
                                            -----------     -----------     -----------     -----------     -----------
Nonperforming assets and delinquencies:
  Non-accrual loans.....................    $   403,433     $   541,208     $   736,057     $   752,663     $   697,919
  Renegotiated loans....................          6,871          27,782          21,677          23,899          48,280
  Other real estate owned...............        193,158         288,252         375,554         341,118         259,885
                                            -----------     -----------     -----------     -----------     -----------
TOTAL NONPERFORMING ASSETS..............    $   603,462     $   857,242     $ 1,133,288     $ 1,117,680     $ 1,006,084
                                            -----------     -----------     -----------     -----------     -----------
                                            -----------     -----------     -----------     -----------     -----------
Loans delinquent 90 days or more (not
  included in non-accrual)..............    $   203,973     $   208,092     $   287,446     $   187,356     $   186,413
Loans classified as doubtful(1).........         58,681          76,488         201,659         182,792         146,292
Interest foregone on nonperforming loans
  (after tax)(2)........................    $    25,778     $    34,382     $    45,054     $    54,489     $    53,549
RESERVE AND LOSS RATIOS:
Ending reserve to ending balances:
  Commercial, financial and
     agricultural.......................           1.63%           2.19%           1.75%           1.74%           1.61%
  Real estate...........................            .98             .78            1.23            1.26            1.96
  Consumer, net.........................           1.03            1.27            1.46            1.50            1.59
  Credit card...........................           3.38            3.39            3.77            3.53            3.60
  Leases, net...........................           1.24            1.59             .98            1.00            1.33
TOTAL LOANS AND LEASES..................           1.71            1.90            1.95            1.95            2.13
Net charge-offs to average balances:
  Commercial, financial and
     agricultural.......................            .17             .96            1.36            1.36            1.05
  Real estate...........................            .31             .56             .74             .98            1.91
  Consumer, net.........................            .56            1.15            1.38            1.23            1.22
  Credit card...........................           4.25            4.71            4.88            4.44            3.79
  Leases, net...........................            .68             .89            1.64            1.36            1.29
Total loans and leases..................            .75            1.25            1.48            1.43            1.52
Recoveries to gross charge-offs.........          34.12           22.05           18.62           18.78           18.08
To ending loans and leases:
  Nonperforming assets..................           1.12            1.79            2.54            3.23            3.19
  Loans delinquent 90 days or more......            .38%            .44%            .65%            .54%            .59%

(1) Defined as loans with a high loss possibility after collateral liquidation based on existing facts, market conditions and value. These loans are provided for in the reserve for loan losses, as appropriate. Any interest income recognized on these loans is immaterial.

(2) The amount of gross interest on nonperforming loans that would have been recorded during 1993 and 1992 if the loans had been current throughout the year totaled $59 million and $74 million, respectively. Of this amount, $20 million and $22 million of interest was actually recorded on nonperforming loans during 1993 and 1992, respectively. Texas is included in these amounts for the whole year of 1991 even though it was consolidated beginning October 1, 1991.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

CONSOLIDATED QUARTERLY FINANCIAL DATA
(unaudited)

                                                                               QUARTERS
                                            -------------------------------------------------------------------------------
                                                                   1993                                      1992
                                            ---------------------------------------------------     -----------------------
   $(MILLIONS, EXCEPT PER SHARE DATA)        FOURTH         THIRD        SECOND         FIRST        FOURTH         THIRD
- ----------------------------------------
KEY AVERAGE BALANCES:
  Taxable securities....................    $  14,664     $  13,624     $  14,224     $  15,288     $  16,346     $  14,726
  Tax exempt securities.................        1,901         1,769         1,780         1,770         1,778         1,765
                                            ---------     ---------     ---------     ---------     ---------     ---------
TOTAL SECURITIES........................       16,565        15,393        16,004        17,058        18,124        16,491
  Commercial loans......................       13,519        13,170        13,163        13,187        13,541        13,486
  Real estate loans.....................       16,391        15,982        15,826        15,148        15,125        14,431
  Consumer loans, net...................       15,483        14,704        13,909        13,561        12,704        12,204
  Credit card loans.....................        5,505         5,144         4,862         4,772         4,616         4,449
  Leases, net...........................        1,034           963           957           966           979           988
  Loan and lease reserve................         (915)         (922)         (948)         (931)         (914)         (924)
                                            ---------     ---------     ---------     ---------     ---------     ---------
NET LOANS AND LEASES....................       51,017        49,041        47,769        46,703        46,051        44,634
  Collection pools......................           52           169           286           375           566           742
  Other earning assets..................          852         1,220         1,219         1,555         1,881         2,749
TOTAL EARNING ASSETS....................       68,486        65,823        65,278        65,691        66,622        64,616
TOTAL ASSETS............................       77,041        74,226        73,686        73,868        74,649        72,196
  Demand deposits:
    Non-interest bearing................       12,921        12,113        11,975        11,447        11,929        10,916
    Interest bearing....................        8,444         8,138         8,098         8,011         7,929         7,330
  Savings deposits......................       18,534        18,370        18,336        18,345        18,076        17,690
  Time deposits.........................       20,059        19,941        20,585        21,296        22,075        22,745
                                            ---------     ---------     ---------     ---------     ---------     ---------
TOTAL DEPOSITS..........................       59,958        58,562        58,994        59,099        60,009        58,681
  Borrowed funds:
    Short-term..........................        7,216         6,133         5,357         5,731         6,041         5,302
    Long-term...........................        1,705         1,586         1,557         1,357         1,259         1,076
                                            ---------     ---------     ---------     ---------     ---------     ---------
TOTAL BORROWED FUNDS....................        8,921         7,719         6,914         7,088         7,300         6,378
TOTAL INTEREST BEARING LIABILITIES......       55,958        54,168        53,933        54,740        55,380        54,143
Preferred stock.........................          250           250           255           259           261           264
Common stockholders' equity.............    $   6,457     $   6,384     $   6,216     $   6,044     $   5,840     $   5,731
MARGIN ANALYSIS(2):
  (as a percent of average earning
    assets)
    Interest income.....................         8.40%         8.65%         8.81%         9.23%         8.74%         9.05%
    Interest expense....................         2.33          2.43          2.51          2.66          2.86          3.04
                                            ---------     ---------     ---------     ---------     ---------     ---------
    Net interest income.................         6.07          6.22          6.30          6.57          5.88          6.01
    Provision for loan and lease
      losses............................          .62           .59           .36           .65           .77           .79
                                            ---------     ---------     ---------     ---------     ---------     ---------
    Net funds function..................         5.45          5.63          5.94          5.92          5.11          5.22
KEY OPERATING RATIOS:
  Return on average assets..............         1.47          1.52          1.53          1.58          1.10          1.35
  Return on average common equity.......        17.32         17.43         17.91         18.94         13.69         16.71
  Return on average total equity........        16.93         17.04         17.48         18.46         13.41         16.31
  Average common equity to assets.......         8.38          8.60          8.44          8.18          7.82          7.94
  Average total equity to assets........         8.71          8.94          8.78          8.53          8.17          8.30
CREDIT ANALYSIS:
  Net charge-offs to average loans and
    leases..............................          .89           .81           .67           .63          1.11          1.28
  Ending reserves to loans and leases...         1.71          1.80          1.86          1.97          1.90          1.97
  As a percent of ending loans and
    leases:
    Nonperforming assets................         1.12          1.29          1.49          1.73          1.79          2.06
    Loans delinquent 90 or more
      days(3)...........................          .38           .42           .43           .42           .44           .47
COMMON STOCK:
  Average shares outstanding (000)(1)...      377,736       376,943       376,613       375,813       375,791       373,937
  Shares traded (000)...................       54,635        39,072        35,563        34,057        29,738        27,762
  Per share data(1)
    Net income..........................    $     .75     $     .75     $     .73     $     .75     $     .54     $     .63
    Cash dividends......................          .28           .28           .26           .25           .24           .23
    Book value..........................        17.82         17.35         16.89         16.45         15.98         15.63
    Stock price:
      High..............................        39.77         42.19         44.73         42.27         38.91         34.27
      Low...............................        32.27         34.55         36.73         36.36         31.82         30.64
      Close.............................    $   35.57     $   37.73     $   40.91     $   42.00     $   38.64     $   32.60
PREFERRED STOCK, SERIES C:
  Shares traded (000)...................        2,082         1,712         1,827         1,093         1,349         1,034
    High................................    $   74.63     $   73.25     $   81.75     $   78.50     $   72.75     $   66.50
    Low.................................        66.63         72.75         70.50         69.50         64.13         62.50
    Close...............................    $   68.75     $   73.25     $   77.00     $   78.50     $   72.75     $   64.75


   $(MILLIONS, EXCEPT PER SHARE DATA)      SECOND         FIRST
- ----------------------------------------
KEY AVERAGE BALANCES:
  Taxable securities....................  $  13,506     $  13,531
  Tax exempt securities.................      1,877         1,986
                                          ---------     ---------
TOTAL SECURITIES........................     15,383        15,517
  Commercial loans......................     13,539        13,484
  Real estate loans.....................     14,395        14,036
  Consumer loans, net...................     11,815        11,825
  Credit card loans.....................      4,366         4,398
  Leases, net...........................      1,004           936
  Loan and lease reserve................       (921)         (891)
                                          ---------     ---------
NET LOANS AND LEASES....................     44,198        43,788
  Collection pools......................        976         1,201
  Other earning assets..................      3,855         3,887
TOTAL EARNING ASSETS....................     64,412        64,393
TOTAL ASSETS............................     71,991        72,109
  Demand deposits:
    Non-interest bearing................     10,730        10,541
    Interest bearing....................      7,230         7,050
  Savings deposits......................     17,516        17,096
  Time deposits.........................     23,787        25,029
                                          ---------     ---------
TOTAL DEPOSITS..........................     59,263        59,716
  Borrowed funds:
    Short-term..........................      4,919         4,573
    Long-term...........................        898           933
                                          ---------     ---------
TOTAL BORROWED FUNDS....................      5,817         5,506
TOTAL INTEREST BEARING LIABILITIES......     54,350        54,681
Preferred stock.........................        266           269
Common stockholders' equity.............  $   5,546     $   5,415
MARGIN ANALYSIS(2):
  (as a percent of average earning
    assets)
    Interest income.....................       9.32%         9.89%
    Interest expense....................       3.36          3.81
                                          ---------     ---------
    Net interest income.................       5.96          6.08
    Provision for loan and lease
      losses............................        .76          1.40
                                          ---------     ---------
    Net funds function..................       5.20          4.68
KEY OPERATING RATIOS:
  Return on average assets..............       1.36          1.02
  Return on average common equity.......      17.25         13.17
  Return on average total equity........      16.81         12.90
  Average common equity to assets.......       7.70          7.51
  Average total equity to assets........       8.07          7.88
CREDIT ANALYSIS:
  Net charge-offs to average loans and
    leases..............................       1.03          1.60
  Ending reserves to loans and leases...       2.05          2.05
  As a percent of ending loans and
    leases:
    Nonperforming assets................       2.21          2.37
    Loans delinquent 90 or more
      days(3)...........................        .54           .59
COMMON STOCK:
  Average shares outstanding (000)(1)...    373,119       371,850
  Shares traded (000)...................     34,743        20,943
  Per share data(1)
    Net income..........................  $     .64     $     .48
    Cash dividends......................        .21           .21
    Book value..........................      15.18         14.75
    Stock price:
      High..............................      34.55         36.36
      Low...............................      30.73         30.75
      Close.............................  $   33.18     $   33.73
PREFERRED STOCK, SERIES C:
  Shares traded (000)...................      1,654         2,414
    High................................  $   66.50     $   69.00
    Low.................................      61.75         63.00
    Close...............................  $   64.63     $   65.50

(1) Amounts have been restated for the 10% common stock dividend effective February 10, 1994 and the five-shares-for-four-shares stock split effective August 31, 1993.

(2) Fully taxable equivalent basis.

(3) Excluding nonperforming loans.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

CONSOLIDATED QUARTERLY FINANCIAL DATA
(unaudited)

                                                                               QUARTERS
                                            -------------------------------------------------------------------------------
                                                                   1993                                      1992
                                            ---------------------------------------------------     -----------------------
              $(MILLIONS)                    FOURTH         THIRD        SECOND         FIRST        FOURTH         THIRD
- ----------------------------------------
CONDENSED INCOME STATEMENT:
Interest income(2)
  Taxable securities....................    $  192.61     $  187.08     $  204.19     $  230.64     $  251.58     $  244.86
  Tax exempt securities.................        43.52         42.59         43.53         43.71         47.01         47.16
                                            ---------     ---------     ---------     ---------     ---------     ---------
Securities income.......................       236.13        229.67        247.72        274.35        298.59        292.02
  Commercial loans......................       270.64        274.93        276.02        273.07        261.43        284.85
  Real estate loans.....................       352.73        353.39        349.75        339.39        350.62        329.30
  Consumer loans........................       340.01        329.61        328.23        369.90        311.37        315.19
  Credit card loans.....................       222.28        215.43        201.15        200.90        201.00        193.75
  Leases................................        20.62         19.72         19.73         20.49         20.08         21.96
                                            ---------     ---------     ---------     ---------     ---------     ---------
Loan and lease income...................     1,206.28      1,193.08      1,174.88      1,203.75      1,144.50      1,145.05
  Collection pool income................          .32          1.37          2.21          3.15          4.87          7.52
  Other earning assets..................         7.64         10.80          9.66         13.61         16.29         24.60
TOTAL INTEREST INCOME...................     1,450.37      1,434.92      1,434.47      1,494.86      1,464.25      1,469.19
  Demand deposits.......................        31.00         29.67         34.63         30.99         35.06         36.56
  Savings deposits......................       115.57        117.31        117.88        122.40        129.76        133.52
  Time deposits:
    CD's under $100,000.................       135.07        151.36        158.73        170.55        203.73        208.50
    CD's $100,000 and over..............        41.28         32.09         34.98         39.64         42.26         52.26
                                            ---------     ---------     ---------     ---------     ---------     ---------
TOTAL INTEREST ON DEPOSITS..............       322.92        330.43        346.22        363.58        410.81        430.84
  Borrowed funds:
    Short-term..........................        53.54         47.85         40.63         43.97         45.74         43.75
    Long-term...........................        25.65         24.99         22.53         22.74         22.74         18.90
                                            ---------     ---------     ---------     ---------     ---------     ---------
TOTAL INTEREST ON BORROWED FUNDS........        79.19         72.84         63.16         66.71         68.48         62.65
                                            ---------     ---------     ---------     ---------     ---------     ---------
TOTAL INTEREST EXPENSE..................       402.11        403.27        409.38        430.29        479.29        493.49
                                            ---------     ---------     ---------     ---------     ---------     ---------
Net interest income.....................     1,048.26      1,031.65      1,025.09      1,064.57        984.96        975.70
Provision for loan and lease losses.....       107.03         97.53         58.41        105.55        128.40        128.03
                                            ---------     ---------     ---------     ---------     ---------     ---------
Net funds function......................       941.23        934.12        966.68        959.02        856.56        847.67
Other income:
  Service charges on deposits...........       111.42        107.66        105.91        107.31        109.99        104.03
  Fiduciary income......................        54.24         52.82         53.59         51.14         51.37         51.42
  Loan processing and service income....       124.67        118.04        112.98         96.09        115.18        110.00
  Securities transactions...............         5.51          2.97           .11          7.43          (.19)         3.91
  Income from management of Collection
    pools, net..........................         6.46          6.53          6.33          3.46          5.26          6.89
  Other non-interest income.............        94.59         92.25         93.64         76.50         83.68         94.75
                                            ---------     ---------     ---------     ---------     ---------     ---------
TOTAL OTHER INCOME......................       396.89        380.27        372.56        341.93        365.29        371.00
OTHER EXPENSE:
  Salaries and benefits.................       403.98        412.86        406.97        394.53        398.11        381.04
  Other non-interest expense............       483.15        450.24        479.08        483.31        503.10        466.62
                                            ---------     ---------     ---------     ---------     ---------     ---------
TOTAL OTHER EXPENSE.....................       887.13        863.10        886.05        877.84        901.21        847.66
Taxable equivalent adjustment...........        19.42         20.59         18.37         21.07         21.79         22.44
                                            ---------     ---------     ---------     ---------     ---------     ---------
Income before income taxes and
  cumulative effect of change in
  accounting principle..................       431.57        430.70        434.82        402.04        298.85        348.57
Income tax (provision) benefit:
  Income excluding securities
    transactions........................      (143.39)      (144.68)      (152.84)      (131.95)       (93.29)      (101.53)
  Securities transactions...............        (1.93)        (1.11)         (.04)        (2.60)          .07         (1.33)
                                            ---------     ---------     ---------     ---------     ---------     ---------
Income before cumulative effect of
  change in accounting principle........       286.25        284.91        281.94        267.49        205.63        245.71
Cumulative effect of change in method of
  accounting for income taxes...........                                                  19.39
                                            ---------     ---------     ---------     ---------     ---------     ---------
      Net income........................    $  286.25     $  284.91     $  281.94     $  286.88     $  205.63     $  245.71
                                            ---------     ---------     ---------     ---------     ---------     ---------
                                            ---------     ---------     ---------     ---------     ---------     ---------
Net income available to common
  stockholders'.........................    $  281.88     $  280.54     $  277.57     $  282.29     $  200.97     $  240.78
                                            ---------     ---------     ---------     ---------     ---------     ---------
                                            ---------     ---------     ---------     ---------     ---------     ---------


              $(MILLIONS)                  SECOND         FIRST
- ----------------------------------------
CONDENSED INCOME STATEMENT:
Interest income(2)
  Taxable securities....................  $  238.58     $  261.68
  Tax exempt securities.................      50.22         51.95
                                          ---------     ---------
Securities income.......................     288.80        313.63
  Commercial loans......................     304.34        303.33
  Real estate loans.....................     328.51        326.38
  Consumer loans........................     310.27        367.92
  Credit card loans.....................     189.14        193.94
  Leases................................      22.29         21.46
                                          ---------     ---------
Loan and lease income...................   1,154.55      1,213.03
  Collection pool income................      10.91         13.66
  Other earning assets..................      38.59         42.70
TOTAL INTEREST INCOME...................   1,492.85      1,583.02
  Demand deposits.......................      43.10         51.42
  Savings deposits......................     147.82        159.81
  Time deposits:
    CD's under $100,000.................     237.51        267.85
    CD's $100,000 and over..............      45.95         63.15
                                          ---------     ---------
TOTAL INTEREST ON DEPOSITS..............     474.38        542.23
  Borrowed funds:
    Short-term..........................      46.35         47.76
    Long-term...........................      17.41         19.20
                                          ---------     ---------
TOTAL INTEREST ON BORROWED FUNDS........      63.76         66.96
                                          ---------     ---------
TOTAL INTEREST EXPENSE..................     538.14        609.19
                                          ---------     ---------
Net interest income.....................     954.71        973.83
Provision for loan and lease losses.....     122.55        225.15
                                          ---------     ---------
Net funds function......................     832.16        748.68
Other income:
  Service charges on deposits...........     100.21         99.27
  Fiduciary income......................      50.58         51.75
  Loan processing and service income....     102.80        106.43
  Securities transactions...............       6.61         14.34
  Income from management of Collection
    pools, net..........................       9.78          6.31
  Other non-interest income.............      85.14         70.97
                                          ---------     ---------
TOTAL OTHER INCOME......................     355.12        349.07
OTHER EXPENSE:
  Salaries and benefits.................     368.28        363.88
  Other non-interest expense............     440.97        430.94
                                          ---------     ---------
TOTAL OTHER EXPENSE.....................     809.25        794.82
Taxable equivalent adjustment...........      23.34         23.82
                                          ---------     ---------
Income before income taxes and
  cumulative effect of change in
  accounting principle..................     354.69        279.11
Income tax (provision) benefit:
  Income excluding securities
    transactions........................    (109.54)       (91.89)
  Securities transactions...............      (2.25)        (4.87)
                                          ---------     ---------
Income before cumulative effect of
  change in accounting principle........     242.90        182.35
Cumulative effect of change in method of
  accounting for income taxes...........
                                          ---------     ---------
      Net income........................  $  242.90     $  182.35
                                          ---------     ---------
                                          ---------     ---------
Net income available to common
  stockholders'.........................  $  237.89     $  177.25
                                          ---------     ---------
                                          ---------     ---------

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

RATE-VOLUME ANALYSIS(1, 2)
(unaudited)

                                      1993-92                                   1992-91                             1991-90
                       -------------------------------------     --------------------------------------     ------------------------
                        CHANGE IN                                CHANGE IN                                   CHANGE IN
                         INCOME/         RATE        VOLUME       INCOME/         RATE         VOLUME         INCOME/         RATE
   $(THOUSANDS)          EXPENSE        EFFECT       EFFECT       EXPENSE        EFFECT        EFFECT         EXPENSE        EFFECT
- -------------------
EARNING ASSETS:
  Short-term
    investments....     $ (80,471)     $(14,787)    $(65,684)    $ (65,529 )    $(63,084)    $   (2,445)     $  29,806    $(51,507)
Securities:
  Taxable..........      (182,238)     (176,461)      (5,777)      119,117      (180,002)       299,119        148,626     (40,332)
  Tax exempt.......       (22,929)      (17,859)      (5,070)      (40,813 )     (11,247)       (29,566)       (38,845)     (5,947)
                       -----------     --------     --------     ----------     --------     ----------     -----------   --------
  Total
    securities.....      (205,167)     (194,320)     (10,847)       78,304      (191,249)       269,553        109,781     (46,279)
Loans and
  leases:(3)
  Commercial.......       (59,287)      (29,553)     (29,734)     (134,414 )    (196,932)        62,518        (77,385)   (122,608)
  Real estate......        60,436       (71,035)     131,471       157,985      (114,171)       272,156        117,009     (58,381)
  Consumer, net....        62,990      (164,990)     227,980       242,233      (120,406)       362,639         74,170     (19,582)
  Credit card......        61,951       (36,681)      98,632       180,897       (41,404)       222,301        158,384      (4,724)
  Leases, net......        (5,228)       (6,230)       1,002       (10,443 )     (17,879)         7,436         (1,854)     (3,842)
                       -----------     --------     --------     ----------     --------     ----------     -----------   --------
Net loans and
  leases...........       120,862      (308,489)     429,351       436,258      (490,792)       927,050        270,324    (209,137)
Note receivable
  from FDIC........                                                (18,808 )                    (18,808)       (14,950)
Collection pool....       (29,912)       (7,319)     (22,593)      (15,330 )     (16,502)         1,172          3,399      (8,620)
                       -----------     --------     --------     ----------     --------     ----------     -----------   --------
TOTAL EARNING
  ASSETS...........      (194,688)     (524,915)     330,227       414,895      (761,627)     1,176,522        398,360    (315,543)
INTEREST BEARING
  LIABILITIES:
Demand-interest
  bearing..........       (39,857)      (51,111)      11,254       (50,472 )    (127,016)        76,544         13,217     (23,498)
  Savings:
    Regular
      savings......         1,648       (43,577)      45,225         2,475       (69,913)        72,388          1,290     (16,802)
    Money market
      savings......       (99,415)      (80,687)     (18,728)      (98,982 )    (191,181)        92,199         30,697     (90,113)
  Time deposits:
    CD's less than
      $100,000.....      (301,872)     (203,345)     (98,527)     (260,144 )    (358,554)        98,410        (59,285)   (196,822)
    CD's --
      $100,000 and
      over:
        Domestic...       (57,040)      (22,697)     (34,343)     (103,773 )     (84,688)       (19,085)       (98,280)    (68,917)
        Foreign....         1,430        (2,994)       4,424         1,023        (5,892)         6,915          6,000      (2,611)
                       -----------     --------     --------     ----------     --------     ----------     -----------   --------
Total deposits.....      (495,106)     (404,411)     (90,695)     (509,873 )    (837,244)       327,371       (106,361)   (398,763)
Borrowed funds:
  Short-term.......         2,377       (27,385)      29,762       (88,241 )    (113,119)        24,878        (58,154)    (93,690)
  Long-term........        17,673       (16,194)      33,867        (4,426 )     (18,900)        14,474         11,251      (5,075)
                       -----------     --------     --------     ----------     --------     ----------     -----------   --------
Total borrowed
  funds............        20,050       (43,579)      63,629       (92,667 )    (132,019)        39,352        (46,903)    (98,765)
                       -----------     --------     --------     ----------     --------     ----------     -----------   --------
Total interest
  bearing
  liabilities......      (475,056)     (447,990)     (27,066)     (602,540 )    (969,263)       366,723       (153,264)   (497,528)
                       -----------     --------     --------     ----------     --------     ----------     -----------   --------
Net interest
  income...........     $ 280,368      $(76,925)    $357,293     $1,017,435     $207,636     $  809,799      $ 551,624    $181,985
                       -----------     --------     --------     ----------     --------     ----------     -----------   --------
                       -----------     --------     --------     ----------     --------     ----------     -----------   --------


                      VOLUME
   $(THOUSANDS)       EFFECT
- -------------------
EARNING ASSETS:
  Short-term
    investments....  $ 81,313
Securities:
  Taxable..........   188,958
  Tax exempt.......   (32,898)
                     --------
  Total
    securities.....   156,060
Loans and
  leases:(3)
  Commercial.......    45,223
  Real estate......   175,390
  Consumer, net....    93,752
  Credit card......   163,108
  Leases, net......     1,988
                     --------
Net loans and
  leases...........   479,461
Note receivable
  from FDIC........   (14,950)
Collection pool....    12,019
                     --------
TOTAL EARNING
  ASSETS...........   713,903
INTEREST BEARING
  LIABILITIES:
Demand-interest
  bearing..........    36,715
  Savings:
    Regular
      savings......    18,092
    Money market
      savings......   120,810
  Time deposits:
    CD's less than
      $100,000.....   137,537
    CD's --
      $100,000 and
      over:
        Domestic...   (29,363)
        Foreign....     8,611
                     --------
Total deposits.....   292,402
Borrowed funds:
  Short-term.......    35,536
  Long-term........    16,326
                     --------
Total borrowed
  funds............    51,862
                     --------
Total interest
  bearing
  liabilities......   344,264
                     --------
Net interest
  income...........  $369,639
                     --------
                     --------

(1) Fully taxable equivalent basis.
(2) The unallocated portion of the total change has been prorated into rate and volume components.
(3) Interest income on loans and leases include $129 million and $118 million of credit card fees in 1993 and 1992, respectively. Other fees included in interest income are not material.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS

                  INTRODUCTION

                  Included in this review are the following sections:

                        I.   Overview of Operations
                       II.   Net Interest Income
                       III.  Other Income, Other Expense and Income Taxes
                       IV.   Asset Quality
                        V.   Asset Liability Management
                       VI.   Comparison of 1992 Versus 1991

                  This discussion should be read in conjunction with the financial statements, notes and tables included elsewhere in this report. Definitions of terms used in this discussion include:

                  Average Balances:

                  All average balances are calculated on the basis of daily averages. Interim period annualizations are based on actual days in the relevant period.

                  The Corporation, BANC ONE:

                  The Corporation refers to the parent company only whereas BANC ONE refers to the Corporation and majority-owned subsidiaries (affiliates).

                  Fully Taxable Equivalent Basis (FTE):

                  Income on earning assets, which is subject to either a reduced rate or zero rate of income tax, adjusted to give effect to the statutory federal income tax rate of 35% and adjusted for non-deductible carrying costs, where applicable. Where appropriate, yield calculations include these adjustments.

                  Net Interest Income:

                  Interest and related fee income on earning assets (FTE basis where appropriate) reduced by total interest expense on interest bearing liabilities.

                  Net Interest Margin:

                  Net interest income on an FTE basis expressed as a percent of average earning assets.

                  Net Funds Function:

                  Net interest income reduced by the provision for loan and lease losses.

                  Tangible Capital:

                  The sum of common stockholders' equity and convertible preferred stock less intangible assets.

                  Tangible Capital Ratio:

                  Tangible capital divided by total assets less intangible assets.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                  I.   OVERVIEW OF OPERATIONS

                  Net income for 1993 was $1,140 million, or $2.98 per share increasing from $877 million, or $2.29 per share in 1992. All prior period results are restated to include the three significant poolings of interests acquisitions described in
                  Note 2. Prior period per share amounts have been restated for the five-for-four-stock split effective August 31, 1993 and the 10% common stock dividend effective February 10, 1994.
                      Factors contributing to the 1993 earnings increase include improved net interest margin, partially resulting from a $1.3 billion dollar increase in average earning assets from 1992, a lower loan loss provision due to improved credit quality and increased earnings from 1993 acquisitions. The favorable impact of the above items was partly offset by increased data processing expenses and expenses related to the expansion of non-bank subsidiaries. Details of changes in net income per common share are presented in Table 1.
                      Key performance measures improved considerably from 1992
                  and remained very strong in comparison to industry standards. Return on average assets increased to 1.53% from 1.20% in 1992.
                      Return on average common equity increased to 17.81% during
                  1993 compared to 15.21% for 1992. The increase resulted primarily from strong earnings. The ending ratio of tangible capital to net assets increased to 7.99% in 1993 from 7.18% in 1992. The increase was predominantly due to strong earnings.

                  --------------------------------------------------------------

                  Table 1   ANALYSIS OF NET INCOME PER COMMON SHARE

                                                                             1992-93      1991-92      1990-91
                       ---------------------------------------------------------------------------------------
                       Net income per common share, prior year............     $2.29        $1.82        $1.56
                       Increase/(decrease) from changes in:
                         Earning asset volume.............................       .33         3.38         2.27
                         Other effects of net interest income.............       .42         (.53)        (.65)
                         Provision for loan and lease losses..............       .63         (.05)        (.40)
                         Other income, excluding securities
                            transactions..................................       .16          .36          .64
                         Securities transactions..........................      (.02)        (.08)         .13
                         Other expense....................................      (.41)       (1.99)       (1.43)
                         Provision for federal income taxes, including
                            $.05 benefit per common share for cumulative
                            effect
                            of accounting change in 1993..................      (.41)        (.53)        (.19)
                                                                             -------      -------      -------
                       Subtotal...........................................      2.99         2.38         1.93
                       Change in average common shares....................      (.02)        (.08)        (.07)
                       Change in preferred stock dividend.................       .01         (.01)        (.04)
                                                                             -------      -------      -------
                       Net income per common share........................     $2.98        $2.29        $1.82
                                                                             -------      -------      -------
                                                                             -------      -------      -------

                  --------------------------------------------------------------

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                  II.   NET INTEREST INCOME

                  Average interest-earning assets increased to $66.3 billion in 1993 from $65.0 billion in 1992. The growth was due primarily to an increase in installment, credit card and real estate loans.
                      The net interest margin increased in 1993 to 6.29% from
                  5.98% in 1992. Correspondingly, net interest income increased by $280 million from 1992 to 1993.
                      Both the cost of funds and the yield on average earning
                  assets continued to decline during 1993. The national market decline in interest rates contributed to a 48 basis point decline in the yield on average earning assets and a 77 basis point decrease on the average rate paid on deposits and borrowed funds for the year ended December 31, 1993. The larger decline in funding costs is principally a result of the widening of the spread between loans and their respective funding sources coupled with changes in BANC ONE's funding mix, including a higher concentration of savings accounts and non-interest bearing demand deposit accounts. BANC ONE's net interest margin has benefited from the favorable rate environment. In the future, the spread between prime and fed funds rates may return to historical lower levels. In such circumstances, BANC ONE's net interest margin would be expected to contract as declines in earning asset yields (resulting from loan payoffs and security maturities) may occur faster than the reduction in rates paid on deposits.

                  --------------------------------------------------------------

                  Table 2   RATE AND YIELD ANALYSIS

                                                                      1993      1992      1991
                       ---------------------------------------------
                       Earning asset yield..........................   8.77%     9.25%    10.46%
                       Cost of deposits and other borrowed funds....   2.46%     3.23%     5.03%

                  --------------------------------------------------------------

                  Off-Balance Sheet Instruments and Securities

                  The use of swaps increased interest income by $230 million or 35 basis points in 1993 and $176 million or 28 basis points in 1992. Correspondingly, swaps decreased deposit and other borrowing costs by $216 million or 40 basis points in 1993 and $156 million or 28 basis points in 1992. The additional earnings from the use of swaps effectively alters on-balance sheet yields and costs and must be viewed in the context of total interest rate risk management (see discussion beginning on page 70). As interest rates rise, growth in income on earning assets is expected to offset the reduction of swap income.
                      The shift in composition of the securities portfolio
                  continued to be toward United States treasury, federal agency obligations and variable rate securities (primarily mortgage-backed and asset-backed securities), out of higher yielding fixed rate federal agency and private label collateralized mortgage-backed securities. One effect of this was a reduction of volatility of effective maturities.

                  Loan Portfolio

                  Interest income on loans increased by $120.9 million in 1993 over 1992. Average total loans and leases increased to $49.6 billion for 1993 up from $45.6 billion. The overall yield dropped to 9.8% for 1993 from 10.4%. Although loan yields dropped during 1993, the decrease was mitigated by the change in mix resulting from the growth of higher-yielding retail loans, including residential real estate, consumer and credit card loans. The percentage of retail loans to total loans outstanding increased to 60.8% at December 31, 1993 from 57.8% a year ago. Retail loans are expected to grow faster than commercial loans during 1994 as BANC ONE continues to focus its efforts in this area. Although the rates on retail loans decreased slightly during 1993, they typically are not as sensitive to short-term interest rate fluctuations as other earning assets. The yield on the consumer loan portfolio was enhanced by the income tax refund anticipation loan ("RAL") program which was introduced in 1990. During the first quarter of 1993, BANC ONE originated approximately $2.4 billion of such loans. These very short-term, high-yielding loans had an average balance during the first quarter of 1993 and 1992 of $264 and $329 million, respectively.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                      As shown in Table 3, the loan portfolio continues to
                  reflect BANC ONE's policy of avoiding concentrations in any one industry.

                  --------------------------------------------------------------

                  Table 3   LOAN CONCENTRATIONS(1)

                                                                                       1993                  1992
                                                                            -------------------------  ----------------
                                                                           BALANCE AT     PERCENT OF      BALANCE AT
                                              $(MILLIONS)                   YEAR-END        LOANS      (1)    YEAR-END

                                                                                       1993                  1992
                                                                            -------------------------  ----------------
                                                                           BALANCE AT     PERCENT OF      BALANCE AT    PERCENT OF
                                              $(MILLIONS)                   YEAR-END        LOANS      (1)    YEAR-END     LOANS(1)
                             ----------------------------------------------
                             Real estate operators, managers and
                               developers..................................      $3,082            15.36%           $2,983
                             Retail--building, food, auto, clothing and
                               general.....................................       1,574             7.84            1,112
                             Mortgage banking, finance companies, financial
                               institutions and brokers....................       1,336             6.66              983
                             Oil and mining................................       1,082             5.39              806
                             Construction contractors......................       1,041             5.19              968
                             Holding and investment companies..............         848             4.23              767
                             Services--miscellaneous.......................         808             4.03            1,086
                             Wholesale trade--durables.....................         807             4.02              897
                             Agriculture, forestry, fishing................         640             3.19              676
                             Health services...............................         577             2.88              636

                             ----------------------------------------------

                             Real estate operators, managers and
                               developers..................................             15.51%
                             Retail--building, food, auto, clothing and
                               general.....................................              5.78
                             Mortgage banking, finance companies, financial
                               institutions and brokers....................              5.11
                             Oil and mining................................              4.19
                             Construction contractors......................              5.03
                             Holding and investment companies..............              3.99
                             Services--miscellaneous.......................              5.65
                             Wholesale trade--durables.....................              4.67
                             Agriculture, forestry, fishing................              3.52
                             Health services...............................              3.31

                  (1) Includes commercial, financial and agricultural,
                      commercial real estate and construction loans.

                  --------------------------------------------------------------

                      BANC ONE's foreign loans totaled less than 1% of total
                  loans at December 31, 1993 and 1992.
                      Table 4 depicts the maturities of certain loans at
                  December 31, 1993. Demand loans and loans having no stated maturity are classified as being due within one year. Loans which have adjustable rates are shown in their maturity category by their scheduled principal repayment dates rather than the dates at which they are repriced.

                  --------------------------------------------------------------

                  Table 4   MATURITY SCHEDULE FOR LOANS AT DECEMBER 31, 1993


                                                                       COMMERCIAL,
                                                                       FINANCIAL &             REAL ESTATE,
                                                                      AGRICULTURAL             CONSTRUCTION
                                                                   -------------------     ---------------------
                                        $(MILLIONS)                FIXED      VARIABLE      FIXED       VARIABLE
                          --------------------------------------------------------------------------------------
                          1994...................................  $1,826     $  6,295      $   131       $1,003
                          1995 through 1998......................   1,341        3,333           77          372
                          After 1998.............................     433          773           18           31
                                                                   ------     --------     --------     --------
                                                                   $3,600     $ 10,401      $   226       $1,406
                                                                   ------     --------     --------     --------
                                                                   ------     --------     --------     --------

                  --------------------------------------------------------------

                  Deposits and Borrowed Funds

                  Total average interest-bearing funds reflect increases in short-term borrowings and long-term debt. The current rate environment has influenced consumers to move from longer-term time deposits to more liquid demand and savings deposits. The ratio of average non-interest bearing funding sources to total funding sources increased to 18.1% in 1993 from 16.8% in 1992. Deposit growth is expected to lag asset growth during 1994 as consumers become increasingly able to disintermediate funds conveniently to other forms of investment. In an effort to capitalize on this trend, BANC ONE has continued its rollout of Personal Investment Centers (PIC's) in existing branch locations to provide easier customer access to various investment products and services. The development of these and other non-banking activities is expected to provide additional earnings in the future and enhance customer relationships.
                      Average borrowed funds balances increased by 22.9% and the related interest expense on them grew by only 7.7%, from 1992 to 1993, causing the yield to decrease to 3.68% for 1993 from 4.20% in 1992. To fund earning asset growth, BANC ONE depended more on short-term borrowings, primarily federal funds purchased. As noted in Table 8 on page 74, large liability dependence increased to 16.96% in 1993 from 12.49% in 1992, but remains well below corporate policy limits of 30%. The cost of borrowed funds decreased further during 1993 through the use of interest rate swaps.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                      The increase in long-term debt reflects the issuance of
                  the $250 million of 10-year non-callable subordinated bank notes issued in April 1993, and $150 million of 12-year non-callable subordinated bank notes issued in September 1993. Of the $1.7 billion long-term debt outstanding at December 31, 1993, $1.6 billion qualifies for Tier II capital under risk based capital guidelines.

- --------------------------------------------------------------------------------

                  III.   OTHER INCOME, OTHER EXPENSE AND INCOME TAXES

                  Other income, excluding securities transactions, as a percent of average assets increased to 1.98%, or $1.5 billion, in 1993 from 1.89%, or $1.4 billion, in 1992. This increase was primarily the result of increased fee income, including income from fiduciary activities, service charges on deposit accounts and loan processing and service income.
                       Loan processing and service income, the largest component
                  of other income, increased $17.4 million in 1993 from a year ago. The increase over 1992 was partially attributable to increased refinancings and mortgage servicing income due to the low interest rate environment that existed in 1993. Mortgage loans serviced for others by BANC ONE were approximately $14.0 billion at December 31, 1993 and $12.7 billion at December 31, 1992. Credit card merchant processing and interchange income increased approximately $20.2 million in 1993 over 1992 as a result of increased accounts and transaction volumes. As securitized credit card balances amortized, with BANC ONE retaining the balances resulting from new charges on these accounts, a shift from loan processing and service income primarily to net interest income has occurred and will continue.
                       Fee income on fiduciary activities and service charges on
                  deposit accounts increased $25.5 million in 1993 over 1992. BANC ONE continues to place emphasis on these areas.
                       Income from management of Collection pools continued to
                  decline during 1993 as the pools decreased in size. The balance of the on-balance sheet Collection pools decreased from $420 million at year-end 1992 to $22 million at year-end 1993. In addition to on-balance sheet pools, BANC ONE serviced approximately $4 billion of off-balance sheet pools. Income from off-balance sheet pools is not expected to decline in 1994, while income from on-balance sheet pools will be immaterial.
                       Other miscellaneous income increased $22.5 million in
                  1993 over 1992. The increase was due to income earned on the cash surrender value of corporate-owned life insurance and continued increases in insurance annuity commissions and investment banking fees.
                       Other expenses as a percent of average assets increased
                  to 4.70% or $3.5 billion in 1993 from 4.61% or $3.4 billion in 1992. During 1993, BANC ONE continued to invest in strategic systems which will become the enabling platform for operating efficiencies, improved customer service and product delivery. The focus of these investments was in Triumph(R), a joint project with Andersen Consulting to develop a financial card processing system, and in the Strategic Banking System(TM)
                  (SBS), a project in concert with Electronic Data Systems to develop a comprehensive banking system for the future.
                       The following table illustrates the line item impact of
                  merger-related expenses for the years indicated.

                  --------------------------------------------------------------

                  Table 5   MERGER-RELATED EXPENSES

                                                $(MILLIONS)                            1993     1992     1991
                       --------------------------------------------------------------------------------------
                       Salaries and related costs....................................  $  6     $ 32
                       Net occupancy expense, exclusive of depreciation..............     2       19
                       Equipment expense.............................................              1
                       Depreciation and amortization.................................     1        2
                       Outside services and processing...............................     9       31     $  4
                       Marketing and development.....................................     4
                       Other.........................................................     9       23        1
                                                                                       ----     ----     ----
                       Total.........................................................  $ 31     $108     $  5
                                                                                       ----     ----     ----
                                                                                       ----     ----     ----

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                       Salaries and related expense increased $107.0 million
                  from 1992 to 1993. The increase reflects higher headcount and pay rates, increased benefits including the impact of providing a higher level of 401(k) benefits, adoption of the accrual method of accounting for postretirement medical coverage ($11.8 million), higher performance bonuses due to stronger earnings in 1993 and an increase in volume-related commissions. Although in-market acquisitions have allowed BANC ONE to reduce headcount at certain banking affiliates, the development of nationwide credit card portfolios, the opening of Personal Investment Centers and additional resources for technological development have resulted in an overall increase in headcount. These increases were partially offset by the $26 million decrease in severance and other merger-related expenses from 1992 to 1993 as noted in Table 5.
                       Net occupancy expense, exclusive of depreciation
                  decreased $23.1 million in 1993 from 1992. The reduction in expense reflects the substantially higher merger-related costs ($17 million) in 1992 as noted in Table 5, associated with elimination of duplicate facilities. In addition, the decrease in 1993 included the $7.8 million impact of favorable renegotiations of an affiliate building lease.
                       Equipment expense increased $9.7 million in 1993 over
                  1992. The majority of the increase related to hardware and software rental and maintenance contracts entered into to meet the demands of the growing affiliate network.
                       Depreciation and amortization increased $46.4 million in
                  1993 over 1992. Approximately $22.0 million of the increase is attributable to increased depreciation on data processing equipment purchased to support Triumph, SBS, branch automation and technological enhancements of existing equipment. Additionally, the Corporation wrote off approximately $17.8 million of goodwill to provide for consistent amortization methods among all BANC ONE entities and approximately $5.5 million relating to the consolidation and closure of three credit card processing facilities.
                       Outside services and processing increased $20.3 million
                  in 1993 over 1992. The increase is primarily due to software development related to Triumph and branch automation, which include fees paid to temporary employees during peak workload periods. In addition, outside processing and interchange increased with the growth in loan servicing income and growth of earning assets. This increase was partially offset by a $22 million decrease in merger-related expenses as noted in Table 5.
                       Marketing and development expense increased $28.6 million
                  in 1993 over 1992. Approximately $17 million of the increase is attributed to a media campaign to stimulate brand awareness in the markets served by the Corporation. The remaining increase reflects the rise in community-based marketing activity and the costs associated with higher levels of direct mail marketing particularly in support of growth in credit card programs. Direct mail expense increased to assist in reaching nationwide markets in an efficient manner.
                       Communication and transportation expense increased $28.9
                  million in 1993 over 1992. The increase includes additional travel-related expenses associated with data processing conversions and mergers and a general increase in volume from the growing affiliate network.
                       Other miscellaneous expenses decreased $62.8 million in
                  1993 from 1992. Included in these amounts are other real estate owned (OREO) expenses, which declined $56.3 million from 1992 to $34.4 million. This decrease relates primarily to necessary write-downs in 1992 and the decline in the OREO balance in 1993. The decline in OREO was partially offset by an increase in litigation reserves during 1993. Additionally, merger-related expenses decreased from 1992 to 1993 by $14 million as noted in Table 5.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                       The provision for income taxes increased to 34.0% of
                  pretax income in 1993 from 31.6% in 1992. The primary reasons for the changes to the effective tax rate are the increase in the federal statutory rate as discussed below, the continued decline in tax free investments and increased income in states imposing income taxes. BANC ONE adopted Statement of Financial Accounting Standards (SFAS) No. 109 on January 1, 1993 requiring certain technical changes in accounting for income taxes. These changes resulted in the recognition of a $19.4 million tax benefit in the first quarter of 1993. The federal income tax law, enacted August 10, 1993, caused a net decrease in income tax expense in the third quarter of $4.9 million. This net decrease consisted of an increase in current expense of $12.7 million due to the increase in federal tax rates from 34% to 35%, a decrease in expense of $4.6 million relating to the revaluation of BANC ONE's net deferred tax asset as required under SFAS 109 and a decrease in expense of $13 million, reflecting the cumulative impact of the deductibility of amortization of intangible assets acquired after July 25, 1991, as allowed by the new law.
                       In May 1993, the Financial Accounting Standards Board
                  (FASB) issued SFAS 114 regarding accounting by creditors for impaired loans. BANC ONE does not expect a material impact from adoption of SFAS 114, which is required by January 1, 1995. Also in May 1993, the FASB issued SFAS 115, Accounting for Certain Investments in Debt and Equity Securities. BANC ONE adopted SFAS No. 115 on January 1, 1994. Under the new statement, BANC ONE is required to classify investment securities into one of three categories: held to maturity, available for sale or trading. Securities held to maturity are measured at amortized cost while available for sale and trading securities are measured at fair value. Unrealized holding gains and losses for trading securities will be included in earnings. Unrealized holding gains and losses for available-for-sale securities will be excluded from earnings but reported net of applicable income taxes as a separate component of stockholders' equity. Unrealized net gains of $83.2 million existed at January 1, 1994 in securities classified as available for sale. The FASB also issued SFAS 112 regarding employers' accounting for postemployment benefits and SFAS 116 regarding contributions received and contributions made. BANC ONE adopted SFAS 112 effective January 1, 1994 and SFAS 116 is consistent with BANC ONE's current policies. SFAS 112 will not result in a significant impact to BANC ONE.

- --------------------------------------------------------------------------------

                  IV.   ASSET QUALITY

                  BANC ONE's process for monitoring asset quality includes detailed, monthly analyses of delinquencies, nonperforming assets and potential problem loans for each affiliate bank. These analyses are used by bank management, state holding company and loan review personnel and corporate credit officers to identify problem credits and any adverse trends as early as possible. Management extensively monitors and improves credit policies, including policies related to appraisals, assessing the financial condition of borrowers, restrictions on out-of-area lending and avoidance of loan concentrations.
                       BANC ONE has no significant concentration of credit to
                  any single industry, borrower or area of the country. The loan portfolio consists of many small loans to diverse businesses located throughout the markets served by BANC ONE affiliates. There were only five customers having borrowing relationships greater than $50 million outstanding at year-end, with the largest being $81 million. As BANC ONE expands its geographical coverage, its loan-monitoring system and credit policies, including underwriting standards, are implemented immediately. Centralized management of problem assets with active programs for resolution and disposition of foreclosed properties, as well as implementation of BANC ONE's internal loan monitoring system at newly acquired affiliates, has reduced the level of nonperforming assets. New loan volume increased throughout 1993 as economic conditions in many of BANC ONE's markets improved. Management has established rigorous credit standards and believes that new loan volume is of generally high quality with risk appropriately priced. In addition, credit card solicitations continue to be concentrated on higher credit quality individuals which should result in lower levels of charge-offs than BANC ONE experienced in years prior to 1992.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                       The following table presents the major components of the
                  decrease in nonperforming assets from December 31, 1992 to December 31, 1993:

                  NONPERFORMING ASSETS ACTIVITY:

                                                  $(MILLIONS)                             AMOUNT
                       --------------------------------------------------------------------------
                       NON-ACCRUAL LOANS ACTIVITY:
                       Non-accrual additions............................................  $ 395.0
                       Loans returned to accrual and payments received..................   (314.1)
                       Reduction due to transfers to OREO and other.....................    (72.2)
                       Charge-offs......................................................   (145.0)
                       Other, net.......................................................     (1.5)
                                                                                          -------
                       Decrease.........................................................  $(137.8)
                                                                                          -------
                                                                                          -------
                       OTHER REAL ESTATE OWNED (OREO) ACTIVITY:
                       Transfers from loans.............................................  $ 124.5
                       Write-downs......................................................    (26.4)
                       Sales and other..................................................   (193.2)
                                                                                          -------
                       Decrease.........................................................  $ (95.1)
                                                                                          -------
                                                                                          -------

                       The provision for loan and lease losses decreased to
                  $368.5 million for 1993 from $604.1 million for 1992. The decrease can be attributed to general improvement in all areas of asset quality, including net charge-offs which declined $195.1 million. The level of nonperforming assets declined as a result of the recovering national economy and management's continual monitoring of problem loans, and refinement of credit policies as discussed above. Consequently, nonperforming assets as a percentage of ending loans decreased to 1.12% from 1.79% in 1992.
                       Loans classified as doubtful decreased from $76.5 million
                  at December 31, 1992 to $58.7 million at December 31, 1993. The decrease related to improved economic and business conditions and the immediate implementation of BANC ONE standards in the new affiliate network, as discussed above.
                       The adequacy of the reserve for loan and lease losses is
                  assessed based upon the above credit quality and other pertinent loan portfolio information. The reserve to ending loans stood at 1.71% at December 31, 1993, down from 1.90% at December 31, 1992. During the same period, the ratio of reserves to nonperforming loans increased from 160% at December 31, 1992 to 224% at December 31, 1993. The reserve for loan losses is consistent with the current composition of the portfolio and reflects the risks management sees under present economic conditions. As the economy continues to improve, BANC ONE expects to see continued loan growth which will require appropriate adjustments to reserves.

- --------------------------------------------------------------------------------

                  V.   ASSET LIABILITY MANAGEMENT

                  BANC ONE's Asset Liability Management (ALM) process takes a coordinated approach to the management of liquidity, capital and interest rate risk. The following discussion describes certain key elements of this process, including BANC ONE's use of securities and derivatives to manage risk.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                  BANC ONE's Natural Asset Sensitivity

                  BANC ONE, like many regional banks, tends to be asset-sensitive. Asset repricings and maturities tend to be shorter than liabilities. This natural "asset-sensitive" mismatch reflects customer loan and deposit preferences. As a result, if interest rates are declining, margins will narrow as assets reprice downward faster than liabilities, with the reverse being true when rates are increasing. A simplistic way to represent this natural sensitivity is through an adjusted repricing gap report, with all discretionary investments placed in months zero to three and by excluding as discretionary all off-balance sheet derivatives. The information below shows BANC ONE's natural interest rate sensitivity that results from the remaining core bank loans, deposits and borrowings:

                  --------------------------------------------------------------

                  Table 6   "CORE BANK" GAP

                                                    WITHIN    FOUR TO    TOTAL     TWO TO      OVER
                                                     THREE    TWELVE      YEAR      FIVE       FIVE
                               $(MILLIONS)          MONTHS    MONTHS      ONE       YEARS     YEARS      TOTAL
                       ----------------------------------------------------------------------------------------
                       ASSETS:
                       Net loans and leases.......  $25,757   $ 7,605   $ 33,362   $16,154   $  3,434   $52,950
                       Total investments(1).......   18,340               18,340                         18,340
                                                    -------   -------   --------   -------   --------   -------
                       Total earning assets.......   44,097     7,605     51,702    16,154      3,434    71,290
                       Non earning assets.........      152                  152                8,477     8,629
                                                    -------   -------   --------   -------   --------   -------
                       Total assets...............  $44,249   $ 7,605   $ 51,854   $16,154   $ 11,911   $79,919
                                                    -------   -------   --------   -------   --------   -------
                                                    -------   -------   --------   -------   --------   -------
                       LIABILITIES AND EQUITY:
                       Non-maturity deposits......  $12,566   $ 2,528   $ 15,094   $ 5,645   $ 20,418   $41,157
                       CD's less than $100,000....    4,153     5,927     10,080     5,299        360    15,739
                       CD's $100,000 and over.....    2,720       622      3,342       670         35     4,047
                       Borrowings.................    8,735         4      8,739       180      1,547    10,466
                       Non paying liabilities.....      199        12        211                1,265     1,476
                                                    -------   -------   --------   -------   --------   -------
                       Total liabilities..........   28,373     9,093     37,466    11,794     23,625    72,885
                       Equity.....................                                              7,034     7,034
                                                    -------   -------   --------   -------   --------   -------
                       Total liabilities and
                         equity...................  $28,373   $ 9,093   $ 37,466   $11,794   $ 30,659   $79,919
                                                    -------   -------   --------   -------   --------   -------
                                                    -------   -------   --------   -------   --------   -------
                       Total GAP..................  $15,876   $(1,488)  $ 14,388   $ 4,360   $(18,748)
                                                    -------   -------   --------   -------   --------   -------
                                                    -------   -------   --------   -------   --------   -------
                       Cumulative GAP.............  $15,876   $14,388   $ 14,388   $18,748
                                                    -------   -------   --------   -------   --------   -------
                                                    -------   -------   --------   -------   --------   -------

                  (1) Includes short-term investments and securities.

                  --------------------------------------------------------------

                       BANC ONE's one-year repricing gap is a positive $14.4
                  billion. This indicates that without the term structure of investment securities and derivatives, BANC ONE is naturally asset-sensitive, which is consistent with recent years. If nothing were done to manage this natural sensitivity, BANC ONE's earnings stream would have been at risk as rates fell during the last few years.
                       To manage this risk, BANC ONE uses investment securities
                  and derivatives to lengthen the average life of its assets and shorten the life of liabilities. Below is a more complete gap/duration table illustrating this by incorporating the impact of these investments/swaps with the natural asset-sensitive gap shown above. This has been done in two steps. First, investment securities with their actual maturity structure have been added to the left side of the table. The effective duration for each loan and deposit category is then calculated. This results in an average effective duration of assets and liabilities without swaps. The assets have a shorter overall effective duration of 1.45 years versus 1.84 years for the liabilities. After including investment securities, but still excluding derivatives, BANC ONE remains asset-sensitive. The right side of the table includes swaps to synthetically alter the loan and deposit average lives. The effective durations begin to converge with an effective duration of assets at 1.73 years and the effective duration of liabilities of 1.51

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                  years. The combined effects of investments and derivatives reduce the exposure of the natural asset sensitivity and minimize potential earnings risks as detailed in Table 7.

                  --------------------------------------------------------------

                  Table 7

                                                     ON BALANCE SHEET                                         COMBINED ON & OFF
                                               -----------------------------       OFF BALANCE SHEET        ---------------------
                              AS OF DECEMBER                        EFFECTIVE    ----------------------                  ADJUSTED
                                  31, 1993                          DURATION     NOTIONAL         NET       ADJUSTED     EFFECTIVE
                                $(MILLIONS)    BALANCE     RATE      YEARS       AMOUNT(1)       SPREAD       RATE       DURATION
                             -----------------
                             ASSETS:
                             Variable rate
                               prime loans.... $16,179     6.75%       .29Yrs.    $15,133         2.07 %        8.73%      1.74Yrs.
                             Other variable
                               loans/investments... 14,963 7.01        .19                                      7.01        .19
                                               -------                           ---------
                             Total variable
                               rate assets.... 31,142      6.90        .24         15,133         2.07          7.91       1.00
                             Fixed rate
                               loans.......... 27,889      9.64       2.19             58        (5.15 )        9.63       2.19
                             Other fixed
                               investments.... 12,259      6.82       2.95          1,205        (1.49 )        6.67       2.82
                                               -------                           ---------
                             Total fixed rate
                               assets......... 40,148      8.78       2.42          1,263        (1.66 )        8.73       2.38
                             Other assets.....  8,629                 1.34                                                 1.34
                                               -------                           ---------
                             Total assets..... $79,919     7.10       1.45        $16,396         1.78          7.47       1.73
                                               -------                           ---------
                                               -------                           ---------
                             LIABILITIES:
                             Contractually
                               repriceable.... $27,479     2.41       2.08        $ 5,638         1.98          2.00       1.73
                             Variable
                             deposits/borrowings... 10,250 2.76        .05            198        (8.90 )        2.93        .08
                                               -------                           ---------
                             Total variable
                               liabilities.... 37,729      2.51       1.53          5,836         1.61          2.26       1.28
                             Total fixed
                               liabilities.... 20,003      4.61       1.49          8,624         2.33          3.61        .75
                             Non-interest
                               bearing DDA.... 13,677                 3.42                                                 3.42
                                               -------                           ---------
                             Total
                             deposits/borrowings... 71,409 2.62       1.88         14,460         2.04          2.21       1.54
                             Other
                               liabilities....  1,476                  .06                                                  .06
                                               -------                           ---------
                             Total
                               liabilities.... $72,885     2.57%      1.84        $14,460         2.04 %        2.17%      1.51
                                               -------                           ---------
                                               -------                           ---------

                  (1) $5.6 billion of basis swaps are excluded from variable rate prime notional amounts, but included in effective duration calculations.

                  --------------------------------------------------------------

                       In functioning as financial intermediaries for their
                  customers, BANC ONE affiliate banks are exposed to interest rate risks. BANC ONE's Funds Management is charged with monitoring and managing these risks, as well as ensuring all banks have adequate liquidity. The following two sections provide an explanation of two major components of interest rate risk that BANC ONE manages. The discussion is followed by a more detailed discussion of investment securities and derivatives, the key risk management tools utilized by BANC ONE.

                  Earnings Sensitivity Risk

                  The first component of interest rate risk BANC ONE actively manages is called earnings sensitivity risk (ESR). ESR is the risk that as interest rates change, BANC ONE's forecasted earnings will change. More specifically, ESR is defined as the percentage change in forecasted earnings over a 12-month period for a specified change in forecasted interest rates. BANC ONE routinely forecasts or simulates earnings (net income) over a three-year period to measure ESR. BANC ONE has established guidelines which indicate the amount of short-term earnings sensitivity it is willing to tolerate over a one and two year period for given changes in interest rates.
                       The earnings simulations incorporate assumptions about
                  loan and deposit repricings and volumes through various interest rate cycles. These assumptions are continually monitored and updated as market conditions change. Major assumptions include loan and deposit growth and mix changes, pricing spreads, lags in prime loan repricings and spread and volume elasticities of the interest and non-interest bearing deposit accounts, regular savings and money market accounts. A significant portion of consumer deposits do not reprice on a contractual basis. These deposit balances have been distributed over a number of periods to reflect those portions of such accounts that are expected to reprice fully with market rates over the simulation periods. The

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                  assumptions are based upon historical experience with the bank's individual markets and customers. Management expects to continue the same pricing methodology in response to the marketplace. However, markets and consumer behavior do change, and adjustments are necessary as customer preferences, competitive market conditions, liquidity, loan growth rates and mix change.
                       During 1993, for a gradual 1% increase in interest rates,
                  BANC ONE's maximum 12-month ESR position was a reduction in earnings (negative) 3.8%; BANC ONE's minimum and ending positions were negative 2.1% and negative 2.6%, respectively, well within established guidelines.

                  Basis Risk

                  The second component of interest rate risk BANC ONE actively manages is basis risk. Basis risk is defined as the risk that the spread between prime loan rates and short-term funding rates, such as fed funds or LIBOR, will narrow. At December 31, 1993, BANC ONE had approximately $16 billion of prime rate related loans which were, in effect, funded with LIBOR, fed funds or other wholesale type liabilities. This risk has been reduced by entering into $5.5 billion of basis swaps in which BANC ONE pays prime, less a spread, and receives a LIBOR-based amount which is subject to certain contractually defined caps. For the last six years, the spread between prime rate and LIBOR has averaged 1.91%. At year-end, the spread was 2.63% and the spread averaged 2.70% during 1993.

                  Using Securities and Derivatives to Manage Interest Rate Risk

                  The mix of securities and derivatives is greatly influenced by macroeconomic conditions which affect underlying core asset sensitivity, deposit and loan mix and loan growth rates. In response to changing macroeconomic conditions, BANC ONE uses securities and interest rate swaps as comparable and often fungible tools.
                       As a rule, whenever economic growth slows, loan growth
                  subsides and bank investment in securities increases, as excess liquidity is stored up on the balance sheet. In turn, as the economy expands, loan growth increases and securities growth declines, liquidity is drawn down from the balance sheet to support growth. This pattern has been fairly consistent over time. One of the functions of ALM is to manage this natural flow of funds and increase the security and/or swap portfolios to effectively manage this process.
                       During the first half of 1993, BANC ONE experienced low
                  loan growth and high liquidity, accompanied by a wide spread between short-term and long-term interest rates. These conditions generated incremental earnings opportunities for BANC ONE as liability sensitivity was increased in the absence of credit demand.
                       Derivatives have certain advantages when used for ALM:
                  higher economic returns than securities; more customizable instruments in terms of duration choices and interest rate behavior replication; more favorable regulatory capital treatment and operationally more efficient to arrange and maintain. Whether BANC ONE utilizes interest rate swaps, on which it receives a fixed rate and pays a variable rate, or it purchases securities, which earn a fixed rate and are financed by paying a floating rate, BANC ONE's rate risk position can be equally well managed. However, it is the interplay between liquidity, capital, economic conditions and returns which will determine the final mix of securities and swaps (or other derivatives) used to manage the structural interest rate risk.
                       During 1993, variable rate securities and derivatives
                  were used as primary interest rate risk management tools. This combination was intended to warehouse liquidity and efficiently use capital. The shift in composition of the long-term securities portfolio continued to be toward United States Treasury and federal agency obligations, out of higher yielding federal agency and private label collateralized mortgage-backed securities (CMO's). During 1993, $24.6 billion in notional amount of new swaps were initiated. Of the $24.6 billion of new swaps, $7.5 billion replaced maturities, $5.5 billion were used to adjust for basis risk, $3.2 billion related to new affiliates and $8.4 billion was required to offset increasing asset sensitivity in BANC ONE.
                       Note 3 to the financial statements, Securities and
                  Derivatives, provides more details regarding the balances, rates and activities associated with these products.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                  Derivative Credit Risk

                  The notional amount of derivative contracts does not represent direct credit exposure. BANC ONE's direct credit exposure is limited to the net difference between the calculated pay and receive amounts on each transaction, which is generally netted and settled quarterly, and the ability of the counterparty to perform its payment obligation under the agreement. BANC ONE has very stringent policies governing derivative activities and typically demands collateral from the counterparty to further minimize credit risk. The methods used to determine counterparties and credit lines are established in conjunction with the Chief Credit Officer of BANC ONE and are reviewed and approved annually. The counterparties used are only high quality credits.
                       There were no past due amounts or reserves for possible
                  credit losses at December 31, 1993 related to derivative transactions, nor were there any charge-offs during the three years ended December 31, 1993.

                  Liquidity Management

                  One of the principal methods BANC ONE uses to manage its liquidity position is to maintain a level of deposits larger than $100,000 at the lowest practicable level. This compliments BANC ONE's policy of keeping a relatively unlevered balance sheet. BANC ONE's policy is that large liability dependence be no greater than 30%. In practice, BANC ONE manages the position at much lower levels.
                       As of December 31, 1993, large liability dependence was
                  16.96%, an increase of 4.47% from the prior year, as increased loan and security growth was funded with short-term borrowings.

                  --------------------------------------------------------------

                  Table 8   LIQUIDITY

                                                                             DECEMBER 31,      DECEMBER 31,
                                           $(MILLIONS)                           1993              1992
                       ------------------------------------------------------------------------------------
                       Earning assets net of money market investments......    $ 70,358          $ 65,328
                       Large liabilities:
                       Net national market liabilities.....................    $  2,973          $  1,177
                       As a percent of net earning assets..................        4.23%             1.80%
                       Total net large liabilities.........................    $ 11,932          $  8,162
                       As a percent of net earning assets..................       16.96%            12.49%

                  --------------------------------------------------------------

                       This large liability dependence ratio is significantly
                  lower than many other banks. The usage of derivatives has served as an effective tool in creating and managing this liquidity. In the past, when banks experienced an influx of longer-term deposits they would purchase similar term assets in order to manage the incremental interest rate risk from this deposit growth. These assets frequently had limited liquidity and utilized regulatory capital. BANC ONE has found that such deposits can be better offset from an interest rate risk management perspective with derivatives, allowing the excess cash to be invested in shorter, less capital-intensive securities or to pay off short-term borrowings and shrink the size of the balance sheet. This type of activity increases core liquidity while maintaining the bank's rate risk position, usually reducing the amount of regulatory capital required and concurrently creating incremental net interest income.
                       BANC ONE has a number of significant sources of
                  liquidity. The first and most reliable source is "On-Books Liquidity". Substantial funding can be extracted from the $17.4 billion investment portfolio by the sale of securities classified as held for sale, repurchase agreements and by not reinvesting maturities. The second source of liquidity is a geographically diverse network of 81 affiliate banks in 13 states, providing access to a substantial retail network of over 1,300 branches. A third source of liquidity is the ability to acquire large liabilities in local affiliates. A fourth source of liquidity is the ability to access large liabilities in the national marketplace.
                       BANC ONE's size and high credit quality ratings have made
                  available numerous external funding sources. BANC ONE banks issued $400 million of subordinated debt in 1993. A medium

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                  term note program of $1.7 billion is also available, as are lines of credit totaling $1.6 billion. In early January 1994, BANC ONE created a $4 billion bank note facility. BANC ONE also maintains an extensive contingency funding plan. The various sources of liquidity available to BANC ONE provide ample long-term as well as short-term funding alternatives.

                  Capital

                  To the extent possible, BANC ONE continues to use common stock as consideration in acquisitions so that stockholders' equity is increased as assets are acquired. As of December 31, 1993, BANC ONE had entered into five definitive agreements to acquire bank holding companies that will be accounted for as poolings of interests. The transactions will result in the issuance of approximately 26 million shares of common stock, as adjusted for the 10% stock dividend effective February 10, 1994. BANC ONE generally issues shares in acquisitions in an amount such that little or no dilution to earnings per share results based on expected earnings from the target. Based on current estimates, no dilution of 1994 earnings per share is expected from these acquisitions.
                       On January 25, 1994, the Board of Directors approved the
                  purchase of up to 10 million shares of BANC ONE common stock to be used specifically for the acquisition of Premier Bancorp, Inc. (Premier), in Baton Rouge, Louisiana. BANC ONE has an option to purchase Premier between June 30, 1995 and March 31, 1997 for a purchase price of 125% of the common stock book value (subject to certain adjustments) of Premier.
                       BANC ONE has long had a policy of maintaining superior
                  capital ratios. BANC ONE's policies require it to maintain, at a minimum, a capital position that meets the federal regulators "well-capitalized" classification. Total equity to assets at December 31, 1993 of 8.80% has increased 67 basis points, from 8.13% a year ago. This increase was caused by BANC ONE's strong earnings in 1993. Risk based Tier I and Total Capital Levels are 10.51% and 14.19% respectively, both significantly above regulatory capital requirements. BANC ONE matches dividend increases with earnings increases so that dividends paid out average between 30% and 40% of net income. Based on net income per common share and BANC ONE's historical common dividends per share, the dividend payout ratio was 36% and 37% in 1993 and 1992, respectively. Payout ratios based on BANC ONE's historical net income per common share are presented on the Ten Year Performance Summary.

- --------------------------------------------------------------------------------

                  VI.   COMPARISON OF 1992 VERSUS 1991

                  Overview of Operations -- Net income for 1992 was $877 million, or $2.29 per share, increasing from $664 million, or $1.82 per share in 1991. All results have been restated to include all acquisitions accounted for as poolings of interests. Bank One, Texas, NA ("Texas") was accounted for under the equity method until October 1, 1991, and consolidated with BANC ONE since that date. In addition, all per share amounts have been restated for a five-for-four-stock split effective August 31, 1993 and two 10% common stock dividends effective February 14, 1992 and February 10, 1994.
                       The 1992 earnings increase is primarily due to improved
                  net interest margin and credit quality, partially offset by merger-related expenses as noted in Table 5.
                       Return on average assets increased to 1.20% from 1.10% in
                  1991. Consolidation of Texas for the three months in 1991 reduced 1991's return on assets.
                       Return on average common equity increased to 15.21% in
                  1992 from 13.52% for 1991. The increase resulted from strong net income, slightly offset by the impact of a larger capital base as a result of the issuance of $319 million in common stock in November 1991. The ending ratio of tangible capital to net assets increased to 7.18% in 1992 from 6.50% in 1991. The increase was predominately due to strong earnings.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                       Net Interest Income -- Average interest-earning assets
                  increased to $65.0 billion in 1992 from $53.5 billion in 1991. Texas caused approximately $8.2 billion of the increase. The remaining growth is due primarily to an increase in installment, credit card and real estate loans.
                       Net interest margin increased in 1992 to 5.98% from 5.37%
                  in 1991. Correspondingly, net interest income (FTE) increased by $1,017 million. Table 9 presents a rate volume analysis
                  (FTE) which illustrates the rate impact of the increase as well as a breakout between the volume increase related solely to Texas.

                  --------------------------------------------------------------

                  Table 9   ANALYSIS OF CHANGES IN NET INTEREST INCOME

                                                                                YEAR-ENDED DECEMBER 31, 1992 OVER 1991
                                                                          --------------------------------------------------
                                                                                 VOLUME
                                                                          ---------------------
                                          $(THOUSANDS)                     TEXAS        OTHER         RATE          TOTAL
                          --------------------------------------------------------------------------------------------------
                          Increase (decrease) in interest income:
                            Short-term investments.....................   $ 11,552     $(13,997)    $ (63,084)    $  (65,529)
                            Securities.................................    197,257       72,296      (191,249)        78,304
                            Loans and leases...........................    468,553      458,497      (490,792)       436,258
                            Other......................................                 (17,636)      (16,502)       (34,138)
                                                                          --------     --------     ---------     ----------
                          Total........................................    677,362      499,160      (761,627)       414,895
                          Increase (decrease) in interest expense:
                            Deposits...................................    220,881      106,490      (837,244)      (509,873)
                            Other borrowings...........................      8,579       30,773      (132,019)       (92,667)
                                                                          --------     --------     ---------     ----------
                          Total........................................    229,460      137,263      (969,263)      (602,540)
                                                                          --------     --------     ---------     ----------
                          Increase in net interest income..............   $447,902     $361,897     $ 207,636     $1,017,435
                                                                          --------     --------     ---------     ----------
                                                                          --------     --------     ---------     ----------

                  --------------------------------------------------------------

                       The decrease in interest rates since late 1991, coupled
                  with interest rate swaps, led to a 121 basis point decline in the yield on average earning assets and a 180 basis point decrease in the average rate paid on deposits and borrowed funds for the year ended December 31, 1992. BANC ONE's net interest margin increased due to favorable changes in mix, including a higher concentration of savings accounts and non-interest bearing demand deposit accounts as sources of funds and higher balances invested in higher yielding consumer loans and credit cards.

                       Off-Balance Sheet Instruments, Securities, Short-term
                  Investments -- The use of swaps increased interest income by $176 million or 28 basis points and decreased deposit and other borrowing costs by $156 million or 29 basis points in 1992.

                       Loan Portfolio -- As noted in Table 9, interest income on
                  loans increased by $436.3 million in 1992 over 1991. Of this increase, $468.6 million related to Texas and was partially offset by a decline in current rates. Average total loans and leases increased to $45.6 billion for 1992 up from $37.5 billion for 1991. The overall yield dropped to 10.4% for 1992 from 11.5% for 1991.
                       The yield on the installment loan portfolio was enhanced
                  by the RAL program which was introduced in 1990. During the first quarter of 1992 and 1991, BANC ONE originated approximately $2.9 billion and $1.5 billion, respectively, of such loans. The very short-term, high-yielding loans had an average balance during the first quarter of 1992 and 1991 of $329 million and $180 million, respectively.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                       Deposits and Borrowed Funds -- Total average
                  interest-bearing funds included increases in short-term borrowings, long-term debt and deposits. The current rate environment has influenced consumers to move from longer-term time deposits to more liquid demand and savings deposits.
                       Average borrowed funds increased by 11.4% from 1991 to
                  1992, while interest expense on these borrowings decreased 26.1% in 1992 from 1991. As noted in Table 9, the increase in average balances is primarily related to Texas. The decrease in interest expense was due to the declining rates on short-term borrowings, which decreased to 3.53% in 1992 from 5.75% in 1991. The effective rate on borrowed funds further decreased during both 1992 and 1991 as a result of the use of interest rate swaps.
                       The increase in long-term debt was caused by the issuance
                  of $350 million of 10-year non-callable bank Subordinated Notes issued by the Corporation in August 1992 and $150 million of 10-year non-callable bank Subordinated Notes issued by an affiliate of the Corporation in November 1992. Of the $1.4 billion long-term debt outstanding at December 31, 1992, $1.2 billion qualified for Tier II capital under risk-based capital guidelines.

                       Other Income, Other Expense and Income Taxes -- Net
                  non-interest expense (excluding securities transactions) as a percent of average assets increased to 2.66% in 1992 from 2.25% in 1991.
                       The significant increase is primarily due to the
                  accounting for Texas. The following table shows the fluctuations in other income and other expense between 1992 and 1991 for Texas and the remainder of BANC ONE, excluding Texas.

                  --------------------------------------------------------------

                  Table 10   ANALYSIS OF CHANGES IN OTHER INCOME AND OTHER
                  EXPENSE

                                                                                $ CHANGE, 1992-1991
                                                                      ----------------------------------------
                                                                       BANK ONE,
                                                                       TEXAS, NA,        ALL         BANC ONE
                                                                          NET           OTHER         TOTAL
                       ---------------------------------------------------------------------------------------
                       Other income(1)
                         Income from fiduciary activities...........    $  6,060       $ 14,554     $  20,614
                         Service charges on deposit accounts........      64,143         40,414       104,557
                         Loan processing and service income.........       8,016         45,456        53,472
                         Income from management of Collection pools,
                            net.....................................                    (31,075)      (31,075 )
                         Other......................................      27,951         12,117        40,068
                                                                      ------------     --------     ----------
                            Total other income......................    $106,170       $ 81,466     $ 187,636
                                                                      ------------     --------     ----------
                                                                      ------------     --------     ----------
                       Other expenses:
                         Salaries and related costs.................    $150,031       $151,407     $ 301,438
                         Net occupancy expense, exclusive of
                            depreciation............................      29,735         19,917        49,652
                         Equipment expense..........................       8,624          1,330         9,954
                         Taxes other than income and payroll........       2,111          8,125        10,236
                         Depreciation and amortization..............      29,605         37,240        66,845
                         Outside services and processing............      40,440        141,661       182,101
                         Marketing and development..................      13,695         11,545        25,240
                         Communication and transportation...........      19,105         16,627        35,732
                         Other......................................      24,579          7,296        31,875
                                                                      ------------     --------     ----------
                            Total other expenses....................     317,925        395,148       713,073
                                                                      ------------     --------     ----------
                            Net non-interest expense................    $211,755       $313,682     $ 525,437
                                                                      ------------     --------     ----------
                                                                      ------------     --------     ----------

                  (1) Excludes income from securities transactions and equity in earnings of Bank One, Texas NA.

                  --------------------------------------------------------------

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                       Other income totaled $1.4 billion in 1992, up from $1.3
                  billion in 1991. This increase was primarily the result of increased fee income, including income from fiduciary activities, service charges on deposit accounts and loan processing and service income.
                       Loan processing and service income, the largest component
                  of other income, increased $53.5 million in 1992 from 1991. The increase resulted primarily from increased mortgage banking activity, interchange and merchant processing income and annual fee income. Mortgage loans serviced for others by BANC ONE were approximately $12.7 billion at December 31, 1992 and $8.6 billion at December 31, 1991.
                       Fee income on trust activities and service charges on
                  deposit accounts increased $125.2 million from year to year. BANC ONE has placed continued emphasis on these areas generating increased volume.
                       Income from management of Collection pools declined
                  during 1992 as the pools decreased in size. The balance of the on-balance sheet Collection pools decreased from $1.3 billion at December 31, 1991 to $420 million at year-end 1992.
                       Other miscellaneous income increased $40.1 million. The
                  increase was due to increased investment banking fees, insurance commissions and gains on sale of credit card portfolios.
                       Other expenses totaled $3.4 billion in 1992 and $2.6
                  billion in 1991. The increase reflects the accounting for Texas as previously mentioned and increased volume of activity from the growing affiliate network.
                       Salaries and related costs increased $301.4 million in
                  1992 over 1991. The increase of salaries relates to merger-related costs for 1992 acquisitions, an increase in pay rates, higher cost of providing benefits, higher performance bonuses and an increase in volume-related commissions.
                       Net occupancy expenses, exclusive of depreciation,
                  increased $49.7 million. The changes in expense between years reflect the recognition of substantially higher merger-related costs in 1992, associated with elimination of duplicate facilities.
                       Depreciation and amortization increased $66.8 million in
                  1992 over 1991. The increase reflected depreciation of data processing equipment and amortization of purchased software, amortization of core deposit intangibles and credit card premiums from 1992 and 1991 acquisitions and the depreciation on new equipment acquired to manage the BANC ONE entities.
                       Outside services and processing increased $182.1 million
                  from year to year. The increase included $27.5 million of non-recurring fees relating to acquisitions, increased merchant processing expenses and consulting fees. In addition, appraisal fees increased as BANC ONE complied with regulations requiring more frequent appraisal of collateral property. Fees paid to temporary employees increased during peak workload periods.
                       Marketing and development increased $25.2 million in 1992
                  over 1991. The majority of the increase reflects the rise in community-based marketing activity and the costs associated with higher levels of direct mail marketing, particularly in support of growth in credit card programs. Increases in 1992 over 1991 also include increases for program media and production costs related to the "Whatever it takes" campaign.

                                           BANC ONE CORPORATION and Subsidiaries
- --------------------------------------------------------------------------------

                       Communication and transportation increased $35.7 million.
                  The increase includes additional travel-related expenses associated with data processing conversions and mergers and a general increase in volume from the growing affiliate network.
                       Other miscellaneous expenses increased $31.9 million in
                  1992 over 1991. The increase represents merger-related expenses of $22.0 million (see Table 5) and a $12.7 million increase in Federal Deposit Insurance Corporation insurance premiums due to higher premium rates, offset by a decrease in OREO expenses and write-downs.
                       The provision for income taxes increased to 31.6% of
                  pretax income in 1992 from 24.5% in 1991. The primary reasons for the changes to the effective tax rate are the continued decline in tax free investments and increased state tax rates, as well as Texas being accounted for under the equity method (net of tax) until October 1, 1991, and consolidated with BANC ONE since that date.

                       Asset Quality -- The provision for loan and lease losses
                  increased to $604.1 million in 1992 compared to $586.2 million for 1991. The increased provision reflected increased net charge-offs for the year as well as an increase in loans outstanding, the high level of reserves and the inclusion of Texas for the fourth quarter only, in 1991. The level of nonperforming assets continued to decline as a result of the recovering national economy and management's continual monitoring and refinement of credit policies. Accordingly, nonperforming assets as a percentage of ending loans decreased to 1.79% in 1992 from 2.54% in 1991.
                       The reserve to ending loans decreased to 1.90% at
                  December 31, 1992 from 1.95% at December 31, 1991. During the same period, the ratio of reserves to nonperforming loans increased from 115% in 1991 to 160% in 1992.

                       Capital -- BANC ONE strives to maintain high levels of
                  equity. Total equity to assets at December 31, 1992 of 8.13% has increased 60 basis points over December 31, 1991, due to BANC ONE's strong earnings in 1992.
                       BANC ONE also maintained its high levels of equity during
                  1991. Average total equity to assets of 8.31% in 1991 increased 33 basis points over the previous year. These increases were caused by BANC ONE's strong earnings in 1991, as well as the equity issuances discussed earlier.

BANC ONE CORPORATION and Subsidiaries


MARKET PRESENCE BY STATE



ARIZONA
- ----------------------------------------------------------------------
Bank One, Arizona, NA

CALIFORNIA
- ----------------------------------------------------------------------
Bank One, Fresno, NA

COLORADO
- ----------------------------------------------------------------------
Bank One, Boulder, NA                   Bank One, Greeley, NA
Bank One, Colorado Springs, NA          Bank One, Western Colorado, NA
Bank One, Denver, NA                    First National Bank of Montrose
Bank One, Fort Collins/
Loveland, NA

ILLINOIS
- ----------------------------------------------------------------------
Bank One, Bloomington-Normal            Bank One, Peoria
Bank One, Champaign-Urbana              Bank One, Rockford, NA
Bank One, Chicago, NA                   Bank One, Springfield

INDIANA
- ----------------------------------------------------------------------
Bank One, Bloomington, NA               Bank One, Marion, NA
Bank One, Crawfordsville, NA            Bank One, Merrillville, NA
Bank One, Indianapolis, NA              Bank One, Rensselaer, NA
Bank One, Lafayette, NA                 Bank One, Richmond, NA

KENTUCKY
- ----------------------------------------------------------------------
Bank One, Lexington, NA                 Bank One, Pikeville, NA

MICHIGAN
- ----------------------------------------------------------------------
Bank One, East Lansing                  Bank One, Sturgis
Bank One, Fenton, NA                    Bank One, Ypsilanti, NA

OHIO
- ----------------------------------------------------------------------
Bank One, Akron, NA                     Bank One, Fremont, NA
Bank One, Athens, NA                    Bank One, Lima, NA
Bank One, Cambridge, NA                 Bank One, Mansfield
Bank One, Cincinnati, NA                Bank One, Marietta, NA
Bank One, Cleveland, NA                 Bank One, Marion
Bank One, Columbus, NA                  Bank One, Portsmouth, NA
Bank One, Coshocton, NA                 Bank One, Sidney, NA
Bank One, Dayton, NA                    Bank One, Steubenville, NA
Bank One, Dover, NA                     Bank One, Youngstown, NA

OKLAHOMA
- ----------------------------------------------------------------------
Bank One, Oklahoma City

TEXAS
- ----------------------------------------------------------------------
Bank One, Texas, NA                     Greenville/Commerce
  serving markets in:                   Houston
Abilene                                 Levelland
Amarillo                                Longview
Arlington                               Marshall
Austin                                  Midland
Beaumont/Orange/Port Arthur             Odessa
Brenham                                 San Antonio
Corsicana/Athens                        Sherman/Denison
Dallas                                  Tyler/Canton
Denton                                  Waco/Temple
Fort Worth                              Wichita Falls
Fredericksburg

UTAH
- ----------------------------------------------------------------------
Bank One, Utah, NA

WEST VIRGINIA
- ----------------------------------------------------------------------
Bank One, West Virginia,                Bank One, West Virginia,
  Beckley, NA                             Logan, NA
Bank One, West Virginia,                Bank One, West Virginia,
  Boone, NA                               New Martinsville, NA
Bank One, West Virginia,                Bank One, West Virginia,
  Buckhannon, NA                          Nicholas County
Bank One, West Virginia,                Bank One, West Virginia,
  Charles Town                            Philippi, NA
Bank One, West Virginia,                Bank One, West Virginia,
  Charleston, NA                          St. Albans, NA
Bank One, West Virginia,                Bank One, West Virginia,
  Clarksburg, NA                          Wayne County
Bank One, West Virginia,                Bank One, West Virginia,
  Huntington, NA                          Wheeling, NA
Bank One, West Virginia,                Bank One, West Virginia,
  Lincoln, NA                             Williamson, NA

WISCONSIN
- ----------------------------------------------------------------------
Bank One, Antigo                        Bank One, Madison
Bank One, Appleton, NA                  Bank One, Milwaukee, NA
Bank One, Beaver Dam                    Bank One, Monroe
Bank One, Elkhorn, NA                   Bank One, Oshkosh, NA
Bank One, Fond du Lac                   Bank One, Racine, NA
Bank One, Green Bay                     Bank One, Stevens Point, NA
Bank One, Janesville, NA                Bank One, West Bend
Bank One, Kenosha, NA

OTHER AFFILIATES

BANC ONE DIVERSIFIED SERVICES CORPORATION
- ----------------------------------------------------------------------
Banc One Credit Card Services Company
Banc One Leasing Corporation
Finance One Corporation
  Banc One Financial Services, Inc.
Banc One Mortgage Corporation
Banc One POS Services Company

BANC ONE INVESTOR SERVICES GROUP
- ----------------------------------------------------------------------
Banc One Insurance Group
Banc One Investment Advisors Corporation
Banc One Securities Corporation
Bank One Trust companies

- ----------------------------------
Banc One Capital Corporation
Banc One Community Development Corporation
Banc One Funds Management Company
Banc One Management and Consulting Corporation
Banc One Services Corporation
  Banc One Financial Card Services Corporation

PENDING AFFILIATES
- ----------------------------------------------------------------------
Parkdale Bank, Beaumont, Texas
Mid States Bancshares, Inc., Moline, Illinois
Capital Bancorp, Salt Lake City, Utah
Liberty National Bancorp, Inc., Louisville, Kentucky
American Holding Company, Highland Park, Illinois

(CERTAIN PENDING AFFILIATES ARE SUBJECT TO SHAREHOLDER AND REGULATORY APPROVAL.)
