Form 10-K, Exhibit 13
BANC ONE CORP /OH/
filed 1995-03-29
CIK 36090

                                                                   EXHIBIT 13(a)

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS

                                                                                                PERCENT
                                                                           1994         1993     CHANGE
                   ------------------------------------------------------------------------------------
                   PER COMMON SHARE
                   Net income                                          $   2.42     $   2.93      (17.4)%
                   Cash dividends declared                                 1.24         1.07       15.9
                   Book value                                             18.43        17.72        4.0

                   FOR THE YEAR                                             $(millions)
                                                                       ---------------------
                   Total revenue                                       $  7,857     $  7,611        3.2%
                   Net income                                             1,005        1,191      (15.6)

                   AT YEAR-END
                   Assets                                              $ 88,923     $ 84,835        4.8%
                   Deposits                                              68,090       65,022        4.7
                   Total loans and leases                                61,993       57,520        7.8
                   Total equity                                        $  7,565     $  7,433        1.8
                   Common shares outstanding (000)                      396,986      405,432
                   Common stockholders of record                         82,253       71,384
                   Employees (full-time equivalent)                      48,800       46,600
                   Banking offices                                        1,418        1,434

                   With the exception of cash dividends and common stockholders of record, amounts have been restated to reflect the effect of the acquisition of Liberty National Bancorp, Inc. accounted for as a pooling of interests.

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

FINANCIAL REVIEW

                                                                                                   PAGE
                                                                                                   ----
REPORT OF INDEPENDENT ACCOUNTANTS...............................................................    21
CONSOLIDATED BALANCE SHEET......................................................................    22
CONSOLIDATED STATEMENT OF INCOME................................................................    23
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY.......................................    24
CONSOLIDATED STATEMENT OF CASH FLOWS............................................................    25
NOTES TO THE FINANCIAL STATEMENTS
     Note 1      Summary of Significant Accounting Policies.....................................    26
     Note 2      Affiliations, Pending Affiliations and Divestitures............................    29
     Note 3      Operations Consolidation.......................................................    30
     Note 4      Securities and Investment Products.............................................    31
     Note 5      Loans and Leases...............................................................    34
     Note 6      Reserve for Loan and Lease Losses..............................................    36
     Note 7      Bank Premises and Equipment....................................................    36
     Note 8      Deposits.......................................................................    36
     Note 9      Short-Term Borrowings..........................................................    37
     Note 10     Long-Term Borrowings...........................................................    38
     Note 11     Stock Dividends and Convertible Preferred Stock................................    38
     Note 12     Dividend and Capital Restrictions..............................................    39
     Note 13     Income Taxes...................................................................    39
     Note 14     Disclosures About Fair Value of Financial Instruments..........................    40
     Note 15     Leases.........................................................................    42
     Note 16     Pledged Securities and Contingent Liabilities..................................    43
     Note 17     Employee Benefit Plans.........................................................    43
     Note 18     Stock Options..................................................................    46
     Note 19     Related Party Transactions.....................................................    46
     Note 20     Parent Company Financial Statements............................................    47
     Note 21     Supplemental Disclosures for Statements of Cash Flows..........................    50
     Note 22     Industry Segment Reporting.....................................................    50
FIVE YEAR PERFORMANCE SUMMARY...................................................................    51
TEN YEAR PERFORMANCE SUMMARY....................................................................    52
FIVE YEAR SUMMARY - AVERAGE BALANCES, INCOME AND EXPENSE, YIELDS AND RATES......................    54
RESERVE FOR LOAN AND LEASE LOSSES...............................................................    56
LOAN AND LEASE ANALYSIS.........................................................................    57
CONSOLIDATED QUARTERLY FINANCIAL DATA...........................................................    58
RATE - VOLUME ANALYSIS..........................................................................    60
MANAGEMENT'S DISCUSSION AND ANALYSIS
    I.   Overview of Operations.................................................................    62
   II.   Net Interest Income/Net Interest Margin................................................    63
             Earning Assets.....................................................................    63
             Interest Bearing Liabilities.......................................................    63
             Interest Rate Sensitivity..........................................................    64
             Interest Rate Fluctuations.........................................................    64
             Off-Balance Sheet Investment Products..............................................    64
  III.   Non-Interest Income, Non-Interest Expense and Operations Consolidation and Other
         Charges................................................................................    65
   IV.   Loan Quality...........................................................................    66
    V.   Asset Liability Management.............................................................    68
   VI.   Capital................................................................................    72
  VII.   Fourth Quarter Review..................................................................    73
 VIII.   Comparison of 1993 versus 1992.........................................................    73

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

FINANCIAL STATEMENTS

                  REPORT OF INDEPENDENT ACCOUNTANTS
                  To the Stockholders and the Board of Directors
                  BANC ONE CORPORATION

                  We have audited the accompanying consolidated balance sheets of BANC ONE CORPORATION and Subsidiaries as of December 31, 1994 and 1993, and the related statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BANC ONE CORPORATION and Subsidiaries at December 31, 1994 and 1993 and the results of operations and cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

                  As disclosed in Note 1 to the financial statements, effective January 1, 1994 BANC ONE CORPORATION changed its method of accounting for certain investment securities. As discussed in
                  Note 13 and Note 17 to the financial statements, effective January 1, 1993 BANC ONE CORPORATION changed its method of accounting for income taxes and postretirement benefits other than pensions.

                  Columbus, Ohio
                  February 21, 1995

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEET

                                                                                                    DECEMBER 31,
                                                                                            -----------------------------
                          $(THOUSANDS, EXCEPT SHARE DATA)                                            1994            1993
                          -----------------------------------------------------------------------------------------------
                          ASSETS:
                          Cash and due from banks........................................    $  5,073,417     $ 5,009,889
                          Short-term investments (including Eurodollar placements and foreign negotiable certificates of deposit of $1,000,982 and
                            $4,492 at December 31, 1994 and 1993, respectively)..........       3,539,596       1,049,715
                          SECURITIES:
                            Securities held to maturity..................................       4,834,384      17,403,888
                            Securities held for sale.....................................                         815,941
                            Securities available for sale (cost of $10,496,000 at
                              December 31, 1994).........................................      10,318,030
                                                                                            -------------     -----------
                                TOTAL SECURITIES (FAIR VALUE OF $15,108,000 AND
                                   $18,591,000 AT DECEMBER 31, 1994 AND 1993,
                                   RESPECTIVELY).........................................      15,152,414      18,219,829
                          LOANS AND LEASES (net of unearned income of $802,703 and
                            $702,475 at December 31, 1994 and 1993, respectively)........      61,992,912      57,520,375
                            Reserve for loan and lease losses............................         897,180         967,254
                                                                                            -------------     -----------
                                NET LOANS AND LEASES.....................................      61,095,732      56,553,121
                          Other assets:
                            Bank premises and equipment, net.............................       1,517,647       1,459,611
                            Interest earned, not collected...............................         566,840         657,030
                            Other real estate owned......................................          84,355         153,260
                            Excess of cost over net assets of affiliates purchased.......         262,895         266,723
                            Other........................................................       1,629,690       1,465,478
                                                                                            -------------     -----------
                                Total other assets.......................................       4,061,427       4,002,102
                                                                                            -------------     -----------
                                TOTAL ASSETS.............................................    $ 88,922,586     $84,834,656
                                                                                            =============     ===========

                          LIABILITIES:
                          DEPOSITS:
                            Non-interest bearing.........................................    $ 14,405,707     $14,493,954
                            Interest bearing.............................................      53,684,347      50,528,446
                                                                                            -------------     -----------
                              TOTAL DEPOSITS.............................................      68,090,054      65,022,400
                          Federal funds purchased and repurchase agreements..............       5,186,527       6,965,626
                          Other short-term borrowings....................................       4,435,242       2,091,574
                          Long-term borrowings...........................................       1,866,448       1,805,272
                          Accrued interest payable.......................................         351,293         239,101
                          Other liabilities..............................................       1,428,162       1,277,513
                                                                                            -------------     -----------
                              TOTAL LIABILITIES..........................................      81,357,726      77,401,486
                                                                                            -------------     -----------

                          Commitments and contingencies (Notes 5, 15 and 16)

                          STOCKHOLDERS' EQUITY:
                          Preferred stock, 35,000,000 shares authorized:
                            Series C convertible, no par value, 4,997,999 and 4,998,000 shares issued and outstanding, at December 31, 1994 and
                              1993, respectively.........................................         249,900         249,900

                          Common stockholders' equity:
                            Common stock, no par value, $5 stated value, 600,000,000
                              shares authorized, 408,985,564 and 405,431,665 shares
                              issued at December 31, 1994 and 1993, respectively.........       2,044,928       2,027,158
                            Capital in excess of aggregate stated value of common
                              stock......................................................       3,796,746       3,836,443
                            Retained earnings............................................       1,921,256       1,319,669
                            Net unrealized holding losses on securities available for
                              sale, net of tax...........................................        (111,517)
                                                                                            -------------     -----------
                              TOTAL STOCKHOLDERS' EQUITY BEFORE TREASURY STOCK...........       7,901,313       7,433,170
                                Less: Treasury stock (11,999,500 shares), at cost........        (336,453)
                                                                                            -------------     -----------
                              TOTAL STOCKHOLDERS' EQUITY.................................       7,564,860       7,433,170
                                                                                            -------------     -----------
                              TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.................    $ 88,922,586     $84,834,656
                                                                                            =============     ===========

                  The accompanying notes are an integral part of the financial statements.

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF INCOME
for the three years ended December 31, 1994

$(THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                                 1994           1993           1992
-------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
  Interest and fees on loans and leases.....................................    $ 5,375,209     $5,038,807     $4,945,539
  Interest and dividends on:
    Taxable securities......................................................        875,846        844,791      1,029,518
    Tax exempt securities...................................................        136,841        132,590        145,696
  Other interest income, including interest on Eurodollar placements and foreign negotiable certificates of deposits of $6,802, $2,415 and
    $17,161 in 1994, 1993, and 1992, respectively...........................         49,590         40,438        121,636
                                                                               ------------     ----------     ----------
    TOTAL INTEREST INCOME...................................................      6,437,486      6,056,626      6,242,389
INTEREST EXPENSE:
  Interest on deposits:
    Demand and savings deposits.............................................        720,526        643,038        788,035
    Time deposits...........................................................        953,737        834,653      1,208,837
  Interest on borrowings....................................................        574,578        298,060        276,954
                                                                               ------------     ----------     ----------
    TOTAL INTEREST EXPENSE..................................................      2,248,841      1,775,751      2,273,826
                                                                               ------------     ----------     ----------
    NET INTEREST INCOME.....................................................      4,188,645      4,280,875      3,968,563
Provision for loan and lease losses.........................................        242,269        388,261        630,731
                                                                               ------------     ----------     ----------
    Net interest income after provision for loan and lease losses...........      3,946,376      3,892,614      3,337,832
NON-INTEREST INCOME:
  Income from fiduciary activities..........................................        225,621        225,497        218,085
  Service charges on deposit accounts.......................................        483,884        450,998        430,723
  Loan processing and servicing income......................................        484,012        464,728        444,823
  Securities gains (losses).................................................       (261,052)        17,114         26,999
  Other.....................................................................        487,157        395,707        377,638
                                                                               ------------     ----------     ----------
    TOTAL NON-INTEREST INCOME...............................................      1,419,622      1,554,044      1,498,268
NON-INTEREST EXPENSE:
  Salaries and related costs................................................      1,753,672      1,687,778      1,578,179
  Net occupancy expense, exclusive of depreciation..........................        182,223        159,837        181,732
  Equipment expense.........................................................        119,270        113,315        102,762
  Taxes other than income and payroll.......................................         56,628         82,083         75,348
  Depreciation and amortization.............................................        356,762        274,520        226,568
  Outside services and processing...........................................        528,591        507,659        483,666
  Marketing and development.................................................        154,040        152,182        123,123
  Communication and transportation..........................................        245,455        232,596        203,054
  Other.....................................................................        450,505        465,976        520,419
                                                                               ------------     ----------     ----------
    TOTAL NON-INTEREST EXPENSE..............................................      3,847,146      3,675,946      3,494,851
                                                                               ------------     ----------     ----------
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING PRINCIPLE...................................................      1,518,852      1,770,712      1,341,249
Income tax (provision) benefit:
  Income excluding securities transactions..................................       (610,970)      (592,619)      (409,843)
  Securities transactions...................................................         97,227         (5,990)        (9,179)
                                                                               ------------     ----------     ----------
    Provision for income taxes..............................................       (513,743)      (598,609)      (419,022)
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE...........      1,005,109      1,172,103        922,227
Cumulative effect of change in method of accounting for income taxes........                        19,391
                                                                               ------------     ----------     ----------
  NET INCOME................................................................    $ 1,005,109     $1,191,494     $  922,227
                                                                                ===========     ==========     ==========
NET INCOME PER COMMON SHARE:
    Income before cumulative effect of change in accounting principle.......    $      2.42     $     2.88     $     2.27
    Cumulative effect of change in method of accounting for income taxes....                           .05
                                                                               ------------     ----------     ----------
NET INCOME PER COMMON SHARE.................................................    $      2.42     $     2.93     $     2.27
                                                                                ===========     ==========     ==========
Weighted average common shares outstanding (000)............................        407,380        401,228        397,671
                                                                                ===========     ==========     ==========

The accompanying notes are an integral part of the financial statements.

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY for the three years ended December 31, 1994



                                                                                                CAPITAL IN
                                                                                                 EXCESS OF
                                                                                                 AGGREGATE
                                                                                              STATED VALUE
$(THOUSANDS, EXCEPT PER                                         PREFERRED          COMMON        OF COMMON           RETAINED
  SHARE AMOUNTS)                                                    STOCK           STOCK            STOCK           EARNINGS
-----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1991..................................    $ 269,414      $1,422,033       $2,965,491        $ 1,223,019
 Net income.................................................                                                          922,227
 Cash dividends:
   Corporation:
    Common ($.89 per share).................................                                                         (257,101)
    Class B Preferred ($3.00 per share).....................                                                           (1,486)
    Series C Preferred ($3.50 per share)....................                                                          (17,500)
   Pooled affiliates........................................                                                          (40,699)
 Shares issued in acquisitions..............................                        6,270            6,371             20,049
 Conversion of preferred into common........................       (9,714)          4,979            4,735
 Exercise of stock options, net of shares purchased.........                        2,847          (22,486)
 Pooled affiliate stock issuance, sales of stock to employee
   benefit plans and other..................................                       15,375           79,248              1,741
                                                                ---------      ----------      -----------       ------------
BALANCE, DECEMBER 31, 1992..................................      259,700       1,451,504        3,033,359          1,850,250
 Net income.................................................                                                        1,191,494
 Cash dividends:
   Corporation:
    Common ($1.07 per share)................................                                                         (388,245)
    Class B Preferred ($.75 per share)......................                                                             (216)
    Series C Preferred ($3.50 per share)....................                                                          (17,498)
   Pooled affiliates........................................                                                          (25,505)
 Shares issued in acquisitions..............................                       24,539           12,269             59,409
 Conversion of preferred into common........................       (9,800)          5,029            4,771
 Exercise of stock options, net of shares purchased.........                       (2,876)         (44,758)
 Pooled affiliate stock issuance, sales of stock to employee
   benefit plans and other..................................                       34,973           (9,244)             4,015
 Common stock split five-for-four, effective August 31,
   1993.....................................................                      340,949         (340,949)
 10% common stock dividend at fair market value.............                      173,040        1,180,995         (1,354,035)
                                                                ---------      ----------      -----------       ------------
BALANCE, DECEMBER 31, 1993..................................      249,900       2,027,158        3,836,443          1,319,669
 Accounting change adjustment for unrealized gains on
   securities available for sale at January 1, 1994.........
 Net income.................................................                                                        1,005,109
 Cash dividends:
   Corporation:
    Common ($1.24 per share)................................                                                         (487,218)
    Series C Preferred ($3.50 per share)....................                                                          (17,492)
   Pooled affiliates........................................                                                          (10,040)
 Shares issued in acquisitions..............................                        8,342           11,166             14,316
 Exercise of stock options, net of shares purchased.........                          193           (5,852)
 Pooled affiliate stock issuance, sales of stock to employee
   benefit plans and other..................................                        9,235          (45,011)            96,912
 Purchase of treasury shares................................
 Change in unrealized holding losses on securities available for sale, net of tax.....................................
                                                                ---------      ----------      -----------       ------------
BALANCE, DECEMBER 31, 1994..................................    $ 249,900      $2,044,928       $3,796,746        $ 1,921,256
                                                                =========      ==========      ===========        ===========



                                                            NET UNREALIZED
                                                                   HOLDING
                                                                    LOSSES                                     TOTAL
                                                             ON SECURITIES         TREASURY                   STOCK-
$(THOUSANDS, EXCEPT PER                                          AVAILABLE            STOCK                 HOLDERS'
  SHARE AMOUNTS)                                                  FOR SALE          AT COST                   EQUITY
--------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1991..................................                                            $  5,879,957
 Net income.................................................                                                 922,227
 Cash dividends:
   Corporation:
    Common ($.89 per share).................................                                                (257,101)
    Class B Preferred ($3.00 per share).....................                                                  (1,486)
    Series C Preferred ($3.50 per share)....................                                                 (17,500)
   Pooled affiliates........................................                                                 (40,699)
 Shares issued in acquisitions..............................                                                  32,690
 Conversion of preferred into common........................
 Exercise of stock options, net of shares purchased.........                                                 (19,639)
 Pooled affiliate stock issuance, sales of stock to employee
   benefit plans and other..................................                                                  96,364
                                                                ----------         ------------         ------------
BALANCE, DECEMBER 31, 1992..................................                                               6,594,813
 Net income.................................................                                               1,191,494
 Cash dividends:
   Corporation:
    Common ($1.07 per share)................................                                                (388,245)
    Class B Preferred ($.75 per share)......................                                                    (216)
    Series C Preferred ($3.50 per share)....................                                                 (17,498)
   Pooled affiliates........................................                                                 (25,505)
 Shares issued in acquisitions..............................                                                  96,217
 Conversion of preferred into common........................
 Exercise of stock options, net of shares purchased.........                                                 (47,634)
 Pooled affiliate stock issuance, sales of stock to employee
   benefit plans and other..................................                                                  29,744
 Common stock split five-for-four, effective August 31,
   1993.....................................................
 10% common stock dividend at fair market value.............
                                                                ----------          ------------        ------------
BALANCE, DECEMBER 31, 1993..................................                                               7,433,170
 Accounting change adjustment for unrealized gains on
   securities available for sale at January 1, 1994.........    $   84,105                                    84,105
 Net income.................................................                                               1,005,109
 Cash dividends:
   Corporation:
    Common ($1.24 per share)................................                                                (487,218)
    Series C Preferred ($3.50 per share)....................                                                 (17,492)
   Pooled affiliates........................................                                                 (10,040)
 Shares issued in acquisitions..............................                                                  33,824
 Exercise of stock options, net of shares purchased.........                                                  (5,659)
 Pooled affiliate stock issuance, sales of stock to employee
   benefit plans and other..................................                                                  61,136
 Purchase of treasury shares................................                        $   (336,453)           (336,453)
 Change in unrealized holding losses on securities available
   for sale, net of tax.....................................      (195,622)                                 (195,622)
                                                                ----------          ------------        ------------
BALANCE, DECEMBER 31, 1994..................................    $ (111,517)         $   (336,453)       $  7,564,860
                                                                ==========          ============        ============

The accompanying notes are an integral part of the financial statements.

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF CASH FLOWS
for the three years ended December 31, 1994

                          $(THOUSANDS)                                                 1994            1993            1992
                          -------------------------------------------------------------------------------------------------
                          CASH FLOWS FROM OPERATING ACTIVITIES:
                            NET INCOME......................................   $  1,005,109     $ 1,191,494     $   922,227
                              Adjustments:
                                Provision for loan and lease losses.........        242,269         388,261         630,731
                                Depreciation and amortization...............        454,612         353,492         288,803
                                Net (increase) decrease in trading
                                   account portfolio........................         92,549          (7,777)         48,876
                                Net (increase) decrease in warehoused
                                   mortgage loans...........................        869,482        (429,375)       (406,884)
                                Net change in deferred loan fees and
                                   costs....................................        (17,807)         (8,835)         (3,075)
                                Securities (gains) losses...................        261,052         (17,114)        (26,999)
                                Gain on sale of loans and other assets......        (71,898)        (26,058)        (45,429)
                                Net (increase) decrease in other assets.....       (142,026)         12,243        (104,581)
                                Net (decrease) increase in other
                                   liabilities..............................          2,355        (130,746)         59,059
                                Net (increase) decrease in deferred income
                                   taxes....................................        173,090          48,180         (39,899)
                                Cumulative effect of change in accounting
                                   principle................................                        (19,391)
                                                                               ------------     -----------     -----------
                                NET CASH PROVIDED BY OPERATING ACTIVITIES...      2,868,787       1,354,374       1,322,829
                                                                               ------------     -----------     -----------
                          CASH FLOWS FROM INVESTING ACTIVITIES:
                            Purchases of securities available/held for
                              sale..........................................    (11,739,005)       (350,000)
                            Purchases of securities held to maturity........     (1,090,779)     (6,402,608)    (11,010,024)
                            Maturities of securities available/held for
                              sale..........................................      2,142,467         476,242
                            Maturities of securities held to maturity.......      2,501,689       6,439,257       7,109,441
                            Proceeds from sales of securities available/held
                              for sale......................................     10,900,079         716,764
                            Proceeds from sales of securities held to
                              maturity......................................                        101,844       1,419,083
                            Net increase in loans, excluding sales and
                              purchases.....................................     (8,258,459)     (4,552,207)     (2,218,880)
                            Proceeds from the sales of loans and other
                              assets........................................      3,622,306         307,288         965,588
                            Purchases of loans and related premiums.........       (641,556)       (768,264)       (747,056)
                            Net (increase) decrease in short-term
                              investments...................................     (2,450,281)      1,478,925       2,492,992
                            Additions to bank premises and equipment........       (325,291)       (293,288)       (279,723)
                            Net cash acquired in acquisitions...............      1,180,497          36,148         247,327
                            All other investing activities, net.............          2,762          14,431         (61,912)
                                                                               ------------     -----------     -----------
                                NET CASH USED IN INVESTING ACTIVITIES.......     (4,155,571)     (2,795,468)     (2,083,164)
                                                                               ------------     -----------     -----------
                          CASH FLOWS FROM FINANCING ACTIVITIES:
                            Net (decrease) increase in demand deposit, money
                              market and savings accounts...................     (1,410,963)        664,712       4,931,270
                            Net (decrease) increase in time deposits........      2,917,080      (2,257,479)     (5,116,527)
                            Net increase in short-term borrowings...........        557,093       2,629,422       1,037,961
                            Proceeds from the issuance of long-term
                              borrowings....................................         94,536         475,798         509,136
                            Repayment of long-term borrowings...............        (33,360)        (67,332)        (95,513)
                            Cash dividends paid.............................       (496,708)       (399,936)       (291,462)
                            Purchase of treasury shares.....................       (336,453)
                            All other financing activities, net.............         59,087         (33,889)         37,672
                                                                               ------------     -----------     -----------
                                NET CASH PROVIDED BY FINANCING ACTIVITIES...      1,350,312       1,011,296       1,012,537
                                                                               ------------     -----------     -----------
                            Increase (decrease) in cash and cash
                              equivalents...................................         63,528        (429,798)        252,202
                            Cash and cash equivalents at January 1, ........      5,009,889       5,439,687       5,187,485
                                                                               ------------     -----------     -----------
                            CASH AND CASH EQUIVALENTS AT DECEMBER 31, ......   $  5,073,417     $ 5,009,889     $ 5,439,687
                                                                               ============     ===========     ===========

                  See Note 21 for supplemental disclosures.

                  The accompanying notes are an integral part of the financial statements.

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS

                  NOTE 1:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  The following is a summary of significant accounting policies followed in the preparation of the financial statements:

                  Basis of Presentation

                  The accompanying financial statements have been restated for an affiliation as described in Note 2, which has been accounted for as a pooling of interests. For purposes of comparability, certain prior period amounts have been reclassified to conform with current year presentation.

                  Principles of Consolidation

                  "The Corporation" is defined as parent company only. "BANC ONE" is defined as the Corporation and all significant majority-owned subsidiaries. The consolidated financial statements include the accounts of the Corporation and all significant majority-owned subsidiaries (affiliates). See Note 2 for information relative to affiliations, pending affiliations and divestitures. Material intercompany transactions have been eliminated.

                  Securities

                  On January 1, 1994, BANC ONE adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115), which specifies the accounting for investments in securities that have readily determinable fair values. Securities that management has both the positive intent and ability to hold to maturity continue to be classified as securities held to maturity and are carried at cost, adjusted for amortization of premium or accretion of discount using the interest method. Securities that may be sold prior to maturity for asset/liability management purposes, or that may be sold in response to changes in interest rates, changes in prepayment risk, to increase regulatory capital or other similar factors, are classified as securities available for sale and carried at fair value with any adjustments to fair value, after tax, reported as a separate component of stockholders' equity. Securities purchased for trading purposes are held in the trading portfolio at market value, with market adjustments included in non-interest income.
                      Prior to January 1, 1994, securities that were being held
                  for indefinite periods of time including securities that management intended to use as part of its asset/liability strategy, or that may have been sold in response to changes in interest rates, changes in prepayment risk, to increase regulatory capital or other similar factors, were classified as securities held for sale and were carried at the lower of cost or aggregate market value with any writedowns recorded in the income statement.
                      Interest and dividends on securities, including the
                  amortization of premiums and the accretion of discounts, are reported in interest and dividends on securities using the interest method. Gains and losses on securities are recorded on the trade date and are calculated based on the security with the highest cost unless specific securities are identified.

                  Loans

                  Loans are reported at the principal amount outstanding, net of unearned income. Loans identified as held for sale are carried at the lower of cost or market determined on an aggregate basis.
                      Income earned is recognized principally on the accrual
                  method of accounting. Under this method, finance charges are recognized in decreasing amounts each period which provides a level rate of return on the outstanding principal balance. Unearned income, which includes deferred fees net of deferred direct incremental loan origination costs, is amortized to interest income generally over the contractual life of the loan using the interest method or the straight line method if not materially different. Loan origination fees and costs on demand loans are deferred and amortized into interest income on a straight line basis over a period which is consistent with the understanding between BANC ONE and the borrower or, if no understanding exists, over the estimated loan term. Loan origination fees and costs on credit card and other revolving loans are deferred and amortized into interest or other income using a straight line method typically over one year.
                      Commercial loans are placed on nonaccrual at the time the
                  loan is 90 days delinquent unless the credit is well secured and in process of collection. Commercial loans are typically charged-off

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                  at the time the loan becomes 180 days delinquent. Residential real estate loans are typically placed on nonaccrual at the time the loan is 120 days delinquent. Credit card loans and other unsecured personal credit lines are typically charged-off no later than 180 days delinquent. Other consumer loans are typically charged-off at 120 days delinquent. In all cases, loans must be placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.
                      All interest accrued but not collected for loans that are
                  placed on nonaccrual or charged-off is reversed to interest income. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are reasonably assured of repayment within a reasonable time frame and when the borrower has demonstrated payment performance of cash or cash equivalents for a minimum of six months.
                      A loan is considered restructured when BANC ONE allows
                  certain concessions to a financially troubled debtor that would not normally be considered.

                  Leases

                  The leasing operations of the affiliates consist of the leasing of various types of equipment under leases principally classified as direct financing leases and ranging in maturity from two to 15 years. Interest, net of initial direct costs, is deferred and reported as income in decreasing amounts over the term of the lease so as to provide a constant yield on the outstanding principal balance.
                      Leases are charged-off at the earlier of 120 days
                  delinquent or when collection of principal or interest is in doubt.

                  Provision for Loan and Lease Losses

                  The provision for loan and lease losses charged to expense is based upon each affiliate's past loan and lease loss experience and an evaluation of potential losses in the current loan and lease portfolios. In management's opinion, the provision is sufficient to maintain the reserve for loan and lease losses at a level that adequately provides for potential losses.
                      As of January 1, 1995, BANC ONE will adopt Statements of
                  Financial Accounting Standards Nos. 114 and 118 "Accounting by Creditors for Impairment of a Loan" and "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," respectively. BANC ONE does not expect a material effect from the adoption of these Statements.

                  Bank Premises and Equipment

                  Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight line method over the estimated useful lives of the assets. Upon the sale or other disposal of the assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized. Maintenance and repairs are charged to expense as incurred, while renewals and betterments are capitalized. Software costs for internally developed systems are expensed as incurred. Software costs related to externally developed systems are capitalized and include systems intended for internal and external use.

                  Other Real Estate Owned

                  Other real estate owned primarily represents properties acquired by the Corporation's affiliates through customer loan defaults. The real estate is stated at an amount equal to the lesser of the loan balance prior to foreclosure, plus certain costs incurred for improvements to the property, or fair value less estimated selling costs of the property.

                  Purchase Method of Accounting

                  Net assets of organizations acquired in purchase transactions are recorded at fair value at date of acquisition. The excess of cost over net assets of affiliates purchased is being amortized using the straight line and accelerated methods over terms ranging from five to 40 years. Core deposits and other identifiable intangible assets are typically amortized on an accelerated basis. Accumulated amortization for BANC ONE was $295 million at December 31, 1994 and $210 million at December 31, 1993 and annual amortization expense was approximately $85 million, $41 million, and $28 million in 1994, 1993 and 1992, respectively.

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                  Off-Balance Sheet Investment Products

                  BANC ONE enters into a variety of off-balance sheet investment products as part of its interest rate risk management strategy and in its customer service and trading activities. The most frequently used off-balance sheet investment products are various types of interest rate swaps. However, interest rate floors, futures, options, swap options, caps, forward rate agreements and currency swaps are also utilized. Off-balance sheet investment products are typically classified as synthetic alterations, anticipatory hedges, or matched book agreements. The criteria that must be satisfied for each of these methods is as follows: Synthetic Alteration -- (1) The asset or liability to be converted exposes the institution to interest rate risk; (2) The off-balance sheet investment product is designated and effective as a synthetic alteration of a balance sheet item. Anticipatory Hedge -- (1) The asset or liability to be hedged exposes BANC ONE, as a whole, to interest rate risk; (2) The off-balance sheet investment product acts to reduce the interest rate risk by moving the institution closer to being insensitive to interest rate changes; (3) The off-balance sheet investment product is designated and effective as a hedge of a balance sheet item;
                  (4) The significant characteristics and expected terms of the anticipated transaction must be identified; (5) It must be probable that the anticipated transaction will occur. Matched Book -- There must be separate agreements that have offsetting payment streams and the same maturity, repricing dates and notional amounts.
                      In order for off-balance sheet investment products with
                  forward start dates to be accounted for as synthetic alterations, they must satisfy the appropriate criteria above as well as the following additional criteria: (1) The start date of the off-balance sheet investment product must not extend beyond that point in time at which BANC ONE believes its modeling systems produce reliable interest rate sensitivity information; (2) The related balance sheet item must, from trade date to final maturity, have sufficient balances for alteration. If the initial assignment is changed, or should sufficient balances not be available, the excess portion of the off-balance sheet investment product must be marked to market.
                      Accrual accounting is applied for off-balance sheet
                  investment products classified as described above and income and expense are recorded in the same category as the related balance sheet item. The related balance sheet item is generally a pool of similar products. For matched book transactions, income and expense are recorded in non-interest income. Fees related to these off-balance sheet investment products are amortized on the interest method over the life of the off-balance sheet investment products. If the balance of the related balance sheet item falls below that of the related off-balance sheet investment product, the excess portion of the off-balance sheet investment product is marked to market and the resulting gain or loss included in income. If an off-balance sheet investment product is terminated, the gain or loss is deferred and amortized over the remaining original life of the off-balance sheet investment product.
                      Off-balance sheet investment products that do not satisfy
                  the criteria above, including those used in trading activities, are carried at market value. Any changes in market value are recognized in non-interest income.

                  Investment in Majority-Owned Affiliates (Parent Company Only)

                  The Corporation's investment in affiliates represents the total equity of majority-owned consolidated subsidiaries, using the equity method of accounting for investments.

                  Statement of Cash Flows

                  For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks.

                  Net Income Per Common Share

                  Net income per common share is calculated by dividing net income available to common stockholders (net income less preferred dividends) by the average number of common shares outstanding (total shares issued less treasury shares) plus any dilutive common stock equivalents for the period.

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                  NOTE 2:   AFFILIATIONS, PENDING AFFILIATIONS AND DIVESTITURES

                  During the year ended December 31, 1994, the Corporation was a party to business combinations with various entities as detailed below.
                      On August 15, 1994 the Corporation acquired all of the
                  outstanding shares of Liberty National Bancorp, Inc. (Liberty) of Louisville, Kentucky, in exchange for 24.8 million shares of BANC ONE common stock. Liberty had total assets of $5.3 billion at August 15, 1994.
                      This acquisition has been accounted for as a pooling of
                  interests and, accordingly, the accompanying financial statements have been restated. The following table shows the combined results of operations for BANC ONE and Liberty for the periods prior to combination except 1994 amounts for Liberty are as of June 30, 1994:

                  $ (THOUSANDS)                                BANC ONE      LIBERTY       COMBINED
                  ---------------------------------------------------------------------------------
                  1994 Total revenue......................   $7,658,623     $198,485     $7,857,108
                       Net income.........................      976,400       28,709      1,005,109
                  1993 Total revenue......................    7,226,790      383,880      7,610,670
                       Net income.........................    1,139,980       51,514      1,191,494
                  1992 Total revenue......................    7,358,393      382,264      7,740,657
                       Net income.........................      876,588       45,639        922,227

                      On March 7, 1994, the Corporation acquired all of the
                  outstanding common shares of Parkdale Bank (Parkdale) of Beaumont, Texas, in exchange for 282,120 shares of BANC ONE common stock. Parkdale had total assets of $61 million at December 31, 1993.
                      On May 2, 1994, the Corporation acquired all of the
                  outstanding common shares of Capital Bancorp (Capital) of Salt Lake City, Utah, in exchange for 477,418 shares of BANC ONE common stock. Capital had total assets of $117 million at December 31, 1993.
                      On June 8, 1994, the Corporation acquired all of the
                  outstanding common shares of MidStates Bancshares, Inc. (MidStates) of Moline, Illinois, in exchange for 908,821 shares of BANC ONE common stock. MidStates had total assets of $192 million at December 31, 1993.
                      The acquisitions of Parkdale, Capital and MidStates have
                  been accounted for as poolings of interests; however, the financial statements prior to the respective acquisition dates have not been restated because in aggregate the transactions were not material to BANC ONE.
                      On May 13, 1994, the Corporation acquired $1.2 billion of
                  Great American Federal Savings Bank's Arizona deposits in a regulatory-assisted transaction. The purchase price was $49 million. This transaction was accounted for as a purchase and the results of operations are included in the consolidated statement of income from the date of acquisition.
                      The Corporation has a definitive agreement to acquire
                  1st*Bank, a $144 million bank holding company headquartered in Coppell, Texas, which is pending.
                      The Corporation has an option to purchase Premier Bancorp,
                  Inc., of Baton Rouge, Louisiana (Premier), for a purchase price of 125% of the common stock book value (subject to certain adjustments) of Premier, between June 30, 1995 and March 31, 1997. In 1994, the Board of Directors approved the purchase of up to 18 million shares of BANC ONE common stock for use in the acquisition of Premier. As of December 31, 1994, the Corporation had acquired and held 12 million of its shares for this purpose. Premier had assets of approximately $5.4 billion at December 31, 1994. The option to purchase Premier can, under certain circumstances, be cancelled by Premier in exchange for a payment to the Corporation equal to 30% of Premier's book value at the cancellation date.
                      On September 8, 1994, the Corporation signed a definitive
                  agreement for the sale of its four Michigan banks to Citizens Banking Corporation of Flint, Michigan. The four Michigan banks combined had assets of $614 million as of December 31, 1994. The sale is expected to close in the first quarter of 1995 and is expected to result in a gain in excess of $40 million that will be recognized upon closing. On December 2, 1994, the Corporation completed the sale of its Fresno, California bank and recorded a gain of $3 million.

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                  NOTE 3:   OPERATIONS CONSOLIDATION

                  At December 31, 1994, BANC ONE's accrued liability related to operations consolidation activity was $69 million, consisting of severance and related charges (Severance Liability) of $36 million and charges in connection with closing facilities (Facilities Liability) of $38 million. The charges, including severance and related costs of $1 million paid during the year, have been reported in the income statement within the appropriate expense category, e.g., severance and related costs are reported in salary and related costs.
                      The Severance Liability is comprised of plans to reduce
                  1,598 positions and pay $10 million in consolidating certain deposit operations, reduce 1,606 positions and pay $8 million in consolidating certain loan operations, and reduce 2,022 positions and pay $18 million in consolidating certain back office functions. Substantially all of the Severance Liability will be paid in 1995. The Facilities Liability consists of the noncash write-off of recorded assets of $13 million and other expenses related to closing facilities that will require expenditures of $18 million and $7 million during 1995 and 1996, respectively.

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                  NOTE 4:   SECURITIES AND INVESTMENT PRODUCTS

                  Securities

                  Following are the fair values, maturities and weighted average yields of securities:




                                                         MATURITIES OF SECURITIES AT DECEMBER 31, 1994(1)
                                             ------------------------------------------------------------------------
 SECURITIES                                                                                           2000-
$(MILLIONS)                                    1995       1996       1997       1998       1999       2004       2005+
---------------------------------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY
United States treasury and agencies
   Amortized cost.........................   $  205     $   42     $  140     $   49     $   28     $   10     $   72
   Fair value.............................      199         41        136         47         27         10         72
   Weighted average yield.................     7.79%      5.97%      6.36%      5.71%      6.95%      7.43%      7.21%
Mortgage and asset-backed securities:
   Government
      Amortized cost......................      179        175        248        180        224        397          2
      Fair value..........................      177        172        242        173        218        394          2
      Weighted average yield..............     6.35%      6.82%      7.44%      7.14%      8.05%      8.18%      9.13%
   Other
      Amortized cost......................      186        124         92         26          1         63
      Fair value..........................      184        121         90         26          1         63
      Weighted average yield..............     6.53%      7.05%      7.59%      7.74%      8.80%      6.57%
Tax exempt
   Amortized cost.........................      509        252        303        219        186        651         62
   Fair value.............................      511        253        309        220        184        626         64
   Weighted average yield(2)..............     5.90%      6.08%      6.68%      6.17%      5.65%      5.75%      5.56%
Other
   Amortized cost.........................        6         10         14         26         57         32         64
   Fair value.............................        6         11         13         26         57         32         83
   Weighted average yield.................     7.00%      8.89%      8.61%     10.86%     11.53%     10.33%      2.55%
Total amortized cost......................   $1,085     $  603     $  797     $  500     $  496     $1,153     $  200
                                             ======     ======     ======     ======     ======     ======     ======
Total fair value..........................   $1,077     $  598     $  790     $  492     $  487     $1,125     $  221
                                             ======     ======     ======     ======     ======     ======     ======
SECURITIES AVAILABLE FOR SALE
United States treasury and agencies
   Amortized cost.........................   $3,183     $   41     $   13     $   16     $  187     $  200     $   60
   Fair value.............................    3,183         41         12         15        186        200         56
   Weighted average yield.................     6.09%      4.86%      5.01%      5.84%      5.78%      6.24%      7.27%
Mortgage and asset-backed securities:
   Government
      Amortized cost......................        2        190        372        699        995      1,024         30
      Fair value..........................        2        189        368        675        964        979         29
      Weighted average yield..............     5.67%      6.51%      6.69%      6.77%      6.83%      6.89%      5.24%
   Other
      Amortized cost......................       79      1,100        515        753        409        243         45
      Fair value..........................       80      1,075        506        738        405        223         45
      Weighted average yield..............     6.61%      5.60%      5.99%      6.52%      6.93%      6.55%      6.13%
Tax exempt and other
   Amortized cost.........................       66                     1          1                    55        217
   Fair value.............................       66                     1          1                    55        224
   Weighted average yield(2)..............     7.60%                 6.48%      3.88%                 6.93%      5.90%
Total amortized cost......................   $3,330     $1,331     $  901     $1,469     $1,591     $1,522     $  352
                                             ======     ======     ======     ======     ======     ======     ======
Total fair value..........................   $3,331     $1,305     $  887     $1,429     $1,555     $1,457     $  354
                                             ======     ======     ======     ======     ======     ======     ======
Grand total amortized cost................   $4,415     $1,934     $1,698     $1,969     $2,087     $2,675     $  552
                                             ======     ======     ======     ======     ======     ======     ======
Grand total fair value....................   $4,408     $1,903     $1,677     $1,921     $2,042     $2,582     $  575
                                             ======     ======     ======     ======     ======     ======     ======
Weighted average yield....................     6.21%      5.96%      6.61%      6.67%      6.91%      6.76%      5.79%
                                             ======     ======     ======     ======     ======     ======     ======

                                                       ENDING BALANCES AT
                                                          DECEMBER 31,
  SECURITIES                                   --------------------------------
 $(MILLIONS)                                      1994         1993        1992
-------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY
United States treasury and agencies
   Amortized cost.........................     $   546      $ 7,127     $ 7,752
   Fair value.............................         532        7,243       7,788
   Weighted average yield.................        6.97%
Mortgage and asset-backed securities:
   Government
      Amortized cost......................       1,405        3,789       3,863
      Fair value..........................       1,378        3,817       3,889
      Weighted average yield..............        7.49%
   Other
      Amortized cost......................         492        3,760       3,098
      Fair value..........................         485        3,780       3,116
      Weighted average yield..............        6.93%
Tax exempt
   Amortized cost.........................       2,182        2,361       2,030
   Fair value.............................       2,167        2,492       2,148
   Weighted average yield(2)..............        5.98%
Other
   Amortized cost.........................         209          367         375
   Fair value.............................         228          398         419
   Weighted average yield.................        8.06%
Total amortized cost......................     $ 4,834      $17,404     $17,118
                                               =======      =======     =======
Total fair value..........................     $ 4,790      $17,730     $17,360
                                               =======      =======     =======
SECURITIES AVAILABLE FOR SALE
United States treasury and agencies
   Amortized cost.........................     $ 3,700
   Fair value.............................       3,693
   Weighted average yield.................        6.08%
Mortgage and asset-backed securities:
   Government
      Amortized cost......................       3,312      $   789     $ 1,322
      Fair value..........................       3,206          834       1,384
      Weighted average yield..............        6.79%
   Other
      Amortized cost......................       3,144            7         337
      Fair value..........................       3,072            7         339
      Weighted average yield..............        6.16%
Tax exempt and other
   Amortized cost.........................         340           20
   Fair value.............................         347           20
   Weighted average yield(2)..............        6.39%
Total amortized cost......................     $10,496      $   816     $ 1,659
                                               =======      =======     =======
Total fair value..........................     $10,318      $   861     $ 1,723
                                               =======      =======     =======
Grand total amortized cost................     $15,330      $18,220     $18,777
                                               =======
Grand total fair value....................     $15,108      $18,591     $19,083
                                               =======      =======     =======
Weighted average yield....................        6.46%
                                               =======

(1) Reflects estimated maturity.
(2) Weighted average yields on tax-exempt securities are not reflected on a tax equivalent basis.

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                  The following are net realized gains and losses on securities sold or called and unrealized gains and losses on securities held:

                                                                  REALIZED GAIN (LOSS) DURING 1994
                                             ---------------------------------------------------------------------------
                                                                                                                     NET
                                                                                                                REALIZED
                                               AMORTIZED                        REALIZED        REALIZED            GAIN
$(MILLIONS)                                         COST        PROCEEDS           GAINS          LOSSES           (LOSS)
------------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
   United States treasury and agencies....     $      35       $      36        $      1                        $      1
   Mortgage and asset-backed securities:
      Government..........................
      Other...............................             2               2
   Tax exempt.............................            55              56               2        $     (1)              1
   Other..................................             8               8               3              (3)
Securities available for sale:
   United States treasury and federal
    agencies..............................        10,556          10,271             140            (425)           (285)
   Mortgage and asset-backed securities:
      Government..........................           104             103                              (1)             (1)
      Other...............................           563             562               1              (2)             (1)
   Tax exempt and other...................            64              88              27              (3)             24
                                               ---------       ---------        --------        --------        --------
Total.....................................     $  11,387       $  11,126        $    174        $   (435)       $   (261)
                                               =========       =========        ========        ========        ========

                                                      UNREALIZED GAIN (LOSS)
                                            ------------------------------------------
                                                                                    NET
                                                                             UNREALIZED
                                             UNREALIZED      UNREALIZED            GAIN
$(MILLIONS)                                       GAINS          LOSSES           (LOSS)
---------------------------------------------------------------------------------------
                                               <
Securities held to maturity:
   United States treasury and agencies....     $      2        $    (16)       $    (14)
   Mortgage and asset-backed securities:
      Government..........................            9             (36)            (27)
      Other...............................                           (7)             (7)
   Tax exempt.............................           51             (66)            (15)
   Other..................................           20              (1)             19
Securities available for sale:
   United States treasury and federal
    agencies..............................            5             (12)             (7)
   Mortgage and asset-backed securities:
      Government..........................                         (106)           (106)
      Other...............................           26             (98)            (72)
   Tax exempt and other...................            8              (1)              7
                                               --------        --------        --------
Total.....................................     $    121        $   (343)       $   (222)
                                               ========        ========        ========

                                                                  REALIZED GAIN (LOSS) DURING 1993
                                             ---------------------------------------------------------------------------
                                                                                                                     NET
                                               AMORTIZED                        REALIZED        REALIZED        REALIZED
$(MILLIONS)                                         COST        PROCEEDS           GAINS          LOSSES            GAIN
------------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
   United States treasury and agencies....     $      82       $      85        $      3                        $      3
   Mortgage and asset-backed securities:
      Government..........................             5               5
      Other...............................
   Tax exempt.............................            99             100               2        $     (1)              1
   Other..................................            99             110              12              (1)             11
Securities held for sale..................           715             717               4              (2)              2
                                               ---------       ---------        --------        --------         -------
Total.....................................     $   1,000       $   1,017        $     21        $     (4)        $    17
                                               =========       =========        ========        ========         =======

                                                      UNREALIZED GAIN (LOSS)
                                            -------------------------------------------
                                                                                   NET
                                             UNREALIZED      UNREALIZED     UNREALIZED
$(MILLIONS)                                       GAINS          LOSSES           GAIN
--------------------------------------------------------------------------------------
Securities held to maturity:
   United States treasury and agencies....     $    130        $    (14)       $   116
   Mortgage and asset-backed securities:
      Government..........................           36              (8)            28
      Other...............................           27              (7)            20
   Tax exempt.............................          136              (5)           131
   Other..................................           35              (4)            31
Securities held for sale..................           45                             45
                                               --------        --------        -------
Total.....................................     $    409        $    (38)       $   371
                                               ========        ========        =======

                                                                  REALIZED GAIN (LOSS) DURING 1992
                                             ---------------------------------------------------------------------------
                                                                                                                     NET
                                               AMORTIZED                        REALIZED        REALIZED        REALIZED
$(MILLIONS)                                         COST        PROCEEDS           GAINS          LOSSES            GAIN
------------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
   United States treasury and agencies....     $     903       $     920        $     17                        $     17
   Mortgage and asset-backed securities:
      Government..........................            64              65               1                               1
      Other...............................           156             157               2        $    (1)               1
   Tax exempt.............................           166             167               2             (1)               1
   Other..................................           161             168              10             (3)               7
Securities held for sale..................
                                               ---------       ---------        --------        -------         --------
Total.....................................     $   1,450       $   1,477        $     32        $    (5)        $     27
                                               =========       =========        ========        =======         ========

                                                      UNREALIZED GAIN (LOSS)
                                            -------------------------------------------
                                                                                    NET
                                             UNREALIZED      UNREALIZED      UNREALIZED
$(MILLIONS)                                       GAINS          LOSSES            GAIN
---------------------------------------------------------------------------------------
Securities held to maturity:
   United States treasury and agencies....     $    102        $    (66)       $     36
   Mortgage and asset-backed securities:
      Government..........................           39             (13)             26
      Other...............................           26              (8)             18
   Tax exempt.............................          126              (8)            118
   Other..................................           44                              44
Securities held for sale..................           67              (3)             64
                                               --------        --------        --------
Total.....................................     $    404        $    (98)       $    306
                                               ========        ========        ========

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                  Off-Balance Sheet Investment Products
                  Information is provided below for each significant type of off-balance sheet investment product. The off-balance sheet investment products BANC ONE utilizes are primarily interest rate swaps. Interest rate swap agreements generally involve the exchange of interest payments without the exchange of the underlying notional amount on which the interest payments are calculated. BANC ONE has entered into interest rate swap agreements that synthetically alter assets and liabilities as part of its program to manage the impact of fluctuating interest rates.
                       The notional amount of generic swaps does not change for
                  the life of the contract. The notional amount of amortizing swaps changes based on changes in contractually defined interest rate indices. Generally, as rates fall the notional amounts of amortizing swaps decline more rapidly and as rates increase notional amounts decline more slowly. A key assumption in the maturity information below is that future variable rates move as indicated by the forward interest rate curve in existence at December 31, 1994. To the extent that rates move in a fashion other than indicated by the forward interest rate curve the maturity information will change. Basis swaps are contracts under which BANC ONE receives amounts based on the London inter-bank offered rate (LIBOR), typically subject to certain defined caps, and pays amounts based on Prime. Accrual of interest on forward starting swaps commences at a predetermined future date.
                       Purchased caps require the payment of an up-front fee for
                  the right to receive interest payments on the contract notional amount when a floating rate (typically LIBOR) rises above a strike rate during the life of the contract. The impact on net interest income is the excess of the floating rate over the strike rate less the periodic amortization of the premium paid.
                       The notional amounts shown below represent agreed upon
                  amounts on which calculations of interest payments to be exchanged are based. Notional amounts do not represent direct credit exposures. BANC ONE's direct credit exposure is limited to the net difference between the calculated pay and receive amounts on each transaction, which is generally netted and paid quarterly, and the ability of the counterparty to perform its payment obligation under the agreement. BANC ONE has very stringent policies governing off-balance sheet investment product activities and collateral is typically exchanged with the counterparties to further minimize credit risk. The methods used to determine counterparties and credit lines are formally reviewed and approved annually.
                       There were $49 million and $(14) million of net deferred
                  items primarily representing premiums paid/(received) at December 31, 1994 and 1993, respectively. There were no past due payments, nor were there any reserves for credit losses on off-balance sheet investment products, as of these dates. Trading and dealer activities in aggregate are not material to BANC ONE and are not separately disclosed. The following are the estimated maturities and weighted average fixed rates of off-balance sheet investment products by type.

                                    MATURITIES OF OFF-BALANCE SHEET INVESTMENT PRODUCTS AT DECEMBER 31,        ENDING BALANCES AT
                                                                 1994(2)(3)                                       DECEMBER 31,
                                  ------------------------------------------------------------------------     -------------------
                                                                                           2000-
$(MILLIONS)                         1995       1996       1997       1998       1999       2004      2005+        1994        1993
----------------------------------------------------------------------------------------------------------------------------------
Receive fixed generic swaps
  Notional Value...............   $5,355     $  645     $  100                           $  745     $  150     $ 6,995     $ 6,682
  Weighted average receive
    rate.......................     5.17%      4.80%      6.71%                            6.97%      5.82%       5.37%
Receive fixed amortizing swaps
  Notional Value...............      805      3,425      8,211     $2,974     $    4         23                 15,442      15,019
  Weighted average receive
    rate.......................     6.24%      5.54%      5.00%      5.25%      8.81%      8.82%                  5.24%
Pay fixed swaps
  Notional Value...............    2,753      2,509        221         54          5          6                  5,548       1,527
  Weighted average pay rate....     5.36%      5.60%      6.28%      5.49%      8.83%      8.16%                  5.51%
Purchased Caps
  Notional Value...............    1,459      4,714          1          1          1          3          7       6,186
Basis swaps
  Notional Value...............      362      3,843      3,590        307                                        8,102       5,556
Forward Starting Swaps(4)
  Notional Value...............                                       500                                          500       7,500
  Weighted average receive
    rate.......................                                      5.60%                                        5.60%
Other(1)
  Notional Value...............      571      1,485        553         95         63         71          8       2,846       2,781

(1) Other off-balance sheet investment products include customer transactions of $577 million, floors, futures, options, swap options, caps, forward rate agreements, and currency swaps.
(2) Based on future variable rates from the forward interest rate curve at December 31, 1994.
(3) Variable rates are not included in the table above however, are based primarily on three month LIBOR.
(4) All $500 million are received fixed amortizing swaps which become effective in January 1995.

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                  Unrealized gains and losses in off-balance sheet investment products at December 31, 1994 and 1993 are summarized as follows:

                                                    UNREALIZED GAIN (LOSS) AS OF DECEMBER 31,
                                                                      1994
                                                    -----------------------------------------
                                                                                          NET
                                       NOTIONAL     UNREALIZED      UNREALIZED     UNREALIZED
$(MILLIONS)                              AMOUNT          GAINS          LOSSES     GAIN (LOSS)
---------------------------------------------------------------------------------------------
Generic receive fixed................  $  6,995        $     1      $    (154)       $   (153)
Amortizing receive fixed.............    15,442              1           (989)           (988)
Less: Pay fixed......................    (5,548)            91             (5)             86
     Purchased caps..................    (6,186)            83             (2)             81
                                       --------        -------      ---------        --------
Net receive fixed....................    10,703            176         (1,150)           (974)
Basis................................     8,102                          (342)           (342)
Forward starting.....................       500                           (34)            (34)
Other................................     2,846             55            (11)             44

                                                    UNREALIZED GAIN (LOSS) AS OF DECEMBER 31,
                                                                      1993
                                                    -----------------------------------------
                                                                                          NET
                                       NOTIONAL     UNREALIZED     UNREALIZED      UNREALIZED
$(MILLIONS)                              AMOUNT          GAINS         LOSSES      GAIN (LOSS)
---------------------------------------------------------------------------------------------
Generic receive fixed................  $  6,682        $   135      $      (7)       $    128
Amortizing receive fixed.............    15,019            159            (16)            143
Less: Pay fixed......................    (1,527)             1            (33)            (32)
                                       --------        -------      ---------        --------
Net receive fixed....................    20,174            295            (56)            239
Basis................................     5,556             10            (14)             (4)
Forward starting.....................     7,500              2            (57)            (55)
Other................................     2,781             45             (8)             37

--------------------------------------------------------------------------------

                  NOTE 5:   LOANS AND LEASES

                  The composition of the loan and lease portfolio at December 31, 1994 and 1993 is summarized as follows:

                  $ (THOUSANDS)                                                    1994            1993
                  -------------------------------------------------------------------------------------
                  Commercial, financial and agricultural................   $ 16,619,186     $15,208,355
                  Real estate:
                    Commercial..........................................      5,571,296       4,886,427
                    Construction........................................      2,195,003       1,708,933
                    Residential.........................................     11,273,689      11,185,421
                  Consumer (net of unearned income of $423,024 and
                    $362,709 at December 31, 1994 and 1993,
                    respectively).......................................     19,070,286      17,311,474
                  Credit card...........................................      5,924,383       6,112,545
                  Leases (net of unearned income of $379,679 and
                    $339,766 at December 31, 1994 and 1993,
                    respectively).......................................      1,339,069       1,107,220
                                                                           ------------     -----------
                  Total loans and leases................................   $ 61,992,912     $57,520,375
                                                                           ============     ===========

                       BANC ONE owned and serviced certain low quality loans
                  under agreements with the Federal Deposit Insurance Corporation (FDIC). Commercial, financial and agricultural loans include $22 million at December 31, 1993, related to such arrangements. BANC ONE receives various forms of financial assistance from the FDIC under the arrangements. Such assistance totaled $11 million, $25 million and $41 million for the years ended December 31, 1994, 1993 and 1992, respectively.
                       Mortgage loans held for sale were $356 million and $1.2
                  billion at December 31, 1994 and 1993, respectively. Such loans are carried at the lower of cost or market determined on an aggregate basis. Mortgage loans were adjusted on this basis resulting in a loss of $1 million at December 31, 1994.
                       In the normal course of business, BANC ONE issues
                  commitments to extend credit, standby letters of credit, and commercial and other letters of credit to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit and interest rate

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                  risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments are shown below.

                                                                            CONTRACT AMOUNT
                                                                              DECEMBER 31,
                                                                          -------------------
                  $(MILLIONS)                                                1994        1993
                  ---------------------------------------------------------------------------
                  Commitments to extend credit..........................  $60,185     $39,693
                  Standby letters of credit.............................    3,003       2,707
                  Commercial and other letters of credit................      260         225

                       Commitments to extend credit are agreements to lend to a
                  customer provided there is no violation of any condition established in the contract. Non-credit card commitments generally have fixed expiration dates, may require payment of a fee and contain termination and other clauses that provide for relief from funding in the event that there is a significant deterioration in the credit quality of the customer. Since many of the commitments are expected to or typically expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. At December 31, 1994, BANC ONE had $60.2 billion of loan commitments outstanding, including approximately $42.6 billion of credit card commitments and $7.6 billion of other loan commitments expiring within one year. The same amounts for 1993 were $39.7 billion, $23.7 billion and $7.6 billion, respectively. The exposure to credit loss in the event of nonperformance by the other party to these commitments is represented by the contractual amount. BANC ONE applies the same credit policies in making commitments as it does for on-balance sheet instruments, mainly by evaluating each customer's creditworthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by BANC ONE upon extension of credit, is based on management's credit evaluation of the borrower. Collateral varies, but may include residential real estate, accounts receivable, inventories, investments, property, plant and equipment, and income-producing commercial properties.
                       Letters of credit are conditional commitments issued by
                  BANC ONE guaranteeing payment on drafts drawn in accordance with the terms of the documents. Commercial letters of credit are used to facilitate trade or commerce with the drafts being drawn when the underlying transaction is consummated. Standby letters of credit guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in making loan commitments to customers. BANC ONE uses the same credit policies in providing these conditional obligations as it does for on-balance sheet instruments. Collateral for those commitments when deemed necessary varies, but may include accounts receivable, inventories, investments and real estate. Except for short-term guarantees that expire within one year, most guarantees extend for more than five years and expire in decreasing amounts through the year 2009.
                       BANC ONE has entered into several securitizations of
                  loans. The risk associated with these transactions is limited to the on balance sheet spread account receivable (approximately $78 million). The remaining market and credit risks are transferred to the investors and the third party institutions providing credit enhancement. BANC ONE also has loans sold with recourse totaling $222 million at December 31, 1994.
                       At December 31, 1994 and 1993, respectively, BANC ONE had
                  $4 billion and $3.4 billion of loans to real estate operators, managers and developers which represented 16.23% and 15.44% of commercial, financial and agricultural, commercial real estate, and construction loans. There were no other significant concentrations.
                       BANC ONE's real estate loans and loan commitments are
                  primarily for properties located throughout the Midwest and Southwest. Repayment of these loans is dependent in part upon the economic conditions in those regions. BANC ONE evaluates each customer's creditworthiness on an individual basis. BANC ONE typically requires collateral on real estate loans consisting primarily of residential and income-producing properties.
                       BANC ONE's credit card loans, consumer loans and related
                  loan commitments are located throughout the United States. Repayment of these loans is dependent in part upon regional and national economic factors. BANC ONE has approximately 5.2 million Visa and Mastercard accounts with an average outstanding balance of $883 and 5.1 million private label accounts with an average outstanding balance of $218. The average unfunded commitments for all credit card accounts is $4,122 per account. BANC ONE does not require collateral on credit card loans because of the low

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                  average balance of each loan. The average balance per consumer loan is $7,584. Collateral typically required for consumer loans includes automobiles and other equipment.

--------------------------------------------------------------------------------

                  NOTE 6:   RESERVE FOR LOAN AND LEASE LOSSES

                  Activity in the reserve for loan and lease losses for 1994, 1993 and 1992 is summarized as follows:

                  $(THOUSANDS)                                            1994           1993           1992
                  ------------------------------------------------------------------------------------------
                  Balance, beginning of period.................     $  967,254     $  952,174     $  908,403
                  Reserves associated with loans acquired and
                    other......................................          4,526         16,289          6,819
                  Provision for loan and lease losses..........        242,269        388,261        630,731
                  Charge-offs..................................       (521,169)      (590,558)      (761,491)
                  Recoveries...................................        204,300        201,088        167,712
                                                                    ----------     ----------     ----------
                  Net charge-offs..............................       (316,869)      (389,470)      (593,779)
                                                                    ----------     ----------     ----------
                  Balance, end of period.......................     $  897,180     $  967,254     $  952,174
                                                                     ==========     ==========     ==========

--------------------------------------------------------------------------------

                  NOTE 7:   BANK PREMISES AND EQUIPMENT

                  The major categories of banking premises and equipment and accumulated depreciation at December 31, 1994 and 1993 are summarized as follows:

                  $(THOUSANDS)                                                    1994           1993
                  -----------------------------------------------------------------------------------
                  Land..................................................   $   213,461     $  203,603
                  Building..............................................     1,008,394        939,945
                  Equipment.............................................     1,391,738      1,255,827
                  Leasehold improvements................................       251,286        252,359
                                                                           -----------     ----------
                                                                             2,864,879      2,651,734
                  Less accumulated depreciation and amortization........     1,347,232      1,192,123
                                                                           -----------     ----------
                  Bank premises and equipment, net......................   $ 1,517,647     $1,459,611
                                                                            ===========     ==========

--------------------------------------------------------------------------------

                  NOTE 8:   DEPOSITS

                  The major categories of deposits at December 31, 1994 and 1993 are as follows:

                  $(THOUSANDS)                                                     1994            1993
                  -------------------------------------------------------------------------------------
                  Non-interest bearing..................................   $ 14,405,707     $14,493,954
                  Interest bearing:
                    Demand..............................................      9,296,774       9,465,164
                    Savings.............................................      7,033,573       7,766,409
                    Money market accounts...............................     12,336,737      11,944,947
                    Time deposits less than $100,000....................     18,906,855      17,075,905
                    Time deposits greater than $100,000.................      6,110,408       4,276,021
                                                                           ------------     -----------
                  Total interest bearing deposits.......................     53,684,347      50,528,446
                                                                           ------------     -----------
                  Total deposits........................................   $ 68,090,054     $65,022,400
                                                                           ============     ===========

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                  NOTE 9:   SHORT-TERM BORROWINGS

                  Information pertaining to BANC ONE's short-term borrowings for 1994, 1993 and 1992 is summarized below:

                                                                    FEDERAL
                                                  COMMERCIAL          FUNDS     REPURCHASE
                  $(THOUSANDS)                         PAPER      PURCHASED     AGREEMENTS          OTHER
                  ---------------------------------------------------------------------------------------
                  1994:
                  Ending balance................  $1,272,660     $2,114,015     $3,072,512     $3,162,582
                  Highest month-end balance.....   1,272,660      3,522,126      6,199,725      3,962,375
                  Average daily balance.........   1,047,795      2,836,104      4,359,420      2,568,300
                  Weighted average interest
                    rate:
                    As of year-end..............        5.61%          6.01%          4.62%          5.02%
                    Paid during year............        4.61           4.46           3.55           4.42
                  1993:
                  Ending balance................  $1,119,760     $3,185,538     $3,780,088     $  971,814
                  Highest month-end balance.....   1,374,047      3,185,538      3,780,088        971,814
                  Average daily balance.........   1,087,393      2,157,458      2,905,051        330,345
                  Weighted average interest
                    rate:
                    As of year-end..............        3.21%          3.11%          2.84%          2.84%
                    Paid during year............        3.48           3.32           2.68           2.86
                  1992:
                  Ending balance................  $  995,690     $1,815,865     $3,142,192     $  436,884
                  Highest month-end balance.....   1,065,506      1,912,819      3,864,188        717,138
                  Average daily balance.........     854,389      1,676,356      2,615,380        412,472
                  Weighted average interest
                    rate:
                    As of year-end..............        3.52%          3.00%          2.78%          2.97%
                    Paid during year............        4.08           3.91           3.12           3.42

                      Federal funds purchased and repurchase agreements
                  represent primarily overnight borrowings. The commercial paper of the Corporation and certain affiliates is supported by multiple lines of credit of the Corporation, renewable annually with unaffiliated banks. These facilities total $1.6 billion and carry annual commitment fees of .10%. During 1994, BANC ONE established a $6 billion Bank Note Facility. Other includes Demand Notes Payable, U.S. Treasury and $2.4 billion of Bank Notes at December 31, 1994.

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                  NOTE 10:   LONG-TERM BORROWINGS

                  Long-term borrowings are as follows:

                                                                                                         DECEMBER 31,
                                                           STATED     EFFECTIVE     MATURITY     ---------------------------
                   $(THOUSANDS)                              RATE         RATE(1)       DATE             1994           1993
                   ---------------------------------------------------------------------------------------------------------
                   Corporation:   Subordinated
                                  Notes(5).............      7.25%        7.38%        2002      $   345,781     $   345,224
                                  Subordinated
                                  Notes(5).............      8.74%        8.74%        2003          169,866         169,851
                                  Subordinated
                                  Notes(5).............     10.00%       10.25%        2010          197,285         197,208
                                  Subordinated
                                  Notes(5).............      9.88%        9.89%        2009          195,712         195,410

                   Affiliates:    Subordinated
                                  Notes(2).............   Various      Various      Various          599,244         598,793
                                  Fixed rate Swiss
                                  franc bonds(3).......      5.50%       11.52%        1995           50,482          50,507
                                  Notes(4).............   Various      Various      Various          227,565         179,842
                                  Capital Leases and
                                  Other................   Various      Various      Various           80,513          68,437
                                                                                                 -----------     -----------
                                  Total................                                          $ 1,866,448     $ 1,805,272
                                                                                                 -----------     -----------



                   (1) The effective rate includes amortization of a premium or discount. Interest rate swap agreements entered into by BANC ONE altered the stated interest rate for the 7.25% and 9.875% Subordinated Notes to a variable interest rate. The effective rates represent the impact of these swap agreements at December 31, 1994. The effective rate for the fixed rate Swiss franc bonds includes the impact of a Swiss franc/U.S. dollar currency swap, entered into by the affiliate, which effectively converts the issue to U.S. dollar financing.

                   (2) These Notes have stated rates ranging from 6.0% to
                       7.375%. Interest rate swap agreements entered into by BANC ONE altered the stated interest rate for certain of these Notes. The effective rates, including the impact of the swaps, for the year ended December 31, 1994 range from 6.77% to 7.66%. The notes mature between 2002 and 2005, and are not subject to early redemption.

                   (3) The affiliate may redeem all, but not part, of the
                       outstanding bonds at par.

                   (4) Notes have stated or variable rates ranging from 5.58% to
                       11.75%, effective rates ranging from 5.58% to 11.75% and mature between 1995 and 2016. Notes of $80 million are subject to early redemption at the option of the affiliate beginning in 1996. Commencing in 2002, mandatory annual payments in the amount of $4 million are required to be made to a sinking fund to repay these notes. Notes of $23 million are redeemable at the option of the affiliate beginning in 1996 at prices decreasing from 102% in 1996 to 100% in 1998 and thereafter. The agreement imposes certain limitations relating to funded debt, liens and the sale or issuance of capital stock of significant bank subsidiaries of the affiliate. Notes of $24 million are collateralized by certain mortgage loans and by Federal Home Loan Bank capital stock owned by an affiliate.

                   (5) The notes are not subject to redemption and impose
                       certain limitations relating to funded debt, liens and the sale or issuance of capital stock of significant bank subsidiaries.

                       The aggregate minimum annual repayments of long-term
                   borrowings for the years 1995 through 1999 and thereafter are as follows:

                  $(THOUSANDS)                                           CORPORATION     AFFILIATES
                  ---------------------------------------------------------------------------------
                  1995..................................................                  $ 172,362
                  1996..................................................                      8,149
                  1997..................................................                     14,212
                  1998..................................................                      8,293
                  1999..................................................                     26,508
                  Thereafter............................................    $908,644        728,280
                                                                            --------      ---------
                                                                            $908,644      $ 957,804
                                                                            ========      =========

--------------------------------------------------------------------------------

                  NOTE 11:   STOCK DIVIDENDS AND CONVERTIBLE PREFERRED STOCK

                  On July 20, 1993, the Corporation declared a five-shares-for-four-shares common stock split, effective August 31, 1993. On January 25, 1994 and January 22, 1992, the Corporation declared 10% common stock dividends to stockholders of record on February 10, 1994 and February 14, 1992. Accordingly, all common share data include the effect of the stock split and stock dividends.
                       On April 21, 1993, the Corporation called all of the
                  outstanding shares of the Class B preferred stock for redemption. All but a minor amount of Class B preferred shares were converted to common stock.

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                      Each of the Series C preferred shares can be converted
                  into 1.75362 shares of the Corporation's common stock and provides for cumulative quarterly dividends at an annual rate of $3.50 per share. The Series C preferred shares have a stated liquidation value of $50 per share plus an amount per share equal to all dividends cumulating or accrued and unpaid thereon to the date of such liquidation. The Series C preferred shares are redeemable beginning April 15, 1995 at an initial call price of $52.10 per share, declining to $50.00 per share in 2001.

--------------------------------------------------------------------------------

                  NOTE 12:   DIVIDEND AND CAPITAL RESTRICTIONS (ALSO SEE NOTE
                  10)

                  Payment of dividends by the bank affiliates and certain other non-bank affiliates is subject to various national and/or state regulatory restrictions. The amount of dividends available from the non-bank affiliates that are subject to dividend restrictions is regulated by the governing agency to which they report.
                       At December 31, 1994, total stockholders' equity of the
                  banking affiliates approximated $7.2 billion, of which $1.4 billion was available for payment of dividends without approval by the applicable regulatory authority.
                       BANC ONE is required to maintain minimum amounts of
                  capital to total "risk weighted" assets, as defined by bank regulations. BANC ONE is required to have minimum Tier 1 and total capital ratios of 4.00% and 8.00%, respectively. BANC ONE's actual ratios at December 31, 1994 were 9.93% and 13.33%, respectively. BANC ONE's leverage ratio at December 31, 1994 was 8.28%.

--------------------------------------------------------------------------------

                  NOTE 13:   INCOME TAXES

                  The Corporation and its affiliates file a consolidated federal income tax return and income tax expense is apportioned among all affiliates based upon their taxable income or loss and tax credits.
                      The effective income tax rate is below the statutory rate
                  due to the following:

                                    $(THOUSANDS)                          1994                  1993                  1992
                  ----------------------------------------------------------------------------------------------------------------
                  Statutory tax rate...............................   $531,598     35.0%    $619,750     35.0%    $456,025    34.0%
                  Increase (reduction) in tax rate resulting from:
                    State income taxes, net of federal income tax
                      benefit......................................     49,155      3.2       41,440      2.3       18,556     1.4
                    Tax exempt interest............................    (59,273)    (3.9)     (65,229)    (3.7)     (69,455)   (5.2)
                    Other, net.....................................     (7,737)    (0.5)       2,648      0.2       13,896     1.0
                                                                      --------     ----     --------     ----     --------    ----
                  Actual tax rate..................................   $513,743     33.8%    $598,609     33.8%    $419,022    31.2%
                                                                      ========     ====     ========     ====     ========    ====


                  BANC ONE adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," effective January 1, 1993. The statement requires the use of the asset and liability approach for the financial accounting and reporting of income taxes.
                      Components of the provision for income taxes follow:

                  $(THOUSANDS)                                                     1994          1993          1992
                  -------------------------------------------------------------------------------------------------
                  Total deferred federal tax.............................     $ 146,287     $  21,385     $ (13,595)
                  Federal amount currently payable.......................       290,722       513,291       404,038
                  Total deferred state tax...............................        26,803         7,164         2,020
                  State amount currently payable.........................        49,931        56,769        26,559
                                                                              ---------     ---------     ---------
                  Total provision for income taxes.......................     $ 513,743     $ 598,609     $ 419,022
                                                                              =========     =========     =========

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                  Deferred tax assets and liabilities at December 31, 1994 and 1993 consisted of the following:

                  $(THOUSANDS)                                                                       1994           1993
                  ------------------------------------------------------------------------------------------------------
                  Deferred tax assets:
                    Loan loss reserve......................................................     $ 338,917      $ 361,830
                    Accrued liabilities....................................................        86,533         71,695
                    Unrealized holding loss on securities available for sale...............        66,366
                    Other..................................................................         7,785         50,632
                                                                                                ---------      ---------
                                                                                                  499,601        484,157
                                                                                                ---------      ---------
                  Deferred tax liabilities:
                    Leased assets and depreciation.........................................      (520,279)      (393,504)
                    Other..................................................................       (58,670)       (63,276)
                                                                                                ---------      ---------
                                                                                                 (578,949)      (456,780)
                                                                                                ---------      ---------
                  Net deferred tax (liability) asset.......................................     $ (79,348)     $  27,377
                                                                                                =========      =========

                  Deferred income taxes are determined separately for each separate taxable entity of the Corporation in each tax jurisdiction. For each separate tax paying component, all deferred tax assets and liabilities are netted and presented in a single amount, which is included in other assets or other liabilities on the balance sheet, as follows:

                  $(THOUSANDS)                                                                       1994          1993
                  -----------------------------------------------------------------------------------------------------
                  Other assets:
                    Federal deferred tax assets............................................                   $  42,381
                    State deferred tax assets..............................................     $   5,388        11,330
                                                                                                ---------     ---------
                                                                                                    5,388        53,711
                                                                                                ---------     ---------
                  Other liabilities:
                    Federal deferred tax liabilities.......................................       (49,280)       (5,448)
                    State deferred tax liabilities.........................................       (35,456)      (20,886)
                                                                                                ---------     ---------
                                                                                                  (84,736)      (26,334)
                                                                                                ---------     ---------
                  Net deferred tax (liability) asset.......................................     $ (79,348)    $  27,377
                                                                                                =========     =========

--------------------------------------------------------------------------------

                  NOTE 14:   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL
                  INSTRUMENTS

                  The table below summarizes the information required by Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" (SFAS
                  107).

                                                                                      DECEMBER 31,
                                                                   ------------------------------------------
                                                                          1994                   1993
                                                                   -------------------    -------------------
                                                                             ESTIMATED              ESTIMATED
                                                                  CARRYING        FAIR    CARRYING       FAIR
                  $(MILLIONS)                                       AMOUNT       VALUE      AMOUNT      VALUE
                  -------------------------------------------------------------------------------------------
                  FINANCIAL ASSETS:
                       Cash and short-term investments...........  $ 8,613    $  8,613     $ 6,060   $  6,060
                       Securities -- held to maturity............    4,834       4,790      17,404     17,730
                       Securities -- available/held for
                         sale(1).................................   10,291      10,291         816        861
                       Loans, net(2).............................   57,841      58,753      53,899     55,255
                  FINANCIAL LIABILITIES:
                       Deposits..................................   68,090      67,615      65,022     65,145
                       Short-term borrowings.....................    9,622       9,622       9,057      9,057
                       Long-term borrowings......................    1,866       1,869       1,805      2,055
                  OFF-BALANCE SHEET INVESTMENT PRODUCTS..........       64      (1,242)        (14)       203

                  (1) The carrying amount and fair value of securities available for sale at December 31, 1994 does not include the related off-balance sheet investment products in the amount of $27 million.

                  (2) Excludes net leases with a carrying amount of $3,255
                      million and $2,654 million at December 31, 1994 and 1993, respectively.

                       Fair value amounts represent estimates of value at a
                  point in time. Significant estimates regarding economic conditions, loss experience, risk characteristics associated with particular financial instruments and other factors were used for the purposes of this disclosure. These estimates are subjective in nature and involve matters of judgment. Therefore, they cannot be

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                  determined with precision. Changes in the assumptions could have a material impact on the amounts estimated.
                       While these estimated fair value amounts are designed to
                  represent estimates of the amounts at which these instruments could be exchanged in a current transaction between willing parties, many of BANC ONE's financial instruments lack an available trading market as characterized by willing parties engaged in an exchange transaction. In addition, it is BANC ONE's intent to hold most of its financial instruments to maturity and therefore it is not probable that the fair values shown will be realized in a current transaction.
                       The estimated fair values disclosed do not reflect the
                  value of assets and liabilities that are not considered financial instruments. In addition, the value of long-term relationships with depositors (core deposit intangibles) and other customers (e.g. credit card intangibles) are not reflected. The value of these items is significant.
                       Because of the wide range of valuation techniques and the
                  numerous estimates which must be made, it may be difficult to make reasonable comparisons of BANC ONE's fair value information to that of other financial institutions. It is important that the many uncertainties discussed above be considered when using the estimated fair value disclosures and to realize that because of these uncertainties, the aggregate fair value amount should in no way be construed as representative of the underlying value of BANC ONE.
                       The following describes the methodology and assumptions
                  used to estimate fair value of financial instruments required by SFAS 107.
                       CASH AND SHORT-TERM INVESTMENTS. Cash and short-term
                  investments are by definition short-term and do not present any unanticipated credit issues. Therefore, the carrying amount is a reasonable estimate of fair value.
                       SECURITIES. The estimated fair values of securities by
                  type are provided in Note 4 to the financial statements. These are based on quoted market prices, when available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.
                       LOANS. In order to determine the fair market values for
                  loans, the loan portfolio was segmented based on loan type, credit quality and repricing characteristics. For certain variable rate loans with no significant credit concerns and frequent repricings, estimated fair values are based on current carrying values. The fair values of other loans are estimated using discounted cash flow analyses. The discount rates used in these analyses are generally based on BANC ONE's funding cost plus a spread. The spread incorporates the impact of credit quality, servicing costs and the cost of embedded options such as prepayments and caps. Maturity estimates are based on historical experience with prepayments and current economic and lending conditions. The estimated fair value of credit card receivables is based on the present value of cash flows arising from receivables outstanding and does not include the value associated with the relationships BANC ONE has with its credit card customers. It therefore reflects neither the value associated with new receivables created by customers nor the value associated with the fee income from credit card relationships. These values are significant.
                       DEPOSITS. Under SFAS 107, the fair value of deposits with
                  no stated maturity is equal to the amount payable on demand. Therefore, the fair value estimates for these products do not reflect the benefits that BANC ONE receives from the low-cost, long-term funding they provide. These benefits are significant. The estimated fair value of fixed rate time deposits are based on discounted cash flow analyses. The discount rates used in these analyses are based on market rates of alternative funding sources currently available for similar remaining maturities, adjusted for servicing and deposit insurance costs.

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                       SHORT-TERM BORROWINGS. Short-term borrowings reprice
                  frequently and, therefore, the carrying amount is a reasonable estimate of fair value.
                       LONG-TERM BORROWINGS. For publicly traded debt, estimated
                  fair values are based on quoted market prices. Where such prices are not available, fair value is estimated using quoted market prices for similar instruments or by discounted cash flow analysis.
                       OFF-BALANCE SHEET INVESTMENT PRODUCTS. Carrying values
                  for off-balance sheet investment products represent deferred amounts arising from these financial instruments. Where possible, the fair values are based upon quoted market prices. Where such prices do not exist, these values are based on dealer quotes and generally represent an estimate of the amount that BANC ONE would receive or pay to terminate the agreement at the reporting date, taking into account current interest rates and the current creditworthiness of the counterparties.
                       COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT
                  AND LETTERS OF CREDIT. Pricing of these financial instruments is based on the credit quality and relationship, fees, interest rates, probability of funding, compensating balance and other covenants or requirements. Non-credit card commitments generally have fixed expiration dates, are variable rate and contain termination and other clauses which provide for relief from funding in the event that there is a significant deterioration in the credit quality of the customer. Many loan commitments are expected to, and typically do, expire without being drawn upon. Approximately 83.4% of BANC ONE's commitments to lend expire within one year, of which 84.7% relate to commitments to lend on credit cards. The rates and terms of BANC ONE's commitments to lend, standby letters of credit and letters of credit are competitive with others in the various markets in which BANC ONE operates. The carrying amounts are reasonable estimates of the fair value of these financial instruments. Carrying amounts which are comprised of the unamortized fee income and, where necessary, reserves for any expected credit losses from these financial instruments, are immaterial.

--------------------------------------------------------------------------------

                  NOTE 15:   LEASES

                  BANC ONE utilizes certain bank premises and equipment under long-term leases expiring at various dates. In certain cases, these leases contain renewal options and generally provide that BANC ONE will pay for insurance, taxes and maintenance.
                      As of December 31, 1994, the future minimum rental
                  payments required under noncancelable operating leases with initial terms in excess of one year are as follows:

                                                                                            OPERATING
                  $(THOUSANDS)                                                                 LEASES
                  -----------------------------------------------------------------------------------
                  Year ending December 31
                    1995...................................................................  $ 90,190
                    1996...................................................................    77,839
                    1997...................................................................    65,717
                    1998...................................................................    58,511
                    1999...................................................................    51,987
                  Later years..............................................................   340,701
                                                                                             --------
                  Total minimum lease payments.............................................  $684,945
                                                                                             ========

                      Rental expense under operating leases approximated $175
                  million in 1994, $149 million in 1993 and $128 million in 1992.

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                  NOTE 16:   PLEDGED SECURITIES AND CONTINGENT LIABILITIES

                  As of December 31, 1994, investment securities having a book value of $8.4 billion were pledged as collateral for repurchase agreements sold, off-balance sheet investment products and for governmental and trust department deposits.
                       The Corporation's bank affiliates are required to
                  maintain average balances with the Federal Reserve Bank. The average required reserve balance was $1.1 billion for both 1994 and 1993.
                       In 1992, Bank One, Columbus, N.A. ("Columbus") was named
                  a defendant in a purported class action lawsuit in Pennsylvania challenging whether Columbus can impose various types of fees, allowed by the state of Ohio, on cardholders residing in Pennsylvania (the "Suit"). The Suit seeks unquantified compensatory and triple damages and other equitable relief. The Suit is one of many similar class action lawsuits brought against credit card issuing banks throughout the United States. The dismissal of the Suit by the Court of Common Pleas of Philadelphia County, Pennsylvania, which had been upheld by a panel of the Pennsylvania Superior Court, was reversed by the entire Pennsylvania Superior Court in December 1994. Columbus has appealed the decision to the Pennsylvania Supreme Court. Legal counsel believes that the decision is contrary to the decisions of most state and federal courts outside Pennsylvania which have considered the issue and have held that national banks may use the rates and fees of the bank's home state in contracts with cardholders from other states. There can be no assurance that bank affiliates of BANC ONE will not be named as defendants in future similar lawsuits.
                       The Corporation and certain of its affiliates have been
                  named as defendants in various other legal proceedings. Management believes that liabilities arising from the Suit and these other proceedings, if any, will not have a material adverse effect on the consolidated financial position, liquidity or results of operations of BANC ONE.

--------------------------------------------------------------------------------

                  NOTE 17:   EMPLOYEE BENEFIT PLANS

                  BANC ONE has various non-contributory pension plans covering substantially all employees. The retirement benefits are based on length of service and the employee's highest five years of compensation during the last 10 years of service. BANC ONE's funding policy is to contribute amounts necessary to meet the funding requirements set forth in the Employee Retirement Income Security Act of 1974.

                      The following table sets forth the plans' funded status.
                  Accrued pension cost at December 31, 1994 and 1993 includes $16 million and $11 million, respectively, for BANC ONE's non-qualified, unfunded supplemental pension plans.

                  $(THOUSANDS)                                                          1994          1993
                  ----------------------------------------------------------------------------------------
                  Accumulated benefit obligation, including vested benefits of
                    $368,934 and $423,680 in 1994 and 1993, respectively.......    $(389,005)    $(458,078)
                                                                                   =========     =========
                  Projected benefit obligation for service rendered to date....    $(611,527)    $(652,004)
                  Plan assets at fair value....................................      498,563       490,085
                                                                                   ---------     ---------
                  Projected benefit obligation in excess of plan assets........     (112,964)     (161,919)
                  Unrecognized net loss from past experience different from
                    that assumed and effects of changes in assumptions.........       53,416        74,494
                  Unrecognized prior service cost..............................        3,281        10,272
                  Unrecognized net transition asset............................      (16,649)      (19,274)
                                                                                   ---------     ---------
                  Accrued pension cost.........................................    $ (72,916)    $ (96,427)
                                                                                   =========     =========

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                       The plan assets primarily consist of U.S. Treasury and
                  Federal Agency securities, mutual funds and cash equivalents. Plan assets include 843,093 shares of the Corporation's common stock at December 31, 1994 and 875,875 shares at December 31, 1993. The fair value of the Corporation's stock was $21 million and $31 million at December 31, 1994 and 1993 respectively. During 1994 and 1993, 28,736 and 726,393 shares of the Corporation's common stock were sold primarily to comply with generally accepted fiduciary responsibilities that allow no more than a certain level of employer securities in comparison to other investments. Dividends received in 1994 and 1993 on the Corporation's common stock totaled $1 million and $2 million.

                      Net periodic pension cost for BANC ONE for 1994, 1993 and
                  1992 included the following components:

                  $(THOUSANDS)                          1994                 1993                1992
                  -----------------------------------------------------------------------------------
                  Service cost -- benefits
                    earned during the
                    period.................        $  45,921            $  43,553           $  35,281
                  Interest cost on
                    projected benefit
                    obligation.............           43,284               41,724              34,762
                  Actual (return) loss on
                    plan assets............           29,024              (30,965)            (31,890)
                  Net amortization and
                    deferral...............          (82,897)             (13,294)             (9,669)
                                                   ---------            ---------           ---------
                  Net periodic pension
                    cost...................        $  35,332            $  41,018           $  28,484
                                                   =========            =========           =========
                  Actuarial assumptions:
                    Weighted average
                       discount rate for
                       projected benefit
                       obligation..........    7.90% TO 8.50%       7.00% to 8.75%      8.00% to 9.00%
                    Weighted average rate
                       of compensation
                       increase............    4.50% TO 6.25%       4.50% to 6.00%      4.00% to 7.00%
                    Expected long-term rate
                       of return on plan
                       assets..............    9.50% TO 9.75%       7.00% to 9.75%      8.00% to 9.75%

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                  Postretirement Benefits Other Than Pension

                  BANC ONE currently sponsors a defined benefit postretirement plan that covers salaried employees. The plan provides medical, dental and life insurance benefits. Benefits are available to retired employees with more than 10 years of service who retire under the normal or early retirement provisions of the BANC ONE Retirement Plan. The medical and dental benefits are contributory, while the life insurance is non-contributory.
                       On January 1, 1993, BANC ONE adopted Statement of
                  Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions." The Standard requires, among other things, that employers use the accrual method of accounting for the cost of providing such benefits. Previously, BANC ONE accounted for such benefits on a cash basis. BANC ONE amortizes the unrecognized transition obligation over a 20-year period. Accordingly, there was no cumulative effect of adopting this standard. BANC ONE prefunds retiree medical benefits to the extent such benefits are deductible for federal income tax purposes; however, these assets are not restricted as to use for such benefits and therefore do not meet the definition of plan assets.
                      The following table sets forth the status of BANC ONE's
                  postretirement benefit obligation at December 31,

                  $(THOUSANDS)                                                  1994           1993
                  ---------------------------------------------------------------------------------
                  Accumulated postretirement benefit obligation:
                    Retirees............................................   $ (49,883)     $ (57,765)
                    Fully eligible active plan participants.............     (24,940)       (28,088)
                    Other active plan participants......................     (26,682)       (32,882)
                                                                           ---------      ---------
                  Accumulated postretirement benefit obligation in
                    excess of plan assets...............................    (101,505)      (118,735)
                  Unrecognized net gain.................................     (33,094)       (10,924)
                  Unrecognized transition obligation....................     101,309        107,938
                                                                           ---------      ---------
                  Accrued postretirement benefit cost...................   $ (33,290)     $ (21,721)
                                                                           =========      =========

                      Net periodic cost for postretirement health care and life
                  insurance benefits during 1994 and 1993 include the following:

                  $(THOUSANDS)                                                     1994         1993
                  ----------------------------------------------------------------------------------
                  Service cost -- benefits earned during the period..........   $ 3,591      $ 3,840
                  Interest cost on accumulated postretirement benefit
                    obligation...............................................     8,602        9,582
                  Amortization of unrecognized transition obligation.........     5,629        5,670
                                                                                -------      -------
                  Net periodic postretirement benefit cost...................   $17,822      $19,092
                                                                                =======      =======

                       Postretirement benefit expense was $7.3 million in 1992. The weighted average discount rates used in determining the accumulated postretirement benefit obligation at December 31, 1994 and 1993 were 8.75% and 7.50%, respectively.
                       For measurement purposes, a 10% annual rate of increase
                  in the cost of covered health care benefits was assumed for 1995; the rate was assumed to decrease gradually to 5.0% in the year 2000 and thereafter. A one-percentage point increase in the health care cost trend rate in each year would increase the accumulated postretirement benefit obligation as of December 31, 1994 by $11 million, or 10.4%, and would increase the aggregate of the service cost and interest cost components of net periodic postretirement benefit cost for 1994 by $1 million, or 9.4%.
                       BANC ONE sponsors various 401(K) plans which include
                  substantially all of its employees. BANC ONE is required to make contributions to the plans in varying amounts. For 1994, 1993 and 1992, the expense related to these plans was $12 million, $32 million and $29 million, respectively.

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                  NOTE 18:   STOCK OPTIONS

                  On April 18, 1989, the Corporation adopted the 1989 Stock Incentive Plan, and amended April 21, 1992, (which is in addition to a stock option plan approved by its shareholders on April 24, 1984, and amended December 16, 1986), which provides incentive and non-qualified options and stock awards to certain key employees for up to 6,300,000 common shares of the Corporation. Since inception of the 1989 Stock Incentive Plan, 1,592,559 shares have been granted as stock awards. The awards vest over a period of years and expense is recognized over the vesting period. At December 31, 1994 and 1993, shares available for future grant under the 1989 Stock Incentive Plan were 1,994,503 and 4,045,657, respectively. Options are not exercisable for at least one year from the date of grant and are thereafter exercisable for such periods as the Board of Directors, or a committee thereof, specify (which may not exceed 10 years for incentive stock options or 20 years for non-qualified stock options), provided that the optionee has remained in the employment of the Corporation or its affiliates. The Board or the committee may accelerate the exercise period for an option upon the optionee's disability, retirement, or death. All options expire at the end of the exercise period. BANC ONE makes no recognition in the balance sheet of the options until such options are exercised and no amounts applicable thereto are reflected in net income. All options were granted at 100% of fair market value.
                      Options of acquired entities are converted to BANC ONE
                  options at the time of acquisition. These shares are included in the amounts shown below.
                      Outstanding stock options have been considered as common
                  stock equivalents in the computation of earnings per share.
                      Stock option activity in BANC ONE's various stock option
                  plans for 1994 and 1993 is summarized as follows:

                                                                    1994                       1993
                                                          ------------------------   -------------------------
                                                          NUMBER OF                  NUMBER OF
                                                           SHARES     OPTION PRICE     SHARES     OPTION PRICE
                  --------------------------------------------------------------------------------------------
                  Outstanding at beginning of year......  5,299,923   $ 4.48-41.82    5,430,006   $ 3.03-32.82
                    Granted.............................  2,000,001    28.00-34.13      880,612    36.36-41.82
                    Exercised...........................   (428,824)    4.48-31.46     (824,718)    3.03-24.95
                    Cancelled...........................   (247,195)   13.22-41.82     (185,977)    9.39-40.45
                                                          ---------                  ----------
                  Outstanding at end of year............  6,623,905     6.21-41.82    5,299,923     4.48-41.82
                                                          =========                   =========
                  Exercisable at end of year............  1,981,978     6.21-41.82    1,871,351     4.48-40.45
                                                          =========                   =========

--------------------------------------------------------------------------------

                  NOTE 19:   RELATED PARTY TRANSACTIONS

                  Certain executive officers, directors and their related interests are loan customers of BANC ONE. The Securities and Exchange Commission (SEC) has determined with respect to the Corporation and four significant subsidiaries (as defined by the SEC) that disclosure of borrowings by directors and executive officers and certain of their related interests should be made, if the loans are greater than 5% of stockholders' equity, in the aggregate. No disclosure was required at December 31, 1994 or 1993.

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                  NOTE 20:   PARENT COMPANY FINANCIAL STATEMENTS

                                                                                            DECEMBER 31,
                  BALANCE SHEET                                                     ---------------------------
                  $(THOUSANDS)                                                              1994           1993
                  ---------------------------------------------------------------------------------------------
                  ASSETS:
                    Cash and due from banks......................................    $    76,210     $    2,109
                    Short-term investments.......................................        470,761        308,042
                    Investment in majority owned affiliates:
                      Banking....................................................      7,344,770      6,968,093
                      Non-banking................................................        399,135        334,895
                    Advances due from affiliates:
                      Banking....................................................        197,000        203,000
                      Non-banking................................................        997,319      1,830,425
                    Amounts due from unaffiliated entities.......................         65,000         65,085
                    Securities held to maturity..................................                        47,046
                    Securities available for sale, at fair value.................         20,123
                    Securities held for sale.....................................                        20,000
                    Excess of cost over net assets of affiliates purchased (net of accumulated amortization of $24,191 and $22,839,
                      respectively)..............................................          9,907         35,468
                    Other assets.................................................        195,110        149,853
                                                                                     -----------     ----------
                      TOTAL ASSETS...............................................    $ 9,775,335     $9,964,016
                                                                                     ===========     ==========
                  LIABILITIES:
                    Commercial paper and other short-term borrowings.............    $ 1,145,200     $  993,376
                    Notes payable to affiliates:
                      Banking....................................................         16,280        470,400
                      Non-banking................................................         29,694         31,825
                    Long-term borrowings.........................................        908,644        907,693
                    Other liabilities............................................        110,657        127,552
                                                                                     -----------     ----------
                      TOTAL LIABILITIES..........................................      2,210,475      2,530,846
                                                                                     -----------     ----------
                      TOTAL STOCKHOLDERS' EQUITY.................................      7,564,860      7,433,170
                                                                                     -----------     ----------
                      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.................    $ 9,775,335     $9,964,016
                                                                                     ===========     ==========

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                          STATEMENT OF INCOME
                          for the three years ended December 31,
                          $(THOUSANDS, EXCEPT PER SHARE AMOUNTS)                            1994           1993          1992
                          ---------------------------------------------------------------------------------------------------
                          INCOME:
                            Dividends from affiliates:
                              Banking............................................    $   614,617     $  662,868     $ 478,655
                              Non-banking........................................         12,086         19,049        14,678
                            Management and other fees from affiliates............        114,124        102,662        59,685
                            Interest.............................................         99,650         89,217        65,920
                            Securities gains (losses)............................         11,343            152          (227)
                            Other................................................         21,808         12,224         6,194
                                                                                     -----------     ----------     ---------
                              TOTAL INCOME.......................................        873,628        886,172       624,905
                                                                                     -----------     ----------     ---------
                          EXPENSE:
                            Interest.............................................        129,302        104,391        74,839
                            Salaries and related costs...........................         67,351         57,255        34,740
                            Professional fees and services.......................         60,260         61,319        14,534
                            Marketing and development............................         37,866         43,418        30,841
                            Other................................................         22,407         30,637        38,986
                                                                                     -----------     ----------     ---------
                              TOTAL EXPENSE......................................        317,186        297,020       193,940
                                                                                     -----------     ----------     ---------
                          Income before income taxes and equity in undistributed
                            earnings of consolidated affiliates..................        556,442        589,152       430,965
                          Income tax (expense) benefit:
                              Income excluding securities transactions...........         35,599         29,373        22,934
                              Securities transactions............................         (3,970)           (53)           77
                                                                                     -----------     ----------     ---------
                          Income before equity in undistributed earnings of
                            consolidated affiliates..............................        588,071        618,472       453,976
                          Equity in undistributed earnings of consolidated
                            affiliates...........................................        417,038        573,022       468,251
                                                                                     -----------     ----------     ---------
                              NET INCOME.........................................    $ 1,005,109     $1,191,494     $ 922,227
                                                                                     ===========     ===========    =========
                          NET INCOME PER COMMON SHARE
                            INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
                              ACCOUNTING PRINCIPLE...............................    $      2.42     $     2.88     $    2.27
                              Cumulative effect of change in method of accounting
                                for income taxes.................................                           .05
                                                                                     -----------     ----------     ---------
                          NET INCOME PER COMMON SHARE............................    $      2.42     $     2.93     $    2.27
                                                                                     ===========     ===========    =========
                          Weighted average common shares outstanding (000).......        407,380        401,228       397,671
                                                                                     ===========     ===========    =========

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------



                          STATEMENT OF CASH FLOWS
                          for the three years ended December 31,
                          $(THOUSANDS)                                                    1994           1993          1992
                          -------------------------------------------------------------------------------------------------
                          CASH FLOWS FROM OPERATING ACTIVITIES:
                            NET INCOME.........................................    $ 1,005,109     $1,191,494     $ 922,227
                              Adjustments:
                                Equity in undistributed earnings of
                                   consolidated affiliates.....................       (417,038)      (573,022)     (468,251)
                                Noncash dividends received.....................        (10,160)      (170,001)      (37,321)
                                Depreciation and amortization..................         11,818         10,786         8,973
                                Securities (gains) losses......................        (11,343)          (152)          227
                                Net change in trading account portfolio........            936        (19,777)
                                Net change in other assets.....................        (42,127)       (16,503)       25,047
                                Net change in other liabilities................        (12,730)        49,436        12,957
                                                                                   -----------     ----------     ---------
                                   NET CASH PROVIDED BY OPERATING ACTIVITIES...        524,465        472,261       463,859
                                                                                   -----------     ----------     ---------
                          CASH FLOWS FROM INVESTING ACTIVITIES:
                            Net (increase) decrease in short-term
                              investments......................................       (142,719)       250,820        74,594
                            Purchases of investment securities.................                       (14,884)      (22,367)
                            Proceeds from sales and maturities of investment
                              securities.......................................         37,766         35,890        10,745
                            Net (increase) decrease in loans...................        768,948       (826,216)     (804,123)
                            Additions to premises and equipment................        (23,378)        (4,585)      (23,561)
                            Net increase in investment in majority-owned
                              affiliates.......................................        (19,321)       (27,000)      (75,750)
                            All other investing activities, net................            494            519          (496)
                                                                                   -----------     ----------     ---------
                                   NET CASH PROVIDED BY (USED IN) INVESTING
                                     ACTIVITIES................................        621,790       (585,456)     (840,958)
                                                                                   -----------     ----------     ---------
                          CASH FLOWS FROM FINANCING ACTIVITIES:
                            Net decrease in commercial paper...................        151,722         92,751       335,475
                            Net (increase) decrease in short term notes
                              payable..........................................       (437,681)       463,780        (3,530)
                            Proceeds from the issuance of long-term
                              borrowings.......................................                                     344,667
                            Repayments of long-term borrowings.................                                      (7,500)
                            Proceeds from stock offerings......................                                       7,072
                            Cash dividends paid................................       (504,710)      (405,959)     (276,087)
                            Purchase of treasury shares........................       (336,453)
                            Exercise of stock options, net of shares
                              purchased........................................         (5,659)       (47,634)      (19,639)
                            All other financing activities, net................         60,627         11,187        (2,925)
                                                                                   -----------     ----------     ---------
                                   NET CASH PROVIDED BY (USED IN) FINANCING
                                     ACTIVITIES................................     (1,072,154)       114,125       377,533
                                                                                   -----------     ----------     ---------
                                   Increase in cash and cash equivalents.......         74,101            930           434
                          CASH AND CASH EQUIVALENTS AT JANUARY 1,..............          2,109          1,179           745
                                                                                   -----------     ----------     ---------
                          Cash and cash equivalents at December 31,............    $    76,210     $    2,109     $   1,179
                                                                                   ===========     ===========    =========

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                  NOTE 21:   SUPPLEMENTAL DISCLOSURES FOR STATEMENTS OF CASH
                  FLOWS

                  Supplemental disclosures of noncash investing and financing activities, and additional disclosures, are as follows:

                  $(THOUSANDS)                                                   1994           1993           1992
                  -------------------------------------------------------------------------------------------------
                  Common stock issued in purchase acquisitions...........                 $    9,518
                                                                                          ==========
                  Consolidated:
                    Transfer from loans to other real estate owned.......  $   68,806     $  140,963     $  263,169
                                                                           ==========     ==========     ==========
                    Loans issued to facilitate the sale of OREO
                      properties.........................................  $   26,287     $   37,353
                                                                           ==========     ==========
                    Net increase in trade date accounting entries for
                      securities transactions............................  $  139,346     $  156,803     $   50,229
                                                                           ==========     ==========     ==========
                  Additional disclosures:
                    Consolidated:
                      Interest paid......................................  $2,140,363     $1,815,831     $2,414,640
                                                                           ==========     ==========     ==========
                      Income taxes paid..................................  $  412,727     $  534,543     $  401,104
                                                                           ==========     ==========     ==========
                      Dividends declared but not paid at year end........  $  123,925     $  105,884     $   74,578
                                                                           ==========     ==========     ==========

--------------------------------------------------------------------------------

                  NOTE 22:   INDUSTRY SEGMENT REPORTING

                  BANC ONE operates principally in a single business segment offering general commercial banking services.

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------
FIVE YEAR PERFORMANCE SUMMARY
(unaudited)

                             --------------------------------------------------------------------------
                                                       YEARLY AVERAGE
                                                          BALANCES                YEAR-END BALANCES
                             BALANCE                 --------------------    --------------------------
                             SHEET                      TOTAL      COMMON     LONG-TERM          TOTAL
                             $(MILLIONS)    YEAR       ASSETS      EQUITY    BORROWINGS         ASSETS
                             --------------------------------------------------------------------------
                                            1994     $ 87,090      $7,400      $  1,866       $  88,923
                                            1993       79,445       6,677         1,805          84,835
                                            1992       77,074       5,967         1,397          81,305
                                            1991       64,033       5,087           983          78,179
                                            1990       56,057       4,426           848          60,324

                             --------------------------------------------------------------------------
                             DATA PER
                             COMMON                       NET
                             SHARE          YEAR       INCOME
                             --------------------------------------------------------------------------
                                            1994     $   2.42
                                            1993         2.93
                                            1992         2.27
                                            1991         1.82
                                            1990         1.56

                             --------------------------------------------------------------------------
                             INCOME                     TOTAL                       NET
                             $(MILLIONS)    YEAR      REVENUE                    INCOME
                             --------------------------------------------------------------------------
                                            1994     $7,857.1                  $1,005.1
                                            1993      7,610.7                   1,191.5
                                            1992      7,740.7                     922.2
                                            1991      7,223.9                     703.4
                                            1990      6,526.9                     568.9

                             --------------------------------------------------------------------------
                                                    RETURN ON
                             OPERATING                AVERAGE
                             RATIO          YEAR       ASSETS
                             --------------------------------------------------------------------------
                                            1994         1.15%
                                            1993         1.50
                                            1992         1.20
                                            1991         1.10
                                            1990         1.01

                             --------------------------------------------------------------------------
                                                                                AVERAGE
                                                    RETURN ON                    COMMON
                                                      AVERAGE                 EQUITY TO
                             EQUITY                    COMMON                   AVERAGE
                             RATIOS         YEAR       EQUITY                    ASSETS
                             --------------------------------------------------------------------------
                                            1994        13.35%                     8.50%
                                            1993        17.58                      8.40
                                            1992        15.14                      7.74
                                            1991        13.53                      7.95
                                            1990        12.79                      7.90

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------
TEN YEAR PERFORMANCE SUMMARY
(unaudited)


NOT RESTATED FOR ACQUISITIONS
--------------------------------------------------------------------------------

                              YEARLY AVERAGE BALANCES                              YEAR-END BALANCES
BALANCE                 -------------------------------------     ------------------------------------------------------
SHEET                     TOTAL         COMMON        EARNING     LOANS AND                     LONG-TERM          TOTAL
$(MILLIONS)    YEAR      ASSETS         EQUITY         ASSETS        LEASES       DEPOSITS     BORROWINGS         ASSETS
------------------------------------------------------------------------------------------------------------------------
               1994     $87,090         $7,400        $78,312       $61,993        $68,090         $1,866        $88,923
               1993      74,716          6,301         66,326        53,846         60,943          1,702         79,919
               1992      58,249          4,685         52,114        38,722         48,465          1,198         61,417
               1991      33,861          3,103         30,184        30,197         37,057            703         46,293
               1990      27,654          2,590         24,568        20,363         22,316            581         30,336
               1989      25,518          2,145         22,945        17,909         20,952            372         26,552
               1988      23,484          1,906         21,054        17,325         19,502            379         25,274
               1987      17,538          1,372         15,651        12,934         14,478            266         18,730
               1986      16,299          1,178         14,482        11,549         13,371            170         17,372
               1985       9,539            703          8,412         6,687          8,141             92         10,823
               1984       8,088            574          7,119         5,865          7,407             97          9,106

     Annual Growth:
            1994/93       16.56%         17.44%         18.07%        15.13%         11.73%          9.64%         11.27%

   Compound Growth:
           5 Years        27.83          28.10          27.83         28.19          26.58          38.06          27.35
          10 Years        26.83          29.13          27.10         26.59          24.84          34.40          25.59

--------------------------------------------------------------------------------

                                                                                                                           TOTAL
                                          INCOME BEFORE             CASH                                                  MARKET
DATA PER                          NET        SECURITIES         DIVIDENDS              BOOK             STOCK            CAPITAL
COMMON SHARE   YEAR            INCOME      TRANSACTIONS          DECLARED             VALUE             PRICE         $(MILLIONS)
--------------------------------------------------------------------------------------------------------------------------------
               1994             $2.42             $2.83             $1.24            $18.43            $25.38           $10,076
               1993              2.98              2.95              1.07             17.82             35.57            13,542
               1992              2.38              2.35               .89             15.53             38.64            12,331
               1991              2.12              2.12               .76             13.96             34.80             8,833
               1990              1.83              1.84               .69             11.97             18.35             4,408
               1989              1.66              1.67               .63             10.35             19.46             4,239
               1988              1.56              1.54               .55              9.37             13.37             2,876
               1987              1.19              1.16               .49              8.27             13.12             2,360
               1986              1.16              1.07               .45              7.51             12.50             2,082
               1985              1.10              1.07               .38              6.63             12.79             1,491
               1984               .95               .95               .33              5.64              8.49               929

     Annual Growth:
            1994/93            (18.79)%           (4.07)%           15.89%             3.42%           (28.65)%          (25.59)%

   Compound Growth:
            5 Years              7.83             11.13             14.50             12.23              5.46             18.91
           10 Years              9.80             11.53             14.15             12.57             11.57             26.92

--------------------------------------------------------------------------------

                              AVERAGE            COMMON
                               SHARES            SHARES                               STOCK          DIVIDEND          YEAR-END
COMMON                    OUTSTANDING            TRADED            COMMON        SPLITS AND            PAYOUT            PRICE/
STOCK DATA     YEAR             (000)             (000)(1)   SHAREHOLDERS         DIVIDENDS             RATIO          EARNINGS
-------------------------------------------------------------------------------------------------------------------------------
               1994           407,380           242,656            82,253                10%               51%             10.5x
               1993           376,828           163,327            71,384               5:4                36              11.9
               1992           319,224           113,186            58,114                10%               37              16.2
               1991           220,823            69,241            43,935                                  36              16.4
               1990           209,356            63,717            44,572                10%               38              10.1
               1989           178,913            54,155            43,437                                  37              11.7
               1988           177,939            42,347            43,892                10%               35               8.5
               1987           144,387            38,297            37,693                                  42              11.0
               1986           137,828            21,457            36,855                10%               39              10.7
               1985            93,850             8,270            24,748               3:2                34              11.6
               1984            88,925             4,116            24,998                10%               34               8.9

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

$(MILLIONS)
--------------------------------------------------------------------------------

                                                                                                   NET INCOME
                                                    NET                                                BEFORE
INCOME AND                      TOTAL          INTEREST      NON-INTEREST      NON-INTEREST        SECURITIES               NET
EXPENSES       YEAR           REVENUE            INCOME(2)         INCOME(3)        EXPENSE      TRANSACTIONS            INCOME
-------------------------------------------------------------------------------------------------------------------------------
               1994          $7,857.1          $4,188.6          $1,680.7          $3,847.1          $1,168.9          $1,005.1
               1993           7,226.8           4,169.6           1,475.6           3,514.1           1,129.6           1,140.0
               1992           5,999.0           3,240.1           1,156.9           2,663.6             772.7             781.3
               1991           4,154.1           1,838.5             844.3           1,486.2             529.3             529.5
               1990           3,506.9           1,309.3             706.7           1,102.7             424.3             423.4
               1989           3,163.0           1,193.7             513.5             967.4             365.3             362.9
               1988           2,734.5           1,142.0             452.3             893.1             332.9             340.2
               1987           1,959.6             907.3             284.0             666.5             203.5             208.9
               1986           1,847.4             830.4             250.8             608.5             185.3             199.8
               1985           1,192.2             523.2             158.1             361.2             127.6             130.4
               1984           1,049.5             448.6             117.0             305.9             107.7             108.0

     Annual Growth:
            1994/93              8.72%              .46%            13.90%             9.48%             3.48%           (11.83)%

   Compound Growth:
            5 Years             19.96             28.54             26.76             31.80             26.19             22.60
           10 Years             22.30             25.03             30.54             28.81             26.93             24.99

--------------------------------------------------------------------------------

                                                                                                     EMPLOYEES       NET INCOME
                            RETURN ON               NET      NON-INTEREST                           (FT EQUIV.)          PER FT
OPERATING                     AVERAGE          INTEREST         INCOME TO        EFFICIENCY       PER $MILLION           EQUIV.
RATIOS         YEAR            ASSETS            MARGIN(2)        EXPENSE(3)          RATIO(4)       OF ASSETS         EMPLOYEE(5)
-------------------------------------------------------------------------------------------------------------------------------
               1994              1.15%             5.46%             43.7%             64.6%              .55           $20,596
               1993              1.53              6.29              42.0              62.2               .57            25,165
               1992              1.34              6.22              43.4              60.6               .53            23,912
               1991              1.56              6.09              56.8              55.4               .59            21,449
               1990              1.53              5.33              64.1              54.7               .63            19,871
               1989              1.42              5.20              53.1              56.7               .67            20,388
               1988              1.45              5.42              50.6              56.0               .67            20,166
               1987              1.19              5.80              42.6              55.9               .74            15,064
               1986              1.23              5.73              41.2              56.3               .73            15,790
               1985              1.37              6.22              43.8              53.0               .79            15,167
               1984              1.33              6.30              38.2              54.1               .87            13,666

           Average:
            5 Years              1.42%             5.88%            50.00%            59.68%              .57           $22,199
           10 Years              1.38              5.78             48.13             57.63               .65            19,757

--------------------------------------------------------------------------------

                               RETURN ON              AVERAGE            LONG-TERM
                                 AVERAGE               COMMON        BORROWINGS TO                                     TOTAL
EQUITY                            COMMON            EQUITY TO               COMMON            MARKET TO            RETURN TO
RATIOS         YEAR               EQUITY               ASSETS               EQUITY           BOOK VALUE            INVESTORS(6)
----------------------------------------------------------------------------------------------------------------------------
               1994                13.35%                8.50%                25.5%               137.7%               (25.7)%
               1993                17.81                 8.43                 25.1                199.6                 (5.4)
               1992                16.26                 8.04                 24.2                248.9                 13.9
               1991                16.58                 9.16                 19.8                249.2                 95.0
               1990                16.24                 9.36                 20.2                153.3                 (2.0)
               1989                16.79                 8.41                 16.5                187.9                 50.5
               1988                17.69                 8.12                 18.8                142.7                  5.8
               1987                15.12                 7.82                 17.9                158.5                  8.6
               1986                16.49                 7.23                 13.6                166.4                   .8
               1985                17.77                 7.37                 11.9                193.1                 56.1
               1984                17.84                 7.10                 15.7                150.6                 14.1

           Average:
            5 Years                16.05%                8.70%               22.96%              197.74%               15.16%(7)
           10 Years                16.41                 8.24                19.35               183.73                19.76 (7)

(1) Amounts do not reflect stock dividends and stock splits.
(2) Fully taxable equivalent basis.
(3) Excluding security transactions.
(4) Other expense divided by net interest income(2) plus other income excluding securities transactions.
(5) 1990 and 1991 net income exclude equity in earnings of Bank One, Texas, NA.
(6) Market change year to year with dividends reinvested.
(7) Calculation is 5- and 10-year compound growth.

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

FIVE YEAR SUMMARY -- AVERAGE BALANCES, INCOME AND EXPENSE, YIELDS AND RATES(1) (unaudited)

                                                                       1994                                   1993
                                                     -----------------------------------------     --------------------------
                                                           AVERAGE          INCOME/     YIELD/         AVERAGE        INCOME/
$(THOUSANDS)                                               BALANCE          EXPENSE       RATE         BALANCE        EXPENSE
-----------------------------------------------------------------------------------------------------------------------------
ASSETS:
Short-term investments...........................     $  1,113,465      $    53,388       4.79%    $ 1,319,605     $   44,892
SECURITIES:(3)
  Taxable........................................       16,010,679          876,420       5.47      15,004,127        846,403
  Tax exempt.....................................        2,331,794          202,042       8.66       2,042,759        194,441
                                                      ------------      -----------                -----------     ----------
  TOTAL SECURITIES...............................       18,342,473        1,078,462       5.88      17,046,886      1,040,844
LOANS AND LEASES:(2)
  Commercial, financial and agricultural.........       15,533,301        1,174,391       7.56      14,598,413      1,176,101
  Real estate....................................       18,086,356        1,538,546       8.51      16,772,290      1,472,321
  Consumer, net..................................       18,768,362        1,614,093       8.60      15,657,193      1,479,106
  Credit card....................................        6,253,282          978,235      15.64       5,128,076        848,978
  Leases, net....................................        1,174,142           88,549       7.54       1,020,028         83,882
  Reserve for loan and lease losses..............         (958,989)                                   (975,743)
                                                      ------------      -----------                -----------     ----------
NET LOANS AND LEASES.............................       58,856,454        5,393,814       9.16      52,200,257      5,060,388
Note receivable from FDIC........................
                                                      ------------      -----------                -----------     ----------
TOTAL EARNING ASSETS.............................       78,312,392        6,525,664       8.33      70,566,748      6,146,124
Other assets.....................................        8,777,863                                   8,878,172
                                                      ------------                                 -----------
TOTAL ASSETS.....................................     $ 87,090,255                                 $79,444,920
                                                      ============                                 ===========
LIABILITIES:
DEPOSITS:
    Demand-non-interest bearing..................     $ 13,460,795                                 $12,779,430
    Demand-interest bearing......................        9,277,460          168,959       1.82       8,757,283        141,064
    Savings......................................        7,703,848          191,253       2.48       7,244,979        181,366
    Money market savings accounts................       12,307,266          360,314       2.93      12,140,688        320,608
  Time deposits:
    CD's less than $100,000......................       17,718,121          753,590       4.25      17,826,413        676,142
    CD's -- $100,000 and over:
      Domestic...................................        3,575,446          144,464       4.04       3,555,761        135,002
      Foreign....................................        1,298,988           55,683       4.29         694,585         23,509
                                                      ------------      -----------                -----------     ----------
TOTAL DEPOSITS...................................       65,341,924        1,674,263       2.56      62,999,139      1,477,691
BORROWED FUNDS:
  Short-term.....................................       10,811,619          442,767       4.10       6,480,247        196,845
  Long-term......................................        1,834,439          131,811       7.19       1,630,343        101,215
                                                      ------------      -----------                -----------     ----------
TOTAL BORROWED FUNDS.............................       12,646,058          574,578       4.54       8,110,590        298,060
                                                      ------------      -----------                -----------     ----------
TOTAL INTEREST BEARING LIABILITIES...............       64,527,187        2,248,841       3.49      58,330,299      1,775,751
Other liabilities................................        1,451,990                                   1,404,471
                                                      ------------                                 -----------
TOTAL LIABILITIES................................       79,439,972                                  72,514,200
Preferred stock..................................          249,900                                     253,385
Common stockholders' equity......................        7,400,383                                   6,677,335
                                                      ------------                                 -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......     $ 87,090,255                                 $79,444,920
                                                      ============                                 ===========
NET INTEREST INCOME..............................                         4,276,823       5.46                      4,370,373
Provision for loan and lease losses..............                          (242,269)      (.31)                      (388,261)
                                                                        -----------      -----                     ----------
NET FUNDS FUNCTION...............................                       $ 4,034,554       5.15%                    $3,982,112
                                                                        ===========      =====                     ==========


                                                   YIELD/
$(THOUSANDS)                                        RATE
--------------------------------------------------------
ASSETS:
Short-term investments...........................   3.40%
SECURITIES:(3)
  Taxable........................................   5.64
  Tax exempt.....................................   9.52

  TOTAL SECURITIES...............................   6.11
LOANS AND LEASES:(2)
  Commercial, financial and agricultural.........   8.06
  Real estate....................................   8.78
  Consumer, net..................................   9.45
  Credit card....................................  16.56
  Leases, net....................................   8.22
  Reserve for loan and lease losses..............

NET LOANS AND LEASES.............................   9.69
Note receivable from FDIC........................

TOTAL EARNING ASSETS.............................   8.71
Other assets.....................................

TOTAL ASSETS.....................................

LIABILITIES:
DEPOSITS:
    Demand-non-interest bearing..................
    Demand-interest bearing......................   1.61
    Savings......................................   2.50
    Money market savings accounts................   2.64
  Time deposits:
    CD's less than $100,000......................   3.79
    CD's -- $100,000 and over:
      Domestic...................................   3.80
      Foreign....................................   3.38

TOTAL DEPOSITS...................................   2.35
BORROWED FUNDS:
  Short-term.....................................   3.04
  Long-term......................................   6.21

TOTAL BORROWED FUNDS.............................   3.67

TOTAL INTEREST BEARING LIABILITIES...............   3.04
Other liabilities................................

TOTAL LIABILITIES................................
Preferred stock..................................
Common stockholders' equity......................

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......

NET INTEREST INCOME..............................   6.19
Provision for loan and lease losses..............   (.55)
                                                   -----
NET FUNDS FUNCTION...............................   5.64%
                                                   =====

(1) Fully taxable equivalent basis. The federal statutory rate was 35% for 1994 and 1993 and 34% for other years presented.
(2) Nonaccrual loans are included in loan balances. Interest income includes related fee income.
(3) Average balance is based on amortized historical cost (excluding SFAS 115 adjustments to fair value).

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                   1992                                            1991                                    1990
-------------------------------------------     -------------------------------------------     ---------------------------
    AVERAGE         INCOME/          YIELD/         AVERAGE         INCOME/          YIELD/         AVERAGE         INCOME/
    BALANCE         EXPENSE            RATE         BALANCE         EXPENSE            RATE         BALANCE         EXPENSE
---------------------------------------------------------------------------------------------------------------------------
$ 3,216,327     $   127,345            3.96%    $ 3,183,564     $   191,385            6.01%    $ 1,977,838     $   164,016
                                                                                                                -----------
 15,041,378       1,032,202            6.86      10,965,094         919,036            8.38       8,693,160         768,298
  2,065,168         216,009           10.46       2,311,533         255,385           11.05       2,581,606         292,500
-----------     -----------                     -----------     -----------                     -----------     -----------
 17,106,546       1,248,211            7.30      13,276,627       1,174,421            8.85      11,274,766       1,060,798
                                                                                                                -----------
 15,545,313       1,267,719            8.15      14,824,496       1,432,591            9.66      14,220,103       1,519,901
 15,230,418       1,411,004            9.26      12,291,283       1,254,689           10.21      10,433,580       1,126,020
 13,201,395       1,414,312           10.71       9,768,011       1,167,571           11.95       8,861,871       1,083,290
  4,537,506         786,934           17.34       3,274,340         607,075           18.54       2,394,377         448,349
    991,395          87,740            8.85         916,623          98,107           10.70         899,860         100,008
   (952,868)                                       (771,424)                                       (726,801)
-----------     -----------                     -----------     -----------                     -----------     -----------
 48,553,159       4,967,709           10.23      40,303,329       4,560,033           11.31      36,082,990       4,277,568
                                                    213,502          18,808            8.81         383,178          33,758
-----------     -----------                     -----------     -----------                     -----------     -----------
 68,876,032       6,343,265            9.21      56,977,022       5,944,647           10.43      49,718,772       5,536,140
  8,197,518                                       7,056,261                                       6,337,916
-----------                                     -----------                                     -----------
$77,073,550                                     $64,033,283                                     $56,056,688
===========                                     ===========                                     ===========

$11,662,949                                     $ 8,419,318                                     $ 7,379,736
  8,145,956         183,521            2.25       5,643,601         238,075            4.22       4,752,686         226,155
  5,595,777         180,630            3.23       3,674,076         179,176            4.88       3,298,743         177,018
 12,665,456         423,884            3.35      10,313,415         521,214            5.05       8,028,201         490,526

 19,968,163         993,774            4.98      18,414,440       1,267,710            6.88      16,425,725       1,324,328

  4,386,790         192,715            4.39       4,796,718         305,771            6.37       5,192,273         407,376
    560,578          22,348            3.99         423,227          24,698            5.84         292,335          22,746
-----------     -----------                     -----------     -----------                     -----------     -----------
 62,985,669       1,996,872            3.17      51,684,795       2,536,644            4.91      45,369,699       2,648,149

  5,558,597         196,177            3.53       5,091,734         292,133            5.74       4,578,136         357,141
  1,073,515          80,777            7.52         910,266          85,838            9.43         737,024          74,792
-----------     -----------                     -----------     -----------                     -----------     -----------
  6,632,112         276,954            4.18       6,002,000         377,971            6.30       5,315,160         431,933
-----------     -----------                     -----------     -----------                     -----------     -----------
 57,954,832       2,273,826            3.92      49,267,477       2,914,615            5.92      43,305,123       3,080,082
  1,223,979                                       1,056,315                                         921,674
-----------                                     -----------                                     -----------
 70,841,760                                      58,743,110                                      51,606,533
    264,811                                         202,704                                          23,720
  5,966,979                                       5,087,469                                       4,426,435
-----------                                     -----------                                     -----------
$77,073,550                                     $64,033,283                                     $56,056,688
===========                                     ===========                                     ===========
                  4,069,439            5.91                       3,030,032            5.31                       2,456,058
                   (630,731)           (.92)                       (611,851)          (1.07)                       (469,597)
                -----------          ------                     -----------           -----                     -----------
                $ 3,438,708            4.99%                    $ 2,418,181            4.24%                    $ 1,986,461
                ===========          ======                     ===========           =====                     ===========

                     COMPOUND ANNUAL
      1990          GROWTH 1989-1994
    --------     ------------------------
      YIELD/         AVERAGE      INCOME/
        RATE         BALANCE      EXPENSE
    -------------------------------------
        8.29%          (5.36)%     (16.96)%

        8.84           17.20         6.83
       11.33           (2.42)       (7.81)

        9.41           13.18         2.93

       10.69            3.53        (4.85)
       10.79           15.06         9.47
       12.22           17.44         9.67
       18.73           22.52        18.69
       11.11            6.43        (1.57)


       11.85           12.32         6.09
        8.81

       11.13           12.08         5.13
                       10.28

                       11.89


        4.76           16.54        (4.97)
        5.37           20.37         3.24
        6.11           11.44        (4.15)
        8.06            6.34        (7.56)
        7.85           (8.67)      (20.63)
        7.78           42.06        21.47

        5.84           10.27        (7.12)
        7.80           21.77         4.81
       10.15           15.00         7.35

        8.13           20.64         5.36

        7.11           10.97        (4.73)


                       11.62
                       58.54
                       14.32

                       11.89%

        4.94                        14.05
        (.94)                      (16.98)
       -----
        4.00%                       20.28%
       =====

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------
RESERVE FOR LOAN AND LEASE LOSSES
(unaudited)

                                    COMMERCIAL,
                                      FINANCIAL
                                            AND          REAL                      CREDIT                                    TOTAL
$ (THOUSANDS)                      AGRICULTURAL        ESTATE      CONSUMER          CARD      LEASES    UNALLOCATED      RESERVES
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1989.......     $ 204,787      $171,731      $135,231      $ 80,129     $12,788      $ 101,427      $706,093
  Reserves associated with loans
    acquired and other...........         5,854         7,166         5,637        14,024          30          2,897        35,608
  Provision, 1990................       198,434        50,410       102,870       104,660       9,526          3,697       469,597

  Charge-offs....................      (218,234)     (104,054)     (153,265)     (127,808)    (16,910)                    (620,271)
  Recoveries.....................        36,698         6,548        43,424        22,554       4,739                      113,963
                                      ---------      --------      --------      --------     -------      ---------      --------
  Net charge-offs................      (181,536)      (97,506)     (109,841)     (105,254)    (12,171)                    (506,308)
                                      ---------      --------      --------      --------     -------      ---------      --------
BALANCE, DECEMBER 31, 1990.......       227,539       131,801       133,897        93,559      10,173        108,021       704,990
  Reserves associated with loans
    acquired and other...........        53,617        36,681        31,928        32,625         933         11,231       167,015
  Provision, 1991................       165,789        95,121       135,761       208,314      13,615         (6,749)      611,851

  Charge-offs....................      (218,488)      (93,408)     (189,158)     (184,313)    (20,524)                    (705,891)
  Recoveries.....................        37,317         6,948        55,180        25,364       5,629                      130,438
                                      ---------      --------      --------      --------     -------      ---------      --------
  Net charge-offs................      (181,171)      (86,460)     (133,978)     (158,949)    (14,895)                    (575,453)
                                      ---------      --------      --------      --------     -------      ---------      --------
BALANCE, DECEMBER 31, 1991.......       265,774       177,143       167,608       175,549       9,826        112,503       908,403
  Reserves associated with loans
    acquired and other...........         2,997         2,319         1,381           119           3                        6,819
  Provision, 1992................       170,052        37,862       158,120       209,682      14,970         40,045       630,731

  Charge-offs....................      (187,375)      (97,098)     (219,552)     (242,459)    (15,007)                    (761,491)
  Recoveries.....................        51,015        12,424        68,995        29,103       6,175                      167,712
                                      ---------      --------      --------      --------     -------      ---------      --------
  Net charge-offs................      (136,360)      (84,674)     (150,557)     (213,356)     (8,832)                    (593,779)
                                      ---------      --------      --------      --------     -------      ---------      --------
BALANCE, DECEMBER 31, 1992.......       302,463       132,650       176,552       171,994      15,967        152,548       952,174
  Reserves associated with loans
    acquired and other...........         3,169         5,327         2,586         2,461                      2,746        16,289
  Provision, 1993................       (41,856)       85,728        92,052       248,587       4,835         (1,085)      388,261

  Charge-offs....................       (95,136)      (64,956)     (167,096)     (251,492)    (11,878)                    (590,558)
  Recoveries.....................        70,917        13,454        77,252        34,495       4,970                      201,088
                                      ---------      --------      --------      --------     -------      ---------      --------
  Net charge-offs................       (24,219)      (51,502)      (89,844)     (216,997)     (6,908)                    (389,470)
                                      ---------      --------      --------      --------     -------      ---------      --------
BALANCE, DECEMBER 31, 1993.......       239,557       172,203       181,346       206,045      13,894        154,209       967,254
  Reserves associated with loans
    acquired and other...........           738           812          (224)        4,317                     (1,117)        4,526
  Provision, 1994................       (69,068)      (36,315)       68,783       195,318       1,030         82,521       242,269

  Charge-offs....................       (49,504)      (29,373)     (176,045)     (260,510)     (5,737)                    (521,169)
  Recoveries.....................        60,088        19,806        80,662        40,386       3,358                      204,300
                                      ---------      --------      --------      --------     -------      ---------      --------
  Net (charge-offs) recoveries...        10,584        (9,567)      (95,383)     (220,124)     (2,379)                    (316,869)
                                      ---------      --------      --------      --------     -------      ---------      --------
BALANCE, DECEMBER 31, 1994.......     $ 181,811      $127,133      $154,522      $185,556     $12,545      $ 235,613      $897,180
                                      =========      ========      ========      ========     =======      =========      ========

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------
LOAN AND LEASE ANALYSIS
(unaudited)

$(THOUSANDS)                                       1994            1993            1992            1991            1990
-----------------------------------------------------------------------------------------------------------------------
ENDING LOAN AND LEASE BALANCES:
  Commercial, financial and
     agricultural.......................    $16,619,186     $15,208,355     $15,085,540     $16,955,907     $13,686,518
  Real estate...........................     19,039,988      17,780,781      16,335,864      14,753,327      10,758,895
  Consumer, net.........................     19,070,286      17,311,474      14,062,562      11,476,940       9,080,191
  Credit card...........................      5,924,383       6,112,545       5,087,076       4,676,589       2,684,172
  Leases, net...........................      1,339,069       1,107,220       1,000,484         975,340         995,482
                                            -----------     -----------     -----------     -----------     -----------
TOTAL LOANS AND LEASES..................    $61,992,912     $57,520,375     $51,571,526     $48,838,103     $37,205,258
                                            ===========     ===========     ===========     ===========     ===========
Nonperforming assets and delinquencies:
  Nonaccrual loans......................    $   377,409     $   482,331     $   680,408     $   767,238     $   770,471
  Renegotiated loans....................          3,910           7,567          28,361          22,669          24,380
  Other real estate owned...............         84,355         153,260         191,665         387,296         352,490
                                            -----------     -----------     -----------     -----------     -----------
TOTAL NONPERFORMING ASSETS..............    $   465,674     $   643,158     $   900,434     $ 1,177,203     $ 1,147,341
                                            ===========     ===========     ===========     ===========     ===========
Loans delinquent 90 days or more
  (not included in nonaccrual)..........    $   173,456     $   207,816     $   211,832     $   296,309     $   199,718
Loans classified as doubtful included in
  non-accrual(1)........................         33,160          59,949          78,120         203,119         185,702
Interest foregone on nonperforming loans
  (after tax)(2)........................    $    18,584     $    26,727     $    35,483     $    46,504     $    55,630
RESERVE AND LOSS RATIOS:
Ending reserve to ending balances:
  Commercial, financial and
     agricultural.......................           1.09%           1.58%           2.00%           1.57%           1.66%
  Real estate...........................            .67             .97             .81            1.20            1.23
  Consumer, net.........................            .81            1.05            1.26            1.46            1.47
  Credit card...........................           3.13            3.37            3.38            3.75            3.49
  Leases, net...........................            .94            1.25            1.60            1.01            1.02
TOTAL LOANS AND LEASES..................           1.45            1.68            1.85            1.86            1.89
Net charge-offs (recoveries) to average
  balances:
  Commercial, financial and
     agricultural.......................           (.07)            .17             .88            1.22            1.28
  Real estate...........................            .05             .31             .56             .70             .93
  Consumer, net.........................            .51             .57            1.14            1.37            1.24
  Credit card...........................           3.52            4.23            4.70            4.85            4.40
  Leases, net...........................            .20             .68             .89            1.62            1.35
Total loans and leases..................            .53             .73            1.20            1.40            1.38
Recoveries to gross charge-offs.........          39.20           34.05           22.02           18.48           18.37
To ending loans and leases:
  Nonperforming assets..................            .75            1.12            1.75            2.41            3.08
  Loans delinquent 90 days or more......            .28%            .36%            .41%            .61%            .54%

(1) Defined as loans with a high loss possibility after collateral liquidation based on existing facts, market conditions and value. These loans are provided for in the reserve for loan losses, as appropriate. Any interest income recognized on these loans is immaterial.

(2) The amount of gross interest on nonperforming loans that would have been recorded during 1994 and 1993 if the loans had been current throughout the year totaled $45 million and $61 million, respectively. Of this amount, $16 million and $20 million of interest was actually recorded on nonperforming loans during 1994 and 1993, respectively. Texas is included in these amounts for the whole year of 1991 even though it was consolidated beginning
    October 1, 1991.

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------
CONSOLIDATED QUARTERLY FINANCIAL DATA
(unaudited)

                                                                               QUARTERS
                                            -------------------------------------------------------------------------------
                                                                   1994                                      1993
                                            ---------------------------------------------------     -----------------------
$(MILLIONS, EXCEPT PER SHARE DATA)             FOURTH         THIRD        SECOND         FIRST        FOURTH         THIRD
---------------------------------------------------------------------------------------------------------------------------
KEY AVERAGE BALANCES:
  Taxable securities(3).................    $  14,079     $  16,534     $  18,122     $  15,316     $  15,231     $  14,186
  Tax exempt securities(3)..............        2,248         2,351         2,384         2,346         2,149         2,010
                                            ---------     ---------     ---------     ---------     ---------     ---------
TOTAL SECURITIES........................       16,327        18,885        20,506        17,662        17,380        16,196
  Commercial loans......................       16,087        15,576        15,443        15,015        14,744        14,489
  Real estate loans.....................       18,872        18,241        17,674        17,543        17,371        16,949
  Consumer loans, net...................       19,054        19,354        18,745        17,901        16,821        15,996
  Credit card loans.....................        6,166         6,569         6,192         6,081         5,562         5,199
  Leases, net...........................        1,255         1,184         1,143         1,114         1,077         1,006
  Loan and lease reserve................         (928)         (960)         (975)         (974)         (963)         (971)
                                            ---------     ---------     ---------     ---------     ---------     ---------
NET LOANS AND LEASES....................       60,506        59,964        58,222        56,680        54,612        52,668
  Other earning assets..................        1,876           725           785         1,062           919         1,317
TOTAL EARNING ASSETS....................       78,709        79,574        79,513        75,404        72,911        70,181
TOTAL ASSETS............................       87,273        88,254        88,349        84,442        81,905        78,986
  Demand deposits:
    Non-interest bearing................       13,674        13,397        13,338        13,433        13,651        12,795
    Interest bearing....................        9,142         9,221         9,392         9,357         9,057         8,719
  Savings deposits......................       19,659        20,062        20,315        20,012        19,540        19,364
  Time deposits.........................       23,670        22,982        21,951        21,742        21,685        21,574
                                            ---------     ---------     ---------     ---------     ---------     ---------
TOTAL DEPOSITS..........................       66,145        65,662        64,996        64,544        63,933        62,452
  Borrowed funds:
    Short-term..........................       10,127        11,603        12,479         9,017         7,567         6,475
    Long-term...........................        1,843         1,840         1,844         1,811         1,809         1,690
                                            ---------     ---------     ---------     ---------     ---------     ---------
TOTAL BORROWED FUNDS....................       11,970        13,443        14,323        10,828         9,376         8,165
TOTAL INTEREST BEARING LIABILITIES......       64,441        65,708        65,981        61,939        59,658        57,822
Preferred stock.........................          250           250           250           250           250           250
Common stockholders' equity.............    $   7,440     $   7,465     $   7,351     $   7,344     $   6,848     $   6,766
MARGIN ANALYSIS(1):
  (as a percent of average earning
    assets)
    Interest income.....................         8.44%         8.27%         8.15%         8.48%         8.35%         8.58%
    Interest expense....................         3.29          3.02          2.72          2.43          2.37          2.47
                                            ---------     ---------     ---------     ---------     ---------     ---------
    Net interest income.................         5.15          5.25          5.43          6.05          5.98          6.11
    Provision for loan and lease
      losses............................          .18           .38           .25           .43           .61           .56
    Net funds function..................         4.97          4.87          5.18          5.62          5.37          5.55
KEY OPERATING RATIOS:
  Return on average assets..............          .29          1.27          1.50          1.57          1.45          1.49
  Return on average common equity.......         3.20         14.82         17.80         17.81         17.14         17.11
  Return on average total equity........         3.32         14.56         17.44         17.46         16.78         16.75
  Average common equity to assets.......         8.52          8.46          8.32          8.70          8.36          8.57
  Average total equity to assets........         8.81          8.74          8.60          8.99          8.67          8.88
CREDIT ANALYSIS:
  Net charge-offs to average loans and
    leases..............................          .59           .50           .49           .54           .87           .78
  Ending reserves to loans and leases...         1.45          1.55          1.58          1.66          1.68          1.77
  As a percent of ending loans and
    leases:
    Nonperforming assets................          .75           .85           .87          1.02          1.12          1.28
    Loans delinquent 90 or more
      days(2)...........................          .28           .32           .35           .32           .36           .40
COMMON STOCK:
  Average shares outstanding (000)......      405,199       408,963       408,508       407,390       402,302       401,411
  Shares traded (000)...................       72,342        46,939        55,251        68,124        54,635        39,072
  Per share data
    Net income..........................    $     .15     $     .68     $     .80     $     .79     $     .74     $     .73
    Cash dividends declared.............          .31           .31           .31           .31           .28           .28
    Book value..........................        18.43         18.52         18.25         18.12         17.72         17.26
    Stock price:
      High..............................        30.50         35.50         38.00         35.47         39.77         42.19
      Low...............................        24.13         29.50         30.75         31.88         32.27         34.55
      Close.............................    $   25.38     $   30.00     $   34.25     $   33.00     $   35.57     $   37.73
PREFERRED STOCK, SERIES C:
  Shares traded (000)...................        1,679           892         1,200         2,851         2,082         1,712
  Stock price:
    High................................    $   57.50     $   63.75     $   68.25     $   68.75     $   74.63     $   73.25
    Low.................................        49.00         57.00         57.50         60.50         66.63         72.75
    Close...............................    $   49.63     $   57.50     $   62.50     $   61.00     $   68.75     $   73.25


                                                  QUARTERS
                                          -----------------------
                                                    1993
                                          -----------------------
$(MILLIONS, EXCEPT PER SHARE DATA)           SECOND         FIRST
-----------------------------------------------------------------
KEY AVERAGE BALANCES:
  Taxable securities(3).................  $  14,800     $  15,809
  Tax exempt securities(3)..............      2,016         2,004
                                          ---------     ---------
TOTAL SECURITIES........................     16,816        17,813
  Commercial loans......................     14,658        14,761
  Real estate loans.....................     16,765        16,034
  Consumer loans, net...................     15,135        14,744
  Credit card loans.....................      4,917         4,828
  Leases, net...........................        994         1,000
  Loan and lease reserve................       (995)         (974)
                                          ---------     ---------
NET LOANS AND LEASES....................     51,474        50,393
  Other earning assets..................      1,329         1,691
TOTAL EARNING ASSETS....................     69,619        69,897
TOTAL ASSETS............................     78,422        78,420
  Demand deposits:
    Non-interest bearing................     12,655        12,084
    Interest bearing....................      8,678         8,570
  Savings deposits......................     19,322        19,363
  Time deposits.........................     22,240        22,764
                                          ---------     ---------
TOTAL DEPOSITS..........................     62,895        62,781
  Borrowed funds:
    Short-term..........................      5,706         6,172
    Long-term...........................      1,623         1,395
                                          ---------     ---------
TOTAL BORROWED FUNDS....................      7,329         7,567
TOTAL INTEREST BEARING LIABILITIES......     57,569        58,264
Preferred stock.........................        255           259
Common stockholders' equity.............  $   6,593     $   6,399
MARGIN ANALYSIS(1):
  (as a percent of average earning
    assets)
    Interest income.....................       8.74%         9.14%
    Interest expense....................       2.55          2.68
                                          ---------     ---------
    Net interest income.................       6.19          6.46
    Provision for loan and lease
      losses............................        .37           .65
    Net funds function..................       5.82          5.81
KEY OPERATING RATIOS:
  Return on average assets..............       1.51          1.55
  Return on average common equity.......      17.71         18.70
  Return on average total equity........      17.30         18.25
  Average common equity to assets.......       8.41          8.16
  Average total equity to assets........       8.73          8.49
CREDIT ANALYSIS:
  Net charge-offs to average loans and
    leases..............................        .66           .61
  Ending reserves to loans and leases...       1.82          1.91
  As a percent of ending loans and
    leases:
    Nonperforming assets................       1.47          1.69
    Loans delinquent 90 or more
      days(2)...........................        .41           .40
COMMON STOCK:
  Average shares outstanding (000)......    401,079       399,908
  Shares traded (000)...................     35,563        34,057
  Per share data
    Net income..........................  $     .72     $     .74
    Cash dividends declared.............        .26           .25
    Book value..........................      16.82         16.61
    Stock price:
      High..............................      44.73         42.27
      Low...............................      36.73         36.36
      Close.............................  $   40.91     $   42.00
PREFERRED STOCK, SERIES C:
  Shares traded (000)...................      1,827         1,093
  Stock price:
    High................................  $   81.75     $   78.50
    Low.................................      70.50         69.50
    Close...............................  $   77.00     $   78.50

(1) Fully taxable equivalent basis.
(2) Excluding nonperforming loans.
(3) Average balance is based on amortized historical cost (excluding SFAS 115 adjustments to fair value).

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

CONSOLIDATED QUARTERLY FINANCIAL DATA
(unaudited)

                                                                               QUARTERS
                                            -------------------------------------------------------------------------------
                                                                   1994                                      1993
                                            ---------------------------------------------------     -----------------------
$(MILLIONS)                                    FOURTH         THIRD        SECOND         FIRST        FOURTH         THIRD
---------------------------------------------------------------------------------------------------------------------------
CONDENSED INCOME STATEMENT:
Interest income(1)
  Taxable securities....................    $  206.53     $  228.44     $  244.99     $  196.45     $  200.28     $  194.95
  Tax exempt securities.................        48.89         50.27         51.33         51.55         48.90         47.99
                                            ---------     ---------     ---------     ---------     ---------     ---------
Securities income.......................       255.42        278.71        296.32        248.00        249.18        242.94
  Commercial loans......................       302.64        294.85        288.73        288.17        289.69        294.65
  Real estate loans.....................       412.08        388.84        372.14        365.48        373.73        372.82
  Consumer loans........................       412.03        406.11        386.02        409.93        368.41        357.88
  Credit card loans.....................       241.42        259.61        241.97        235.24        224.53        217.69
  Leases................................        25.01         21.47         21.24         20.84         21.59         20.54
                                            ---------     ---------     ---------     ---------     ---------     ---------
Loan and lease income...................     1,393.18      1,370.88      1,310.10      1,319.66      1,277.95      1,263.58
  Other earning assets..................        26.63          9.12          8.26          9.38          8.16         11.56
TOTAL INTEREST INCOME...................     1,675.23      1,658.71      1,614.68      1,577.04      1,535.29      1,518.08
  Demand deposits.......................        46.73         43.03         40.56         38.65         34.72         33.30
  Savings deposits......................       156.03        143.66        131.42        120.46        122.60        124.38
  Time deposits:
    CD's under $100,000.................       227.37        201.93        169.34        154.94        150.32        166.75
    CD's $100,000 and over..............        59.25         52.17         46.54         42.18         43.87         34.75
                                            ---------     ---------     ---------     ---------     ---------     ---------
TOTAL INTEREST ON DEPOSITS..............       489.38        440.79        387.86        356.23        351.51        359.18
  Borrowed funds:
    Short-term..........................       124.43        128.41        120.23         69.70         56.08         50.35
    Long-term...........................        39.10         37.23         29.07         26.41         27.43         26.78
                                            ---------     ---------     ---------     ---------     ---------     ---------
TOTAL INTEREST ON BORROWED FUNDS........       163.53        165.64        149.30         96.11         83.51         77.13
                                            ---------     ---------     ---------     ---------     ---------     ---------
TOTAL INTEREST EXPENSE..................       652.91        606.43        537.16        452.34        435.02        436.31
                                            ---------     ---------     ---------     ---------     ---------     ---------
Net interest income.....................     1,022.32      1,052.28      1,077.52      1,124.70      1,100.27      1,081.77
Provision for loan and lease losses.....        35.62         75.94         50.54         80.17        112.70         99.66
                                            ---------     ---------     ---------     ---------     ---------     ---------
Net funds function......................       986.70        976.34      1,026.98      1,044.53        987.57        982.11
NON-INTEREST INCOME:
  Service charges on deposit accounts...       128.14        125.03        116.64        114.07        116.59        112.42
  Income from fiduciary activities......        53.88         53.45         59.28         59.01         57.71         56.15
  Loan processing and servicing
    income..............................       145.91        116.73        114.16        107.22        128.29        121.59
  Securities gain (losses)..............      (254.27)       (12.98)         2.74          3.45          5.52          2.97
  Other.................................       111.06        171.68        100.36        104.06        104.92        103.08
                                            ---------     ---------     ---------     ---------     ---------     ---------
TOTAL NON-INTEREST INCOME...............       184.72        453.91        393.18        387.81        413.03        396.21
NON-INTEREST EXPENSE:
  Salaries and related costs............       459.15        427.29        425.24        441.99        421.19        430.32
  Other.................................       604.36        551.61        477.66        459.85        506.12        478.36
                                            ---------     ---------     ---------     ---------     ---------     ---------
TOTAL NON-INTEREST EXPENSE..............     1,063.51        978.90        902.90        901.84        927.31        908.68
Taxable equivalent adjustment...........        21.04         22.33         22.81         21.99         22.04         23.22
                                            ---------     ---------     ---------     ---------     ---------     ---------
Income before income taxes and
  cumulative effect of change in
  accounting principle..................        86.87        429.02        494.45        508.51        451.25        446.42
Income tax (provision) benefit:
  Income excluding securities
    transactions........................      (117.35)      (150.35)      (162.92)      (180.35)      (149.08)      (149.08)
  Securities transactions...............        94.86          4.54          (.96)        (1.21)        (1.93)        (1.13)
                                            ---------     ---------     ---------     ---------     ---------     ---------
Income before cumulative effect of
  change in accounting principle........        64.38        283.21        330.57        326.95        300.24        296.21
Cumulative effect of change in method
  of accounting for income taxes........    ---------     ---------     ---------     ---------     ---------     ---------
      Net income........................    $   64.38     $  283.21     $  330.57     $  326.95     $  300.24     $  296.21
                                            =========     =========     =========     =========     =========     =========
Net income available to common
  stockholders..........................    $   60.00     $  278.84     $  326.20     $  322.58     $  295.87     $  291.84
                                            =========     =========     =========     =========     =========     =========

                                                 QUARTERS
                                          -----------------------
                                                   1993
                                          -----------------------
$(MILLIONS)                                  SECOND         FIRST
-----------------------------------------------------------------
CONDENSED INCOME STATEMENT:
Interest income(1)
  Taxable securities....................  $  212.35     $  238.83
  Tax exempt securities.................      48.72         48.83
                                          ---------     ---------
Securities income.......................     261.07        287.66
  Commercial loans......................     297.01        294.75
  Real estate loans.....................     368.67        357.10
  Consumer loans........................     355.73        397.09
  Credit card loans.....................     203.47        203.29
  Leases................................      20.50         21.25
                                          ---------     ---------
Loan and lease income...................   1,245.38      1,273.48
  Other earning assets..................      10.50         14.67
TOTAL INTEREST INCOME...................   1,516.95      1,575.81
  Demand deposits.......................      38.27         34.76
  Savings deposits......................     124.98        130.02
  Time deposits:
    CD's under $100,000.................     173.91        185.16
    CD's $100,000 and over..............      37.92         41.98
                                          ---------     ---------
TOTAL INTEREST ON DEPOSITS..............     375.08        391.92
  Borrowed funds:
    Short-term..........................      43.18         47.24
    Long-term...........................      23.63         23.37
                                          ---------     ---------
TOTAL INTEREST ON BORROWED FUNDS........      66.81         70.61
                                          ---------     ---------
TOTAL INTEREST EXPENSE..................     441.89        462.53
                                          ---------     ---------
Net interest income.....................   1,075.06      1,113.28
Provision for loan and lease losses.....      64.72        111.18
                                          ---------     ---------
Net funds function......................   1,010.34      1,002.10
NON-INTEREST INCOME:
  Service charges on deposit accounts...     110.48        111.51
  Income from fiduciary activities......      57.24         54.40
  Loan processing and servicing
    income..............................     116.26         98.59
  Securities gain (losses)..............       1.19          7.43
  Other.................................     104.30         83.41
                                          ---------     ---------
TOTAL NON-INTEREST INCOME...............     389.47        355.34
NON-INTEREST EXPENSE:
  Salaries and related costs............     424.43        411.84
  Other.................................     501.04        502.65
                                          ---------     ---------
TOTAL NON-INTEREST EXPENSE..............     925.47        914.49
Taxable equivalent adjustment...........      20.79         23.46
                                          ---------     ---------
Income before income taxes and
  cumulative effect of change in
  accounting principle..................     453.55        419.49
Income tax (provision) benefit:
  Income excluding securities
    transactions........................    (157.70)      (136.76)
  Securities transactions...............       (.41)        (2.52)
                                          ---------     ---------
Income before cumulative effect of
  change in accounting principle........     295.44        280.21
Cumulative effect of change in method of
  accounting for income taxes...........                    19.39
                                          ---------     ---------
      Net income........................  $  295.44     $  299.60
                                          =========     =========
Net income available to common
  stockholders..........................  $  291.07     $  295.00
                                          =========     =========

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

RATE-VOLUME ANALYSIS(1, 2)
(unaudited)

                                          1994-93                                    1993-92                       1992-91
                           --------------------------------------     -------------------------------------     -----------
                           CHANGE IN                                  CHANGE IN                                   CHANGE IN
                             INCOME/           RATE        VOLUME       INCOME/         RATE         VOLUME         INCOME/
$(THOUSANDS)                 EXPENSE         EFFECT        EFFECT       EXPENSE       EFFECT         EFFECT         EXPENSE
---------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS:
  Short-term
    investments.......     $   8,496      $  16,302     $  (7,806)    $ (82,453)   $ (15,890)    $  (66,563)    $   (64,040)
Securities:(5)
  Taxable.............        30,017        (25,597)       55,614      (185,799)    (183,249)        (2,550)        113,166
  Tax exempt..........         7,601        (18,401)       26,002       (21,568)     (19,247)        (2,321)        (39,376)
                           ---------      ---------     ---------     ---------    ---------     ----------     -----------
  Total securities....        37,618        (43,998)       81,616      (207,367)    (202,496)        (4,871)         73,790
Loans and
  leases:(3)(4)
  Commercial..........        (1,710)       (74,664)       72,954       (91,618)     (15,178)       (76,440)       (164,872)
  Real estate.........        66,225        (46,569)      112,794        61,317      (76,591)       137,908         156,315
  Consumer, net.......       134,987       (140,765)      275,752        64,794     (179,287)       244,081         246,741
  Credit card.........       129,257        (48,824)      178,081        62,044      (36,930)        98,974         179,859
  Leases, net.........         4,667         (7,328)       11,995        (3,858)      (6,340)         2,482         (10,367)
                           ---------      ---------     ---------     ---------    ---------     ----------     -----------
Net loans and
  leases..............       333,426       (318,150)      651,576        92,679     (314,326)       407,005         407,676
Note receivable from
  FDIC................                                                                                              (18,808)
                           ---------      ---------     ---------     ---------    ---------     ----------     -----------
TOTAL EARNING ASSETS..       379,540       (345,846)      725,386      (197,141)    (532,712)       335,571         398,618
INTEREST BEARING
  LIABILITIES:
Demand-interest
  bearing.............        27,895         19,174         8,721       (42,457)     (55,411)        12,954         (54,554)
Savings...............         9,887         (1,516)       11,403           736      (45,716)        46,452           1,454
Money market savings..        39,706         35,253         4,453      (103,276)     (86,321)       (16,955)        (97,330)
  Time deposits:
    CD's less than
      $100,000........        77,448         81,579        (4,131)     (317,632)    (218,921)       (98,711)       (273,936)
    CD's $100,000 and
      over:
        Domestic......         9,462          8,711           751       (57,713)     (24,092)       (33,621)       (113,056)
        Foreign.......        32,174          7,544        24,630         1,161       (3,687)         4,848          (2,350)
                           ---------      ---------     ---------     ---------    ---------     ----------     -----------
Total deposits........       196,572        150,745        45,827      (519,181)    (434,148)       (85,033)       (539,772)
Borrowed funds:
  Short-term..........       245,922         84,231       161,691           668      (29,397)        30,065         (95,956)
  Long-term...........        30,596         17,042        13,554        20,438      (15,980)        36,418          (5,061)
                           ---------      ---------     ---------     ---------    ---------     ----------     -----------
Total borrowed
  funds...............       276,518        101,273       175,245        21,106      (45,377)        66,483        (101,017)
                           ---------      ---------     ---------     ---------    ---------     ----------     -----------
Total interest bearing
  liabilities.........       473,090        252,018       221,072      (498,075)    (479,525)       (18,550)       (640,789)
                           ---------      ---------     ---------     ---------    ---------     ----------     -----------
Net interest income...     $ (93,550)     $(597,864)    $ 504,314     $ 300,934    $ (53,187)    $  354,121     $ 1,039,407
                           =========      =========     =========     =========    =========     ==========     ===========

                                 1992-91
                          -----------------------
                              RATE         VOLUME
$(THOUSANDS)                EFFECT         EFFECT
-------------------------------------------------
EARNING ASSETS:
  Short-term
    investments.......  $  (65,990)    $    1,950
Securities:(5)
  Taxable.............    (186,860)       300,026
  Tax exempt..........     (13,124)       (26,252)
                        ----------     ----------
  Total securities....    (199,984)       273,774
Loans and
  leases:(3)(4)
  Commercial..........    (231,947)        67,075
  Real estate.........    (123,709)       280,024
  Consumer, net.......    (130,787)       377,528
  Credit card.........     (41,380)       221,239
  Leases, net.........     (17,926)         7,559
                        ----------     ----------
Net loans and
  leases..............    (545,749)       953,425
Note receivable from
  FDIC................                    (18,808)
                        ----------     ----------
TOTAL EARNING ASSETS..    (811,723)     1,210,341
INTEREST BEARING
  LIABILITIES:
Demand-interest
  bearing.............    (136,133)        81,579
Savings...............     (73,018)        74,472
Money market savings..    (200,014)       102,684
  Time deposits:
    CD's less than
      $100,000........    (373,981)       100,045
    CD's $100,000 and
      over:
        Domestic......     (88,676)       (24,380)
        Foreign.......      (9,080)         6,730
                        ----------     ----------
Total deposits........    (880,902)       341,130
Borrowed funds:
  Short-term..........    (120,758)        24,802
  Long-term...........     (18,993)        13,932
                        ----------     ----------
Total borrowed
  funds...............    (139,751)        38,734
                        ----------     ----------
Total interest bearing
  liabilities.........  (1,020,653)       379,864
                        ----------     ----------
Net interest income...  $  208,930     $  830,477
                        ==========     ==========

(1) Fully taxable equivalent basis. The federal statutory rate was 35% for 1994 and 1993 and 34% for other years presented.
(2) The unallocated portion of the total change has been prorated into rate and volume components.
(3) Interest income on loans and leases includes $156 million and $143 million of credit card fees in 1994 and 1993, respectively. Other fees included in interest income are not material.
(4) Nonaccrual loans and related income are included in their respective loan categories.
(5) Average balances are based on amortized historical cost (excluding SFAS 115 adjustments to fair value).

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS

                  INTRODUCTION

                  This discussion should be read in conjunction with the financial statements, notes and tables included elsewhere in this report. Definitions of terms used in this discussion include:

                  THE CORPORATION, BANC ONE

                  The Corporation refers to the parent company only whereas BANC ONE refers to the Corporation and majority-owned subsidiaries (affiliates).

                  AVERAGE BALANCES

                  All average balances are calculated on the basis of daily averages. Interim period annualizations are based on actual days in the relevant period.

                  FULLY TAXABLE EQUIVALENT BASIS (FTE)

                  Income on earning assets that is subject to either a reduced rate or zero rate of income tax, adjusted to give effect to the appropriate incremental federal income tax rate and adjusted for non-deductible carrying costs, where applicable. Where appropriate, yield calculations include these adjustments.

                  NET INTEREST INCOME

                  Interest and related fee income on earning assets (FTE basis where appropriate) reduced by total interest expense on interest bearing liabilities.

                  NET INTEREST MARGIN

                  Net interest income on an FTE basis expressed as a percent of average earning assets.

                  NET FUNDS FUNCTION

                  Net interest income reduced by the provision for loan and lease losses.

                  TIER I CAPITAL

                  The sum of common stockholders' equity and preferred stock, less goodwill and certain other deductions (including net unrealized holding losses on securities available for sale, certain intangible assets and 50% of the investment in unconsolidated subsidiaries).

                  TIER II CAPITAL

                  The sum of subordinated debt and the allowance for loan and lease losses, subject to limitation by regulatory guidelines less 50% of the investment in unconsolidated subsidiaries.

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                  I.   OVERVIEW OF OPERATIONS

                  Net income for 1994 was $1,005 million, or $2.42 per share, decreasing from $1,191 million, or $2.93 per share, in 1993. All prior period results are restated to include the acquisition of Liberty National Bancorp, Inc. (Liberty), accounted for as a pooling of interests as described in Note 2.
                      The earnings decrease was caused primarily by significant
                  events that occurred during the last half of 1994. During the fourth quarter, BANC ONE recognized $220 million of after tax charges relating to securities sales to reduce exposure to rising interest rates (see Asset Liability Management discussion) and operations consolidations charges relating to the standardization and consolidation of certain loan, deposit and back office functions. These charges were partially offset by loan loss provision relief of $52 million related to the sale of $2 billion of credit card receivables. During the third quarter, BANC ONE recognized after tax charges of $51 million relating to the acquisition of Liberty, the creation of reserves for certain litigation, the consolidation of mortgage operations and the loss on the sale of securities to reduce the Corporation's exposure to rising interest rates. These charges were partially offset by a $30 million after tax gain on the sale of $1 billion of student loans. Details of changes in net income per common share are presented in Table 1.
                      Although 1994 key performance measures declined from 1993, they remained strong in comparison to industry standards. Return on average assets decreased to 1.15% from 1.50% in 1993. The 1994 return on average common equity decreased to 13.35% compared to 17.58% in 1993. The change in these key performance measures resulted primarily from the significant third and fourth quarter charges mentioned above, an increase in loan balances and purchase of treasury stock (see Capital discussion on page 72).

                  ---------------------------------------------------------------------------------------

                  Table 1   ANALYSIS OF NET INCOME PER COMMON SHARE

                                                                        1993-94      1992-93      1991-92
                  ---------------------------------------------------------------------------------------
                  Net income per common share, prior year............    $ 2.93        $2.27       $ 1.82
                  Increase/(decrease) from changes in:
                    Earning asset volume.............................      1.68          .39         3.28
                    Rates and other effects of net interest income...     (1.91)         .39         (.50)
                    Provision for loan and lease losses..............       .36          .61         (.05)
                    Non-interest income, excluding securities
                       transactions..................................       .36          .17          .35
                    Securities transactions..........................      (.69)        (.02)        (.08)
                    Non-interest expense.............................      (.43)        (.46)       (1.94)
                    Provision for income taxes.......................       .16         (.40)        (.51)
                                                                         ------        -----       ------
                  Subtotal...........................................      2.46         2.95         2.37
                  Change in average common shares....................      (.04)        (.02)        (.09)
                  Change in preferred stock dividend.................                                (.01)
                                                                         ------        -----       ------
                  Net income per common share........................    $ 2.42        $2.93       $ 2.27
                                                                         ======        =====       ======

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                  II.   NET INTEREST INCOME/NET INTEREST MARGIN

                  BANC ONE's interest income increased 6.3% to $6.4 billion and interest expense increased 26.6% to $2.2 billion from 1993 to 1994. Net interest income is affected by the growth, pricing, mix and maturity of earning assets and interest bearing liabilities; interest rate sensitivity; interest rate fluctuations; off-balance sheet investment products and loan quality. The following describes how these factors affected BANC ONE's net interest income and margin.

                  Earning Assets

                  Average earning assets increased 11% to $78.3 billion in 1994 from $70.6 billion in 1993. The increase in earning assets is primarily due to a 12.5% increase in average loans and leases to $59.8 billion in 1994 up from $53.2 billion in 1993. Loan growth was strong in all of BANC ONE's markets and is expected to continue during 1995. The overall yield on loans decreased during 1994. Yields on retail loans paid off in 1994 were generally higher than rates on new originations which were impacted by increasingly competitive pricing. New credit card accounts were originated at low, introductory rates and were principally variable rate. In addition, as part of BANC ONE'S effort to reduce the sensitivity of its earnings to interest rate increases, certain fixed rate credit card receivables were converted to variable rates. As market interest rates increase, the yield on these variable rate credit cards will also increase. Also, as discussed more fully below, the contribution to yields from off-balance sheet investment products declined in 1994.
                      Although loan yields dropped during 1994, interest and
                  fees on loans and leases (FTE) increased $333 million due principally to $4.2 billion growth in average higher-yielding consumer and credit card loans. In the future, increases in loan processing and servicing income are expected to partially offset decreases in net interest income because cash flows in excess of servicing costs were retained on the sale of $2 billion in credit card receivables and $1 billion in student loans. The yield on the consumer loan portfolio was enhanced by the income tax refund anticipation loan (RAL) program. During the first quarter of 1994, BANC ONE originated approximately $2.2 billion of such loans. The very short-term, high-yielding loans had an average balance during the first quarter of 1994 and 1993 of $268 million and $264 million, respectively. During 1995 the Internal Revenue Service made program changes resulting in the reduced availability of information used by BANC ONE to underwrite RAL transactions. As a result, BANC ONE has changed its RAL program which will lead to a shift from making loans to receiving fee income for transmitting tax returns electronically in 1995 and future years.
                      Table 2 depicts the maturities of certain loans at
                  December 31, 1994. As noted in the table, significant loan maturities occur in 1995; most of these balances are expected to be replaced or renewed. Demand loans and loans having no stated maturity are classified as being due within one year. Loans that have adjustable rates are shown in their maturity category by their scheduled principal repayment dates rather than the dates at which they are repriced.

                  --------------------------------------------------------------------------------------

                  Table 2   MATURITY SCHEDULE FOR LOANS AT DECEMBER 31, 1994

                                                               COMMERCIAL,
                                                               FINANCIAL &             REAL ESTATE,
                                                              AGRICULTURAL             CONSTRUCTION
                                                           -------------------     ---------------------
                  $(MILLIONS)                               FIXED     VARIABLE        FIXED     VARIABLE
                  --------------------------------------------------------------------------------------
                  1995...................................  $1,776     $  7,389       $  222       $1,230
                  1996 through 1999......................   1,597        3,907           88          560
                  After 1999.............................     678        1,272           30           65
                                                           ------     --------       ------       ------
                                                           $4,051     $ 12,568       $  340       $1,855
                                                           ======     ========       ======       ======

                  --------------------------------------------------------------

                  Interest-Bearing Liabilities

                  Total average interest-bearing liabilities increased 10.6% to $64.5 billion in 1994 from $58.3 billion in 1993, primarily reflecting increases in short-term borrowings. As expected, deposit growth lagged loan growth during 1994 as consumers chose other higher yielding forms of investment. In order to fund increased loan growth, BANC ONE issued $2.4 billion in short-term bank notes during 1994 and, on average, purchased $2 billion more in Federal Funds compared to

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                  the previous year. During the last half of 1994, the need to purchase Federal Funds decreased due to the liquidity generated by the sales of $2 billion of credit card receivables and $1 billion in student loans. As noted in Table 8 on page 72, large liability dependence decreased to 15.99% at December 31, 1994 from 16.21% at December 31, 1993.
                      Average borrowed funds balances increased by 55.9% in 1994 from 1993 and the average rate paid increased to 4.54% in 1994 from 3.67% in 1993, resulting in related interest expense growth of 92.8%, from 1993 to 1994.

                  Interest Rate Sensitivity

                  During 1994 BANC ONE reduced its interest rate sensitivity from approximately 3% liability sensitive based on a gradual 1% increase in interest rates to approximately 1% liability sensitive based on a gradual 2% increase in interest rates. (see page 69 for further discussion). This was accomplished by selling $8 billion in United States Treasury and Agency securities during the second half of the year and by purchasing short-term or variable rate securities. In addition, liability maturities were extended by marketing programs designed to increase fixed rate certificates of deposit. Moreover, $2 billion of credit card receivables were sold during the fourth quarter of 1994 to facilitate this reduction in interest rate sensitivity.

                  Interest Rate Fluctuations

                  BANC ONE's net interest margin decreased from 6.19% in 1993 to 5.46% in 1994. The yield on average earning assets declined during 1994 while the cost of funds increased. This decrease primarily reflects the impact of increasingly competitive pricing, contractual repricing lags on loans and a lower contribution from off-balance sheet investment products. The lower contribution from off-balance sheet investment products and contractual repricing of earning assets caused the majority of the 38 basis point decrease in the yield on earning assets. The national market increase in interest rates during 1994, the issuance of $2.4 billion in short-term bank notes in 1994 and the increase in interest expense as a result of off-balance sheet investment products contributed to a 38 basis point increase in the average rate paid on deposits and borrowed funds for the year ended December 31, 1994.

                  ------------------------------------------------------------------------

                  Table 3   RATE AND YIELD ANALYSIS

                                                                  1994      1993      1992
                  ------------------------------------------------------------------------
                  Earning asset yield..........................   8.33%     8.71%     9.21%
                  Cost of deposits and other borrowed funds....   2.88%     2.50%     3.27%

                  ------------------------------------------------------------------------

                  Off-Balance Sheet Investment Products

                  BANC ONE manages its interest rate sensitivity using both on-balance sheet and off-balance sheet investment products. Off-balance sheet investment products, primarily interest rate swaps, increased interest income by $22 million in 1994 compared with $230 million in 1993. Off-balance sheet investment products decreased deposit and other borrowing costs by $72 million in 1994 and $216 million during 1993. These products effectively alter on-balance sheet yields and costs. In the current rate environment, it is anticipated that these off-balance sheet products will act to reduce yields on interest earning assets and increase interest rates on interest bearing liabilities in 1995. This effect is partially offset by improved contributions from short-term earning assets and long-term liabilities carried on the balance sheet. See page 68 for a more complete discussion of asset/liability management.

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                  III. NON-INTEREST INCOME, NON-INTEREST EXPENSE AND OPERATIONS CONSOLIDATION AND OTHER CHARGES

                  Non-interest income, excluding securities transactions, increased to $1.7 billion in 1994 from $1.5 billion in 1993. Non-interest income, excluding securities transactions, as a percent of average assets remained at 1.93% in 1994.
                      Loan processing and servicing income, the largest
                  component of non-interest income, increased $19 million, or 4.1% in 1994 from a year ago. The increase over 1993 was primarily attributable to a $19 million increase in servicing income related to loan sales and a $22 million increase in merchant processing income due to increases in private label credit card sales as a result of promotional pricing and expanded servicing capabilities. These increases were offset by a $25 million decrease in mortgage banking income due to a decrease in loan originations as a result of increasing interest rates and net losses in 1994 of $5 million recognized from the sale of mortgage loans compared to net gains of $9 million in 1993.
                      Service charges on deposit accounts increased $33 million, or 7.3% during 1994 over 1993. The increase is primarily attributable to a change in check processing which resulted in an increase in fees from overdrafts.
                      Other non-interest income increased $91 million, or 23.1%
                  in 1994 over 1993. The increase was due to a $49 million gain on the sale of $1 billion of student loans and a $13 million gain on the sale of mortgage loan servicing rights. The gain recorded on the student loan sale represents the present value of future cash flows less servicing costs. The assumptions underlying the related asset will be assessed on a periodic basis with reductions, if any, in expected cash flows recognized in future periods. These gains were offset by $8 million in expenses related to the sale of $2 billion of credit card receivables which occurred in the fourth quarter of 1994. Other non-interest income also increased due to an $11 million increase in computer services income related to the sale of credit card processing software licenses, a $3 million gain from the sale of Bank One, Fresno, NA, a $3 million increase in income earned on the cash surrender value of corporate-owned life insurance, and a $12 million increase in revenues from the sale of credit life and credit accident and health insurance policies.
                      BANC ONE expects to recognize revenue of $17 million from
                  the sale of a credit card processing software license in the first quarter of 1995. BANC ONE expects to close the sale of its four Michigan banks in the first quarter of 1995 at a gain in excess of $40 million. Upon closing of the sale of the Michigan banks, management expects to make a decision to sell low yielding consumer loans that are expected to generate a loss in the same range.
                      The loss on sale of securities is substantially due to the sale of $8 billion in U.S. Treasury and Agency securities that resulted in a $285 million net loss. The loss was partially offset by a $21 million gain on the sale of equity securities.
                      Non-interest expense increased 4.7% from $3.7 billion in
                  1993 to $3.8 billion in 1994. Non-interest expense, as a percentage of average assets, decreased from 4.63% to 4.42% in 1994.
                      Salaries and related costs increased $66 million or 3.9%
                  during 1994 compared to 1993. The increase reflects merit and other pay increases and an increase in headcount resulting from expansion into new markets, products and business opportunities. Additionally, $36 million in severance pay related to operations consolidation was recorded and hospitalization expense increased approximately $10 million due to increased participation and employee claims. The increases discussed above were offset by a $10 million decrease in bonuses and a $20 million decrease in 401(k) benefits due to decreased earnings per share.
                      Net occupancy expense, exclusive of depreciation,
                  increased $22 million, or 14% in 1994 from 1993. The increase is primarily attributable to $12 million of expenses related to the operations consolidation. The remaining increase is related to increases in rent on facilities and related costs.
                      Taxes other than income and payroll decreased $26 million, or 31.0% in 1994 compared to 1993 reflecting the settlement of prior years franchise and intangible taxes.
                      Depreciation and amortization increased $82 million, or
                  30.0%, in 1994 compared to 1993. The increase is due to $46 million of expenses related to the operations consolidation and $21 million of merger-related expenses relating to the Liberty acquisition. Additional increases relate to depreciation of branch equipment, depreciation related to the purchase of data processing equipment and software amortization related to the credit card processing software system. These increases were offset by a write-off of approximately $18 million of goodwill during 1993 to provide for consistent amortization methods among BANC ONE affiliates.

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                      Outside services and processing increased $21 million, or
                  4.1%, in 1994 over 1993. The increase is primarily due to an increase of approximately $28 million related to new credit card programs, an increase of $4 million in the use of temporary employees, an increase of $4 million in software maintenance expense resulting from the purchase of software, offset by a $19 million reduction in consulting expenses.
                      Communication and transportation expense increased $13
                  million, or 5.5%, in 1994 over 1993. The increase is primarily the result of an increase in postage related to credit card solicitations and additional travel related expenses.
                      Other non-interest expense decreased $15 million, or 3.3%
                  in 1994 from 1993. The decrease was attributable to a $35 million decline in other real estate owned (OREO) expense, a $5 million decrease in supplies expense, and a $4 million decrease in merger-related expenses as compared to 1993. The decrease in OREO expenses relates to a decline of $69 million in OREO property. These decreases were offset by an increase of approximately $13 million in litigation expense during 1994, $7 million in expenses related to the operations consolidation and a $7 million increase in credit card-related activities.
                      BANC ONE could benefit from an FDIC proposal to lower
                  premiums on deposit insurance for most banks from 23 cents to 4 cents for every $100 in certain deposits (e.g., deposits covered through the Savings Insurance Fund and Eurodollar deposits would be excluded). The benefit may be offset by an increase in rates on deposit products to allow BANC ONE to be more competitive with other financial service providers.
                      During 1994, BANC ONE recorded operations consolidation
                  charges of $74 million and other charges relating to the writedown of assets of $32 million. The decision to consolidate certain deposit and loan operations and to streamline and standardize backroom functions will allow BANC ONE to take advantage of improved technology resulting in economy-of-scale savings and the ability to provide customers with the high level of service required by an increasingly competitive marketplace.
                      The operations consolidation charges relate primarily to a plan to consolidate certain deposit and loan operations and standardize back office functions in Arizona, Colorado, Illinois, Indiana, Ohio, Texas, Utah and Wisconsin. The consolidation will also include the sale or closure of approximately 100 branches and other facilities. Additionally, BANC ONE Mortgage Corporation implemented a plan to consolidate 22 loan processing centers into five. In addition to the operations consolidation charges, BANC ONE recorded other charges of $32 million which relate to the writedown of assets to be replaced.
                      The benefits of the operations consolidation and
                  standardization of back office functions will be minimal during 1995 as significant parts of the plan will not be completed until late in the year. Moreover, any potential 1995 savings will be offset by on-going consulting and staff expenses, moving, training and other costs associated with the plan. Accordingly, significant benefits are not expected until 1996.
                      During 1994, BANC ONE consolidated several bank charters
                  in an effort to reduce the overhead cost of compliance and regulation. As a result, BANC ONE operates 69 separately chartered banks in 12 states as of December 31, 1994, as compared to 82 banks in 13 states at the end of 1993. Arizona, Colorado, Texas and Utah now operate under single statewide charters. West Virginia has consolidated 16 bank charters into three. The move toward reducing the number of bank charters will continue as the installation of standard, common systems occurs. The benefits of reducing bank charters will be minimal in 1995.

--------------------------------------------------------------------------------

                  IV.   LOAN QUALITY

                  BANC ONE's process for monitoring loan quality includes detailed, monthly analyses of delinquencies, nonperforming assets and potential problem loans from each affiliate bank. Management extensively monitors and improves credit policies, including policies related to appraisals, assessing the financial condition of borrowers, restrictions on out-of-area lending and avoidance of loan concentrations.
                      BANC ONE has no significant loan concentration in any
                  single industry, borrower or area of the country. The commercial loan portfolio consists primarily of numerous small balance loans in diverse businesses located throughout the markets served by BANC ONE affiliates. Only 16 customers had borrowings or commitments greater than $50 million at December 31, 1994 with

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                  the largest outstanding being $128 million. As BANC ONE expands its geographic coverage, standardized loan-monitoring system and credit policies, including underwriting standards, are implemented immediately. Centralized state management of problem assets with active programs for resolution and disposition of foreclosed properties, as well as implementation of BANC ONE's internal loan monitoring system at newly acquired affiliates, have reduced the level of nonperforming assets.
                      As shown in Table 4, the loan portfolio continues to
                  reflect BANC ONE's policy of avoiding concentrations in any one industry.

                  -----------------------------------------------------------------------------------------------------------

                  Table 4   LOAN CONCENTRATIONS(1)
                                                                                1994                          1993
                                                                    ---------------------------------------------------------
                                                                    BALANCE AT     PERCENT OF       BALANCE AT     PERCENT OF
                  $(MILLIONS)                                         YEAR-END          LOANS(1)      YEAR-END          LOANS(1)
                  -----------------------------------------------------------------------------------------------------------
                  Real estate operators, managers and
                    developers...................................       $3,957          16.23%          $3,366          15.44%
                  Retail--building, food, auto, clothing and
                    general......................................        1,896           7.78            1,873           8.59
                  Construction contractors.......................        1,495           6.13            1,142           5.24
                  Oil and mining.................................        1,208           4.95            1,115           5.11
                  Wholesale trade -- durables....................          992           4.07              888           4.07
                  Mortgage banking, finance companies, financial
                    institutions and brokers.....................          909           3.73            1,371           6.29
                  Manufacturing -- machinery.....................          880           3.61              744           3.41
                  Holding and investment companies...............          833           3.42              874           4.01
                  Health services................................          688           2.82              644           2.95
                  Transportation and public utilities............          657           2.69              638           2.93

                  (1) Includes commercial, financial and agricultural,
                      commercial real estate and construction loans.

                  --------------------------------------------------------------

                      BANC ONE's foreign loans totaled less than 1% of total
                  loans at December 31, 1994 and 1993.
                      BANC ONE maintained generally high credit quality, with
                  risk appropriately priced on new loan volume during 1994. Table 5 below presents the major components of the $105 million decrease in nonaccrual loans and $69 million decrease in OREO for the year ended December 31, 1994.

                  --------------------------------------------------------------

                  Table 5   NONACCRUAL LOANS AND OREO

                  NONACCRUAL LOANS:

                  $(THOUSANDS)                                                                    1994
                  ------------------------------------------------------------------------------------
                  Balance, beginning of period............................................  $  482,331
                  Nonaccrual additions....................................................     301,734
                  Loans returned to accrual and payments received.........................    (312,231)
                  Reduction due to transfers to OREO......................................     (20,216)
                  Charge-offs.............................................................     (66,778)
                  Other, net..............................................................      (7,431)
                                                                                            ----------
                  Balance, end of period..................................................  $  377,409
                                                                                            ==========

                  OREO:

                  Balance, beginning of period............................................  $  153,260
                  Transfers from loans....................................................      68,806
                  Write-downs.............................................................     (15,713)
                  Sales and other, net....................................................    (121,998)
                                                                                            ----------
                  Balance, end of period..................................................  $   84,355
                                                                                            ==========

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                      The reserve for loan and lease losses decreased to $897
                  million at December 31, 1994 from $967 million at December 31, 1993. This decrease can be attributed to the $52 million of loan loss provision reduction related to the sale of $2 billion in credit card receivables, coupled with a continued general improvement in credit quality evidenced by a decrease in nonperforming assets of $178 million and a decrease in net charge-offs of $73 million from 1993 to 1994. The level of nonperforming assets declined as a result of the stabilization of the national economy, management's continual monitoring of problem loans, and the refinement of credit policies as discussed above. Loans classified as doubtful decreased $27 million from December 31, 1993 to December 31, 1994.
                      The adequacy of the reserve for loan and lease losses is
                  assessed based upon the above credit quality and other pertinent loan portfolio information. The reserve for loan and lease losses decreased as a percentage of ending loans from 1.68% at December 31, 1993 to 1.45% at December 31, 1994. The reserve continues to provide strong nonperforming loan coverage, increasing to 235% at December 31, 1994 compared with 197% at December 31, 1993. The adequacy of the reserve and provision for loan and lease losses is consistent with the composition of the portfolio and recent credit quality history.
                      On January 1, 1995, BANC ONE adopted Statements of
                  Financial Accounting Standards Nos. 114 and 118, "Accounting by Creditors for Impairment of a Loan" and "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." BANC ONE does not expect a material effect from the adoption of these Statements.

--------------------------------------------------------------------------------

                  V.   ASSET LIABILITY MANAGEMENT

                  BANC ONE takes a unified approach to management of liquidity, capital and interest rate risk through its Asset and Liability Management (ALM) process. The following discussion describes certain key elements of this process, including BANC ONE's use of on- and off-balance sheet investment products to manage risk.

                  BANC ONE's Natural Asset Sensitivity

                  BANC ONE serves as a financial intermediary by taking deposits and making loans. Although the interest rate risk profile of BANC ONE may change in the future as projected new business activity changes, historically, the terms of these loans and deposits create an interest rate risk profile that is asset sensitive. As Table 6 highlights, this interest rate risk profile (Structural Gap) is asset sensitive. Asset sensitivity occurs when loan repricings and maturities tend to be shorter than liabilities. A simplistic way to represent this natural sensitivity is through a repricing gap report adjusted to exclude all investment products (on- and off-balance sheet). The information shows BANC ONE's interest rate sensitivity that results from the remaining core bank loans, deposits and borrowings. BANC ONE's one year cumulative structural gap is a positive $13.2 billion. This indicates that without the term structure of investment products, BANC ONE is naturally asset sensitive, which is consistent with recent years. The middle of the table contains all investment products in their expected repricing periods. A consolidated gap position is then calculated.

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                  Table 6   STRUCTURAL REPRICING GAP

                                                       0-3        4-12        YR 1        YR 2      3 TO 5      OVER 5
                  ($ MILLIONS)                      MONTHS      MONTHS       TOTAL       TOTAL       YEARS       YEARS       TOTAL
                  ----------------------------------------------------------------------------------------------------------------
                  Structural Gap..............    $ 17,651    $ (4,441)   $ 13,210    $ (3,940)    $(6,068)    $(7,384)   $ (4,182)
                  Cumulative Structural Gap...      17,651      13,210      13,210       9,270       3,202      (4,182)
                  Investment Products:
                      On Balance Sheet........      11,210       3,250      14,460       1,131       1,732       1,547      18,870
                      Wholesale Borrowings....     (12,554)       (106)    (12,660)       (134)     (1,894)                (14,688)
                      Off Balance Sheet.......     (18,154)      3,214     (14,940)      3,304      10,735         901
                                                  --------    --------    --------    --------     -------     -------    --------
                      Total Investment
                        Products..............     (19,498)      6,358     (13,140)      4,301      10,573       2,448       4,182
                  Cumulative Investment
                    Product Gap...............     (19,498)    (13,140)    (13,140)     (8,839)      1,734       4,182
                  Consolidated Corporate
                    Gap Position..............      (1,847)      1,917          70         361       4,505      (4,936)
                  Cumulative Gap..............      (1,847)         70          70         431       4,936
                  % of Total Assets...........        (2.1)%        .1%                     .5%        5.6%

                  --------------------------------------------------------------

                  Although this table provides an indication of the direction of risk for a change in interest rates, and shows BANC ONE to be in a relatively balanced interest rate position, it does not fully depict the effect of option-like characteristics contained in loans, investments and deposits. These characteristics can be best analyzed by the use of simulation models and duration analysis.

                  The Asset Liability Management (ALM) Process

                  Interest rate risk can be broken down into three components; earnings sensitivity risk, basis risk, and long-term risk. Provided below is an explanation of the major components of interest rate risk measured at BANC ONE and a discussion of investment products, the key risk management tools utilized by BANC ONE.

                  Earnings Sensitivity Risk

                  The first component of interest rate risk BANC ONE actively manages is called earnings sensitivity risk (ESR). ESR is the risk that as interest rates change, BANC ONE's earnings will change. More specifically, ESR is defined as the percentage change in forecasted earnings over 12 and 24 month periods for a specified change in forecasted interest rates. At BANC ONE, earnings sensitivity risk is measured against simulated increases and decreases in interest rates of 1%, 2% and 3%. BANC ONE has established guidelines which limit the amount of short-term earnings sensitivity it is willing to tolerate over a one and two year period for a 1%, 2% and 3% change in interest rates.
                      Assumptions used in earnings simulations are driven by the behavior of loan and deposit repricings and volumes. These assumptions are developed in conjunction with the individual local market managers, and are continually monitored and updated as market conditions change. Major assumptions include loan and deposit growth, mix changes, loan and deposit pricing spreads, prepayment volatility on various fixed rate assets such as residential mortgages, mortgage-backed securities and consumer loans, and spread and volume elasticity of the interest and non-interest bearing deposit accounts, regular savings, and money market accounts. A significant portion of consumer deposits do not reprice or mature on a contractual basis. These deposit balances and rates have been distributed over a number of periods to reflect those portions of such accounts that are expected to reprice fully with market rates over the simulation periods. The assumptions are based upon historical experience with the bank's individual markets and customers and include projections for how management expects to continue to price in response to marketplace and market changes. However, markets and consumer behavior do change, and adjustments are necessary as customer preferences, competitive market conditions, liquidity, loan growth rates and mix change. These estimates of how deposit rates will parallel national market rates were revised several times in 1994 to respond to higher market interest rate levels.
                      During 1994, for a gradual 1% increase in interest rates
                  (i.e. .08% per month), BANC ONE's maximum twelve month forward sensitivity position was negative 2.8% including the impact of forecasted new business, while BANC ONE's ending position was a negative .7%, which is within established guidelines, and below the comparable negative 2.6% figure at year-end 1993. At year

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                  end 1993, for an up 2% and 3% gradual increase in rates, the simulation model projected earnings to decline 7% and 11%, respectively.
                      During 1993 and early 1994, BANC ONE managed its
                  sensitivity to interest rate changes in the expectation that interest rates would increase gradually by 1% in a 12 month time frame. Unexpectedly, the Federal Reserve Board, in 6 increments during 1994, raised the Federal Funds rate target by 250 basis points. Management expects market interest rates to continue to rise and currently is actively managing its risk to be less than 1% liability sensitive for a 200 basis point stairstep increase in rates over the next year. This position should be conservative as a 200 basis point stairstep increase in rates is above the market's projection of forward rates. Based on the assumptions used, excluding projected new business, if interest rates rise 200 basis points, with 50 basis points of the increase in day one (and incrementally 50 basis points on the first day of each subsequent quarter), BANC ONE's projected 12 month after-tax earnings at risk is negative 1%. BANC ONE's exposure under other interest rate risk scenarios at December 31, 1994 are as follows: 100 basis point stairstep increase in rates results in no change in after-tax earnings; 300 basis point stairstep increase in rates results in a reduction in after-tax earnings of 2%; 100 basis point stairstep decrease in rates results in a reduction in after-tax earnings of 2%. Earnings sensitivity is expected to be managed within narrow bounds through asset-pricing strategies and disciplined funding procedures throughout 1995.

                  Basis Risk

                  The second component of interest rate risk measured at BANC ONE is basis risk. Basis risk is defined as the risk that the spread between Prime loan rates and short term funding rates, such as Federal Funds or LIBOR, will narrow. At December 31, 1994, BANC ONE had approximately $21.5 billion of prime rate related loans which were, in effect, funded with LIBOR, Federal Funds or other liabilities. This risk has been reduced by entering into $7.8 billion of basis swaps in which BANC ONE pays Prime, less a spread, and receives a LIBOR-based amount which, in some cases, is subject to certain defined caps. These basis swaps have declined in market value as interest rates have increased dramatically in 1994 because the amount BANC ONE receives in certain contracts has been limited by the caps.

                  Long-Term Risk

                  Another component of interest rate risk is called long-term risk or duration/market value risk. By marking each side of the current balance sheet to market for a 1% shock increase in rates, we determine the change in market value of the existing bank's long-term revenue flows, which becomes a proxy for long term risk. Table 7 includes the impact of bank, customer and cash investment options combined with the structural gap shown in Table 6. The effective duration in years for each loan, cash investment, and deposit category is then calculated for an immediate one percent change in rates. This results in an average effective duration in years of assets and liabilities without swaps. The assets have a shorter overall effective duration of 1.27 years versus 1.74 years for the liabilities. The right side of the table includes off-balance sheet investment products to synthetically alter the loan and deposit average lives. An asset with a 1.52 year duration declines in market value 1.52% for a 1% shock in rates. A liability with a 1.52 year duration increases in value 1.52% for the same rate change. Because the market value of assets is greater than the market value of liabilities, the net market value of the balance sheet declines approximately 1.5% for a 1% increase in rates. The combined effects of cash investments and off-balance sheet investment products mitigates BANC ONE's natural exposure to falling interest rates.

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

Table 7

                                                ON BALANCE SHEET                OFF BALANCE SHEET         COMBINED ON & OFF
                                        ----------------------------        ------------------------    ---------------------
                                                           EFFECTIVE                                                 ADJUSTED
AS OF DECEMBER 31, 1994                                     DURATION        NOTIONAL             NET    ADJUSTED    EFFECTIVE
$(MILLIONS)                              BALANCE    RATE     (YEARS)          AMOUNT(1)       SPREAD        RATE     DURATION(1)
-----------------------------------------------------------------------------------------------------------------------------
ASSETS:
Variable Rate Prime Loans............    $21,498   10.90%        .23Yrs.    $  8,448          (.92)%      10.54%         1.46Yrs.
Other Variable Loans/
  Investments........................     20,576    7.38        1.04              26           .73         7.38          1.03
                                         -------                            --------
Total Variable Rate Assets...........     42,074    9.18         .62           8,474          (.90)        9.00          1.25
Fixed Rate Loans (Net of Reserves)...     28,385    9.00        1.95          (4,860)          .97         9.17          1.81
Other Fixed Investments..............      9,329    6.38        2.43          (1,796)          .17         6.42          2.30
                                         -------                            --------
Total Fixed Rate Assets..............     37,714    8.35        2.06          (6,656)          .76         8.49          1.93
Other Assets.........................      9,135                1.01                                                     1.01
                                         -------                            --------
Total Assets.........................    $88,923    7.89%       1.27        $  1,818         (1.44)%       7.86%         1.52
                                         =======                            ========
LIABILITIES:
Contractually Repriceable............    $28,638    2.81%       1.88Yrs.    $  4,060          (.77)%       2.92%         1.51Yrs.
Variable Deposits/
  Borrowings.........................     12,817    5.06         .06            (418)          .59         5.04           .09
                                         -------                            --------
Total Variable Liabilities...........     41,455    3.51        1.23           3,642          (.79)        3.58          1.00
Total Fixed Liabilities..............     23,718    5.19        1.52           7,043          (.72)        5.40          1.19
Non-Interest Bearing DDA.............     14,406                3.74                                                     3.74
                                         -------                            --------
Total Deposits/
  Borrowings.........................     79,579    3.37        1.74          10,685          (.75)        3.47          1.51
Other Liabilities....................      1,779                1.85                                                     1.85
                                         -------                            --------
Total Liabilities....................    $81,358    3.30%       1.74        $ 10,685          (.75)%       3.40%         1.52
                                         =======                            ========

(1) $8.1 billion of basis swaps are excluded from variable rate prime notional amounts, but included in effective duration calculations. Positive notional amounts are net receive-fixed swaps. Negative notional amounts are net pay-fixed swaps or purchased caps. Totals are netted.

--------------------------------------------------------------------------------

                  Balance Sheet Transactions and Investment Products Used to Manage Interest Rate Risk

                  BANC ONE began to lower ESR in 1994 by entering into programs in both the local and the capital markets to reduce its liability sensitive position. During the year, BANC ONE sold approximately $8 billion of fixed rate United States Treasury and Agency securities and reinvested the proceeds into short-term and variable rate instruments, entered into $3.3 billion of pay fixed interest rate swaps, converted $1.5 billion of fixed rate credit cards to variable rate, sold $2.0 billion of credit card receivables, purchased $6.2 billion of interest rate caps which limit the exposure to future increases in interest rates, and continued to promote BANC ONE's fixed rate retail certificates of deposits. These transactions significantly lowered current and projected levels of ESR.
                      The use of variable rate securities and pay fixed
                  swaps/purchased caps was intended to warehouse liquidity and efficiently use capital. The shift in composition of the long term securities portfolio continued to be toward variable rate instruments.

                  Credit Risk

                  There were no past due amounts or reserves for possible credit losses at December 31, 1994, related to off-balance sheet investment product transactions, nor were there any charge-offs during the three years ending December 31, 1994. In October 1994, the Office of the Controller of the Currency created new tiering categories for off-balance sheet investment product contracts. Based on these criteria, BANC ONE is a tier II dealer. BANC ONE has customer outstandings with notional amounts of $577 million at December 31, 1994. These customer cap and swap agreements are created to accommodate the needs of BANC ONE's commercial loan customers. BANC ONE enters into offsetting transactions with third parties and has stringent controls on transaction size, term and customer disclosure guidelines.

                  Liquidity Management

                  Minimizing reliance on potentially volatile wholesale funds (large liabilities) is one of the principal methods BANC ONE uses to manage its liquidity position. BANC ONE's policy is that the large liabilities position be no greater than 30 percent of earning assets. In practice, BANC ONE manages the position at much lower levels.

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                      As of December 31, 1994, large liability dependence
                  decreased slightly to 15.99%.

                  ------------------------------------------------------------------------------------

                  Table 8   LIQUIDITY

                                                                        DECEMBER 31,      DECEMBER 31,
                  $(MILLIONS)                                                   1994              1993
                  ------------------------------------------------------------------------------------
                  Earning assets, net of short term investments.......       $76,248           $74,773
                  Large liabilities:
                  Net national market liabilities.....................       $ 1,954           $ 3,054
                  As a percent of net earning assets..................          2.56%             4.08%
                  Total net large liabilities.........................       $12,195           $12,121
                  As a percent of net earning assets..................         15.99%            16.21%

                  --------------------------------------------------------------

                  BANC ONE has a number of significant sources of liquidity. The first and most reliable source is "On-Books Liquidity". Substantial funding can be extracted from the $13.9 billion of short-term investments and securities available for sale. The second source of liquidity is a geographically diverse retail network comprised of affiliate banks in twelve states, providing access to a substantial retail network of over 1,400 branches. In 1994, BANC ONE raised over $3 billion of intermediate-term local market CDs in the retail marketplace. A third source of liquidity is the ability to acquire large liabilities in affiliate markets. A fourth source of liquidity is the ability to sell loans. A fifth source of liquidity is the ability to access large liabilities in the national marketplace. In addition to using the securities portfolio to collateralize repurchase agreements and public fund deposits, $1.4 billion is pledged as collateral on off-balance sheet investment products; the amount pledged will increase as rates rise and decrease as rates decline.
                      BANC ONE's size and high credit-quality ratings have made
                  numerous external funding sources available. A bank note program is available, as are commercial paper lines of credit totaling $1.6 billion. During 1994, BANC ONE affiliate banks issued $2.8 billion of bank notes, with $2.5 billion outstanding at December 31, 1994. BANC ONE also maintains an extensive contingency funding plan. The various sources of liquidity available to BANC ONE provide ample long-term as well as short-term funding alternatives.

--------------------------------------------------------------------------------

                  VI.   CAPITAL

                  To the extent possible, BANC ONE has used common stock as consideration in acquisitions so that stockholders' equity is increased as assets are acquired. BANC ONE has generally issued shares in acquisitions in an amount such that little or no dilution to earnings per share resulted based on expected earnings from the acquiree. In recent quarters, the market value of bank and bank holding company stock, including BANC ONE, has decreased. This has had the effect of limiting BANC ONE's ability to effect acquisitions in non-dilutive acquisition transactions accounted for as poolings of interests.
                       In 1994, the Board of Directors approved the purchase of
                  up to 18 million shares of BANC ONE common stock to be used specifically for the acquisition of Premier Bancorp, Inc. (Premier) in Baton Rouge, Louisiana. BANC ONE has an option to purchase Premier between June 30, 1995 and March 31, 1997 for a purchase price of 125% of the common stock book value (subject to certain adjustments) of Premier. No decision has been made as to when the option will be exercised.
                       BANC ONE has long had a policy of maintaining superior
                  capital ratios. BANC ONE's policies require it to maintain, at a minimum, a capital position that meets the federal regulators "well capitalized" classification. Total equity to assets at December 31, 1994 of 8.51% has decreased 25 basis points, from 8.76% a year ago. This decrease was caused by the increase in loan balances and the purchase of common stock for the Premier acquisition. Risk based Tier I and Total Capital Levels are 9.93% and 13.33% respectively, both significantly above regulatory capital requirements of 4% and 8%. Based on net income per common share and BANC ONE's historical

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                  common dividends per share, the dividend payout ratio was 51% and 37% in 1994 and 1993, respectively. The payout ratio is expected to return closer to BANC ONE's normal range of 35% to 40% of earnings in 1995. Payout ratios based on BANC ONE's historical net income per common share are presented in the Ten Year Performance Summary.

--------------------------------------------------------------------------------

                  VII.   FOURTH QUARTER REVIEW

                  Net income for the fourth quarter of 1994 was $64 million or $.15 per share compared to $300 million or $.74 per share for the same period in 1993. The following significantly impacted net income for the fourth quarter of 1994:
                       - Sale of $6 billion in U.S. Treasury and Agency
                         securities to reduce exposure to rising interest rates which resulted in a $160 million after tax loss.
                       - Accrual of $60 million of after tax charges related to
                         operations consolidation and other charges.
                       - Sale of $2 billion of credit card receivables resulting
                         in a $52 million reduction of loan loss provision and incurrence of related selling expenses of $8 million.
                       - Decrease in interest income by $29 million in the
                         fourth quarter of 1994 compared to an increase in interest income of $60 million in the fourth quarter 1993 from off-balance sheet investment products. These products increased deposit and other borrowing costs $11 million in fourth quarter 1994 and decreased them $60 million in the fourth quarter 1993.

--------------------------------------------------------------------------------

                  VIII.   COMPARISON OF 1993 VERSUS 1992

                  Overview of Operations -- Net income for 1993 was $1,191 million, or $2.93 per share, increasing from $922 million, or $2.27 per share in 1992. All results have been restated to include all acquisitions accounted for as poolings of interests. In addition, all per share amounts have been restated for a five-for-four-stock split effective August 31, 1993 and the common stock dividend effective February 10, 1994.
                       The 1993 earnings increase is primarily due to improved
                  net interest margin and credit quality and increased earnings from 1993 acquisitions, partially offset by increased data processing expenses and expenses related to the expansion of non-bank subsidiaries.
                       Return on average assets increased to 1.50% from 1.20% in
                  1992. Return on average common equity increased to 17.58% in 1993 from 15.14% for 1992. The ending ratio of average common equity to assets increased to 8.40% at December 31, 1993 from 7.74% at December 31, 1992. The increases were predominately due to strong earnings.

                       Net Interest Income -- Average interest-earning assets
                  increased to $70.6 billion in 1993 from $68.9 billion in 1992. The growth is primarily due to an increase in consumer, credit card and real estate loans.
                       Net interest margin increased in 1993 to 6.19% from 5.91%
                  in 1992. Correspondingly, net interest income (FTE) increased by $301 million from 1992 to 1993. See the rate volume analysis for a more detailed analysis of the net interest margin.
                       Both the cost of funds and the yield on average earning
                  assets declined during 1993. The national market interest rate decline contributed to a 50 basis point decline in the yield on average earning assets and a 88 basis point decrease on the average rate paid on deposits and borrowed funds for the year ended December 31, 1993. The larger decline in funding costs is principally a result of the widening of the spread between loans and their respective funding sources coupled with changes in BANC ONE's funding mix, including a higher concentration of savings accounts and non-interest bearing demand deposit accounts.

                       Off-Balance Sheet Instruments, Securities, Short-term
                  Investments -- The use of off-balance sheet investment products increased interest income by $230 million, or 33 basis points, and decreased deposit and other borrowing costs by $216 million, or 38 basis points, in 1993.

                       Loan Portfolio -- Interest income on loans increased by
                  $93 million in 1993 over 1992. Average total loans and leases increased to $53.2 billion for 1993 up from $49.5 billion for 1992.

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                  The overall yield dropped to 9.7% for 1993 from 10.2% for 1992. The yield on the consumer loan portfolio was enhanced by the income tax refund anticipation loan ("RAL") program. These very short-term, high-yielding loans had an average balance during the first quarter of 1993 and 1992 of $264 and $329 million, respectively.

                       Deposits and Borrowed Funds -- Total average
                  interest-bearing funds reflect increases in short-term borrowings and long-term debt. The rate environment has influenced consumers to move from longer-term time deposits to more liquid demand and savings deposits.
                       Average borrowed funds balances increased by 22.3% and
                  the related interest expense grew by only 7.6% from 1992 to 1993, causing the yield to decrease to 3.67% for 1993 from 4.18% in 1992. To fund earning asset growth, BANC ONE depended more on short-term borrowings, primarily Federal Funds purchased. The cost of borrowed funds decreased further during 1993 through the use of interest rate swaps.
                       The increase in long-term debt reflects the issuance of
                  the $250 million of 10-year non-callable subordinated bank notes issued in April 1993, and $150 million of 12-year non-callable subordinated bank notes issued in September 1993.

                       Non-Interest Income, Non-Interest Expense and Income
                  Taxes -- Net non-interest expense (excluding securities transactions) as a percent of average assets increased to 4.63%, or $3.7 billion, in 1993 from 4.53%, or $3.5 billion in 1992. This increase was primarily the result of increased fee income, including income from fiduciary activities, service charges on deposit accounts and loan processing and servicing income.
                       Loan processing and servicing income, the largest
                  component of non-interest income, increased $20 million in 1993 from 1992. The increase over 1992 was partially attributable to increased refinancings and mortgage servicing income due to the low interest rate environment that existed in 1993. Mortgage loans serviced for others by BANC ONE were approximately $14.2 billion at December 31, 1993 and $12.8 billion at December 31, 1992. Credit card merchant processing and interchange income increased approximately $21 million in 1993 over 1992 as a result of increased accounts and transaction volumes.
                       Other income increased $18 million in 1993 over 1992. The
                  increase was due to income earned on the cash surrender value of corporate-owned life insurance and continued increases in insurance annuity commissions and investment banking fees.
                       Non-interest expenses totaled $3.7 billion in 1993 and
                  $3.5 billion in 1992.
                       Salaries and related expense increased $110 million from
                  1992 to 1993. The increase reflects higher headcount and pay rates, increased benefits including the impact of providing a higher level of 401(k) benefits, adoption of the accrual method of accounting for postretirement medical coverage, higher performance bonuses as a result of stronger earnings in 1993 and volume-related commissions. These increases were partially offset by the $26 million decrease in severance and other merger-related expenses from 1992 to 1993.
                       Net occupancy expense, exclusive of depreciation
                  decreased $22 million in 1993 from 1992. The reduction in expense reflects $17 million in higher merger-related costs in 1992, associated with elimination of duplicate facilities. In addition, the decrease in 1993 included the $8 million impact of favorable renegotiations of a building lease.
                       Equipment expense increased $11 million in 1993 over
                  1992. The majority of the increase related to hardware and software rental and maintenance contracts entered into to meet the demands of the growing affiliate network.
                       Depreciation and amortization increased $48 million in
                  1993 over 1992. Approximately $22 million of the increase is attributable to increased depreciation on data processing equipment purchased to support loan processing systems, branch automation and technological enhancements of existing equipment. Additionally, BANC ONE wrote off approximately $18 million of goodwill to conform amortization methods among all entities and approximately $6 million relating to the consolidation and closure of three credit card processing facilities.
                       Outside services and processing increased $24 million in
                  1993 over 1992. The increase is primarily due to software development related to loan processing systems and branch automation, which includes fees paid to temporary employees during peak workload periods. In addition, outside processing and interchange increased with the growth in loan servicing income and growth of earning assets. This increase was partially offset by a $22 million decrease in merger-related expenses.

                                           BANC ONE CORPORATION and Subsidiaries
--------------------------------------------------------------------------------

                       Marketing and development expense increased $29 million
                  in 1993 over 1992. Approximately $17 million of the increase is attributed to a media campaign to stimulate branch awareness in the markets served by BANC ONE. The remaining increase reflects the rise in community-based marketing activity and the costs associated with higher levels of direct mail marketing particularly in support of growth in credit card programs.
                       Communication and transportation expense increased $29
                  million in 1993 over 1992. The increase includes additional travel-related expenses associated with data processing conversions and mergers and a general increase in volume from the growing affiliate network.
                       Other non-interest expenses decreased $54 million in 1993
                  from 1992. Included in these amounts are other real estate owned (OREO) expenses, which declined $56 million from 1992 to $36 million. This decrease relates primarily to write-downs in 1992 and the decline in the OREO balance in 1993. The decline in OREO was partially offset by an increase in litigation reserves during 1993. Additionally, merger-related expenses decreased from 1992 to 1993 by $14 million.
                       The provision for income taxes increased to 33.8% of
                  pretax income in 1993 from 31.2% in 1992. The primary reasons for the changes to the effective tax rate are the increase from 34% to 35% in the federal statutory rate, the continued decline in tax free investments and increased income in states imposing income taxes.

                       Loan Quality -- The provision for loan and lease losses
                  decreased to $388 million for 1993 from $631 million for 1992. The decrease can be attributed to general improvement in all areas of loan quality, including net charge-offs which declined $204 million. The level of nonperforming assets declined as a result of the recovering national economy and management's continual monitoring of problem loans, and refinement of credit policies. Consequently, nonperforming assets as a percentage of ending loans decreased to 1.12% at December 31, 1993 from 1.75% at December 31, 1992.

MARKET PRESENCE BY STATE


ARIZONA
---------------------------------------------------------------------
Bank One, Arizona, NA


COLORADO
---------------------------------------------------------------------
Bank One, Colorado, NA serving markets in:
Boulder
Colorado Springs
Denver
Fort Collins/Loveland
Greeley
Western Colorado

ILLINOIS
---------------------------------------------------------------------
Bank One, Bloomington-Normal
Bank One, Champaign-Urbana
Bank One, Chicago, NA
Bank One, Peoria
Bank One, Quad Cities, NA
Bank One, Rockford, NA
Bank One, Springfield

INDIANA
---------------------------------------------------------------------
Bank One, Bloomington, NA
Bank One, Crawfordsville, NA
Bank One, Indianapolis, NA
Bank One, Lafayette, NA
Bank One, Marion, NA
Bank One, Merrillville, NA
Bank One, Rensselaer, NA
Bank One, Richmond, NA
Liberty National Bank and Trust
  Company of Indiana (New Albany)

KENTUCKY
---------------------------------------------------------------------
Bank One, Lexington, NA
Bank One, Pikeville, NA
Liberty National Bank and Trust
  Company of Central Kentucky
  (Elizabethtown)
Liberty National Bank and Trust
  Company of Kentucky
  (Louisville)
Liberty National Bank and Trust
  Company of Western Kentucky
  (Hopkinsville)
Liberty National Bank of
  Northern Kentucky (Erlanger)
Liberty National Bank of
  Owensboro (Owensboro)
Liberty National Bank of
  Shelbyville (Shelbyville)

MICHIGAN
---------------------------------------------------------------------
Bank One, East Lansing
Bank One, Fenton, NA
Bank One, Sturgis
Bank One, Ypsilanti, NA

OHIO
---------------------------------------------------------------------
Bank One, Akron, NA
Bank One, Athens, NA
Bank One, Cambridge, NA
Bank One, Cincinnati, NA
Bank One, Cleveland, NA
Bank One, Columbus, NA
Bank One, Coshocton, NA
Bank One, Dayton, NA
Bank One, Dover, NA
Bank One, Fremont, NA
Bank One, Lima, NA
Bank One, Mansfield
Bank One, Marietta, NA
Bank One, Marion
Bank One, Portsmouth, NA
Bank One, Sidney, NA
Bank One, Steubenville, NA
Bank One, Youngstown, NA

OKLAHOMA
---------------------------------------------------------------------
Bank One, Oklahoma City

TEXAS
---------------------------------------------------------------------
Bank One, Texas, NA, serving markets in:
Abilene
Amarillo
Arlington/MidCities
Austin
Beaumont/Orange/Port Arthur
Brenham
Corsicana/Athens
Dallas
Denton
Fort Worth
Fredericksburg
Greenville/Commerce
Houston
Levelland
Longview
Marshall
Midland
Odessa
San Antonio
Sherman/Denison
Tyler/Canton
Waco/Temple
Witchta Falls

UTAH
---------------------------------------------------------------------
Bank One, Utah, NA

WEST VIRGINIA
---------------------------------------------------------------------
Bank One, West Virginia, NA serving markets in:
Beckley
Boone
Buckhannon
Charles Town
Charleston
Clarksburg
Huntington
Lincoln
Logan
Nicholas County
Philippi
Point Pleasant
St. Albans
Wayne County
Williamson

Bank One, West Virginia, New Martinsville, NA
Bank One, West Virginia, Wheeling, NA

WISCONSIN
---------------------------------------------------------------------
Bank One, Antigo
Bank One, Appleton, NA
Bank One, Beaver Dam
Bank One, Elkhorn, NA
Bank One, Fond du Lac
Bank One, Green Bay
Bank One, Janesville, NA
Bank One, Kenosha, NA
Bank One, Madison
Bank One, Milwaukee, NA
Bank One, Monroe
Bank One, Oshkosh, NA
Bank One, Racine, NA
Bank One, Stevens Point, NA
Bank One, West Bend

OTHER AFFILIATES

BANC ONE DIVERSIFIED SERVICES CORPORATION
---------------------------------------------------------------------
Banc One Credit Card Services Company
Banc One Financial Services Corporation
Banc One Mortgage Corporation
Banc One POS Services Company

BANC ONE CAPITAL HOLDINGS CORPORATION
---------------------------------------------------------------------
Banc One Capital Corporation
Banc One Insurance Services Corporation
Banc One Securities Corporation

BANC ONE TRUST GROUP
---------------------------------------------------------------------
Banc One Institutional Investor Services Group
Banc One Investment Advisors Corporation
Banc One Trust Operations/Technology Group
Bank One Trust companies
---------------------------------------------------------------------
Banc One Commercial Loan Origination Corporation
Banc One Community Development Corporation
Banc One Funds Management Company
Banc One Management and Consulting Corporation
Banc One Services Corporation
  Banc One Financial Card Services Corporation

PENDING AFFILIATE
---------------------------------------------------------------------
1st*Bank, Coppell, Texas
(Pending affiliate is subject to shareholder and regulatory approval)



76