Form 10-K, Exhibit 13
BANC ONE CORP /OH/
filed 1995-03-29
CIK 36090

                                                                   Exhibit 13(b)
Table 9

Time Deposits - Time Remaining Until Maturity

The following represent the time remaining until maturity of time deposits greater than $100,000.


(In thousands)            1994
------------------------------
0-3 months             $1,165
4-6 months                443
7-12 months               398
over 1 yr               4,104
                       ------
Total                  $6,110
                       ======

IX.  SUBSEQUENT EVENTS

On February 28, 1995, BANC ONE completed the sale of its four Michigan banks and recorded a gain of $47 million. The Michigan Banks had assets of $614 million.

    In March 1995, BANC ONE determined to sell, with servicing retained, $1.2 billion of direct and indirect auto loans at a loss in excess of $40 million. The sale is expected to close during the second quarter 1995 and the proceeds are expected to provide general liquidity needs, with remaining proceeds reinvested in earning assets that have yields in excess of the loans sold.