Form 10-K, Exhibit 13
period 1995-12-31
BANC ONE CORP /OH/
filed 1996-03-28
CIK 36090

                                                                EXHIBIT 13a
Financial Highlights



                                                                       Percent
                                                  1995      1994        Change
-------------------------------------------------------------------------------
Per common share:
Net income                                $       2.91   $     2.20       32.3 %
Cash dividends declared                           1.24         1.13        9.7
Book value                                       18.58        16.75       10.9

For the year:                                     $(millions)
                                         ---------------------------
Total revenue                             $      8,971   $    7,778       15.3 %
Net income                                       1,278        1,005       27.2

At year end:
Assets                                    $     90,454   $   88,923        1.7 %
Deposits                                        67,320       68,090       (1.1)
Total loans and leases                          65,329       61,993        5.4
Total equity                              $      8,197   $    7,565        8.4

Weighted average common shares
  outstanding (000)                            433,323      448,118

Common stockholders of record                   87,632       82,253

Employees (full-time equivalent)                46,900       48,800

Shares and per share data reflect the 10% common stock dividend payable March 6, 1996 to shareholders of record on February 21, 1996.

DISCUSSION OF OUR BUSINESS

POISED TO TAKE ADVANTAGE OF A VASTLY CHANGING FINANCIAL SERVICES BUSINESS.

         We're living in extraordinarily interesting times...an era when competitors become strategic partners, challenges become opportunities and opportunities may be loaded with consequences. In order to thrive, most successful national companies have a set of fundamentals that guide their operations. These fundamentals serve almost like lasers, designed to focus the enterprise in a common direction with a common purpose. While structure and function are likely to change radically over time, it is important that the fundamentals remain relatively constant. This consistency provides a common thread and a clear set of values that serve as a foundation for all activities.

         Over the years, our core values have remained essentially the same. However, major structure and functional changes are weaving what used to be a confederation of exceptional banks into a national company dedicated to providing improved customer access, service, simplicity and efficiency.

         In early 1995, senior management endorsed a comprehensive plan which set this new direction for BANC ONE. This plan includes a new, crisper and more customer-focused direction for retail, middle-market, wholesale and business banking, as well as a standard platform for systems and operations. It means an important shift in direction, one that enables us to function like a national company rather than a group of individually managed entities.

         While BANC ONE has set many of the important records in the industry for the last 27 years, including earning over $1 billion in each of the last three years, it is important to look ahead, not to live in the past, since historic successes have little to do with future accomplishments.

         We are all in a different business now than we were five years ago, and it is sure to be very different five years from now. The transition we are making is necessary, based on a boundlessly different operating environment we see developing in the financial services business. The result is a far more focused company, dedicated to taking care of our customers.

         The scope of our competition has changed across the board. Who would have thought just a couple of years ago that AT&T would have 24 million credit card customers today, and that the major automobile companies would also be major credit card competitors? Or that there would be almost $3 trillion invested in mutual funds by the end of last year and that the largest lenders in the country are not commercial banks? Non-banks have replaced large banks as lenders.

         The fact is that many other companies are trying to attract our most profitable customer segments. In addition, we have yet to see who the major players will be on the Internet or who will thrive in the new world of national electronic banking. The only thing we do know for sure is that the competition is smarter and faster, has better resources and is a lot bigger than it used to be.

         There simply is no mercy to be shown for companies which can't move fast and adjust to this new operating environment. This phenomenon has enormous implications, not only for BANC ONE, but also for the companies that provide us with product, service and technical support that ultimately deliver information to our customers. For example, customers and investors are currently able to access product and financial information about BANC ONE over the Internet or in person.

A FOND FAREWELL TO THE "UNCOMMON PARTNERSHIP"

         For the first quarter century of our history, BANC ONE operated what we called an "Uncommon Partnership" philosophy. The core of this structure revolved around a highly refined financial management and reporting system which permitted affiliate banks to operate on an almost totally autonomous basis. Products offered and pricing were determined by each bank.

         The "Uncommon Partnership" served us exceptionally well as we grew from a small organization to the current position we hold in the industry. It enabled each of our bank chief executive officers to have total control over the bank and the market. However, as we grew, it automatically placed roadblocks in the way of taking advantage of a unified effort in any direction. Since affiliates had the option of opting in or out of any decision, the "Uncommon Partnership" also hampered the deployment of the new technology BANC ONE has been developing over the past five years. We were faced with the prospect that there may not be a single product or service being consistently offered by all banks. At the same time, systems support for all the various services being offered across the country reached an unacceptable high watermark of inefficiency. Perhaps most important, it became impossible to communicate to customers about all the benefits of banking with BANC ONE affiliates. Therefore, this "total freedom" mentality stood in the way of progress and actually started to strangle the Company.

         We realized that there could no longer be over 60 separate entities comprising BANC ONE. We realized that a national perspective was critical to the way we'll operate in the future.

         However, we also realized that there are a few elements of the old "Uncommon Partnership" that we need to retain. They include the importance of strong, local leadership, the need for local credit decisions and for local management of our people. We need to stay involved in our local communities. These important elements we have retained enable us to differentiate ourselves from other national companies.

A NEW STRUCTURE AND FUNCTION FOR BANC ONE

         Successfully running a national financial services company requires a different mind- and skill-set than for running a highly decentralized banking company. In our particular case, consolidated size plays an important role in being able to take advantage of talent, technology and economies of scale in almost all areas. The new structure for our operations focuses on four major principles:

- Accepting the fact that we now are a national company. The center of this vision is that we are transforming ourselves into a national, financial services company. This objective does not mean a bank with offices nationally-we currently have 1,500 bank offices-but rather a national, financial services company able to meet all of its customers' financial service needs wherever customers happen to be located.

- Recognizing our critical need for standardization. National companies can't survive without a common focus and approach. We have made significant progress developing common approaches in all areas of our operation. Our objective is to make sure that customers know exactly what kind of products we offer and what kind of service they can expect from us across the country. Common approaches also permit us to take advantage of the cost savings associated with using the best practices across the Company.

- Establishing our vision by line of business. A national company has one vision for its major lines of business that operate across markets; it takes advantage of economies of scale; it leverages its size; it's not parochial; it's global. In addition, the vision must be flexible enough to accommodate different needs, based on different customer segments. For example, while the retail function can operate on a national platform, small business financial services can operate from a common platform but can be tailored and delivered, based on individual customer needs, on a local basis.

         Establishing a common vision is not easy for any company. At one time, under the "Uncommon Partnership," we had 88 visions - one for each bank. We needed a single, clear and inspiring vision for each of the major product lines within the Company. The vision defines how we create more value for our customers than the competition.

- Streamlining all operations services and functions. Operating from national platforms greatly enhances our decision-making process. Now we can make single decisions that affect all affiliates, rather than having to address individual issues in each affiliate.

MEASURING OUR NATIONAL SCOPE

         If we have common products and common systems supporting those products, then we can also have a common performance system to measure results. The performance measuring system includes market potential, actual penetration, and product and customer profitability.

         When current local and regional activities are aggregated and tabulated by lines of business, BANC ONE plays a major role in a number of areas in the financial services business, including credit card, finance, mortgage, investment banking, brokerage and leasing functions. For example, the indirect lending function in BANC ONE now has some financial relationship with 8,300 of the 22,000 automobile dealers in the country. BANC ONE is one of the leading lenders in the country to business banking clients with sales up to $5 million. We are now the third-largest Visa? card processor and the largest issuer of Visa check cards. BANC ONE is also the third-largest automated clearing house processor in the country.

         Banc One POS Services Company was formed in April 1995, and was charged with the responsibility for managing all of the Corporation's merchant card processing business. It currently ranks ninth in the U. S. in volume sales processed, and serves over 80,000 merchant customers who processed over $7.5 billion in bank card transactions in 1995. In June 1995, Banc One POS Services entered into an agreement with First Data Resources Inc./CES, forming a joint venture named Banc One Payment Services, LLC. The arrangement enables BANC ONE to focus its attention on building stronger merchant relationships by expanding access to a broader merchant base while taking advantage of state-of-the-art processing capabilities. Banc One POS Services Company is also charged with managing the Corporation's national effort for commercial electronic commerce activities over the Internet.

         Banc One sponsors a group of proprietary mutual funds in which customers have invested over $11 billion, placing BANC ONE third in the country among the 25 largest banks. Successes in these and other areas are changing the dynamics of our business. As a result, we continually refine and streamline all operating areas to take advantage of these changing dynamics.

THE MOVE TO STATE AND NATIONAL CHARTERS

         At the end of 1994, BANC ONE had 69 well-run, profitable banking organizations operating in an autonomous way. However, what we didn't have was consistency. We needed consistency to be a core strength. It's now hard to copy our consistency, so it differentiates us. Consistency harmonizes the organization and enables our people to provide exceptionally high levels of service to our customers.

         As recently as the 1990s, it made sense to maintain separate charters for each of our banks. However, the rules were changed when national banking and branching were approved by Congress in 1994.

         The increasingly high cost of governmental compliance and regulation made it impractical to continue to operate with individual charters. Over the past few years, we have been consolidating our individually chartered banks into a single charter by state. At the beginning of the decade, we had 88 separate banks and approximately $30 billion in assets. At the end of 1995, we had 59 banks and $90 billion in assets. Arizona, Colorado, Oklahoma, Texas and Utah currently operate under single charters and Premier Bank, NA in Louisiana joined BANC ONE as a single charter financial institution on January 2, 1996.

         Consolidation of charters has also taken place in all other states where BANC ONE operates, and we expect to make significant progress toward the goal of single state charters in 1996. In addition, we anticipate the BANC ONE affiliate banks and other non-bank affiliates could operate under a single charter nationally some time in the future. Regulations are in place or are changing to permit nationally chartered financial institutions.

MANAGING CHANGE AS A LINE OF BUSINESS

         Our objective is to be in a position to anticipate, rather than react to, change. We believe it is virtual, and, therefore, have structured BANC ONE to manage change as a line of business. The scope of this activity is continuous and immense.

         The numerous standardization, consolidation and reengineering projects currently under way across the Corporation have been brought together and are administered by a single organization called Project One.

         The Project One group is responsible for streamlining the process used to determine which functions to standardize and consolidate, for establishing priorities and for ensuring that our efforts are leveraged across all projects. The focus of Project One is to standardize, consolidate and reengineer our affiliate banks and the areas that support them. This will accelerate our progress toward becoming a national financial services company.

A NEW NATIONAL RETAIL BANKING STRUCTURE

         The forces of change are reshaping our entire distribution system, management responsibility, product structure and our strategic partnership arrangements. If we are to stand out in an increasingly crowded financial services industry and remain successful, we must continue to concentrate relentlessly on adding value. This requires a constant quest for enhancing service. It impacts every area of the Company, from the roles which branches will play to the redefinition of the role of the chief executive officers in our affiliates.

         During the year, we focused a great deal of time, attention and talent on reshaping our decentralized retail structure into a national chain of financial services offices. The retail banking units in each affiliate are being centralized as a single retail group across BANC ONE. The move was driven by a need to give us the ability to react swiftly to trends and changes in the marketplace. A centralized structure will move retail business in a single direction quickly while ensuring direct accountability for results.

         The national structure, which is expected to be completed during 1996, will place a chief retail executive in charge of all retail business for all affiliates. The retail executive position will have at least six key management areas under it: sales, product and segmentation management, distribution, marketing, change management and risk management. In the new structure, regional sales managers representing each geographic area of BANC ONE will report directly to the national sales manager.

         A group of senior managers and retail heads from around the Company, called the Retail Operating Group, is presiding over this transition. The group includes statewide retail heads and representatives of mortgage, securities, operations and systems groups. The transition signals a move from a pure geographic focus to a customer focus.

         A great deal of work has already been completed by the Retail Operating Group. Standard operating systems have been identified and put in place. Key support management has been identified and is in place, functioning to support the retail effort. National sales training has been completed from the ranks of executive management to all contact staff. Several national sales programs have been completed across the retail group with encouraging results. For example, the "Smart Choices" campaign challenged all Bank One branches with a $200 million goal in mutual fund and annuity sales over a 60-day period. The banking offices exceeded the goal by 153 percent and generated $305 million in sales.

COMMERCIAL BANKING INITIATIVES

         The changing character of our national branch delivery system has also transformed the role of the chief executive officers responsible for the branches of our affiliates. In the

1980s, our CEOs were primarily responsible for a bank in a defined market, and had direct management responsibility for employees, products and pricing of all services in that market. This was a well-defined economic unit. Operations consolidation and standardization permit our CEOs to concentrate more on assessing and meeting the financial needs of their customers and much less on systems and operations management.

         Local presidents of BANC ONE affiliates concentrate on the commercial side of their affiliate's business. They also act as the Company's senior representatives in their areas and will ensure that strategic partners, like the Company's mortgage and finance affiliates, continue to act as one unit with the retail business in their affiliates. Keeping commercial lending close to the marketplace is a distinguishing characteristic of the new structure.

         In addition, bank staff in each of the offices now concentrate on determining the financial needs of their customers and fulfilling those needs with a wider range of products. This also requires a level of selling skills not normally associated with bankers. Therefore, extensive sales training has become an important element in future operations. There is every indication that this trend will continue as banks become full, financial service providers in the future.

         In addition to being known for our expertise in retail and middle-market banking, we also want to be an exceptional provider serving other niche markets, including middle-market corporate banking, merchant and investment banking, mortgage banking, bank card, trust and cash management services. These services have all been developed to be complemented by the affiliate network and distribution system.

         Banc One Capital Corporation's objective has been to offer alternative funding sources for current and prospective corporate customers. Banc One Capital works in conjunction with the corporate banking staff to expand and augment banking relationships. The company has grown from a staff of 25 in 1989 to a staff that exceeds 250 people today. They have successfully expanded their business by offering a wider range of funding options, which have enabled us to redefine the traditional role of corporate lending officers from primarily developing a commercial lending portfolio to establishing a total financing and cash management relationship with customers.

         We believe there still is ample opportunity in corporate banking, particularly aimed at companies in the middle market with sales of $10 million to $125 million. We have found that companies in this group traditionally are looking for a financial relationship with a partner who can provide counsel and solutions, not just funding that is available from many non-bank sources. Our strategy is to help these companies by building new capabilities within BANC ONE wherever possible.

         In addition, since business lending decisions are made by each affiliate on a local basis, we need to ensure that all lenders are following the same set of "blueprints" in evaluating credit. Three years ago, the Corporation created a corporate credit development group and charged it with the development of a systemwide credit training program. It includes a three-tier credit education program designed to reinforce our credit culture. It starts with formal credit training for all lenders and ends with a program of continuing education for all commercial credit employees. Nearly 1,500 corporate bankers are in the process of completing this training.

SUBSIDIARY ACTIVITIES

         Finance One Corporation is BANC ONE's fast-growing, non-bank finance subsidiary. It consists of Banc One Financial Services, Inc., a consumer finance company with 72 offices in 24 states, and Banc One Leasing Corporation, which provides commercial finance services from 27 offices in 13 states.

         Banc One Financial Services has $913 million in consumer loans on the books, a 44 percent increase in new loans over a year ago. The company specializes in helping customers who have difficulty qualifying for traditional bank loans, often because they already have a high level of debt. By consolidating and restructuring their loans, Banc One Financial Services puts them on an affordable payment schedule. The loans are marketed through the branches as well as by direct mail promotion with follow-up via telemarketing.

         Banc One Leasing, with total assets of $455 million, realized a 35 percent increase in new leasing volume in 1995 compared to 1994. Most of its business involves equipment leases to Bank One commercial clients who are referred by the affiliate banks. However, the company is planning significant expansion of its direct business nationwide.

BANC ONE INVESTMENT MANAGEMENT AND TRUST GROUP

         1995 was a year of significant progress for Banc One Investment Management and Trust Group. The group reorganized into a national line of business, created a common vision and implemented a 1995 tactical plan which resulted in a significant boost of the group's earnings contribution to BANC ONE CORPORATION.

         The One Group(R) Family of Mutual Funds, advised by the investment affiliate of Banc One Investment Management and Trust Group, called Banc One Investment Advisors Corporation, continued its growth and reputation as one of the premier mutual fund sources in the nation. In 1995, The One Group grew to $11 billion in assets under management from conversions of existing mutual funds of newly acquired BANC ONE affiliates, increased sales and strong investment performance.

         The One Group continued its strong investment performance from 1994. Of 23 funds in The One Group, almost half performed in the top third of their Lipper Universe in 1995. One of the funds, The One Group Income Equity Fund, placed in the top 15 of all funds in the equity income category for the second year in a row and was cited by The Wall Street Journal.

         As part of its nationalization plan, Banc One Investment Management and Trust Group combined 11 independently operated and geographically scattered Banc One organizations. These actions resulted in expense savings of $5 million in 1995 and will result in $7 million annualized expense savings in 1996.

         By the end of 1995, 12 investment management and trust operating systems were consolidated into one set of common systems in one location. As a result, operations expense savings exceeded expectations by $2 million. The full benefits of these consolidation and standardization efforts are expected to be realized in 1996 and beyond.

         With continued consolidation and nationalization, an enhanced sales and service culture and solid investment performance, Banc One Investment Management and Trust Group is counting on becoming a key contributor to BANC ONE's success in the future.

ELECTRONIC BANKING AND "SURFING" THE INTERNET

         While there are legitimate questions about who the winning service providers are likely to be on the Internet, there is no question about the future potential of this rapidly developing international electronic highway. New major players, including Microsoft, Visa, Intuit and others, almost guarantee that the Internet will develop into an integral avenue for all types of electronic commerce, including financial services.

         BANC ONE is working with a number of strategic partners to ensure that we are ready for any Internet opportunities that are sure to develop. These partners include well-known, major corporations like Visa, as well as new business start-ups specifically formed to develop services for Internet providers. For example, we are working with a Massachusetts company to bring commerce to the Internet, the vast network of interconnected computers that until recently offered little or no security for business transactions. The security issue has been solved by Open Market, Inc., a Cambridge, Massachusetts-based technology company that is also providing BANC ONE with a spot on the World Wide Web, the graphics-based, easily navigable portion of the Internet that many businesses are focusing on as a way to reach customers.

         The Internet is an open network, meaning nobody owns it or controls what is on it. Because it is so wide open, businesses need to make sure the information they send out is secure and received by the party it is intended to reach.

         The first application of the new technology is Subscribe96, a system that helps libraries use the Internet to automate the way they order and pay for magazine and journal subscriptions. The system, developed with RoweCom, a service provider for libraries, routes subscription orders to BANC ONE's web site and then to the appropriate publishers. Payment orders are then sent to BANC ONE which routes debits and credits to the libraries' and publishers' banks as automated clearing house transactions.

         Future Internet projects could include corporate purchasing of supplies, electronic bill paying and automated applications for financial services.

         BANC ONE is also experimenting with a range of home financial service programs to make sure we stay on the leading edge of these developments. We are now jointly experimenting with a screen phone, home information system with GTE and Visa in Dallas, Texas. This project permits customers with special phones which include displays to complete banking, retailing and other transactions from home. Customers in Columbus, Ohio, can use the Prodigy(R) system to complete banking transactions with Bank One.

         It is our belief that customers will want to use multiple devices, including personal computers, touch-tone phones and screen phones, to access BANC ONE in the future. Therefore, we are developing our systems to accommodate a multitude of access devices to serve the expected range of individual needs.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

FINANCIAL REVIEW

                                                                                                         PAGE
                                                                                                         ----
MANAGEMENT'S DISCUSSION AND ANALYSIS
I.       Overview of Operations.......................................................................    22
II.      Net Interest Income..........................................................................    22
III.     Non-Interest Income and Non-Interest Expense.................................................    27
IV.      Balance Sheet Analysis.......................................................................    29
V.       Asset Liability Management...................................................................    34
VI.      Capital......................................................................................    39
VII.     Fourth Quarter Review........................................................................    40
VIII.    Comparison of 1994 versus 1993...............................................................    40
Ten Year Performance Summary..........................................................................    42
Consolidated Quarterly Financial Data.................................................................    44
CONSOLIDATED BALANCE SHEET............................................................................    46
CONSOLIDATED STATEMENT OF INCOME......................................................................    47
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY.............................................    48
CONSOLIDATED STATEMENT OF CASH FLOWS..................................................................    49
NOTES TO FINANCIAL STATEMENTS
     Note 1      Summary of Significant Accounting Policies...........................................    50
     Note 2      Affiliations, Pending Affiliations and Divestitures..................................    54
     Note 3      Securities and Investment Products...................................................    55
     Note 4      Loans and Leases.....................................................................    59
     Note 5      Allowance for Credit Losses..........................................................    60
     Note 6      Bank Premises, Equipment and Leases..................................................    61
     Note 7      Short-Term Borrowings................................................................    62
     Note 8      Long-Term Borrowings.................................................................    63
     Note 9      Stock Dividends and Convertible Preferred Stock......................................    63
     Note 10     Dividend and Capital Restrictions....................................................    64
     Note 11     Income Taxes.........................................................................    64
     Note 12     Disclosures About Fair Value of Financial Instruments................................    65
     Note 13     Pledged Securities and Contingent Liabilities........................................    68
     Note 14     Employee Benefit Plans...............................................................    68
     Note 15     Stock Compensation...................................................................    70
     Note 16     Related Party Transactions...........................................................    71
     Note 17     Supplemental Disclosures for Statement of Cash Flows.................................    72
     Note 18     Parent Company Financial Statements..................................................    72
REPORT OF INDEPENDENT ACCOUNTANTS.....................................................................    75

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS
(UNAUDITED)

                      I.   OVERVIEW OF OPERATIONS

                      "The Corporation" is defined as parent company only. "BANC ONE" is defined as the Corporation and all significant majority-owned subsidiaries.

                         Net income for 1995 was $1.3 billion, or $2.91 per
                      share, increasing from $1.0 billion, or $2.20 per share, in 1994. Results for 1994 were significantly impacted by securities losses, merger and litigation expenses and operations consolidation charges (a total of $271 million, after tax). As discussed further on the following pages, 1995 results were favorably impacted by significant earning asset generation in 1995 and 1994. BANC ONE's sources of funding, like that of the rest of the banking industry, are in the process of changing from traditional commercial and retail bank deposits to a mix of such deposits, borrowings and loan sales with servicing retained. As a result, average earning assets were approximately equal in 1995 to the 1994 level due to numerous loan sales in late 1994 and throughout 1995. Net interest income declined only slightly, despite these sales. The provision for credit losses increased during 1995 reflecting loan growth and cyclical behavior of consumer credit. Non-interest income increased $540 million and non-interest expense decreased $136 million during 1995, as further described on the following pages. Key performance measures were strong with return on average assets increasing to 1.47% from 1.15% in 1994. The 1995 return on average common equity increased to 16.77% compared to 13.35% in 1994.

                         The five year performance summary below and the ten
                      year performance summary on page 42 provide additional operating statistics.

                      FIVE YEAR PERFORMANCE SUMMARY

                                 $(MILLIONS, EXCEPT FOR PER SHARE
                                                DATA)                  1995         1994         1993         1992         1991
                                 ------------------------------------------------------------------------------------------------
                                 Net income.......................   $1,277.9     $1,005.1     $1,191.5     $  922.2     $  703.4
                                 Total revenue....................    8,970.9      7,777.9      7,547.1      7,740.7      7,223.9
                                 Net income per common share(1)...   $   2.91     $   2.20     $   2.66     $   2.06     $   1.65
                                 Return on average assets.........       1.47%        1.15%        1.50%        1.20%        1.10%
                                 Return on average common
                                   equity.........................      16.77        13.35        17.58        15.14        13.53
                                 Average common equity to average
                                   assets.........................       8.64%        8.50%        8.40%        7.74%        7.95%
                                 At year end:
                                 Total assets.....................   $ 90,454     $ 88,923     $ 84,835     $ 81,305     $ 78,179
                                 Long-term borrowings.............   $  2,720     $  1,866     $  1,805     $  1,397     $    983

                      (1) Amounts have been restated to reflect the 10% common
                          stock dividend payable March 6, 1996 to shareholders of record on February 21, 1996.

--------------------------------------------------------------------------------

                      II.   NET INTEREST INCOME

                      BANC ONE's interest income increased 10.1% to $7.1 billion and interest expense increased 32.1% to $3.0 billion from 1994 to 1995, resulting in a slight decline in net interest income.

                         Earning asset balances remained essentially constant
                      when compared to 1994 and the increase in interest income was primarily due to a significant shift in asset mix. Average loans and leases grew 6.2% to $63.5 billion in 1995 from $59.8 billion in 1994, while average investment security balances declined 19.6% to $14.8 billion in 1995 from $18.3 billion in 1994. Yields in all major loan portfolios increased from 1994 to 1995, generally reflecting the higher level of market interest rates in 1995 as compared to 1994. Margins in some loan portfolios and product lines showed evidence of declining spreads due to the impact of competitive pricing pressure and marketing efforts which utilized introductory pricing to achieve growth in balances. Loan interest income in 1995 was also negatively impacted by a lower contribution from tax refund anticipation loan products, largely offset by higher fee income, due primarily to changes in Internal Revenue Service regulations governing electronic tax filing programs.

                         As discussed above, BANC ONE relies on both traditional
                      bank funding sources and loan sales with servicing retained to fund the origination of earning assets. Most of the loan sales during 1995 and 1994 include arrangements whereby BANC ONE continues to service the loans sold, to yield a specified amount of interest to investors with revenue in excess of net

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                      charge-offs and such interest to investors recorded as servicing income. BANC ONE's net income is substantially unaffected by these loan sales; however, classifications within the income statement are changed. Net interest income and provision for credit losses decrease while non-interest income increases due to these sales. While these loan sales have included both consumer loans and credit card receivables (credit card sales), and may in the future include other types of loans, the most significant impact on BANC ONE's income statement classifications results from credit card sales. The following table presents the impact of credit card sales with servicing retained on income statement line items and certain other information pertaining to the total credit card portfolio.

                                                          YEAR ENDED DECEMBER 31, 1995           YEAR ENDED DECEMBER 31, 1994
                                                       -----------------------------------    -----------------------------------
                                                                    EFFECT OF       PRO-                   EFFECT OF       PRO-
                                                                   CREDIT CARD     FORMA                  CREDIT CARD     FORMA
                                   $ (MILLIONS)        REPORTED       SALES       ADJUSTED    REPORTED       SALES       ADJUSTED
                              ---------------------------------------------------------------------------------------------------
                              Income statement:
                              Net interest income --
                                fully taxable
                                equivalent...........   $4,209       $   308      $ 4,517      $4,288       $   115      $  4,403
                              Provision for credit
                                losses...............      457           139          596         242            46           288
                              Non-interest income....    1,870          (163)       1,707       1,330           (68)        1,262
                              Non-interest expense...    3,632             6        3,638       3,768             1         3,769
                              Net income.............   $1,278                    $ 1,278      $1,005                    $  1,005
                              Other data:
                              Credit card balances:
                              Ending at December
                                31,..................   $7,665       $ 3,440      $11,105      $5,924       $ 2,680      $  8,604
                              Average for year.......    6,438         2,990        9,428       6,253           931         7,184
                              Net charge-offs as a
                                percentage of average
                                credit cards.........     3.75%         4.65%        4.03 %      3.52%         4.94%         3.70%
                              Credit card
                                delinquencies over 90
                                days as a percentage
                                of ending credit
                                cards................     1.54%         1.86%        1.64 %      1.24%         1.52%         1.33%
                              Net interest margin....     5.37%        10.30%        5.56 %      5.48%        12.35%         5.56%

                      ----------------------------------------------------------

                      The increase in interest expense reflects a rise in the average rate paid on interest-bearing liabilities from 3.49% in 1994 to 4.61% in 1995. Higher funding costs were attributable to higher market interest rates and to a shift in the composition of BANC ONE's retail funding base away from relatively low-cost deposit products (including interest-bearing demand and savings accounts) into other deposit products offering yields which enabled BANC ONE to compete effectively against non-bank providers of retail money market investment products. The offering of competitively priced products enabled BANC ONE to avoid runoff of its retail funding base during 1995 and ensured continued access to retail funds at rates which remained below large liability funding costs.

                         BANC ONE's policy is to manage interest rate risk to a
                      level which places narrow limits on the sensitivity of its earnings to changes in market interest rates. Various capital market transactions were executed in both 1994 and 1995 to ensure that interest rate risk remains within policy limits. Consequently, the significant changes in market interest rates which occurred in 1995 did not significantly impact net interest income. A detailed explanation of the asset liability management process is found beginning on page 34.

                         Off-balance sheet investment products, primarily
                      interest rate swaps, decreased interest income by $145 million in 1995 compared with increasing interest income $22 million in 1994. Off-balance sheet investment products increased deposit and other borrowing costs by $59 million in 1995 and decreased such costs $72 million during 1994. In the current rate environment, it is anticipated that these off-balance sheet products will continue to reduce yields on interest earning assets and increase interest rates on interest bearing liabilities in 1996.

                         BANC ONE's net interest income and the net interest
                      margin declined from 1994 to 1995, however, both increased during each of the last three quarters of 1995 primarily reflecting the earning asset mix changes discussed above.

                                        BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

FIVE YEAR SUMMARY -- AVERAGE BALANCES, INCOME AND EXPENSE, YIELDS AND
RATES(1)(4)

                                                                       1995                                   1994
                                                     -----------------------------------------     --------------------------
                                                        AVERAGE          INCOME/        YIELD/       AVERAGE        INCOME/
                  $(THOUSANDS)                          BALANCE          EXPENSE         RATE        BALANCE        EXPENSE
-----------------------------------------------------------------------------------------------------------------------------
ASSETS:
Short-term investments...........................     $    950,833      $    59,862       6.30%    $ 1,113,465     $   53,388
SECURITIES:(3)
  Taxable........................................       12,791,932          834,808       6.53      16,010,679        876,420
  Tax-exempt.....................................        1,964,544          171,626       8.74       2,331,794        202,042
                                                     -------------     ------------                -----------     ----------
  TOTAL SECURITIES...............................       14,756,476        1,006,434       6.82      18,342,473      1,078,462
LOANS AND LEASES:(2)
  Commercial, financial and agricultural.........       17,439,240        1,426,070       8.18      15,533,301      1,174,391
  Real estate....................................       19,941,310        1,796,487       9.01      18,086,356      1,538,546
  Consumer, net..................................       18,209,617        1,710,328       9.39      18,768,362      1,614,093
  Credit card....................................        6,437,512        1,074,026      16.68       6,253,282        989,165
  Leases, net....................................        1,479,726          107,143       7.24       1,174,142         88,549
  Allowance for credit losses....................         (900,061)                                   (958,989)
                                                     -------------     ------------                -----------     ----------
Net loans and leases.............................       62,607,344        6,114,054       9.77      58,856,454      5,404,744
Note receivable from FDIC........................
                                                     -------------     ------------                -----------     ----------
Total earning assets.............................       78,314,653        7,180,350       9.17      78,312,392      6,536,594
Other assets(3)..................................        8,736,993                                   8,777,863
                                                     -------------                                 -----------
Total assets.....................................     $ 87,051,646                                 $87,090,255
                                                      ============                                 ============
LIABILITIES:
DEPOSITS:
    Non-interest bearing demand..................     $ 12,968,315                                 $13,460,795
    Interest bearing demand......................        8,263,124          175,734       2.13       9,277,460        168,959
    Savings......................................        6,108,441          181,323       2.97       7,703,848        191,253
    Money market savings.........................       13,986,972          565,241       4.04      12,307,266        360,314
  Time deposits:
    CDs less than $100,000.......................       19,181,386        1,089,761       5.68      17,718,121        753,590
    CDs $100,000 and over:
      Domestic...................................        3,724,043          190,453       5.11       3,575,446        144,464
      Foreign....................................        1,531,360           87,582       5.72       1,298,988         55,683
                                                     -------------     ------------                -----------     ----------
TOTAL DEPOSITS...................................       65,763,641        2,290,094       3.48      65,341,924      1,674,263
BORROWED FUNDS:
    Short-term...................................        9,302,237          518,682       5.58      10,811,619        442,767
    Long-term....................................        2,339,092          162,692       6.96       1,834,439        131,811
                                                     -------------     ------------                -----------     ----------
TOTAL BORROWED FUNDS.............................       11,641,329          681,374       5.85      12,646,058        574,578
                                                     -------------     ------------                -----------     ----------
TOTAL INTEREST BEARING LIABILITIES...............       64,436,655        2,971,468       4.61      64,527,187      2,248,841
Other liabilities................................        1,879,174                                   1,451,990
                                                     -------------                                 -----------
TOTAL LIABILITIES................................       79,284,144                                  79,439,972
Preferred stock..................................          249,855                                     249,900
Common stockholders' equity......................        7,517,647                                   7,400,383
                                                     -------------                                 -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......     $ 87,051,646                                 $87,090,255
                                                      ============                                 ============
NET INTEREST INCOME..............................                         4,208,882       5.37                      4,287,753
Provision for credit losses......................                          (457,499)      (.58)                      (242,269)
                                                                       ------------     ------                     ----------
NET FUNDS FUNCTION...............................                       $ 3,751,383       4.79%                    $4,045,484
                                                                        ===========      =====                     ===========


                                                   YIELD/
                  $(THOUSANDS)                     RATE
---------------------------------------------------------------
ASSETS:
Short-term investments...........................   4.79%
SECURITIES:(3)
  Taxable........................................   5.47
  Tax-exempt.....................................   8.66

  TOTAL SECURITIES...............................   5.88
LOANS AND LEASES:(2)
  Commercial, financial and agricultural.........   7.56
  Real estate....................................   8.51
  Consumer, net..................................   8.60
  Credit card....................................  15.82
  Leases, net....................................   7.54
  Allowance for credit losses....................

Net loans and leases.............................   9.18
Note receivable from FDIC........................

Total earning assets.............................   8.35
Other assets(3)..................................

Total assets.....................................

LIABILITIES:
DEPOSITS:
    Non-interest bearing demand..................
    Interest bearing demand......................   1.82
    Savings......................................   2.48
    Money market savings.........................   2.93
  Time deposits:
    CDs less than $100,000.......................   4.25
    CDs $100,000 and over:
      Domestic...................................   4.04
      Foreign....................................   4.29

TOTAL DEPOSITS...................................   2.56
BORROWED FUNDS:
    Short-term...................................   4.10
    Long-term....................................   7.19

TOTAL BORROWED FUNDS.............................   4.54

TOTAL INTEREST BEARING LIABILITIES...............   3.49
Other liabilities................................

TOTAL LIABILITIES................................
Preferred stock..................................
Common stockholders' equity......................

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......

NET INTEREST INCOME..............................   5.48
Provision for credit losses......................   (.31)
                                                   -----
NET FUNDS FUNCTION...............................   5.17%
                                                   ======

(1) Income amounts are presented on a fully taxable equivalent basis (FTE), which is defined as income on earning assets that is subject to either a reduced rate or zero rate of income tax, adjusted to give effect to the appropriate incremental federal income tax rate and adjusted for non-deductible carrying costs, where applicable. Where appropriate, yield calculations include these adjustments. The federal statutory rate was 35% for 1995, 1994 and 1993 and 34% for other years presented.
(2) Non-accrual loans are included in loan balances. Interest income includes related fee income.
(3) Average securities balances are based on amortized historical cost, excluding SFAS 115 adjustments to fair value which are included in other assets.
(4) All average balances are calculated on the basis of daily averages.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                   1993                                            1992                                    1991
-------------------------------------------     -------------------------------------------     ---------------------------
  AVERAGE         INCOME/         YIELD/          AVERAGE         INCOME/         YIELD/          AVERAGE         INCOME/
  BALANCE         EXPENSE          RATE           BALANCE         EXPENSE          RATE           BALANCE         EXPENSE
---------------------------------------------------------------------------------------------------------------------------
$ 1,319,605     $    44,892            3.40%    $ 3,216,327         127,345            3.96%    $ 3,183,564     $   191,385
 15,004,127         846,403            5.64      15,041,378       1,032,202            6.86      10,965,094         919,036
  2,042,759         194,441            9.52       2,065,168         216,009           10.46       2,311,533         255,385
-----------     -----------                     -----------     -----------                     -----------     -----------
 17,046,886       1,040,844            6.11      17,106,546       1,248,211            7.30      13,276,627       1,174,421
 14,598,413       1,176,101            8.06      15,545,313       1,267,719            8.15      14,824,496       1,432,591
 16,772,290       1,472,321            8.78      15,230,418       1,411,004            9.26      12,291,283       1,254,689
 15,657,193       1,479,106            9.45      13,201,395       1,414,312           10.71       9,768,011       1,167,571
  5,128,076         848,978           16.56       4,537,506         786,934           17.34       3,274,340         607,075
  1,020,028          83,882            8.22         991,395          87,740            8.85         916,623          98,107
   (975,743)                                       (952,868)                                       (771,424)
-----------     -----------                     -----------     -----------                     -----------     -----------
 52,200,257       5,060,388            9.69      48,553,159       4,967,709           10.23      40,303,329       4,560,033
                                                                                                    213,502          18,808
-----------     -----------                     -----------     -----------                     -----------     -----------
 70,566,748       6,146,124            8.71      68,876,032       6,343,265            9.21      56,977,022       5,944,647
  8,878,172                                       8,197,518                                       7,056,261
-----------                                     -----------                                     -----------
$79,444,920                                     $77,073,550                                     $64,033,283
============                                    ============                                    ============
$12,779,430                                     $11,662,949                                     $ 8,419,318
  8,757,283         141,064            1.61       8,145,956         183,521            2.25       5,643,601         238,075
  7,244,979         181,366            2.50       5,595,777         180,630            3.23       3,674,076         179,176
 12,140,688         320,608            2.64      12,665,456         423,884            3.35      10,313,415         521,214
 17,826,413         676,142            3.79      19,968,163         993,774            4.98      18,414,440       1,267,710
  3,555,761         135,002            3.80       4,386,790         192,715            4.39       4,796,718         305,771
    694,585          23,509            3.38         560,578          22,348            3.99         423,227          24,698
-----------     -----------                     -----------     -----------                     -----------     -----------
 62,999,139       1,477,691            2.35      62,985,669       1,996,872            3.17      51,684,795       2,536,644
  6,480,247         196,845            3.04       5,558,597         196,177            3.53       5,091,734         292,133
  1,630,343         101,215            6.21       1,073,515          80,777            7.52         910,266          85,838
-----------     -----------                     -----------     -----------                     -----------     -----------
  8,110,590         298,060            3.67       6,632,112         276,954            4.18       6,002,000         377,971
-----------     -----------                     -----------     -----------                     -----------     -----------
 58,330,299       1,775,751            3.04      57,954,832       2,273,826            3.92      49,267,477       2,914,615
  1,404,471                                       1,223,979                                       1,056,315
-----------                                     -----------                                     -----------
 72,514,200                                      70,841,760                                      58,743,110
    253,385                                         264,811                                         202,704
  6,677,335                                       5,966,979                                       5,087,469
-----------                                     -----------                                     -----------
$79,444,920                                     $77,073,550                                     $64,033,283
============                                    ============                                    ============
                  4,370,373            6.19                       4,069,439            5.91                       3,030,032
                   (388,261)           (.55)                       (630,731)           (.92)                       (611,851)
                -----------     -----------                     -----------     -----------                     -----------
                $ 3,982,112            5.64%                    $ 3,438,708            4.99%                    $ 2,418,181
                ===========          ======                     ===========          ======                     ===========

                                 COMPOUND ANNUAL
-----------                  ------------------------
  AVERAGE      YIELD/          AVERAGE       INCOME/
  BALANCE       RATE           BALANCE       EXPENSE
---------------------------------------------------------------------
$ 1,319,605         6.01%         (13.63)%     (18.26)%
 15,004,127         8.38            8.03         1.67
  2,042,759        11.05           (5.32)      (10.11)
-----------
 17,046,886         8.85            5.53        (1.05)
 14,598,413         9.66            4.17        (1.27)
 16,772,290        10.21           13.83         9.79
 15,657,193        11.95           15.49         9.56
  5,128,076        18.54           21.87        19.09
  1,020,028        10.70           10.46         1.39
   (975,743
-----------
 52,200,257        11.31           11.65         7.41
                    8.81
-----------
 70,566,748        10.43            9.51         5.34
  8,878,172                         6.63
-----------
$79,444,920                         9.20
===========
$12,779,430
  8,757,283         4.22           11.70        (4.92)
  7,244,979         4.88           13.11          .48
 12,140,688         5.05           11.74         2.88
 17,826,413         6.88            3.15        (3.82)
  3,555,761         6.37           (6.43)      (14.11)
    694,585         5.84           39.26        30.95
-----------
 62,999,139         4.91            7.71        (2.86)
  6,480,247         5.74           15.23         7.75
  1,630,343         9.43           25.98        16.82
-----------
  8,110,590         6.30           16.98         9.55
-----------
 58,330,299         5.92            8.27         (.72)
  1,404,471
-----------
 72,514,200                         8.97
    253,385                        60.15
  6,677,335                        11.17
-----------
$79,444,920                         9.20%
===========
                    5.31                        11.37
                  (1.07)                         (.52)
             -----------                     --------
                    4.24%                       13.56%
                  ======                     =========

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

RATE-VOLUME ANALYSIS(1, 2)

                                                                 1995-94                                   1994-93
                                                 ---------------------------------------     ------------------------------------
                                                  CHANGE IN                                  CHANGE IN
                                                   INCOME/         RATE         VOLUME        INCOME/        RATE         VOLUME
                $(THOUSANDS)                       EXPENSE        EFFECT        EFFECT        EXPENSE       EFFECT        EFFECT
---------------------------------------------
EARNING ASSETS:
  Short-term investments.....................     $   6,474      $  15,048     $  (8,574)    $  8,496      $  16,302     $ (7,806)
Securities:(5)
  Taxable....................................       (41,612)       151,894      (193,506)      30,017        (25,597)      55,614
  Tax exempt.................................       (30,416)         1,655       (32,071)       7,601        (18,401)      26,002
                                                 -----------     ---------     ---------     ---------     ---------     --------
  Total securities...........................       (72,028)       153,549      (225,577)      37,618        (43,998)      81,616
Loans and Leases:(3)(4)
  Commercial.................................       251,679        100,519       151,160       (1,710 )      (74,664)      72,954
  Real estate................................       257,941         94,234       163,707       66,225        (46,569)     112,794
  Consumer, net..............................        96,235        145,369       (49,134)     134,987       (140,765)     275,752
  Credit card................................        84,861         55,161        29,700      140,187        (39,201)     179,388
  Leases, net................................        18,594         (3,655)       22,249        4,667         (7,328)      11,995
                                                 -----------     ---------     ---------     ---------     ---------     --------
Total loans and leases.......................       709,310        391,628       317,682      344,356       (308,527)     652,883
TOTAL EARNING ASSETS.........................       643,756        560,225        83,531      390,470       (336,223)     726,693
INTEREST BEARING LIABILITIES:
Demand-interest bearing......................         6,775         26,471       (19,696)      27,895         19,174        8,721
Savings......................................        (9,930)        33,662       (43,592)       9,887         (1,516)      11,403
Money market savings.........................       204,927        150,812        54,115       39,706         35,253        4,453
  Time deposits:
    CDs less than $100,000...................       336,171        269,810        66,361       77,448         81,579       (4,131)
    CDs $100,000 and over:
        Domestic.............................        45,989         39,769         6,220        9,462          8,711          751
        Foreign..............................        31,899         20,777        11,122       32,174          7,544       24,630
                                                 -----------     ---------     ---------     ---------     ---------     --------
Total deposits                                      615,831        541,301        74,530      196,572        150,745       45,827
Borrowed funds:
  Short-term.................................        75,915        143,954       (68,039)     245,922         84,231      161,691
  Long-term..................................        30,881         (4,340)       35,221       30,596         17,042       13,554
                                                 -----------     ---------     ---------     ---------     ---------     --------
Total borrowed funds.........................       106,796        139,614       (32,818)     276,518        101,273      175,245
                                                 -----------     ---------     ---------     ---------     ---------     --------
Total interest bearing liabilities...........       722,627        680,915        41,712      473,090        252,018      221,072
                                                 -----------     ---------     ---------     ---------     ---------     --------
Net interest income..........................     $ (78,871)     $(120,690)    $  41,819     $(82,620 )    $(588,241)    $505,621
                                                  =========      =========     =========     ==========    =========     ========

(1) Fully taxable equivalent basis. The Federal statutory rate was 35% for all years presented.
(2) The change not solely due to volume or rate has been prorated into rate and volume components.
(3) Interest income on loans and leases includes $131 million, $156 million and $143 million of credit card fees in 1995, 1994 and 1993, respectively. Other fees included in interest income are not material.
(4) Non-accrual loans and related income are included in their respective loan categories.
(5) Average securities balances are based on amortized historical cost, excluding SFAS 115 adjustments to fair value which are included in other assets.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                      III.   NON-INTEREST INCOME AND NON-INTEREST EXPENSE

                      NON-INTEREST INCOME

                                                                                                  INCREASE
                                        $(THOUSANDS)                  1995           1994        (DECREASE)
                           --------------------------------------------------------------------------------
                           Income from fiduciary activities......  $  239,411     $  232,700      $  6,711
                           Service charges on deposit accounts...     544,697        483,884        60,813
                           Loan processing and servicing income:
                             Mortgage banking....................      78,185         74,519         3,666
                             Credit card and merchant processing
                                fees.............................     193,479        204,442       (10,963)
                             Loan servicing income...............     249,137        103,531       145,606
                                                                   ----------     ----------     ----------
                           Total loan processing and servicing
                             income..............................     520,801        382,492       138,309
                           Other income:
                             Insurance...........................      84,808         69,567        15,241
                             Securities..........................      50,602         48,479         2,123
                             Investment banking..................      30,857         30,621           236
                             Income from management of collection
                                pools............................      23,436         21,035         2,401
                             Other...............................     347,511        321,799        25,712
                                                                   ----------     ----------     ----------
                           Total other income....................     537,214        491,501        45,713
                                                                   ----------     ----------     ----------
                           Non-interest income before securities
                             gains (losses)......................   1,842,123      1,590,577       251,546
                           Securities gains (losses).............      27,847       (261,052)      288,899
                                                                   ----------     ----------     ----------
                           TOTAL NON-INTEREST INCOME.............  $1,869,970     $1,329,525      $540,445
                                                                   ==========     ==========     ==========

                      ----------------------------------------------------------

                      Income from fiduciary activities increased $7 million or 3% during 1995 due primarily to an increase in investment management fees resulting from increased funds under management in proprietary mutual funds.

                         Service charges on deposit accounts increased $61
                      million or 12.6% during 1995. The increase is attributable to an increase in fees on overdrafts as a result of a change in check processing made in June 1994, an overall increase in fees per transaction in 1995 and improved service fee collection in 1995.

                         Mortgage banking income increased $4 million during
                      1995 due to the $5.3 million impact of adoption of SFAS 122 "Accounting for Mortgage Servicing Rights."

                         Credit card and merchant processing fees decreased by
                      $11 million during 1995 after reflecting the impact of credit card sales. Credit card interchange and merchant processing volume increased $10 million and $27 million respectively in 1995. Offsetting these increases was the effect of credit card sales with servicing retained which resulted in $49 million in credit card fee income being reported as loan servicing income in 1995.

                         Loan servicing income increased $146 million or 141%
                      during 1995. The increase is attributable to an increase in servicing fee income related to sales of loans with servicing retained. Credit card sales, along with a $1 billion student loan sale in September 1994 and a consumer loan sale of $1.2 billion in April 1995, contributed to the increase.

                         Insurance income increased $15 million or 22% in 1995.
                      The increase is attributable to improved sales during 1995 related to credit life insurance policies and annuity products as a result of customers' continued focus on tax deferred investment products.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                         Other non-interest income increased $26 million or 8%
                      in 1995. The following transactions contributed to the increase:

                                                             $ (MILLIONS)
                           --------------------------------------------------------------------------------
                           $47     Gain recognized on the 1995 sale of four Michigan banks
                             6     Increase from 1994 to 1995 from the gain on the sale of credit card processing software licenses
                            21     Gain on the sale of branches during 1995
                            10     Increase in fees resulting from a shift in 1995 from originating tax refund anticipation loans to receiving fees for arranging for direct deposit of income tax refunds
                            35     Net change in the gain on sale of loans and other assets
                           (49)    Gain recognized on the 1994 sale of $1 billion of student loans
                           (52)    Loss related to the sale of $1.2 billon of low yielding consumer loans in 1995
                             8     Computer processing and other increases
                           ---
                           $26     Total increase in other non-interest income
                           ====

                         The change in securities gains (losses) is primarily
                      due to sales of $8 billion in U.S. Treasury and Agency securities during 1994 to reduce liability sensitivity which resulted in an aggregate pretax loss of $285 million.

                      NON-INTEREST EXPENSE

                                                                                                  INCREASE
                                        $(THOUSANDS)                  1995           1994        (DECREASE)
                           --------------------------------------------------------------------------------
                           Salary and related costs..............  $1,750,517     $1,753,672     $  (3,155)
                           Net occupancy expense, exclusive of
                             depreciation........................     164,456        182,223       (17,767)
                           Equipment expense.....................     104,030        119,270       (15,240)
                           Taxes other than income and payroll...      87,805         56,628        31,177
                           Depreciation and amortization.........     292,522        356,762       (64,240)
                           Outside services and processing.......     426,897        424,559         2,338
                           Marketing and development.............     171,163        178,905        (7,742)
                           Communication and transportation......     274,694        245,455        29,239
                           Other:
                             Foreclosed property expense, net....      (3,926)        (2,636)       (1,290)
                             FDIC Insurance......................      81,144        141,778       (60,634)
                             Other...............................     282,337        311,363       (29,026)
                                                                   ----------     ----------     ----------
                           Total other expense...................     359,555        450,505       (90,950)
                                                                   ----------     ----------     ----------
                           TOTAL NON-INTEREST EXPENSE............  $3,631,639     $3,767,979     $(136,340)
                                                                   ==========     ==========     ==========

                      ----------------------------------------------------------

                         Salaries and related costs decreased $3 million or .2%
                      in 1995 as a result of the recognition of $36 million in severance costs in 1994 related to operations consolidation, offset by merit and other pay increases and a continued shift to incentive compensation in 1995.

                         Net occupancy expense, exclusive of depreciation,
                      decreased $18 million or 10% in 1995. The decrease is primarily attributable to $12 million of expenses related to operations consolidation that were recognized during 1994.

                         Equipment expense decreased $15 million or 13% in 1995.
                      The decrease is primarily due to $6.4 million in operations consolidation expenses recognized during 1994 and $6.3 million in reduced rental expense due to the negotiation of favorable lease terms.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                         Taxes other than income and payroll increased $31
                      million or 55% during 1995. This increase is primarily due to the resolution of franchise and intangible tax matters which resulted in a refund of $26 million in 1994.

                         Depreciation and amortization decreased $64 million or
                      18% during 1995. The decrease is due to expenses recognized during 1994 of $46 million related to the operations consolidation and $21 million of merger-related costs.

                         Communication and transportation expense increased $29
                      million or 12% during 1995. The increase is a result of increased postage for statement mailings due to the increase in credit card accounts, an increase in the volume of mailings related to credit card solicitations and an increase in postage rates in 1995.

                         FDIC insurance expense decreased $61 million or 43%
                      during 1995. The decrease is attributable to the Federal Deposit Insurance Corporation's decision to lower deposit insurance premiums from $.23 to $.04 per $100 in Bank Insurance Fund (BIF) deposits for well capitalized and well managed banks. Congress is considering various proposals for fully capitalizing the Savings Association Insurance Fund (SAIF). Certain proposals include a special assessment on SAIF insured deposits of which BANC ONE has $6 billion at December 31, 1995. It is uncertain whether or when this pending legislation will become law.

                         Other non-interest expense decreased $29 million or 9%
                      during 1995. The following contributed to the change: a $10 million reversal of accrued interest due to a favorable IRS appeals negotiation principally regarding the timing of deductibility of loan charge-offs, a net decrease in litigation expense of $6 million in 1995 and $7 million in expenses related to operations consolidation recognized in 1994.

--------------------------------------------------------------------------------

                      IV.   BALANCE SHEET ANALYSIS

                      Loans and Leases

                      BANC ONE experienced 6.2% growth in average loans and leases from $59.8 billion in 1994 to $63.5 billion in 1995. Significant origination activity is not fully reflected in the average or ending loan balances due to the following sales and securitizations of loans:

                        1995
                        ----
                        - $1.3 billion of consumer loans sold during the first
                          three quarters of 1995
                        - $1.4 billion of mortgage loans securitized and
                          reclassified to investment securities during the fourth quarter of 1995
                        - $.8 billion of credit card sales in the first three
                          quarters of 1995
                        - $.6 billion related to the first quarter 1995 sale of
                          four Michigan banks

                        1994
                        ----
                        - $1 billion of student loans sold during the third
                          quarter of 1994
                        - $2 billion of credit card sales during the fourth
                          quarter of 1994

                         The table on the following page depicts the maturities
                      of certain loans at December 31, 1995. As noted in the table, significant loan maturities occur in 1996; most of these balances are expected to be replaced or renewed. Demand loans and loans having no stated maturity are classified as being due within one year. Loans that have adjustable rates are shown in their maturity category by their scheduled principal repayment dates rather than the dates at which they are repriced. The repricing characteristics of certain loans included below have

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                      been synthetically altered by the use of off-balance sheet investment products, however classifications below are based on the contractual terms of the loans.


                                                                 COMMERCIAL, FINANCIAL
                                                                          AND                   REAL ESTATE,
                                                                      AGRICULTURAL              CONSTRUCTION
                                                                 ----------------------    ----------------------
                                       $ (MILLIONS)              FIXED       VARIABLE      FIXED       VARIABLE
                           --------------------------------------------------------------------------------------
                           1996................................  $1,471          $7,897    $  166          $1,503
                           1997 through 2000...................   1,787           4,907       105             800
                           After 2000..........................     573           1,269        38              81
                                                                 ------     -----------    ------     -----------
                                                                 $3,831         $14,073    $  309          $2,384
                                                                 ======       =========    ======       =========

                      ----------------------------------------------------------

                      Credit Quality

                      BANC ONE's process for monitoring loan quality includes detailed, monthly analyses of delinquencies, nonperforming assets and potential problem loans from each affiliate bank. Management extensively monitors credit policies, including policies related to appraisals, assessing the financial condition of borrowers, restrictions on out-of-area lending and avoidance of loan concentrations.

                         BANC ONE has no significant loan concentration with any
                      single borrower or area of the country. The commercial loan portfolio consists primarily of numerous small balance loans in diverse businesses located throughout the markets served by BANC ONE affiliates. Only 18 customers had borrowings greater than $50 million at December 31, 1995, with the largest outstanding being $107 million. As BANC ONE enters new markets, a standardized loan-monitoring system and credit policies, including underwriting standards, are implemented immediately. Centralized management of problem assets with active programs for resolution and disposition of foreclosed properties, as well as implementation of BANC ONE's internal loan monitoring system at newly acquired affiliates, have aided in the reduction of the level of nonperforming assets.

                         As shown in the following table, the loan portfolio
                      continues to reflect BANC ONE's policy of minimizing concentrations in any one industry.

                                                                         1995                                 1994
                                                           --------------------------------     ---------------------------------
                                                            BALANCE AT      PERCENT OF           BALANCE AT       PERCENT OF
                                      $ (MILLIONS)           YEAR-END   WHOLESALE LOANS(1)        YEAR-END    WHOLESALE LOANS(1)
                              ---------------------------------------------------------------------------------------------------
                              Real estate operators,
                                managers and developers....        $4,401               16.76%         $3,957                16.23%
                              Retail.......................         2,249                8.56           1,896                 7.78
                              Construction contractors.....         1,788                6.81           1,495                 6.13
                              Oil and mining...............         1,443                5.49           1,208                 4.95
                              Mortgage banking, finance
                                companies, financial
                                institutions and brokers...         1,138                4.33             909                 3.73
                              Wholesale trade --
                                durables...................         1,067                4.06             992                 4.07
                              Manufacturing -- machinery...         1,030                3.92             880                 3.61
                              Holding and investment
                                companies..................           933                3.55             833                 3.42
                              Transportation and public
                                utilities..................           842                3.21             657                 2.69
                              Health services..............           761                2.90             688                 2.82

                      (1) Wholesale loans include commercial, financial and
                          agricultural, commercial real estate and construction real estate loans.

                      ----------------------------------------------------------

                         BANC ONE's foreign loans totaled less than 1% of total
                      loans at December 31, 1995 and 1994.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                         Non-accrual loans decreased $28 million and other real
                      estate owned (OREO) decreased $9 million during 1995. Management expects credit quality to decline somewhat throughout 1996, due substantially to cyclical deterioration of consumer credit quality. The banking industry is currently experiencing an increase in consumer delinquencies and charge-offs.

                      The following summarizes the activity in non-accrual loans and OREO.

                                                       ($ THOUSANDS)                                1995
                           -------------------------------------------------------------------------------
                           NON-ACCRUAL LOANS:
                           Balance, beginning of period.........................................  $377,409
                           Non-accrual additions................................................   375,029
                           Loans returned to accrual and payments received......................  (278,919)
                           Reductions due to transfers to OREO..................................   (26,158)
                           Charge-offs..........................................................   (98,541)
                           Other, net...........................................................       264
                                                                                                  --------
                           Balance, end of period...............................................  $349,084
                                                                                                  ========
                           OREO:
                           Balance, beginning of period.........................................  $ 84,355
                           Additions............................................................    91,163
                           Write-downs..........................................................   (19,382)
                           Sales and other, net.................................................   (80,653)
                                                                                                  --------
                           Balance, end of period...............................................  $ 75,483
                                                                                                  ========

                      ----------------------------------------------------------

                      The following shows delinquent loans by loan type:

                                                                               DECEMBER 31,   DECEMBER 31,
                                  LOANS DELINQUENT 90 DAYS OR MORE (1)             1995           1994
                           -------------------------------------------------------------------------------
                           Wholesale.........................................           .15%           .10%
                           Real estate, residential..........................           .25            .16
                           Consumer..........................................           .34            .29
                           Credit card.......................................          1.54           1.24
                           Leases............................................           .03            .02
                           TOTAL LOANS AND LEASES............................           .39            .28

                      (1) Ratios presented exclude nonperforming loans and are
                          expressed as a percent of ending balances.

                      ----------------------------------------------------------

                      Allowance for Credit Losses

                      The allowance for credit losses increased to $938 million at December 31, 1995 from $897 million at December 31, 1994. This increase was caused by an increase in the consumer loan and credit card provisions due to the growth in these portfolios and the cyclical deterioration in consumer credit quality offsetting improvement in wholesale credit quality. Refer to the Allowance for Credit Losses and the Loan and Lease Analysis tables on the following pages for more detail.

                         The adequacy of the allowance for credit losses is
                      assessed based upon the above credit quality and other pertinent loan portfolio information. The allowance for credit losses as a percentage of ending loans remained essentially constant from December 31, 1994 to 1995. The allowance continues to provide strong nonperforming loan coverage, increasing to 265% at December 31, 1995, compared with 235% at December 31, 1994. The adequacy of the allowance and provision for credit losses is consistent with the composition of the portfolio and recent credit quality history.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

ALLOWANCE FOR CREDIT LOSSES

                                               COMMERCIAL,
                                               FINANCIAL
                                                  AND         REAL                  CREDIT                               TOTAL
                $(THOUSANDS)                   AGRICULTURAL  ESTATE     CONSUMER     CARD      LEASES    UNALLOCATED   ALLOWANCES
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1990...................    $227,539   $ 131,801   $133,897   $  93,559   $10,173      $108,021     $704,990
Allowances associated with loans acquired and
  other......................................      53,617      36,681     31,928      32,625       933        11,231      167,015
Provision....................................     165,789      95,121    135,761     208,314    13,615        (6,749)     611,851
Charge-offs..................................    (218,488)    (93,408)  (189,158)   (184,313)  (20,524)                  (705,891)
Recoveries...................................      37,317       6,948     55,180      25,364     5,629                    130,438
                                               ----------   ---------   --------   ---------   -------   -----------   ----------
Net charge-offs..............................    (181,171)    (86,460)  (133,978)   (158,949)  (14,895)                  (575,453)
                                               ----------   ---------   --------   ---------   -------   -----------   ----------
BALANCE, DECEMBER 31, 1991...................     265,774     177,143    167,608     175,549     9,826       112,503      908,403
Allowances associated with loans acquired and
  other......................................       2,997       2,319      1,381         119         3                      6,819
Provision....................................     170,052      37,862    158,120     209,682    14,970        40,045      630,731
Charge-offs..................................    (187,375)    (97,098)  (219,552)   (242,459)  (15,007)                  (761,491)
Recoveries...................................      51,015      12,424     68,995      29,103     6,175                    167,712
                                               ----------   ---------   --------   ---------   -------   -----------   ----------
Net charge-offs..............................    (136,360)    (84,674)  (150,557)   (213,356)   (8,832)                  (593,779)
                                               ----------   ---------   --------   ---------   -------   -----------   ----------
BALANCE, DECEMBER 31, 1992...................     302,463     132,650    176,552     171,994    15,967       152,548      952,174
Allowances associated with loans acquired and
  other......................................       3,169       5,327      2,586       2,461                   2,746       16,289
Provision....................................     (41,856)     85,728     92,052     248,587     4,835        (1,085)     388,261
Charge-offs..................................     (95,136)    (64,956)  (167,096)   (251,492)  (11,878)                  (590,558)
Recoveries...................................      70,917      13,454     77,252      34,495     4,970                    201,088
                                               ----------   ---------   --------   ---------   -------   -----------   ----------
Net charge-offs..............................     (24,219)    (51,502)   (89,844)   (216,997)   (6,908)                  (389,470)
                                               ----------   ---------   --------   ---------   -------   -----------   ----------
BALANCE, DECEMBER 31, 1993...................     239,557     172,203    181,346     206,045    13,894       154,209      967,254
Allowances associated with loans acquired and
  other......................................         738         812       (224)      4,317                  (1,117)       4,526
Provision....................................     (69,068)    (36,315)    68,783     195,318     1,030        82,521      242,269
Charge-offs..................................     (49,504)    (29,373)  (176,045)   (260,510)   (5,737)                  (521,169)
Recoveries...................................      60,088      19,806     80,662      40,386     3,358                    204,300
                                               ----------   ---------   --------   ---------   -------   -----------   ----------
Net (charge-offs) recoveries.................      10,584      (9,567)   (95,383)   (220,124)   (2,379)                  (316,869)
                                               ----------   ---------   --------   ---------   -------   -----------   ----------
BALANCE, DECEMBER 31, 1994...................     181,811     127,133    154,522     185,556    12,545       235,613      897,180
Allowances associated with loans acquired and
  other......................................          (7)     (1,562)    (2,737)        (60)      478                     (3,888)
Provision....................................     (10,760)     (5,646)   143,624     330,156     7,081        (6,956)     457,499
Charge-offs..................................     (50,335)    (36,016)  (218,763)   (287,546)  (11,334)                  (603,994)
Recoveries...................................      41,057      16,696     83,580      46,379     3,499                    191,211
                                               ----------   ---------   --------   ---------   -------   -----------   ----------
Net charge-offs..............................      (9,278)    (19,320)  (135,183)   (241,167)   (7,835)                  (412,783)
                                               ----------   ---------   --------   ---------   -------   -----------   ----------
BALANCE, DECEMBER 31, 1995...................    $161,766   $ 100,605   $160,226   $ 274,485   $12,269      $228,657     $938,008
                                               ============ =========   ========== =========   =======   ============  ===========

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

LOAN AND LEASE ANALYSIS

              $(THOUSANDS)                     1995            1994            1993            1992            1991
-----------------------------------------------------------------------------------------------------------------------
ENDING LOAN AND LEASE BALANCES:
  Commercial, financial and
     agricultural.......................    $17,903,692     $16,619,186     $15,208,355     $15,085,540     $16,955,907
  Real estate...........................     19,619,908      19,039,988      17,780,781      16,335,864      14,753,327
  Consumer, net.........................     18,407,595      19,070,286      17,311,474      14,062,562      11,476,940
  Credit card...........................      7,665,274       5,924,383       6,112,545       5,087,076       4,676,589
  Leases, net...........................      1,732,196       1,339,069       1,107,220       1,000,484         975,340
                                            -----------     -----------     -----------     -----------     -----------
TOTAL LOANS AND LEASES..................    $65,328,665     $61,992,912     $57,520,375     $51,571,526     $48,838,103
                                            ===========     ===========     ===========     ===========     ===========
Nonperforming assets and delinquencies:
  Non-accrual loans.....................    $   349,084     $   377,409     $   482,331     $   680,408     $   767,238
  Renegotiated loans(1).................          5,211           3,910           7,567          28,361          22,669
  Other real estate owned...............         75,483          84,355         153,260         191,665         387,296
                                            -----------     -----------     -----------     -----------     -----------
TOTAL NONPERFORMING ASSETS..............    $   429,778     $   465,674     $   643,158     $   900,434     $ 1,177,203
                                            ===========     ===========     ===========     ===========     ===========
Loans delinquent 90 days or more and
  accruing interest.....................    $   254,417     $   173,456     $   207,816     $   211,832     $   296,309
Loans classified as doubtful (included
  in non-accrual)(2)....................         53,789          33,160          59,949          78,120         203,119
Interest foregone on nonperforming loans
  (after tax)(3)........................    $    27,540     $    18,584     $    26,727     $    35,483     $    46,504
ALLOWANCE AND LOSS RATIOS:
Ending allowance to ending balances:
  Commercial, financial and
     agricultural.......................            .90%           1.09%           1.58%           2.00%           1.57%
  Real estate...........................            .51             .67             .97             .81            1.20
  Consumer..............................            .87             .81            1.05            1.26            1.46
  Credit card...........................           3.58            3.13            3.37            3.38            3.75
  Leases................................            .71             .94            1.25            1.60            1.01
TOTAL LOANS AND LEASES..................           1.44            1.45            1.68            1.85            1.86
Net charge-offs (recoveries) to average
  balances:
  Commercial, financial and
     agricultural.......................            .05            (.07)            .17             .88            1.22
  Real estate...........................            .10             .05             .31             .56             .70
  Consumer..............................            .74             .51             .57            1.14            1.37
  Credit card...........................           3.75            3.52            4.23            4.70            4.85
  Leases................................            .53             .20             .68             .89            1.62
TOTAL LOANS AND LEASES..................            .65             .53             .73            1.20            1.40
Recoveries to gross charge-offs.........          31.66           39.20           34.05           22.02           18.48
To ending loans and leases:
  Nonperforming assets..................            .66             .75            1.12            1.75            2.41
  Loans delinquent 90 days or more......            .39%            .28%            .36%            .41%            .61%

(1) Excludes certain smaller balance loans collectively evaluated for impairment.
(2) Defined as loans with a high loss possibility after collateral liquidation based on existing facts, market conditions and value. These loans are provided for in the allowance for credit losses, as appropriate. Any interest income recognized on these loans is immaterial.
(3) The amount of gross interest on nonperforming loans that would have been recorded during 1995 if the loans had been current throughout the year totaled $52 million. Of this amount, $9 million of interest was actually recorded on nonperforming loans during 1995. Texas is included in the amounts in the table for the whole year of 1991 even though it was consolidated beginning October 1, 1991.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                      Deposit Analysis

                      Total deposits decreased slightly compared with December 31, 1994. The decrease is primarily due to the replacement of $1.6 billion in Eurodollar deposits with less expensive borrowings and a $539 million decrease in deposits from the sale of the four Michigan banks during the first quarter of 1995. The retail deposit mix continues to change as consumers shift funds out of lower rate savings and demand accounts into higher yielding market rate products, primarily money market savings and time deposits. The repricing characteristics of certain deposits included below have been synthetically altered by the use of off-balance sheet investment products, however classifications below are based on the contractual terms of the deposits.

                         The following represents the time remaining until
                      maturity of time deposits (including all foreign deposits) greater than $100,000.

                                                                               DECEMBER 31,   DECEMBER 31,
                                              $(MILLIONS)                          1995           1994
                           --------------------------------------------------------------------------------
                           0-3 months........................................         $2,782         $4,304
                           4-6 months........................................            527            441
                           7-12 months.......................................            524            393
                           Over 1 year.......................................            700            972
                                                                                      ------         ------
                           Total.............................................         $4,533         $6,110
                                                                                      ======         ======

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

                      BANC ONE's Natural Asset Sensitivity

                      BANC ONE serves as a financial intermediary by taking deposits and making loans. Although the interest rate risk profile of BANC ONE may change in the future as new business activity changes, historically, the terms of loans and deposits create an interest rate risk profile with asset maturities and terms to repricing shorter than those of liabilities (asset sensitive). Asset sensitivity results in higher earnings from rising interest rates and lower earnings from falling interest rates. The table on the following page shows BANC ONE's Structural Gap which is defined as interest rate sensitivity excluding all investment products (on-and off- balance sheet). BANC ONE's one year cumulative structural gap is a positive $15.1 billion. This indicates that without investment products, BANC ONE is naturally asset sensitive. The middle of the table contains all investment products in their expected repricing periods. A consolidated gap position is then calculated.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                      STRUCTURAL GAP

                                                                   0-3          4-12        YEAR 1      YEAR 2      3 TO 5
                                         ($ MILLIONS)             MONTHS       MONTHS       TOTAL        TOTAL       YEARS
                                 ------------------------------------------------------------------------------------------
                                 Structural gap..............    $ 16,662     $ (1,589)    $ 15,073     $ 2,558     $ 8,484
                                 Cumulative structural gap...      16,662       15,073                   17,631      26,115
                                 Investment products:
                                     On-balance sheet........       6,307        2,109        8,416       1,810       3,639
                                     Wholesale borrowings....     (11,693)          (4)     (11,697)         (8)     (1,651)
                                     Off-balance sheet.......     (14,049)       5,255       (8,794)      4,454       2,433
                                     Total investment
                                       products..............     (19,435)       7,360      (12,075)      6,256       4,421
                                     Cumulative investment
                                       product gap...........     (19,435)     (12,075)                  (5,819)     (1,398)
                                 Consolidated corporate
                                   gap position..............      (2,773)       5,771        2,998       8,814      12,905
                                 Cumulative gap..............      (2,773)       2,998                   11,812      24,717
                                 Percent of total assets.....        (3.1)%        3.3%                    13.1%       27.3%

                                                                OVER 5
                                         ($ MILLIONS)           YEARS        TOTAL
                                 ----------------------------
                                 Structural gap..............  $(28,128)    $ (2,013)
                                 Cumulative structural gap...    (2,013)
                                 Investment products:
                                     On-balance sheet........     2,154       16,019
                                     Wholesale borrowings....      (650)     (14,006)
                                     Off-balance sheet.......     1,907
                                     Total investment
                                       products..............     3,411        2,013
                                     Cumulative investment
                                       product gap...........     2,013
                                 Consolidated corporate
                                   gap position..............   (24,717)
                                 Cumulative gap..............
                                 Percent of total assets.....
                                 ------------------------------------------------------------------------------------------


                      Although this table provides an indication of the direction of risk for a change in interest rates, it does not fully depict the effect of option-like characteristics contained in loans, investments and deposits. These characteristics can be best analyzed by the use of earnings sensitivity models and economic value at risk analysis.

                      The Asset Liability Management (ALM) Process

                      The impact of changes in interest rates is measured on both near-term earnings and long-term earnings. BANC ONE measures the first impact by determining how earnings from existing assets and liabilities would change over a 12 to 24 month period if interest rates changed. This is called Earnings Sensitivity Risk (ESR). The risk of changing spreads between certain categories of indexed assets and liabilities is measured over a 12 to 24 month period. This is referred to as Basis Risk. As an indicator of the sensitivity of longer term earnings to interest rates, BANC ONE determines a baseline measure of the economic value of future earnings to be derived from the current balance sheet and then measures the percentage change in that value for given changes in rates. This method is referred to as Economic Value at Risk (VAR).

                      Earnings Sensitivity Risk (ESR)

                      ESR is defined as the percentage change in forecasted earnings over a 12 month period for a specified change in forecasted interest rates. At BANC ONE, ESR is measured against simulated increases and decreases in interest rates of 1%, 2% and 3%. BANC ONE has established guidelines which limit the amount of short-term earnings sensitivity it is willing to tolerate for these changes in interest rates.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                         Assumptions used in earnings simulations include the
                      behavior of loan and deposit repricings and volumes. Major assumptions include loan and deposit growth, mix changes, loan and deposit pricing spreads, prepayment volatility on various fixed rate assets, and spread and volume elasticity of interest and non-interest bearing deposit accounts. A significant portion of consumer deposits do not reprice or mature on a contractual basis. These deposit balances and rates are expected to react to market rates with a lag. Assumptions are based upon historical experience with BANC ONE's markets and customers, and include projections for how management expects to price loans and deposits in response to market changes. Because markets and consumer behavior are not entirely predictable, the assumptions are continually monitored and updated as market conditions change.

                         The following table reflects ESR at December 31, 1995
                      for gradual rate changes (i.e. .25% per quarter for a 1% annual rate movement).

                           GRADUAL RATE CHANGE                                                      ESR
                           ----------------------------------------------------------------------  -----
                                     +3%.........................................................  (4.30)%
                                     +2%.........................................................  (2.20)%
                                     +1%.........................................................   (.50)%
                                     -1%.........................................................  (1.50)%
                                     -2%.........................................................  (3.10)%

                      ----------------------------------------------------------

                      Changes in income are not symmetrical to changes in rates due to option-like characteristics embedded in balance sheet assets and liabilities and expected customer responses to rate changes.

                      Basis Risk

                      The primary basis risk faced by BANC ONE is the risk that the spread between Prime loan rates and short-term funding rates will narrow. At December 31, 1995, BANC ONE had approximately $19.1 billion of Prime rate related loans. Basis risk has been reduced by entering into $8.0 billion of basis swaps in which BANC ONE pays Prime, less a spread, and receives London Inter-Bank Offered Rate (LIBOR), which, in some cases, is subject to certain caps. These basis swaps have declined in market value since their purchase because the amount BANC ONE receives in certain contracts has been limited by the caps.

                         An immediate decline of ten basis points in the spread
                      between Prime and Fed Funds, and Prime and LIBOR, lasting a full year would cause projected earnings to decline by .6%.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                      Economic Value at Risk

                      The change in the economic value of BANC ONE's long-term revenue flows for a 1% and 2% shock in rates, both up and down, provides a measurement of long-term risk, as shown below.

                                                                                             PERCENT CHANGE
                                                                                              IN ECONOMIC
                           SHOCK SCENARIO                                                        VALUE
                           ----------------------------------------------------------------  --------------
                                     +2%...................................................        1.0 %
                                     +1%...................................................         .9 %
                                     -1%...................................................       (5.0)%
                                     -2%...................................................      (12.0)%

                      ----------------------------------------------------------

                         The decrease in economic value when rates fall is
                      primarily caused by BANC ONE's limited ability to reduce rates on deposits in step with market rates and by the accelerated amortization of interest rate swaps. On the other hand, changes in economic value are modest when rates rise. It is expected that as rates rise, customers will accelerate the shift from low-cost deposits to higher cost products and deposit rates will therefore increase. In addition, amortization of certain interest rate swaps will be slower in a higher rate climate than in a falling rate climate. The mix of these two factors makes the change in economic value for rising rates disproportionately smaller than the change for falling rates and their mix is substantially responsible for the lack of significant economic value change between the +1% and +2% shock scenarios.

                      Balance Sheet Transactions and Investment Products Used to Manage Interest Rate Risk

                      In 1994, BANC ONE was active in both the local and capital markets to reduce its liability sensitive position. This was accomplished principally by selling $8 billion in fixed rate U.S. Treasury and Agency securities. By the end of 1994, earnings sensitivity was within narrow bounds.

                         Throughout 1995, earnings sensitivity was managed
                      within a modest band of risk. Since BANC ONE's structural gap is asset sensitive, as investment products mature, exposure to falling rates increases. As a result, various programs were entered into to offset this exposure.

                         BANC ONE purchased approximately $2 billion of U.S.
                      Treasury and Agency securities, entered into approximately $1.9 billion of receive-fixed interest rate swaps and extended the duration of approximately $1.6 billion of asset-backed and U.S. Agency assets by sale and subsequent purchase of a like amount of similar, but longer duration, securities. In addition, almost $4.5 billion of receive-fixed rate index amortizing interest rate swaps were converted to generic swaps, both increasing the positive earnings impact on these instruments in a falling interest rate environment and reducing the negative earnings impact on these instruments from a rising interest rate environment. Because these actions increased BANC ONE's near term exposure to increased interest rates BANC ONE purchased $2.1 billion of interest rate caps.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                      Credit Risk

                      There were no past due amounts or reserves for possible credit losses at December 31, 1995, related to off-balance sheet investment product transactions, nor were there any charge-offs during the three years ending December 31, 1995. In October 1994, the Office of the Comptroller of the Currency created new tiering categories for off-balance sheet investment product contracts. Based on these criteria, BANC ONE is a Tier II dealer. Customer cap and swap agreements are created to accommodate the needs of BANC ONE's commercial loan customers. BANC ONE enters into offsetting transactions with third parties and has prudent controls on transaction size, term and customer disclosure guidelines. BANC ONE has customer outstandings, excluding offsetting transactions, with notional amounts of $1.2 billion at December 31, 1995.

                      Liquidity Management

                      Liquidity is managed in order to preserve stable and reliable sources of cash to fund loan growth as well as expected and unexpected outflows of deposits and other liabilities. In addition, liquidity management seeks to avoid over-concentration on a limited number of liability sources and to minimize reliance on potentially volatile wholesale funds and large liabilities. The liquidity management guidelines at BANC ONE include those practices that promote adequate but not excessive liquidity, resulting in a balanced blend of several liabilities each of which is used in moderation. This allows BANC ONE entry into several markets and provides the mechanisms to either hypothecate unmarketable loans to generate cash or enable the securitization of loans for sale in the marketplace.

                         BANC ONE has a number of significant sources of
                      liquidity. The most reliable source is "On-Books Liquidity". Substantial funding can be extracted from the $15.1 billion of short-term investments and securities available for sale. The other sources of liquidity are:
                      (i) a geographically diverse retail network comprised of affiliate banks in 12 states, providing access to a substantial number of retail deposits; (ii) the ability to acquire large liabilities in affiliate markets; (iii) the ability to sell and securitize loans; (iv) the ability to access large liabilities in the national marketplace; and
                      (v) the ability to borrow against specific unmarketable loans. In addition to using the securities portfolio to collateralize repurchase agreements and public funds deposits, $111 million is pledged as collateral on off-balance sheet investment products. The amount pledged will increase as rates rise and decrease as rates decline.

                         BANC ONE's size and high credit quality ratings have
                      made numerous external funding sources available. A bank note program is available, as are commercial paper lines of credit totaling $2 billion. During 1995, BANC ONE affiliate banks issued $4.1 billion of bank notes, with $2.8 billion outstanding at December 31, 1995. BANC ONE also maintains an extensive contingency funding plan. The various sources of liquidity available to BANC ONE provide ample long-term as well as short-term funding alternatives.

                         At December 31, 1995, large liability dependence was
                      17.3%, an increase from 16.0% at December 31, 1994. BANC ONE's policy is that the large liability position be no greater than 30 percent of net earning assets. In practice, BANC ONE manages the position at much lower levels as summarized in the table on the following page. The sales of loans and securities coupled with the issuance of long-term debt, allowed BANC ONE to reduce reliance on short-

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                      term debt during 1995. Because the large liability dependence is calculated net of short-term investments, the decrease of short-term investments has slightly increased the net large liability reliance. During 1996, BANC ONE expects to continue to enter into loan sale transactions as funding tools.

                      LIQUIDITY

                                                                              DECEMBER 31,   DECEMBER 31,
                                              $(MILLIONS)                         1995           1994
                           ------------------------------------------------------------------------------
                           Earning assets, net of short-term investments....       $80,099        $76,248
                           Large liabilities:
                             Net national market liabilities................        $3,209         $1,954
                             As a percent of net earning assets.............          4.01%          2.56%
                             Total net large liabilities....................       $13,857        $12,195
                             As a percent of net earning assets.............         17.30%         15.99%

                      ----------------------------------------------------------

                         Non-bank affiliates are partially funded by advances
                      from the Corporation. Funding for the Corporation comes principally from dividends from bank affiliates, management fees and the issuance of commercial paper and term debt. During 1995, the Corporation reduced commercial paper usage and financed its purchase of $324 million of treasury stock with funds from dividends from its bank affiliates and the issuance of $600 million of subordinated notes.
--------------------------------------------------------------------------------

                      VI. CAPITAL

                      Historically, BANC ONE has used common stock as consideration in acquisitions so that stockholders' equity is increased as assets are acquired. BANC ONE has generally issued shares in acquisitions in an amount such that little or no dilution to earnings per share resulted based on expected earnings from the acquiree. On January 2, 1996, the Corporation acquired Premier Bancorp, Inc. for 24 million common shares (previously held as treasury shares and adjusted for the 10% common stock dividend payable March 6, 1996 to shareholders of record on February 21, 1996) valued at $711 million.

                         BANC ONE has long had a policy of maintaining superior
                      capital ratios. Total equity to assets at December 31, 1995 of 9.06% increased 55 basis points, from 8.51% a year ago. This was caused by the increase in net income and in the net unrealized holding gains on securities available for sale. BANC ONE's policies require it to maintain, at a minimum, a capital position that meets the federal regulators "well capitalized" classification. Tier I capital is defined as the sum of common stockholders' equity and preferred stock, less goodwill and certain other deductions (including net unrealized holding gains (losses) on securities available for sale, certain intangible assets and 50% of the investment in unconsolidated subsidiaries). Tier I and total risk adjusted capital ratios were 10.05% and 14.05% respectively, both significantly above regulatory capital requirements of 4% and 8%. All of the Corporation's banks meet the regulatory definition of well capitalized banks. In February 1996, the Corporation purchased and retired
                      16.5 million common shares (15 million prior to the 10% common stock dividend). Since these shares have been effectively reissued in connection with the 10% common stock dividend, they will not prohibit the Corporation from entering into an acquisition using the pooling of interests method.

                         BANC ONE generally matches dividend increases with
                      earnings increases so that dividends paid out typically average between 35% and 45% of net income. The dividend payout ratio was 43% and 51% in 1995 and 1994, respectively. Payout ratios based on BANC ONE's historical net income per common share are presented in the Ten Year Performance Summary.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                      VII. FOURTH QUARTER REVIEW

                      Net income for the fourth quarter of 1995 was $337 million or $.77 per share compared to $64 million or $.13 per share for the same period in 1994. The following significantly impacted net income in the fourth quarter:

                         - FDIC premiums paid in 1995 decreased $26 million as a
                           result of reduced deposit insurance premiums from $.23 to $.04 per $100 for Bank Insurance Fund (BIF) deposits for well capitalized and well managed banks.

                         - An after tax loss of $160 million was recognized in
                           1994 due to the sale of $6 billion in U.S. Treasury and Agency securities.

                         - An after tax accrual of $60 million was recorded
                           related to operations consolidation and other charges in 1994.

                         See the Consolidated Quarterly Financial Data Schedules
                      on pages 44 and 45 for a comparison of quarterly results for 1995 and 1994.
--------------------------------------------------------------------------------

                      VIII. COMPARISON OF 1994 VERSUS 1993

                      Overview of Operations -- Net income for 1994 was $1,005 million or $2.20 per share, declining from $1,191 million or $2.66 per share in 1993. All per share amounts have been restated for two 10% common stock dividends effective February 10, 1994 and February 21, 1996.

                         The 1994 earnings decrease was primarily due to a loss
                      on the sale of securities to reduce BANC ONE's exposure to rising interest rates, merger and litigation expenses and operations consolidation charges relating to standardization and consolidation of certain loan, deposit and back office functions. These decreases were partially offset by a gain on sale of student loans.

                         Return on average assets decreased to 1.15% in 1994
                      from 1.50% in 1993. Return on average common equity decreased to 13.35% in 1994 from 17.58% in 1993. The ending ratio of average common equity to average assets increased to 8.50% in 1994 from 8.40% in 1993.

                         Net Interest Income -- Average interest-earning assets
                      increased 11% to $78.3 billion in 1994 from $70.6 billion in 1993. The growth was primarily due to an increase in average loans and leases in 1994.

                         Net interest margin decreased to 5.48% in 1994 from
                      6.19% in 1993. Correspondingly, net interest income (FTE) decreased by $83 million in 1994 from 1993. Cost of funds increased while the yield on average earning assets declined during 1994. The national market interest rate increases contributed to an increase in the average rate paid on deposits and borrowed funds for the year ended December 31, 1994. The decrease in the yield on average earning assets reflects the impact of increasingly competitive pricing and contractual repricing lags on loans.

                         Loan Portfolio -- Interest income on loans (FTE)
                      increased by $344 million in 1994 over 1993. Average total loans and leases increased to $59.8 billion for 1994, up from $53.2 billion for 1993. The overall yield on loans declined to 9.2% in 1994 from 9.7% in 1993. Yields on retail loans paid off in 1994 were generally higher than rates on new originations which were impacted by increasingly competitive pricing in 1994. Some new credit card accounts were originated at low, introductory rates in 1994. Although loan yields declined during 1994, interest and fees on loans and leases increased, due to growth in consumer and credit card loans.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                         Deposits and Borrowed Funds -- Total average
                      interest-bearing liabilities increased 10.6% to $64.5 billion in 1994 from $58.3 billion in 1993, primarily reflecting increases in short-term borrowings. Deposit growth lagged loan growth during 1994 as consumers chose other higher yielding forms of investment.

                         Average borrowed funds increased $4.5 billion in 1994
                      from 1993 and the average rate paid increased to 4.54% in 1994 from 3.67% in 1993, resulting in related interest expense growth of $277 million. To fund increased loan growth, BANC ONE issued short-term bank notes during 1994 and, on average, purchased more federal funds compared to the previous year.

                         Off-Balance Sheet Investment Products -- The use of
                      off-balance sheet investment products increased interest income by $22 million, or 3 basis points, and decreased deposit and other borrowing costs by $72 million, or 11 basis points, in 1994. The use of off-balance sheet investment products increased income by $230 million, or 33 basis points, and decreased deposit and other borrowing costs by $216 million, or 38 basis points, in 1993.

                         Non-Interest Income, Non-Interest Expense and Income
                      Taxes -- Other non-interest income increased $88 million in 1994 from 1993. The increase was primarily due to a gain on the sale of student loans and a gain on the sale of mortgage loan servicing rights.

                         Salaries and related expense increased $66 million
                      during 1994 compared to 1993. Severance pay of $36 million related to operations consolidation was recorded in 1994. The increase also reflects merit and other pay increases and an increase in headcount resulting from expansion into new markets, products and business opportunities. This increase is offset by a decrease in bonuses and a decrease in 401(k) benefits due to a decreased employer match.

                         Net occupancy expense, exclusive of depreciation,
                      increased $22 million in 1994 from 1993. The increase is primarily attributable to expenses related to the operations consolidation.

                         Depreciation and amortization increased $82 million in
                      1994 compared to 1993. The increase is primarily due to $46 million of expenses related to the operations consolidation and $21 million of merger-related expenses.

                         Other non-interest expenses decreased $15 million in
                      1994 from 1993. Included in these amounts are other real estate owned (OREO) expenses, which declined $35 million in 1994 as compared to 1993. The decrease in OREO expenses relates to a decline of $69 million in OREO property held. These decreases were offset by an increase in litigation expenses, and expenses related to the operations consolidation.

                      Loan Quality -- The allowance for credit losses decreased to $897 million at December 31, 1994 from $967 million at December 31, 1993. This decrease can be primarily attributed to $52 million of credit loss provision reduction related to the sale of $2 billion in credit card receivables, coupled with a continued general improvement in credit quality evidenced by a decrease in nonperforming assets of $178 million and a decrease in net charge-offs of $73 million from 1993 to 1994.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

TEN YEAR PERFORMANCE SUMMARY
(unaudited)

NOT RESTATED FOR ACQUISITIONS
--------------------------------------------------------------------------------

                               YEARLY AVERAGE BALANCES                              YEAR-END BALANCES
    BALANCE             -------------------------------------     ------------------------------------------------------
     SHEET               TOTAL        COMMON        EARNING       LOANS AND                    LONG-TERM        TOTAL
  $(MILLIONS)  YEAR     ASSETS        EQUITY         ASSETS        LEASES        DEPOSITS      BORROWINGS       ASSETS
------------------------------------------------------------------------------------------------------------------------
               1995     $87,052         $7,518        $78,315       $65,329        $67,320         $2,720        $90,454
               1994      87,090          7,400         78,312        61,993         68,090          1,866         88,923
               1993      74,716          6,301         66,326        53,846         60,943          1,702         79,919
               1992      58,249          4,685         52,114        38,722         48,465          1,198         61,417
               1991      33,861          3,103         30,184        30,197         37,057            703         46,293
               1990      27,654          2,590         24,568        20,363         22,316            581         30,336
               1989      25,518          2,145         22,945        17,909         20,952            372         26,552
               1988      23,484          1,906         21,054        17,325         19,502            379         25,274
               1987      17,538          1,372         15,651        12,934         14,478            266         18,730
               1986      16,299          1,178         14,482        11,549         13,371            170         17,372
               1985       9,539            703          8,412         6,687          8,141             92         10,823
Annual Growth:
  1995/94                  (.04)%         1.59%             0%         5.38%         (1.13)%        45.77%          1.72%
Compound Growth:
  5 Years                 25.78          23.75          26.09         26.26          24.71          36.17          24.42
10 Years                  24.75          26.74          25.00         25.60          23.52          40.31          23.65

--------------------------------------------------------------------------------

                                                  NET                                                                 TOTAL
                                             INCOME BEFORE         CASH                                               MARKET
   DATA PER                      NET          SECURITIES         DIVIDENDS           BOOK              STOCK          CAPITAL
 COMMON SHARE  YEAR            INCOME        TRANSACTIONS        DECLARED            VALUE             PRICE        $(MILLIONS)
-------------------------------------------------------------------------------------------------------------------------------
               1995             $2.91             $2.87             $1.24            $18.58            $34.21           $14,630
               1994              2.20              2.57              1.13             16.75             23.07            10,076
               1993              2.71              2.68               .97             16.20             32.34            13,542
               1992              2.16              2.14               .81             14.12             35.13            12,331
               1991              1.93              1.93               .69             12.69             31.64             8,833
               1990              1.66              1.67               .63             10.88             16.68             4,408
               1989              1.51              1.52               .57              9.41             17.69             4,239
               1988              1.42              1.40               .50              8.52             12.15             2,876
               1987              1.08              1.05               .45              7.52             11.93             2,360
               1986              1.05               .97               .41              6.83             11.36             2,082
               1985              1.00               .97               .35              6.03             11.63             1,491
Annual Growth:
  1995/94                       32.27%             11.67%            9.73%            10.93%            48.29%            45.20%
Compound Growth:
  5 Years                       11.88             11.44             14.50             11.30             15.45             27.12
10 Years                        11.27             11.46             13.48             11.91             11.39             25.65

--------------------------------------------------------------------------------

                             AVERAGE           COMMON
                              SHARES           SHARES                             STOCK           DIVIDEND         YEAR-END
    COMMON                 OUTSTANDING         TRADED             COMMON        SPLITS AND         PAYOUT           PRICE/
  STOCK DATA   YEAR           (000)            (000)(1)        SHAREHOLDERS     DIVIDENDS          RATIO           EARNINGS
--------------------------------------------------------------------------------------------------------------------------
               1995           433,323           179,034            87,632                           43%            11.8x
               1994           448,118           242,656            82,253           10%             51             10.5
               1993           414,511           163,327            71,384           5:4             36             11.9
               1992           351,146           113,186            58,114           10%             37             16.2
               1991           242,905            69,241            43,935                           36             16.4
               1990           230,292            63,717            44,572           10%             38             10.1
               1989           196,804            54,155            43,437                           37             11.7
               1988           195,733            42,347            43,892           10%             35              8.5
               1987           158,826            38,297            37,693                           42             11.0
               1986           151,611            21,457            36,855           10%             39             10.7
               1985           103,235             8,270            24,748           3:2             34             11.6

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

$(MILLIONS)
--------------------------------------------------------------------------------

                                                                                           NET INCOME
                                            NET                                              BEFORE
  INCOME AND              TOTAL          INTEREST       NON-INTEREST     NON-INTEREST      SECURITIES           NET
   EXPENSES    YEAR      REVENUE          INCOME      (2)         INCOME (3)        EXPENSE   TRANSACTIONS      INCOME
--------------------------------------------------------------------------------------------------------------------------
               1995          $8,970.9          $4,208.9          $1,842.1          $3,631.6          $1,260.4          $1,277.9
               1994           7,777.9           4,287.8           1,590.6           3,768.0           1,168.9           1,005.1
               1993           7,163.3           4,169.6           1,412.1           3,450.6           1,129.6           1,140.0
               1992           5,999.0           3,240.1           1,156.9           2,663.6             772.7             781.3
               1991           4,154.1           1,838.5             844.3           1,486.2             529.3             529.5
               1990           3,506.9           1,309.3             706.7           1,102.7             424.3             423.4
               1989           3,163.0           1,193.7             513.5             967.4             365.3             362.9
               1988           2,734.5           1,142.0             452.3             893.1             332.9             340.2
               1987           1,959.6             907.3             284.0             666.5             203.5             208.9
               1986           1,847.4             830.4             250.8             608.5             185.3             199.8
               1985           1,192.2             523.2             158.1             361.2             127.6             130.4
Annual Growth:
  1995/94                       15.34%            (1.84)%           15.81%            (3.62)%            7.83%            27.14%
Compound Growth:
  5 Years                       20.67             26.31             21.12             26.92             24.33             24.72
10 Years                        22.36             23.18             27.83             25.96             25.74             25.64

--------------------------------------------------------------------------------

                                                                                                      EMPLOYEES     NET INCOME
                             RETURN ON           NET            NON-INTEREST                         (FT EQUIV.)        PER FT
   OPERATING                  AVERAGE          INTEREST          INCOME TO          EFFICIENCY       PER $MILLION        EQUIV.
    RATIOS     YEAR            ASSETS            MARGIN(2)        EXPENSE (3)       RATIO (4)         OF ASSETS        EMPLOYEE
------------------------------------------------------------------------------------------------------------------------------
               1995              1.47%             5.37%             50.7%             60.0%              .52           $27,235
               1994              1.15              5.48              42.2              64.1               .55            20,596
               1993              1.53              6.29              40.9              61.8               .57            25,165
               1992              1.34              6.22              43.4              60.6               .53            23,912
               1991              1.56              6.09              56.8              55.4               .59            21,449
               1990              1.53              5.33              64.1              54.7               .63            19,871
               1989              1.42              5.20              53.1              56.7               .67            20,388
               1988              1.45              5.42              50.6              56.0               .67            20,166
               1987              1.19              5.80              42.6              55.9               .74            15,064
               1986              1.23              5.73              41.2              56.3               .73            15,790
               1985              1.37              6.22              43.8              53.0               .79            15,167
Average:
  5 Years                        1.41%              5.89%            46.8%             60.4%              .55           $23,671
10 Years                         1.39              5.69              48.6              58.2               .62            20,964

--------------------------------------------------------------------------------

                                                      AVERAGE
                                  RETURN ON            COMMON              LONG-TERM
                                   AVERAGE            EQUITY TO          BORROWINGS TO                               TOTAL
    EQUITY                         COMMON              AVERAGE              COMMON            MARKET TO           RETURN TO
    RATIOS     YEAR                 EQUITY              ASSETS              EQUITY            BOOK VALUE          INVESTORS
----------------------------------------------------------------------------------------------------------------------------
               1995                16.77%                8.64%                34.2%               184.1%                54.4%
               1994                13.35                 8.50                 25.5                137.7                (25.7)
               1993                17.81                 8.43                 25.1                199.6                 (5.4)
               1992                16.26                 8.04                 24.2                248.9                 13.9
               1991                16.58                 9.16                 19.8                249.2                 95.0
               1990                16.24                 9.36                 20.2                153.3                 (2.0)
               1989                16.79                 8.41                 16.5                187.9                 50.5
               1988                17.69                 8.12                 18.8                142.7                  5.8
               1987                15.12                 7.82                 17.9                158.5                  8.6
               1986                16.49                 7.23                 13.6                166.4                   .8
               1985                17.77                 7.37                 11.9                193.1                 56.1
Average:
  5 Years                          16.15%                8.55%                25.8%               203.9%               19.26(7)
10 Years                           16.31                 8.37                 21.6                182.8                15.21(7)
---------------

          (1) Amounts do not reflect stock dividends and stock splits.
          (2) Fully taxable equivalent basis.
          (3) Excluding security transactions.
          (4) Non-interest expense divided by net interest income (2) plus non-interest income excluding securities transactions.
          (5) 1990 and 1991 net income exclude equity in earnings of Bank One, Texas, NA.
          (6) Market change year to year with dividends reinvested.
          (7) Calculation is 5- and 10-year compound growth.

                                                           43

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

CONSOLIDATED QUARTERLY FINANCIAL DATA
(unaudited)

                                                                               QUARTERS
                                            -------------------------------------------------------------------------------
                                                                   1995                                      1994
                                            ---------------------------------------------------     -----------------------
   $(MILLIONS, EXCEPT PER SHARE DATA)        FOURTH         THIRD        SECOND         FIRST        FOURTH         THIRD
----------------------------------------
KEY AVERAGE BALANCES:
  Taxable securities(1).................    $  12,436     $  12,154     $  13,400     $  13,194     $  14,079     $  16,534
  Tax-exempt securities(1)..............        1,769         1,905         2,043         2,145         2,248         2,351
                                            ---------     ---------     ---------     ---------     ---------     ---------
TOTAL SECURITIES........................       14,205        14,059        15,443        15,339        16,327        18,885
  Commercial loans......................       17,913        17,686        17,570        16,570        16,087        15,576
  Real estate loans.....................       20,451        20,426        19,697        19,172        18,872        18,241
  Consumer loans, net...................       18,387        17,904        17,645        18,911        19,054        19,354
  Credit card loans.....................        7,296         6,542         6,088         5,807         6,166         6,569
  Leases, net...........................        1,636         1,507         1,419         1,354         1,255         1,184
  Allowance for credit losses...........         (918)         (894)         (891)         (897)         (928)         (960)
                                            ---------     ---------     ---------     ---------     ---------     ---------
NET LOANS AND LEASES....................       64,765        63,171        61,528        60,917        60,506        59,964
  Other earning assets..................          456           673           795         1,898         1,876           725
TOTAL EARNING ASSETS....................       79,426        77,903        77,766        78,154        78,709        79,574
TOTAL ASSETS............................       88,237        86,780        86,529        86,646        87,273        88,254
  Demand deposits:
    Non-interest bearing................       13,280        12,978        12,689        12,922        13,674        13,397
    Interest bearing....................        7,050         8,416         8,677         8,928         9,142         9,221
  Savings and money market deposits.....       21,875        19,994        19,202        19,284        19,659        20,062
  Time deposits.........................       23,442        24,229        25,180        24,915        23,670        22,982
                                            ---------     ---------     ---------     ---------     ---------     ---------
TOTAL DEPOSITS..........................       65,647        65,617        65,748        66,049        66,145        65,662
  Borrowed funds:
    Short-term..........................        9,871         8,918         9,107         9,310        10,127        11,603
    Long-term...........................        2,676         2,524         2,091         2,056         1,843         1,840
                                            ---------     ---------     ---------     ---------     ---------     ---------
TOTAL BORROWED FUNDS....................       12,547        11,442        11,198        11,366        11,970        13,443
TOTAL INTEREST BEARING LIABILITIES......       64,914        64,081        64,257        64,493        64,441        65,708
Preferred stock.........................          250           250           250           250           250           250
Common stockholders' equity.............        7,761         7,582         7,442         7,280     $   7,440     $   7,465
MARGIN ANALYSIS(2)(5)(6)
    Interest income.....................         9.26%         9.19%         9.15%         9.06%         8.47%         8.28%
    Interest expense....................         3.79          3.80          3.86          3.70          3.29          3.02
                                            ---------     ---------     ---------     ---------     ---------     ---------
    Net interest income.................         5.47          5.39          5.29          5.36          5.18          5.26
    Provision for credit losses.........          .83           .68           .48           .35           .18           .38
                                            ---------     ---------     ---------     ---------     ---------     ---------
    Net funds function..................         4.64          4.71          4.81          5.01          5.00          4.88
KEY OPERATING RATIOS
  Return on average assets(5)...........         1.51          1.51          1.43          1.42           .29          1.27
  Return on average common equity(5)....        17.00         17.09         16.34         16.61          3.20         14.82
  Return on average total equity(5).....        16.68         16.77         16.03         16.29          3.32         14.56
  Average common equity to
    average assets......................         8.80          8.74          8.60          8.40          8.52          8.46
  Average total equity to average
    assets..............................         9.08          9.02          8.89          8.69          8.81          8.74
  Tier I capital ratio..................        10.05         10.11         10.36         10.23          9.93         10.51
  Total risk adjusted capital ratio.....        14.05         14.17         13.76         13.62         13.33         13.97
  Leverage ratio........................         8.87          8.88          8.72          8.58          8.28          8.53
CREDIT ANALYSIS:
  Net charge-offs to average loans and
    leases(5)...........................          .87           .67           .56           .49           .59           .50
  Ending allowance to loans and
    leases..............................         1.44          1.40          1.41          1.42          1.45          1.55
  Nonperforming assets(3):
    Total...............................    $   429.8     $   444.7     $   430.8     $   449.4     $   465.7     $   524.2
    Percent of total loans and leases...          .66           .68           .68           .72           .75           .85
  Loans delinquent 90 or more days(4):
    Total...............................    $   254.4     $   212.3     $   186.7     $   172.9     $   173.5     $   195.4
    Percent of total loans and leases...          .39           .32           .29           .28           .28           .32
  Allowance to nonperforming loans......    $   264.8     $   253.3     $   249.1     $   241.0     $   235.3     $   220.2
COMMON STOCK:
  Average shares outstanding (000)(7)...      431,746       432,891       434,214       435,893       445,719       449,859
  Shares traded (000)...................       37,100        39,873        53,708        48,353        72,342        46,939
  Per share data(7):
    Net income..........................    $     .77     $     .76     $     .70     $     .68     $     .13     $     .62
    Cash dividends declared.............          .31           .31           .31           .31           .28           .28
    Book value..........................        18.58         18.02         17.59         17.16         16.75         16.84
    Stock price:
      High..............................        36.48         33.41         31.94         27.39         27.73         32.27
      Low...............................        30.35         27.95         26.03         22.85         21.94         26.82
      Close.............................    $   34.21     $   33.18     $   29.32     $   25.91     $   23.07     $   27.27
PREFERRED STOCK, SERIES C:
  Shares traded (000)...................        1,678           990         1,316         1,233         1,679           892
  Stock price:
    High................................    $   70.75     $   64.00     $   61.75     $   54.25     $   57.50     $   63.75
    Low.................................        59.38         55.58         52.25         49.63         49.00         57.00
    Close...............................    $   65.63     $   63.75     $   58.25     $   51.75     $   49.63     $   57.50


   $(MILLIONS, EXCEPT PER SHARE DATA)      SECOND         FIRST
----------------------------------------
KEY AVERAGE BALANCES:
  Taxable securities(1).................  $  18,122     $  15,316
  Tax-exempt securities(1)..............      2,384         2,346
                                          ---------     ---------
TOTAL SECURITIES........................     20,506        17,662
  Commercial loans......................     15,443        15,015
  Real estate loans.....................     17,674        17,543
  Consumer loans, net...................     18,745        17,901
  Credit card loans.....................      6,192         6,081
  Leases, net...........................      1,143         1,114
  Allowance for credit losses...........       (975)         (974)
                                          ---------     ---------
NET LOANS AND LEASES....................     58,222        56,680
  Other earning assets..................        785         1,062
TOTAL EARNING ASSETS....................     79,513        75,404
TOTAL ASSETS............................     88,349        84,442
  Demand deposits:
    Non-interest bearing................     13,338        13,433
    Interest bearing....................      9,392         9,357
  Savings and money market deposits.....     20,315        20,012
  Time deposits.........................     21,951        21,742
                                          ---------     ---------
TOTAL DEPOSITS..........................     64,996        64,544
  Borrowed funds:
    Short-term..........................     12,479         9,017
    Long-term...........................      1,844         1,811
                                          ---------     ---------
TOTAL BORROWED FUNDS....................     14,323        10,828
TOTAL INTEREST BEARING LIABILITIES......     65,981        61,939
Preferred stock.........................        250           250
Common stockholders' equity.............  $   7,351     $   7,344
MARGIN ANALYSIS(2)(5)(6)
    Interest income.....................       8.15%         8.49%
    Interest expense....................       2.71          2.44
                                          ---------     ---------
    Net interest income.................       5.44          6.05
    Provision for credit losses.........        .25           .43
                                          ---------     ---------
    Net funds function..................       5.19          5.62
KEY OPERATING RATIOS
  Return on average assets(5)...........       1.50          1.57
  Return on average common equity(5)....      17.80         17.81
  Return on average total equity(5).....      17.44         17.46
  Average common equity to
    average assets......................       8.32          8.70
  Average total equity to average
    assets..............................       8.60          8.99
  Tier I capital ratio..................      10.36         10.59
  Total risk adjusted capital ratio.....      13.81         14.17
  Leverage ratio........................       8.44          8.61
CREDIT ANALYSIS:
  Net charge-offs to average loans and
    leases(5)...........................        .49           .54
  Ending allowance to loans and
    leases..............................       1.58          1.66
  Nonperforming assets(3):
    Total...............................  $   523.7     $   600.2
    Percent of total loans and leases...        .87          1.02
  Loans delinquent 90 or more days(4):
    Total...............................  $   211.9     $   189.0
    Percent of total loans and leases...        .35           .32
  Allowance to nonperforming loans......  $   225.7     $   208.7
COMMON STOCK:
  Average shares outstanding (000)(7)...    449,359       448,129
  Shares traded (000)...................     55,251        68,124
  Per share data(7):
    Net income..........................  $     .73     $     .72
    Cash dividends declared.............        .28           .28
    Book value..........................      16.59         16.47
    Stock price:
      High..............................      34.55         32.25
      Low...............................      27.95         28.98
      Close.............................  $   31.14     $   30.00
PREFERRED STOCK, SERIES C:
  Shares traded (000)...................      1,200         2,851
  Stock price:
    High................................  $   68.25     $   68.75
    Low.................................      57.50         60.50
    Close...............................  $   62.50     $   61.00

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

CONSOLIDATED QUARTERLY FINANCIAL DATA
(unaudited)

                                                                               QUARTERS
                                            -------------------------------------------------------------------------------
                                                                   1995                                      1994
                                            ---------------------------------------------------     -----------------------
              $(MILLIONS)                    FOURTH         THIRD        SECOND         FIRST        FOURTH         THIRD
----------------------------------------
CONDENSED INCOME STATEMENT:
Interest income(2)
  Taxable securities....................    $  204.09     $  200.87     $  221.12     $  208.73     $  206.53     $  228.44
  Tax-exempt securities.................        37.81         41.84         45.23         46.75         48.89         50.27
                                            ---------     ---------     ---------     ---------     ---------     ---------
Total interest on securities............       241.90        242.71        266.35        255.48        255.42        278.71
  Commercial loans......................       368.78        364.82        360.79        331.68        302.64        294.85
  Real estate loans.....................       464.35        464.42        443.69        424.02        412.08        388.84
  Consumer loans........................       438.79        422.88        409.89        438.77        412.03        406.11
  Credit card loans.....................       303.86        273.37        255.76        241.04        246.93        261.98
  Leases................................        30.37         26.47         25.58         24.73         25.01         21.47
                                            ---------     ---------     ---------     ---------     ---------     ---------
Total interest on loans and leases......     1,606.15      1,551.96      1,495.71      1,460.24      1,398.69      1,373.25
  Total interest on other earning
    assets..............................         6.50         10.53         12.52         30.30         26.63          9.12
TOTAL INTEREST INCOME...................     1,854.55      1,805.20      1,774.58      1,746.02      1,680.74      1,661.08
Interest expense
  Demand deposits.......................        35.35         43.25         47.52         49.62         46.73         43.03
  Savings and money market deposits.....       205.90        191.43        180.00        169.23        156.03        143.66
  Time deposits:
    CDs under $100,000..................       275.25        280.28        278.12        256.11        227.37        201.93
    CDs $100,000 and over...............        58.84         63.57         80.65         74.97         59.25         52.17
                                            ---------     ---------     ---------     ---------     ---------     ---------
TOTAL INTEREST ON DEPOSITS..............       575.34        578.53        586.29        549.93        489.38        440.79
  Borrowed funds:
    Short-term..........................       137.64        124.72        129.00        127.33        124.43        128.41
    Long-term...........................        47.02         44.29         34.93         36.45         39.10         37.23
                                            ---------     ---------     ---------     ---------     ---------     ---------
TOTAL INTEREST ON BORROWED FUNDS........       184.66        169.01        163.93        163.78        163.53        165.64
                                            ---------     ---------     ---------     ---------     ---------     ---------
TOTAL INTEREST EXPENSE..................       760.00        747.54        750.22        713.71        652.91        606.43
                                            ---------     ---------     ---------     ---------     ---------     ---------
Net interest income(2)..................     1,094.55      1,057.66      1,024.36      1,032.31      1,027.83      1,054.65
Provision for credit losses.............       165.90        132.52         92.56         66.51         35.62         75.94
                                            ---------     ---------     ---------     ---------     ---------     ---------
Net funds function(2)...................       928.65        925.14        931.80        965.80        992.21        978.71
NON-INTEREST INCOME:
  Income from fiduciary activities......        62.23         60.05         58.54         58.58         56.03         55.19
  Service charges on deposit accounts...       144.31        140.81        132.46        127.11        128.15        125.03
  Loan processing and servicing
    income..............................       135.53        142.59        130.24        112.44        115.50         90.69
  Securities gains (losses).............         7.98          7.29          2.79          9.79       (254.27)       (12.98)
  Other.................................       141.16        122.13        130.10        143.83        111.83        172.87
                                            ---------     ---------     ---------     ---------     ---------     ---------
TOTAL NON-INTEREST INCOME...............       491.21        472.87        454.13        451.75        157.24        430.80
NON-INTEREST EXPENSE:
  Salaries and related costs............       448.35        430.14        429.08        442.95        459.15        427.29
  Other.................................       477.15        450.07        473.25        480.65        582.39        530.87
                                            ---------     ---------     ---------     ---------     ---------     ---------
TOTAL NON-INTEREST EXPENSE..............       925.50        880.21        902.33        923.60      1,041.54        958.16
Taxable equivalent adjustment...........        16.57         19.25         20.89         22.72         21.04         22.33
                                            ---------     ---------     ---------     ---------     ---------     ---------
Income before income taxes..............       477.79        498.55        462.71        471.23         86.87        429.02
Income tax (provision) benefit:
  Income excluding securities
    transactions........................      (137.86)      (165.00)      (154.16)      (165.02)      (117.35)      (150.35)
  Securities transactions...............        (3.08)        (2.53)        (1.07)        (3.69)        94.86          4.54
                                            ---------     ---------     ---------     ---------     ---------     ---------
Net income..............................    $  336.85     $  331.02     $  307.48     $  302.52     $   64.38     $  283.21
                                             ========      ========      ========      ========     =========     =========
Net income available to common
  stockholders..........................    $  332.48     $  326.65     $  303.11     $  298.15     $   60.00     $  278.84
                                             ========      ========      ========      ========     =========     =========


              $(MILLIONS)                  SECOND         FIRST
----------------------------------------
CONDENSED INCOME STATEMENT:
Interest income(2)
  Taxable securities....................  $  244.99     $  196.45
  Tax-exempt securities.................      51.33         51.55
                                          ---------     ---------
Total interest on securities............     296.32        248.00
  Commercial loans......................     288.73        288.17
  Real estate loans.....................     372.14        365.48
  Consumer loans........................     386.02        409.93
  Credit card loans.....................     243.91        236.34
  Leases................................      21.24         20.84
                                          ---------     ---------
Total interest on loans and leases......   1,312.04      1,320.76
  Total interest on other earning
    assets..............................       8.26          9.38
TOTAL INTEREST INCOME...................   1,616.62      1,578.14
Interest expense
  Demand deposits.......................      40.56         38.65
  Savings and money market deposits.....     131.42        120.46
  Time deposits:
    CDs under $100,000..................     169.34        154.94
    CDs $100,000 and over...............      46.54         42.18
                                          ---------     ---------
TOTAL INTEREST ON DEPOSITS..............     387.86        356.23
  Borrowed funds:
    Short-term..........................     120.23         69.70
    Long-term...........................      29.07         26.41
                                          ---------     ---------
TOTAL INTEREST ON BORROWED FUNDS........     149.30         96.11
                                          ---------     ---------
TOTAL INTEREST EXPENSE..................     537.16        452.34
                                          ---------     ---------
Net interest income(2)..................   1,079.46      1,125.80
Provision for credit losses.............      50.54         80.17
                                          ---------     ---------
Net funds function(2)...................   1,028.92      1,045.63
NON-INTEREST INCOME:
  Income from fiduciary activities......      61.13         60.35
  Service charges on deposit accounts...     116.64        114.07
  Loan processing and servicing
    income..............................      89.01         87.30
  Securities gains (losses).............       2.74          3.45
  Other.................................     101.41        105.39
                                          ---------     ---------
TOTAL NON-INTEREST INCOME...............     370.93        370.56
NON-INTEREST EXPENSE:
  Salaries and related costs............     425.24        441.99
  Other.................................     457.35        443.70
                                          ---------     ---------
TOTAL NON-INTEREST EXPENSE..............     882.59        885.69
Taxable equivalent adjustment...........      22.81         21.99
                                          ---------     ---------
Income before income taxes..............     494.45        508.51
Income tax (provision) benefit:
  Income excluding securities
    transactions........................    (162.92)      (180.35)
  Securities transactions...............       (.96)        (1.21)
                                          ---------     ---------
Net income..............................  $  330.57     $  326.95
                                          =========     =========
Net income available to common
  stockholders..........................  $  326.20     $  322.58
                                          =========     =========

(1) Average balances are based on amortized historical cost excluding SFAS 115 adjustments to fair value which are included in other assets.
(2) Fully taxable equivalent basis. The Federal statutory rate used was 35% for all periods presented.
(3) Excludes certain smaller balance loans collectively evaluated for impairment.
(4) Excluding nonperforming loans.
(5) Ratios presented on an annualized basis.
(6) As a percent of average earning assets.
(7) Amounts have been restated for the 10% common stock dividend payable March 6, 1996 to shareholders of record on February 21, 1996.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEET
at December 31, 1995 and 1994

                                                                                                   DECEMBER 31,
                                                                                           -----------------------------
                                        $(THOUSANDS, EXCEPT PER SHARE AMOUNTS)                 1995             1994
                              ------------------------------------------------------------------------------------------
                              ASSETS:
                              Cash and due from banks...................................    $  5,501,266     $ 5,073,417
                              Short-term investments (including Eurodollar placements
                                and foreign negotiable certificates of deposit of
                                $1,000,982 at December 31, 1994)........................         454,718       3,539,596
                              SECURITIES:
                                Securities held to maturity.............................       1,087,654       4,834,384
                                Securities available for sale...........................      14,620,334      10,318,030
                                                                                           -------------     -----------
                                    Total securities (fair value approximates
                                       $15,756,000 and $15,108,000, at December 31, 1995
                                       and 1994, respectively)..........................      15,707,988      15,152,414
                              LOANS AND LEASES (NET OF UNEARNED INCOME OF $978,831 AND
                                $802,703 AT DECEMBER 31, 1995 AND 1994, RESPECTIVELY)...      65,328,665      61,992,912
                              Allowance for credit losses...............................         938,008         897,180
                                                                                           -------------     -----------
                                    NET LOANS AND LEASES................................      64,390,657      61,095,732
                              OTHER ASSETS:
                                Bank premises and equipment, net........................       1,558,676       1,517,647
                                Interest earned, not collected..........................         669,709         566,840
                                Other real estate owned.................................          75,483          84,355
                                Excess of cost over net assets of affiliates
                                  purchased.............................................         242,817         262,895
                                Other...................................................       1,852,649       1,629,690
                                                                                           -------------     -----------
                                    Total other assets..................................       4,399,334       4,061,427
                                                                                           -------------     -----------
                                    TOTAL ASSETS........................................    $ 90,453,963     $88,922,586
                                                                                            ============     ============
                              LIABILITIES:
                              DEPOSITS:
                                Non-interest bearing....................................    $ 14,767,497     $14,405,707
                                Interest bearing........................................      52,552,653      53,684,347
                                                                                           -------------     -----------
                                  TOTAL DEPOSITS........................................      67,320,150      68,090,054
                              Federal funds purchased and repurchase agreements.........       6,261,009       5,186,527
                              Other short-term borrowings...............................       3,516,191       4,435,242
                              Long-term borrowings......................................       2,720,373       1,866,448
                              Accrued interest payable..................................         410,946         351,293
                              Other liabilities.........................................       2,027,816       1,428,162
                                                                                           -------------     -----------
                                  TOTAL LIABILITIES.....................................      82,256,485      81,357,726
                                                                                           -------------     -----------
                              Commitments and contingencies (Notes 4, 6 and 13)
                              STOCKHOLDERS' EQUITY:
                              Preferred stock, 35,000,000 shares authorized:
                                Series C convertible, no par value 4,992,694 and
                                  4,997,999 shares issued and outstanding,
                                  respectively..........................................         249,635         249,900
                              Common stock, no par value, $5 stated value, 600,000,000
                                shares authorized, 451,741,054 and 408,985,564 shares
                                issued, respectively (December 31, 1995 shares reflect
                                the 10% stock dividend payable March 6, 1996 to
                                shareholders of record on February 21, 1996)............       2,258,705       2,044,928
                              Capital in excess of aggregate stated value of common
                                stock...................................................       5,157,763       3,796,746
                              Retained earnings.........................................       1,100,345       1,921,256
                              Net unrealized holding gains (losses) on securities
                                available for sale, net of tax..........................          91,804        (111,517)
                              Treasury stock (24,090,000 and 11,999,500 shares,
                                respectively), at cost..................................        (660,774)       (336,453)
                                                                                           -------------     -----------
                                  TOTAL STOCKHOLDERS' EQUITY............................       8,197,478       7,564,860
                                                                                           -------------     -----------
                                  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............    $ 90,453,963     $88,922,586
                                                                                            ============     ============

                      The accompanying notes are an integral part of the financial statements.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF INCOME
for the three years ended December 31, 1995

                   $(THOUSANDS, EXCEPT PER SHARE AMOUNTS)                          1995            1994           1993
-------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
  Interest and fees on loans and leases.....................................    $ 6,094,335     $5,386,139     $5,038,807
  Interest and dividends on:
    Taxable securities......................................................        833,715        875,846        844,791
    Tax-exempt securities...................................................        116,737        136,841        132,590
  Other interest income, including interest on Eurodollar placements and foreign negotiable certificates of deposits of $6,740, $6,802
    and $2,415 in 1995, 1994 and 1993, respectively.........................         56,131         49,590         40,438
                                                                               ------------     ----------     ----------
  TOTAL INTEREST INCOME.....................................................      7,100,918      6,448,416      6,056,626
INTEREST EXPENSE:
  Interest on deposits:
    Demand, savings and money market deposits...............................        922,298        720,526        643,038
    Time deposits...........................................................      1,367,796        953,737        834,653
  Interest on borrowings....................................................        681,374        574,578        298,060
                                                                               ------------     ----------     ----------
    TOTAL INTEREST EXPENSE..................................................      2,971,468      2,248,841      1,775,751
                                                                               ------------     ----------     ----------
    NET INTEREST INCOME.....................................................      4,129,450      4,199,575      4,280,875
Provision for credit losses.................................................        457,499        242,269        388,261
                                                                               ------------     ----------     ----------
  Net interest income after provision for credit losses.....................      3,671,951      3,957,306      3,892,614
NON-INTEREST INCOME:
  Income from fiduciary activities..........................................        239,411        232,700        227,700
  Service charges on deposit accounts.......................................        544,697        483,884        450,998
  Loan processing and servicing income......................................        520,801        382,492        391,348
  Securities gains (losses).................................................         27,847       (261,052)        17,114
  Other.....................................................................        537,214        491,501        403,344
                                                                               ------------     ----------     ----------
    TOTAL NON-INTEREST INCOME...............................................      1,869,970      1,329,525      1,490,504
NON-INTEREST EXPENSE:
  Salaries and related costs................................................      1,750,517      1,753,672      1,687,778
  Net occupancy expense, exclusive of depreciation..........................        164,456        182,223        159,837
  Equipment expense.........................................................        104,030        119,270        113,315
  Taxes other than income and payroll.......................................         87,805         56,628         82,083
  Depreciation and amortization.............................................        292,522        356,762        274,520
  Outside services and processing...........................................        426,897        424,559        425,370
  Marketing and development.................................................        171,163        178,905        170,931
  Communication and transportation..........................................        274,694        245,455        232,596
  Other.....................................................................        359,555        450,505        465,976
                                                                               ------------     ----------     ----------
    TOTAL NON-INTEREST EXPENSE..............................................      3,631,639      3,767,979      3,612,406
                                                                               ------------     ----------     ----------
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE......................................................      1,910,282      1,518,852      1,770,712
INCOME TAX PROVISION (BENEFIT):
  Income excluding securities transactions..................................        622,039        610,970        592,619
  Securities transactions...................................................         10,380        (97,227)         5,990
                                                                               ------------     ----------     ----------
    Provision for income taxes..............................................        632,419        513,743        598,609
                                                                               ------------     ----------     ----------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE...........      1,277,863      1,005,109      1,172,103
Cumulative effect of change in method of accounting for income taxes........                                       19,391
                                                                               ------------     ----------     ----------
NET INCOME..................................................................    $ 1,277,863     $1,005,109     $1,191,494
                                                                                ===========     ===========    ===========
NET INCOME PER COMMON SHARE (AMOUNTS REFLECT THE 10%
  COMMON STOCK DIVIDEND PAYABLE MARCH 6, 1996 TO SHAREHOLDERS
  OF RECORD ON FEBRUARY 21, 1996):
  Income before cumulative effect of change in method of accounting
    for income taxes........................................................    $      2.91     $     2.20     $     2.62
  Cumulative effect of change in accounting for income taxes................                                          .04
                                                                               ------------     ----------     ----------
NET INCOME PER COMMON SHARE.................................................    $      2.91     $     2.20     $     2.66
                                                                                ===========     ===========    ===========
Weighted average common shares outstanding (000)............................        433,323        448,118        441,351
                                                                                ===========     ===========    ===========

The accompanying notes are an integral part of the financial statements.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY for the three years ended December 31, 1995

                                                                CAPITAL IN               NET UNREALIZED
                                                                 EXCESS OF                HOLDING GAINS
                                                                 AGGREGATE                  (LOSSES) ON                     TOTAL
                                                              STATED VALUE                   SECURITIES     TREASURY       STOCK-
$ (THOUSANDS, EXCEPT PER             PREFERRED       COMMON      OF COMMON     RETAINED       AVAILABLE       STOCK,     HOLDERS'
    SHARE AMOUNTS)                       STOCK        STOCK          STOCK     EARNINGS        FOR SALE      AT COST       EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1992......... $259,700     $1,451,504    $3,033,359    $1,850,250                                 $6,594,813
 Net income........................                                           1,191,494                                  1,191,494
 Cash dividends:
   Corporation:
    Common ($.97 per share)(1)....                                             (388,245)                                  (388,245)
    Class B Preferred ($.75 per
      share)......................                                                 (216)                                      (216)
    Series C Preferred ($3.50 per
      share)......................                                              (17,498)                                   (17,498)
    Pooled affiliates.............                                              (25,505)                                   (25,505)
 Shares issued in acquistions.....                   24,539        12,269        59,409                                     96,217
 Conversion of Preferred into
   common.........................    (9,800)         5,029         4,771
 Exercise of stock options, net of
   share purchased................                   (2,876)      (44,758)                                                 (47,634)
 Pooled affiliate stock issuance,
   sales of stock to employee
   benefit plans and other........                   34,973        (9,244)        4,015                                     29,744
 Common stock split five-for-four,
   effective August 31, 1993......                  340,949      (340,949)
 10% common stock dividend at
   fair market value..............                  173,040     1,180,995    (1,354,035)
                                    --------     ----------    ----------    ----------     ---------     ----------    ----------
BALANCE, DECEMBER 31, 1993........   249,900      2,027,158     3,836,443     1,319,669                                  7,433,170
 Accounting change, adjustment for
   unrealized gains on securities
   available for sale at January
   1, 1994........................                                                          $  84,105                       84,105
 Net income.......................                                            1,005,109                                  1,005,109
 Cash dividends:
   Corporation:
    Common ($1.13 per share)(1)...                                             (487,218)                                  (487,218)
    Series C Preferred ($3.50 per
      share)......................                                              (17,492)                                   (17,492)
    Pooled affiliates.............                                              (10,040)                                   (10,040)
 Shares issued in acquistions.....                    8,342        11,166        14,316          (316)                      33,508
 Exercise of stock options, net of
  shares purchased................                      193        (5,852)                                                  (5,659)
 Pooled affiliate stock issuance,
  sales of stock to employee
  benefit plans and other.........                    9,235       (45,011)       96,912                                     61,136
 Purchase of treasury stock.......                                                                        $ (336,453)     (336,453)
 Change in unrealized holding
  gains (losses) on securities
  available for sale, net of tax..                                                           (195,306)                    (195,306)
                                    --------     ----------    ----------    ----------     ---------     ----------    ----------
BALANCE, DECEMBER 31, 1994........   249,000      2,044,928     3,796,746     1,921,256      (111,517)      (336,453)    7,564,860
 Net income.......................                                            1,277,863                                  1,277,863
 Cash dividends:
   Corporation:
    Common ($1.24 per share)(1)...                                             (532,807)                                  (532,807)
    Series C Preferred ($3.50 per
     share).......................                                              (17,487)                                   (17,487)
 Shares issued in acquisitions....                    2,500         4,262        (3,115)                                     3,647
 Conversion of preferred into common    (265)            46           219
 Exercise of stock options, net
   of shares purchased............                    1,998        (7,458)                                                  (5,460)
 Sales of stock to employee
   benefit plans and other........                    3,896        23,966                                                   27,862
 Purchase of treasury stock.......                                                                          (324,321)     (324,321)
 Change in unrealized holding
   gains (losses) on securities
   available for sale, net of tax.                                                            203,321                      203,321
 10% common stock dividend at
   fair market value..............                  205,337     1,340,028    (1,545,365)
                                    --------     ----------    ----------    ----------     ---------     ----------    ----------
BALANCE, DECEMBER 31, 1995........  $249,635     $2,258,705    $5,157,763    $1,100,345     $  91,804     $ (660,774)   $8,197,478
                                    ========     ==========    ==========    ==========     =========     ==========    ==========
---------------

(1) Amounts reflect the effect of the 10% common stock dividends effective February 10, 1994 and February 21, 1996.

The accompanying notes are an integral part of the financial statements.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF CASH FLOWS
for the three years ended December 31, 1995

 $(THOUSANDS)                                                                         1995           1994           1993
                              ------------------------------------------------------------------------------------------------
                              CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES:
                                NET INCOME......................................   $ 1,277,863     $ 1,005,109     $ 1,191,494
                                  Adjustments:
                                    Provision for credit losses.................       457,499         242,269         388,261
                                    Depreciation expense........................       236,287         271,928         191,348
                                    Amortization of intangibles.................        56,235          84,834          83,172
                                    Amortization of securities premiums and
                                       discounts, net...........................       (57,118)         97,945          74,482
                                    Amortization of purchased mortgage servicing
                                       rights...................................        12,939          10,948          18,134
                                    Net (increase) decrease in trading
                                       account..................................       (30,199)         92,549          (7,777)
                                    Net (increase) decrease in loans held for
                                       sale.....................................      (187,758)        869,482        (429,375)
                                    Net decrease in deferred loan fees..........        (4,178)        (13,416)         (7,335)
                                    Securities (gains) losses...................       (27,847)        261,052         (17,114)
                                    Gain on the sale of banks and branch
                                       offices..................................       (68,297)           (390)           (803)
                                    Gain on sale of loans and other assets......        (5,995)        (71,898)        (26,058)
                                    Net (increase) decrease in other assets.....      (323,381)       (145,441)         16,694
                                    Net increase (decrease) in other
                                       liabilities..............................       161,828           2,355        (130,746)
                                    Net increase in deferred income taxes.......       172,034         173,090          48,180
                                    Cumulative effect of change in accounting
                                       principle................................                                       (19,391)
                                                                                   -----------     -----------     -----------
                                    NET CASH PROVIDED BY OPERATING ACTIVITIES...     1,669,912       2,880,416       1,373,166
                                                                                   -----------     -----------     -----------
                              CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES:
                                Purchases of securities available/held for
                                  sale..........................................    (8,110,473)    (11,739,005)       (350,000)
                                Purchases of securities held to maturity........      (630,407)     (1,090,779)     (6,402,608)
                                Maturities of securities available/held for
                                  sale..........................................     6,712,867       2,142,467         476,242
                                Maturities of securities held to maturity.......     1,474,813       2,501,689       6,439,257
                                Sales of securities available/held for sale.....     2,544,358      10,900,079         716,764
                                Sales of securities held to maturity............                                       101,844
                                Net increase in loans, excluding sales and
                                  purchases.....................................    (9,038,907)     (8,283,794)     (4,555,005)
                                Sales of loans and other assets.................     3,694,661       3,620,460         306,673
                                Purchases of loans and related premiums.........      (667,442)       (641,556)       (768,264)
                                Net decrease (increase) in short-term
                                  investments...................................     3,143,398      (2,450,281)      1,478,925
                                Additions to bank premises and equipment........      (340,606)       (325,291)       (293,288)
                                Sale of banks...................................        95,698
                                Net cash acquired in acquisitions...............        42,413       1,180,497          36,148
                                Net increase in mortgage servicing rights.......       (44,153)         (8,186)         (4,948)
                                All other investing activities, net.............           100                           1,245
                                                                                   -----------     -----------     -----------
                                    NET CASH USED IN INVESTING ACTIVITIES.......    (1,123,680)     (4,193,700)     (2,817,015)
                                                                                   -----------     -----------     -----------
                              CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES:
                                Net increase (decrease) in demand, money market
                                  and savings deposits..........................     1,639,689      (1,385,486)        683,978
                                Net (decrease) increase in time deposits........    (1,472,921)      2,943,921      (2,237,643)
                                Net increase in short-term borrowings...........       163,166         557,093       2,629,422
                                Issuance of long-term borrowings, net...........     1,081,389          94,536         475,798
                                Repayment of long-term borrowings...............      (221,729)        (32,535)        (67,288)
                                Cash dividends paid.............................      (674,219)       (496,708)       (399,936)
                                Sales of branch offices:
                                  Deposit liabilities assumed by purchasers.....      (405,182)        (52,318)        (39,102)
                                  Other, net....................................        73,343          25,675           2,711
                                Purchase of treasury shares.....................      (324,321)       (336,453)
                                Other, net increase (decrease)..................        22,402          59,087         (33,889)
                                                                                   -----------     -----------     -----------
                                    NET CASH (USED IN) PROVIDED BY FINANCING
                                       ACTIVITIES...............................      (118,383)      1,376,812       1,014,051
                                                                                   -----------     -----------     -----------
                                Increase (decrease) in cash and cash
                                  equivalents...................................       427,849          63,528        (429,798)
                                Cash and cash equivalents at January 1..........     5,073,417       5,009,889       5,439,687
                                                                                   -----------     -----------     -----------
                                CASH AND CASH EQUIVALENTS AT DECEMBER 31........   $ 5,501,266     $ 5,073,417     $ 5,009,889
                                                                                   ============    ============    ============

                      The accompanying notes are an integral part of the financial statements.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS

                      NOTE 1:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                      BANC ONE is one of the country's largest bank holding companies offering a full range of financial services through operating offices in Arizona, Colorado, Illinois, Indiana, Kentucky, Louisiana, Ohio, Oklahoma, Texas, Utah, West Virginia and Wisconsin. BANC ONE also engages in credit card and merchant processing, consumer finance, mortgage banking, insurance, trust and investment management, brokerage, investment and merchant banking, venture capital, equipment leasing and data processing activities.

                         "The Corporation" is defined as parent company only.
                      "BANC ONE" is defined as the Corporation and all significant majority-owned subsidiaries. The consolidated financial statements include the accounts of the Corporation and all significant majority-owned subsidiaries (affiliates). See Note 2 for information relative to affiliations, pending affiliations and divestitures. Material intercompany transactions have been eliminated. BANC ONE operates principally in a single business segment.

                         For purposes of comparability, certain prior period
                      amounts have been reclassified to conform with current year presentation.

                         The following is a summary of significant accounting
                      policies followed in the preparation of the financial statements.

                      Use of Estimates

                      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                      Securities

                      On January 1, 1994, BANC ONE adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115), which specifies the accounting for investments in securities that have readily determinable fair values. Securities that management has both the positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at cost, adjusted for amortization of premium or accretion of discount using the interest method. Securities that may be sold prior to maturity for asset/liability management purposes, or that may be sold in response to changes in interest rates, changes in prepayment risk, to increase regulatory capital or other similar factors, are classified as securities available for sale and carried at fair value with any adjustments to fair value, after tax, reported as a separate component of stockholders' equity. Securities purchased for trading purposes are held in the trading portfolio at market value, with market adjustments included in non-interest income. In October 1995, the Financial Accounting Standards Board (FASB) issued a Special Report entitled "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," which provided for a one-time transfer of investment securities prior to December 31, 1995. BANC ONE transferred the majority of securities in its held to maturity portfolio to available for sale. The securities were marked to market at the date of transfer in accordance with SFAS 115.

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

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                      Loans

                      Loans are reported at the principal amount outstanding, net of unearned income. Loans identified as held for sale are carried at the lower of cost or market determined on an aggregate basis.

                         Income earned is recognized principally on the accrual
                      method of accounting. Under this method, finance charges are recognized in decreasing amounts each period which provides a level rate of return on the outstanding principal balance. Unearned income, which includes deferred fees net of deferred direct incremental loan origination costs, is amortized to interest income generally over the contractual life of the loan using the interest method or the straight-line method if not materially different. Loan origination fees and costs on demand loans are deferred and amortized into interest income on a straight-line basis over a period which is consistent with the understanding between BANC ONE and the borrower or, if no understanding exists, over the estimated loan term. Loan origination fees and costs on credit card and other revolving loans are deferred and amortized into interest or other income using a straight-line method typically over one year.

                         Commercial loans are placed on non-accrual at the time
                      the loan is 90 days delinquent unless the credit is well secured and in process of collection. Residential real estate loans are typically placed on non-accrual at the time the loan is 120 days delinquent. Credit card loans, other unsecured personal credit lines and certain consumer finance loans are typically charged-off no later than 180 days delinquent. Other consumer loans are charged-off at 120 days delinquent. In all cases, loans must be placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

                         All interest accrued but not collected for loans that
                      are placed on non-accrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are reasonably assured of repayment within a reasonable time frame and when the borrower has demonstrated payment performance of cash or cash equivalents for a minimum of six months.

                         A loan is considered restructured when BANC ONE allows
                      certain concessions to a financially troubled debtor that would not normally be considered.

                         On January 1, 1995, BANC ONE adopted SFAS No. 122,
                      "Accounting for Mortgage Servicing Rights" which amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." This statement requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others, however those rights are acquired. The impact on BANC ONE's financial position and results of operations for the year ended December 31, 1995 was not material.

                      Leases

                      The leasing operations of the affiliates consist of the leasing of automobiles (carried in consumer loans) and various types of equipment under leases principally classified as direct financing leases. Income, net of initial direct costs, is deferred and reported in amounts over the term of the lease so as to provide a constant yield on the outstanding net investment.

                         Leases are charged-off at the earlier of 120 days
                      delinquent or when collection is in doubt.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                      Provision for Credit Losses

                      The provision for credit losses charged to expense is based upon each affiliate's past credit loss experience and an evaluation of potential losses in the current loan and lease portfolios. In management's opinion, the provision is sufficient to maintain the allowance for credit losses at a level that adequately provides for potential losses.

                         BANC ONE adopted SFAS No.'s 114 and 118 (collectively,
                      SFAS 114), "Accounting by Creditors for Impairment of a Loan" and "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" as of January 1, 1995. The adoption of SFAS 114 did not result in additional provisions for credit losses primarily because the majority of impaired loan valuations continue to be based on the fair value of collateral.

                      Bank Premises and Equipment

                      Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets. Upon the sale or other disposal of assets, the cost and related accumulated depreciation are retired and the resulting gain or loss is recognized. Maintenance and repairs are charged to expense as incurred, while renewals and betterments are capitalized. Software costs for internally developed systems are expensed as incurred. Software costs related to externally developed systems are capitalized and include systems intended for internal and external use.

                         In March 1995, the FASB issued SFAS No. 121,
                      "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." BANC ONE will adopt SFAS 121 effective January 1, 1996. The impact on BANC ONE's financial position and results of operations is not expected to be material.

                      Other Real Estate Owned

                      Other real estate owned primarily represents properties acquired by the Corporation's affiliates through customer loan defaults and owned properties no longer used in the banking business. The real estate is stated at an amount equal to the lesser of the loan balance prior to foreclosure, plus certain costs incurred for improvements to the property, or fair value less estimated selling costs of the property.

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

                      Off-Balance Sheet Investment Products

                      BANC ONE enters into a variety of off-balance sheet investment products as part of its interest rate risk management strategy and in its customer service and trading activities. The most frequently used off-balance sheet investment products are various types of interest rate swaps. However, interest rate floors, options, swap options, caps, forward rate agreements and currency swaps are also utilized. Off-balance sheet investment products are typically classified as synthetic alterations, anticipatory hedges or matched book agreements. The

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                      criteria that must be satisfied for each of these methods is as follows: Synthetic Alteration -- (1) The asset or liability to be converted exposes BANC ONE to interest rate risk and (2) The off-balance sheet investment product is designated and effective as a synthetic alteration of the balance sheet item. Anticipatory Hedge -- (1) The transaction to be hedged exposes BANC ONE to interest rate risk; (2) The off-balance sheet investment product acts to reduce the interest rate risk by moving closer to being insensitive to interest rate changes; (3) The off-balance sheet investment product is designated and effective as a hedge of the transaction; (4) The significant characteristics and expected terms of the anticipated transaction must be identified; and (5) It must be probable that the anticipated transaction will occur. Matched Book -- There must be separate agreements that have offsetting payment streams and the same maturity, repricing dates and notional amounts.

                         In order for off-balance sheet investment products with
                      forward start dates to be accounted for as a synthetic alteration, they must satisfy the appropriate criteria above as well as the following additional criteria: (1) The start date of the off-balance sheet investment product must not extend beyond that point in time at which BANC ONE believes its modeling systems produce reliable interest rate sensitivity information; and (2) The related balance sheet item must, from trade date to final maturity, have sufficient balances for alteration. If the initial assignment is changed, or should sufficient balances not be available, the excess portion of the off-balance sheet investment product must be marked to market.

                         Accrual accounting is applied for off-balance sheet
                      investment products classified as described above and income and expense are recorded in the same category as that of the related balance sheet item. The related balance sheet item is generally a pool of similar products. For matched book transactions, income and expense are recorded in non-interest income. Fees related to these off-balance sheet investment products are amortized on the interest method over the life of the off-balance sheet investment products. If the balance of the related balance sheet item falls below that of the related off-balance sheet investment product, the excess portion of the off-balance sheet investment product is marked to market and the resulting gain or loss included in income. If an off-balance sheet investment product is terminated, the gain or loss is deferred and amortized over the remaining life of the off-balance sheet investment product.

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

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                      Net Income Per Common Share

                      Net income per common share is calculated by dividing net income available to common stockholders (net income less preferred dividends) by the average number of common shares outstanding (total shares issued less treasury shares) and any dilutive common stock equivalents for the period.

                      Stock Dividend

                      All per share and average share information has been restated for the 10% common stock dividend payable March 6, 1996 to shareholders of record on February 21, 1996.

                      Stock Compensation

                      In October 1995, the FASB issued SFAS No. 123
                      "Accounting for Stock-Based Compensation", which defines a fair value based method of accounting for employee stock options or similar equity instruments granted after December 31, 1994. However, it also allows an entity to continue to account for these plans according to Accounting Principles Board Opinion No. 25 (APB 25), provided pro forma disclosures of net income and earnings per share are made as if the fair value based method of accounting defined by SFAS No. 123 had been applied. BANC ONE anticipates electing to continue to measure compensation cost related to employee stock purchase options using APB 25, and will provide pro forma disclosures as required in the 1996 Annual Report.

--------------------------------------------------------------------------------

                      NOTE 2:   AFFILIATIONS, PENDING AFFILIATIONS AND
                      DIVESTITURES

                      The Corporation was a party to business combinations and divestitures with various entities as detailed below.

                         On January 2, 1996, the Corporation acquired all of the
                      outstanding shares of Premier Bancorp, Inc. (Premier) of Baton Rouge, Louisiana, in exchange for 24 million shares of the Corporation's treasury stock (adjusted for the 10% common stock dividend payable March 6, 1996 to shareholders of record on February 21, 1996) valued at $711 million. The acquisition was accounted for as a purchase. Premier had assets of $6.3 billion at December 31, 1995. No effects of this acquisition are included in the accompanying financial statements.

                         On September 28, 1995, the Corporation signed a
                      definitive agreement for the sale of Bank One, Pikeville, NA. The Pikeville bank had assets of $224 million at December 31, 1995. The sale is expected to close in the first quarter of 1996 and is expected to result in a gain of approximately $9 million.

                         On March 10, 1995, the Corporation acquired all of the
                      outstanding shares of 1st*Bank of Coppell, Texas, in exchange for 550,000 (adjusted for the 10% common stock dividend payable March 6, 1996 to shareholders of record on February 21, 1996) shares of the Corporation's common stock. 1st*Bank had total assets of approximately $143 million at February 28, 1995. The acquisition of 1st*Bank was accounted for as a pooling of interests; however, financial statements prior to the acquisition date have not been restated because the transaction was not material to BANC ONE.

                         On February 28, 1995, the Corporation completed the
                      sale of its four Michigan banks which had combined assets of $614 million as of December 31, 1994. The sale resulted in the recognition of a gain of $47 million during the first quarter of 1995.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                      NOTE 3:   SECURITIES AND INVESTMENT PRODUCTS

                      Following are the fair value and amortized cost of securities by type and the estimated maturities and weighted average rates of securities.

                                                                                                                       ENDING
                                                                                                                       BALANCES
                                                                                                                       AT
                                                      MATURITIES OF SECURITIES AT DECEMBER 31, 1995(1)                 DECEMBER
                                          ------------------------------------------------------------------------     31,
                                                                                                 2001-                 -------
              $(MILLIONS)                  1996       1997       1998       1999       2000       2005      2006+       1995
------------------------------------------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY(4)
Tax-exempt
    Amortized cost......................  $  260     $  162     $  116     $   85     $  107     $  138     $   41     $   909
    Fair value..........................     263        170        122         91        117        146         44         953
    Weighted average yield(2)...........    5.77%      7.64%      6.95%      6.70%      7.41%      6.50%      5.55%       6.63%
Other
    Amortized cost......................      36         23         25         20          3         65          7         179
    Fair value..........................      37         23         24         21          3         68          7         183
    Weighted average yield..............    6.03%      6.62%      6.85%      7.10%      6.32%      6.25%      5.12%       6.38%
Total amortized cost....................  $  296     $  185     $  141     $  105     $  110     $  203     $   48     $ 1,088
                                          ======     ======     ======     ======     ======     ======     ======     =======
Total fair value........................  $  300     $  193     $  146     $  112     $  120     $  214     $   51     $ 1,136
                                          ======     ======     ======     ======     ======     ======     ======     =======
SECURITIES AVAILABLE FOR SALE(3)(4)
United States treasury and agencies
    Amortized cost......................  $1,051     $  606     $  619     $  202     $  206     $  328     $   17     $ 3,029
    Fair value..........................   1,051        613        631        205        214        329         17       3,060
    Weighted average yield..............    5.80%      6.21%      6.02%      5.99%      6.53%      6.37%      8.34%       6.06%
Mortgage and asset-backed securities
    Government
        Amortized cost..................     252        536      1,245      2,690        343      1,440         47       6,553
        Fair value......................     252        539      1,268      2,739        350      1,465         47       6,660
        Weighted average yield..........    8.09%      6.77%      7.07%      6.98%      7.10%      7.03%      8.33%       7.05%
    Other
        Amortized cost..................     491        788        536        472        700        551         57       3,595
        Fair value......................     491        789        536        468        710        536         57       3,587
        Weighted average yield..........    5.68%      6.58%      6.23%      6.06%      6.92%      6.67%      7.61%       6.43%
Tax-exempt
    Amortized cost......................      48        128         95        107        115        316          4         813
    Fair value..........................      48        130         96        109        116        322          4         825
    Weighted average yield(2)...........    5.24%      5.17%      4.94%      4.98%      4.82%      5.00%      8.06%       5.02%
Other
    Amortized cost......................      38         12         25         51         47        106        207         486
    Fair value..........................      38         12         25         51         47        106        209         488
    Weighted average yield..............    8.40%      6.36%     10.46%     11.94%     11.96%      8.22%      5.58%       7.93%
Total amortized cost....................  $1,880     $2,070     $2,520     $3,522     $1,411     $2,741     $  332     $14,476
                                          ======     ======     ======     ======     ======     ======     ======     =======
Total fair value........................  $1,880     $2,083     $2,556     $3,572     $1,437     $2,758     $  334     $14,620
                                          ======     ======     ======     ======     ======     ======     ======     =======


              $(MILLIONS)                  1994
                                          <C
----------------------------------------
SECURITIES HELD TO MATURITY(4)
Tax-exempt
    Amortized cost......................  $ 2,182
    Fair value..........................    2,167
    Weighted average yield(2)...........
Other
    Amortized cost......................    2,652
    Fair value..........................    2,623
    Weighted average yield..............
Total amortized cost....................  $ 4,834
                                          =======
Total fair value........................  $ 4,790
                                          =======
SECURITIES AVAILABLE FOR SALE(3)(4)
United States treasury and agencies
    Amortized cost......................  $ 3,700
    Fair value..........................    3,693
    Weighted average yield..............
Mortgage and asset-backed securities
    Government
        Amortized cost..................    3,312
        Fair value......................    3,206
        Weighted average yield..........
    Other
        Amortized cost..................    3,144
        Fair value......................    3,072
        Weighted average yield..........
Tax-exempt
    Amortized cost......................       34
    Fair value..........................       34
    Weighted average yield(2)...........
Other
    Amortized cost......................      306
    Fair value..........................      313
    Weighted average yield..............
Total amortized cost....................  $10,496
                                          =======
Total fair value........................  $10,318
                                          =======

(1) Reflects estimated maturity.
(2) Weighted average yields on tax-exempt securities are not reflected on a tax equivalent basis.
(3) Weighted average yields for available-for-sale securities are based on amortized historical cost.
(4) BANC ONE reclassified $2.9 billion in held-to-maturity securities, with a fair value of $2.9 billion, to available-for-sale in December 1995.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                      The following are net realized gains and losses on securities sold or called and unrealized gains or losses on securities held:

                                                                  REALIZED GAIN (LOSS) DURING 1995
                                             ---------------------------------------------------------------------------
                                                                                                                 NET
                                                                                                              REALIZED
                                              AMORTIZED                       REALIZED        REALIZED          GAIN
               $(MILLIONS)                      COST          PROCEEDS          GAINS          LOSSES          (LOSS)
------------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
   Tax-exempt.............................     $      95       $      96        $      1                        $      1
   Other..................................            24              28               6        $     (2)              4
Securities available for sale:
   United States treasury and federal
    agencies..............................           635             636               7              (6)              1
   Mortgage and asset-backed securities:
      Government..........................           591             585               1              (7)             (6)
      Other...............................         1,209           1,204               3              (8)             (5)
   Tax-exempt.............................
   Other..................................           108             141              33                              33
                                             -----------     -----------     -----------     -----------     -----------
Total.....................................     $   2,662       $   2,690        $     51        $    (23)       $     28
                                             ============    ============    ============    ============    ============

                                                      UNREALIZED GAIN (LOSS)
                                            -------------------------------------------
                                                                                NET
                                                                            UNREALIZED
                                            UNREALIZED      UNREALIZED         GAIN
               $(MILLIONS)                     GAINS          LOSSES          (LOSS)
                                             <
------------------------------------------
Securities held to maturity:
   Tax-exempt.............................     $     51        $     (7)       $     44
   Other..................................            6              (2)              4
Securities available for sale:
   United States treasury and federal
    agencies..............................           33              (2)             31
   Mortgage and asset-backed securities:
      Government..........................          117             (10)            107
      Other...............................           25             (33)             (8)
   Tax-exempt.............................           16              (4)             12
   Other..................................            3              (1)              2
                                            -----------     -----------     -----------
Total.....................................     $    251        $    (59)       $    192
                                            ============    ============    ============

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
               $(MILLIONS)                      COST          PROCEEDS          GAINS          LOSSES          (LOSS)
------------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
   Tax-exempt.............................     $      55       $      56        $      2        $     (1)       $      1
   Other..................................            45              46               4              (3)              1
Securities available for sale:
   United States treasury and federal
    agencies..............................        10,556          10,271             140            (425)           (285)
   Mortgage and asset-backed securities:
      Government..........................           104             103                              (1)             (1)
      Other...............................           563             562               1              (2)             (1)
   Tax-exempt and other...................            64              88              27              (3)             24
                                             -----------     -----------     -----------      -----------     -----------
Total.....................................     $  11,387       $  11,126        $    174        $   (435)       $   (261)
                                             ============    ============    ============    ============    ============

                                                      UNREALIZED GAIN (LOSS)
                                            -------------------------------------------
                                                                                NET
                                                                            UNREALIZED
                                            UNREALIZED      UNREALIZED         GAIN
               $(MILLIONS)                     GAINS          LOSSES          (LOSS)
                                             <
------------------------------------------
Securities held to maturity:
   Tax-exempt.............................     $     51        $    (66)       $    (15)
   Other..................................           31             (60)            (29)
Securities available for sale:
   United States treasury and federal
    agencies..............................            5             (12)             (7)
   Mortgage and asset-backed securities:
      Government..........................                         (106)           (106)
      Other...............................           26             (98)            (72)
   Tax-exempt and other...................            8              (1)              7
                                            -----------     -----------     -----------
Total.....................................     $    121        $   (343)       $   (222)
                                            ============    ============    ============

                                                                  REALIZED GAIN (LOSS) DURING 1993
                                             ---------------------------------------------------------------------------
                                                                                                                 NET
                                              AMORTIZED                       REALIZED        REALIZED        REALIZED
               $(MILLIONS)                      COST          PROCEEDS          GAINS          LOSSES           GAIN
------------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
   United States treasury and agencies....     $      82       $      85        $      3                        $      3
   Mortgage and asset-backed securities:
      Government..........................             5               5
      Other...............................
   Tax-exempt.............................            99             100               2              (1)              1
   Other..................................            99             110              12              (1)             11
Securities held for sale..................           715             717               4              (2)              2
                                             -----------     -----------     -----------     -----------     -----------
Total.....................................     $   1,000       $   1,017        $     21        $     (4)       $     17
                                             ============    ============    ============    ============    ============

                                                      UNREALIZED GAIN (LOSS)
                                            -------------------------------------------
                                                                                NET
                                            UNREALIZED      UNREALIZED      UNREALIZED
               $(MILLIONS)                     GAINS          LOSSES           GAIN
                                             <
------------------------------------------
Securities held to maturity:
   United States treasury and agencies....     $    130        $    (14)       $    116
   Mortgage and asset-backed securities:
      Government..........................           36              (8)             28
      Other...............................           27              (7)             20
   Tax-exempt.............................          136              (5)            131
   Other..................................           35              (4)             31
Securities held for sale..................           45                              45
                                            -----------     -----------     -----------
Total.....................................     $    409        $    (38)       $    371
                                            ============    ============    ============

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

                         The notional amounts of generic swaps do not change for
                      the life of the contract. The notional amounts and lives of amortizing swaps change based on certain interest rate indices. Generally, as rates fall the notional amounts of amortizing swaps decline more rapidly and as rates increase notional amounts decline more slowly. A key assumption in the maturity information below is that future variable rates move as indicated by the forward interest rate curve in existence at December 31, 1995. To the extent that rates move in a fashion other than indicated by the forward interest rate curve the maturity information will change. Basis swaps are contracts under which BANC ONE receives amounts based on LIBOR, typically subject to certain defined caps, and pays amounts based on prime. Accrual of interest on forward starting swaps commences at a predetermined future date.

                         Purchased caps require the payment of a fee for the
                      right to receive interest payments on the contract notional amount when a floating rate (typically LIBOR) rises above a strike rate. The impact on net interest income is the excess of the floating rate over the strike rate less the periodic amortization of the premium paid.

                         The notional amounts shown below represent agreed upon
                      amounts on which calculations of interest payments to be exchanged are based. Notional amounts do not represent direct credit exposures. BANC ONE's direct credit exposure is limited to the net difference between the calculated pay and receive amounts on each transaction, which is generally netted and paid or received quarterly, and the ability of the counterparty to perform its payment obligation under the agreement. BANC ONE has very stringent policies governing off-balance sheet investment product activities and collateral is typically exchanged with the counter-parties to further minimize credit risk. The methods used to determine counterparties and credit lines are formally reviewed and approved annually.

                         There were $23 million and $49 million of net deferred
                      items primarily representing premiums paid at December 31, 1995 and 1994, respectively. There were no past due payments, nor were there any reserves for credit losses on off-balance sheet investment products, as of these dates. BANC ONE's trading and dealer activities are not material and thus not separately disclosed. The following are the estimated maturities and weighted average fixed rates of off-balance sheet investment products by type at December 31, 1995.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                                     MATURITIES OF OFF-BALANCE SHEET INVESTMENT PRODUCTS AT DECEMBER 31,
                                                                  1995(1)(2)                                    ENDING BALANCES AT
                                   ------------------------------------------------------------------------        DECEMBER 31,
                                                                                          2001-                 -------------------
           $(MILLIONS)              1996       1997       1998       1999       2000       2005      2006+       1995        1994
-----------------------------------------------------------------------------------------------------------------------------------
Receive fixed swaps:
  Notional value.................  $1,785     $4,553     $1,500     $   45     $  760     $  846     $  300     $ 9,789     $ 6,995
  Weighted average receive
    rate.........................    6.06%      5.41%      5.82%      8.82%      6.32%      6.70%      7.23%       5.85%
Receive fixed amortizing swaps:
  Notional value.................   6,508      1,351         68         19                                        7,946      15,442
  Weighted average receive
    rate.........................    5.27%      5.27%      7.48%      7.26%                                        5.29%
Pay fixed swaps:
  Notional value.................   2,455         95        110          6          7                             2,673       5,548
  Weighted average pay rate......    5.62%      8.54%      6.22%      8.69%      8.17%                             5.76%
Purchased caps:
  Notional value.................   4,712        503          4          4          4         26                  5,253       6,186
                                   ------     ------     ------     ------     ------     ------     ------     -------     -------
Net receive fixed position.......  $1,126     $5,306     $1,454     $   54     $  749     $  820     $  300     $ 9,809     $10,703
Basis swaps:
  Notional value.................   4,268      3,730        306                                                   8,304       8,102
Other:(3)
  Notional value.................  $2,612     $  440     $1,000                                                 $ 4,052     $ 2,191

(1) Maturities are based on estimated future interest rates from the forward interest rate curve at December 31, 1995.

(2) Variable receive and pay interest rates, which are based primarily on three month LIBOR or prime, are not included in the table.

(3) Other off-balance sheet investment products include forward starting contracts ($1.4 billion at December 31, 1995), floors, futures, options, swap options, forward rate agreements, currency swaps and anticipatory hedges. Customer transactions of $1.2 billion and $.6 billion at December 31, 1995 and December 31, 1994, respectively, and the related offsetting transactions are excluded.

                      Unrealized gains and losses in off-balance sheet investment products at December 31, 1995 and 1994 are summarized as follows:

                                  UNREALIZED GAIN (LOSS) AS OF DECEMBER 31, 1995
                              -------------------------------------------------------
                                                                             NET
                              NOTIONAL     UNREALIZED     UNREALIZED      UNREALIZED
        $(MILLIONS)            AMOUNT        GAINS          LOSSES       GAIN (LOSS)
-------------------------------------------------------------------------------------
Receive fixed swaps.........  $  9,789        $   147       $    (11)       $     136
Receive fixed amortizing....     7,946             16            (29)             (13)
Pay fixed swaps.............     2,673              3            (16)             (13)
Purchased caps..............     5,253                           (18)             (18)
Basis swaps.................     8,304                           (37)             (37)
Forward starting and
  other.....................     4,052                            (8)              (8)
                              --------     ----------     ----------     ------------
Total.......................  $ 38,017        $   166       $   (119)       $      47
                               =======      =========      =========     =============

                                  UNREALIZED GAIN (LOSS) AS OF DECEMBER 31, 1994
                              -------------------------------------------------------
                                                                             NET
                              NOTIONAL     UNREALIZED     UNREALIZED      UNREALIZED
        $(MILLIONS)            AMOUNT        GAINS          LOSSES       GAIN (LOSS)
-------------------------------------------------------------------------------------
Receive fixed swaps.........  $  6,995        $     1       $   (154)       $    (153)
Receive fixed amortizing....    15,442              1           (989)            (988)
Pay fixed swaps.............     5,548             91             (5)              86
Purchased caps..............     6,186             83             (2)              81
Basis swaps.................     8,102                          (342)            (342)
Forward starting and
  other.....................     2,191             44            (34)              10
                              --------     ----------     ----------     ------------
Total.......................  $ 44,464        $   220       $ (1,526)       $  (1,306)
                               =======      =========      =========     =============

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                      NOTE 4:   LOANS AND LEASES

                      The composition of the loan and lease portfolio at December 31, 1995 and 1994 is summarized as follows:

                                              $ (THOUSANDS)                          1995             1994
                           -----------------------------------------------------------------------------------
                           Commercial, financial and agricultural..............   $ 17,903,692     $16,619,186
                           Real estate:
                             Commercial........................................      5,667,826       5,571,296
                             Construction......................................      2,692,587       2,195,003
                             Residential.......................................     11,259,495      11,273,689
                           Consumer (net of unearned income of $487,147 and
                             $423,024
                             at December 31, 1995 and 1994, respectively)......     18,407,595      19,070,286
                           Credit card.........................................      7,665,274       5,924,383
                           Leases (net of unearned income of $491,684 and
                             $379,679 at December 31, 1995 and 1994,
                             respectively).....................................      1,732,196       1,339,069
                                                                                 -------------     -----------
                           Total loans and leases..............................   $ 65,328,665     $61,992,912
                                                                                   ===========     ===========

                         Mortgage loans held for sale were $503 million and $356
                      million at December 31, 1995 and 1994, respectively. Such loans are carried at the lower of cost or market determined on an aggregate basis.
                         In the normal course of business, BANC ONE issues
                      commitments to extend credit, standby letters of credit, and commercial and other letters of credit to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments are shown below.

                                                $ (MILLIONS)                         1995          1994
                           ------------------------------------------------------------------------------
                           Commitments to extend credit..........................   $ 79,436     $ 60,185
                           Standby letters of credit.............................      3,493        3,003
                           Commercial and other letters of credit................        278          260

                         Commitments to extend credit are agreements to lend to
                      a customer provided there is not a violation of any condition established in the contract. Non-credit card commitments generally have fixed expiration dates, may require payment of a fee and contain termination and other clauses that provide for relief from funding in the event that there is a significant deterioration in the credit quality of the customer. Since many of the commitments are expected to or typically expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. At December 31, 1995, BANC ONE had $79.4 billion of loan commitments outstanding, including approximately $61.7 billion of credit card commitments expiring in two years or less and $9.3 billion of other loan commitments expiring within one year. The same amounts for 1994 were $60.2 billion, $42.6 billion and $8.3 billion, respectively. The exposure to credit loss in the event of nonperformance by the other party to these commitments is represented by the contractual amount. BANC ONE applies the same credit policies in making commitments as it does for on-balance sheet instruments, mainly by evaluating each customer's creditworthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by BANC ONE upon extension of credit, is based on management's credit evaluation of the borrower. The collateral varies, but may include residential real estate, accounts receivable, inventories, investments, property, plant and equipment and income-producing commercial properties.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                         Letters of credit are conditional commitments issued by
                      BANC ONE guaranteeing payment on drafts drawn in accordance with the terms of the documents. Commercial letters of credit are used to facilitate trade or commerce with the drafts being drawn when the underlying transaction is consummated. Standby letters of credit guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in making loan commitments to customers. BANC ONE uses the same credit policies in providing these conditional obligations as it does for on-balance sheet instruments. Collateral for those commitments when deemed necessary varies, but may include accounts receivable, inventories, investments and real estate. Except for short-term guarantees that expire within one year, most guarantees extend for more than five years and expire in decreasing amounts through the year 2029.

                         BANC ONE has sold loans with servicing retained. The
                      risk associated with these transactions is limited to certain on-balance sheet receivables (approximately $295 million). The remaining market and credit risks are transferred to the investors and the third party institutions providing credit enhancement.

                         At December 31, 1995 and 1994, respectively, BANC ONE
                      had $6.2 billion and $5.5 billion of loans to real estate operators, managers and developers and construction contractors which represented 9.47% and 8.79% of total loans and leases. There were no other significant concentrations.

                         BANC ONE's real estate loans and loan commitments are
                      primarily for properties located throughout the Midwest and Southwest. Repayment of these loans is dependent in part upon the economic conditions in those regions. BANC ONE evaluates each customer's creditworthiness on an individual basis and requires collateral on real estate loans consisting primarily of residential and income-producing properties.

                         BANC ONE's credit card loans, consumer loans and
                      related loan commitments are located throughout the United States. Repayment of these loans is dependent in part upon regional and national economic factors. BANC ONE has approximately 10.7 million managed Visa and Mastercard accounts with an average outstanding balance of $852 and
                      6.0 million private label accounts with an average outstanding balance of $299. The average unfunded commitments for all credit card accounts is $3,707 per account. BANC ONE does not require collateral on credit card loans because of the low average balance of each loan. The average balance per consumer loan is $7,647. Collateral typically required for consumer loans includes automobiles and other equipment.

--------------------------------------------------------------------------------

                      NOTE 5:   ALLOWANCE FOR CREDIT LOSSES

                      The following summarizes activity in the allowance for credit losses for 1995, 1994 and 1993.

                                           $(THOUSANDS)                        1995            1994           1993
                           ------------------------------------------------------------------------------------------
                           BALANCE, BEGINNING OF PERIOD.................     $  897,180     $  967,254     $  952,174
                           Allowance associated with loans acquired and
                             other......................................         (3,888)         4,526         16,289
                           Provision for credit losses..................        457,499        242,269        388,261
                           Charge-offs..................................       (603,994)      (521,169)      (590,558)
                           Recoveries...................................        191,211        204,300        201,088
                                                                            -----------     ----------     ----------
                           Net charge-offs..............................       (412,783)      (316,869)      (389,470)
                                                                            -----------     ----------     ----------
                           BALANCE, END OF PERIOD.......................     $  938,008     $  897,180     $  967,254
                                                                              =========      =========      =========

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                         The provision for credit losses charged to expense is
                      based upon each affiliate's credit loss experience and an evaluation of potential losses in the current loan and lease portfolio, including the evaluation of impaired loans under SFAS 114. A loan is considered to be impaired when, based upon current information and events, it is probable that BANC ONE will be unable to collect all amounts due according to the contractual terms of the loan. Impairment is primarily measured based on the fair value of the loan's collateral. Impairment losses are included in the provision for credit losses. SFAS 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Loans collectively evaluated for impairment include certain smaller balance commercial loans, consumer loans, residential real estate loans and credit card loans, and are included in the following summary of impaired loans, only if restructured.

                      The following table summarizes impaired loan information.

                                                                                             DECEMBER 31,
                                                    $(THOUSANDS)                                 1995
                           ---------------------------------------------------------------------------------
                           Impaired loans.................................................           $217,161
                           Impaired loans with related allowance calculated under SFAS
                             114..........................................................            141,467
                           Allowance on impaired loans calculated under SFAS 114..........             41,119
                           Impaired loans with no related allowance calculated under SFAS
                             114..........................................................             75,694

                                                                                          FOR THE YEAR ENDED
                                                    $(THOUSANDS)                          DECEMBER 31, 1995
                           ---------------------------------------------------------------
                           Average impaired loans.........................................           $219,962
                           Interest income recognized on impaired loans...................              6,706
                           Cash basis interest income recognized on impaired loans........              3,698

                         Interest payments on impaired loans are typically
                      applied to principal unless collectibility of the principal amount is fully assured, in which case interest is recognized on the cash basis. Interest may be recognized on the accrual basis for certain troubled debt restructurings which are included in the impaired loan data above.

--------------------------------------------------------------------------------

                      NOTE 6:   BANK PREMISES, EQUIPMENT AND LEASES

                      The major categories of banking premises and equipment and accumulated depreciation at December 31, 1995 and 1994 are summarized as follows:

                                                $(THOUSANDS)                           1995            1994
                           ------------------------------------------------------
                           Land..................................................   $   208,164     $  213,461
                           Building..............................................     1,040,104      1,008,394
                           Equipment.............................................     1,498,789      1,393,807
                           Leasehold improvements................................       274,618        258,230
                                                                                   ------------     ----------
                                                                                      3,021,675      2,873,892
                           Less accumulated depreciation and amortization........     1,462,999      1,356,245
                                                                                   ------------     ----------
                           Bank premises and equipment, net......................   $ 1,558,676     $1,517,647
                                                                                     ==========     ==========

                         As of December 31, 1995, the future minimum rental
                      payments required under noncancelable operating leases with initial terms in excess of one year are $102 million, $94 million, $82 million, $69 million and $56 million for each of the years 1996 through 2000, respectively and $362 million thereafter. Rental expense under operating leases approximated $160 million in 1995, $175 million in 1994 and $149 million in 1993.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                      NOTE 7: SHORT-TERM BORROWINGS

                      Information pertaining to BANC ONE's short-term borrowings for 1995, 1994 and 1993 is summarized below:

                                                                           FEDERAL
                                                           COMMERCIAL       FUNDS        REPURCHASE
                                    $(THOUSANDS)            PAPER(1)      PURCHASED(2)    AGREEMENTS(2   OTHER(3)
                           --------------------------------------------------------------------------------------
                           1995:
                           Ending balance................  $  652,801     $3,229,938     $3,031,071     $2,863,390
                           Highest month-end balance.....   1,469,476      3,229,938      3,883,409      3,738,168
                           Average daily balance.........   1,278,631      2,767,037      3,012,345      2,244,224
                           Weighted average interest
                             rate:
                             As of year-end..............        5.72%          5.43%          4.91%          5.73%
                             Paid during year............        6.16           5.93           4.94           5.66
                           1994:
                           Ending balance................  $1,272,660     $2,114,015     $3,072,512     $3,162,582
                           Highest month-end balance.....   1,272,660      3,522,126      6,199,725      3,962,375
                           Average daily balance.........   1,047,795      2,836,104      4,359,420      2,568,300
                           Weighted average interest
                             rate:
                             As of year-end..............        5.61%          6.01%          4.62%          5.02%
                             Paid during year............        4.61           4.46           3.55           4.42
                           1993:
                           Ending balance................  $1,119,760     $3,185,538     $3,780,088        971,814
                           Highest month-end balance.....   1,374,047      3,185,538      3,780,088        971,814
                           Average daily balance.........   1,087,393      2,157,458      2,905,051        330,345
                           Weighted average interest
                             rate:
                             As of year-end..............        3.21%          3.11%          2.84%          2.84%
                             Paid during year............        3.48           3.32           2.68           2.86

                      (1) The commercial paper of the Corporation and certain
                          affiliates is supported by a $2 billion line of credit of the Corporation maturing in the year 2000 with unaffiliated banks and carrying an annual commitment fee of .10%.

                      (2) Federal funds purchased and repurchase agreements
                          represent primarily overnight borrowings.

                      (3) Other includes demand notes - U.S. Treasury,
                          short-term bank notes and other notes. Short-term bank notes were $2.4 billion at December 31, 1995 and 1994.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                      NOTE 8:   LONG-TERM BORROWINGS

                      Long-term borrowings are as follows:

                                                                                                           DECEMBER 31,
                                                                      STATED   EFFECTIVE  MATURITY    -----------------------
                              $(THOUSANDS)                             RATE    RATE(1)      DATE         1995         1994
                              -------------
                              Corporation:  Subordinated Notes(2)(3)    7.25%     5.94%        2002   $  346,337   $  345,781
                                            Subordinated Notes(2)       8.74      8.74         2003      169,881      169,866
                                            Subordinated Notes(2)      10.00     10.25         2010      197,369      197,285
                                            Subordinated Notes(2)       9.88     10.11         2009      196,012      195,712
                                            Subordinated Notes(2)       7.75      6.63         2025      294,272
                                            Subordinated Notes(2)       7.00      6.30         2005      296,155
                              Affiliates:   Subordinated Notes(4)     Various  Various      Various      598,580      599,244
                                            Notes(5)                  Various  Various      Various      522,006      227,565
                                            Capital leases and other  Various  Various      Various       99,761      130,995
                                                                                                      ----------   ----------
                                            Total..................................................   $2,720,373   $1,866,448
                                                                                                      ===========  ===========

                      (1) The effective rate includes amortization of premium or discount. Interest rate swap agreements have been entered into by BANC ONE that have altered the stated interest rate for certain of the borrowings to variable interest rates. The effective rates include the impact of these swap agreements at December 31, 1995. The terms to maturity of the swaps are shorter than the altered borrowings.
                      (2) These notes are not subject to redemption and impose
                          certain limitations relating to funded debt, liens and the sale or issuance of capital stock of significant bank subsidiaries.
                      (3) In January 1996, the related interest rate swap was
                          called by the counterparty.
                      (4) These notes have stated rates ranging from 6.0% to
                          7.38%. The effective rates range from 5.35% to 6.77%. The notes mature between 2002 and 2005, and are not subject to early redemption.
                      (5) Notes have stated or variable rates ranging from 5.64%
                          to 9.88%, effective rates ranging from 5.47% to 9.90%, and mature between 1996 and 2016. Notes of $80 million are subject to early redemption at the option of the affiliate beginning in 1996, and commencing in 2002, mandatory annual payments in the amount of $4 million are required to be made to a sinking fund to repay these notes. Notes of $23 million were called on January 1, 1996, at a call price of 102.

                         On December 31, 1995, the aggregate annual repayments
                      of long-term borrowings for BANC ONE affiliates (excluding the Corporation) are $365 million, $118 million, $19 million, $14 million and $10 million for each of the years 1996 through 2000, respectively and $695 million thereafter. All long-term borrowings of the Corporation are due after the year 2000.

--------------------------------------------------------------------------------

                      NOTE 9:   STOCK DIVIDENDS AND CONVERTIBLE PREFERRED STOCK

                      On January 23, 1996 and January 25, 1994, the Corporation declared 10% common stock dividends to stockholders of record on February 21, 1996 and February 10, 1994, respectively. On July 20, 1993, the Corporation declared a five-shares-for-four-shares common stock split, effective August 31, 1993. Accordingly, certain common stock share data have been adjusted to include the effect of the stock split and stock dividends.

                         On April 21, 1993, the Corporation called all of the
                      outstanding shares of the Class B preferred stock for redemption. All but a minor amount of Class B preferred shares were converted to common stock.

                         Each of the Series C preferred shares can be converted
                      into 1.928982 shares of the Corporation's common stock and provides for cumulative quarterly dividends at an annual rate of $3.50 per share. The Series C preferred shares have a stated liquidation value of $50 per share plus an amount per share equal to all dividends cumulating or accrued and unpaid thereon to the date of such liquidation. The Series C preferred shares are redeemable by BANC ONE beginning April 15, 1995 at an initial call price of $52.10 per share, declining to $50.00 per share on and after March 31, 2001.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                      NOTE 10:   DIVIDEND AND CAPITAL RESTRICTIONS (ALSO SEE
                      NOTE 8)

                      Payment of dividends by the bank affiliates and certain other non-bank affiliates is subject to various national and/or state regulatory restrictions. The amount of dividends available from the non-bank affiliates that are subject to dividend restrictions is regulated by the governing agency to which they report.

                         At December 31, 1995, total stockholders' equity of the
                      banking affiliates approximated $7.6 billion, of which $1.1 billion was available for payment of dividends without approval by the applicable regulatory authority.

                         Regulatory capital requirements specify certain minimum
                      capital levels. Applicable minimums for BANC ONE's Tier I and total capital to "risk weighted" assets, as defined by bank regulations are 4% and 8%, respectively. BANC ONE's Tier I and total risk adjusted capital ratios at December 31, 1995 were 10.05% and 14.05%, respectively. BANC ONE's leverage ratio at December 31, 1995 was 8.87%.
--------------------------------------------------------------------------------

                      NOTE 11:   INCOME TAXES

                      The Corporation and its affiliates file a consolidated Federal income tax return and income tax expense is apportioned among all affiliates based upon their taxable income or loss and tax credits.

                      The effective income tax rate is below the statutory rate due to the following:

                                         $(THOUSANDS)                  1995                 1994                1993
                              -----------------------------------------------------------------------------------------------
                              Statutory tax rate.................    $ 668,599   35.0%    $531,598   35.0%    $619,750   35.0%
                              Increase (reduction) in tax rate
                                resulting from:
                                  State income taxes, net of
                                    federal income tax benefit...       50,844    2.7       49,155    3.2       41,557    2.3
                                  Tax exempt interest............      (50,853)  (2.7)     (59,273)  (3.9)     (65,229)  (3.7)
                                  Issuance of IRS regulations
                                    relating to acquisitions of
                                    troubled financial
                                    institutions.................      (22,265)  (1.2)
                                  Other, net.....................      (13,906)   (.7)      (7,737)   (.5)       2,531     .2
                                                                    ----------   ----     --------   ----     --------   ----
                              Actual tax rate....................    $ 632,419   33.1%    $513,743   33.8%    $598,609   33.8%
                                                                     =========   =====    =========  =====    =========  =====

                      BANC ONE adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," effective January 1, 1993.

                      Components of the provision for income taxes follow:

                                               $(THOUSANDS)                         1995            1994           1993
                              --------------------------------------------------------------------------------------------
                              Deferred federal tax...........................    $   154,409     $  146,287     $   21,385
                              Federal amount currently payable...............        399,788        290,722        513,291
                              Deferred state tax.............................         17,625         26,803          7,164
                              State amount currently payable.................         60,597         49,931         56,769
                                                                                ------------     ----------     ----------
                              Total provision for income taxes...............    $   632,419     $  513,743     $  598,609
                                                                                 ===========     ===========    ===========

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                      Deferred tax assets and liabilities at December 31, 1995 and 1994 consisted of the following:

                                                      $(THOUSANDS)                              1995            1994
                              -----------------------------------------------------------------------------------------
                              Deferred tax assets
                                  Loan loss reserve.......................................   $   341,080     $  338,917
                                  Accrued liabilities.....................................        93,426         86,533
                                  Unrealized holding loss on securities available for
                                    sale..................................................                       66,366
                                  Other...................................................        54,901          7,785
                                                                                            ------------     ----------
                                                                                                 489,407        499,601
                                                                                             ===========     ===========
                              Deferred tax liabilities:
                                  Leased assets and depreciation..........................      (646,894)      (520,279)
                                  Unrealized holding gain on securities available for
                                    sale..................................................       (52,289)
                                  Other...................................................      (160,245)       (58,670)
                                                                                            ------------     ----------
                                                                                                (859,428)      (578,949)
                                                                                            ------------     ----------
                              Net deferred tax liability..................................   $  (370,021)    $  (79,348)
                                                                                             ===========     ===========

                      Deferred income taxes are determined separately for each taxable entity of BANC ONE in each tax jurisdiction. For each separate tax paying component, all deferred tax assets and liabilities are netted and presented in a single amount, which is included in other assets or other liabilities on the balance sheet, as follows:

                                                      $(THOUSANDS)                               1995            1994
                              ------------------------------------------------------------------------------------------
                              Other assets:
                                  State deferred tax assets................................                   $    5,388
                                                                                                              ----------
                              Other liabilities:
                                  Federal deferred tax liabilities.........................   $  (313,328)       (49,280)
                                  State deferred tax liabilities...........................       (56,693)       (35,456)
                                                                                             ------------     ----------
                                                                                                 (370,021)       (84,736)
                                                                                             ------------     ----------
                              Net deferred tax liability...................................   $  (370,021)    $  (79,348)
                                                                                              ===========     ===========

--------------------------------------------------------------------------------

                      NOTE 12: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

                      The table below summarizes the information required by SFAS No. 107, "Disclosures About Fair Values of Financial Instruments".

                                                                                          DECEMBER 31,
                                                                       --------------------------------------------------
                                                                                1995                        1994
                                                                       -----------------------     ----------------------
                                                                                    ESTIMATED                  ESTIMATED
                                                                       CARRYING        FAIR        CARRYING       FAIR
                                           $(MILLIONS)                  AMOUNT        VALUE        AMOUNT        VALUE
                              -------------------------------------------------------------------------------------------
                              FINANCIAL ASSETS:
                                  Cash and short-term investments...   $  5,956      $  5,956      $ 8,613      $  8,613
                                  Securities - held to maturity.....      1,088         1,136        4,834         4,790
                                  Securities - available/held for
                                    sale(1).........................     14,622        14,622       10,291        10,291
                                  Loans, net(2).....................     60,025        62,453       57,841        58,753
                              FINANCIAL LIABILITIES:
                                  Deposits..........................   $ 67,320      $ 67,400      $68,090      $ 67,615
                                  Short-term borrowings.............      9,777         9,777        9,622         9,622
                                  Long-term borrowings..............      2,720         3,002        1,866         1,869
                              OFF-BALANCE SHEET INVESTMENT
                                PRODUCTS............................         35            82           64        (1,242)

                      (1) The carrying amount and fair value of securities
                          available for sale do not include the related fair value of off-balance sheet investment products, a $2 million loss and a $27 million gain at December 31, 1995 and 1994, respectively.

                      (2) Excludes net leases with a carrying amount of $4,366
                          million and $3,255 million at December 31, 1995 and 1994, respectively.

                         Fair value amounts represent estimates of value at a
                      point in time. Significant assumptions regarding economic conditions, loss experience, risk characteristics associated with particular

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                      financial instruments and other factors were used for the purposes of this disclosure. These assumptions are subjective in nature and involve matters of judgment. Therefore, they cannot be determined with precision. Changes in the assumptions could have a material impact on the amounts estimated.

                         While these estimated fair value amounts are designed
                      to represent estimates of the amounts at which these instruments could be exchanged in a current transaction between willing parties (excluding the value of customer relationships), many of BANC ONE's financial instruments lack an available trading market as characterized by willing parties engaged in an exchange transaction. In addition, it is BANC ONE's intent to hold most of its financial instruments to maturity, therefore, it is not probable that the fair values shown will be realized in a current transaction. The estimated fair values disclosed do not reflect the value of assets and liabilities that are not considered financial instruments. In addition, the value of long-term relationships with depositors (core deposit intangibles) and other customers (e.g. credit card intangibles) are not reflected. The value of these items is significant.

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

                         SECURITIES. The estimated fair values of securities by
                      type are provided in Note 3 to the financial statements. These are based on quoted market prices, when available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

                         LOANS. The loan portfolio was segmented based on loan
                      type, credit quality and repricing characteristics. For certain variable rate loans with no significant credit concerns and frequent repricings, estimated fair values are based on the carrying values. The fair values of other loans are estimated using discounted cash flow analyses. The discount rates used in these analyses are generally based on BANC ONE's funding cost plus a spread. The spread incorporates the impact of credit quality, servicing costs and the cost of embedded options such as prepayments and caps. Maturity estimates are based on historical experience with prepayments and current economic and lending conditions. The estimated fair value of credit card receivables is based on the present value of cash flows arising from receivables outstanding and does not include the value associated with the relationships BANC ONE has with its credit card customers. Therefore, it reflects neither the value associated with new receivables created by customers nor the value associated with the fee income from credit card relationships. These values are significant.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

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

                         SHORT-TERM BORROWINGS. Short-term borrowings reprice
                      frequently, therefore, the carrying amount is a reasonable estimate of fair value.

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

                         COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT
                      AND LETTERS OF CREDIT. Pricing of these financial instruments is based on the credit quality and relationship, fees, interest rates, probability of funding, compensating balances and other covenants or requirements. Non-credit card commitments generally have fixed expiration dates, are variable rate and contain termination and other clauses which provide for relief from funding in the event that there is a significant deterioration in the credit quality of the customer. Many loan commitments are expected to, and typically do, expire without being drawn upon. Approximately 78% of BANC ONE's commitments to lend relate to credit cards which expire within two years. Of the remaining commitments, approximately 53% expire within one year. The rates and terms of BANC ONE's commitments to lend, standby letters of credit and letters of credit are competitive with others in the various markets in which BANC ONE operates. The carrying amounts are reasonable estimates of the fair value of these financial instruments. Carrying amounts which are comprised of the unamortized fee income and, where necessary, reserves for any expected credit losses from these financial instruments, are immaterial.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                      NOTE 13:   PLEDGED SECURITIES AND CONTINGENT LIABILITIES

                      As of December 31, 1995, investment securities having a book value of $8.1 billion were pledged as collateral for repurchase agreements sold, off-balance sheet investment products and as collateral for governmental and trust department deposits in accordance with federal and state requirements.

                         The Corporation's bank affiliates are required to
                      maintain average balances with the Federal Reserve Bank. The average required reserve balances were $.8 billion and $1.1 billion for 1995 and 1994, respectively.

                         In 1992, Bank One, Columbus, N.A. ("Columbus") was
                      named a defendant in a purported class action lawsuit in Pennsylvania challenging whether Columbus can impose various types of fees, allowed by the state of Ohio, on credit cardholders residing in Pennsylvania (the "Suit"). The Suit seeks unquantified compensatory and triple damages and other equitable relief. The Suit is one of many similar class action lawsuits brought against credit card issuing banks throughout the United States. The dismissal of the Suit by the Court of Common Pleas of Philadelphia County, Pennsylvania, which had been upheld by a panel of the Pennsylvania Superior Court, was reversed by the entire Pennsylvania Superior Court in December 1994. Columbus has appealed the decision to the Pennsylvania Supreme Court, which has postponed oral argument pending a decision by the United States Supreme Court in a similar action entitled Smiley v. Citibank, in which the California Supreme Court has affirmed the lower court's decision in favor of the bank. Legal counsel believes that the decision by the entire Pennsylvania Superior Court is contrary to the decisions of most state and federal courts outside Pennsylvania that have considered the issue, which have held that national banks may use the rates and fees of the bank's home state in contracts with cardholders from other states. There can be no assurance that bank affiliates of BANC ONE will not be named as defendants in future similar lawsuits.

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

--------------------------------------------------------------------------------

                      NOTE 14:   EMPLOYEE BENEFIT PLANS

                      BANC ONE sponsors noncontributory pension plans covering substantially all employees. The retirement benefits are based on length of service and the employee's highest five years of compensation during the last 10 years of service. BANC ONE's funding policy is to contribute amounts necessary to meet the funding requirements set forth in the Employee Retirement Income Security Act of 1974.

                      The following table sets forth the plans' funded status. Accrued pension cost at December 31, 1995 and 1994 includes $23 million and $16 million, respectively, for BANC ONE's non-qualified, unfunded supplemental pension plans.

                                                       $(THOUSANDS)                                1995           1994
                              -------------------------------------------------------------------------------------------
                              Accumulated benefit obligation, including vested benefits of
                                $469,995 and $368,934 in 1995 and 1994, respectively.........   $ (492,522)    $ (389,005)
                                                                                                ===========    ===========
                              Projected benefit obligation for service rendered to date......   $ (711,900)    $ (611,527)
                              Plan assets at fair value......................................      678,811        498,563
                                                                                                ----------     ----------
                              Projected benefit obligation in excess of plan assets..........      (33,089)      (112,964)
                              Unrecognized net loss from past experience different from that
                                assumed and effects of changes in assumptions................       24,248         53,416
                              Unrecognized prior service cost................................       11,605          3,281
                              Unrecognized net transition asset..............................      (13,969)       (16,649)
                                                                                                ----------     ----------
                              Accrued pension cost...........................................   $  (11,205)    $  (72,916)
                                                                                                ===========    ===========

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                         Plan assets primarily consist of U.S. Treasury and
                      Federal Agency securities and mutual funds. Plan assets include 927,836 shares of the Corporation's common stock at December 31, 1995 and 927,402 shares at December 31, 1994. The fair value of the Corporation's common stock held as plan assets was $32 million and $21 million at December 31, 1995 and 1994, respectively. During 1994, 31,610 shares of the Corporation's common stock were sold primarily to comply with generally accepted fiduciary responsibilities that allow no more than a certain level of employer securities in comparison to other investments. No shares of the Corporation's common stock were sold during 1995. Dividends received by the plans on the Corporation's common stock totaled $1 million in 1995 and 1994. All share amounts are adjusted for the 10% stock dividend payable March 6, 1996 to shareholders of record on February 21, 1996.

                      Net periodic pension cost for BANC ONE for 1995, 1994 and 1993 included the following:

                                             $(THOUSANDS)                     1995             1994               1993
                              ---------------------------------------------------------------------------------------------
                              Service cost - benefits earned during the
                                period...................................   $  41,641     $       45,921     $       43,553
                              Interest cost on projected benefit
                                obligation...............................      46,367             43,284             41,724
                              Actual (return) loss on plan assets........    (101,875)            29,024            (30,965)
                              Net amortization and deferral..............      43,810            (82,897)           (13,294)
                                                                            ---------     --------------     --------------
                              Net periodic pension costs.................   $  29,943     $       35,332     $       41,018
                                                                            ==========    ===============    ===============
                              Actuarial assumptions:
                              Weighted average discount rate for
                                projected benefit obligation.............        7.50%     7.90% to 8.50%     7.00% to 8.75%
                              Weighted average rate of compensation
                                increase.................................        6.00%     4.50% to 6.25%     4.50% to 6.00%
                              Expected long-term rate of return on plan
                                assets...................................        9.00%     9.50% to 9.75%     7.00% to 9.75%

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

                         Prior to 1993, BANC ONE accounted for post retirement
                      benefits other than pensions on a cash basis. BANC ONE is amortizing the unrecognized transition obligation existing at January 1, 1993 when the accrual method of accounting for these benefits was adopted over a 20-year period. BANC ONE funds retiree medical benefits to the extent such benefits are deductible for federal income tax purposes; however, these assets are not restricted as to use for such benefits and therefore do not meet the definition of plan assets.

                      The following table sets forth the status of BANC ONE's postretirement benefit obligation at December 31, 1995 and 1994:

                                                $(THOUSANDS)                          1995          1994
                           -------------------------------------------------------------------------------
                           Accumulated postretirement benefit obligation:
                             Retirees............................................   $(64,149)     $(49,883)
                             Fully eligible active plan participants.............    (19,323)      (24,940)
                             Other active plan participants......................    (33,900)      (26,682)
                                                                                    --------      --------
                           Accumulated postretirement benefit obligation in
                             excess of plan assets...............................   (117,372)     (101,505)
                           Unrecognized net gain.................................    (20,137)      (33,094)
                           Unrecognized transition obligation....................     95,681       101,309
                                                                                    --------      --------
                           Accrued postretirement benefit cost...................   $(41,828)     $(33,290)
                                                                                    ========      ========

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                      Net periodic cost for postretirement health care and life insurance benefits during 1995, 1994 and 1993 include the following:

                                           $(THOUSANDS)                     1995         1994         1993
                           ---------------------------------------------------------------------------------
                           Service cost -- benefits earned during the
                             period.....................................   $ 2,954      $ 3,591      $ 3,840
                           Interest cost on accumulated postretirement
                             benefit obligation.........................     8,595        8,602        9,582
                           Amortization of unrecognized transition
                             obligation.................................     5,628        5,629        5,670
                           Amortization of unrecognized net gain........    (1,097)
                                                                           -------      -------      -------
                           Net periodic postretirement benefit cost.....   $16,080      $17,822      $19,092
                                                                           =======      =======      =======

                         The weighted average discount rates used in determining
                      the accumulated postretirement benefit obligation at December 31, 1995, 1994 and 1993 were 7.50%, 8.75% and
                      7.50%, respectively.

                         For measurement purposes, a 9.0% annual rate of
                      increase in the cost of covered health care benefits was assumed for 1996; the rate was assumed to decrease gradually to 5.0% in the year 2000 and thereafter. A one-percentage point increase in the health care cost trend rate in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $12.1 million, or 10.3%, and would increase the aggregate of the service cost and interest cost components of net periodic postretirement benefit cost for 1995 by $1.1 million or 9.2%.

                         BANC ONE sponsors various 401(k) plans which include
                      substantially all of its employees. BANC ONE is required to make contributions to the plans in varying amounts. For 1995, 1994 and 1993, the expense related to these plans was $8 million, $12 million and $32 million, respectively.

--------------------------------------------------------------------------------

                      NOTE 15:   STOCK COMPENSATION

                      On April 18, 1995, the Corporation adopted the 1995 Stock Incentive Plan which provides for the granting of incentive and non-qualified stock options and stock awards to the Corporation's directors and certain key BANC ONE employees for up to an aggregate of one percent of the outstanding common stock of the Corporation as reported in BANC ONE's Annual Report on Form 10-K for the year ending immediately prior to such years; further, the total number of shares available for grants of stock awards in any year shall not exceed one fourth of one percent of the Corporation's outstanding common stock as so reported. Based on December 31, 1994 outstanding shares, 4,498,842 shares of the Corporation's common stock were available for grant in 1995. In 1995, 626,410 shares were granted as stock awards. Under the 1995 Stock Incentive Plan, the awards vest over a period of years and expense is recognized over the vesting period. Options are not exercisable for at least one year from the date of grant and are thereafter exercisable for such periods as the Board of Directors, or a committee thereof, specify (which may not exceed 10 years for incentive stock options or 20 years for non-qualified stock options), provided that the optionee has remained in the employment of the Corporation or its affiliates. The Board or the committee may accelerate the exercise period for an option upon the optionee's disability, retirement, or death. All options expire at the end of the exercise period.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                         On April 18, 1989, the Corporation adopted the 1989
                      Stock Incentive Plan (as amended April 21, 1992) (which was in addition to a stock option plan approved by its shareholders on April 24, 1984, and amended December 16,
                      1986), which provided incentive and non-qualified options and stock awards to the Corporation's directors and certain key BANC ONE employees for up to 6,930,000 common shares of the Corporation. The 1989 Stock Incentive Plan was terminated by the Corporation's board of directors effective April 17, 1995. Outstanding awards under the 1989 Stock Incentive Plan remain in effect under the terms of their respective awards. Cumulatively, 1,751,815 shares were granted as stock awards under the plan. The awards vest over a period of years and expense is recognized over the vesting period.

                         BANC ONE does not recognize options on the balance
                      sheet until such options are exercised and no amounts applicable thereto are reflected in net income. All options were granted at 100% of fair market value and reflect the effect of the 10% common stock dividend payable March 6, 1996 to shareholders of record on February 21, 1996. Options of acquired entities are converted to BANC ONE options at the time of acquisition. These shares are included in the amounts shown below. Outstanding stock options have been considered as common stock equivalents in the computation of earnings per share.

                         Stock option activity in BANC ONE's various stock
                      option plans for 1995 and 1994 is summarized as follows:

                                                                            1995                        1994
                                                                  -------------------------   -------------------------
                                                                  NUMBER OF                   NUMBER OF
                                                                    SHARES     OPTION PRICE     SHARES     OPTION PRICE
                              -----------------------------------------------------------------------------------------
                              Outstanding at beginning of
                                year............................   7,286,296   $ 5.65-38.02    5,829,915   $ 4.07-38.02
                                Granted.........................   2,522,635    25.57-34.55    2,200,001    25.45-31.03
                                Exercised.......................  (1,160,919)    6.45-29.32     (471,706)    4.07-28.60
                                Cancelled.......................    (514,615)   17.51-38.02     (271,914)   12.02-38.02
                                                                  ----------                  ----------
                              Outstanding at end of year........   8,133,397     5.65-38.02    7,286,296     5.65-38.02
                                                                  ===========                 ============
                              Exercisable at end of year........   1,839,962     5.65-38.02    2,180,176     5.65-38.02
                                                                  ===========                 ============

--------------------------------------------------------------------------------

                      NOTE 16: RELATED PARTY TRANSACTIONS

                      Certain BANC ONE executive officers, directors and their related interests are loan customers of the Corporation's affiliates. The Securities and Exchange Commission (SEC) has determined with respect to the Corporation and four significant subsidiaries (as defined by the SEC) disclosure of borrowings by directors and executive officers and certain of their related interests should be made, if the loans are greater than 5% of stockholders' equity, in the aggregate. These loans in aggregate were not greater than 5% of stockholders' equity at December 31, 1995 or 1994.

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                      NOTE 17: SUPPLEMENTAL DISCLOSURES FOR STATEMENT OF CASH FLOWS

                                        $(THOUSANDS)                    1995           1994           1993
                           ----------------------------------------------------------------------------------
                           Common stock issued in purchase
                             acquisitions.........................                                 $    9,518
                                                                                                   ==========
                           Transfer from loans to other real
                             estate owned (OREO)..................   $   91,163     $   68,806     $  140,963
                                                                     ==========     ==========     ==========
                           Securitization of mortgage loans.......   $1,426,766
                                                                     ==========
                           Reclassification of private placement
                             securities from loans to
                             securities...........................   $  533,057
                                                                     ==========
                           Reclassification of held to maturity
                             securities to available for sale, at
                             amortized cost (fair value
                             $2,943,526)..........................   $2,883,654
                                                                     ==========
                           Net increase in securities trades
                             not settled..........................   $  185,009     $  139,346     $  156,803
                                                                     ==========     ==========     ==========
                           Loans issued to facilitate the sale
                             of OREO properties...................   $    7,220     $   26,287     $   37,353
                                                                     ==========     ==========     ==========
                           Additional disclosures:
                             Interest paid........................   $2,908,562     $2,140,363     $1,815,831
                                                                     ==========     ==========     ==========
                             Income taxes paid....................   $  351,392     $  412,727     $  534,543
                                                                     ==========     ==========     ==========
                             Dividends declared but not paid
                                at year end.......................                  $  123,925     $  105,884
                                                                                    ==========     ==========

--------------------------------------------------------------------------------

                      NOTE 18:   PARENT COMPANY FINANCIAL STATEMENTS

                                                                                        DECEMBER 31,
                                             BALANCE SHEET                      ----------------------------
                                              $(THOUSANDS)                          1995             1994
                           ---------------------------------------------------------------------------------
                           ASSETS:
                             Cash and due from banks.........................    $     25,002     $    9,941
                             Short-term investments..........................          72,710        537,030
                             Securities available for sale, at fair value....          41,115         20,123
                             Investment in majority-owned affiliates:
                                Banking......................................       7,791,232      7,344,770
                                Non-banking..................................         483,615        399,135
                             Advances due from affiliates:
                                Banking......................................         191,000        197,000
                                Non-banking..................................       1,498,104        997,319
                             Amounts due from Premier Bancorp, Inc...........          65,000         65,000
                             Excess of cost over net assets of affiliates
                                purchased....................................           8,543          9,907
                             Other assets....................................         268,016        195,110
                                                                                -------------     ----------
                                TOTAL ASSETS.................................    $ 10,444,337     $9,775,335
                                                                                  ===========     ==========
                           LIABILITIES:
                             Commercial paper and other short-term
                                borrowings...................................    $    560,360     $1,145,200
                             Notes payable to non-banking affiliates.........          53,896         45,974
                             Long-term borrowings............................       1,500,026        908,644
                             Other liabilities...............................         132,577        110,657
                                                                                -------------     ----------
                                TOTAL LIABILITIES............................       2,246,859      2,210,475
                                                                                -------------     ----------
                                TOTAL STOCKHOLDERS' EQUITY...................       8,197,478      7,564,860
                                                                                -------------     ----------
                                TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...    $ 10,444,337     $9,775,335
                                                                                  ===========     ==========

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                                              STATEMENT OF INCOME
                                     for the three years ended December 31,
                                     $(THOUSANDS, EXCEPT PER SHARE AMOUNTS)              1995            1994           1993
                              -------------------------------------------------------------------------------------------------
                              INCOME:
                                Dividends from affiliates:
                                  Banking.........................................    $ 1,129,400     $  614,617     $  662,868
                                  Non-banking.....................................                        12,086         19,049
                                Management and other fees from affiliates.........        116,623        118,577        108,063
                                Interest..........................................        128,155        100,063         89,665
                                Securities gains..................................            669         11,343            152
                                Other.............................................          8,248         16,942          6,375
                                                                                     ------------     ----------     ----------
                                  TOTAL INCOME                                          1,383,095        873,628        886,172
                                                                                     ------------     ----------     ----------
                              EXPENSE:
                                Interest..........................................        183,452        129,302        104,391
                                Salaries and related costs........................         69,036         67,351         57,255
                                Professional fees and services....................         47,358         60,260         61,319
                                Marketing and development.........................         37,596         37,866         43,418
                                Other.............................................         57,398         22,407         30,637
                                                                                     ------------     ----------     ----------
                                  TOTAL EXPENSE...................................        394,840        317,186        297,020
                                                                                     ------------     ----------     ----------
                              Income before income taxes and equity in
                                undistributed earnings of consolidated
                                affiliates........................................        988,255        556,442        589,152
                              Income tax (provision) benefit:
                                Income excluding securities transactions..........         55,256         35,599         29,373
                                Securities transactions...........................           (234)        (3,970)           (53)
                                                                                     ------------     ----------     ----------
                              Income before equity in undistributed earnings
                                of consolidated affiliates........................      1,043,277        588,071        618,472
                              Equity in undistributed earnings of consolidated
                                affiliates........................................        234,586        417,038        573,022
                                                                                     ------------     ----------     ----------
                                  NET INCOME......................................    $ 1,277,863     $1,005,109     $1,191,494
                                                                                      ===========     ===========    ===========
                              NET INCOME PER COMMON SHARE (AMOUNTS REFLECT
                                THE 10% COMMON STOCK DIVIDEND PAYABLE MARCH 6,
                                1996 TO SHAREHOLDERS OF RECORD ON FEBRUARY 21,
                                1996.):
                                INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
                                  ACCOUNTING PRINCIPLE............................    $      2.91     $     2.20     $     2.62
                                  Cumulative effect of change in method of
                                    accounting for income taxes...................                                          .04
                                                                                     ------------     ----------     ----------
                              NET INCOME PER COMMON SHARE.........................    $      2.91     $     2.20     $     2.66
                                                                                      ===========     ===========    ===========
                              Weighted average shares outstanding (000)...........        433,323        448,118        441,351
                                                                                      ===========     ===========    ===========

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                                          STATEMENT OF CASH FLOWS
                                   for the three years ended December 31,
                                                $(THOUSANDS)                        1995            1994            1993
                              ---------------------------------------------------------------------------------------------
                              CASH FLOWS FROM OPERATING ACTIVITIES:
                                NET INCOME....................................   $ 1,277,863     $ 1,005,109     $1,191,494
                                  Adjustments:
                                    Equity in undistributed earnings of
                                       consolidated affiliates................      (234,586)       (417,038)      (573,022)
                                    Noncash dividends received................       (54,649)        (10,160)      (170,001)
                                    Depreciation and amortization.............        13,346          11,818         10,786
                                    Securities (gains) losses.................          (669)        (11,343)          (152)
                                    Net change in trading account portfolio...       (20,974)            936        (19,777)
                                    Net change in other assets................       (23,757)        (42,127)       (16,503)
                                    Net change in other liabilities...........        20,346         (12,730)        49,436
                                                                                ------------     -----------     ----------
                                    NET CASH PROVIDED BY OPERATING
                                       ACTIVITIES.............................       976,920         524,465        472,261
                                                                                ------------     -----------     ----------
                              CASH FLOWS FROM INVESTING ACTIVITIES:
                                Net (increase) decrease in short-term
                                  investments.................................       464,320        (208,988)       250,820
                                Purchases of investment securities............       (32,111)                       (14,884)
                                Proceeds from sales and maturities of
                                  investment securities.......................        33,000          37,766         35,890
                                Net (increase) decrease in loans..............      (498,366)        768,948       (826,216)
                                Additions to premises and equipment...........       (81,038)        (23,378)        (4,585)
                                Net increase in investment in majority-owned
                                  affiliates..................................       (12,145)        (19,321)       (27,000)
                                All other investing activities, net...........        (2,598)            494            519
                                                                                ------------     -----------     ----------
                                    NET CASH PROVIDED BY (USED IN) INVESTING
                                       ACTIVITIES.............................      (128,938)        555,521       (585,456)
                                                                                ------------     -----------     ----------
                              CASH FLOWS FROM FINANCING ACTIVITIES:
                                Net (decrease) increase in commercial paper...      (623,432)        151,722         92,751
                                Net increase (decrease) in short-term
                                  notes payable...............................        52,545        (437,681)       463,780
                                Proceeds from the issuance of long-term
                                  borrowings..................................       590,179
                                Cash dividends paid...........................      (550,294)       (504,710)      (405,959)
                                Purchase of treasury shares...................      (324,321)       (336,453)
                                Exercise of stock options, net of shares
                                  purchased...................................        (5,460)         (5,659)       (47,634)
                                All other financing activities, net...........        27,862          60,627         11,187
                                                                                ------------     -----------     ----------
                                    NET CASH PROVIDED BY (USED IN) FINANCING
                                       ACTIVITIES.............................      (832,921)     (1,072,154)       114,125
                                                                                ------------     -----------     ----------
                                    Increase in cash and cash equivalents.....        15,061           7,832            930
                                Cash and cash equivalents at January 1,.......         9,941           2,109          1,179
                                                                                ------------     -----------     ----------
                                CASH AND CASH EQUIVALENTS AT DECEMBER 31,.....   $    25,002     $     9,941     $    2,109
                                                                                 ===========     ============    ===========

                                           BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------

                      REPORT OF INDEPENDENT ACCOUNTANTS
                      To the Stockholders and the Board of Directors BANC ONE CORPORATION

                      We have audited the accompanying consolidated balance sheets of BANC ONE CORPORATION and Subsidiaries as of December 31, 1995 and 1994, and the related statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

                      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BANC ONE CORPORATION and Subsidiaries at December 31, 1995 and 1994 and the results of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                      As disclosed in Note 1, effective January 1, 1994, BANC ONE CORPORATION changed its method of accounting for certain investment securities. As discussed in Note 11 and
                      Note 14, effective January 1, 1993, BANC ONE CORPORATION changed its method of accounting for income taxes and postretirement benefits other than pensions.

                      COOPERS & LYBRAND L.L.P.

                      Columbus, Ohio
                      February 21, 1996

BANKING OFFICES IN:

Arizona           Ohio
Colorado          Oklahoma
Illinois          Texas
Indiana           Utah
Kentucky          West Virginia
Louisiana         Wisconsin



SUBSIDIARIES

Banc One Capital Corporation
Banc One Commercial Loan Origination Corporation
Banc One Community Development Corporation
Banc One Credit Card Services Company
Banc One Financial Card Services  Corporation
Banc One Financial Services Corporation
Banc One Funds Management Company
Banc One Insurance Services Corporation
Banc One Investment Advisors Corporation
Banc One Management and Consulting Corporation
Banc One Mortgage Corporation
Banc One POS Services Company
Banc One Private Label Credit Services
Banc One Securities Corporation
Banc One Services Corporation
Banc One Trust companies