Form 10-K, Exhibit 13
period 1996-12-31
BANC ONE CORP /OH/
filed 1997-03-20
CIK 36090

                                                                Exhibit 13a
MANAGEMENT'S DISCUSSION AND ANALYSIS
(UNAUDITED)
--------------------------------------------------------------------------------
                      I.  INTRODUCTION

                      This discussion should be read in conjunction with the consolidated financial statements, notes and tables included elsewhere in this report. "The Corporation" is defined as parent company only. "BANC ONE" is defined as the Corporation and all significant majority-owned subsidiaries. Management's discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties which may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from BANC ONE's actual results see BANC ONE's Annual Report on Form 10-K for the year ended December 31, 1996.

                      ACQUISITIONS:

                      First USA, Inc. -- On January 19, 1997, the Corporation entered into an agreement providing for the merger of First USA, Inc., (First USA). Terms of the agreement call for First USA shareholders to receive 1.1659 shares of the Corporation's common stock for each outstanding share of First USA common stock. First USA is a financial services company specializing in the credit card business with $22.4 billion in managed credit card receivables and 16 million card holders at December 31, 1996. As reported, First USA had total assets of $10.2 billion and stockholders' equity of $1.2 billion at December 31, 1996. Even though First USA has traditionally produced high growth in earnings, management estimates that this transaction will be dilutive to BANC ONE's earnings per common share in 1997, neutral in 1998 and accretive to earnings per common share thereafter. Further, given the operational overlap of credit card operations between BANC ONE and First USA, and the incurrence of certain costs resulting from this transaction, management estimates a charge to earnings of $150 million at acquisition, however, the actual charge could be substantially greater. The acquisition is subject to regulatory and shareholder approval and is expected to be completed in the second quarter of 1997. The transaction will be accounted for as a pooling of interests.

                         Liberty Bancorp, Inc. -- On December 28, 1996, the
                      Corporation entered into an agreement providing for the merger of Liberty Bancorp, Inc. (Liberty), a multi-bank holding company headquartered in Oklahoma City, Oklahoma, with 29 banking offices primarily in Oklahoma City and Tulsa. Terms of the agreement call for Liberty shareholders to receive 1.175 shares of the Corporation's common stock for each outstanding share of Liberty common stock. Liberty had total assets of approximately $2.9 billion at December 31, 1996. The transaction is expected to be completed in the second quarter of 1997 and will be accounted for using the purchase method of accounting.

                         While having no impact on performance comparisons
                      between 1996 and prior periods, the pending acquisition of both First USA and Liberty will impact 1997 financial performance and future comparisons of financial results to prior periods.

                         Premier Bancorp, Inc. -- BANC ONE's financial position
                      and results of operations for periods prior to 1996 have not been restated to include Banc One Louisiana Corporation (BOLC), formerly known as Premier Bancorp, Inc., which was acquired on January 2, 1996, as this acquisition was accounted for using the purchase method of accounting. The acquisition of BOLC significantly impacts performance comparisons between 1996 and prior periods. Throughout the following discussion, the impact of BOLC will be addressed.

 30       BANC ONE CORPORATION and Subsidiaries

                      STRATEGIC INITIATIVES:

                      In 1995, BANC ONE launched a series of strategic initiatives collectively referred to as Project One. These efforts are designed to enhance the effectiveness and efficiency of certain operations by, among other things, decreasing the number of legal entities, combining operations and systems and centralizing many staff and line functions. During 1996, BANC ONE incurred Project One expenses of $150 million. It is management's view that Project One will continue to result in higher expense levels during the first half of 1997, with anticipated expense reduction benefits realized thereafter. In addition, BANC ONE has initiated a review of certain of its lines of business. This review is anticipated to be completed during the second quarter of 1997. While the exact impact of the review is not yet known, the outcome may include a variety of initiatives, possibly including consolidation of functions, installations or operations. These initiatives could result in a charge to earnings, the magnitude of which cannot presently be determined.

--------------------------------------------------------------------------------
                      II.  OVERVIEW OF OPERATIONS

                      Net income for 1996 was a record $1.4 billion, or $3.23 per common share, up 11.7% and 11.0%, respectively, from $1.3 billion, or $2.91 per common share in 1995. This reflected a 17.6% increase in net interest income and a 19.1% increase in non-interest income, partially offset by a 15.2% increase in non-interest expense and a higher provision for credit losses.

                         Contributing to the 1996 increase in income was an
                      11.1% increase in average earning assets, reflecting strong loan growth, as well as a higher fully taxable equivalent (FTE) net interest margin of 5.59%, up from 5.31% in 1995. The higher provision for credit losses reflected both loan growth and higher levels of net charge-offs, particularly in credit card and consumer loans. Key performance measures continued to be strong during 1996.

                         The five year performance summary below and the ten
                      year performance summary on Pages 50-51 provide additional operating statistics.

                      FIVE YEAR PERFORMANCE SUMMARY

                               $(MILLIONS, EXCEPT FOR PER SHARE
                                            DATA)                   1996          1995         1994         1993         1992
                              -------------------------------------------------------------------------------------------------
                              Net income........................  $   1,427     $  1,278     $  1,005     $  1,192     $    922
                              Total revenue.....................     10,272        8,971        7,778        7,547        7,741
                              Net income per common share.......  $    3.23     $   2.91     $   2.20     $   2.66     $   2.06
                              Return on average assets..........       1.48%        1.47%        1.15%        1.50%        1.20%
                              Return on average common equity...      17.11        16.77        13.35        17.58        15.14
                              Average common equity to average
                                assets..........................       8.55%        8.64%        8.50%        8.40%        7.74%
                              At year end:
                              -----------
                              Total assets......................  $ 101,848     $ 90,454     $ 88,923     $ 84,835     $ 81,305
                              Long-term borrowings..............  $   4,190     $  2,720     $  1,866     $  1,805     $  1,397

                                 BANC ONE CORPORATION and Subsidiaries        31

--------------------------------------------------------------------------------
                 III  NET INTEREST INCOME


                      Net interest income (FTE) was $4.9 billion in 1996, up $710 million, or 16.9% from the prior year reflecting both an increase in average earning assets and higher net interest margin. For 1996, average earning assets totaled $88.0 billion, up $8.8 billion or 11.1% from 1995. This increase primarily reflected a $5.0 billion average positive impact from the BOLC acquisition complemented by strong underlying loan growth, as average securities and other earning assets increased only slightly.

                         Average loans and leases, excluding loans held for
                      sale, totaled $70.9 billion, a $7.8 billion or 12.4% increase over 1995 levels. Excluding the impact of the BOLC acquisition, average loans increased $4.5 billion or 7.1%. Contributing to this increase was a $1.8 billion increase in credit card loans, and a $1.3 billion increase in commercial loans and leases. These increases are net of loan sales and securitizations.

                         Average investment securities totaled $16.1 billion in
                      1996, up $1.4 billion, or 9.4% from 1995, primarily attributable to the acquisition of BOLC. The lack of growth in investment securities reflected a decision to reduce the amount of lower yielding securities, primarily through maturity run-off and to use the proceeds to fund higher yielding loans. This strategy improved the overall earning asset yield and net interest margin given the investment securities' typically lower yield as compared to loans.

                         Earning asset growth is funded by traditional bank
                      funding sources, primarily retail deposits and the issuance of short and long-term debt. During 1996, average total deposits increased $4.9 billion or 7.5% to $70.7 billion, primarily due to the inclusion of BOLC. Average short-term borrowed funds in 1996 totaled $11.9 billion, up $2.6 billion from the prior year. Average long-term borrowed funds totaled $3.2 billion, up $.8 billion from 1995.

                         Also affecting the net interest margin, but not net
                      income, was the securitization of consumer and credit card loans. The impact to the financial statements of securitizing loans is to remove these loans from the balance sheet and to record the excess yield as loan servicing income. Excess yield is the interest and fee income of the credit card assets, less the sum of the securitized coupon rate, charge-offs, and costs of servicing. Because credit losses are charged against loan servicing income over the life of these transactions, loan servicing income may vary depending upon the credit performance of the loans securitized. However, exposure to credit losses on securitized loans is limited to future servicing income and certain receivables which are classified as other assets. While securitized loans have included both consumer loans and credit card receivables, the most significant impact on BANC ONE's income statement classifications results from income relating to credit card securitizations. The following table presents the impact of credit card securitizations on income statement line items and certain other information pertaining to the managed credit card portfolio.


32  BANC ONE CORPORATION AND Subsidiaries

                                                                          YEAR ENDED                        YEAR ENDED
                                                                       DECEMBER 31, 1996                 DECEMBER 31, 1995
                                                                -------------------------------   -------------------------------
                                                                           IMPACT OF                         IMPACT OF
                                                                            CREDIT                            CREDIT
                                                                             CARD        PRO                   CARD        PRO
                                                                            SECURI-     FORMA                 SECURI-     FORMA
                                        $ (MILLIONS)            REPORTED   TIZATIONS   ADJUSTED   REPORTED   TIZATIONS   ADJUSTED
                              ---------------------------------------------------------------------------------------------------
                              Income statement:
                              ----------------
                              Net interest income -- fully
                                taxable equivalent............    $4,919       $ 396    $ 5,315     $4,209       $ 308    $ 4,517
                              Provision for credit losses.....       788         277      1,065        457         139        596
                              Non-interest income.............     2,228        (107)     2,121      1,870        (163)     1,707
                              Non-interest expense............     4,184          12      4,196      3,632           6      3,638
                              Net income......................    $1,427                $ 1,427     $1,278                $ 1,278
                              Net interest margin.............      5.59%      10.11%      5.78%      5.31%      10.30%      5.49%
                              Other data:
                              ----------
                              Credit card balances:
                              Ending, at December 31,.........    $9,301      $3,340    $12,641     $7,665      $3,440    $11,105
                              Average for year................     8,361       3,921     12,282      6,438       2,990      9,428
                              Net charge-offs as a percentage
                                of average credit cards.......      5.46%       7.08%      5.98%      3.75%       4.65%     4.03%
                              Credit card delinquencies over
                                30 days as a percentage of
                                ending credit cards...........      5.53%       6.56%      5.80%      4.40%       4.86%      4.54%
                              Credit card delinquencies over
                                90 days as a percentage of
                                ending credit cards...........      2.25%       2.77%      2.39%      1.54%       1.86%      1.64%


                      ----------------------------------------------------------

                         In 1996, off-balance sheet investment products
                      decreased interest income by $49 million and increased deposit and other borrowing costs by $6 million. This compares with a reduction in 1995 interest income of $145 million and increased deposit and other borrowing costs of $59 million. Off-balance sheet investment product impact on net interest income reflects the cost or benefit of the use of these products to manage interest rate risk. The dollar amounts stated above are not an indication of the effectiveness of the use of these instruments as the on balance sheet instruments hedged move in the opposite direction. The cost or benefit from hedging transactions is significantly impacted by customer preferences, the historical interest rate environment in which the instruments were acquired and current market rates.

                                 BANC ONE CORPORATION and Subsidiaries        33

FIVE YEAR SUMMARY -- AVERAGE BALANCES, INCOME AND
EXPENSE, YIELDS AND RATES(1,4)

                                                                      1996                                    1995
                                                       ----------------------------------      ----------------------------------
                                                         AVERAGE       INCOME/      YIELD/       AVERAGE       INCOME/      YIELD/
                    $(THOUSANDS)                         BALANCE       EXPENSE      RATE         BALANCE       EXPENSE      RATE
---------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Short-term investments..............................   $   408,173    $   21,747     5.33%     $   950,833    $   59,862     6.30%
Loans held for sale.................................       549,370        39,544     7.20          418,540        32,925     7.87
SECURITIES:(3)
  Taxable...........................................    14,451,132       933,640     6.46       12,791,932       834,808     6.53
  Tax-exempt........................................     1,694,224       139,391     8.23        1,964,544       171,626     8.74
                                                       -----------    ----------               -----------    ----------
  TOTAL SECURITIES..................................    16,145,356     1,073,031     6.65       14,756,476     1,006,434     6.82
LOANS AND LEASES:(2)
  Commercial, financial and agricultural............    19,366,928     1,600,332     8.26       17,439,240     1,426,070     8.18
  Real estate:
    Commercial......................................     6,162,566       553,122     8.98        5,589,638       501,614     8.97
    Construction....................................     3,214,428       316,406     9.84        2,441,833       250,116    10.24
    Residential.....................................    11,898,026     1,104,160     9.28       11,491,299     1,011,832     8.81
  Consumer, net.....................................    19,896,158     1,875,265     9.43       18,209,617     1,710,328     9.39
  Credit card.......................................     8,360,610     1,373,853    16.43        6,437,512     1,074,026    16.68
  Leases, net.......................................     2,025,861       150,547     7.43        1,479,726       107,143     7.24
                                                       -----------    ----------               -----------    ----------
TOTAL LOANS AND LEASES..............................    70,924,577     6,973,685     9.83       63,088,865     6,081,129     9.64
                                                       -----------    ----------               -----------    ----------
Total earning assets................................    88,027,476     8,108,007     9.21       79,214,714     7,180,350     9.06
ALLOWANCE FOR CREDIT LOSSES.........................    (1,027,931)                               (900,061)
Other assets (3)....................................     9,398,834                               8,736,993
                                                       -----------                             -----------
TOTAL ASSETS........................................   $96,398,379                             $87,051,646
                                                       ===========                             ===========
LIABILITIES:
DEPOSITS:
  Non-interest bearing demand.......................   $14,029,775                             $12,968,315
  Interest bearing demand...........................     2,386,378        42,883     1.80        8,263,124       175,734     2.13
  Savings and money market..........................    29,008,134       963,311     3.32       20,095,413       746,564     3.72
  Time deposits:
    CDs less than $100,000..........................    18,928,796     1,053,236     5.56       19,181,386     1,089,761     5.68
    CDs $100,000 and over:
      Domestic......................................     3,895,007       177,877     4.57        3,724,043       190,453     5.11
      Foreign.......................................     2,428,889       130,033     5.35        1,531,360        87,582     5.72
                                                       -----------    ----------               -----------    ----------
  TOTAL DEPOSITS....................................    70,676,979     2,367,340     3.35       65,763,641     2,290,094     3.48
BORROWED FUNDS:
  Short-term........................................    11,886,849       608,982     5.12        9,302,237       518,682     5.58
  Long-term.........................................     3,172,562       213,076     6.72        2,339,092       162,692     6.96
                                                       -----------    ----------               -----------    ----------
TOTAL BORROWED FUNDS................................    15,059,411       822,058     5.46       11,641,329       681,374     5.85
                                                       -----------    ----------               -----------    ----------
TOTAL INTEREST BEARING LIABILITIES..................    71,706,615     3,189,398     4.45       64,436,655     2,971,468     4.61
Other liabilities...................................     2,182,066                               1,879,174
                                                       -----------                             -----------
TOTAL LIABILITIES...................................    87,918,456                              79,284,144
Preferred stock.....................................       236,044                                 249,855
Common stockholders' equity.........................     8,243,879                               7,517,647
                                                       -----------                             -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..........   $96,398,379                             $87,051,646
                                                       ===========                             ===========
NET INTEREST INCOME.................................                   4,918,609     5.59                      4,208,882     5.31
Provision for credit losses.........................                    (788,087)    (.90)                      (457,499)    (.57)
                                                                      ----------    -----                     ----------    -----
NET FUNDS FUNCTION..................................                  $4,130,522     4.69%                    $3,751,383     4.74%
                                                                      ==========    =====                     ==========    =====

(1) Income amounts are presented on a fully taxable equivalent basis (FTE), which is defined as income on earning assets that is subject to either a reduced rate or zero rate of income tax, adjusted to give effect to the appropriate incremental federal income tax rate and adjusted for non-deductible carrying costs, where applicable. Where appropriate, yield calculations include these adjustments. The federal statutory tax rate was 35% for 1996, 1995, 1994 and 1993 and 34% for 1992.
(2) Non-accrual loans are included in loan balances. Interest income includes related fee income.
(3) Average securities balances are based on amortized historical cost, excluding SFAS 115 adjustments to fair value which are included in other assets.
(4) All average balances are calculated on the basis of daily averages.

 34       BANC ONE CORPORATION and Subsidiaries

                                                                                                                    COMPOUND ANNUAL
              1994                                 1993                                   1992                     GROWTH 1991-1996
--------------------------------     ---------------------------------     ---------------------------------    ------------------
  AVERAGE      INCOME/     YIELD/      AVERAGE      INCOME/      YIELD/      AVERAGE       INCOME/     YIELD/   AVERAGE   INCOME/
  BALANCE      EXPENSE     RATE        BALANCE      EXPENSE      RATE        BALANCE       EXPENSE     RATE     BALANCE   EXPENSE
-------------------------------------------------------------------------------------------------------------   ------------------

$ 1,113,465   $   53,388    4.79%    $ 1,319,605   $   44,892     3.40%    $ 3,216,327    $  127,345    3.96%   (33.69)%   (35.27)%
    562,168       40,822    7.26         839,611       58,128     6.92         427,462        33,684    7.88     26.29      20.42

 16,010,679      876,420    5.47      15,004,127      846,403     5.64      15,041,378     1,032,202    6.86      5.68        .32
  2,331,794      202,042    8.66       2,042,759      194,441     9.52       2,065,168       216,009   10.46     (6.02)    (11.41)
-----------   ----------             -----------   ----------              -----------    ----------
 18,342,473    1,078,462    5.88      17,046,886    1,040,844     6.11      17,106,546     1,248,211    7.30      3.99      (1.79)

 15,533,301    1,174,391    7.56      14,598,413    1,176,101     8.06      15,545,313     1,267,719    8.15      5.49       2.24

  5,228,036      442,323    8.46       4,728,069      404,625     8.56       4,337,654       393,168    9.06     10.98       8.63
  1,960,218      184,118    9.39       1,625,081      138,124     8.50       1,569,215       132,386    8.44     12.26      13.68
 10,335,934      871,283    8.43       9,579,529      871,444     9.10       8,896,087       851,766    9.57     12.31       9.34
 18,768,362    1,614,093    8.60      15,657,193    1,479,106     9.45      13,201,395     1,414,312   10.71     15.29       9.94
  6,253,282      989,165   15.82       5,128,076      848,978    16.56       4,537,506       786,934   17.34     20.62      17.74
  1,174,142       88,549    7.54       1,020,028       83,882     8.22         991,395        87,740    8.85     17.19       8.94
-----------   -----------            -----------   ----------              -----------    ----------
 59,253,275    5,363,922    9.05      52,336,389    5,002,260     9.56      49,078,565     4,934,025   10.05     11.64       8.94
-----------   -----------            -----------   ----------              -----------    ----------
 79,271,381    6,536,594    8.25      71,542,491    6,146,124     8.59      69,828,900     6,343,265    9.08      8.80       6.40
   (958,989)                            (975,743)                             (952,868)                           5.91
  8,777,863                            8,878,172                             8,197,518                            5.90
-----------                          -----------                           -----------
$87,090,255                          $79,444,920                           $77,073,550                            8.53
===========                          ===========                           ===========


$13,460,795                          $12,779,430                           $11,662,949                           10.75
  9,277,460      168,959    1.82       8,757,283      141,064     1.61       8,145,956       183,521    2.25    (15.81)    (29.02)
 20,011,114      551,567    2.76      19,385,667      501,974     2.59      18,261,233       604,514    3.31     15.71       6.58

 17,718,121      753,590    4.25      17,826,413      676,142     3.79      19,968,163       993,774    4.98       .55      (3.64)

  3,575,446      144,464    4.04       3,555,761      135,002     3.80       4,386,790       192,715    4.39     (4.08)    (10.27)
  1,298,988       55,683    4.29         694,585       23,509     3.38         560,578        22,348    3.99     41.83      39.41
-----------   -----------            -----------   ----------              -----------    ----------
 65,341,924    1,674,263    2.56      62,999,139    1,477,691     2.35      62,985,669     1,996,872    3.17      6.46      (1.37)

 10,811,619      442,767    4.10       6,480,247      196,845     3.04       5,558,597       196,177    3.53     18.48      15.83
  1,834,439      131,811    7.19       1,630,343      101,215     6.21       1,073,515        80,777    7.52     28.37      19.94
-----------   -----------            -----------   ----------              -----------    ----------
 12,646,058      574,578    4.54       8,110,590      298,060     3.67       6,632,112       276,954    4.18     20.20      16.81
-----------   -----------            -----------   ----------              -----------    ----------
 64,527,187    2,248,841    3.49      58,330,299    1,775,751     3.04      57,954,832     2,273,826    3.92      7.80       1.82
  1,451,990                            1,404,471                             1,223,979                           15.62
-----------                          -----------                           -----------
 79,439,972                           72,514,200                            70,841,760                            8.40
    249,900                              253,385                               264,811                            3.09
  7,400,383                            6,677,335                             5,966,979                           10.14
-----------                          -----------                           -----------
$87,090,255                          $79,444,920                           $77,073,550                            8.53%
===========                          ===========                           ===========
               4,287,753    5.41                    4,370,373     6.11                     4,069,439    5.83                10.17
                (242,269)   (.31)                    (388,261)    (.54)                     (630,731)   (.91)                5.19
              -----------  -----                   ----------    -----                    ----------   -----                11.30%
              $4,045,484    5.10%                  $3,982,112     5.57%                   $3,438,708    4.92%
              ===========  =====                   ==========    =====                    ==========   =====







                                 BANC ONE CORPORATION and Subsidiaries        35

RATE-VOLUME ANALYSIS (1, 2)

                                                             1996-95                                      1995-94
                                             ---------------------------------------       --------------------------------------
                                             CHANGE IN                                     CHANGE IN
                                              INCOME/         RATE          VOLUME          INCOME/         RATE         VOLUME
              $(THOUSANDS)                    EXPENSE        EFFECT         EFFECT          EXPENSE        EFFECT        EFFECT
-----------------------------------------
EARNING ASSETS:
Short-term investments...................    $ (38,115)    $   (8,088)    $  (30,027)      $   6,474     $   15,048     $  (8,574)
Loans held for sale......................        6,619         (2,985)         9,604          (7,897)         3,188       (11,085)
Securities: (5)
  Taxable................................       98,832         (8,441)       107,273         (41,612)       151,894      (193,506)
  Tax exempt.............................      (32,235)        (9,586)       (22,649)        (30,416)         1,655       (32,071)
                                             ----------    -----------    -----------      ----------    -----------    ----------
  Total securities.......................       66,597        (18,027)        84,624         (72,028)       153,549      (225,577)
Loans and leases: (3)(4)
  Commercial, financial and
    agricultural.........................      174,262         15,116        159,146         251,679        100,519       151,160
  Real estate:
    Commercial...........................       51,508             85         51,423          59,291         27,708        31,583
    Construction.........................       66,290        (10,098)        76,388          65,998         17,769        48,229
    Residential..........................       92,328         55,749         36,579         140,549         40,053       100,496
  Consumer, net..........................      164,937          5,996        158,941          96,235        145,369       (49,134)
  Credit card............................      299,827        (16,417)       316,244          84,861         55,161        29,700
  Leases, net............................       43,404          2,889         40,515          18,594         (3,655)       22,249
                                             ----------    -----------    -----------      ----------    -----------    ----------
TOTAL LOANS AND LEASES...................      892,556         53,320        839,236         717,207        382,924       334,283
TOTAL EARNING ASSETS.....................      927,657         24,220        903,437         643,756        554,709        89,047
Interest bearing liabilities:
  Interest bearing demand................     (132,851)       (23,778)      (109,073)          6,775         26,471       (19,696)
  Savings and money market...............      216,747        (86,014)       302,761         194,997        192,664         2,333
Time deposits:
  CD's less than $100,000................      (36,525)       (22,290)       (14,235)        336,171        269,810        66,361
  CD's $100,000 and over:
    Domestic.............................      (12,576)       (21,038)         8,462          45,989         39,769         6,220
    Foreign..............................       42,451         (5,922)        48,373          31,899         20,777        11,122
                                             ----------    -----------    -----------      ----------    -----------    ----------
  Total deposits.........................       77,246       (159,042)       236,288         615,831        549,491        66,340
Borrowed funds:
  Short-term.............................       90,300        (44,760)       135,060          75,915        143,954       (68,039)
  Long-term..............................       50,384         (5,769)        56,153          30,881         (4,340)       35,221
                                             ----------    -----------    -----------      ----------    -----------    ----------
  Total borrowed funds...................      140,684        (50,529)       191,213         106,796        139,614       (32,818)
                                             ----------    -----------    -----------      ----------    -----------    ----------
TOTAL INTEREST BEARING LIABILITIES.......      217,930       (209,571)       427,501         722,627        689,105        33,522
                                             ----------    -----------    -----------      ----------    -----------    ----------
NET INTEREST INCOME......................    $ 709,727     $  233,791     $  475,936       $ (78,871)    $ (134,396)    $  55,525
                                             ==========    ===========    ===========      ==========    ===========    ==========

(1) Fully taxable equivalent basis using the federal statutory rate of 35% for all years presented.
(2) The change not solely due to volume or rate has been prorated into rate and volume components.
(3) Interest income on loans and leases includes $199 million, $131 million and $156 million of credit card fees in 1996, 1995 and 1994, respectively. Other fees included in interest income are not material.
(4) Non-accrual loans and related income are included in their respective loan categories.
(5) Average securities balances are based on amortized historical cost, excluding SFAS 115 adjustments to fair value, which are included in other assets.

 36       BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------
            IV  NON-INTEREST INCOME AND NON-INTEREST EXPENSE

                NON-INTEREST INCOME

                                                                                                INCREASE
                                         $(MILLIONS)                      1996        1995     (DECREASE)
                      -----------------------------------------------------------------------------------
                      Income from fiduciary activities.................  $  279      $  239          $ 40
                      Service charges on deposit accounts..............     654         545           109
                      Loan processing and servicing income:
                        Mortgage banking...............................      89          78            11
                        Credit card and merchant processing fees.......     158         194           (36)
                        Loan servicing income..........................     205         249           (44)
                                                                         ------      ------         -----
                      Total loan processing and servicing income.......     452         521           (69)
                      Other income:
                        Insurance......................................     118          85            33
                        Securities related activities..................      71          50            21
                        Investment banking.............................      39          31             8
                        Gain on sale of assets.........................     176          65           111
                        Other..........................................     346         306            40
                                                                         ------      ------         -----
                      Total other income...............................     750         537           213
                                                                         ------      ------         -----
                      Non-interest income before securities
                        transactions...................................   2,135       1,842           293
                      Securities gains, net............................      93          28            65
                                                                         ------      ------         -----
                      TOTAL NON-INTEREST INCOME........................  $2,228      $1,870          $358
                                                                         ======      ======         =====

                      ----------------------------------------------------------

                      Non-interest income in 1996 totaled $2.2 billion, an increase of $358 million, or 19.1% from 1995. Excluding the impact of the BOLC acquisition, non-interest income increased $261 million, or 13.9%. The $97 million increase related to BOLC includes $54 million in service charges on deposit accounts, $16 million in other-other non-interest income and $11 million in fiduciary income. The following discussion of individual non-interest income categories excludes the impact of BOLC.

                         Income from fiduciary activities for 1996 increased $29
                      million, or 12.1%, primarily reflecting an increase in investment management fees resulting from continued growth in funds under management and an increase in fees per account. Funds under management at year end 1996 were $40 billion, up 12.8% from December 31, 1995.

                         Service charges on deposit accounts increased $55
                      million or 10.1% in 1996 primarily reflecting a $36 million increase in fees on overdrafts, personal savings and checking accounts as well as an overall increase in demand deposit account volume.

                         The decline in credit card and merchant processing fees
                      resulted primarily from a reclassification of income due to a joint venture arrangement entered into with a third party in 1996. Through this arrangement, merchant processing fees of $49 million and salary and other expense of $27 million were included in net earnings from the joint venture and classified as other-income. The decrease in loan servicing income compared with 1995, primarily resulted from a reduction in the excess yield on credit card loan securitizations due to a $138 million increase in net charge-offs which is partially offset by a favorable $94 million increase in servicing income due to higher volume of serviced loans.

                                       BANC ONE CORPORATION and Subsidiaries  37

                         Insurance income and income from securities related
                      activities increased $28 million and $18 million, respectively, resulting from higher commissions related to increased sales volumes resulting from 1996 national sales programs.

                         Gains on sale of assets increased $111 million in 1996
                      primarily reflecting gains on the sales of credit card portfolios in September and December of 1996. In December 1996, BANC ONE sold $734 million, or approximately 61%, of an affinity credit card portfolio, with servicing released, which resulted in a pretax gain of $97 million.

                         The 1996 increase in securities gains was primarily due
                      to the recognition of a $52 million increase in the fair value of the venture capital portfolio in 1996.

                      NON-INTEREST EXPENSE

                                                                                                      INCREASE
                                              $(MILLIONS)                       1996        1995     (DECREASE)
                           ------------------------------------------------------------------------------------
                           Salaries and related costs........................  $ 2,018     $ 1,751         $267
                           Net occupancy expense, exclusive of
                             depreciation....................................      175         164           11
                           Equipment expense.................................      116         104           12
                           Taxes other than income and payroll...............       88          88            0
                           Depreciation and amortization.....................      353         293           60
                           Outside services and processing...................      528         427          101
                           Marketing and development.........................      168         171           (3)
                           Communication and transportation..................      320         275           45
                           FDIC Insurance....................................       48          81          (33)
                           Other.............................................      370         278           92
                                                                               -------     -------        -----
                           TOTAL NON-INTEREST EXPENSE........................  $ 4,184     $ 3,632         $552
                                                                               =======     =======        =====

                      ----------------------------------------------------------

                         Non-interest expense in 1996 totaled $4.2 billion, up
                      $552 million or 15.2% from the prior year. As mentioned previously, the BOLC acquisition and the ongoing Project One expenses significantly impacted 1996 expense levels. BOLC added $227 million in non-interest expenses during 1996 of which $99 million were in salaries and related costs, $44 million in depreciation and amortization, $27 million in outside services and processing, $11 million in communication and transportation and $16 million in other non-interest expense. Project One expenses totaled $150 million primarily related to $56 million in salaries and related costs, $70 million in outside services and processing and $10 million in communication and transportation expense. The net benefits from this initiative are expected to begin to be realized in the second half of 1997. Excluding the $227 million in BOLC expenses and $150 million in Project One expenses, 1996 non-interest expense totaled $3.8 billion, up $175 million or 4.8% from the prior year. The following discussion of individual non-interest expense categories excludes both BOLC and Project One.

                         The increase in salaries and related costs was due
                      primarily to increased staffing, increased bonuses and incentive pay resulting from the growth in securities and investment banking activities, as well as, annual salary increases.

                         Depreciation and amortization was up $16 million, or
                      5.5% primarily due to the second quarter 1996 write-off of $12 million in software and goodwill related to a non-bank subsidiary.

                         Communication and transportation expense increased $24
                      million, or 8.7% reflecting an increase in the number of employees in bank-related businesses and $6 million related to communication systems.

 38       BANC ONE CORPORATION and Subsidiaries

                         The $33 million decline in deposit insurance expense
                      resulted from lower deposit insurance premium rates, which provided a $67 million reduction in 1996 expense, offset in part by a one-time $34 million special assessment in 1996 on Savings Association Insurance Fund (SAIF) deposits.

                         Other non-interest expense increased approximately 27%
                      primarily due to 1996 amounts related to: (1) $12 million in additional expenses related to servicing deposit accounts; (2) a $9 million interest charge due to settlement of an IRS audit; (3) a $5 million loss on the sale of a subsidiary; and, (4) a $4 million prepayment penalty related to the early extinguishment of long-term debt. These increases were partially offset by a $9 million decrease in litigation expenses. The comparison between 1996 and 1995 also includes reductions in 1995 expenses due to a $10 million benefit from the reversal of an interest charge as a result of a favorable IRS ruling.

                      Income Taxes

                      The provision for income taxes was 32.4% of pretax income for 1996 as compared with 33.1% for 1995. The decrease in the effective tax rate is a result of state tax strategies. In addition, the federal effective rate is lower due to the resolution of certain open issues with taxing authorities. A similar reduction in the effective tax rates is not expected to occur in 1997.

--------------------------------------------------------------------------------
                V     BALANCE SHEET ANALYSIS

                      Loans and Leases

                      Ending loans and leases, excluding loans held for sale, increased $9.4 billion, or 14.5%, from December 31, 1995 to December 31,1996. The increase was due to $3.3 billion related to the inclusion of BOLC and loan growth in substantially all categories. Loans held for sale at December 31, 1996 increased to $1.5 billion as compared to $.5 billion at December 31, 1995. This increase reflected $1 billion of credit card loans classified as held for sale in December, 1996. BANC ONE had $.5 billion of mortgage loans held for sale at both December 31, 1996 and 1995.

                      LOAN PORTFOLIO COMPOSITION

                                          $(MILLIONS)                  1996        1995        1994        1993        1992
                              -----------------------------------------------------------------------------------------------
                              Ending loans and leases:
                              Commercial, financial and
                                agricultural......................   $ 20,232    $ 17,904    $ 16,619    $ 15,208    $ 15,086
                              Real estate:
                                Commercial........................      6,429       5,668       5,571       4,886       4,746
                                Construction......................      3,602       2,692       2,195       1,709       1,516
                                Residential.......................     13,917      10,756      10,918       9,958       9,559
                              Consumer, net.......................     19,386      18,408      19,070      17,312      14,063
                              Credit card.........................      8,301       7,665       5,925       6,113       5,087
                              Leases, net.........................      2,327       1,732       1,339       1,107       1,000
                                                                     ---------   ---------   ---------   ---------   --------

                              TOTAL LOANS AND LEASES..............   $ 74,194    $ 64,825    $ 61,637    $ 56,293    $ 51,057
                                                                     =========   =========   =========   =========   ========

                                        BANC ONE CORPORATION and Subsidiaries 39

                      Significant loan origination activity is not fully reflected in ending loan balances due to securitizations and sales of $3.8 billion and $5.5 billion in loans during 1996 and 1995, respectively. In addition, loans held for sale are excluded.

                         The following table depicts the maturities of certain
                      loans at December 31, 1996. Demand loans having no stated maturity are classified as due within one year. Loans that have adjustable rates are shown in their maturity category by their scheduled principal repayment dates rather than the dates at which they are repriced. The repricing characteristics of certain of the loans included below have been synthetically altered by the use of off-balance sheet investment products, however classifications below are based on the contractual terms of the loans.


                                                                                       COMMERCIAL,
                                                                                        FINANCIAL             REAL ESTATE,
                                                                                     AND AGRICULTURAL         CONSTRUCTION
                                                                                   --------------------    -------------------
                                                  $(MILLIONS)                       FIXED     VARIABLE      FIXED     VARIABLE
                              ------------------------------------------------------------------------------------------------
                              1997...............................................  $ 1,532    $   8,955    $   137     $ 1,913
                              1998 through 2001..................................    2,162        5,483        182       1,212
                              After 2001.........................................      719        1,381         66          92
                                                                                    ------      -------     ------     -------
                                                                                   $ 4,413    $  15,819    $   385     $ 3,217
                                                                                    ======      =======     ======     =======

                      ----------------------------------------------------------

                      Credit Quality

                      The process for monitoring loan quality includes detailed, monthly analysis of delinquencies, nonperforming assets and potential problem loans. Management extensively monitors credit through appraisals, assessment of the financial condition of borrowers and avoidance of loan concentrations.

                         As new markets are entered, a standardized
                      loan-monitoring system and credit policies, including underwriting standards, are implemented immediately. Centralized management of problem assets with active programs for resolution and disposition of foreclosed properties, as well as implementation of internal loan monitoring systems at newly acquired affiliates, have aided in the reduction of the level of nonperforming assets. Excluding the impact of BOLC, non-accrual loans decreased $16 million from December 31, 1995. At year end 1996, other real estate owned (OREO) decreased $23 million from December 31, 1995.

                         The loan portfolio continued to reflect the policy of
                      minimizing concentrations in any one industry. There was no significant loan concentration with any single borrower or area of the country. The commercial loan portfolio consists primarily of numerous small balance loans in diverse businesses located throughout the markets served. The largest concentration of lending was to real estate operators managers and developers and construction contractors which represented 10.33% and 9.55% of total loans and leases at December 31, 1996 and 1995, respectively. Foreign loans totaled less than 1% of total loans at December 31, 1996 and 1995. The merger with First USA will result in the pro forma combined entity having approximately $14 billion in on-books and $35 billion of managed credit card receivables at December 31, 1996.

 40       BANC ONE CORPORATION and Subsidiaries

                      NONPERFORMING ASSETS AND PAST DUE LOANS

                                         $(THOUSANDS)                 1996        1995        1994        1993        1992
                              ----------------------------------------------------------------------------------------------
                                  Non-accrual loans..............   $374,245    $349,084    $377,409    $482,331    $680,408
                                  Renegotiated loans.............      8,199       5,211       3,910       7,567      28,361
                                                                    --------    --------    --------    --------    --------
                              Total nonperforming loans..........    382,444     354,295     381,319     489,898     708,769
                                  Other Real Estate Owned
                                    (OREO).......................     52,970      75,483      84,355     153,260     191,665
                                                                    --------    --------    --------    --------    --------
                              Total nonperforming assets.........   $435,414    $429,778    $465,674    $643,158    $900,434
                                                                    ========    ========    ========    ========    ========
                              Nonperforming loans as a percent of
                                total loans(1)...................        .51%        .54%        .62%        .85%       1.37%
                              Nonperforming assets as a percent
                                of total loans and OREO(1).......        .58%        .66%        .75%       1.12%       1.74%
                              Allowance for credit losses as a
                                percent of nonperforming loans...     281.11%     264.75%     235.28%     197.44%     134.34%
                              Allowance for credit losses as a
                                percent of nonperforming
                                assets...........................     246.91%     218.25%     192.66%     150.39%     105.75%
                              Loans delinquent 90 days or more
                                and accruing interest............   $396,577    $254,417    $173,456    $207,816    $211,832
                              Loans delinquent 90 days or more
                                and accruing interest to total
                                loans(1).........................        .52%        .39%        .28%        .36%        .41%
                              Interest foregone on nonperforming
                                loans (after tax)(2).............   $ 18,148    $ 27,540    $ 18,584    $ 26,727    $ 35,483

                      (1) Includes loans held for sale.

                      (2) The amount of gross interest on nonperforming loans
                          that would have been recorded during 1996 if the loans had been current throughout the year totaled $42 million. Of this amount, $14 million of interest was actually recorded on nonperforming loans during 1996.

                      ----------------------------------------------------------

                      Delinquency and net charge-off trends over time are a reflection of a number of factors including credit quality of the loan portfolio, general economic conditions and the successful results of portfolio management techniques including collection strategies. The unfavorable conditions experienced during 1996 in the consumer portfolios, specifically the credit card portfolio, have been a result of increased competition for loans, the seasoning of loans in the portfolios and a general increase in personal bankruptcy filings. These trends are expected to

                                 BANC ONE CORPORATION and Subsidiaries        41
                      continue and the level of net charge-offs are anticipated to grow through the first half of 1997. To mitigate these trends, BANC ONE has tightened and refined the consumer credit underwriting criteria. In addition, BANK ONE's overall portfolio management strategy has included enhancing the collection efforts resulting in earlier contact with delinquent customers which has an impact on managing future delinquencies and net charge-offs. For the remaining non-consumer loan portfolio, management expects to experience a gradual increase in nonperforming assets, delinquencies and net charge-offs to more normal historical levels.

                         The following shows net charge-offs and delinquent
                      loans by loan type:

                                                                                                         LOANS DELINQUENT
                                                                          NET CHARGE-OFFS(1)(4)       90 DAYS OR MORE(2)(4)
                                                                               DECEMBER 31,                DECEMBER 31,
                                                                          ----------------------      ----------------------
                                                                            1996          1995          1996          1995
                              ----------------------------------------------------------------------------------------------
                              Wholesale(3).............................        .05%          .08%          .18%          .15%
                              Real estate, residential.................        .16           .07           .24           .25
                              Consumer.................................       1.12           .74           .49           .34
                              Credit card..............................       5.46          3.75          2.25          1.54
                              Leases...................................        .27           .53           .08           .03
                              Total loans and leases...................       1.00           .65           .52           .39

                      (1) Ratios presented are expressed as a percent of average balances.
                      (2) Ratios presented exclude nonperforming loans and are
                          expressed as a percent of ending balances.
                      (3) Wholesale loans include commercial, financial,
                          agricultural, commercial real estate and construction real estate loans.
                      (4) Includes loans held for sale.

                      ----------------------------------------------------------

                      The increase in the net charge-off ratio for total loans and leases reflected deteriorating consumer credit quality, primarily in credit cards for the reasons noted above. Personal bankruptcies accounted for 49% of managed credit card net charge-offs in 1996, up from 44% in 1995. The net charge-off ratio for other consumer loans reflects the overall trend in consumer credit quality deterioration experienced by the financial services industry.

                      Allowance for Credit Losses

                      The allowance for credit losses at December 31, 1996 totaled $1.1 billion and represented 1.45% of total loans and leases outstanding at December 31, 1996 compared to $.9 billion which also represented 1.45% at December 31, 1995. To maintain an adequate level of allowance for credit losses and allow for loan growth and increased charge-offs, the loan loss provision continued to exceed net charge-offs. In 1996, the provision for credit losses totaled $788 million, $70 million higher than related net charge-offs. This compares with 1995 experience where the total provision for credit losses totaled $457 million, $45 million higher than related net charge-offs.

 42       BANC ONE CORPORATION and Subsidiaries

                         The allowance for credit losses as a percentage of
                      ending loans and leases represents one measure of adequacy. The allowance for credit losses expressed as a percentage of nonperforming loans is another. On this basis, the December 31, 1996 allowance for credit losses represented 281% of nonperforming loans, up from 265% at December 31, 1995. It is management's view that the allowance for credit losses at year end 1996 was adequate and consistent with the composition of the portfolio and credit quality trends. Refer to the following two tables for more detail.

                      SUMMARY OF ALLOWANCE FOR CREDIT LOSSES AND SELECTED STATISTICS

                                      $ (THOUSANDS)              1996         1995         1994         1993         1992
                              ----------------------------------------------------------------------------------------------
                              ALLOWANCE FOR CREDIT LOSSES,
                                BEGINNING OF YEAR...........  $  938,008    $ 897,180    $ 967,254    $ 952,174    $ 908,403
                              Charge-offs
                                  Commercial, financial and
                                    agricultural............     (57,605)     (50,335)     (49,504)     (95,136)    (187,375)
                                  Real estate...............     (35,875)     (36,016)     (29,373)     (64,956)     (97,098)
                                  Consumer..................    (340,880)    (218,763)    (176,045)    (167,096)    (219,552)
                                  Credit card...............    (513,709)    (287,546)    (260,510)    (251,492)    (242,459)
                                  Leases....................      (8,518)     (11,334)      (5,737)     (11,878)     (15,007)
                                                               ---------     --------     --------     --------     --------
                              Total charge-offs.............    (956,587)    (603,994)    (521,169)    (590,558)    (761,491)
                                                               ---------     --------     --------     --------     --------
                              Recoveries of loans previously
                                charged off
                                  Commercial, financial and
                                    agricultural............      37,994       41,057       60,088       70,917       51,015
                                  Real estate...............      22,494       16,696       19,806       13,454       12,424
                                  Consumer..................     118,363       83,580       80,662       77,252       68,995
                                  Credit card...............      57,028       46,379       40,386       34,495       29,103
                                  Leases....................       3,118        3,499        3,358        4,970        6,175
                                                               ---------     --------     --------     --------     --------
                              Total recoveries of loans
                                previously charged off......     238,997      191,211      204,300      201,088      167,712
                                                               ---------     --------     --------     --------     --------
                              Net charge-offs...............    (717,590)    (412,783)    (316,869)    (389,470)    (593,779)
                              Provision for credit losses...     788,087      457,499      242,269      388,261      630,731
                              Allowance for assets
                                acquired/other..............      66,587       (3,888)       4,526       16,289        6,819
                                                               ---------     --------     --------     --------     --------
                              ALLOWANCE FOR CREDIT LOSSES,
                                END OF YEAR.................  $1,075,092    $ 938,008    $ 897,180    $ 967,254    $ 952,174
                                                               =========     ========     ========     ========     ========
                              ALLOWANCE AND LOSS RATIOS:
                              Net charge-offs to average
                                total loans.................        1.00%         .65%         .53%         .73%        1.20%
                              Ending allowance to ending
                                loans.......................        1.45%        1.45%        1.46%        1.72%        1.86%

ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES(1)

                         1996                    1995                   1994                     1993                    1992
                 --------------------  ----------------------- ----------------------   ----------------------  --------------------
                           PERCENT OF            PERCENT OF               PERCENT OF               PERCENT OF            PERCENT OF
                            LOANS TO              LOANS TO                 LOANS TO                 LOANS TO              LOANS TO
$(THOUSANDS)       AMOUNT TOTAL LOANS  AMOUNT   TOTAL LOANS    AMOUNT    TOTAL LOANS    AMOUNT    TOTAL LOANS   AMOUNT  TOTAL LOANS
------------------------------------------------------------------------------------------------------------------------------------
Commercial,
 financial and
 agricultural... $  196,281      27%   $213,911      28%      $246,561        27%      $284,994        27%      $360,165        30%
Real estate.....    103,743      33     133,035      29        172,411        30        204,864        29        157,956        31
Consumer, net...    272,320      26     211,874      28        209,554        31        215,742        31        210,234        27
Credit card.....    479,977      11     362,964      12        251,641        10        245,125        11        204,806        10
Leases, net.....     22,771       3      16,224       3         17,013         2         16,529         2         19,013         2
                  ---------   -----     -------   -----        -------     -----        -------     -----        -------     -----
Total allowance
 for credit
 losses...       $1,075,092     100%   $938,008     100%      $897,180       100%      $967,254       100%      $952,174       100%
                 ==========    ======   =======    =====      ========    ======       ========    ======        =======    ======

                      (1) Allowance for potential losses not specifically
                          identified has been allocated on a pro rata basis to all loan categories.

                                 BANC ONE CORPORATION and Subsidiaries        43

                      Deposit Analysis

                      Total deposits at December 31, 1996 increased $5.1 billion, or 7.5%, when compared to December 31, 1995. The increase was primarily due to the inclusion of BOLC, which had deposits of $4 billion at December 31, 1996. The retail deposit mix continues to change as consumers shifted funds out of lower rate savings and demand accounts into higher yielding market rate accounts, primarily money market savings and time deposits. The repricing characteristics of certain of the deposits included in the following table have been synthetically altered with the use of off-balance sheet investment products, however, classifications shown are based on the contractual terms of the deposits.

                         The following represents the contractual time remaining
                      until maturity of time deposits (including all foreign deposits) greater than $100,000:

                                                                                 DECEMBER 31,     DECEMBER 31,
                                             $(MILLIONS)                             1996             1995
                      ----------------------------------------------------------------------------------------
                      0-3 months...............................................        $3,410           $2,782
                      4-6 months...............................................           595              527
                      7-12 months..............................................           593              524
                      Over 1 year..............................................         1,659              700
                                                                                       ------           ------
                      Total....................................................        $6,257           $4,533
                                                                                       ======           ======

                      ----------------------------------------------------------

                      Short and Long-Term Borrowings

                      Short-term borrowings increased $4.3 billion to $14.1 billion at December 31, 1996 from $9.8 billion at December 31, 1995. Long-term borrowings increased $1.5 billion, to $4.2 billion at December 31, 1996 from $2.7 billion at December 31, 1995. Both short-term and long-term funding needs increased in 1996 primarily due to the faster rate of growth in the loan portfolio compared with the growth rate of core deposits. In October 1996, $500 million of 7 5/8% subordinated debentures due in 2026 were issued. In addition, during 1996 long-term fixed and variable rate bank notes increased $.9 billion at December 31, 1996 from $.5 billion at December 31, 1995.

                         The Corporation expects to issue an additional $800
                      million of subordinated debt during the first quarter of 1997, the proceeds will be used to repay existing short-term borrowings. In addition, the Corporation expects to establish a medium-term note facility during 1997, pursuant to which senior or subordinated debt may be issued, which will provide additional sources of funds which will be used for general corporate purposes.

--------------------------------------------------------------------------------
               VI     RISK MANAGEMENT

                      BANC ONE has assigned the responsibility for measuring, monitoring and reporting certain risks related to capital markets activities to an independent and centralized risk management function. This function oversees the establishment of measurement principles, limits, monitoring and reporting requirements for all capital markets risks, which include: interest rate risk, liquidity risk, trading risks, and credit risks. These policies and risk positions are regularly reviewed by the Corporation's Asset Liability Committee (ALCO) and approved by the Corporation's Board of Directors.


44 BANC ONE CORPORATION and Subsidiaries

                      Market Risk Management

                      Market risk is the risk of loss arising from adverse changes in market prices and rates. BANC ONE's market risk is comprised primarily of interest rate risk created by its core banking activities of lending and deposit taking. Additionally, and to a much less significant extent, interest rate and foreign exchange risks are generated from certain trading activities. Management continually develops and applies cost effective strategies to mitigate these risks. Market risk limits are established based on the Corporation's tolerance for risk.

                         Interest Rate Risk Management -- BANC ONE's primary
                      purpose in managing interest rate risk is to effectively invest the Corporation's capital and to manage and preserve the value created by its core banking businesses. BANC ONE utilizes an investment portfolio as well as off-balance sheet instruments to manage the interest rate risk naturally created through its business activities. The components of interest rate risk which are actively measured and managed include: repricing risk, basis risk, option risk, and the risk of non-parallel shifts in the yield curve.

                         Interest rate risk is measured in two ways to capture
                      both near-term and long-term effects of rate volatility:
                      (1) Earnings At Risk (EAR), a measure of forecasted earnings volatility over each of the next five years, and;
                      (2) Value At Risk (VAR), which is a measure of the volatility of market value of equity. Market value of equity is defined as the present value of all future expected cash flows of currently held assets, liabilities, and off-balance sheet items.

                         To measure these risks, BANC ONE incorporates
                      historical movements (volatility) of market rates to calculate 99% of statistically probable future rate movements over the next 90 days. As a result, the probability of the measured risk positions being realized or exceeded should be less than 1%.

                         The Corporation's EAR and VAR, as of December 31, 1996,
                      are summarized in the table below. Currently, historical volatilities suggest rates could move up by no more than 85 basis points or down by 74 basis points over the next 90 days. Given these potential rate movements, the first line in the table indicates BANC ONE's projected earnings next year would decline by 4.0% in the up rate scenario, and increase by 2.7% in the down rate scenario. The last line of the table indicates the Corporation's market value of equity would decline by 1.9% in the up rate scenario.

                                                                              RISK DUE TO AN         RISK DUE TO A
                                                                            INCREASE IN RATES      DECREASE IN RATES
                                                                            OF 85 BASIS POINTS     OF 74 BASIS POINTS
                      -----------------------------------------------------------------------------------------------
                      Earnings at Risk (EAR)
                            1997........................................                  (4.0)%                  2.7 %
                            1998........................................                  (1.0)                  (1.8)
                            1999........................................                   3.2                   (3.4)
                            2000........................................                   5.7                   (5.7)
                            2001........................................                   9.0                   (6.5)
                      Value at Risk (VAR)...............................                  (1.9)%                   .8 %

                                 BANC ONE CORPORATION and Subsidiaries        45

                      Trading Risk Management -- Trading risk is the potential for financial loss as the result of changes in the market value of positions held for proprietary trading or for market making purposes. The primary purpose of maintaining trading portfolios is either to provide an inventory for purposes of customer dealings or to capitalize on perceived market opportunities. BANC ONE is primarily engaged in the former. In order to manage trading risk, policies limit the degree to which the value of aggregate trading assets can be adversely affected by probable changes in the marketplace (interest rates, currencies, etc.). Using historical market volatilities for each asset and the expected time needed to liquidate the position (generally 10 trading days), the maximum adverse value change (using three standard deviations of historical volatility) is calculated. As of December 31, 1996, the value at risk of all trading assets was $4 million.

                      Liquidity Risk Management

                      Liquidity is managed in order to preserve stable, reliable and cost effective sources of cash to fund loan growth as well as expected and unexpected outflows of deposits and other liabilities. In addition, liquidity management seeks to avoid over-concentrations on a limited number of liability sources and to minimize reliance on potentially volatile wholesale funds and large liabilities. BANC ONE's funding profile at December 31, 1996 is summarized in the table below:

                      PRODUCT TYPE

                                                                                           PERCENT OF
                                                                                          TOTAL FUNDING
                      ---------------------------------------------------------------------------------
                      RETAIL:
                        Transaction deposits..............................................            51
                        Time deposits.....................................................            22
                      WHOLESALE:
                        Short-term:
                           Federal funds purchased and repurchase agreements..............             7
                           Commercial paper and bank notes................................             4
                           Eurodollar certificates of deposit.............................             3
                           Other..........................................................             1
                        Long-term:
                           Long-term borrowings...........................................             3
                           Bank notes.....................................................             2
                      Securitizations.....................................................             7
                                                                                                    ----
                        Total.............................................................          100%
                                                                                                    ====

                      ----------------------------------------------------------

                         Due to BANC ONE's capital, size and high credit quality
                      ratings, the Corporation has access to substantial sources of diverse liquidity. Core deposits, representing approximately 73% of the Corporation's funding, remain BANC ONE's primary source of liquidity, and are generated by a geographically diverse retail network of affiliate banks in 12 states. Approximately 20% of funding is supported through a variety of wholesale markets. Additionally, 7% of funding is generated by asset securitizations, which BANC ONE views as a growing source of reliable and efficient funding.

 46       BANC ONE CORPORATION and Subsidiaries

                      Credit Risk Management for Capital Markets Activities

                      As an inherent part of its business, BANC ONE holds and trades various financial instruments (e.g., securities and derivatives) for itself and for customers. These dealings in the capital markets create credit risk with transaction counterparties and securities issuers. On- and off-balance sheet credit risk is managed by limiting the amount of exposure to a counterparty based on its current financial condition and reputation, by diversifying exposures and by cost-effectively using available risk mitigation tools (e.g., collateralizations, netting agreements, and credit enhancements).

                         There were no past due amounts or reserves for possible
                      credit losses at December 31, 1996, related to off-balance sheet investment product transactions, nor were there any charge-offs during the three years ended December 31, 1996. Customer cap and swap agreements are created to accommodate the needs of BANC ONE's commercial loan customers. BANC ONE enters into offsetting transactions with third parties and has prudent controls on transaction size, term and customer disclosure guidelines. Customer contracts outstanding, excluding offsetting transactions, had notional amounts of $1.6 billion at December 31, 1996.

--------------------------------------------------------------------------------
             VII      CAPITAL

                      Capital levels are determined based on many factors, including regulatory requirements, costs of alternative sources of capital, prevailing interest rates, perceived credit risks and liquidity needs.

                         BANC ONE is continuing the implementation of the
                      economic value added (EVA(TM)) concept, which measures the individual return on capital for each line of business. Under this concept, capital is deployed to each of the lines of business, based on risks incurred, in order to measure the economic value added or residual income provided to shareholders. Residual income or economic value added is the return over and above the required return on capital. The objectives of introducing this concept are to ensure lines of business are continually improving the return on existing capital, making investments which will create value for the shareholder, and maintaining optimal capital levels.

                         Total equity to total assets at December 31, 1996 was
                      8.49% compared to 9.06% at December 31, 1995. Further, BANC ONE's tangible common equity to net assets ratio was 7.66% and 8.31% at December 31, 1996 and 1995, respectively. This change has been achieved by increasing loans outstanding and purchasing stock. This decrease in tangible capital is in line with the Corporation's stated objective to gradually reduce this ratio to a level which would continue to ensure adequate capital levels while increasing the returns to shareholders. Additionally, BANC ONE's objective is to maintain, at a minimum, a capital position that meets the federal regulators "well capitalized" classification. Regulatory defined Tier I and total risk adjusted capital ratios were 9.03% and 13.12% respectively at December 31, 1996, both significantly above regulatory capital requirements of 4% and 8%, respectively. All the Corporation's banks meet the regulatory definition of well capitalized banks.

                         Common shares outstanding decreased from 427.7 million
                      at December 31, 1995 to 427.3 million at December 31, 1996. This change reflects the purchase of treasury stock offset by the issuance of stock related to the acquisition of BOLC. The common stock dividend payout ratio was 42% and 43% in 1996 and 1995, respectively. Payout ratios based on historical net income per common share are presented in the Ten Year Performance Summary.

                                      BANC ONE CORPORATION and Subsidiaries  47

--------------------------------------------------------------------------------
           VIII       FOURTH QUARTER REVIEW

                      Net income for the fourth quarter of 1996 was $370 million or $.85 per common share as compared to the 1995 fourth quarter results of $337 million or $.77 per common share. This $33 million increase primarily results from the improvement in the net interest margin, as well as the following significant pre-tax items affecting non-interest income and expense:

                         - The inclusion of BOLC in 1996 operations affected the
                           comparability of non-interest income and expense by $27 million and $55 million, respectively.

                         - A $97 million gain on the sale of a $734 million
                           affinity credit card portfolio was included in 1996.

                         - Project One expenses of $61 million were included in
                           various non-interest expense categories for 1996.

                         - A $36 million increase in salaries and related costs
                           was included in 1996.

                         - Settlement of IRS examinations affected both 1996 and
                           1995 through a $9 million interest charge in 1996 and a reversal of a $10 million interest charge in 1995.

--------------------------------------------------------------------------------
           IX         COMPARISON OF 1995 VERSUS 1994

                      Overview of Operations -- Net income for 1995 was $1.3 billion or $2.91 per common share, increasing from $1.0 billion or $2.20 per common share in 1994. Results for 1994 were significantly impacted by securities losses, merger and litigation expense and operations consolidation charges (a total of $271 million after tax). Results for 1995 were favorably impacted by significant earning asset generation in 1995 and 1994.

                         Return on average assets increased to 1.47% in 1995
                      from 1.15% in 1994. Return on average common equity increased to 16.77% in 1995 from 13.35% in 1994. The ending ratio of average common equity to average assets increased to 8.64% in 1995 from 8.50% in 1994.

                         Net Interest Income -- Interest income increased 10.1%
                      to $7.1 billion and interest expense increased 32.1% to $3.0 billion from 1994 to 1995, resulting in a slight decline in net interest income. Net interest margin decreased to 5.31% in 1995 from 5.41% in 1994. This was due primarily to the impact of credit card sales with servicing retained. Net income was essentially unaffected by these loan sales; however, classifications within the income statement changed. Net interest income and provision for credit losses decreased while non-interest income (loan servicing income) increased due to these sales. Adjusting for the effect of credit card sales resulted in an increase in net interest income in 1995 compared to 1994 and the net interest margin changed to 5.49% for both 1995 and 1994.

                         Average earning asset balances were essentially
                      unchanged compared to 1994. The increase in interest income was primarily due to a significant change in asset mix and the higher level of market interest rates. Interest income on loans (FTE) increased by $717 million in 1995 over 1994. The average balance of loans and leases grew 6.5% in 1995 and the overall yield on loans and leases increased from 9.1% in 1994 to 9.6% in 1995. Margins in some loan portfolios and product lines were negatively impacted by competitive pricing pressure and marketing efforts which utilized introductory pricing to achieve growth in balances.

                         Deposits and Borrowed Funds -- Total average
                      interest-bearing liabilities remained essentially unchanged, however, the average rate paid on these liabilities increased from 3.49% in 1994 to 4.61% in 1995. The increase in the rate paid was attributable to higher market interest rates and a shift in the retail funding base from relatively low-cost deposit products to higher yielding deposit products in order to compete effectively against non-bank providers of retail money market investment products.


48  BANC ONE CORPORATION and Subsidiaries

                         Various capital market transactions were executed in
                      both 1995 and 1994 to help minimize the sensitivity of earnings to changes in market interest rates. As a result, the significant changes in market interest rates which occurred in 1995 did not significantly impact net interest income.

                         Off-Balance Sheet Investment Products -- The use of
                      off-balance sheet investment products, primarily interest rate swaps, decreased interest income by $145 million in 1995 compared with increasing interest income by $22 million in 1994. The use of these investment products increased deposit and other borrowing costs by $59 million in 1995 and decreased such costs by $72 million in 1994.

                         Non-Interest Income and Non-Interest Expense -- Total
                      non-interest income increased $540 million in 1995 compared to 1994 and total non-interest expense decreased $136 million in 1995 from 1994.

                         Service charges on deposit accounts increased $61
                      million due to an increase in fees on overdrafts, an overall increase in fees per transaction and improved service fee collection.

                         Loan servicing income increased $146 million during
                      1995 due to an increase in servicing fee income related to sales of loans with servicing retained. Securities gains in 1995 were $28 million compared to a loss of $261 million in 1994. The change was due to the sale of U.S. Treasury and Agency securities during 1994 to reduce liability sensitivity which resulted in an aggregate pretax loss of $285 million.

                         Salaries and related costs decreased $3 million in 1995
                      as a result of the recognition of $36 million in severance costs in 1994 related to operations consolidation, offset by merit and other pay increases and a continued shift to incentive compensation in 1995. Net occupancy expense, equipment expense and depreciation and amortization decreased $18 million, $15 million and $64 million, respectively, in 1995. These decreases were primarily due to expenses recognized during 1994 related to operations consolidation. Taxes other than income and payroll increased $31 million as a result of the resolution of franchise and intangible tax matters which resulted in a refund in 1994. FDIC insurance expense decreased $61 million during 1995 due to the FDIC's decision to lower deposit insurance premiums from $.23 to $.04 per $100 in Bank Insurance Fund deposits for "well capitalized" and "well managed" banks.

                         Loan Quality -- The allowance for credit losses
                      increased to $938 million at December 31, 1995 from $897 million at December 31, 1994. This increase was due to an increase in the consumer loan and credit card provisions due to the growth in these portfolios and the cyclical deterioration in consumer credit quality offsetting improvement in wholesale credit quality. The allowance for credit losses as a percentage of ending loans remained essentially constant from 1994 to 1995.

                                 BANC ONE CORPORATION and Subsidiaries        49

TEN YEAR PERFORMANCE SUMMARY
(UNAUDITED)

NOT RESTATED FOR ACQUISITIONS
--------------------------------------------------------------------------------

                               YEARLY AVERAGE BALANCES                              YEAR-END BALANCES
    BALANCE             -------------------------------------     ------------------------------------------------------
     SHEET               TOTAL        COMMON        EARNING       LOANS AND                    LONG-TERM        TOTAL
  $(MILLIONS)  YEAR     ASSETS        EQUITY         ASSETS        LEASES        DEPOSITS      BORROWINGS       ASSETS
------------------------------------------------------------------------------------------------------------------------
               1996     $96,398         $8,244        $88,027       $74,194        $72,373         $4,190       $101,848
               1995      87,052          7,518         79,215        64,825         67,320          2,720         90,454
               1994      87,090          7,400         79,271        61,637         68,090          1,866         88,923
               1993      74,716          6,301         67,255        52,618         60,943          1,702         79,919
               1992      58,249          4,685         52,830        38,208         48,465          1,198         61,417
               1991      33,861          3,103         30,573        29,923         37,057            703         46,293
               1990      27,654          2,590         24,841        20,363         22,316            581         30,336
               1989      25,518          2,145         23,188        17,909         20,952            372         26,552
               1988      23,484          1,906         21,275        17,325         19,502            379         25,274
               1987      17,538          1,372         15,842        12,934         14,478            266         18,730
               1986      16,299          1,178         14,620        11,549         13,371            170         17,372
Annual Growth:
  1996/95                 10.74%          9.66%         11.12%        14.45%          7.51%         54.04%         12.60%
Compound Growth:
  5 Years                 23.27          21.58          23.55         19.91          14.33          42.91          17.08
10 Years                  19.45          21.48          19.66         20.44          18.40          37.78          19.35

--------------------------------------------------------------------------------

                                            NET                                                                TOTAL
                                       INCOME BEFORE        CASH                                              MARKET
   DATA PER                NET          SECURITIES        DIVIDENDS          BOOK             STOCK           CAPITAL
 COMMON SHARE  YEAR      INCOME        TRANSACTIONS       DECLARED           VALUE            PRICE         $(MILLIONS)
--------------------------------------------------------------------------------------------------------------------------
               1996        $3.23          $3.09             $1.36            $19.75            $43.00           $18,372
               1995         2.91           2.87              1.24             18.58             34.21            14,630
               1994         2.20           2.57              1.13             16.75             23.07            10,076
               1993         2.71           2.68               .97             16.20             32.34            13,542
               1992         2.16           2.14               .81             14.12             35.13            12,331
               1991         1.93           1.93               .69             12.69             31.64             8,833
               1990         1.66           1.67               .63             10.88             16.68             4,408
               1989         1.51           1.52               .57              9.41             17.69             4,239
               1988         1.42           1.40               .50              8.52             12.15             2,876
               1987         1.08           1.05               .45              7.52             11.93             2,360
               1986         1.05            .97               .41              6.83             11.36             2,082
Annual Growth:
  1996/95                  11.00%          7.67%             9.68%             6.30%            25.69%            25.58%
Compound Growth
  5 Years                  10.85           9.87             14.53              9.25              6.33             15.77
10 Years                   11.89          12.28             12.74             11.20             14.24             24.33

--------------------------------------------------------------------------------

                         AVERAGE          COMMON
                         SHARES           SHARES                                STOCK          DIVIDEND         YEAR-END
    COMMON             OUTSTANDING        TRADED              COMMON         SPLITS AND         PAYOUT           PRICE/
  STOCK DATA   YEAR       (000)            (000)(1)        SHAREHOLDERS       DIVIDENDS          RATIO          EARNINGS
--------------------------------------------------------------------------------------------------------------------------
               1996       436,927         227,764            97,074              10%              42%             13.3x
               1995       433,323         179,034            87,632                               43              11.8
               1994       448,118         242,656            82,253              10%              51              10.5
               1993       414,511         163,327            71,384             5:4               36              11.9
               1992       351,146         113,186            58,114              10%              37              16.2
               1991       242,905          69,241            43,935                               36              16.4
               1990       230,292          63,717            44,572              10%              38              10.1
               1989       196,804          54,155            43,437                               37              11.7
               1988       195,733          42,347            43,892              10%              35               8.5
               1987       158,826          38,297            37,693                               42              11.0
               1986       151,611          21,457            36,855              10%              39              10.7

 50       BANC ONE CORPORATION and Subsidiaries

$(MILLIONS)
--------------------------------------------------------------------------------

                                                                                                  NET INCOME
                                               NET                                                  BEFORE
  INCOME AND                 TOTAL           INTEREST           NON-INTEREST     NON-INTEREST     SECURITIES           NET
   EXPENSES    YEAR         REVENUE          INCOME(2)             INCOME (3)       EXPENSE      TRANSACTIONS        INCOME
-------------------------------------------------------------------------------------------------------------------------------
               1996         $10,272.4          $4,918.6          $2,134.7          $4,184.2          $1,367.4          $1,426.5
               1995           8,970.9           4,208.9           1,842.1           3,631.6           1,260.4           1,277.9
               1994           7,777.9           4,287.8           1,590.6           3,768.0           1,168.9           1,005.1
               1993           7,163.3           4,169.6           1,412.1           3,450.6           1,129.6           1,140.0
               1992           5,999.0           3,240.1           1,156.9           2,663.6             772.7             781.3
               1991           4,154.1           1,838.5             844.3           1,486.2             529.3             529.5
               1990           3,506.9           1,309.3             706.7           1,102.7             424.3             423.4
               1989           3,163.0           1,193.7             513.5             967.4             365.3             362.9
               1988           2,734.5           1,142.0             452.3             893.1             332.9             340.2
               1987           1,959.6             907.3             284.0             666.5             203.5             208.9
               1986           1,847.4             830.4             250.8             608.5             185.3             199.8
Annual Growth:
  1996/95                       14.51%            16.86%            15.88%            15.22%             8.49%            11.63%
Compound Growth:
  5 Years                       19.85             21.75             20.38             23.00             20.90             21.92
10 Years                        18.72             19.47             23.88             21.26             22.12             21.72

--------------------------------------------------------------------------------

                                                                                                    EMPLOYEES
                                                                                                   (FT EQUIV.)       NET INCOME
                              RETURN ON           NET           NON-INTEREST                       PER $MILLION        PER FT
   OPERATING                   AVERAGE         INTEREST           INCOME TO        EFFICIENCY           OF              EQUIV.
    RATIOS     YEAR            ASSETS           MARGIN(2)        EXPENSE(3)           RATIO(4)        ASSETS         EMPLOYEE(5)
-------------------------------------------------------------------------------------------------------------------------------
               1996              1.48%             5.59%             51.0%             59.3%              .50           $27,916
               1995              1.47              5.31              50.7              60.0               .53            26,622
               1994              1.15              5.41              42.2              64.1               .55            20,596
               1993              1.53              6.20              40.9              61.8               .57            25,165
               1992              1.34              6.13              43.4              60.6               .53            23,912
               1991              1.56              6.01              56.8              55.4               .59            21,449
               1990              1.53              5.27              64.1              54.7               .63            19,871
               1989              1.42              5.15              53.1              56.7               .67            20,388
               1988              1.45              5.37              50.6              56.0               .67            20,166
               1987              1.19              5.73              42.6              55.9               .74            15,064
               1986              1.23              5.68              41.2              56.3               .73            15,790

Average:
  5 Years                        1.39%             5.73%            45.64%            61.16%              .54%           24,842
10 Years                         1.41              5.62             49.54             58.45               .60            22,115

--------------------------------------------------------------------------------

                         RETURN ON            AVERAGE            LONG-TERM      MARKET
                          AVERAGE          COMMON EQUITY       BORROWINGS TO    TO                 TOTAL
    EQUITY                 COMMON            TO AVERAGE            COMMON       BOOK            RETURN TO
    RATIOS     YEAR        EQUITY              ASSETS              EQUITY       VALUE         INVESTORS(6)
----------------------------------------------------------------------------------------------------------
               1996          17.11%                8.55%           49.6%         217.7%            30.3%
               1995          16.77                 8.64            34.2          184.1             54.4
               1994          13.35                 8.50            25.5          137.7            (25.7)
               1993          17.81                 8.43            25.1          199.6             (5.4)
               1992          16.26                 8.04            24.2          248.9             13.9
               1991          16.58                 9.16            19.8          249.2             95.0
               1990          16.24                 9.36            20.2          153.3             (2.0)
               1989          16.79                 8.41            16.5          187.9             50.5
               1988          17.69                 8.12            18.8          142.7              5.8
               1987          15.12                 7.82            17.9          158.5              8.6
               1986          16.49                 7.23            13.6          166.4               .8
Average:
  5 Years                    16.26%                8.43%          31.72%        197.60%           10.02%(7)
10 Years                     16.37                 8.50           25.18         187.96            18.20(7)

          (1) Amounts do not reflect stock dividends and stock splits.
          (2) Fully taxable equivalent basis (FTE).
          (3) Excluding securities transactions.
          (4) Non-interest expense divided by net interest income (FTE) plus non-interest income excluding securities transactions.
          (5) 1990 and 1991 net income excludes equity in earnings of Bank One, Texas, NA.
          (6) Market change year to year with dividends reinvested.
          (7) Calculation is 5- and 10-year compound growth.

                                 BANC ONE CORPORATION and Subsidiaries        51

CONSOLIDATED QUARTERLY FINANCIAL DATA
(UNAUDITED)

                                                                                   QUARTERS
                                             ------------------------------------------------------------------------------------
                                                               1996                                        1995
                                             ----------------------------------------    ----------------------------------------
    $(MILLIONS, EXCEPT PER SHARE DATA)       FOURTH      THIRD     SECOND      FIRST     FOURTH      THIRD     SECOND      FIRST
---------------------------------------------------------------------------------------------------------------------------------
SELECTED AVERAGE BALANCES
Loans held for sale.......................   $   453    $   457    $  699     $   590    $   513    $   518    $  344     $   295
  Taxable securities(1)...................    13,344     13,990    15,013      15,475     12,436     12,154    13,400      13,194
  Tax exempt securities(1)................     1,664      1,651     1,730       1,733      1,769      1,905     2,043       2,145
                                             -------    -------    -------    -------    -------    -------    ------     -------
TOTAL SECURITIES..........................    15,008     15,641    16,743      17,208     14,205     14,059    15,443      15,339
  Commercial financial and agricultural...    19,918     19,294    19,387      18,864     17,913     17,686    17,570      16,570
  Real estate:
    Commercial............................     6,322      6,238     6,098       5,989      5,611      5,609     5,602       5,536
    Construction..........................     3,518      3,321     3,094       2,920      2,657      2,450     2,376       2,281
    Residential...........................    13,659     11,610    11,206      11,101     11,670     11,849    11,375      11,060
  Consumer, net...........................    19,137     20,251    20,173      20,028     18,387     17,904    17,645      18,911
  Credit card.............................     9,266      8,398     7,479       8,289      7,296      6,542     6,088       5,807
  Leases, net.............................     2,210      2,142     1,972       1,776      1,636      1,507     1,419       1,354
                                             -------    -------    -------    -------    -------    -------    ------     -------
NET LOANS AND LEASES......................    74,030     71,254    69,409      68,967     65,170     63,547    62,075      61,519
  Other earning assets....................       453        387       400         392        456        673       795       1,898
TOTAL EARNING ASSETS......................    89,944     87,739    87,251      87,157     80,344     78,797    78,657      79,051
Allowance for credit losses...............    (1,053)    (1,040)   (1,009)     (1,008)      (918)      (894)     (891)       (897)
                                             -------    -------    -------    -------    -------    -------    ------     -------
TOTAL ASSETS..............................    98,558     95,926    95,418      95,673     88,237     86,780    86,529      86,646
  Demand deposits:
    Non-interest bearing..................    14,408     13,821    13,937      13,952     13,280     12,978    12,689      12,922
    Interest bearing......................     2,065      2,131     2,240       3,115      7,050      8,416     8,677       8,928
  Savings and money market deposits.......    29,431     29,343    29,198      28,053     21,875     19,994    19,202      19,284
  Time deposits...........................    25,408     25,272    25,185      25,144     23,442     24,229    25,180      24,915
                                             -------    -------    -------    -------    -------    -------    ------     -------
TOTAL DEPOSITS............................    71,312     70,567    70,560      70,264     65,647     65,617    65,748      66,049
  Borrowed funds:
    Short-term............................    12,799     11,792    11,417      11,531      9,871      8,918     9,107       9,310
    Long-term.............................     3,667      3,019     2,981       3,019      2,676      2,524     2,091       2,056
                                             -------    -------    -------    -------    -------    -------    ------     -------
TOTAL BORROWED FUNDS......................    16,466     14,811    14,398      14,550     12,547     11,442    11,198      11,366
TOTAL INTEREST BEARING LIABILITIES........    73,370     71,557    71,021      70,862     64,914     64,081    64,257      64,493
Preferred stock...........................       214        240       243         247        250        250       250         250
Common stockholders' equity...............   $ 8,275    $ 8,196    $8,119     $ 8,386    $ 7,761    $ 7,582    $7,442     $ 7,280
MARGIN ANALYSIS(2)(5)(6)
    Net interest margin...................      5.66%      5.51%     5.60%       5.59%      5.40%      5.33%     5.22%       5.30%
    Net funds function....................      4.58%      4.55%     4.81%       4.84%      4.59%      4.66%     4.75%       4.95%
KEY OPERATING RATIOS
  Return on average assets(5).............      1.49%      1.48%     1.50%       1.45%      1.51%      1.51%     1.43%       1.42%
  Return on average common equity(5)......     17.60      17.07     17.37       16.38      17.00      17.09     16.34       16.61
  Return on average total equity(5).......     17.33      16.78     17.07       16.11      16.68      16.77     16.03       16.29
  Average common equity to average
    assets................................      8.40       8.54      8.51        8.77       8.80       8.74      8.60        8.40
  Average total equity to average
    assets................................      8.61       8.79      8.76        9.02       9.08       9.02      8.89        8.69
  Tier I capital ratio....................      9.03       9.18      9.52        9.57      10.05      10.11     10.36       10.23
  Total risk adjusted capital ratio.......     13.12      12.83     13.23       13.44      14.05      14.17     13.76       13.62
  Tier I leverage ratio...................      8.24%      8.31%     8.43%       8.24%      8.87%      8.88%     8.72%       8.58%
CREDIT ANALYSIS:
  Net charge-offs to average loans and
    leases(5).............................      1.23%      1.01%      .86%        .89%       .87%       .67%      .56%        .49%
  Ending allowance to loans and leases....      1.45       1.45      1.46        1.47       1.45       1.41      1.42        1.42
  Nonperforming assets(3):
    Total.................................   $   435    $   478    $  458     $   486    $   430    $   445    $  431     $   449
    Percent of total loans and
      leases(7)...........................       .58%       .65%      .65%        .70%       .66%       .68%      .68%        .72%
  Loans delinquent 90 or more days(4):
    Total.................................   $   397    $   345    $  280     $   250    $   254    $   212    $  187     $   173
    Percent of total loans and
      leases(7)...........................       .52%       .47%      .40%        .36%       .39%       .32%      .29%        .28%
  Allowance to nonperforming loans........       281%       253%      265%        245%       265%       253%      249%        241%
COMMON STOCK:
  Average shares outstanding(000).........   430,992    434,773   438,039     444,027    431,746    432,891   434,214     435,893
  Shares traded(000)......................    54,261     60,724    50,688      62,091     37,100     39,873    53,708      48,353
  Per share data:
    Net income............................   $   .85    $   .81    $  .80     $   .77    $   .77    $   .76    $  .70     $   .68
    Cash dividends declared...............       .34        .34       .34         .34        .31        .31       .31         .31
    Book value............................     19.75      19.24     19.07       18.80      18.58      18.02     17.59       17.16
    Stock price:
      High................................     47.88      41.38     37.75       38.50      36.48      33.41     31.94       27.39
      Low.................................     40.38      31.25     32.88       31.94      30.35      27.95     26.03       22.85
      Close...............................   $ 43.00    $ 41.00    $34.00     $ 35.63    $ 34.21    $ 33.18    $29.32     $ 25.91
PREFERRED STOCK, SERIES C:
  Shares traded(000)......................       926      2,056       880       1,222      1,678        990     1,316       1,233
  Stock price:
    High..................................   $ 91.25    $ 80.00    $72.63     $ 73.88    $ 70.75    $ 64.00    $61.75     $ 54.25
    Low...................................     77.75      60.75     63.88       62.00      59.38      55.58     52.25       49.63
    Close.................................   $ 83.00    $ 79.13    $66.75     $ 69.13    $ 65.63    $ 63.75    $58.25     $ 51.75

 52       BANC ONE CORPORATION and Subsidiaries

CONSOLIDATED QUARTERLY FINANCIAL DATA
(UNAUDITED)

                                                                                       QUARTERS
                                                     ----------------------------------------------------------------------------
                                                                     1996                                    1995
                                                     ------------------------------------    ------------------------------------
                   $(MILLIONS)                       FOURTH    THIRD     SECOND    FIRST     FOURTH    THIRD     SECOND    FIRST
---------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT:
Interest income(2)
Loans held for sale...............................   $   7     $    9    $  13     $   11    $  10     $   10    $   7     $    6
  Taxable securities..............................     217        228      239        250      204        201      221        209
  Tax-exempt securities...........................      33         34       36         36       38         42       45         47
                                                     -----     ------    -----     ------    -----     ------    -----     ------
Total interest on securities......................     250        262      275        286      242        243      266        256
  Commercial financial and agricultural...........     413        404      400        384      369        365      361        331
  Real estate:
    Commercial....................................     143        141      135        134      128        126      126        121
    Construction..................................      87         81       77         72       68         63       60         59
    Residential...................................     322        269      258        255      258        265      251        238
  Consumer........................................     452        467      468        488      439        423      410        439
  Credit card.....................................     394        344      303        333      304        273      256        241
  Leases..........................................      41         40       37         32       30         26       25         25
                                                     -----     ------    -----     ------    -----     ------    -----     ------
Total interest on loans and leases................   1,852      1,746    1,678      1,698    1,596      1,541    1,489      1,454
  Total interest on other earning assets..........       6          5        5          5        7         11       13         30
TOTAL INTEREST INCOME.............................   2,115      2,022    1,971      2,000    1,855      1,805    1,775      1,746
Interest expense:
  Demand deposits.................................       9         10       10         15       35         43       47         50
  Savings and money market deposits...............     250        245      236        232      206        191      180        169
  Time deposits:
    CDs under $100,000............................     258        259      261        276      275        280      278        256
    CDs $100,000 and over.........................      94         89       55         69       59         64       81         75
                                                     -----     ------    -----     ------    -----     ------    -----     ------
TOTAL INTEREST ON DEPOSITS........................     611        603      562        592      575        578      586        550
  Borrowed funds:
    Short-term....................................     161        153      146        150      138        125      129        127
    Long-term.....................................      64         51       49         48       47         44       35         37
                                                     -----     ------    -----     ------    -----     ------    -----     ------
TOTAL INTEREST ON BORROWED FUNDS..................     225        204      195        198      185        169      164        164
                                                     -----     ------    -----     ------    -----     ------    -----     ------
TOTAL INTEREST EXPENSE............................     836        807      757        790      760        747      750        714
                                                     -----     ------    -----     ------    -----     ------    -----     ------
Net interest income(2)............................   1,279      1,215    1,214      1,210    1,095      1,058    1,025      1,032
Provision for credit losses.......................     244        211      171        162      166        133       93         66
                                                     -----     ------    -----     ------    -----     ------    -----     ------
Net funds function(2).............................   1,035      1,004    1,043      1,048      929        925      932        966
NON-INTEREST INCOME:
  Income from fiduciary activities................      77         72       68         63       62         60       59         59
  Service charges on deposit accounts.............     170        166      161        157      144        141      132        127
  Loan processing and servicing income............     106        114      114        117      136        143      130        112
  Securities gains................................      13         56       18          6        8          7        3         10
  Other...........................................     256        161      172        160      141        122      130        144
                                                     -----     ------    -----     ------    -----     ------    -----     ------
TOTAL NON-INTEREST INCOME.........................     622        569      533        503      491        473      454        452
NON-INTEREST EXPENSE:
  Salaries and related costs......................     523        491      501        503      448        430      429        443
  Other...........................................     584        539      527        516      477        450      473        481
                                                     -----     ------    -----     ------    -----     ------    -----     ------
TOTAL NON-INTEREST EXPENSE........................   1,107      1,030    1,028      1,019      925        880      902        924
Taxable equivalent adjustment.....................      15         15       16         16       17         19       21         23
                                                     -----     ------    -----     ------    -----     ------    -----     ------
Income before income taxes........................     535        528      532        516      478        499      463        471
Income tax (provision) benefit:
Income excluding securities transactions..........    (161)      (152)    (170)      (168)    (138)      (165)    (154)      (165)
Securities transactions...........................      (4)       (20)      (7)        (2)      (3)        (3)      (1)        (4)
                                                     -----     ------    -----     ------    -----     ------    -----     ------
Net income........................................   $ 370     $  356    $ 355     $  346    $ 337     $  331    $ 308     $  302
                                                     =====     ======    =====     ======    =====     ======    =====     ======
Net income available to common stockholders.......   $ 366     $  351    $ 351     $  342    $ 332     $  327    $ 303     $  298
                                                     =====     ======    =====     ======    =====     ======    =====     ======

(1) Average balances are based on amortized historical cost excluding SFAS 115 adjustments to fair value which are included in other assets.
(2) Fully taxable equivalent basis. The federal statutory rate used was 35% for all periods presented.
(3) Excludes certain smaller balance loans collectively evaluated for impairment.
(4) Excluding nonperforming loans.
(5) Ratios presented on an annualized basis.
(6) As a percent of average earning assets.
(7) Includes loans held for sale.

                                 BANC ONE CORPORATION and Subsidiaries        53

CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 1996 AND 1995

                                                                                                   DECEMBER 31,
                                                                                           -----------------------------
                           $(THOUSANDS, EXCEPT SHARE AMOUNTS)                                  1996             1995
------------------------------------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks.................................................................   $   6,350,803     $ 5,501,266
Short-term investments..................................................................         348,717         454,718
Loans held for sale.....................................................................       1,473,756         503,326
SECURITIES:
  Securities held to maturity...........................................................         887,431       1,087,654
  Securities available for sale.........................................................      14,635,199      14,620,334
                                                                                           -------------     -----------
      Total securities (fair value approximates $15,552,000 and $15,756,000,
         at December 31, 1996 and 1995, respectively)...................................      15,522,630      15,707,988
LOANS AND LEASES (net of unearned income of $1,383,311 and $978,831 at
  December 31, 1996 and 1995, respectively).............................................      74,193,936      64,825,339
Allowance for credit losses.............................................................       1,075,092         938,008
                                                                                           -------------     -----------
      NET LOANS AND LEASES..............................................................      73,118,844      63,887,331
OTHER ASSETS:
  Bank premises and equipment, net......................................................       1,673,384       1,558,676
  Interest earned, not collected........................................................         710,255         669,709
  Other real estate owned...............................................................          52,970          75,483
  Excess of cost over net assets of affiliates purchased................................         471,559         242,817
  Other.................................................................................       2,125,169       1,852,649
                                                                                           -------------     -----------
      Total other assets................................................................       5,033,337       4,399,334
                                                                                           -------------     -----------
      TOTAL ASSETS......................................................................   $ 101,848,087     $90,453,963
                                                                                           =============     ===========
LIABILITIES:
DEPOSITS:
  Non-interest bearing..................................................................   $  16,195,105     $14,767,497
  Interest bearing......................................................................      56,178,022      52,552,653
                                                                                           -------------     -----------
      TOTAL DEPOSITS....................................................................      72,373,127      67,320,150
Federal funds purchased and repurchase agreements.......................................       8,740,867       6,261,009
Other short-term borrowings.............................................................       5,364,709       3,516,191
Long-term borrowings....................................................................       4,189,513       2,720,373
Accrued interest payable................................................................         399,652         410,946
Other liabilities.......................................................................       2,133,259       2,027,816
                                                                                           -------------     -----------
      TOTAL LIABILITIES.................................................................      93,201,127      82,256,485
                                                                                           -------------     -----------

Commitments and contingencies (Notes 4, 6, and 13)

STOCKHOLDERS' EQUITY:
Preferred stock, 35,000,000 shares authorized:
  Series C convertible, no par value, 4,140,314 and 4,992,694 shares issued
    and outstanding, respectively.......................................................         207,016         249,635
Common stock, no par value, $5 stated value, 600,000,000 shares authorized,
  433,093,188 and 451,741,054 shares issued, respectively...............................       2,165,466       2,258,705
Capital in excess of aggregate stated value of common stock.............................       4,453,330       5,157,763
Retained earnings.......................................................................       2,013,930       1,100,345
Net unrealized holding gains on securities available for sale, net of tax...............          20,286          91,804
Treasury stock (5,829,915 and 24,090,000 shares, respectively), at cost.................        (213,068)       (660,774)
                                                                                           -------------     -----------
      TOTAL STOCKHOLDERS' EQUITY........................................................       8,646,960       8,197,478
                                                                                           -------------     -----------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........................................   $ 101,848,087     $90,453,963
                                                                                           =============     ===========

The accompanying notes are an integral part of the consolidated financial statements.

 54       BANC ONE CORPORATION and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE YEARS ENDED DECEMBER 31, 1996

                   $(THOUSANDS, EXCEPT PER SHARE AMOUNTS)                          1996            1995            1994
--------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
  Interest and fees on loans and leases......................................    $6,956,281      $6,061,410     $5,345,317
  Interest income on loans held for sale.....................................        39,544          32,925         40,822
  Interest and dividends on:
    Taxable securities.......................................................       932,434         833,715        875,846
    Tax-exempt securities....................................................        94,879         116,737        136,841
  Other interest income......................................................        21,714          56,131         49,590
                                                                                 ----------      ----------     ----------
  TOTAL INTEREST INCOME......................................................     8,044,852       7,100,918      6,448,416
INTEREST EXPENSE:
  Interest on deposits:
    Demand, savings and money market deposits................................     1,006,194         922,298        720,526
    Time deposits............................................................     1,361,146       1,367,796        953,737
  Interest on borrowings.....................................................       822,058         681,374        574,578
                                                                                 ----------      ----------     ----------
    TOTAL INTEREST EXPENSE...................................................     3,189,398       2,971,468      2,248,841
                                                                                 ----------      ----------     ----------
    NET INTEREST INCOME......................................................     4,855,454       4,129,450      4,199,575
Provision for credit losses..................................................       788,087         457,499        242,269
                                                                                 ----------      ----------     ----------
  Net interest income after provision for credit losses......................     4,067,367       3,671,951      3,957,306
NON-INTEREST INCOME:
  Income from fiduciary activities...........................................       279,153         239,411        232,700
  Service charges on deposit accounts........................................       654,140         544,697        483,884
  Loan processing and servicing income.......................................       451,454         520,801        382,492
  Securities gains (losses)..................................................        92,781          27,847       (261,052)
  Other......................................................................       749,976         537,214        491,501
                                                                                 ----------      ----------     ----------
    TOTAL NON-INTEREST INCOME................................................     2,227,504       1,869,970      1,329,525
NON-INTEREST EXPENSE:
  Salaries and related costs.................................................     2,018,327       1,750,517      1,753,672
  Net occupancy expense, exclusive of depreciation...........................       174,473         164,456        182,223
  Equipment expense..........................................................       116,129         104,030        119,270
  Taxes other than income and payroll........................................        88,086          87,805         56,628
  Depreciation and amortization..............................................       353,331         292,522        356,762
  Outside services and processing............................................       528,335         426,897        424,559
  Marketing and development..................................................       167,590         171,163        178,905
  Communication and transportation...........................................       319,554         274,694        245,455
  Other......................................................................       418,334         359,555        450,505
                                                                                 ----------      ----------     ----------
    TOTAL NON-INTEREST EXPENSE...............................................     4,184,159       3,631,639      3,767,979
                                                                                 ----------      ----------     ----------
INCOME BEFORE INCOME TAXES...................................................     2,110,712       1,910,282      1,518,852
INCOME TAX PROVISION (BENEFIT):
  Income excluding securities transactions...................................       650,545         622,039        610,970
  Securities transactions....................................................        33,634          10,380        (97,227)
                                                                                 ----------      ----------     ----------
    Provision for income taxes...............................................       684,179         632,419        513,743
                                                                                 ----------      ----------     ----------
NET INCOME...................................................................    $1,426,533      $1,277,863     $1,005,109
                                                                                 ==========      ==========     ==========
NET INCOME PER COMMON SHARE..................................................    $     3.23      $     2.91     $     2.20
                                                                                 ==========      ==========     ==========
Weighted average common shares outstanding (000).............................       436,927         433,323        448,118
                                                                                 ==========      ==========     ==========

The accompanying notes are an integral part of the consolidated financial statements.

                                 BANC ONE CORPORATION and Subsidiaries        55

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE THREE YEARS ENDED DECEMBER 31, 1996

                                                 CAPITAL IN                      NET UNREALIZED
                                                 EXCESS OF                       HOLDING GAINS
                                                 AGGREGATE                        (LOSSES) ON                            TOTAL
   $(THOUSANDS,                                 STATED VALUE                       SECURITIES          TREASURY          STOCK-
    EXCEPT PER     PREFERRED       COMMON        OF COMMON         RETAINED        AVAILABLE            STOCK,          HOLDERS'
   SHARE AMOUNTS)    STOCK          STOCK          STOCK           EARNINGS         FOR SALE           AT COST           EQUITY
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER
  31, 1993........ $ 249,900     $ 2,027,158     $3,836,443       $ 1,319,669                                          $7,433,170
Accounting change
  adjustment for
  unrealized gains
  on securities
  available for
  sale at January
  1, 1994.........                                                                 $   84,105                              84,105
Net income........                                                  1,005,109                                           1,005,109
Cash dividends:
  Corporation:
    Common ($1.13
      per
      share)......                                                   (487,218)                                           (487,218)
    Series C
      Preferred
      ($3.50 per
      share)......                                                    (17,492)                                            (17,492)
  Pooled
    affiliates....                                                    (10,040)                                            (10,040)
Shares issued in
  acquisitions....                     8,342         11,166            14,316            (316)                             33,508
Exercise of stock
  options, net of
  shares
  purchased.......                       193         (5,852)                                                               (5,659)
Pooled affiliate
  stock issuance,
  sales of stock
  to employee
  benefit plans
  and other.......                     9,235        (45,011)           96,912                                              61,136
Purchase of
  treasury
  stock...........                                                                                   $    (336,453)      (336,453)
Change in
  unrealized
  holding gains
  (losses) on
  securities
  available for
  sale, net of
  tax.............                                                                   (195,306)                           (195,306)
                    --------      ----------     ----------        ----------      ----------           ----------     ----------
BALANCE, DECEMBER
  31, 1994........   249,900       2,044,928      3,796,746         1,921,256        (111,517)            (336,453)     7,564,860
Net income........                                                  1,277,863                                           1,277,863
Cash dividends:
  Common ($1.24
    per share)....                                                   (532,807)                                           (532,807)
  Series C
    Preferred
    ($3.50 per
    share)........                                                    (17,487)                                            (17,487)
Shares issued in
  acquisitions....                     2,500          4,262            (3,115)                                              3,647
Conversion of
  preferred into
  common..........      (265)             46            219
Exercise of stock
  options, net of
  shares
  purchased.......                     1,998         (7,458)                                                               (5,460)
Sales of stock to
  employee benefit
  plans and
  other...........                     3,896         23,966                                                                27,862
Purchase of
  treasury
  stock...........                                                                                        (324,321)      (324,321)
Change in
  unrealized
  holding gains
  (losses) on
  securities
  available for
  sale, net of
  tax.............                                                                    203,321                             203,321
10% common stock
  dividend at fair
  market value....                   205,337      1,340,028        (1,545,365)
                    --------      ----------     ----------        ----------      ----------           ----------     ----------
BALANCE, DECEMBER
  31, 1995........   249,635       2,258,705      5,157,763         1,100,345          91,804             (660,774)     8,197,478
Net income........                                                  1,426,533                                           1,426,533
Cash dividends:
  Common ($1.36
    per share)....                                                   (587,184)                                           (587,184)
  Series C
    Preferred
    ($3.50 per
    share)........                                                    (16,363)                                            (16,363)
Shares issued in
  acquisitions....                                   53,415                                                657,100        710,515
Conversion of
  preferred into
  common..........   (42,619)          8,221         34,398
Exercise of stock
  options, net of
  shares
  purchased.......                       656        (15,541)                                                              (14,885)
Sales of stock to
  employee benefit
  plans and
  other...........                      (116)       (88,698)           90,599                                3,674          5,459
Purchase of
  treasury
  stock...........                                                                                      (1,003,075)    (1,003,075)
Retirement of
  treasury
  stock...........                  (102,000)      (688,007)                                               790,007
Change in
  unrealized
  holding gains
  (losses) on
  securities
  available for
  sale, net of
  tax.............                                                                    (71,518)                            (71,518)
                    --------      ----------     ----------        ----------      ----------           ----------     ----------
BALANCE, DECEMBER
  31, 1996........ $ 207,016     $ 2,165,466     $4,453,330       $ 2,013,930      $   20,286        $    (213,068)    $8,646,960
                    ========      ==========     ==========        ==========      ==========           ==========     ==========

The accompanying notes are an integral part of the consolidated financial statements.

 56       BANC ONE CORPORATION and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE THREE YEARS ENDED DECEMBER 31, 1996

                            $(THOUSANDS)                                    1996            1995             1994
---------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES:
  NET INCOME........................................................     $ 1,426,533     $ 1,277,863     $  1,005,109
    Adjustments:
      Provision for credit losses...................................         788,087         457,499          242,269
      Depreciation..................................................         267,968         236,287          271,928
      Amortization of other intangibles.............................          85,363          56,235           84,834
      Amortization (accretion) of securities premium and discounts,
         net........................................................          29,857         (57,118)          97,945
      Amortization of mortgage servicing rights.....................          19,657          12,939           10,948
      Net (increase) decrease in trading account....................        (305,407)        (30,199)          92,549
      Net (increase) decrease in loans held for sale................        (970,430)       (187,758)         869,482
      Net decrease (increase) in deferred loan fees and costs.......          34,343          (4,178)         (13,416)
      Securities (gains) losses.....................................         (92,781)        (27,847)         261,052
      Gain on the sale of banks and branch offices..................         (19,399)        (68,297)            (390)
      Gain on sale of loans and other assets........................        (162,068)         (5,995)         (71,898)
      Net increase in other assets..................................        (206,633)       (323,381)        (145,441)
      Net (decrease) increase in other liabilities..................         (41,859)        161,828            2,355
      Net increase in deferred income taxes.........................         223,298         172,034          173,090
                                                                          ----------      ----------      -----------
      NET CASH PROVIDED BY OPERATING ACTIVITIES.....................       1,076,529       1,669,912        2,880,416
                                                                          ----------      ----------      -----------
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES:
  Purchases of securities available for sale........................      (5,307,420)     (8,110,473)     (11,739,005)
  Purchases of securities held to maturity..........................        (162,682)       (630,407)      (1,090,779)
  Maturities of securities available for sale.......................       4,169,201       6,712,867        2,142,467
  Maturities of securities held to maturity.........................         404,707       1,474,813        2,501,689
  Sales of securities available for sale............................       3,056,509       2,544,358       10,900,079
  Net increase in loans, excluding sales and purchases..............      (9,884,899)     (9,038,907)      (8,283,794)
  Sales of loans and other assets...................................       4,087,328       3,694,661        3,620,460
  Purchases of loans and related premiums...........................        (519,665)       (667,442)        (641,556)
  Net decrease (increase) in short-term investments.................         176,939       3,143,398       (2,450,281)
  Additions to bank premises and equipment..........................        (330,187)       (340,606)        (325,291)
  Sale of banks and branch offices..................................        (186,773)       (236,041)         (26,643)
  Net cash acquired in acquisitions.................................         315,715          42,413        1,180,497
  Net (increase) decrease in purchased mortgage servicing rights....           8,078         (44,153)          (8,186)
                                                                          ----------      ----------      -----------
    NET CASH USED IN INVESTING ACTIVITIES...........................      (4,173,149)     (1,455,519)      (4,220,343)
                                                                          ----------      ----------      -----------
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
  Net increase (decrease) in demand, savings and money market
    deposits........................................................       1,556,371       1,639,689       (1,385,486)
  Net increase (decrease) in time deposits..........................        (519,192)     (1,472,921)       2,943,921
  Net increase in short-term borrowings.............................       3,896,392         163,166          557,093
  Issuance of long-term borrowings, net.............................       1,875,879       1,081,389           94,536
  Repayment of long-term borrowings.................................      (1,247,025)       (221,729)         (32,535)
  Cash dividends paid...............................................        (603,547)       (674,219)        (496,708)
  Purchase of treasury stock........................................      (1,003,075)       (324,321)        (336,453)
  All other financing activities, net...............................          (9,646)         22,402           59,087
                                                                          ----------      ----------      -----------
    NET CASH PROVIDED BY FINANCING ACTIVITIES.......................       3,946,157         213,456        1,403,455
                                                                          ----------      ----------      -----------
  Increase in cash and cash equivalents.............................         849,537         427,849           63,528
  Cash and cash equivalents at January 1............................       5,501,266       5,073,417        5,009,889
                                                                          ----------      ----------      -----------
  CASH AND CASH EQUIVALENTS AT DECEMBER 31..........................     $ 6,350,803     $ 5,501,266     $  5,073,417
                                                                          ==========      ==========      ===========

The accompanying notes are an integral part of the consolidated financial statements.

                                 BANC ONE CORPORATION and Subsidiaries        57

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
          Note I      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                      BANC ONE is a bank holding company offering a full range of financial services through operating offices in Arizona, Colorado, Illinois, Indiana, Kentucky, Louisiana, Ohio, Oklahoma, Texas, Utah, West Virginia and Wisconsin. BANC ONE also engages in credit card and merchant processing, consumer and education finance, mortgage banking, insurance, trust and investment management, brokerage, venture capital, investment and merchant banking, equipment leasing and data processing activities.

                         "The Corporation" is defined as the parent company
                      only. "BANC ONE" is defined as the Corporation and all significant majority-owned subsidiaries. The consolidated financial statements include the accounts of the Corporation and all significant majority-owned subsidiaries (affiliates). See Note 2 for information relative to acquisitions. Significant intercompany transactions have been eliminated.

                         For purposes of comparability, certain prior period
                      amounts have been reclassified to conform with current year presentation. The following is a summary of significant accounting policies followed in the preparation of the consolidated financial statements.

                      Use of Estimates

                      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                      Loans Held for Sale

                      Certain loan receivables are classified as held for sale because management does not intend to hold such loans until maturity or sales of the loans are pending. Such loans are carried at the lower of aggregate cost or market value by type of loan. Losses, if any, are recorded in non-interest income, based on the difference between the market value (estimated sales proceeds) and aggregate cost.

                      Securities

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

                         Venture capital investments held by qualifying
                      investment companies are carried at fair value with changes in fair value recognized in non-interest income or expense. The fair value of publicly traded investments takes into account their quoted market prices with adjustments made for market liquidity or sale restrictions. For securities that are not publicly traded, estimates of fair value are further adjusted based upon review of the investee's financial results, condition and prospects.

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

58   BANC ONE CORPORATION and Subsidiaries

                      Loans

                      Loans are reported at the principal amount outstanding, net of unearned income. Income earned is recognized principally on the accrual method of accounting. Unearned income, which includes deferred fees, net of deferred direct incremental loan origination costs, is amortized to interest income over the contractual life of the loan using the interest method or the straight-line method if not materially different. Loan origination fees and costs on demand loans are deferred and amortized into interest income on a straight-line basis over a period which is consistent with the understanding between BANC ONE and the borrower or, if no understanding exists, over the estimated loan term. Loan origination fees and costs on credit card and other revolving loans are deferred and amortized into interest income using a straight-line method over one year.

                         Commercial loans are placed on non-accrual at the time
                      the loan is 90 days delinquent unless the credit is well secured and in process of collection. Residential real estate loans are placed on non-accrual at the time the loan is 120 days delinquent. Credit card loans, other unsecured personal credit lines and certain consumer finance loans are charged-off no later than 180 days delinquent. Other consumer loans are charged-off at 120 days delinquent. In all cases, loans must be placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

                      Leases

                      The leasing operations consist of the leasing of automobiles (carried in consumer loans) and various types of equipment under leases principally classified as direct financing leases. Interest, net of initial direct costs, is deferred and reported as income in decreasing amounts over the term of the lease so as to provide a constant yield on the outstanding principal balance. Leases are charged-off at the earlier of 120 days delinquent or when collection of principal or interest is in doubt.

                      Provision for Credit Losses

                      The provision for credit losses charged to expense is based upon management assessment of current and historical loss experience, loan portfolio trends, prevailing economic and business conditions, specific loan review and other relevant factors. In management's opinion, the provision is sufficient to maintain the allowance for credit losses at a level that adequately provides for potential losses.

                      Loan Securitizations

                      BANC ONE actively packages and sells loan receivables as securities to investors. In such transactions BANC ONE receives a fee for servicing the loans, and receives net interest revenues generated by the loans removed from the balance sheet which are in excess of the interest due investors and net credit losses. The excess interest revenues are recognized as servicing income.

                                 BANC ONE CORPORATION and Subsidiaries        59

                         During 1996, the Financial Accounting Standards Board
                      (FASB) issued Statement of Financial Accounting Standards
                      (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." This statement is effective January 1, 1997, and provides accounting and reporting standards for loan securitizations based on control of the underlying financial assets. It also provides accounting and implementation guidance for other transfers, including partial transfers of loans, servicing of financial assets, repurchase agreements, securities lending and extinguishments of liabilities. The effective date relative to certain provisions, including those related to repurchase agreements and securities lending, has been deferred by the FASB until 1998. The impact of this statement on the consolidated financial statements is not expected to be material.

                      Mortgage Banking Activities

                      Mortgage servicing assets are recognized as separate assets when servicing rights are acquired through purchase or loan originations, when there is a definitive plan to sell the underlying loan. Capitalized mortgage servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying mortgage loans. Capitalized mortgage servicing rights are evaluated for impairment based on the fair value of those rights.

                      Bank Premises and Equipment

                      Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided principally using the straight-line method over the estimated useful lives of the assets. Upon the sale or other disposal of assets, the cost and related accumulated depreciation are retired and the resulting gain or loss is recognized. Maintenance and repairs are charged to expense as incurred, while renewals and betterments are capitalized. Software costs for internally developed systems are expensed as incurred. Software costs related to externally developed systems are capitalized and include systems intended for internal and external use.

                         On January 1, 1996, BANC ONE adopted SFAS No. 121,
                      "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The impact on the consolidated financial statements for the year ended December 31, 1996, was not material.

                      Other Real Estate Owned

                      Other real estate owned primarily represents properties acquired by the Corporation's affiliates through customer loan default and owned properties no longer used in the banking business. The real estate acquired through foreclosure is stated at an amount equal to the lesser of the loan balance prior to foreclosure, plus certain costs incurred for improvements to the property, or fair value less estimated selling costs of the property.

                      Purchase Method of Accounting

                      Net assets of organizations acquired in purchase transactions are recorded at fair value at date of acquisition. The excess of cost over net assets of affiliates purchased (goodwill) is amortized using the straight-line and accelerated methods over the estimated periods benefitted with terms ranging from five to 40 years. Core deposits and other identifiable intangible assets are typically amortized on an accelerated basis.

                      Off-Balance Sheet Activities

                      BANC ONE uses a variety of off-balance sheet investment products as part of its interest rate risk management strategy and in its customer service and trading activities. The most frequently used off-balance sheet investment products are various types of interest rate swaps. However, interest rate floors, options, swap options, caps, forward rate agreements and currency swaps are also utilized. Off-balance sheet investment products are typically classified as synthetic alterations, anticipatory hedges or matched book agreements. The criteria that must be satisfied for each of these methods is as follows: Synthetic Alteration -- (1) the asset or liability to be converted creates exposure to interest rate risk, and (2) the off-balance sheet investment product is designated and effective as a synthetic alteration of the balance sheet item. Anticipatory Hedge -- (1) the transaction to be hedged creates exposure to interest

 60       BANC ONE CORPORATION and Subsidiaries
                      rate risk; (2) the off-balance sheet investment product acts to reduce the interest rate risk by moving closer to being insensitive to interest rate changes; (3) the off-balance sheet investment product is designated and effective as a hedge of the transaction; (4) the significant characteristics and expected terms of the anticipated transaction are identified; and (5) it is probable that the anticipated transaction will occur. Matched Book -- there must be separate agreements that have offsetting payment streams with the same maturity, repricing dates and notional amounts.

                         In order for off-balance sheet investment products with
                      forward-start dates to be accounted for as a synthetic alteration, they must satisfy the appropriate criteria above as well as the following additional criteria: (1) the start date of the off-balance sheet investment product does not extend beyond that point in time at which it is believed that modeling systems produce reliable interest rate sensitivity information; and (2) the related balance sheet item, from trade date to final maturity, has sufficient balances for alteration. If the initial assignment is changed, or should sufficient balances not be available, the excess portion of the off-balance sheet investment product must be marked to market.

                         Accrual accounting is applied for off-balance sheet
                      investment products classified as described above and income and expense are recorded in the same category as that of the related balance sheet item. The related balance sheet item is generally a pool of similar products. For matched book transactions, income and expense are recorded in non-interest income. Fees related to these off-balance sheet investment products are amortized on the interest method over the life of the off-balance sheet investment products. If the balance of the related balance sheet item falls below that of the related off-balance sheet investment product, the excess portion of the off-balance sheet investment product is marked to market and the resulting gain or loss included in income, as applicable. If an off-balance sheet investment product is terminated, the gain or loss is deferred and amortized over the remaining life of the off-balance sheet investment product.

                         Off-balance sheet investment products that do not
                      satisfy the criteria above, including those used in trading activities, are carried at market value. Any changes in market value are recognized in non-interest income.

                         In June 1996, the FASB issued an Exposure Draft,
                      "Accounting for Derivative and Similar Financial Instruments and for Hedging Activities" (the Exposure Draft), which, if adopted as issued, would significantly change the accounting for derivative and hedging activities. The Exposure Draft would require that all derivative financial instruments be recognized and recorded at fair value. However, key aspects of the exposure draft continue to be discussed and are subject to change; accordingly the impact, if any, to BANC ONE is not presently known. The date for issuance of the final statement has not yet been determined.

                      Investment in Majority-Owned Affiliates (Parent Company
                      Only)

                      The Corporation's investment in affiliates represents the total equity of majority-owned consolidated subsidiaries, using the equity method of accounting.

                      Statement of Cash Flows

                      For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks.

                      Net Income Per Common Share

                      Net income per common share is calculated by dividing net income available to common stockholders (net income less preferred dividends) by the average number of common shares outstanding (total shares issued less treasury stock) and any dilutive common stock equivalents for the period.

                                 BANC ONE CORPORATION and Subsidiaries        61

                      Stock-Based Compensation

                      BANC ONE applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its stock-based compensation plans. In 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) which is effective for fiscal years beginning after December 15, 1995. Under SFAS 123, the Corporation may elect to recognize stock-based compensation expense based on the fair value of the awards or continue to account for stock-based compensation under APB 25. The Corporation has elected to continue to apply the provisions of APB 25.

--------------------------------------------------------------------------------
               Note 2 ACQUISITIONS

                      On January 19, 1997, the Corporation entered into an agreement to merge with First USA, Inc. ("First USA"), located in Dallas, Texas. Terms of the agreement call for First USA shareholders to receive 1.1659 shares of the Corporation's common stock for each outstanding share of First USA common stock in exchange for approximately 163 million shares of the Corporation's common stock. First USA had total assets of $10.2 billion and stockholders' equity of $1.2 billion at December 31, 1996 and net income of $143 million for the six months ended December 31, 1996. First USA is a financial services company specializing in the credit card business with $22.4 billion in managed receivables and 16 million cardholders at December 31, 1996. The transaction is subject to regulatory and shareholder approvals. This transaction is expected to be completed in the second quarter of 1997 and will be accounted for as a pooling of interests.

                         First USA reported net income of $247 million, $178
                      million, and $93 million for its fiscal years ended June 30, 1996, 1995 and 1994, respectively. The following represents the unaudited pro forma condensed, combined balance sheet for BANC ONE and First USA for the year ended December 31, 1996:

                      PRO FORMA CONDENSED, COMBINED BALANCE SHEET

                                                  $(MILLIONS)(UNAUDITED)
                           -------------------------------------------------------------------------------
                           ASSETS:
                             Cash and due from banks............................................  $  6,857
                             Securities.........................................................    19,479
                             Net loans and leases...............................................    79,666
                             Other assets.......................................................     6,052
                                                                                                  --------
                                TOTAL ASSETS....................................................  $112,054
                                                                                                  ========
                           LIABILITIES:
                             Deposits...........................................................  $ 74,078
                             Borrowings.........................................................    25,153
                             Other liabilities..................................................     2,945
                                                                                                  --------
                                Total liabilities...............................................   102,176
                             Stockholders' equity...............................................     9,878
                                                                                                  --------
                                TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......................  $112,054
                                                                                                  ========

                      ----------------------------------------------------------

                         On December 28, 1996, the Corporation entered into an
                      agreement to merge with Liberty Bancorp, Inc. ("Liberty"), a multi-bank holding company headquartered in Oklahoma City, Oklahoma, with 29 banking offices in Oklahoma City and Tulsa. Terms of the merger agreement call for an exchange of 1.175 shares of BANC ONE common stock for each share of Liberty common stock. This transaction is expected to close during the second quarter of 1997, and will be accounted for as a purchase. Liberty had assets of approximately $2.9 billion at December 31, 1996.

62  BANC ONE CORPORATION and Subsidiaries

                         On January 2, 1996, the Corporation acquired all of the
                      outstanding shares of Premier Bancorp, Inc. (Premier) of Baton Rouge, Louisiana, in exchange for 24 million shares of the Corporation's common stock valued at $711 million. The acquisition was accounted for as a purchase. Goodwill of $263 million was recognized and will be amortized over 25 years using the straight-line method. Premier had assets of $6.3 billion at December 31, 1995. No effects of this acquisition are included in the financial statements prior to the date of purchase. To reflect the purchase of Premier as if the acquisition occurred on January 1, 1995, BANC ONE's consolidated pro forma total revenue, net income and net income per common share would have been $9.5 billion, $1.3 billion and $2.82, respectively.

--------------------------------------------------------------------------------
               Note 3 SECURITIES AND OFF-BALANCE SHEET ACTIVITIES

                      Following are the estimated maturities, fair value, amortized cost and weighted average yields of securities by type:

                                             MATURITIES OF SECURITIES AT DECEMBER 31, 1996(1)
                                    ------------------------------------------------------------------       DECEMBER 31,
                                                                                      2002-               ------------------
           $(MILLIONS)               1997      1998      1999      2000      2001      2006     2007+      1996       1995
----------------------------------------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY(2)(3)
Tax-exempt
  Amortized cost..................  $  213    $  123    $   76    $   87    $   59    $   89    $   38    $   685    $   909
  Fair value......................     216       127        81        91        63        95        41        714        953
  Weighted average yield..........    6.86%     6.82%     6.54%     7.08%     6.65%     6.50%     5.58%      6.71%      6.63%
All other
  Amortized cost..................      43        35        26         9         9        80                  202        179
  Fair value......................      43        36        27         9         9        79                  203        183
  Weighted average yield..........    6.09%     6.67%     6.88%     6.51%     6.83%     7.42%                6.87%      6.38%
Total amortized cost..............  $  256    $  158    $  102    $   96    $   68    $  169    $   38    $   887    $ 1,088
                                    ======    ======    ======    ======    ======    ======     =====    =======    =======
Total fair value..................  $  259    $  163    $  108    $  100    $   72    $  174    $   41    $   917    $ 1,136
                                    ======    ======    ======    ======    ======    ======     =====    =======    =======
SECURITIES AVAILABLE FOR
  SALE(2)(3)(4)
United States treasury and
  agencies
  Amortized cost..................  $  882    $1,245    $  351    $  392    $  452    $  911    $    3    $ 4,236    $ 3,029
  Fair value......................     883     1,246       349       392       437       904         3      4,214      3,060
  Weighted average yield..........    5.94%     5.89%     5.73%     6.24%     5.41%     6.33%     7.47%      5.97%      6.06%
Mortgage and asset-backed
  securities:
  Government
    Amortized cost................     543       441       955     1,905       959     1,763       164      6,730      6,553
    Fair value....................     548       449       967     1,934       972     1,757       165      6,792      6,660
    Weighted average yield........    5.66%     7.40%     6.66%     6.92%     7.19%     6.95%     7.66%      6.88%      7.05%
  Other
    Amortized cost................     341       551       328       457       260       110        27      2,074      3,595
    Fair value....................     340       555       326       453       245       110        27      2,056      3,587
    Weighted average yield........    5.53%     6.58%     6.12%     6.42%     6.07%     6.61%    11.85%      6.30%      6.43%
Tax-exempt
  Amortized cost..................     236       103        97       119       119       294         5        973        813
  Fair value......................     237       104        98       120       120       296         5        980        825
  Weighted average yield(2).......    4.53%     4.75%     4.78%     4.75%     4.81%     4.91%     7.54%      4.77%      5.02%
Other
  Amortized cost..................     264        37         9       121        11        57        92        591        486
  Fair value......................     264        37        10       121        11        57        93        593        488
  Weighted average yield..........    5.92%     6.20%     6.47%     6.06%     8.03%     7.48%     6.67%      6.28%      7.93%

Total amortized cost..............  $2,266    $2,377    $1,740    $2,994    $1,801    $3,135    $  291    $14,604    $14,476
                                    ======    ======    ======    ======    ======    ======     =====    =======    =======
Total fair value..................  $2,272    $2,391    $1,750    $3,020    $1,785    $3,124    $  293    $14,635    $14,620
                                    ======    ======    ======    ======    ======    ======     =====    =======    =======

(1) Reflects estimated maturity.
(2) Weighted average yields on tax-exempt securities are not reflected on a tax equivalent basis.
(3) Weighted average yields for both held to maturity and available-for-sale securities are based on amortized historical cost.
(4) Includes trading securities carried at fair value of $549 million and $243 million at December 31, 1996 and 1995, respectively.

                                BANC ONE CORPORATION and Subsidiaries   63

                         The following are net realized gains and losses on
                      securities sold or called and unrealized gains and losses on securities held:

                                                                                              UNREALIZED GAIN (LOSS) AS OF
                                    REALIZED GAIN (LOSS) DURING 1996                                DECEMBER 31, 1996
                      -------------------------------------------------------------     -----------------------------------------
                                                                             NET                                          NET
                                                                           REALIZED                                   UNREALIZED
                      AMORTIZED                  REALIZED     REALIZED       GAIN       UNREALIZED     UNREALIZED        GAIN
    $(MILLIONS)         COST        PROCEEDS      GAINS        LOSSES       (LOSS)        GAINS          LOSSES         (LOSS)
---------------------------------------------------------------------------------------------------------------------------------
Securities held to
  maturity:
  Tax-exempt.......     $38        $    40         $  2                      $  2           $ 35          $  (6)          $  29
  All other........                                                                            3             (1)              2
Securities
  available for
  sale:
  United States
    treasury and
    federal
    agencies.......     381            381                                                     8            (30)            (22)
  Mortgage and
      asset-backed
      securities:
    Government.....   1,728          1,737           21        $ (12)           9             83            (21)             62
    Other..........     903            907            7           (3)           4             11            (29)            (18)
  Tax-exempt and
    other..........     166            244           89          (11)          78             13             (5)              8
                     ------        -------         ----        -----        -----           ----          -----           -----
Total..............  $3,216        $ 3,309         $119        $ (26)       $  93           $153          $ (92)          $  61
                     ======        =======         ====        =====        =====           ====          =====           =====

                                                                                              UNREALIZED GAIN (LOSS) AS OF
                                    REALIZED GAIN (LOSS) DURING 1995                                DECEMBER 31, 1995
                      -------------------------------------------------------------     -----------------------------------------
                                                                             NET                                          NET
                                                                           REALIZED                                   UNREALIZED
                      AMORTIZED                  REALIZED     REALIZED       GAIN       UNREALIZED     UNREALIZED        GAIN
    $(MILLIONS)         COST        PROCEEDS      GAINS        LOSSES       (LOSS)        GAINS          LOSSES         (LOSS)
---------------------------------------------------------------------------------------------------------------------------------
Securities held to
  maturity:
  Tax-exempt.......  $   95        $    96         $  1                     $   1           $ 51          $  (7)          $  44
  All other........      24             28            6      $    (2)           4              6             (2)              4
Securities
  available for
  sale:
  United States
    treasury and
    federal
    agencies.......     635          636            7           (6)           1             33             (2)               31
  Mortgage and
      asset-backed
      securities:
    Government.....     591          585            1           (7)          (6)           117            (10)              107
    Other..........   1,209        1,204            3           (8)          (5)            25            (33)               (8)
  Tax-exempt and
    other..........     108          141           33            0           33             19             (5)               14
                     ------      -------         ----        -----        -----           ----          -----             -----
Total..............  $2,662      $ 2,690         $ 51        $ (23)       $  28           $251          $ (59)            $ 192
                     ======      =======         ====        =====        =====           ====          =====             =====

                                                                                              UNREALIZED GAIN (LOSS) AS OF
                                    REALIZED GAIN (LOSS) DURING 1994                                DECEMBER 31, 1994
                      -------------------------------------------------------------     -----------------------------------------
                                                                             NET                                          NET
                                                                           REALIZED                                   UNREALIZED
                      AMORTIZED                  REALIZED     REALIZED       GAIN       UNREALIZED     UNREALIZED        GAIN
    $(MILLIONS)         COST        PROCEEDS      GAINS        LOSSES       (LOSS)        GAINS          LOSSES         (LOSS)
---------------------------------------------------------------------------------------------------------------------------------
Securities held to
  maturity:
  Tax-exempt.......  $   55      $    56         $  2        $  (1)       $   1           $ 51          $ (66)          $ (15)
  All other........      45           46            4           (3)           1             31            (60)            (29)
Securities
  available for
  sale:
  United States
    treasury and
    federal
    agencies.......  10,556       10,271          140         (425)        (285)             5            (12))            (7
  Mortgage and
      asset-backed
      securities:
    Government.....     104          103                        (1)          (1)                         (106)           (106)
    Other..........     563          562            1           (2)          (1)            26            (98)            (72)
  Tax-exempt and
    other..........      64           88           27           (3)          24              8             (1)              7
                    -------      -------         ----        -----        -----           ----          -----           -----
Total.............. $11,387      $11,126         $174        $(435)       $(261)          $121          $(343)          $(222)
                    =======      =======         ====        =====        =====           ====          =====           =====

 64       BANC ONE CORPORATION and Subsidiaries

                      Off-Balance Sheet Activities

                      The off-balance sheet investment products BANC ONE utilizes are primarily interest rate swaps. Interest rate swap agreements generally involve the exchange of fixed and floating rate interest payments without the exchange of the underlying notional amount on which interest payments are calculated. Interest rate swap agreements that synthetically alter assets and liabilities are entered into as part of a program to manage the impact of fluctuating interest rates.

                         The notional amounts of generic swaps do not change
                      during the life of the swap contract. The notional amounts and lives of amortizing swaps change based on certain interest rate indices. Generally, as rates fall the notional amounts of receive fixed amortizing swaps decline more rapidly and as rates increase notional amounts decline more slowly. A key assumption in the maturity information in the following table is that future variable rates move as indicated by the forward interest rate curve in existence at December 31, 1996. To the extent that rates move in a fashion other than indicated by the forward interest rate curve the maturity information will change. Basis swaps are contracts under which amounts are generally received based on LIBOR, typically subject to certain defined caps, and paid based on prime. Accrual of interest on forward starting swaps commences at predetermined future dates.

                         Purchased caps require the payment of a fee for the
                      right to receive interest payments on the contract notional amount when a floating rate (typically LIBOR) rises above a strike rate. The impact on net interest income is the excess of the floating rate over the strike rate less the periodic amortization of the premium paid.

                         The notional amounts shown in the following table
                      represent agreed upon amounts on which calculations of interest payments to be exchanged are based. Notional amounts do not represent direct credit exposures. Direct credit exposure is limited to the net difference between the calculated pay and receive amounts on each transaction, which is generally netted and paid or received quarterly and the ability of the counterparty to perform its payment obligation under the agreement. BANC ONE has very stringent policies governing off-balance sheet investment product activities and collateral is typically exchanged with the counterparties to further minimize credit risk. The methods used to determine counterparty and credit lines are formally reviewed and approved annually.

                         There were $4 million and $23 million of net deferred
                      items primarily representing premiums paid at December 31, 1996 and 1995, respectively. There were no past due payments, nor were there any reserves for credit losses on off-balance-sheet investment products, as of these dates. Trading and dealer activities are not material and thus not separately disclosed. The following table reflects the estimated maturities and weighted average fixed rates of off-balance-sheet investment products by type at December 31, 1996.

                                 BANC ONE CORPORATION and Subsidiaries        65

                                             MATURITIES OF OFF-BALANCE SHEET INVESTMENT                          BALANCES AT
                                                PRODUCTS AT DECEMBER 31, 1996(1)(2)                             DECEMBER 31,
                             --------------------------------------------------------------------------      ---------------------
        $(MILLIONS)           1997        1998        1999       2000        2001   2002-2006      2007+       1996         1995
----------------------------------------------------------------------------------------------------------------------------------
Receive fixed swaps
  Notional value...........  $4,053     $  1,800     $  545     $ 1,160     $  750     $1,416     $800      $ 10,524     $  9,789
  Weighted average receive
    rate...................    5.25%        5.94%      6.20%       6.29%      6.12%      6.55%    6.97%         5.90%        5.85%
Receive fixed amortizing
  swaps
  Notional value...........  $1,453     $    434     $   19     $   150                                     $  2,056     $  7,946
  Weighted average receive
    rate...................    5.23%        5.58%      7.27%       5.54%                                        5.35%        5.29%
Pay fixed swaps
  Notional value...........  $  (95)    $ (1,500)    $   (6)    $  (507)                                    $ (2,108)    $ (2,673)
  Weighted average pay
    rate...................    8.54%        6.16%      8.68%       6.54%                                        6.36%        5.76%
Net receive fixed
  position.................  $5,411     $    734     $  558     $   803     $  750     $1,416     $800      $ 10,472     $ 15,062
Purchased caps
  Notional value...........     941        1,004         16           1          2          9                  1,973        5,253
Basis swaps
  Notional value...........   3,730          754         58                 $   50        137                  4,729        8,304
Other(3)
  Notional value...........  $1,040                  $1,000                            $   16               $  2,056     $  4,052

(1) Maturities are based on estimated future interest rates from the forward interest rate curve at December 31, 1996.

(2) Variable receive and pay interest rates, which are based primarily on three month LIBOR or prime, are not included in the table.

(3) Other off-balance sheet investment products include forward-starting contracts ($1.0 billion and $1.4 billion at December 31, 1996 and 1995, respectively), floors, futures, options, swap options and forward rate agreements. Customer transactions of $1.6 billion and $1.2 billion at December 31, 1996 and December 31, 1995, respectively, have been excluded.
--------------------------------------------------------------------------------

                      Unrealized gains and losses in off-balance sheet investments products at December 31, 1996 and 1995 are summarized as follows:

                                                                                              NET UNREALIZED GAIN
                                                                                                 (LOSS) AS OF
                                                                                                 DECEMBER 31,
                                                                                              -------------------
                                                      $(MILLIONS)                              1996        1995
                              ------------------------------------------------------------
                              Receive fixed swaps.........................................     $ (15)     $   136
                              Receive fixed amortizing swaps..............................        (6)         (13)
                              Pay fixed swaps.............................................       (13)         (13)
                              Purchased caps..............................................        (8)         (18)
                              Basis swaps.................................................        (6)         (37)
                              Forward starting and other..................................        10           (8)
                                                                                                ----          ---
                              Total.......................................................     $ (38)     $    47
                                                                                                ====          ===

 66       BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------
          Note 4      LOANS AND LEASES

                      The composition of the loan and lease portfolio at December 31, 1996 and 1995 is summarized as follows:

                                                      $(THOUSANDS)                              1996           1995
                              -----------------------------------------------------------------------------------------
                              Commercial, financial and agricultural.......................  $20,232,193    $17,903,692
                              Real estate:
                                Commercial.................................................    6,429,409      5,667,826
                                Construction...............................................    3,601,958      2,692,587
                                Residential................................................   13,917,037     10,756,169
                              Consumer (net of unearned income of $725,476 and $487,147 at
                                December 31, 1996 and 1995, respectively)..................   19,385,425     18,407,595
                              Credit card..................................................    8,301,406      7,665,274
                              Leases (net of unearned income of $657,835 and $491,684 at
                                December 31, 1996 and 1995, respectively)..................    2,326,508      1,732,196
                                                                                             ------------   ------------
                              Total loans and leases.......................................  $74,193,936    $64,825,339
                                                                                             ============   ============

                      ----------------------------------------------------------

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

                                                           $(MILLIONS)                                1996       1995
                              -----------------------------------------------------------------------------------------
                              Commitments to extend credit.........................................  $74,856    $79,436
                              Standby letters of credit............................................    3,140      3,493
                              Commercial and other letters of credit...............................      163        278

                      ----------------------------------------------------------

                         Commitments to extend credit are agreements to lend to
                      a customer provided there is not a violation of any condition established in the contract. Non-credit card commitments generally have fixed expiration dates, may require payment of a fee and contain termination and other clauses that provide for relief from funding in the event that there is a significant deterioration in the credit quality of the customer. Since many of the commitments are expected to or typically expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The exposure to credit loss in the event of nonperformance by the other party to these commitments is represented by the contractual amount. The same credit policies are applied in making commitments for on-balance sheet instruments, mainly by evaluating each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the borrower. The collateral varies, but may include residential real estate, accounts receivable, inventories, investments, property, plant and equipment and income-producing commercial properties.

                         Letters of credit are conditional commitments
                      guaranteeing payment on drafts drawn in accordance with the terms of the documents. Commercial letters of credit are used to facilitate trade or commerce with the drafts being drawn when the underlying transaction is


                                BANC ONE CORPORATION and Subsidiaries      67
                      consummated. Standby letters of credit guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in making loan commitments to customers. The same credit policies are used in providing these conditional obligations as it does for on-balance sheet instruments. Collateral for those commitments when deemed necessary varies, but may include accounts receivable, inventories, investments and real estate.

                         BANC ONE has entered into several loan securitizations.
                      The risk associated with these transactions is limited to certain on-balance sheet receivables (approximately $356 million at December 31, 1996). The remaining market and credit risks are transferred to the investors and the third-party institutions providing credit enhancement.

                         At December 31, 1996 and 1995, respectively, there were
                      $7.7 billion and $6.2 billion of loans to real estate operators, managers and developers and construction contractors which represented 10.33% and 9.55% of total loans and leases. There were no other significant concentrations. Real estate loans and loan commitments are primarily for properties located throughout the Midwest and Southwest. Repayment of these loans is dependent in part upon the economic conditions in those regions. Each customer's creditworthiness is evaluated on an individual basis. Collateral is required on real estate loans consisting primarily of residential and income-producing properties.

                         Credit card loans, consumer loans and related loan
                      commitments are located throughout the United States. Repayment of these loans is dependent in part upon regional and national economic factors. Collateral is not required on credit card loans because of the low average balance of each loan.

                         Mortgage loans serviced for others approximated $22.5
                      billion and $19.9 billion at December 31, 1996 and 1995, respectively.

--------------------------------------------------------------------------------
               Note 5 ALLOWANCE FOR CREDIT LOSSES

                      The following summarizes activity in the allowance for credit losses for 1996, 1995 and 1994.

                                                 $(THOUSANDS)                         1996         1995         1994
                              -----------------------------------------------------------------------------------------
                              BALANCE, BEGINNING OF PERIOD.......................  $  938,008    $ 897,180    $ 967,254
                              Allowances associated with acquisitions and
                                other............................................      66,587       (3,888)       4,526
                              Provision for credit losses........................     788,087      457,499      242,269
                              Losses charged to the allowance....................    (956,587)    (603,994)    (521,169)
                              Recoveries.........................................     238,997      191,211      204,300
                                                                                   ----------     --------     --------
                              Net losses charged to the allowance................    (717,590)    (412,783)    (316,869)
                                                                                   ----------     --------     --------
                              BALANCE, END OF PERIOD.............................  $1,075,092    $ 938,008    $ 897,180
                                                                                   ==========     ========     ========

                      ----------------------------------------------------------

                         The provision for credit losses charged to expense is
                      based upon credit loss experience and an evaluation of potential losses in the current loan and lease portfolio, including the evaluation of impaired loans under SFAS No.'s 114 and 118 (collectively, SFAS 114), "Accounting by Creditors for Impairment of a Loan" and "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures". All nonaccrual loans on which a specific reserve calculation is required and significant troubled debt restructurings are considered impaired. Impairment is primarily measured based on the fair value of the loan's collateral. Impairment losses are included in the provision for credit losses. Loans collectively evaluated for impairment

68  BANC ONE CORPORATION and Subsidiaries
                      include certain smaller balance commercial loans, consumer loans, residential real estate loans and credit card loans. SFAS 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. A loan is considered restructured when certain concessions are made to a financially troubled debtor that are not normally considered.

                      The following table summarizes impaired loan information at December 31, 1996 and 1995.

                                                         $(THOUSANDS)                                1996        1995
                              -----------------------------------------------------------------------------------------
                              Impaired loans with related allowance..............................  $109,781    $141,467
                              Impaired loans with no related allowance...........................   161,579      75,694
                                                                                                   --------    --------
                              Total impaired loans...............................................  $271,360    $217,161
                                                                                                   ========    ========
                              Allowance on impaired loans........................................  $ 33,101    $ 41,119
                                                                                                   ========    ========

                                                                                                   FOR THE YEAR ENDED
                                                                                                      DECEMBER 31,
                                                                                                 ----------------------
                                                        $(THOUSANDS)                               1996          1995
                              -----------------------------------------------------------------------------------------
                              Average impaired loans...........................................  $274,545      $219,962
                              Interest income recognized on impaired loans.....................     7,764         6,706
                              Cash basis interest income recognized on impaired loans..........     2,737         3,698

                      ----------------------------------------------------------

                         Interest payments on impaired loans are typically
                      applied to principal unless collectability of the principal amount is fully assured, in which case interest is recognized on the cash basis. Interest may be recognized on the accrual basis for certain troubled debt restructurings which are included in the impaired loan data above.

--------------------------------------------------------------------------------
               Note 6 BANK PREMISES, EQUIPMENT AND LEASES

                      The major categories of bank premises and equipment and accumulated depreciation at December 31, 1996 and 1995, are summarized as follows:

                                                       $(THOUSANDS)                               1996          1995
                              ------------------------------------------------------------------------------------------
                              Land...........................................................  $   220,211   $   208,164
                              Building.......................................................    1,252,757     1,040,104
                              Equipment......................................................    1,744,186     1,498,789
                              Leasehold improvements.........................................      283,647       274,618
                                                                                                 ---------     ---------
                                                                                                 3,500,801     3,021,675
                              Less accumulated depreciation and amortization.................    1,827,417     1,462,999
                                                                                                 ---------     ---------
                              Bank premises and equipment, net...............................  $ 1,673,384   $ 1,558,676
                                                                                                 =========     =========

                      ----------------------------------------------------------

                         As of December 31, 1996, the future minimum rental
                      payments required under noncancelable operating leases with initial terms in excess of one year are $115 million, $104 million, $86 million, $68 million, and $58 million for each of the years 1997 through 2001, respectively, and $330 million thereafter. Rental expense under operating leases approximated $166 million in 1996, $160 million in 1995 and $175 million in 1994.


                                BANC ONE CORPORATION and Subsidiaries     69

--------------------------------------------------------------------------------
          Note 7      SHORT-TERM BORROWINGS

                      Information pertaining to short-term borrowings for 1996, 1995 and 1994, is summarized below:

                                                FEDERAL FUNDS       REPURCHASE      COMMERCIAL         BANK
                $(THOUSANDS)                    PURCHASED(1)        AGREEMENTS(1)    PAPER(2)        NOTES(3)        OTHER(4)
------------------------------------------------------------------------------------------------------------------------------
1996:
Balance end of year..........................    $ 4,199,726        $4,541,141     $1,683,790       $2,684,914      $  996,005
Highest month-end balance....................      4,199,726         4,541,141      1,754,113        3,084,832       1,657,418
Average daily balance........................      3,543,050         4,005,940      1,281,410        2,475,044         581,405
Weighted average interest rate:
  As of year-end.............................           6.27%             4.88%          5.40%            5.44%           5.13%
  Paid during year...........................           5.39              4.65           5.32             5.40            5.15
1995:
Balance end of year..........................    $ 3,229,938        $3,031,071      $ 652,801       $2,359,642      $  503,748
Highest month-end balance....................      3,229,938         3,883,409      1,469,476        2,359,642       1,488,626
Average daily balance........................      2,767,037         3,012,345      1,278,631        1,660,990         583,234
Weighted average interest rate:
  As of year-end.............................           5.43%             4.91%          5.72%            5.81%           5.37%
  Paid during year...........................           5.93              4.94           6.16             5.70            5.56
1994:
Balance end of year..........................    $ 2,114,015        $3,072,512     $1,272,660       $2,409,821      $  752,761
Highest month-end balance....................      3,522,126         6,199,725      1,272,660        2,498,925       1,563,387
Average daily balance........................      2,836,104         4,359,420      1,047,795        1,906,236         662,064
Weighted average interest rate:
  As of year-end.............................           6.01%             4.62%          5.61%            4.90%           5.40%
  Paid during year...........................           4.46              3.55           4.61             4.55            4.03

(1) Federal funds purchased and repurchase agreements represent primarily overnight borrowings.

(2) The commercial paper of the Corporation and certain affiliates is supported by a $2 billion line of credit to the Corporation maturing in the year 2000 with unaffiliated banks carrying an annual commitment fee of .08%.

(3) Bank Notes have both fixed and variable interest rates with maturities of approximately one year.

(4) Other includes demand notes payable -- U.S. Treasury and other notes.

--------------------------------------------------------------------------------

               Note 8 LONG-TERM BORROWINGS

                      Long-term borrowings are summarized as follows:

                                                                                             DECEMBER 31,
                                                             STATED      EFFECTIVE     -------------------------
 $(THOUSANDS)                                   MATURITY      RATE        RATE(1)         1996           1995
----------------------------------------------------------------------------------------------------------------
Corporation:    Subordinated notes(2).......         2002       7.25%         6.66%    $  348,454     $  346,337
                Subordinated notes(2).......         2003       8.74          7.80        170,000        169,881
                Subordinated notes(2).......         2005       7.00          6.26        298,370        296,155
                Subordinated notes(2).......         2009       9.88         10.11        196,471        196,012
                Subordinated notes(2).......         2010      10.00         10.25        197,668        197,369
                Subordinated notes(2).......         2025       7.75          6.59        297,122        294,272
                Subordinated notes(2).......         2026       7.63          6.40        495,977
Affiliates:     Subordinated notes(3).......      Various    Various       Various        602,179        598,580
                Bank notes(4)...............      Various    Various       Various      1,419,338        522,006
                Capital leases and other....      Various    Various       Various        163,934         99,761
                                                                                       ----------     ----------
                Total.......................                                           $4,189,513     $2,720,373
                                                                                       ==========     ==========

(1) The effective rate includes amortization of premium or discount. Interest rate swap agreements have been entered into that have altered the stated interest rate for certain of the borrowings to variable interest rates. The effective rates include the impact of these swap agreements at December 31, 1996. The terms to maturity of the swaps are shorter than or equal to the altered borrowings.

(2) These notes are not subject to redemption and impose certain limitations relating to funded debt, liens and the sale or issuance of capital stock of significant bank subsidiaries.

(3) These notes have stated rates ranging from 6.0% to 7.38%. The effective rates range from 5.19% to 6.77%. The notes mature between 2002 and 2005, and are not subject to early redemption.

(4) Notes have stated or variable rates ranging from 5.26% to 6.54%, effective rates ranging from 5.33% to 5.78% ,and mature between 1997 and 2006.

--------------------------------------------------------------------------------

At December 31, 1996, the aggregate annual repayments of long-term borrowings for BANC ONE affiliates (excluding the Corporation) are $374 million, $709 million, $173 million, $18 million and $211 million for each of the years 1997 through 2001, respectively and $700 million thereafter. All long-term borrowings of the Corporation are due after the year 2001.

70    BANC ONE CORPORATION and Subsidiaries

--------------------------------------------------------------------------------
          Note 9      STOCK DIVIDENDS AND CONVERTIBLE PREFERRED STOCK

                      On January 23, 1996 and January 25, 1994, the Corporation declared 10% common stock dividends to stockholders of record on February 21, 1996 and February 10, 1994, respectively. Accordingly, certain common stock share data have been adjusted to include the effect of the stock dividends.

                         Each of the Series C preferred shares can be converted
                      into 1.928982 shares of the Corporation's common stock and provides for cumulative quarterly dividends at an annual rate of $3.50 per share. The Series C preferred shares have a stated liquidation value of $50 per share plus an amount per share equal to all dividends cumulating or accrued and unpaid thereon to the date of such liquidation. The Series C preferred shares were redeemable by BANC ONE beginning April 15, 1995 at an initial call price of $52.10 per share, declining to $50.00 per share on and after March 31, 2001. The redemption price was $51.95 for 1996.

--------------------------------------------------------------------------------
          Note 10     DIVIDEND AND CAPITAL RESTRICTIONS

                      Payment of dividends by bank affiliates and certain other non-bank affiliates is subject to various national and/or state regulatory restrictions. The amount of dividends available from non-bank affiliates that are subject to dividend restrictions is regulated by the governing agency to which they report. At December 31, 1996, $.6 billion of the total stockholders' equity of banking affiliates was available for payment of dividends without approval by the applicable regulatory authority.

                         BANC ONE and its affiliated banks are subject to
                      various regulatory capital requirements administered by the federal banking agencies. Pursuant to federal holding company and bank regulations, BANC ONE and each bank affiliate is assigned to a capital category. The assigned capital category is largely determined by the three ratios that are calculated in accordance with specific instructions included in the regulations: total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. To be categorized as well capitalized each entity must maintain total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios of 10.0%, 6.0%, and 5.0%, respectively. However, the capital category assigned to an entity can also be affected by qualitative judgements made by such entity's primary regulatory agency about the risks inherent in that entity's activities that are not reflected in the calculated ratios.

                         There are five capital categories defined in the
                      regulations: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Classification of an affiliate bank in any of the undercapitalized categories can result in certain mandatory and possibly additional discretionary actions by regulators that could have a material effect on a bank's operations. As of December 31, 1996, BANC ONE and each of its affiliate banks are categorized as well capitalized and met all capital adequacy requirements to which each respective entity is subject. There are no conditions or events since December 31, 1996 that management believes have changed any entity's category.


                                      BANC ONE CORPORATION and Subsidiaries  71

                         The actual and required capital amounts and ratios for
                      BANC ONE and certain significant banking affiliates are presented in the table as follows:

                                                                                                        TO BE CATEGORIZED
                                                                                                            ADEQUATELY
                                                                                    ACTUAL                 CAPITALIZED
                                                                            ----------------------    ----------------------
                                        AS OF DECEMBER 31, 1996               CAPITAL      CAPITAL      CAPITAL      CAPITAL
                                             $ (THOUSANDS)                    AMOUNT        RATIO       AMOUNT        RATIO
                              ---------------------------------------------------------------------------------------------
                              TOTAL RISK ADJUSTED CAPITAL (TO RISK
                                WEIGHTED ASSETS):
                              BANC ONE CORPORATION (consolidated).........  $11,730,876     13.12%    $7,154,427       8.00%
                              Bank One, Arizona, N.A......................    1,297,110     10.76        964,750       8.00
                              Bank One, Texas, N.A........................    1,645,923     10.46      1,259,213       8.00

                              TIER 1 CAPITAL (TO RISK WEIGHTED ASSETS):
                              BANC ONE CORPORATION (consolidated).........    8,078,202      9.03      3,577,213       4.00
                              Bank One, Arizona, N.A......................      999,699      8.29        482,375       4.00
                              Bank One, Texas, N.A........................    1,502,008      9.54        629,606       4.00

                              TIER 1 LEVERAGE (TO AVERAGE ASSETS):
                              BANC ONE CORPORATION (consolidated).........    8,078,202      8.24      3,919,986       4.00
                              Bank One, Arizona, N.A......................      999,699      7.25        551,578       4.00
                              Bank One, Texas, N.A........................  $ 1,502,008      7.37%    $  815,231       4.00%

--------------------------------------------------------------------------------
              Note 11 INCOME TAXES
                      The Corporation and its affiliates file a consolidated federal income tax return and income tax expense is apportioned among all affiliates based upon their taxable income or loss and tax credits. The effective income tax rate is below the statutory rate due to the following:

                                       $(THOUSANDS)             1996                 1995                 1994
                              -------------------------------------------------------------------------------------------
                              Statutory tax rate............  $738,749    35.0%    $668,599    35.0%    $531,598    35.0%
                              Increase (reduction) in tax
                                rate resulting from:
                                State income taxes, net of
                                  federal income tax
                                  benefit...................    29,149     1.4       50,844     2.7       49,155     3.2
                                Tax exempt interest.........   (54,620)   (2.6)     (50,853)   (2.7)     (59,273)   (3.9)
                                Issuance of IRS regulations
                                  relating to acquisition of
                                  troubled financial
                                  Institutions..............                        (22,265)   (1.2)
                                Tax credits.................   (14,296)    (.7)      (8,154)    (.4)      (7,151)    (.5)
                                Other, net..................   (14,803)    (.7)      (5,752)    (.3)        (586)    (.0)
                                                              --------    ----     --------    ----     --------    ----
                              Actual tax rate...............  $684,179    32.4%    $632,419    33.1%    $513,743    33.8%
                                                              ========    ====     ========    ====     ========    ====

                         Components of provision for income taxes follows:

                                                   $(THOUSANDS)                          1996        1995        1994
                              -------------------------------------------------------
                              Deferred federal tax...................................  $213,996    $154,409    $146,287
                              Federal amount currently payable.......................   425,339     399,788     290,722
                              Deferred state tax.....................................     9,237      17,625      26,803
                              State amount currently payable.........................    35,607      60,597      49,931
                                                                                       --------    --------    --------
                              Total provision for income taxes.......................  $684,179    $632,419    $513,743
                                                                                       ========    ========    ========


72      BANC ONE CORPORATION and Subsidiaries

                      Deferred tax assets and liabilities at December 31, 1996 and 1995 consisted of the following:

                                                     $(THOUSANDS)                               1996             1995
                              ------------------------------------------------------------------------------------------
                              Deferred tax assets
                                Allowance for credit losses..............................   $    383,313      $  341,080
                                Accrued liabilities......................................         82,917          93,426
                                Other....................................................         59,422          54,901
                                                                                            ------------      ----------
                                                                                                 525,652         489,407
                                                                                            ============      ==========
                              Deferred tax liabilities:
                                Leased assets and depreciation...........................       (955,260)       (646,894)
                                Unrealized holding gain on securities available for
                                  sale...................................................        (10,039)        (52,289)
                                Other....................................................       (111,422)       (160,245)
                                                                                            ------------      ----------
                                                                                              (1,076,721)       (859,428)
                                                                                            ------------      ----------
                              Net deferred tax liability.................................   $   (551,069)     $ (370,021)
                                                                                            ============      ==========

                         Deferred income taxes are determined separately for
                      each taxable entity of BANC ONE in each tax jurisdiction. For each separate tax paying component, all deferred tax assets and liabilities are netted and presented in a single amount, which is included in other assets or other liabilities on the balance sheet, as follows:

                                                      $(THOUSANDS)                              1996            1995
                              -----------------------------------------------------------------------------------------
                              Other liabilities:
                                Federal deferred tax liabilities..........................   $ (488,716)     $ (313,328)
                                State deferred tax liabilities............................      (62,353)        (56,693)
                                                                                             ------------    ----------
                              Net deferred tax liability..................................   $ (551,069)     $ (370,021)
                                                                                             ============    ==========

--------------------------------------------------------------------------------
              Note 12 FAIR VALUE OF FINANCIAL INSTRUMENTS
                      The table below summarizes the estimated fair value of financial instruments.

                                                                                                DECEMBER 31,
                                                                             ---------------------------------------------------
                                                                                      1996                        1995
                                                                             -----------------------     -----------------------
                                                                             CARRYING     ESTIMATED      CARRYING     ESTIMATED
                                              $(MILLIONS)                     AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
                              --------------------------------------------------------------------------------------------------
                              Financial assets:
                                Cash and short-term investments...........   $   6,700     $  6,700      $   5,956     $   5,956
                                Securities --  held to maturity...........         887          917          1,088         1,136
                                Securities --  available for sale(1)......      14,643       14,643         14,622        14,622
                                Loans, net (2)............................      67,983       69,306         60,025        62,453
                              Financial liabilities:
                                Deposits..................................      72,373       72,404         67,320        67,400
                                Short-term borrowings.....................      14,106       14,106          9,777         9,777
                                Long-term borrowings......................       4,190        4,179          2,720         3,002
                              Off-balance sheet investment products.......           6          (32)            35            82

                      (1) The carrying amount and fair value of securities
                          available for sale do not include the related fair value of off-balance sheet investment products, a $8 million loss and a $2 million loss at December 31, 1996 and 1995, respectively.
                      (2) Excludes net leases with a carrying amount of $6,610
                          million and $4,366 million at December 31, 1996 and 1995, respectively and include loans held for sale.


                                 BANC ONE CORPORATION and Subsidiaries        73

                         Fair value amounts represent estimates of value at a
                      point in time. Significant assumptions regarding economic conditions, loss experience, risk characteristics associated with particular financial instruments and other factors were used for the purposes of this disclosure. These assumptions are subjective and involve matters of judgment. Therefore, they cannot be determined with precision. Changes in the assumptions could have a material impact on the amounts estimated. While these estimated fair value amounts are designed to represent estimates of the amounts at which these instruments could be exchanged in a current transaction between willing parties (excluding the value of customer relationships), many of BANC ONE's financial instruments lack an available trading market as characterized by willing parties engaged in an exchange transaction. In addition, it is BANC ONE's intent to hold most of its financial instruments to maturity, therefore, it is not probable that the fair values shown will be realized in a current transaction. The estimated fair values disclosed do not reflect the value of assets and liabilities that are not considered financial instruments. In addition, the value of long-term relationships with depositors (core deposit intangibles) and other customers (e.g. credit card intangibles) are not reflected. The value of these items is significant.

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

                         The following describes the methodology and assumptions
                      used to estimate fair value of financial instruments.

                         CASH AND SHORT-TERM INVESTMENTS. Cash and short-term
                      investments are by definition short-term and do not present any unanticipated market risk. Therefore, the carrying amount is a reasonable estimate of fair value.

                         SECURITIES. The estimated fair values of securities by
                      type are provided in Note 3 to the financial statements. These are based on quoted market prices, when available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

                         LOANS. The loan portfolio was segmented based on loan
                      type, credit quality and repricing characteristics. For certain variable rate loans with no significant credit concerns and frequent repricing, estimated fair values are based on the carrying values. The fair values of other loans are estimated using discounted cash flow analyses. The discount rates used in these analyses are generally based on BANC ONE's funding cost plus a spread. The spread incorporates the impact of credit quality, servicing costs and the cost of embedded options such as prepayments and caps. Maturity estimates are based on historical experience with prepayments and current economic and lending conditions. The estimated fair value of credit card receivables is based on the present value of cash flows arising from receivables outstanding and does not include the value associated with the relationships BANC ONE has with its credit card customers.

 74       BANC ONE CORPORATION and Subsidiaries

                         DEPOSITS. Under SFAS 107, the fair value of deposits
                      with no stated maturity is equal to the amount payable on demand. The estimated fair value of fixed rate time deposits are based on discounted cash flow. The discount rates used in these analyses are based on market rates of alternative funding sources currently available for similar remaining maturities, adjusted for servicing and deposit insurance costs.

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

                         OFF-BALANCE SHEET INVESTMENT PRODUCTS.  Carrying values
                      for off-balance sheet investment products represent deferred amounts arising from these financial instruments. Where possible, the fair values are based upon quoted market prices. Where such prices do not exist, these values are based on dealer quotes.

                         COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT
                      AND LETTERS OF CREDIT. The carrying amounts are reasonable estimates of the fair value of these financial instruments. Carrying amounts which are comprised of the unamortized fee income and, where necessary, reserves for any expected credit losses from these financial instruments, are immaterial.

--------------------------------------------------------------------------------
              Note 13 PLEDGED SECURITIES AND CONTINGENT LIABILITIES
                      As of December 31, 1996, securities having a book value of $9.8 billion were pledged as collateral for repurchase agreements, off-balance sheet investment products and as collateral for governmental and trust department deposits in accordance with federal and state requirements.

                         The Corporation's bank affiliates are required to
                      maintain average balances with the Federal Reserve Bank. The average required reserve balances were $.5 billion and $.8 billion for 1996 and 1995, respectively.

                         The Corporation and certain of its affiliates have been
                      named as defendants in various legal proceedings. Management believes that liabilities arising from these proceedings, if any, will not have a material adverse effect on the consolidated financial position, liquidity or results of operations of BANC ONE.

--------------------------------------------------------------------------------
              Note 14 EMPLOYEE BENEFIT PLANS
                      BANC ONE has various non-contributory pension plans covering substantially all employees. The retirement benefits are based on length of service and the employee's highest five years of compensation during the last 10 years of service. BANC ONE's funding policy is to contribute amounts necessary to meet the funding requirements set forth in the Employee Retirement Income Security Act of 1974.

                         The following table sets forth the plans' funded
                      status. Accrued pension cost at December 31, 1996 and 1995 includes $32 million and $23 million, respectively, for BANC ONE's non-qualified, unfunded supplemental pension plans.


                                 BANC ONE CORPORATION and Subsidiaries        75

                                                   $(THOUSANDS)                             1996           1995
                              ------------------------------------------------------------------------------------
                              Accumulated benefit obligation, including vested
                                benefits of $550,270 and $469,995 in 1996 and 1995,
                                respectively.........................................    $ (579,119)    $ (492,522)
                                                                                         ----------     ----------
                              Projected benefit obligation for service rendered to
                                date.................................................    $ (761,801)    $ (711,900)
                              Plan assets at fair value..............................       837,828        678,811
                                                                                         ----------     ----------
                              Excess/(shortfall) of plan assets over projected
                                benefit obligation...................................        76,027        (33,089)
                              Unrecognized net loss/(gain) from past experience
                                difference from that assumed and effects of changes
                                in assumptions.......................................       (86,408)        24,248
                              Unrecognized prior service cost........................        11,076         11,605
                              Unrecognized net transition asset......................       (11,289)       (13,969)
                                                                                         ----------     ----------
                              Accrued pension cost...................................    $  (10,594)    $  (11,205)
                                                                                         ==========     ==========

--------------------------------------------------------------------------------

                         The plan assets primarily consist of U.S. Treasury and
                      Federal Agency securities, and mutual funds. Plan assets include 927,401 shares of the Corporation's common stock at December 31, 1996 and 927,836 shares at December 31, 1995 as adjusted for the 10% common stock dividend payable March 6, 1996. The fair value of the Corporation's common stock held as plan assets was $40 million and $32 million at December 31, 1996 and 1995, respectively. Dividends received by the plans on the Corporation's common stock totaled $1 million in 1996 and 1995.

                         Net periodic pension cost for 1996, 1995 and 1994
                      included the following:

                                             $(THOUSANDS)                       1996           1995              1994
                              ---------------------------------------------------------------------------------------------
                              Service cost -- benefits earned during the
                                period...................................     $  54,461      $  41,641              $45,921
                              Interest cost on projected benefit
                                obligation...............................        54,769         46,367               43,284
                              Actual (return)/loss on plan assets........      (105,712)      (101,875)              29,024
                              Net amortization and deferral..............        36,809         43,810              (82,897)
                                                                              ---------      ---------             --------
                              Net periodic pension costs.................     $  40,327      $  29,943              $35,332
                                                                              =========      =========             ========
                              Actuarial assumptions:
                              Weighted average discount rate for
                                projected benefit obligation.............          7.50%          7.50%       7.90% to 8.50%
                              Weighted average rate of compensation
                                increase.................................          5.00%          6.00%       4.50% to 6.25%
                              Expected long-term rate of return on plan
                                assets...................................          9.00%          9.00%       9.50% to 9.75%

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

                         Prior to 1993, BANC ONE accounted for postretirement
                      benefits other than pensions on the cash basis. BANC ONE is amortizing the unrecognized transition obligation existing at January 1, 1993, when the accrual method of accounting for these benefits was adopted over a 20-year period. BANC ONE funds retiree medical benefits to the extent such benefits are deductible for federal income tax purposes; however, these assets are not restricted as to use for such benefits and therefore do not meet the definition of plan assets.

 76       BANC ONE CORPORATION and Subsidiaries

                         The following table sets forth the status of BANC ONE's
                      postretirement benefit obligation at December 31, 1996 and 1995.

                                                   $(THOUSANDS)                            1996           1995
                              -----------------------------------------------------------------------------------
                              Accumulated postretirement benefit obligation:
                                Retirees.............................................    $ (87,413)    $  (64,149)
                                Fully eligible active plan participants..............      (29,008)       (19,323)
                                Other active plan participants.......................      (38,929)       (33,900)
                                                                                         ---------      ---------
                              Accumulated postretirement benefit obligation in excess
                                of plan assets.......................................     (155,350)      (117,372)
                              Unrecognized net (gain)/loss...........................        5,375        (20,137)
                              Unrecognized transition obligation.....................       90,053         95,681
                                                                                         ---------      ---------
                              Accrued postretirement benefit cost....................    $ (59,922)    $  (41,828)
                                                                                         =========      =========

--------------------------------------------------------------------------------

                         Net periodic cost for postretirement health care and
                      life insurance benefits during 1996, 1995 and 1994 include the following:

                                                   $(THOUSANDS)                           1996         1995         1994
                              --------------------------------------------------------------------------------------------
                              Service cost -- benefits earned during the period......    $ 3,678     $   2,954     $ 3,591
                              Interest cost on accumulated postretirement benefit
                                obligation...........................................      8,486         8,595       8,602
                              Amortization of unrecognized transition obligation.....      5,628         5,628       5,629
                              Amortization of unrecognized net gain..................       (420)       (1,097)
                                                                                         -------     ---------     -------
                              Net periodic postretirement benefit cost...............    $17,372     $  16,080     $17,822
                                                                                         =======     =========     =======

--------------------------------------------------------------------------------

                         The weighted average discount rates used in determining
                      the accumulated postretirement benefit obligation at December 31, 1996, 1995 and 1994 were 7.50%, 7.50% and
                      8.75%, respectively.

                         For measurement purposes, a 8.0% annual rate of
                      increase in the cost of covered health care benefits was assumed for 1997; the rate was assumed to decrease gradually to 5.0% in the year 2000 and thereafter. A one-percentage point increase in the health care cost trend rate in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by $16.0 million, or 10.3%, and would increase the aggregate of the service cost and interest cost components of net periodic postretirement benefit cost for 1996 by $1.1 million or 9.2%.

                         BANC ONE sponsors various 401(k) plans which include
                      substantially all of its employees. BANC ONE is required to make contributions to the plans in varying amounts. For 1996, 1995 and 1994, the expense related to these plans was $18 million, $8 million and $12 million, respectively.

--------------------------------------------------------------------------------
              Note 15 STOCK-BASED COMPENSATION PLANS
                      Directors and certain key employees have been granted options to purchase common shares under the 1995 Stock Incentive Plan (the "Plan"). The Plan provides for the granting of incentive and non-qualified stock options and stock awards for up to an aggregate of one percent of the outstanding common stock of the Corporation as reported in BANC ONE's Annual Report on Form 10-K for the year ending immediately prior to such years plus carry over of certain shares not granted in prior years as defined by the Plan. Further, the total number of shares available for grants of stock awards in any year shall not exceed one fourth of one percent of the Corporation's outstanding common stock as so reported. Based on December 31, 1995 outstanding shares, 7,732,610 shares of the Corporation's common stock were available for grant in 1996. In 1996, 474,501 shares were granted as stock awards.


                                  BANC ONE CORPORATION and Subsidiaries       77

                         BANC ONE applies APB 25 and related interpretations in
                      accounting for its stock-based compensation plans. In accordance with SFAS 123, BANC ONE elected to continue to apply the provisions of APB 25. However, pro forma disclosures as if BANC ONE adopted the cost recognition provisions of SFAS 123 in 1995 are required and are presented below along with a summary of the plan and awards.

                         The Plan provides that the exercise price of any stock
                      option may not be less than the fair market value of the common stock on the date of grant. No balance sheet recognition is made of options until such options are exercised and no amounts applicable thereto are reflected in net income. Under the Plan, the awards vest over a period of years and expense is recognized over the vesting period. Options are not exercisable for at least one year from the date of grant and are thereafter exercisable for such periods as the Board of Directors, or a committee thereof, specify (which may not exceed 10 years for incentive stock options or 20 years for non-qualified stock options), provided that the optionee has remained in the employment of the Corporation or its affiliates. The Board or the committee may accelerate the exercise period for an option upon the optionee's disability, retirement, or death. All options expire at the end of the exercise period. Options of acquired entities are converted to BANC ONE options at the time of acquisition.

                         The 1989 Stock Incentive Plan (the "1989 Plan")
                      provided incentive and non-qualified options and stock awards to BANC ONE's directors and certain key employees for up to 6,930,000 common shares of the Corporation. The 1989 Plan was terminated by the Corporation's Board of Directors effective April 17, 1995. Outstanding awards under the 1989 Plan remain in effect under the terms of their respective awards. Cumulatively, 1,751,815 shares were granted as stock awards under the plan. The awards vest over a period of years and expense is recognized over the vesting period in accordance with APB 25.

                         The following summarizes the Corporation's stock
                      options as of December 31, 1996 and 1995, and the changes for the years then ended:

                                                                                                       1996
                                                                                          ------------------------------
                                                                                           NUMBER OF       WGTD. AVG.
                                                                                            SHARES       EXERCISE PRICE
                              ------------------------------------------------------------------------------------------
                              Outstanding at beginning of the year....................     8,102,516              $25.63
                              Granted.................................................     2,185,391               34.87
                              Exercised...............................................       895,907               16.10
                              Forfeited...............................................       565,571               30.01
                              Expired.................................................         4,695                9.80
                                                                                           ---------
                              Outstanding at the end of the year......................     8,821,734               28.61
                                                                                           =========
                              Exercisable at the end of the year......................     1,617,891               18.40
                                                                                           =========
                                                                                                        1995
                                                                                           ------------------------------
                                                                                           NUMBER OF        WGTD. AVG.
                                                                                             SHARES       EXERCISE PRICE
                              -------------------------------------------------------------------------------------------
                              Outstanding at beginning of the year....................     7,230,741              $23.64
                              Granted.................................................     2,522,770               26.85
                              Exercised...............................................     1,167,008               14.65
                              Forfeited...............................................       477,248               28.62
                              Expired.................................................         6,739               33.54
                                                                                           ---------
                              Outstanding at the end of the year......................     8,102,516               25.63
                                                                                           =========
                              Exercisable at the end of the year......................     1,838,186               15.41
                                                                                           =========

 78       BANC ONE CORPORATION and Subsidiaries

                         The following summarizes information about the
                      Corporation's stock options outstanding at December 31, 1996.

                                              SHARES SUBJECT TO OUTSTANDING OPTIONS
                              ---------------------------------------------------------------------
                                                        OPTION        WGTD. AVG.
                                    RANGE OF            SHARES        REMAINING        WGTD. AVG.
                                 EXERCISE PRICE       OUTSTANDING        LIFE        EXERCISE PRICE
                              --------------------------------------------------------------------------
                              $ 5.65                        3,630          4.13 yrs          $ 5.65
                              $ 8.51-$12.42               317,255          2.26               11.48
                              $12.95-$18.44               524,609          3.66               16.11
                              $19.25-$28.43             3,333,638         11.04               26.10
                              Greater than $28.59       4,642,602         12.53               33.02


                              EXERCISABLE
                              -----------
                                NUMBER                WGTD. AVG.
                              EXERCISABLE           EXERCISE PRICE
                              -----------
                                    3,630                   $ 5.65
                                  317,225                    11.48
                                  524,609                    16.11
                                  726,816                    22.21
                                   45,581                    33.26

--------------------------------------------------------------------------------

                         The fair value of each stock option granted is
                      estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for grants in 1996 and 1995: 1) expected dividend yields ranged from 4.03% to 5.55%, 2) risk-free interest rates ranged from 6.06% to 7.92%, 3) expected volatility ranged from 20.21% to 20.79%, and 4) expected life of options ranged from six to nine years.The weighted average fair value at date of grant for options granted during 1996 and 1995 was $7.53 and $4.94 per option, respectively.

                         Had the compensation cost for the Corporation's
                      stock-based compensation plans been determined in accordance with the fair value based accounting method provided by SFAS 123, the net income and net income per common share for the years ended December 31, 1996 and 1995 would have been as follows:

                                         $(MILLIONS, EXCEPT PER SHARE AMOUNTS)             PRO FORMA(1)        AS REPORTED
                              --------------------------------------------------------------------------------------------
                              1996 Net income............................................     $    1,423         $   1,427
                              1996 Net income per common share...........................           3.22              3.23
                              1995 Net income............................................          1,277             1,278
                              1995 Net income per common share...........................     $     2.91         $    2.91

                      (1) Due to the inclusion of only 1996 and 1995 option
                          grants, the effect of applying SFAS 123 in 1996 and 1995 may not be representative of the pro forma impact in future years.

--------------------------------------------------------------------------------

              Note 16 RELATED PARTY TRANSACTIONS
                      Certain executive officers, directors and their related interests are loan customers of the Corporation's affiliates. The Securities and Exchange Commission (SEC) has determined with respect to the Corporation and significant subsidiaries (as defined by the SEC) disclosure of borrowings by directors and executive officers and certain of their related interests should be made, if the loans are greater than 5% of stockholders' equity, in the aggregate. These loans in aggregate were not greater than 5% of stockholders' equity at December 31, 1996 or 1995.

                                   BANC ONE CORPORATION and Subsidiares       79

--------------------------------------------------------------------------------
          Note 17     SUPPLEMENTAL DISCLOSURES FOR STATEMENT OF CASH FLOWS

                                                 $(THOUSANDS)                         1996             1995            1994
                              -------------------------------------------------------------------------------------------------
                                Common stock issued in purchase acquisitions.....  $   710,515     $      3,647    $     33,508
                                                                                      ========       ==========      ==========
                                Transfer from loans to Other Real Estate Owned
                                  (OREO).........................................  $    82,028     $     91,163    $     68,806
                                                                                      ========       ==========      ==========
                                Securitized mortgage loans.......................                  $  1,426,766
                                                                                                     ==========
                                Reclassification of private placements from loans
                                  to securities..................................                  $    533,057
                                                                                                     ==========
                                Reclassification of held to maturity securities
                                  to available for sale at amortized cost (fair
                                  value $2,934,526)..............................                  $  2,883,654
                                                                                                     ==========
                                Net increase in securities trades not settled....  $  (140,382)    $    185,009    $    139,346
                                                                                      ========       ==========      ==========
                                Loans issued to facilitate the sale of OREO
                                  properties.....................................  $     2,453     $      7,220    $     26,287
                                                                                      ========       ==========      ==========
                              Additional disclosures:
                                Interest paid....................................  $ 3,231,521     $  2,908,562    $  2,140,363
                                                                                      ========       ==========      ==========
                                Income taxes paid................................  $   480,188     $    351,392    $    412,727
                                                                                      ========       ==========      ==========
                                Dividends declared but not paid at year end......                                  $    123,925
                                                                                                                     ==========

--------------------------------------------------------------------------------
              Note 18 PARENT COMPANY FINANCIAL STATEMENTS
                      The condensed financial statements of the Corporation, prepared on a parent company unconsolidated basis, are presented as follows:

                      BALANCE SHEET
                      at December 31, 1996 and 1995

                                                                                                       DECEMBER 31,
                                                                                              ------------------------------
                                                       $(THOUSANDS)                               1996             1995
                              ----------------------------------------------------------------------------------------------
                              ASSETS:
                                Investment in majority-owned affiliates:
                                  Banking...................................................  $   9,073,521    $   7,791,232
                                  Non-banking...............................................        549,820          483,615
                                Advances due from affiliates:
                                  Banking...................................................        125,000
                                  Non-banking...............................................      2,254,062        1,689,104
                                Other assets................................................        494,618          480,386
                                                                                                -----------      -----------
                                       Total assets.........................................  $  12,497,021    $  10,444,337
                                                                                                ===========      ===========
                              LIABILITIES:
                                Commercial paper and other short-term borrowings............  $   1,616,294    $     560,360
                                Notes payable to non-banking affiliates.....................         58,477           53,896
                                Long-term borrowings........................................      2,004,062        1,500,026
                                Other liabilities...........................................        171,228          132,577
                                                                                                -----------      -----------
                                       Total liabilities....................................      3,850,061        2,246,859
                                                                                                -----------      -----------
                                       Total stockholders' equity...........................      8,646,960        8,197,478
                                                                                                -----------      -----------
                                       Total liabilities and stockholders' equity...........  $  12,497,021    $  10,444,337
                                                                                                ===========      ===========



80       BANC ONE CORPORATION and Subsidiaries

STATEMENT OF INCOME
for the three years ended December 31,

                   $(THOUSANDS, EXCEPT PER SHARE AMOUNTS)                         1996            1995            1994
--------------------------------------------------------------------------------------------------------------------------
INCOME:
  Dividends from affiliates:
    Banking.................................................................   $ 1,108,122     $ 1,129,400     $   614,617
    Non-banking.............................................................        65,050                          12,086
  Management and other fees from affiliates.................................       180,733         116,623         118,577
  Interest..................................................................       137,372         128,155         100,063
  Other.....................................................................         5,518           8,917          28,285
                                                                                 ---------       ---------       ---------
         Total income.......................................................     1,496,795       1,383,095         873,628
                                                                                 ---------       ---------       ---------
EXPENSE:
  Interest..................................................................       207,113         183,452         129,302
  Other.....................................................................       391,460         211,388         187,884
                                                                                 ---------       ---------       ---------
         Total expense......................................................       598,573         394,840         317,186
                                                                                 ---------       ---------       ---------
Income before income taxes and equity in undistributed earnings
  of consolidated affiliates................................................       898,222         988,255         556,442
Income tax benefit..........................................................       132,550          55,022          31,629
                                                                                 ---------       ---------       ---------
Income before equity in undistributed earnings of consolidated affiliates...     1,030,772       1,043,277         588,071
Equity in undistributed earnings of consolidated affiliates.................       395,761         234,586         417,038
                                                                                 ---------       ---------       ---------
         NET INCOME.........................................................   $ 1,426,533     $ 1,277,863     $ 1,005,109
                                                                                 =========       =========       =========
NET INCOME PER COMMON SHARE.................................................   $      3.23     $      2.91     $      2.20
                                                                                 =========       =========       =========
Weighted average shares outstanding (000)...................................       436,927         433,323         448,118
                                                                                 =========       =========       =========

                                 BANC ONE CORPORATION and Subsidiaries        81

STATEMENT OF CASH FLOWS
for the three years ended December 31,

                               $(THOUSANDS)                                      1996            1995            1994
-------------------------------------------------------------------------------------------------------------------------
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
  Net income...............................................................   $ 1,426,533     $ 1,277,863     $ 1,005,109
    Adjustments:
    Equity in undistributed earnings of consolidated affiliates............      (395,761)       (234,586)       (417,038)
    Noncash dividends received.............................................       (62,645)        (54,649)        (10,160)
    Other..................................................................         3,536         (11,708)        (53,446)
                                                                               ----------      ----------      ----------
    NET CASH PROVIDED BY OPERATING ACTIVITIES..............................       971,663         976,920         524,465
                                                                               ----------      ----------      ----------
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
  Net (increase) decrease in short-term investments........................        38,559         464,320        (208,988)
  Net (increase) decrease in advances......................................      (672,743)       (498,366)        768,948
  Net increase in investment in majority-owned affiliates..................      (193,178)        (12,145)        (19,321)
  All other investing activities, net......................................       (71,539)        (82,747)         14,882
                                                                               ----------      ----------      ----------
    NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES....................      (898,901)       (128,938)        555,521
                                                                               ----------      ----------      ----------
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
  Net (decrease) increase in commercial paper..............................     1,055,934        (623,432)        151,722
  Net increase (decrease) in short-term borrowings.........................         9,105          52,545        (437,681)
  Proceeds from the issuance of long-term borrowings.......................       495,955         590,179
  Cash dividends paid......................................................      (603,547)       (550,294)       (504,710)
  Purchase of treasury stock...............................................    (1,003,075)       (324,321)       (336,453)
  Exercise of stock options, net of shares purchased.......................       (14,885)         (5,460)         (5,659)
  All other financing activities, net......................................         5,459          27,862          60,627
                                                                               ----------      ----------      ----------
    NET CASH (USED IN) FINANCING ACTIVITIES................................       (55,054)       (832,921)     (1,072,154)
                                                                               ----------      ----------      ----------
    Increase in cash and cash equivalents..................................        17,708          15,061           7,832
  Cash and cash equivalents at January 1,..................................        25,002           9,941           2,109
                                                                               ----------      ----------      ----------
  CASH AND CASH EQUIVALENTS AT DECEMBER 31,................................   $    42,710     $    25,002     $     9,941
                                                                               ==========      ==========      ==========

 82       BANC ONE CORPORATION and Subsidiaries

                      REPORT OF INDEPENDENT ACCOUNTANTS

                      To the Stockholders and the Board of Directors BANC ONE CORPORATION

                         We have audited the accompanying consolidated balance
                      sheets of BANC ONE CORPORATION and Subsidiaries as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

                         In our opinion, the financial statements referred to
                      above present fairly, in all material respects, the consolidated financial position of BANC ONE CORPORATION and Subsidiaries at December 31, 1996 and 1995 and the results of operations, changes in stockholders equity and cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                      Columbus, Ohio
                      February 21, 1997

                                 BANC ONE CORPORATION and Subsidiaries        83