Form 10-K, Exhibit 13
period 1997-12-31
BANC ONE CORP /OH/
filed 1998-03-30
CIK 36090

                                                                     Exhibit 13a

FIVE YEAR PERFORMANCE SUMMARY (1)
(UNAUDITED)


                                                                                                              ANNUAL     COMP.
                                                                                                              GROWTH    GROWTH
$(MILLIONS, EXCEPT RATIOS AND PER SHARE DATA)     1997          1996        1995        1994        1993      1997/96   5 YEARS
-------------------------------------------------------------------------------------------------------------------------------
INCOME AND EXPENSE:
  Total gross revenue                          $ 13,219.1    $ 12,099.1   $10,363.3   $ 8,761.5   $ 8,194.1      9.26%    10.05%
  Net interest income (2)                         5,446.0       5,201.8     4,330.6     4,499.0     4,560.1      4.69      5.23
  Noninterest income                              3,835.9       3,362.9     2,775.4     1,851.9     1,788.7     14.07     18.52
  Noninterest expense                             6,048.8       5,062.0     4,326.9     4,164.3     3,894.9     19.49     10.43
  Net income                                   $  1,305.7    $  1,672.8   $ 1,445.2   $ 1,188.1   $ 1,272.0    (21.95)%    6.60%

PER COMMON SHARE DATA:
  Net income, basic                            $     2.04    $     2.60   $    2.26   $    1.82   $    2.05    (21.54)%    5.24%
  Net income, diluted                                1.99          2.52        2.20        1.80        2.04    (21.03)     4.99
  Cash dividends declared                            1.38          1.24        1.13        1.03         .88     11.29     13.27
  Book value                                   $    15.89    $    16.93   $   15.54   $   15.01   $   13.90     (6.14)%     .25%

BALANCE SHEET:
  Loans and leases                             $ 82,052.8    $ 79,389.7   $68,417.9   $65,483.5   $59,102.0      3.35%     9.17%
  Managed loans and leases                      115,548.8     103,434.5    88,003.6    76,901.0    63,610.5     11.71     16.07
  Deposits                                       77,414.3      74,223.0    69,273.4    70,836.8    68,236.0      4.30      2.90
  Long-term borrowings                           11,066.4       6,827.8     4,330.5     2,938.6     2,292.2     62.08     42.72
  Total assets                                 $115,901.3    $112,153.5   $97,888.8   $95,283.4   $89,496.9      3.34%     6.63%

OPERATING RATIOS:
  Return on average assets                           1.16%         1.59%       1.54%       1.28%       1.53%
  Net interest margin (2),(3)                        5.41          5.45        5.08        5.33        6.11
  Noninterest income to expense (4)                 62.47         66.10       64.19       50.87       45.62
  Efficiency ratio (5)                              65.57%        59.22%      60.87%      62.93%      61.46%

EQUITY RATIOS:
  Return on average common equity                   13.33%        17.83%      17.26%      14.73%      18.17%
  Average common equity to average assets            8.64          8.85        8.81        8.56        8.31
  Long-term borrowings to common equity            108.06%        70.67%      49.20%      36.72%      30.57%

CREDIT QUALITY:
  Net charge-offs to average loans and leases
    (6)                                              1.35%         1.08%        .71%        .57%        .79%
  Ending allowance to loans and leases               1.62          1.51        1.47        1.47        1.74
  Nonperforming assets to total loans and
    leases (6)                                        .56           .54         .62         .71        1.06
  Loans delinquent 90 days or more to total
    loans and leases (6)                              .66%          .60%        .44%        .30%        .39%

COMMON STOCK DATA:
  Average shares outstanding, basic                 632.4         632.5       626.2       639.9       610.8
  Average shares outstanding, diluted               655.7         664.3       657.1       658.8       624.0
  Common shares traded, as originally
    reported                                        475.1         227.8       179.0       242.7       163.3
  Stock price, year-end                        $    49.37    $    39.09   $   31.10   $   20.97   $   29.40     26.30%     9.10%
  Stock splits and dividends                           --            10%         --          10%        5:4
  Dividend payout ratio                             61.35%        37.96%      39.59%      44.46%      34.17%

(1) All share and per share amounts have been restated to reflect common stock dividends.
(2) Fully taxable equivalent basis (FTE).
(3) As a percent of average earning assets.
(4) Excluding securities transactions.
(5) Noninterest expense divided by net interest income (FTE) plus noninterest income excluding securities transactions.
(6) Includes loans held for sale.

                     BANC ONE CORPORATION and Subsidiaries
24

MANAGEMENT'S DISCUSSION AND ANALYSIS

I    INTRODUCTION

This discussion should be read in conjunction with the consolidated financial statements, notes and tables included elsewhere in this report. Throughout the following sections, the "Corporation" is defined as parent company only, while "BANC ONE" refers to the Corporation and all significant majority-owned subsidiaries.

Management's discussion and analysis may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties which may cause actual results to differ materially from those expressed in forward-looking statements. For a discussion of these risks and uncertainties, see BANC ONE's Annual Report on Form 10-K for the year ended December 31, 1997.

For funding and risk management purposes, BANC ONE periodically securitizes loans and leases, primarily in support of credit card activities. The accounting for securitizations complicates the understanding of underlying trends in net interest income, net interest margin and noninterest income, as well as the underlying growth rates of reported loans and leases. For a more complete understanding, these trends are also reviewed on a "Managed" basis, which adds data on securitized loans to "Reported" data for loans and leases and loans held for sale. The analysis of "Reported" results of operations should be read in conjunction with the analysis of "Managed" performance beginning on Page 42.

BANC ONE adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," which modified the calculation of previously reported earnings per share and is effective for all financial statements issued for periods ending after December 15, 1997. In accordance with SFAS No. 128, all prior period amounts have been restated. Unless specified otherwise, all earnings per share amounts are presented under the new diluted basis in accordance with SFAS No. 128.

All per share and average share information has been restated for the 10% common stock dividend payable February 26, 1998 to shareholders of record as of February 12, 1998.

LINES OF BUSINESS

BANC ONE's business activities are conducted through its national lines of business. These national lines of business are segmented based upon specific market characteristics and are referred to as: the Banc One Commercial Banking Group, the Banc One Retail Group, First USA, the Finance One Group, and the Banc One Capital Holdings Group.

BANC ONE COMMERCIAL BANKING GROUP -- Banc One Commercial Banking Group, which includes both bank and nonbank subsidiaries, provides a broad range of loan, deposit and alternative financing products to real estate developers, business and private banking customers. Services provided include treasury management, trade financing, interest rate risk management, loan syndications and private placements, foreign exchange, leasing, investment management and custody accounts, as well as traditional bank financing. Capital market services are provided through the Banc One Capital Holdings Group. The Banc One Commercial Banking Group has a managed loan portfolio of $22 billion.

BANC ONE RETAIL GROUP -- Banc One Retail Group provides depository and related bank and financial services products to



                     BANC ONE CORPORATION and Subsidiaries
retail and small business customers in 12 states through one of the nation's largest banking center distribution networks. The Retail Delivery Division operates approximately 1,300 branches, providing sales and service for a wide range of consumer loan, deposit and other credit-related products. In addition, service is extended through a convenient network of full-service ATM machines and a 24-hour Telephone Banking operation. Rapid Cash ATMs, the BANC ONE network of nonbranch ATMs, provide further convenient access to cash at several thousand locations throughout the United States. The Business Banking Division, one of the largest providers of small-business lending in the nation, provides a wide range of credit, deposit and cash management services to small business. The Consumer Lending Division supports the delivery of consumer loan products, including home equity loans and lines, through the retail delivery channels, including "Loan by Phone." The Interactive Delivery Division has recently implemented an internet-based banking service. The Banc One Retail Group has $21 billion of managed loans and $54 billion in deposits.

FIRST USA -- First USA is responsible for nationwide credit card operations. BANC ONE is a member of both the Visa(R) and MasterCard(R) associations. At December 31, 1997, First USA had approximately 40.5 million cardmembers and $40.8 billion in managed credit card receivables and was the third-largest issuer of bank credit cards in the United States.

FINANCE ONE GROUP -- Finance One Group includes both consumer and commercial financial services and provides indirect auto loans and leases, commercial loans and leases and alternative borrowing options for customers. With offices in 34 states, Finance One oversees three divisions: the Consumer Financial Services Division, the Indirect Financial Services Division, and the Commercial Financial Services Division. The Consumer Financial Services Division primarily offers consumer credit in the form of real estate-collateralized consumer loans, as well as tax-related products such as refund anticipation loans. The Consumer Financial Services Division also manages education finance (student loans) operations. The Indirect Financial Services Division provides services to motor vehicle, boat and other dealers, including loans and leases to their customers and inventory financing. The Commercial Financial Services Division is principally involved in the equipment leasing business and provides leasing to middle-market customers as well as to large corporations and municipalities. Finance One Group has a managed loan portfolio of $28 billion.

BANC ONE CAPITAL HOLDINGS GROUP -- Banc One Capital Holdings Group is responsible for trust and investment management, securities brokerage, investment and merchant banking, and insurance services. The Banc One Capital Holdings Group, through its investment management affiliate, Banc One Investment Advisors Corporation, manages The One Group family of mutual funds. The Banc One Capital Holdings Group has $52 billion in funds under management, including $22 billion in The One Group assets. During 1997, the Banc One Capital Holdings Group combined the resources of various BANC ONE subsidiaries, including those of Banc One Capital Holdings Corporation, to create a unified national distribution capability for all investment and investment-related services. The Banc One Capital Holdings Group also provides capital market services to customers of the Banc One Commercial Banking Group, including specialized alternative funding sources for corporate customers.



MANAGED LOAN PORTFOLIO DIVERSIFICATION
December 31, 1997
Finance One Group              25%
Commercial Banking Group       20%
Retail Group                   19%
First USA                      36%


                     BANC ONE CORPORATION and Subsidiaries

II    OVERVIEW OF OPERATIONS


Net income for 1997 was $1,305.7 million, or $1.99 per share, down $367.1 million from $1,672.8 million, or $2.52 per share, in 1996. Lower net income in 1997 was primarily the result of $328.8 million in after-tax restructuring and merger-related charges, discussed below, recorded in connection with the acquisition of First USA, Inc. ("First USA") and other strategic initiatives.

Return on average assets and return on average common equity for 1997 were 1.16% and 13.33%, respectively, compared with 1.59% and 17.83%, respectively, for 1996. Excluding the impact of the restructuring and merger-related charges, return on average assets and return on average common equity for 1997 remained strong at 1.46% and 16.72%, respectively.

Key highlights for 1997, compared with 1996, include the following:

- Gross revenue grew 9.3%, reflecting both strong loan growth and increased loan processing and servicing income resulting primarily from the impact of credit card activities.

- Managed assets grew 9.1%, reflecting a 17.2% growth in average managed credit card loans.

-    The managed net interest margin increased to 6.26% from 6.06%.

- Capital levels remained strong, with ending equity to total assets of 8.95%, compared with 8.80% a year ago.

NET INCOME
Years ended December 31,
$(billions)

  93      94       95      96       97
$1.3   $1.2     $1.4     $1.7     $1.3


ACQUISITIONS

FIRST USA, INC. -- On June 27, 1997, the Corporation completed its acquisition of First USA located in Dallas, Texas. The Corporation issued 163 million shares of the Corporation's common stock for all the outstanding common stock of First USA in a tax-free exchange. First USA, a financial services company specializing in the credit card business, had $24.6 billion in managed credit card receivables and 17.8 million cardholders at June 27, 1997. First USA had total reported assets of $10.9 billion and stockholders' equity of $1.2 billion at June 27, 1997. The acquisition was accounted for as a pooling of interests and, therefore, the consolidated financial statements have been restated for all prior periods to include the results of operations, financial position and changes in cash flows of First USA. The acquisition of First USA resulted in BANC ONE becoming the third-largest issuer of credit cards in the country.

LIBERTY BANCORP, INC. -- On June 1, 1997, in a tax-free exchange, the Corporation acquired all of the outstanding shares of Liberty Bancorp, Inc. ("Liberty"), a multi-bank holding company headquartered in Oklahoma City, Oklahoma, by issuing 11.9 million shares of the Corporation's common stock valued at $483.2 million. Liberty had total assets of $2.9 billion at May 31, 1997, and 29 banking offices located primarily in Oklahoma City and Tulsa. The acquisition was accounted for as a purchase. No effects of this acquisition are included in the financial statements prior to the date of purchase.

PREMIER BANCORP, INC. -- BANC ONE's financial position and results of operations for periods prior to 1996 have not been restated to include Banc One Louisiana Corporation ("BOLC"), formerly known as Premier Bancorp, Inc., which was acquired on January 2, 1996, as this acquisition was accounted for using the purchase method of accounting.

PENDING ACQUISITION

FIRST COMMERCE CORPORATION -- On October 20, 1997, the Corporation entered into an agreement providing for the


                     BANC ONE CORPORATION and Subsidiaries
acquisition of First Commerce Corporation ("First Commerce"), a multi-bank holding company headquartered in New Orleans, Louisiana, with approximately $9.5 billion in assets. Terms of the agreement call for First Commerce shareholders to receive 1.408 shares of the Corporation's common stock, reflecting the 10% common stock dividend, for each share of First Commerce common stock. The value of the transaction is approximately $2.7 billion based on the Corporation's closing share price on December 31, 1997. The transaction, subject to regulatory and First Commerce shareholder approval, is expected to be completed during the second quarter of 1998 and will be accounted for as a pooling of interests.

RESTRUCTURING AND MERGER-RELATED CHARGES

In connection with the First USA merger and other strategic initiatives, in the 1997 second quarter BANC ONE recognized one-time restructuring charges and merger-related costs of $467.4 million ($328.8 million after tax), of which $337.3 million was recorded as a restructuring charge and $130.1 million was recorded as additional provision for credit losses.

The restructuring charge associated with the First USA merger totaled $240.9 million and consisted of: employee benefits, severance and stock option vesting costs; professional services costs; premiums to redeem preferred securities of a subsidiary trust; asset-related write-downs and other merger-related costs.

The remaining $96.4 million charge related to costs associated with strategic initiatives to streamline the retail center delivery structure by consolidating approximately 200 banking centers over the next 12 months and the termination of the development of the Strategic Banking System, a retail banking system.

The $130.1 million additional provision for credit losses primarily reflects the reclassification of $2.0 billion of credit card loans previously classified as held for sale to the loan and lease portfolio in connection with the effort to consolidate the BANC ONE and First USA credit card master trusts, as well as an additional provision to align the credit card charge-off policies of First USA and BANC ONE.

STRATEGIC INITIATIVE

As part of management's strategy to streamline the retail center delivery structure and in addition to the consolidation of retail centers discussed above, there is an initiative to sell certain centers during 1998. During the first quarter of 1998, 37 branches were sold at an overall gain. Additional sales are anticipated to occur in future quarters at an overall gain.


                     BANC ONE CORPORATION and Subsidiaries
28

III   NET INTEREST INCOME

For 1997, net interest income on a fully taxable equivalent basis (FTE) was $5.4 billion, up $244.2 million, or 4.7%, from $5.2 billion in 1996, primarily reflecting a 5.5% growth in average earning assets, as the net interest margin remained essentially unchanged at 5.41% in 1997 compared with 5.45% in 1996.

The 9.4% growth in average loans and leases, especially in commercial loans, home equity loans and auto leases, resulted primarily from stepped-up business development activities as well as increased marketing efforts.

The 13.5% planned decline in average investment securities reflects the objective of shrinking the portfolio of these lower margin assets to fund loan growth, while also improving the overall yield on earning assets.

Earning asset growth is funded by traditional sources, primarily retail deposits, securitizations and the issuance of short- and long-term debt. Average borrowings, primarily long-term, grew by 22.0% while average deposits increased by 3.0%, resulting in an increase of $393.4 million, or 10.9%, in total interest expense. Both short- and long-term funding needs increased in 1997, primarily due to the faster rate of growth in the loan portfolio.

For additional information on the changes in average balances and the impact of rates and volume levels on net interest income, see Table 2: Rate/ Volume Analysis on Page 32, as well as the Balance Sheet Analysis section beginning on Page 35. For further information on the impact of securitizations on net interest income and the net interest margin, see "Performance Analysis -- Managed Portfolio" on Page 42.

Interest rate risk is managed using a variety of off-balance sheet financial instruments. (See "Risk Management" -- Section VIII). As a result of using such off-balance sheet financial instruments, net interest income increased by $27.0 million in 1997 and decreased by $46.3 million in 1996.


NET INTEREST INCOME
Years ended December 31,
$(billions)

   93      94       95      96      97
$4.6     $4.5    $4.3     $5.2     $5.4



                     BANC ONE CORPORATION and Subsidiaries

TABLE 1: FIVE YEAR SUMMARY -- AVERAGE BALANCES, INCOME AND
EXPENSE, YIELDS AND RATES (1)


                                             1997                              1996
                                -------------------------------    -----------------------------
                                 AVERAGE      INCOME/    YIELD/     AVERAGE     INCOME/   YIELD/
$(millions)                      BALANCE      EXPENSE     RATE      BALANCE     EXPENSE    RATE
------------------------------------------------------------------------------------------------
ASSETS:
Short-term investments          $    886.9   $    49.1    5.54%    $    662.2   $  36.8    5.56%
Loans held for sale                1,149.9       139.2   12.11          549.4      39.5    7.19
Securities: (3)
  Taxable                         15,036.4       987.7    6.57       17,378.7   1,128.4    6.49
  Tax-exempt                       1,453.6       117.2    8.06        1,694.2     139.4    8.23
                                ----------   ---------             ----------   -------
    Total securities              16,490.0     1,104.9    6.70       19,072.9   1,267.8    6.65
Loans and leases: (2)
  Commercial:
    Commercial                    21,252.0     1,775.5    8.35       19,368.9   1,600.3    8.26
    Commercial real estate         5,948.1       537.3    9.03        6,162.6     553.1    8.98
    Construction real estate       3,910.0       379.0    9.69        3,214.4     316.4    9.84
    Lease financing                2,465.4       178.3    7.23        2,025.9     150.5    7.43
  Consumer:
    Residential real estate        7,019.9       652.0    9.29        5,931.2     522.3    8.81
    Home equity                    8,341.0       809.5    9.71        5,966.8     581.9    9.75
    Indirect                       8,730.5       814.4    9.33        9,802.8     876.6    8.94
    Auto lease                     5,813.2       506.3    8.71        3,435.9     286.9    8.35
    Student                        1,946.8       146.0    7.50        1,733.4     135.5    7.82
    Other                          4,114.5       499.9   12.15        4,971.4     582.1   11.71
  Credit card                     12,583.2     1,845.5   14.67       12,471.3   1,849.7   14.83
                                ----------   ---------             ----------   -------
    Total loans and leases        82,124.6     8,143.7    9.92       75,084.6   7,455.3    9.93
                                ----------   ---------             ----------   -------
    Total earning assets         100,651.4     9,436.9    9.38       95,369.1   8,799.4    9.23
Allowance for credit losses       (1,272.5)                          (1,103.4)
Other assets                      12,941.3                           10,678.6
                                ----------                         ----------
TOTAL ASSETS                    $112,320.2                         $104,944.3
                                ==========                         ==========
LIABILITIES:
Deposits:
  Noninterest-bearing           $ 15,620.6                         $ 14,203.1
  Interest-bearing demand          1,654.1        26.7    1.61        2,391.5      42.9    1.79
  Savings and money market        31,284.1     1,097.7    3.51       29,008.1     963.3    3.32
  Time deposits:
    CDs less than $100,000        17,935.8       981.1    5.47       18,928.8   1,053.2    5.56
    CDs $100,000 and over:
      Domestic                     5,646.2       309.8    5.49        5,432.2     270.8    4.99
      Foreign                      2,396.2       129.8    5.42        2,428.9     130.0    5.35
                                ----------   ---------             ----------   -------
        Total deposits            74,537.0     2,545.1    3.41       72,392.6   2,460.2    3.40
Borrowed funds:
  Short-term                      15,626.8       858.9    5.50       15,372.4     803.4    5.23
  Long-term                        9,329.6       586.9    6.29        5,083.4     334.0    6.57
                                ----------   ---------             ----------   -------
    Total borrowed funds          24,956.4     1,445.8    5.79       20,455.8   1,137.4    5.56
                                ----------   ---------             ----------   -------
    Total interest-bearing
      liabilities                 83,872.8     3,990.9    4.76       78,645.3   3,597.6    4.57
Other liabilities                  2,948.2                            2,569.9
                                ----------                         ----------
TOTAL LIABILITIES                102,441.6                           95,418.3
Preferred stock                      177.0                              236.1
Common stockholders' equity        9,701.6                            9,289.9
                                ----------                         ----------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY          $112,320.2                         $104,944.3
                                ==========                         ==========
Net interest rate spread                                  4.62                             4.66
NET INTEREST INCOME AND NET
  INTEREST MARGIN                              5,446.0    5.41                  5,201.8    5.45
Provision for credit losses                   (1,211.1)  (1.20)                  (942.7)   (.98)
                                             ---------   -----                  -------   -----
NET FUNDS FUNCTION                           $ 4,234.9    4.21%                 $4,259.1   4.47%
                                             =========   =====                  =======   =====

(1) Income amounts are presented on a fully taxable equivalent (FTE) basis. The federal statutory rate was 35% for all periods presented.
(2) Nonaccrual loan balances are included in loan balances. Interest income includes related fee income.
(3) Average securities balances are based on amortized historical cost, excluding SFAS No. 115 adjustments to fair value which are included in other assets.

                     BANC ONE CORPORATION and Subsidiaries


                                                                                                COMPOUND GROWTH
              1995                           1994                           1993               GROWTH 1992-1997
  ----------------------------   ----------------------------   ----------------------------   -----------------
   AVERAGE    INCOME/   YIELD/    AVERAGE    INCOME/   YIELD/    AVERAGE    INCOME/   YIELD/   AVERAGE   INCOME/
   BALANCE    EXPENSE    RATE     BALANCE    EXPENSE    RATE     BALANCE    EXPENSE    RATE    BALANCE   EXPENSE
  --------------------------------------------------------------------------------------------------------------

  $ 1,188.5   $  75.6     6.36%  $ 1,353.8   $  63.3     4.68%  $ 1,771.2   $  60.4     3.41%  (23.36)%   (17.97)%
      418.6      32.9     7.86       562.1      40.8     7.26       839.6      58.1     6.92    21.89      32.80

   14,899.9     974.6     6.54    17,323.5     949.5     5.48    15,521.8     878.3     5.66     (.44)     (1.38)
    1,964.5     171.6     8.74     2,331.8     202.1     8.67     2,042.8     194.4     9.52    (6.78)    (11.51)
  ---------   -------            ---------   -------            ---------   -------
   16,864.4   1,146.2     6.80    19,655.3   1,151.6     5.86    17,564.6   1,072.7     6.11    (1.11)     (2.82)


   17,439.2   1,426.1     8.18    15,533.3   1,174.4     7.56    14,598.4   1,176.1     8.06     6.45       6.97
    5,589.7     501.6     8.97     5,228.1     442.3     8.46     4,728.1     404.6     8.56     6.52       6.44
    2,441.8     250.1    10.24     1,960.2     184.1     9.39     1,625.1     138.1     8.50    20.03      23.41
    1,479.7     107.1     7.24     1,174.1      88.6     7.55     1,020.0      83.9     8.23    19.99      15.25

    6,784.8     532.2     7.84     6,302.3     528.5     8.39     6,039.9     584.6     9.68     1.13       (.09)
    4,706.5     479.6    10.19     4,033.6     342.8     8.50     3,539.6     286.9     8.11    29.83      32.66
   10,067.6     880.2     8.74    11,228.9     905.1     8.06     9,408.9     830.5     8.83     3.81       1.93
    2,205.2     186.4     8.45     1,892.5     129.1     6.82     1,160.5      93.9     8.09    39.60      41.58
    1,590.6     133.7     8.41     1,552.1     143.2     9.23     1,894.5     127.2     6.71     4.66       4.64
    4,346.2     510.1    11.74     4,094.9     436.7    10.66     3,193.3     427.5    13.39     4.43       1.29
   10,057.7   1,405.6    13.98     9,804.1   1,367.3    13.95     7,297.4   1,150.4    15.76    15.21      11.70
  ---------   -------            ---------   -------            ---------   -------
   66,709.0   6,412.7     9.61    62,804.1   5,742.1     9.14    54,505.7   5,303.7     9.73    10.11       9.35
  ---------   -------            ---------   -------            ---------   -------
   85,180.5   7,667.4     9.00    84,375.3   6,997.8     8.29    74,681.1   6,494.9     8.70     6.94       7.25
     (966.7)                      (1,024.4)                      (1,017.7)                       4.91
    9,751.2                        9,441.5                        9,382.6                        8.34
  ---------                      ---------                      ---------
  $93,965.0                      $92,792.4                      $83,046.0                        7.12
  =========                      =========                      =========


  $13,138.0                      $13,552.0                      $12,814.5                        6.01
    8,263.1     175.7     2.13     9,277.5     168.9     1.82     8,757.3     141.1     1.61   (27.30)    (31.99)
   20,095.4     746.6     3.72    20,011.1     551.6     2.76    19,385.6     502.0     2.59    11.37      12.67

   19,181.4   1,089.8     5.68    17,718.1     753.6     4.25    17,826.4     676.1     3.79    (2.12)      (.26)

    5,855.4     326.7     5.58     6,668.2     303.4     4.55     5,854.4     247.5     4.23     (.40)      1.67
    1,531.4      87.6     5.72     1,299.0      55.7     4.29       694.6      23.5     3.38    33.71      42.10
  ---------   -------            ---------   -------            ---------   -------
   68,064.7   2,426.4     3.56    68,525.9   1,833.2     2.68    65,332.8   1,590.2     2.43     2.98       4.03

   11,566.3     658.0     5.69    11,596.8     479.6     4.14     7,027.4     214.4     3.05    21.22      32.39
    3,663.3     252.4     6.89     2,825.3     186.0     6.58     2,000.5     130.2     6.51    42.56      35.69
  ---------   -------            ---------   -------            ---------   -------
   15,229.6     910.4     5.98    14,422.1     665.6     4.62     9,027.9     344.6     3.82    27.00      33.67
  ---------   -------            ---------   -------            ---------   -------

   70,156.3   3,336.8     4.76    69,396.0   2,498.8     3.60    61,546.2   1,934.8     3.14     6.84      10.45
    2,146.7                        1,649.9                        1,528.3                       17.12
  ---------                      ---------                      ---------
   85,441.0                       84,597.9                       75,889.0                        6.94
      249.9                          249.9                          253.4                       (8.91)
    8,274.1                        7,944.6                        6,903.6                        9.76
  ---------                      ---------                      ---------

  $93,965.0                      $92,792.4                      $83,046.0                        7.12%
  =========                      =========                      =========
                          4.24                           4.69                           5.56

              4,330.6     5.08               4,499.0     5.33               4,560.1     6.11                5.23
               (526.1)    (.61)               (292.2)    (.34)               (449.7)    (.61)              11.75
              -------   ------               -------   ------               -------   ------
              $3,804.5    4.47%              $4,206.8    4.99%              $4,110.4    5.50%               3.73%
              =======   ======               =======   ======               =======   ======

                     BANC ONE CORPORATION and Subsidiaries

TABLE 2: RATE/VOLUME ANALYSIS (1)


                                                  1997-96                         1996-95
                                       -----------------------------   ------------------------------
                                       CHANGE IN                       CHANGE IN
                                        INCOME/     RATE     VOLUME     INCOME/     RATE      VOLUME
$(millions)                             EXPENSE    EFFECT    EFFECT     EXPENSE    EFFECT     EFFECT
-----------------------------------------------------------------------------------------------------
EARNING ASSETS:
Short-term investments                 $    12.3   $  (.1)   $ 12.4    $   (38.8)  $ (8.6)   $  (30.2)
Loans held for sale                         99.7     38.4      61.3          6.6     (3.0)        9.6

Securities:
  Taxable                                 (140.7)    13.0    (153.7)       153.8     (7.2)      161.0
  Tax-exempt                               (22.2)    (2.8)    (19.4)       (32.2)    (9.6)      (22.6)
                                       ---------   -------   -------   ---------   -------   --------
    Total securities                      (162.9)    10.2    (173.1)       121.6    (16.8)      138.4

Loans and leases: (2)
  Commercial                               249.8     10.2     239.6        335.4     10.0       325.4
  Consumer                                 442.8     50.4     392.4        263.1     63.5       199.6
  Credit card                               (4.2)   (20.7)     16.5        444.1     90.3       353.8
                                       ---------   -------   -------   ---------   -------   --------
    Total loans and leases                 688.4     39.9     648.5      1,042.6    163.8       878.8
                                       ---------   -------   -------   ---------   -------   --------
TOTAL EARNING ASSETS                       637.5     88.4     549.1      1,132.0    135.4       996.6
                                       ---------   -------   -------   ---------   -------   --------
INTEREST-BEARING LIABILITIES:
Deposits:
  Interest-bearing demand                  (16.2)    (4.0)    (12.2)      (132.8)   (24.0)     (108.8)
  Savings and money market                 134.4     56.3      78.1        216.7    (86.0)      302.7
  Time deposits                            (33.3)    11.0     (44.3)       (50.1)   (62.6)       12.5
                                       ---------   -------   -------   ---------   -------   --------
    Total deposits                          84.9     63.3      21.6         33.8   (172.6)      206.4

Borrowed funds:
  Short-term                                55.5     42.0      13.5        145.4    (57.0)      202.4
  Long-term                                252.9    (14.8)    267.7         81.6    (12.2)       93.8
                                       ---------   -------   -------   ---------   -------   --------
    Total borrowed funds                   308.4     27.2     281.2        227.0    (69.2)      296.2
                                       ---------   -------   -------   ---------   -------   --------
TOTAL INTEREST-BEARING LIABILITIES         393.3     90.5     302.8        260.8   (241.8)      502.6
                                       ---------   -------   -------   ---------   -------   --------
NET INTEREST INCOME                    $   244.2   $ (2.1)   $246.3    $   871.2   $377.2    $  494.0
                                       =========   =======   =======   =========   =======   ========

(1) The change not solely due to volume or rate has been prorated into rate and volume components.
(2) Interest income on loans and leases includes $317 million, $224 million and $154 million of credit card fees in 1997, 1996 and 1995, respectively. Other fees included in interest income are not material.



IV  NONINTEREST INCOME AND NONINTEREST EXPENSE

TABLE 3: NONINTEREST INCOME

                                                                           INCREASE (DECREASE)
                                                                           --------------------
                                                                                     PERCENTAGE
$(millions)                                            1997       1996     AMOUNT      CHANGE
-----------------------------------------------------------------------------------------------
Investment management and advisory activities        $  315.5   $  279.1   $ 36.4          13.0%
Service charges on deposit accounts                     702.4      654.1     48.3           7.4

Loan processing and servicing income:
  Mortgage banking                                       76.0       88.7    (12.7)        (14.3)
  Credit card and merchant processing fees              150.9      280.7   (129.8)        (46.2)
  Credit card securitization-related income           1,558.2    1,059.2    499.0          47.1
  Other loan income                                      17.1       24.7     (7.6)        (30.8)
                                                     --------   --------   -------
    Total loan processing and servicing income        1,802.2    1,453.3    348.9          24.0
Securities gain (losses), net                            57.0       16.7     40.3         241.3
Other noninterest income                                958.8      959.7      (.9)          (.1)
                                                     --------   --------   -------
TOTAL NONINTEREST INCOME                             $3,835.9   $3,362.9   $473.0          14.1%
                                                     ========   ========   =======

                     BANC ONE CORPORATION and Subsidiaries


NONINTEREST INCOME
Years ended December 31,
$(billions)

                                               93        94         95         96         97
Other                                       $ .5       $ .3       $ .7       $1.0       $1.0
Service Charges on Deposit Accounts           .5         .5         .6         .6         .7
Loan Processing and Servicing Income          .6         .8        1.3        1.5        1.8
Investment Mgmt. and Advisory Activities      .2         .3         .2         .3         .3
                                            ----       ----       ----       ----       ----
                                            $1.8       $1.9       $2.8       $3.4       $3.8
                                            ====       ====       ====       ====       ====

Total noninterest income was $3.8 billion for 1997, up 14.1%, or $473.0 million, from 1996. Fee activities, including investment management and advisory activities, service charges on deposit accounts and credit card securitization-related income, partially offset by a decline in credit card and merchant processing fees, were the major factors influencing the increase in noninterest income. The details driving these increases, along with the other components of noninterest income, are discussed below.

Investment management and advisory activities income increased $36.4 million, or 13.0%, compared with 1996. This income is largely dependent upon the growth of investment assets managed for customers. In 1997, funds under management increased by $12.2 billion, or 30.8%, to $51.8 billion at December 31, 1997 from $39.6 billion at December 31, 1996.

Service charges on deposit accounts for 1997 increased 7.4% from 1996, reflecting escalating account volumes, account analysis fees for commercial customers and an increase in fees charged on overdrafts.

Credit card and merchant processing income decreased primarily as a result of the securitization of credit card loans which transferred interchange income to credit card securitization-related income. Credit card and merchant processing fees also decreased in 1997 as a result of the December 1996 sale of a portion of First USA's investment in a merchant-processing subsidiary. Net income from the subsidiary is now recorded using the equity method of accounting and has been included in other income. This change accounted for $92.6 million of the decline in 1997.

Credit card securitization-related income in 1997 was $1.6 billion, or 47.1% higher than in 1996, and was favorably impacted by the securitization of $11.1 billion in credit card receivables during the year. As a result of these securitizations, average securitized loans grew to $23.4 billion, an increase of 24.1%. Also contributing to the increased income were gains recorded on the securitization of credit card receivables. These gains were recorded at the time of securitization. Finally, credit card securitization-related income increased as a result of the above-mentioned movement of interchange income to credit card securitization-related income on newly securitized credit card loans. For further information regarding the impact of securitizations on income, see "Performance Analysis -- Managed Portfolio" on Page 42.

Higher securities gains in 1997 resulted primarily from planned sales of lower-margin government and mortgage-backed securities. Total gains on sales of investment securities were $57.0 million for 1997, compared with $16.7 million last year.

TABLE 4: NONINTEREST EXPENSE

                                                                         INCREASE    PERCENTAGE
$(millions)                                         1997       1996     (DECREASE)     CHANGE
-----------------------------------------------------------------------------------------------
Salary and related costs                          $2,367.5   $2,204.6     $162.9         7.4%
Net occupancy expense, exclusive of depreciation     209.9      192.1       17.8         9.3
Equipment expense                                    133.7      125.2        8.5         6.8
Taxes other than income and payroll                   96.6       90.0        6.6         7.3
Depreciation and amortization                        458.3      447.5       10.8         2.4
Outside services and processing                      859.1      674.2      184.9        27.4
Marketing and development                            712.9      445.9      267.0        59.9
Communication and transportation                     427.6      378.4       49.2        13.0
Other                                                445.9      504.1      (58.2)      (11.6)
                                                  --------   --------     ------
                                                   5,711.5    5,062.0      649.5        12.8
Restructuring                                        337.3                 337.3          --
                                                  --------   --------     ------
TOTAL NONINTEREST EXPENSE                         $6,048.8   $5,062.0     $986.8        19.5%
                                                  ========   ========     ======


Included in noninterest expense are implementation costs related to Project One, the series of strategic initiatives launched in 1995 to enhance the effectiveness and efficiency of certain operations. Through Project One, BANC ONE has decreased the number of legal entities, combined operations and systems, and centralized many staff and line functions. Project One implementation

                     BANC ONE CORPORATION and Subsidiaries
expenses totaled $154.4 million in 1997, compared with $149.7 million in 1996. Project One costs have declined steadily throughout 1997, from $55.1 million in the first quarter to $26.9 million in the fourth quarter. December 1997 essentially marked the conclusion of the Project One reengineering effort.

NONINTEREST EXPENSE
Years ended December 31,
$(billions)

                                       93         94         95         96        97
Restructuring                       $ .0        $ .0       $ .0       $ .0       $ .3
Other                                 .9          .9         .8         .9         .9
Communication and Transportation      .3          .3         .3         .4         .4
Marketing and Development             .2          .3         .4         .4         .7
Outside Servicing and Processing      .5          .5         .5         .7         .9
Depreciation and Amortization         .3          .4         .4         .5         .4
Salaries                             1.7         1.8        1.9        2.2        2.4
                                    ----        ----       ----       ----       ----
                                    $3.9        $4.2       $4.3       $5.1       $6.0
                                    ====        ====       ====       ====       ====


Total noninterest expense was $6.0 billion in 1997 compared with $5.1 billion in 1996. Excluding the impact of the previously discussed $337.3 million restructuring and merger-related charges in the 1997 second quarter, noninterest expense totaled $5.7 billion in 1997, increasing $649.5 million, or 12.8%, from last year. The increase was attributable primarily to higher salary and related costs, increased outside services and processing fees, and significantly higher marketing and business development charges. These costs are discussed in greater detail below.

Salary and related costs rose 7.4% in 1997, as a result of a 4.0% increase in full-time equivalent staff which expanded with business growth throughout BANC ONE. Also, additional commissions for business development activities, such as strong venture capital results, caused salary and related costs to increase.

Outside services and processing fees increased $184.9 million in 1997, mostly attributable to expenses incurred from increased credit card and business development data processing and credit bureau investigation fees. Consulting fees were also higher, primarily related to activities associated with the implementation of retail banking systems.

Marketing and development charges increased $267.0 million from 1996, reflecting the decision to increase marketing activities mainly associated with credit card business development activities. Credit card account originations were a record
8.1 million in 1997, compared with 6.2 million in 1996.

Other noninterest expense declined $58.2 million from last year. The decrease was primarily due to the one-time 1996 Savings Association Insurance Fund (SAIF) special assessment on deposits which totaled $34 million.

YEAR 2000

Many computer programs process transactions based on using two digits for the year of the transaction rather than a full four digits (e.g., "98" for 1998). Systems that process Year 2000 transactions with the year "00" may encounter significant processing inaccuracies or inoperability. Management has determined that, like most other companies, it will be required to modify or replace significant portions of its software so that its information systems will be able to properly utilize dates subsequent to December 31, 1999. The Year 2000 issue will be addressed through either the modification to existing software or conversion to new software. However, if such modifications are not made or completed on a timely basis, the Year 2000 issue could have a material impact on the operations of BANC ONE.

A plan has been developed and is being followed to ensure that the modifications and conversions are implemented and thoroughly tested on a timely basis. Based on progress made to date, management anticipates that software for the primary information systems will be Year 2000-compliant by the end of 1998. Other less essential software applications will be modified and/or replaced during 1999 which would enable all internal software applications to become Year 2000-compliant prior to the year 2000.

BANC ONE utilizes software provided by outside suppliers which must also become Year 2000-compliant. Approximately 30% of all software applications used by BANC ONE are provided by outside suppliers. Formal discussions have been initiated with outside suppliers and commitment letters from such suppliers that they will take the necessary actions to become Year 2000-compliant on a timely basis have been required. Management is actively monitoring the progress of outside suppliers in their efforts to become Year 2000-compliant and actions deemed necessary will be taken in order to mitigate the exposure to the Year 2000 issue. However, there is no guarantee that the software of other suppliers for which BANC ONE's information systems rely will be converted on a timely basis, or that failure to convert

                     BANC ONE CORPORATION and Subsidiaries
34
would not have a material adverse effect on BANC ONE's operations.

Both internal and external resources will be utilized to modify, replace or test the software for Year 2000 modifications. During 1997, $16.7 million of costs were incurred as part of this project. The total costs of the year 2000 project are expected to be at least $100 million.

Year 2000 costs and the date on which the Year 2000 modifications are expected to be completed are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the availability of certain resources, third party modifications and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and similar uncertainties.

V    BALANCE SHEET ANALYSIS

SECURITIES

Total securities at December 31, 1997 were $15.3 billion, a decrease of $3.9 billion from December 31, 1996. This decrease reflected the planned sales of lower margin securities in order to fund higher-yielding loan growth. The held-to-maturity portfolio decreased $3.6 billion, due to a $3.6 billion reclassification of mortgage-backed securities to the available-for-sale portfolio in connection with the First USA merger.

TABLE 5: SECURITIES

                                                  DECEMBER 31, 1997        DECEMBER 31, 1996
                                                ----------------------   ----------------------
                                                AMORTIZED                AMORTIZED
$(MILLIONS)                                       COST      FAIR VALUE     COST      FAIR VALUE
-----------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY:
  Tax-exempt                                    $   449.4   $   470.1    $  685.4    $   714.1
  All other                                         335.9       330.0     3,712.5      3,715.3
                                                ---------   ---------    ---------   ---------
    Total securities held to maturity               785.3       800.1     4,397.9      4,429.4
                                                ---------   ---------    ---------   ---------
SECURITIES AVAILABLE FOR SALE:
  United States Treasury and federal agencies     3,910.6     3,958.3     4,334.9      4,312.4
  Mortgage and asset-backed securities:
    Government                                    6,527.8     6,609.4     6,729.9      6,791.8
    Other                                         1,756.5     1,746.3     2,074.4      2,056.3
  Tax-exempt and other                            2,135.1     2,153.9     1,563.8      1,573.3
                                                ---------   ---------    ---------   ---------
    Total securities available for sale          14,330.0    14,467.9    14,703.0     14,733.8
                                                ---------   ---------    ---------   ---------
    TOTAL SECURITIES                            $15,115.3   $15,268.0    $19,100.9   $19,163.2
                                                =========   =========    =========   =========

LOANS AND LEASES

Ending loans and leases, excluding loans held for sale, increased $2.7 billion, or 3.4%, from December 31, 1996 to December 31,1997. This increase reflected loan growth primarily in commercial loans, home equity loans and auto leases, partially offset by the decrease in credit card loans which resulted from increased securitizations in 1997. Managed loans, which include all reported loans and lease balances, as well as previously securitized loans, increased $12.1 billion, or 11.7%, from December 31, 1996 to December 31, 1997, which reflected the factors in the reported loan portfolio as well as the growth in credit card loans securitized. For additional information on managed loans, see "Performance Analysis -- Managed Portfolio" on Page 42. Loans held for sale at December 31, 1997 increased to $2.4 billion from $1.5 billion at December 31, 1996. Included in loans



                     BANC ONE CORPORATION and Subsidiaries
held for sale were credit card loans of $1.8 and $1.0 billion at December 31, 1997 and 1996, respectively. These loans are held primarily in anticipation of future securitizations.

TABLE 6: LOAN PORTFOLIO COMPOSITION

                                                           DECEMBER 31,
                                     ---------------------------------------------------------
$(millions)                            1997        1996        1995        1994        1993
----------------------------------------------------------------------------------------------
COMMERCIAL:
  Commercial                         $22,446.0   $20,232.2   $17,903.7   $16,619.2   $15,208.4
  Real estate:
    Construction                       3,808.1     3,602.0     2,692.6     2,195.0     1,708.9
    Other                              5,601.4     6,429.4     5,667.8     5,571.3     4,886.4
  Lease financing                      2,767.3     2,326.5     1,732.2     1,339.1     1,107.2
                                     ---------   ---------   ---------   ---------   ---------
      Total commercial loans          34,622.8    32,590.1    27,996.3    25,724.6    22,910.9

CONSUMER:
  Residential real estate              7,189.4     6,500.9     5,513.6     6,657.0     6,278.5
  Home equity                          9,488.0     7,416.1     5,242.6     4,260.6     3,679.5
  Indirect                             7,683.4     9,224.7     9,750.2    11,409.5    10,403.0
  Auto lease                           6,748.6     4,317.3     2,640.2     1,922.9     1,283.1
  Student                              1,831.8     1,919.4     1,487.6     1,577.2     2,094.7
  Other                                3,984.8     3,997.7     4,529.6     4,160.7     3,530.7
                                     ---------   ---------   ---------   ---------   ---------
      Total consumer loans            36,926.0    33,376.1    29,163.8    29,987.9    27,269.5

CREDIT CARD                           10,504.0    13,423.5    11,257.8     9,771.0     8,921.6
                                     ---------   ---------   ---------   ---------   ---------
      Total loans and leases          82,052.8    79,389.7    68,417.9    65,483.5    59,102.0
  Less: Allowance for credit losses    1,325.9     1,197.7     1,008.0       963.2     1,030.3
                                     ---------   ---------   ---------   ---------   ---------
      TOTAL LOANS AND LEASES, NET    $80,726.9   $78,192.0   $67,409.9   $64,520.3   $58,071.7
                                     =========   =========   =========   =========   =========


Significant loan origination activity is not fully reflected in ending loan balances, due to securitizations and sales of $13.4 billion and $9.1 billion in loans during 1997 and 1996, respectively. In addition, loans held for sale are excluded from ending loan balances. For further information regarding securitizations, see "Performance Analysis -- Managed Portfolio" on Page 42.

The following table depicts the maturities of certain loans at December 31, 1997. Demand loans having no stated maturity are classified as due within one year. Loans that have adjustable rates are shown in their maturity category by their scheduled principal repayment dates rather than the dates at which they are repriced. The repricing characteristics of certain of the loans included below have been synthetically altered by the use of off-balance sheet investment products; however, classifications below are based on the contractual terms of the loans.

TABLE 7: LOAN MATURITIES

                                                                                       CONSTRUCTION
                                                     COMMERCIAL                         REAL ESTATE
                                              -------------------------           -----------------------
$(millions)                                    FIXED           VARIABLE           FIXED          VARIABLE
---------------------------------------------------------------------------------------------------------
1998                                          $1,477.9         $8,290.0           $119.6         $2,006.2
1999 through 2002                              2,332.3          7,991.2            225.3          1,271.0
After 2002                                       724.5          1,630.1             58.6            127.4

OTHER ASSETS

Other assets increased $2.8 billion, primarily as a result of higher receivables related to securitization activities, an increase in excess cost over net assets purchased related to the acquisition of Liberty and higher levels of company-owned life insurance.

Additionally, BANC ONE contracted with an independent third party beginning in 1997 to originate a portion of its credit card portfolio. As a result of this agreement, and reflecting the benefit of increased specialization and economies of scale, both an increase in the number of accounts originated and a decrease in the

                     BANC ONE CORPORATION and Subsidiaries
origination costs is anticipated, with desired credit quality standards being retained. At December 31, 1997, $218 million in credit card relationships purchased from this third party were included in other assets.

DEPOSIT ANALYSIS

Total deposits at December 31, 1997 increased $3.2 billion, or 4.3%, when compared with December 31, 1996, due primarily to the acquisition of Liberty. The retail deposit mix continued to change, reflecting strong growth in money market products as customers shifted funds from savings and certificate of deposit accounts. Deposit growth was also impacted by the planned disintermediation through the marketing and sales of alternative annuity and mutual fund products to deposit customers. The repricing characteristics of certain of the deposits included in the following table have been synthetically altered with the use of off-balance sheet financial instruments; however, classifications shown are based on the contractual terms of the deposits.

DEPOSIT GROWTH
Average for years ended December 31,
$(billions)

                               93          94          95          96          97
Interest Bearing Demand     $ 8.7       $ 9.3       $ 8.3       $ 2.4       $ 1.6
Non-interest Bearing         12.8        13.5        13.1        14.2        15.6
Savings and Money Market     19.4        20.0        20.1        29.0        31.3
Time Deposits                24.4        25.7        26.6        26.8        26.0
                            -----       -----       -----       -----       -----
                            $65.3       $68.5       $68.1       $72.4       $74.5
                            =====       =====       =====       =====       =====

Table 8 represents the contractual time remaining until maturity of time deposits (including all foreign deposits) greater than $100,000:

TABLE 8: MATURITY OF TIME DEPOSITS GREATER THAN $100,000


                               DECEMBER 31,
                            -------------------
$(millions)                   1997       1996
-----------------------------------------------
0-3 months                  $3,540.6   $3,786.4
4-6 months                     551.7      907.9
7-12 months                    815.5    1,095.7
Over 1 year                  2,349.9    2,169.5
                            --------   --------
Total                       $7,257.7   $7,959.5
                            ========   ========


SHORT- AND LONG-TERM BORROWINGS

Total borrowings outstanding remained relatively unchanged at $24.9 billion at December 31, 1997 compared to $25.2 billion at December 31, 1996. There was a change in the distribution between short- and long-term borrowings, reflecting management's desire to lengthen the maturities of wholesale liabilities during 1997. Further discussion of wholesale liabilities is found in "Liquidity Risk Management" on Page 46.

Short-term borrowings decreased $4.5 billion and long-term borrowings increased $4.2 billion from December 31, 1996 to December 31, 1997.

In December 1996, $200 million of 9.33% redeemable preferred securities of a subsidiary trust holding solely subordinated debentures of the Corporation due in 2027 were issued. All but $7 million of the preferred securities were redeemed as of December 31, 1997.

During 1997, the Corporation issued $1.95 billion of senior medium-term notes due between 1999 and 2002, $500 million of subordinated debentures due 2027 and $400 million of subordinated notes due 2007. In addition, long-term fixed and variable rate bank notes increased $1.3 billion to $5.0 billion at December 31, 1997 from $3.7 billion at December 31, 1996.

TABLE 9: SHORT- AND LONG-TERM BORROWINGS

                             DECEMBER 31,
                         ---------------------
$(millions)                1997        1996
----------------------------------------------
Federal funds purchased
  and repurchase
  agreements:
  BANC ONE affiliates    $10,708.2   $12,858.5
                         ---------   ---------
Other short-term
  borrowings:
  Parent company             438.6     1,616.3
  BANC ONE affiliates      2,657.1     3,850.6
                         ---------   ---------
                           3,095.7     5,466.9
                         ---------   ---------
Long-term debt:
  Parent company           4,867.5     2,204.2
  BANC ONE affiliates      6,198.9     4,623.6
                         ---------   ---------
                          11,066.4     6,827.8
                         ---------   ---------
Total borrowings         $24,870.3   $25,153.2
                         =========   =========

As of December 31, 1997, the Corporation had the authority to issue approximately $4.0 billion of debt securities, warrants and preferred and common stock under its existing shelf registration statement. Any issuance under this shelf registration statement will be used for general corporate purposes.

                     BANC ONE CORPORATION and Subsidiaries

VI    CREDIT QUALITY

Inherent in its lending activities, BANC ONE accepts a level of credit risk, that is, the risk of loss from default by a borrower. The Chief Credit Officer manages credit risk through the establishment of a corporate-wide monitoring process. Each of BANC ONE's lines of business has a process in place to measure the credit risk inherent in its individual portfolios. The process begins with criteria established in the loan underwriting policy, including established exposure limits, evaluation of the creditworthiness of individual borrowers, and avoidance of specific industry or geographic concentrations. After origination, this process is monitored through appraisals, assessment of the financial condition of borrowers, and specific loan grading criteria. In addition, as new markets are entered, these standardized loan monitoring systems and credit policies, including the underwriting standards, are implemented.

BANC ONE's process for monitoring its level of credit risk and, accordingly, its required level of allowance for credit losses is administered by each of the lines of business, under the direction of the Chief Credit Officer. Subsequent to origination, the process used to measure the level of credit risk is dependent upon the type of loan. For commercial loan products, specific loan reviews, which assign loan grades, are performed by both the line of business and credit review personnel. In addition, a migration analysis of loss factors in the individual portfolios is performed. The consumer loan products, which include the credit card portfolio, are evaluated utilizing historically-based migration methodologies used to predict future losses. Further, each loan and lease portfolio is reviewed to determine if an additional subjective allowance is necessary. This subjective review is systematic for each portfolio, with consideration given to the current trends in the portfolio, projection of future results, changes in underwriting of the product, and results of recent loan review or internal audit examinations. The aggregate loan and lease portfolio is also monitored on a quarterly basis to identify portfolio trends, specific industry conditions, the level of business and personal bankruptcies and other relevant economic information used to assess the overall level of credit risk.

BANC ONE's primary goal in managing credit risk is to minimize the impact of default by an individual borrower or group of borrowers. As a result, BANC ONE strives to maintain a loan portfolio that is diverse in terms of loan type, industry, borrower and geographic concentrations. Foreign loans totaled less than 1% of total loans at both December 31, 1997 and 1996. As of December 31, 1997 and 1996, there were no significant loan concentrations with any single borrower, industry or area of the country.

The following discussions review trends in nonperforming assets, past due loans, net charge-offs and the allowance for credit losses. Also review the related "Performance Analysis -- Managed Portfolio" on Page 42.

NONPERFORMING ASSETS AND
PAST DUE LOANS

While nonperforming assets increased $40.8 million to $476.2 million at December 31, 1997, the ratio of nonperforming assets as a percentage of total loans and OREO increased only slightly to .56% at December 31, 1997 from .54% a year ago and remained below historical performance. Table 10 shows certain information about nonperforming assets and past due loans.

                     BANC ONE CORPORATION and Subsidiaries
38

TABLE 10: NONPERFORMING ASSETS AND PAST DUE LOANS

$(millions)                                       1997     1996     1995     1994     1993
-------------------------------------------------------------------------------------------
Nonaccrual loans                                 $408.8   $374.2   $349.1   $377.4   $482.3
Renegotiated loans                                   .8      8.2      5.2      3.9      7.6
                                                 ------   ------   ------   ------   ------
Total nonperforming loans                         409.6    382.4    354.3    381.3    489.9
Other Real Estate Owned (OREO)                     66.6     53.0     75.5     84.4    153.3
                                                 ------   ------   ------   ------   ------
Total nonperforming assets                       $476.2   $435.4   $429.8   $465.7   $643.2
                                                 ======   ======   ======   ======   ======
Nonperforming loans as a percent of total
  loans (1)                                         .49%     .47%     .51%     .58%     .81%
Nonperforming assets as a percent of total
  loans and OREO (1)                                .56%     .54%     .62%     .71%    1.06%
Allowance for credit losses as a percent of
  nonperforming loans                            323.71%  313.21%  284.50%  252.61%  210.31%
Allowance for credit losses as a percent of
  nonperforming assets                           278.43%  275.08%  234.53%  206.83%  160.18%
Loans delinquent 90 days or more and accruing
  interest                                       $559.2   $483.9   $300.6   $200.3   $234.6
Loans delinquent 90 days or more and accruing
  interest to total loans (1)                       .66%     .60%     .44%     .30%     .39%
Interest foregone on nonperforming loans (after
  tax) (2)                                       $ 21.4   $ 18.1   $ 27.5   $ 18.6   $ 26.7

(1) Includes loans held for sale.
(2) The amount of gross interest on nonperforming loans that would have been recorded during 1997 if the loans had been current throughout the year totaled $47.5 million. Of this amount,
    $14.5 million of interest was actually recorded on nonperforming loans during 1997.

Delinquency and net charge-off trends over time are a reflection of a number of factors, including credit quality of the loan portfolio, average seasoning of the accounts, general economic conditions and the results of portfolio management techniques, including collection strategies.

As anticipated in the prior year, the unfavorable conditions experienced during 1996 in the consumer loan portfolios, specifically the credit card portfolio, which resulted from increased competition for loans, the maturation of loans in the portfolios, and a general increase in personal bankruptcy filings, continued well into the first half of 1997. To mitigate these trends, during 1996 BANC ONE began tightening and refining the consumer credit underwriting criteria and enhanced collection, resulting in earlier contact with delinquent customers. As a result, although net charge-offs as a percentage of average loans and leases increased from 1.08% to 1.35% for the years ending December 31, 1996 and 1997, respectively, the trend from second quarter to fourth quarter 1997 improved. Net charge-offs as a percentage of average loans and leases were 1.38% in the fourth quarter of 1997 compared to 1.42% in the second quarter of 1997, primarily as a result of improvement in the credit card portfolio which declined to 5.80% in the fourth quarter of 1997 from a high of 6.36% in the second quarter.

NONPERFORMING LOANS TO TOTAL LOANS AND LEASES
December 31,

(Percent)

  93        94       95       96       97
0.81%     0.58%    0.51%    0.47%    0.49%

Nonperforming Loans as a Percent of Total Loans





                     BANC ONE CORPORATION and Subsidiaries

TABLE 11: NET CHARGE-OFFS AND DELINQUENT LOANS BY LOAN TYPE

                                                                          LOANS DELINQUENT
                                     NET CHARGE-OFFS (1)(3)            90 DAYS OR MORE (2)(3)
                                          DECEMBER 31,                      DECEMBER 31,
                                     ----------------------            ----------------------
(percent)                            1997             1996             1997             1996
---------------------------------------------------------------------------------------------
COMMERCIAL:
  Commercial                          .20%             .10%             .28%             .21%
  Real estate:
    Construction                      .01             (.11)             .16              .14
    Other                            (.03)            (.04)             .26              .14
  Lease financing                     .18              .27              .02              .07
    Total commercial                  .14              .06              .24              .18
CONSUMER:
  Residential real estate             .19              .05              .84              .28
  Home equity                         .32              .28              .24              .20
  Indirect                           1.49             1.07              .45              .32
  Auto lease                          .47              .48              .18              .14
  Student                             .03              .03             1.73             1.71
  Other                              3.19             2.02              .99              .67
    Total consumer                    .91              .75              .55              .38
CREDIT CARD                          5.60             4.48             2.17             2.06
    TOTAL                            1.35%            1.08%             .66%             .60%

(1) Ratios presented are expressed as a percent of average balances.
(2) Ratios presented exclude nonperforming loans and are expressed as a percent of ending balances.
(3) Ratios include loans held for sale.

ALLOWANCE FOR CREDIT LOSSES

NET CHARGE-OFFS AND PROVISION
Years ended December 31,
$(billions)
                      93         94         95         96         97
Net Charge-offs    $.44       $.36       $.48       $.82       $1.12
Provision          $.45       $.29       $.53       $.94       $1.21


The allowance for credit losses at December 31, 1997 totaled $1.3 billion and represented 1.62% of total loans and leases outstanding at December 31, 1997 compared with $1.2 billion, or 1.51%, at December 31, 1996. As previously discussed, a $130.1 million additional provision for credit losses was taken during 1997 as a result of the reclassification of credit card loans and to align the credit card charge-off policies of BANC ONE and First USA.

The allowance for credit losses as a percentage of ending loans and leases represents one measure of adequacy. The allowance for credit losses expressed as a percentage of nonperforming loans is another. On this basis, the December 31, 1997 allowance for credit losses represented 323.7% of nonperforming loans, up from 313.2% at December 31, 1996. It is management's view that the allowance for credit losses at year-end 1997 was adequate and consistent with the composition of the portfolio and credit quality trends. Refer to the following two tables for more detail.

TOTAL ALLOWANCE FOR CREDIT LOSSES AS A PERCENT OF LOANS
AND LEASES AND NPLs
December 31,

                                  Percent Allowance            Percent Allowance
                                  to Loans and Leases              to NPLs
                                      93         94         95         96         97
Total Allowance as a Percent
of Loans and Leases                  1.74%      1.47%      1.47%      1.51%      1.62%

Total Allowance as a Percent of
Nonperforming Loans (NPLs)         210.3 %    252.6 %    284.5 %    313.2 %    323.7 %




                     BANC ONE CORPORATION and Subsidiaries
40

TABLE 12: SUMMARY OF ALLOWANCE FOR CREDIT LOSSES AND SELECTED STATISTICS


$(millions)                                 1997        1996        1995       1994       1993
------------------------------------------------------------------------------------------------
ALLOWANCE FOR CREDIT LOSSES, BEGINNING
  OF YEAR                                 $ 1,197.7   $ 1,008.0   $  963.2   $1,030.3   $1,004.2
CHARGE-OFFS:
Commercial:
  Commercial                                  (74.1)      (57.6)     (50.3)     (49.5)     (95.1)
  Real estate:
    Construction                               (2.0)       (2.0)      (1.6)      (1.6)      (8.2)
    Other                                     (10.4)       (8.8)     (21.1)     (15.0)     (44.7)
  Lease financing                              (6.9)       (8.5)     (11.3)      (5.7)     (11.9)
                                          ---------   ---------   --------   --------   --------
      Total commercial loans                  (93.4)      (76.9)     (84.3)     (71.8)    (159.9)
Consumer:
  Residential real estate                     (15.9)       (5.2)      (5.3)      (6.5)      (7.1)
  Home equity                                 (31.7)      (19.9)      (8.0)      (6.3)      (5.0)
  Indirect                                   (225.8)     (187.9)    (135.1)    (108.1)    (103.9)
  Auto lease                                  (42.1)      (21.6)      (8.3)      (4.7)      (5.0)
  Student                                       (.7)        (.8)       (.9)      (2.4)      (1.2)
  Other                                      (162.3)     (130.6)     (74.5)     (60.8)     (57.0)
                                          ---------   ---------   --------   --------   --------
      Total consumer loans                   (478.5)     (366.0)    (232.1)    (188.8)    (179.2)
Credit card                                  (850.7)     (623.1)    (361.5)    (318.1)    (312.6)
                                          ---------   ---------   --------   --------   --------
      Total charge-offs                    (1,422.6)   (1,066.0)    (677.9)    (578.7)    (651.7)
                                          ---------   ---------   --------   --------   --------
RECOVERIES OF LOANS PREVIOUSLY CHARGED
  OFF:
Commercial:
  Commercial                                   31.2        38.0       41.1       60.1       70.9
  Real estate:
    Construction                                1.7         5.6        2.2        2.6        2.2
    Other                                      12.1        11.5        9.4       11.6        6.8
  Lease financing                               2.5         3.1        3.5        3.4        5.0
                                          ---------   ---------   --------   --------   --------
      Total commercial                         47.5        58.2       56.2       77.7       84.9
Consumer:
  Residential real estate                       2.0         2.1        2.5        3.3        2.8
  Home equity                                   5.0         3.3        2.6        2.3        1.6
  Indirect                                     95.9        82.9       59.8       55.7       49.0
  Auto lease                                   14.7         5.0        2.6        2.2        2.6
  Student                                        .1          .4         .7         .5         .2
  Other                                        31.9        30.1       20.4       22.2       25.5
                                          ---------   ---------   --------   --------   --------
      Total consumer                          149.6       123.8       88.6       86.2       81.7
Credit card                                   104.7        64.4       55.7       51.0       45.2
                                          ---------   ---------   --------   --------   --------
  Total recoveries of loans previously
    charged-off                               301.8       246.4      200.5      214.9      211.8
                                          ---------   ---------   --------   --------   --------
NET CHARGE-OFFS                            (1,120.8)     (819.6)    (477.4)    (363.8)    (439.9)
                                          ---------   ---------   --------   --------   --------
PROVISION FOR CREDIT LOSSES                 1,211.1       942.7      526.1      292.2      449.7
ALLOWANCE FOR ASSETS ACQUIRED/OTHER            37.9        66.6       (3.9)       4.5       16.3
                                          ---------   ---------   --------   --------   --------
ALLOWANCE FOR CREDIT LOSSES, END OF YEAR  $ 1,325.9   $ 1,197.7   $1,008.0   $  963.2   $1,030.3
                                          =========   =========   ========   ========   ========
ALLOWANCE AND LOSS RATIOS:
Net charge-offs to average total loans         1.35%       1.08%       .71%       .57%       .79%
Ending allowance to ending loans               1.62%       1.51%      1.47%      1.47%      1.74%



                     BANC ONE CORPORATION and Subsidiaries

TABLE 13: ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES (1)

                                    1997                     1996                     1995                     1994
                           ----------------------   ----------------------   ----------------------   ----------------------
                                       PERCENT OF               PERCENT OF               PERCENT OF               PERCENT OF
                                        LOANS TO                 LOANS TO                 LOANS TO                 LOANS TO
                           ALLOWANCE     TOTAL      ALLOWANCE     TOTAL      ALLOWANCE     TOTAL      ALLOWANCE     TOTAL
$(millions)                 AMOUNT       LOANS       AMOUNT       LOANS       AMOUNT       LOANS       AMOUNT       LOANS
-----------------------------------------------------------------------------------------------------------------------------
Commercial:
 Commercial                $   259.7         27.3%  $   196.3        25.5%  $   213.9        26.2%  $   246.6         25.4%
 Real estate                    50.6         11.5        78.1        12.7       110.7        12.2       146.2         11.9
 Lease financing                32.9          3.4        22.8         2.9        16.2         2.5        17.0          2.0
                           ---------   ----------   ---------   ---------   ---------   ---------   ---------   ----------
   Total commercial            343.2         42.2       297.2        41.1       340.8        40.9       409.8         39.3
Consumer:
 Residential real estate         6.8          8.8         5.7         8.2        14.5         8.0        20.4         10.2
 Home equity                    38.7         11.6        19.9         9.4         7.9         7.7         5.7          6.5
 Indirect                      147.0          9.4       113.4        11.6       102.1        14.2        77.7         17.4
 Auto lease                     48.8          8.2        26.3         5.4        15.7         3.9         9.6          2.9
 Student                         2.4          2.2         2.4         2.4         2.2         2.2         2.4          2.4
 Other                         210.1          4.8       131.8         5.0        91.8         6.6       119.9          6.4
                           ---------   ----------   ---------   ---------   ---------   ---------   ---------   ----------
   Total consumer              453.8         45.0       299.5        42.0       234.2        42.6       235.7         45.8
Credit card                    528.9         12.8       601.0        16.9       433.0        16.5       317.7         14.9
                           ---------   ----------   ---------   ---------   ---------   ---------   ---------   ----------
   Total allowance for
     credit losses         $ 1,325.9        100.0%  $ 1,197.7       100.0%  $ 1,008.0       100.0%  $   963.2        100.0%
                           =========   ==========   =========   =========   =========   =========   =========   ==========


                                     1993
                            ----------------------
                                        PERCENT OF
                                         LOANS TO
                            ALLOWANCE     TOTAL
$(millions)                  AMOUNT       LOANS
--------------------------------------------------
Commercial:
 Commercial               $   285.0         25.7%
 Real estate                  181.7         11.2
 Lease financing               16.5          1.9
                          ---------   ----------
   Total commercial           483.2         38.8
Consumer:
 Residential real estate       19.3         10.6
 Home equity                    4.0          6.2
 Indirect                      62.1         17.6
 Auto lease                     7.6          2.2
 Student                        2.7          3.5
 Other                        143.3          6.0
                          ---------   ----------
   Total consumer             239.0         46.1
Credit card                   308.1         15.1
                          ---------   ----------
   Total allowance for
     credit losses        $ 1,030.3        100.0%
                          =========   ==========


(1) Allowance for potential losses not specifically identified is allocated on a pro rata basis to all loan and lease categories.





VII   PERFORMANCE ANALYSIS -- MANAGED PORTFOLIO

For funding and risk management purposes, loans and leases are periodically securitized, primarily in support of credit card activities. Since BANC ONE continues to service the securitized loans and leases, its role becomes one of loan servicer rather than lender. When loans and leases are securitized, an initial gain on the sale of the receivables is recorded, the loans and leases and the related allowance for credit losses are removed from the balance sheet, and amounts that would have previously been reported as net interest income and provision for credit losses are instead netted and reported as noninterest income in loan processing and servicing income. Gains recorded when loans are securitized will vary based on the volume of securitization and other factors. As a result, gains recorded in any given period are not indicative of future results. When such a gain is recorded, a corresponding asset is established in the form of an interest-only strip. As a result, some credit risk is retained. However, this risk is limited to servicing income, certain receivables which provide credit enhancement and the interest-only strip.

This accounting for securitizations complicates the understanding of underlying trends in net interest income, net interest margins and noninterest income, as well as growth in loans. As a result, it is helpful to analyze financial performance on a "Managed" portfolio basis, in addition to analyzing information as "Reported." "Reported" information is derived from consolidated financial statements which have been prepared in conformity with generally accepted accounting principles and includes loans held for sale. "Managed" information treats loans sold in credit card securitization transactions as if they had not been sold. As such, "Managed" information in the following table includes both these securitized loans and the on-balance sheet portfolio, including loans held for sale.

Table 14 presents a reconciliation of the loan portfolio between "Reported" and "Managed" at December 31, 1997 and 1996.


                     BANC ONE CORPORATION and Subsidiaries

TABLE 14: MANAGED LOAN PORTFOLIO (END OF PERIOD)

                                               DECEMBER 31, 1997                                 DECEMBER 31, 1996
                                -----------------------------------------------   -----------------------------------------------
                                              HELD                                              HELD
         $(millions)            REPORTED    FOR SALE   SECURITIZED    MANAGED     REPORTED    FOR SALE   SECURITIZED    MANAGED
---------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL:
 Commercial                     $22,446.0                            $ 22,446.0   $20,232.2                            $ 20,232.2
 Real estate:
  Construction                    3,808.1                               3,808.1    3,602.0                                3,602.0
  Other                           5,601.4                               5,601.4    6,429.4                                6,429.4
 Lease financing                  2,767.3                               2,767.3    2,326.5                                2,326.5
                                ---------   --------    ---------    ----------   ---------   --------    ---------    ----------
  Total commercial loans         34,622.8                              34,622.8   32,590.1                               32,590.1
CONSUMER:
 Residential real estate          7,189.4   $  540.0                    7,729.4    6,500.9    $ 473.8                     6,974.7
 Home equity                      9,488.0               $   168.4       9,656.4    7,416.1                $   215.2       7,631.3
 Indirect                         7,683.4                 1,646.4       9,329.8    9,224.7                    925.4      10,150.1
 Auto lease                       6,748.6                               6,748.6    4,317.3                                4,317.3
 Student                          1,831.8                   745.5       2,577.3    1,919.4                    882.0       2,801.4
 Other                            3,984.8                   106.4       4,091.2    3,997.7                    133.9       4,131.6
                                ---------   --------    ---------    ----------   ---------   --------    ---------    ----------
  Total consumer loans           36,926.0      540.0      2,666.7      40,132.7   33,376.1      473.8       2,156.5      36,006.4
CREDIT CARD                      10,504.0    1,822.0     28,467.3      40,793.3   13,423.5    1,000.0      20,414.5      34,838.0
                                ---------   --------    ---------    ----------   ---------   --------    ---------    ----------
  TOTAL LOANS AND LEASES        $82,052.8   $2,362.0    $31,134.0    $115,548.8   $79,389.7   $1,473.8    $22,571.0    $103,434.5
                                =========   ========    =========    ==========   =========   ========    =========    ==========


MANAGED LOAN PORTFOLIO
December 31,
$(billions)

                                       95       96       97
Securitized                           $19.1    $22.5    $31.1
Reported (Including held for sale)     68.9     80.9     84.4
                                      -----   ------   ------
                                      $88.0   $103.4   $115.5
                                      =====   ======   ======


Table 15 depicts key financial data on a "Managed" basis, reflecting the impact of securitizing loans for the years ended December 31, 1997 and 1996.

In Table 15, the increase in net interest income on a "Managed" basis reflects the impact on the net interest margin had the loans not been securitized. The change represents the interest income on securitized loans less the coupon rate on the securitizations. The increase in the provision for credit losses on a managed basis is equal to the net charge-offs on securitized loans. The decrease in "Managed" loan processing and servicing income reflects these reclassifications, with the remaining amounts relating primarily to fee-based interchange income and gains recognized on securitized loans.

MANAGED LOAN PORTFOLIO DIVERSIFICATION
December 31, 1997

Total Commercial    30.0%
RE Residential       6.7%
Home Equity          8.4%
Indirect             8.1%
Auto Lease           5.8%
Other                5.7%
Credit Card         35.3%


                     BANC ONE CORPORATION and Subsidiaries

TABLE 15: KEY STATISTICS

                                                                  YEAR ENDED                                  YEAR ENDED
                                                               DECEMBER 31, 1997                           DECEMBER 31, 1996
                                                   --------------------------------------   ----------------------------------------
                                                                 SECURITIZATION                          SECURITIZATION
$(millions)                                        AS REPORTED    ADJUSTMENTS     MANAGED   AS REPORTED    ADJUSTMENTS     MANAGED
------------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT STATISTICS:
Net interest income -- fully taxable equivalent    $  5,446.0    $    2,532.2   $  7,978.2   $   5,201.8   $   1,894.6   $  7,096.4
Provision for credit losses                           1,211.1         1,380.7      2,591.8         942.7       1,023.4      1,966.1
                                                   ----------    ------------   ----------   -----------   -----------   ----------
Net interest income after provision for credit
 losses                                               4,234.9         1,151.5      5,386.4       4,259.1         871.2      5,130.3
Noninterest income:
 Loan processing and servicing income                 1,802.2        (1,144.2)       658.0       1,453.3        (858.8)       594.5
 Other                                                2,033.7                      2,033.7       1,909.6                    1,909.6
                                                   ----------    ------------   ----------   -----------   -----------   ----------
   Total noninterest income                           3,835.9        (1,144.2)     2,691.7       3,362.9        (858.8)     2,504.1

Noninterest expense                                   6,048.8             7.3      6,056.1       5,062.0          12.4      5,074.4
Taxable equivalent adjustment                            53.7                         53.7          63.2                       63.2
                                                   ----------    ------------   ----------   -----------   -----------   ----------
Income before income taxes                         $  1,968.3    $              $  1,968.3   $   2,496.8   $             $  2,496.8
                                                   ==========    ============   ==========   ===========   ===========   ==========
BALANCE SHEET AND OTHER STATISTICS:
Total average loans (1)                            $ 83,274.5    $   25,594.4   $108,868.9   $  75,634.0   $  20,951.9   $ 96,585.9
Total average earning assets                        100,651.4        26,807.9    127,459.3      95,369.1      21,685.9    117,055.0
Earning asset yield                                      9.38%          15.29%       10.62%         9.23%        14.65%       10.23%
Cost of interest-bearing liabilities                     4.76            5.85         5.02          4.57          5.91         4.86
Net interest margin                                      5.41            9.45         6.26          5.45          8.74         6.06
Net funds function                                       4.21            4.30         4.23          4.47          4.02         4.38
Net charge-offs to average total loans                   1.35%           5.39%        2.30%         1.08%         4.88%        1.91%

CREDIT CARD STATISTICS:
Average credit card loans (1)                      $ 13,312.0    $   23,401.0   $ 36,713.0   $  12,471.3   $  18,860.4   $ 31,331.7
End of period credit card loans (1)                  12,326.0        28,467.3     40,793.3      14,423.5      20,414.5     34,838.0
Credit card delinquencies over 30 days as a
 percentage of ending credit card balances               4.99%           5.23%        5.16%         4.84%         5.48%        5.22%
Net credit card charge-offs as a percentage of
 average credit card balances                            5.60            5.82         5.74          4.48          5.35         5.00

(1) Includes loans held for sale.

The managed net interest margin for 1997 increased to 6.26% from 6.06% in 1996, reflecting the positive impact of the generation and repricing of higher-margin credit card and consumer loans, as well as a declining level of lower-margin investment securities.

The average managed loan portfolio increased 12.7% to $108.9 billion for the year ended December 31, 1997 from $96.6 billion in 1996, primarily as a result of a 17.2% growth in average managed credit card loans and a 11.9% growth in average managed consumer loans. Increased consumer loans were primarily due to growth in targeted portfolios such as home equity loans, secured consumer finance loans and auto leases.

The generation of new credit card business during 1997 remained very strong, reflecting a decision in the second quarter to step up marketing and business development activities. First USA continued to refine and strengthen its strategic emphasis on segmentation. In the partnership area, a number of premier names were signed including New York Life, Countrywide(R) Home Loans, PGA Tour, American Medical Association and the Los Angeles Dodgers. This activity contributed to a record 8.1 million new credit card accounts opened during the year, exceeding the previous record of 6.2 million new accounts set last year. At the end of 1997, card-members totaled 40.5 million, up 11.9% from the end of 1996.

On a managed portfolio basis, reflecting the same conditions in the reported loan portfolio, credit card charge-offs were 5.74% for the year ended December 31, 1997, compared with 5.00% in 1996. Also on a managed portfolio basis, however, credit card loans delinquent 30 days or more as a percentage of ending loans and leases decreased slightly to 5.16% at December 31, 1997 from 5.22% at December 31, 1996.



                     BANC ONE CORPORATION and Subsidiaries

VIII       RISK MANAGEMENT

RISK MANAGEMENT

The Asset Liability Committee (ALCO) has the responsibility for the management of capital market risk at BANC ONE. Operating within risk tolerance levels approved by the Corporation's Board of Directors, ALCO establishes policies and limits, monitoring and reporting requirements for these risks. Capital market risk is defined as interest rate risk, liquidity risk, trading risk, and credit risk for capital market activities, each of which are discussed below. For BANC ONE, the primary capital market risk is interest rate risk.

INTEREST RATE RISK MANAGEMENT

BANC ONE continuously offers its retail and commercial customers a variety of loan and deposit products, with fixed and variable interest rates, maturities, and other terms. A natural outcome of the decisions that customers make regarding their loan and deposit choices is the creation of interest rate risk. For example, if customer preference were for variable rate loans and fixed rate deposits, an asset-sensitive position would result, i.e., where earnings are exposed to future declines in interest rates.


The objective of interest rate risk management is to minimize the impact of future interest rate movements on earnings, both in the short- and long-term. The components of interest rate risk include repricing, basis, option and yield-curve risk. Repricing risk occurs when interest-earning assets and interest-bearing liabilities reprice at different times as interest rates change. Basis risk arises from a shift in the relationship of the rates on different financial instruments. Option risk is due to "embedded options," often present in customer products. Lastly, yield-curve risk is attributable to variations in the movement of interest rates across the maturity spectrum.

A variety of on- and off-balance sheet financial instruments are used to manage interest rate risk, including interest rate swaps, options (both caps and floors), purchases and sales of investment securities, fixed and variable rate deposits, borrowings, and securitizations. For more information regarding off-balance sheet items, see Note 13, "Off-Balance Sheet Activities," to the consolidated financial statements, as well as "Net Interest Income" -- Section III.

Interest rate risk is measured over both short- and long-term time frames. Interest rate risk measures incorporate the impact of rate movements on all on- and off-balance sheet financial assets and liabilities.

Two methodologies are used to measure interest rate sensitivity:

- EARNINGS AT RISK (EAR) measures the impact of interest rate changes on forecasted earnings over the next two years (i.e., short-term).

- VALUE AT RISK (VAR) measures the impact of interest rate changes on the market value of equity, i.e., the present value of future cash flows from current assets, liabilities and off-balance sheet instruments (i.e., long-term). Thus, changes in VAR represent the total changes in future earnings streams associated with current assets and liabilities discounted back to today's present value.

EAR and VAR are measured based on the more restrictive of two interest rate scenarios: (1) +/- 100 basis point immediate and parallel shift of the yield curve or (2) the 99% statistically probable maximum interest rate move based on the preceding two years of rate volatility.

In addition to the two interest rate scenarios described above, EAR and VAR are subjected to other interest rate scenarios, including a yield-curve shift and a gradual +/- 100 basis point change in interest rates over the next 12-month period, i.e., +/- 25 basis points per quarter. Recent financial market developments have flattened the yield-curve significantly. BANC ONE's exposure to a yield-curve

                     BANC ONE CORPORATION and Subsidiaries
inversion of 60 basis points in the five-year and less maturity range, i.e., the part of the yield-curve that most of BANC ONE's assets and liabilities are priced, is 1% over the next 12-month period.

The current EAR and VAR values relating to financial assets and liabilities as of December 31, 1997, shown in Table 16, are within ALCO's current risk limits.

TABLE 16: EARNINGS AT RISK AND VALUE AT RISK


                             DECEMBER 31, 1997
                       -----------------------------
                        EARNINGS AT RISK
Interest Rate Change   ------------------   VALUE AT
   In Basis Points      1998        1999      RISK
----------------------------------------------------
+100 Shock               (1.6)%        .6%    (1.3)%
-100 Shock                1.4        (1.2)      .8
+100 Gradual             (1.2)         .1      n/a(1)
-100 Gradual              1.2         (.5)     n/a(1)
-60 Yield-Curve
  Inversion              (1.0)        n/a(1)   n/a(1)

(1) Not applicable.

The most significant assumptions used in these simulation models relate to optionality, primarily the runoff rate of demand and other nonmaturity deposits and loan prepayment rates. Deposit runoff rate assumptions are based upon historical trends and internal projections. Loan prepayment rates are based upon market consensus estimates for similar securities and internal analysis. These assumptions are constantly reviewed, refined and approved by ALCO. Given that interest rate movements can be sudden or unanticipated in an ever-increasing global capital markets environment, no assurances can be made that interest rate movements outside the parameters being modeled will not occur with a result that modeled EAR and VAR could be exceeded.

LIQUIDITY RISK MANAGEMENT

Liquidity is managed in order to preserve stable, reliable and cost effective sources of cash to fund loan growth as well as meet expected and/or unexpected outflows of deposits and other liabilities. The Corporation believes liquidity is best managed through:

1) Maintaining above average capital ratios (see "Capital" -- Section IX on Page 48);

2) Ensuring underwriting conformity of loans originated so as to facilitate use of securitizations;

3) Maintaining above average Corporation and major bank subsidiary credit ratings which allows for a cost-effective means to attract wholesale funds;

4) Maintaining access to capital markets through utilization of a balance of short- and long-term instruments;

5) Ensuring an adequate level of liquid investment securities exists to meet short-term demands on liquidity; and

6) Diversifying liabilities among markets, instruments, maturities and customers.

In addition, a liquidity crisis contingency plan has been developed. This is designed to provide early detection of potential liquidity problems and outlines specific steps to address liquidity risk at a variety of severity levels.

During 1997, management's strategy has been to lengthen maturities on wholesale liabilities. This was accomplished to better match-fund certain assets and to take advantage of favorable market conditions, as well as to reduce dependency upon the parent company's short-term borrowings.

Parent company cash flow and liquidity were enhanced as a result of a 1997 initiative to more efficiently distribute capital between the Corporation's banking affiliates and the parent company. The impact of this initiative was to reduce parent company borrowings and improve the Corporation's double leverage ratio, a measure of the parent company's financing of its investment in subsidiaries, from 1.11 at December 31, 1996 to .97 at December 31, 1997.

At December 31, 1997, BANC ONE had an unused borrowing capacity of $2.0 billion through a long-term credit facility.

At year-end 1997, of the largest 25 bank holding companies in the United States, only three had equivalent or higher senior debt ratings than the Corporation. The following table summarizes credit ratings at December 31, 1997.


                     BANC ONE CORPORATION and Subsidiaries

TABLE 17: CREDIT RATINGS


                                                             SENIOR             SUBORDINATED
                                     SHORT-TERM             LONG-TERM             LONG-TERM
                                 -------------------   -------------------   -------------------
                                   S&P      MOODY'S      S&P      MOODY'S      S&P      MOODY'S
------------------------------------------------------------------------------------------------
The Corporation                      A-1+        P-1        AA-        Aa3         A+         A1
Major bank subsidiaries              A-1+        P-1        AA         Aa2        AA-        Aa3

As part of its liquidity risk management, the Corporation monitors its mix of retail and wholesale liabilities and seeks to maintain a diversified mix of liabilities by maturity and market. As part of its overall strategy, management made a decision to lengthen the maturity of its borrowings during 1997. Table 18 summarizes the Corporation's funding sources by product type.

TABLE 18: FUNDING SOURCES

                                               DECEMBER 31, 1997           DECEMBER 31, 1996
                                            -----------------------     -----------------------
                                                         PERCENT OF                  PERCENT OF
                                                           TOTAL                       TOTAL
$(millions)                                   AMOUNT      FUNDING         AMOUNT      FUNDING
-----------------------------------------------------------------------------------------------
PRODUCT TYPE
RETAIL:
Demand deposits                             $ 20,324.5           15%    $ 18,583.8           15%
Savings and money market                      32,558.7           25       29,434.6           24
Time deposits                                 21,654.2           16       23,414.9           19

WHOLESALE:
SHORT-TERM:
Federal funds purchased and repurchase
  agreements                                  10,708.2            8       12,858.5           10
Commercial paper and bank notes                2,360.0            2        4,467.7            4
Eurodollar certificates of deposit             2,876.9            2        2,789.7            2
Other                                            735.7            1          999.2            1

LONG-TERM:
Long-term borrowings                           4,109.1            3        3,120.2            3
Medium-term notes and bank notes               6,957.3            5        3,707.6            3
Securitizations                               31,134.0           23       22,571.0           19
                                            ----------   ----------     ----------   ----------
Total                                       $133,418.6          100%    $121,947.2          100%
                                            ==========   ==========     ==========   ==========

Core deposits, representing approximately 56% of total funding, remain the primary source of liquidity and are generated by a geographically diverse retail network of affiliate banks in 12 states. In addition to retail deposits, approximately 21% of funding is supported through a variety of wholesale markets. Asset securitizations generated 23% of funding.

TRADING RISK MANAGEMENT

Trading risk represents the potential for financial loss resulting from changes in the market value of positions held for proprietary trading or for market-making purposes. The Corporation's Board-approved policies limit the exposure in trading positions, as measured by historical market volatility and an expected time to liquidate positions. As of December 31, 1997, using these measurements, Value at Risk was only $2.4 million.

The primary purpose of BANC ONE's trading portfolios, which consist mainly of debt securities and interest rate swaps, is either to provide an inventory for purposes of customer dealings or to capitalize on perceived market opportunities. BANC ONE is primarily engaged in the former activity through its Banc One Capital Holdings Group. Customer swap contracts with notional amounts of $2.7 billion and $1.6 billion at December 31, 1997 and 1996, respectively, were substantially offset by transactions with third parties.

                     BANC ONE CORPORATION and Subsidiaries

CREDIT RISK MANAGEMENT FOR
CAPITAL MARKETS ACTIVITIES

As an inherent part of its business, BANC ONE holds or trades various financial instruments (e.g., securities and derivatives) for its customers or for its own purposes.

These dealings in the capital markets create credit risk with transaction counterparties and securities issuers to the degree they may not fulfill their obligations. On- and off-balance sheet credit risk is managed by limiting the amount of exposure to any one counter-party based on an analysis of their current financial condition and reputation, by diversifying exposures and by cost-effectively using available risk mitigation tools (e.g., collateralizations, netting agreements and credit enhancements). At December 31, 1997, there were no past due amounts or required reserves for possible credit losses related to off-balance sheet investment product transactions, nor were there any charge-offs during the three years ended December 31, 1997 related to such activities.

IX    CAPITAL

Capital levels are determined based on many factors, including regulatory requirements, costs of alternative sources of capital, prevailing interest rates, perceived credit risks and liquidity needs.

Improving shareholder value continues to be a primary goal for BANC ONE. Shareholder value is created when economic returns exceed the cost of capital. During 1998, BANC ONE intends to begin measuring the shareholder value created by each line of business. Profitability for each line of business will be calculated after allocation of all direct costs, capital, funding and corporate costs.

Under our risk-based capital allocation process, capital is allocated to individual assets and liabilities (including off-balance sheet items) based on their specific credit and operational risks. Interest rate risk is managed centrally and capital for that risk is housed in the treasury group. This process will allow BANC ONE to better manage the profitability (or shareholder value added) of individual transactions, products, customers, and lines of business.

Total equity to total assets at December 31, 1997 was 8.95% compared with 8.80% at December 31, 1996, while the tangible common equity to net assets ratio was 7.84% and 7.98% at December 31, 1997 and 1996, respectively. The ratio of tangible common equity to managed tangible assets at December 31, 1997 was 6.16% compared with 6.64% at the end of 1996.

BANC ONE's objective is to maintain a capital position at or above the "well capitalized" classification under federal banking regulations. BANC ONE's total risk-adjusted capital ratio, Tier 1 capital ratio, and Tier 1 leverage ratio were 13.11%, 8.50% and 7.91%, respectively, at December 31, 1997. All the affiliate banks meet the regulatory definition of well-capitalized banks.

BANC ONE CAPITAL LEVELS TO REGULATORY LIMITS
December 31, 1997
(Percent)

                         TIER 1         TOTAL RISK ADJUSTED         TIER 1
                    CAPITAL RATIO         CAPITAL RATIO          LEVERAGE RATIO
BANC ONE              8.5%                   13.11%                 7.91%
Well-Capitalized      6.0%                   10.0%                  5.0%
Regulatory Minimum    4.0%                    8.0 %                 4.0 %


Common shares outstanding, net of treasury shares, increased from 570.7 million at December 31, 1996 to 644.5 million at December 31, 1997. The increase primarily reflects an additional 59 million common shares as a result of the 10% common stock dividend declared on January 20, 1998, as well as the issuance of stock related to the Liberty acquisition. The common stock dividend

                     BANC ONE CORPORATION and Subsidiaries
payout ratio was 61%, 38% and 40% in 1997, 1996 and 1995, respectively. The common stock dividend payout ratio in 1997 is significantly higher than prior years primarily due to the restructuring and merger-related charge previously discussed.

The Corporation's Board of Directors has elected to redeem all of the shares of BANC ONE's Series C Convertible Preferred Stock on April 16, 1998, at the redemption price of $51.05 per share plus the amounts of any dividends accrued and unpaid.

X    FOURTH QUARTER REVIEW

OVERVIEW OF OPERATIONS -- Net income for the fourth quarter 1997 was $474.8 million, or $.72 per common share, compared with the 1996 fourth quarter results of $442.1 million, or $.67 per common share.

NET INTEREST INCOME -- Interest income (FTE) remained essentially unchanged at $2.3 billion and interest expense increased 4.4% to $1.0 billion from fourth quarter 1997 to 1996, resulting in a slight decrease in net interest income. Net interest margin decreased to 5.33% in 1997 from 5.52% in 1996. This was due primarily to the increased cost of funding and the securitization of higher-yielding credit card loans.

MANAGED NET INTEREST INCOME -- Managed interest income increased 12.6% to $3.5 billion and managed interest expense increased 15.3% to $1.5 billion from fourth quarter 1997 to 1996, resulting in a $200.9 million increase in managed net interest income. Managed net interest margin increased to 6.27% in 1997 from 6.11% in 1996. This was due primarily to the impact of new credit card and auto loans.

Managed average earning assets increased to $130.2 billion in fourth quarter 1997 from $120.7 billion in 1996. The managed average balance of loans and leases grew 12.3% in 1997 and the overall yield on loans and leases increased from 11.0% in 1996 to 11.3% in 1997. Managed average earning assets includes the securitization spread account of $1.4 billion in 1997 compared to $.7 billion in 1996.

NONINTEREST INCOME AND NONINTEREST EXPENSE -- Total noninterest income increased $98.8 million from $996.5 million in the fourth quarter of 1996 compared with $1,095.3 million in the same quarter of 1997. Service charges on deposit accounts increased $14.0 million due to an increase in fees on overdrafts, an overall increase in fees per transaction and improved service fee collection. Loan servicing income increased $207.7 million during the fourth quarter 1997 due to an increase in credit card securitization-related income. This was partially offset by a $132.5 million decrease in other noninterest income, primarily due to a $106.9 million gain on the sale of a portion of an investment in a subsidiary in the fourth quarter of 1996.

Total noninterest expense increased $105.3 million from $1.4 billion in the fourth quarter of 1996 to $1.5 billion in the same quarter of 1997. Salary and related costs increased $43.4 million in fourth quarter 1997 compared with the same period in 1996 as a result of increased staffing, merit and other pay increases, commissions related to venture transactions, and a continued shift to incentive compensation. Outside servicing and processing increased $60.3 million due to increased external consulting and processing services. Communication and transportation costs increased $18.6 million due to an increase in telephone charges and metered postage in the fourth quarter of 1997.

                     BANC ONE CORPORATION and Subsidiaries

XI    COMPARISON OF 1996 VERSUS 1995

OVERVIEW OF OPERATIONS -- Net income for 1996 was $1.7 billion, or $2.52 per common share, up 15.7% and 14.5%, respectively, from $1.4 billion, or $2.20 per common share, in 1995. This reflected a 20.9% increase in net interest income and a 21.2% increase in noninterest income, partially offset by a 17.0% increase in non-interest expense and a higher provision for credit losses.

Higher interest income in 1996 was primarily due to a 12.0% increase in average earning assets, which resulted from exceptionally strong loan growth. Loan growth was significantly impacted by the acquisition of Premier on January 2, 1996.

Key performance measures also showed strong growth. Return on average assets increased to 1.59% in 1996 from 1.54% in 1995, while return on average common equity was 17.83% in 1996 compared with 17.26% in 1995. The ratio of average common equity to average assets increased to 8.85% in 1996 from 8.81% in 1995. Net interest margin rose to 5.45% in 1996 from 5.08% in 1995.

NET INTEREST INCOME -- Net interest income on a fully taxable equivalent basis
(FTE), was $5.2 billion in 1996, up $871.2 million, or 20.1%, from 1995 reflecting the growth in average earning assets and favorable yield trends. The net interest margin increased to 5.45% in 1996 from 5.08% in 1995. For 1996, average earning assets totaled $95.4 billion, up $10.2 billion from 1995, reflecting the $5.0 billion average positive impact of the Premier acquisition, complemented by strong underlying loan growth.

Average loans and leases, excluding loans held for sale, totaled $75.1 billion, up $8.4 billion, or 12.6%, over 1995. Contributing to this growth was a $3.4 billion increase resulting from the Premier acquisition, $2.4 billion increase in credit card loans, and $1.3 billion increase in commercial loans and leases. These increases are net of loan sales and securitizations.

Average investment securities increased to $19.1 billion, up $2.2 billion, or 13.1%, from 1995, primarily due to the acquisition of Premier. The lack of growth in investment securities, excluding the Premier acquisition, resulted from the decision to reduce the level of lower yielding securities, primarily through maturity runoff, and to use the proceeds to fund higher yielding loans. This strategy improved the overall earning asset yield and net interest margin due to the typically higher yields on loans when compared to the yields on investment securities.

The growth in earning assets is funded by traditional bank sources, primarily retail deposits, securitizations and the issuance of short- and long-term debt. During 1996, average total deposits increased $4.3 billion, or 6.4%, to $72.4 billion, primarily due to the acquisition of Premier. Average short-term borrowed funds in 1996 totaled $15.4 billion, up $3.8 billion, or 32.9%, from the prior year. Average long-term borrowed funds totaled $5.1 billion, up $1.4 billion, or 38.8%, from 1995. Both short- and long-term funding increased in 1996 primarily due to the faster rate of growth in the loan portfolio compared with the growth rate of core deposits.

NONINTEREST INCOME AND NONINTEREST EXPENSE -- Noninterest income in 1996 totaled $3.4 billion, an increase of $587.5 million, or 21.2%, from 1995. Excluding the impact of the Premier acquisition, noninterest income increased $490.8 million, or 17.7%. The $96.7 million increase related to Premier



                     BANC ONE CORPORATION and Subsidiaries
includes $53.9 million in service charges on deposit accounts, $16.3 million in other noninterest income, and $11.2 million in investment management and advisory activities. The following discussion of individual noninterest income categories excludes the impact of Premier.

Investment management and advisory activities income for 1996 increased $28.5 million, or 11.9%, reflecting an increase in investment management fees resulting from continued growth in funds under management and an increase in fees per account. Funds under management were $39.6 billion, up 12.8% during 1996. Service charges on deposit accounts increased $55.5 million, or 10.2%, in 1996 reflecting a $35.9 million increase in fees on overdrafts, personal savings and checking accounts, as well as an overall increase in demand deposit account volume. The $19.7 million increase in credit card and merchant processing fees was due to increased payment processing volume. The $6.0 million decrease in credit card securitization-related income relates to both the reduction in excess yield on securitizations as a result of $541.9 million increase in net charge-offs, excluding the Premier acquisition, and a decrease in securitization gains, mostly offset by higher volumes of serviced loans. Insurance income and income from securities activities increased $28.4 million and $17.8 million, respectively, reflecting higher commissions related to increased sales volumes resulting from 1996 national sales programs. Gains on sale of assets increased $109.1 million in 1996 primarily reflecting a gain of $106.9 million from the December 1996 sale of a portion of an investment in a subsidiary. The 1996 increase in other income was primarily due to the recognition of a $52.8 million increase in the fair value of the venture capital portfolio in 1996.

Noninterest expense in 1996 totaled $5.1 billion, up $735.1 million, or 17.0%, from 1995. The Premier acquisition added $226.6 million and Project One expenses for the period totaled $149.7 million. Additional increases were reflected in salary and related costs due to staffing and incentives resulting from growth in securities and investment banking activities. Depreciation and amortization increased $36.0 million primarily due to a write-off during the second quarter of 1996 of $11.9 million for software and goodwill related to a nonbank subsidiary. Outside services and processing expenses and marketing and development costs increased $49.1 million and $20.9 million, respectively, due to increased credit card volumes and associated marketing and solicitation costs in 1996. Other noninterest expense increased approximately 17.5%, due primarily to $12.1 million in additional expenses related to servicing deposit accounts, a $8.9 million interest charge from the settlement of an IRS audit, a $4.6 million loss on the sale of a subsidiary and a $4.4 million prepayment related to the early extinguishment of long-term debt.

LOAN QUALITY -- The allowance for credit losses at December 31, 1996 totaled $1.2 billion, or 1.51%, of total loans and leases, compared with $1.0 billion, or 1.47%, at December 31, 1995. Total ending loans and leases were $79.4 billion, an increase of $11.0 billion, or 16.0%, from 1995. To maintain an adequate level of allowance for credit losses and allow for loan growth and increased charge-offs, the provision for credit losses continued to exceed net charge-offs. In 1996, the provision was $942.7 million, $123.1 million higher than net charge-offs, compared with the 1995 provision of $526.1 million, $48.7 million higher than net charge-offs.


                     BANC ONE CORPORATION and Subsidiaries

CONSOLIDATED QUARTERLY FINANCIAL DATA (1)
(UNAUDITED)

                                                                1997
                                        -------------------------------------------------
$(millions, except per share data)        FOURTH       THIRD        SECOND       FIRST
--------------------------------------------------------------------------------------------
CONDENSED INCOME STATEMENT:
Total interest income (2)               $  2,325.3   $  2,400.1   $  2,373.6   $  2,337.9
Total interest expense                       993.3      1,023.9      1,007.4        966.3
                                        ----------   ----------   ----------   ----------
 Net interest income (2)                   1,332.0      1,376.2      1,366.2      1,371.6
Provision for credit losses                  272.6        270.8        395.8        271.9
Noninterest income                         1,095.3      1,102.9        830.5        807.2
Noninterest expense                        1,480.3      1,535.3      1,724.2      1,309.0
Taxable equivalent adjustment                 13.2         12.9         13.8         13.8
                                        ----------   ----------   ----------   ----------
 Income before income taxes                  661.2        660.1         62.9        584.1
Income tax provision                         186.4        226.9         47.1        202.2
                                        ----------   ----------   ----------   ----------
 Net income                             $    474.8   $    433.2   $     15.8   $    381.9
                                        ==========   ==========   ==========   ==========
 Net income available to common
   stockholders                         $    472.4   $    430.2   $     12.6   $    378.5
                                        ==========   ==========   ==========   ==========
KEY AVERAGE BALANCES:
 Total securities (3)                   $ 14,295.3   $ 15,305.4   $ 17,603.2   $ 18,818.7
 Total loans and leases                   83,193.8     85,181.4     80,528.1     79,521.1
 Total assets                            112,499.8    113,485.7    112,501.4    110,762.0
 Total deposits                           75,405.0     75,431.1     73,939.7     73,339.3
 Total borrowed funds                     23,731.3     25,261.1     25,819.6     25,024.6
 Common stockholders' equity            $  9,901.0   $  9,666.3   $  9,818.1   $  9,415.8
MARGIN ANALYSIS: (2)(4)(5)
 Net interest income                          5.33%        5.37%        5.41%        5.53%
 Net funds function                           4.24%        4.31%        3.84%        4.43%
KEY OPERATING RATIOS:
 Return on average assets (5)                 1.67%        1.51%         .06%        1.40%
 Return on average common equity (5)         18.93        17.66          .51        16.30
 Return on average total equity (5)          18.76        17.46          .63        16.11
 Average common equity to average assets      8.80         8.52         8.73         8.50
 Average total equity to average assets       8.93         8.67         8.90         8.68
 Tier I capital ratio                         8.50         8.42         8.19         9.43
 Total risk adjusted capital ratio           13.11        13.07        12.82        13.45
 Tier I leverage ratio                        7.91%        7.61%        7.61%        8.27%
CREDIT ANALYSIS:
 Net charge-offs to average loans and
   leases (5)                                 1.38%        1.34%        1.42%        1.24%
 Ending allowance to loans and leases         1.62         1.62         1.62         1.55
 Nonperforming assets to loans and
   leases (6)(7)                               .56          .58          .53          .53
 Loans delinquent 90 or more days to
   loans and leases (7)(8)                     .66          .77          .58          .63
 Allowance to nonperforming loans           323.71%      314.00%      343.64%      326.68%
MANAGED DATA:
 Total average loans and leases         $113,306.6   $111,359.9   $106,720.1   $103,972.0
 Net interest margin                          6.27%        6.30%        6.19%        6.26%
 Net funds function                           4.33         4.40         4.27         4.29
 Credit card net charge-offs to average
   credit card loans                          5.37         5.78         6.22         5.63
 Credit card loans delinquent 90 or more
   days to credit card loans                  2.29%        2.02%        2.11%        2.39%
COMMON STOCK:
 Per common share data
   Net income, basic                    $      .74   $      .67   $      .03   $      .60
   Net income, diluted                         .72          .66          .03          .58
   Cash dividends declared                    .345         .345         .345         .345
   Book value                           $    15.89   $    16.96   $    16.62   $    16.74
 Average shares outstanding, basic           644.5        641.3        620.6        622.6
 Average shares outstanding, diluted         658.6        659.0        649.6        655.6
 Shares traded, as originally reported       113.3        102.8        125.6        133.4
 Stock price:
   High                                 $    54.37   $    52.10   $    45.57   $    44.77
   Low                                       43.01        43.24        35.57        35.80
   Close                                $    49.37   $    50.91   $    44.04   $    36.14



                                                                 1996
                                          ----------------------------------------------
$(millions, except per share data)          FOURTH       THIRD      SECOND       FIRST
----------------------------------------------------------------------------------------
CONDENSED INCOME STATEMENT:
Total interest income (2)                 $  2,312.1   $ 2,194.8   $ 2,122.5   $ 2,170.0
Total interest expense                         951.2       902.6       850.1       893.7
                                          ----------   ---------   ---------   ---------
 Net interest income (2)                     1,360.9     1,292.2     1,272.4     1,276.3
Provision for credit losses                    319.6       240.3       194.7       188.1
Noninterest income                             996.5       837.8       772.2       756.4
Noninterest expense                          1,375.0     1,257.0     1,238.0     1,192.0
Taxable equivalent adjustment                   15.2        15.8        16.2        16.0
                                          ----------   ---------   ---------   ---------
 Income before income taxes                    647.6       616.9       595.7       636.6
Income tax provision                           205.5       204.2       200.5       213.8
                                          ----------   ---------   ---------   ---------
 Net income                               $    442.1   $   412.7   $   395.2   $   422.8
                                          ==========   =========   =========   =========
 Net income available to common
   stockholders                           $    438.5   $   408.5   $   391.0   $   418.4
                                          ==========   =========   =========   =========
KEY AVERAGE BALANCES:
 Total securities (3)                     $ 18,316.8   $18,603.8   $19,594.7   $19,789.7
 Total loans and leases                     78,571.9    75,037.8    73,227.9    73,462.8
 Total assets                              108,170.6   104,130.8   103,424.9   104,024.2
 Total deposits                             73,052.9    72,154.4    72,232.1    72,126.4
 Total borrowed funds                       22,741.8    19,896.8    19,318.6    19,847.1
 Common stockholders' equity              $  9,432.4   $ 9,290.4   $ 9,159.6   $ 9,275.5
MARGIN ANALYSIS: (2)(4)(5)
 Net interest income                            5.52%       5.43%       5.43%       5.44%
 Net funds function                             4.22%       4.42%       4.60%       4.63%
KEY OPERATING RATIOS:
 Return on average assets (5)                   1.63%       1.58%       1.54%       1.63%
 Return on average common equity (5)           18.49       17.49       17.17       18.15
 Return on average total equity (5)            18.23       17.23       16.90       17.86
 Average common equity to average assets        8.72        8.92        8.86        8.92
 Average total equity to average assets         8.92        9.15        9.09        9.15
 Tier I capital ratio                           9.98        9.63       10.11       10.10
 Total risk adjusted capital ratio             14.07       13.32       13.86       14.03
 Tier I leverage ratio                          8.88%       8.52%       8.72%       8.44%
CREDIT ANALYSIS:
 Net charge-offs to average loans and
   leases (5)                                   1.31%       1.10%        .94%        .97%
 Ending allowance to loans and leases           1.51        1.48        1.49        1.50
 Nonperforming assets to loans and
   leases (6)(7)                                 .54         .62         .62         .67
 Loans delinquent 90 or more days to
   loans and leases (7)(8)                       .60         .53         .45         .40
 Allowance to nonperforming loans             313.17%     271.70%     283.82%     263.08%
MANAGED DATA:
 Total average loans and leases           $100,890.7   $97,405.7   $95,155.0   $92,827.8
 Net interest margin                            6.11%       6.10%       6.07%       5.97%
 Net funds function                             4.08        4.32        4.52        4.61
 Credit card net charge-offs to average
   credit card loans                            5.61        5.25        4.83        4.22
 Credit card loans delinquent 90 or more
   days to credit card loans                    2.23%       2.00%       1.74%       1.64%
COMMON STOCK:
 Per common share data
   Net income, basic                      $      .70   $     .64   $     .61   $     .65
   Net income, diluted                           .67         .63         .59         .63
   Cash dividends declared                       .31         .31         .31         .31
   Book value                             $    16.93   $   16.42   $   16.26   $   15.99
 Average shares outstanding, basic             626.9       630.7       633.2       639.4
 Average shares outstanding, diluted           658.8       662.3       665.5       671.9
 Shares traded, as originally reported          54.3        60.7        50.7        62.1
 Stock price:
   High                                   $    43.53   $   37.62   $   34.32   $   35.00
   Low                                         36.71       28.41       29.89       29.04
   Close                                  $    39.09   $   37.27   $   30.91   $   32.39



(1) All share and per share amounts have been restated to reflect common stock dividends.
(2) Fully taxable equivalent basis. The Federal statutory rate used was 35% for all periods presented.
(3) Average balances are based on amortized historical cost excluding SFAS No. 115 adjustments to fair value which are included in other assets.
(4) As a percent of average earning assets.
(5) Ratios presented on an annualized basis.
(6) Excludes certain smaller balance loans collectively evaluated for impairment.
(7) Includes loans held for sale.
(8) Excluding nonperforming loans.



                     BANC ONE CORPORATION and Subsidiaries

CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 1997 AND 1996


                                                            DECEMBER 31,        DECEMBER 31,
$(millions, except share amounts)                               1997                1996
--------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks                                     $    7,727.4        $    6,524.4
Short-term investments                                             838.3               680.7
Loans held for sale                                              2,362.0             1,473.8
Securities:
  Securities held to maturity                                      785.3             4,397.9
  Securities available for sale                                 14,467.9            14,733.8
                                                            ------------        ------------
    Total securities (fair value approximates $15,268.0
      and $19,163.2 at December 31, 1997 and 1996,
      respectively)                                             15,253.2            19,131.7
Loans and leases (net of unearned income of $2,013.7 and
  $1,383.3 and allowance for credit losses of $1,325.9
  and $1,197.7 at December 31, 1997 and 1996,
  respectively)                                                 80,726.9            78,192.0
Other assets:
  Bank premises and equipment, net                               1,882.2             1,799.2
  Interest earned, not collected                                   821.3               782.1
  Other real estate owned                                           66.6                53.0
  Excess of cost over net assets of affiliates purchased           741.8               508.4
  Other                                                          5,481.6             3,008.2
                                                            ------------        ------------
    Total other assets                                           8,993.5             6,150.9
                                                            ------------        ------------
    TOTAL ASSETS                                            $  115,901.3        $  112,153.5
                                                            ============        ============
LIABILITIES:
Deposits:
  Noninterest-bearing                                       $   18,444.2        $   16,340.6
  Interest-bearing                                              58,970.1            57,882.4
                                                            ------------        ------------
    Total deposits                                              77,414.3            74,223.0
Federal funds purchased and repurchase agreements               10,708.2            12,858.5
Other short-term borrowings                                      3,095.7             5,466.9
Long-term debt                                                  11,066.4             6,827.8
Accrued interest payable                                           489.7               468.6
Other liabilities                                                2,751.0             2,440.7
                                                            ------------        ------------
    TOTAL LIABILITIES                                          105,525.3           102,285.5
                                                            ------------        ------------
Commitments and contingencies (Notes 5, 7, and 15)

STOCKHOLDERS' EQUITY:
Preferred stock, 35,000,000 shares authorized:
    Series C convertible, no par value, 2,707,917 and
    4,140,314 shares issued and outstanding at December
    31, 1997 and 1996, respectively                                135.4               207.0
Convertible preferred stock of pooled affiliate,
  5,750,000 shares issued and outstanding at December
  31, 1996                                                                                .1
Common stock, no par value, $5 stated value, 950,000,000
  shares and 600,000,000 shares authorized at December
  31, 1997 and 1996, respectively; 645,956,436 and
  576,517,822 shares issued at December 31, 1997 and
  1996, respectively (December 31, 1997 shares reflect
  the 10% stock dividend payable -- Note 10.)                    3,229.8             2,882.6
Capital in excess of aggregate stated value                      6,718.7             4,346.4
Retained earnings                                                  239.8             2,625.1
Net unrealized holding gains on securities available for
  sale, net of tax                                                 121.0                19.9
Treasury stock (1,421,331 and 5,829,915 shares, at
  December 31, 1997 and 1996, respectively), at cost               (68.7)             (213.1)
                                                            ------------        ------------
    TOTAL STOCKHOLDERS' EQUITY                                  10,376.0             9,868.0
                                                            ------------        ------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $  115,901.3        $  112,153.5
                                                            ============        ============


The accompanying notes are an integral part of the consolidated financial statements.


                     BANC ONE CORPORATION and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE YEARS ENDED DECEMBER 31, 1997


$(millions, except per share amounts)                  1997            1996            1995
---------------------------------------------------------------------------------------------
INTEREST INCOME:
  Loans and leases                                   $8,128.7        $7,437.9        $6,393.0
  Securities:
    Taxable                                             986.0         1,127.2           973.4
    Tax-exempt                                           80.2            94.9           116.7
  Loans held for sale                                   139.2            39.5            32.9
  Other                                                  49.1            36.7            71.9
                                                     --------        --------        --------
    TOTAL INTEREST INCOME                             9,383.2         8,736.2         7,587.9

INTEREST EXPENSE:
  Deposits:
    Demand, savings and money market deposits         1,124.4         1,006.2           922.3
    Time deposits                                     1,420.7         1,454.0         1,504.1
  Borrowings                                          1,445.8         1,137.4           910.4
                                                     --------        --------        --------
    TOTAL INTEREST EXPENSE                            3,990.9         3,597.6         3,336.8
                                                     --------        --------        --------
    NET INTEREST INCOME                               5,392.3         5,138.6         4,251.1
Provision for credit losses                           1,211.1           942.7           526.1
                                                     --------        --------        --------
    Net interest income after provision for
      credit losses                                   4,181.2         4,195.9         3,725.0

NONINTEREST INCOME:
  Investment management and advisory activities         315.5           279.1           239.4
  Service charges on deposit accounts                   702.4           654.1           544.7
  Loan processing and servicing income                1,802.2         1,453.3         1,425.6
  Securities gains (losses)                              57.0            16.7            (2.0)
  Other                                                 958.8           959.7           567.7
                                                     --------        --------        --------
    TOTAL NONINTEREST INCOME                          3,835.9         3,362.9         2,775.4

NONINTEREST EXPENSE:
  Salary and related costs                            2,367.5         2,204.6         1,875.6
  Net occupancy expense, exclusive of
    depreciation                                        209.9           192.1           175.1
  Equipment expense                                     133.7           125.2           110.5
  Depreciation and amortization                         458.3           447.5           367.4
  Outside services and processing                       859.1           674.2           528.3
  Marketing and development                             712.9           445.9           424.9
  Communication and transportation                      427.6           378.4           324.7
  Other                                                 542.5           594.1           520.4
  Restructuring charges                                 337.3
                                                     --------        --------        --------
    TOTAL NONINTEREST EXPENSE                         6,048.8         5,062.0         4,326.9
                                                     --------        --------        --------
Income before income taxes                            1,968.3         2,496.8         2,173.5
Provision for income taxes                              662.6           824.0           728.3
                                                     --------        --------        --------
NET INCOME                                           $1,305.7        $1,672.8        $1,445.2
                                                     ========        ========        ========
NET INCOME PER COMMON SHARE (amounts reflect the
  10% common stock dividend -- Note 10):
NET INCOME PER COMMON SHARE, BASIC                   $   2.04        $   2.60        $   2.26
                                                     ========        ========        ========
NET INCOME PER COMMON SHARE, DILUTED                 $   1.99        $   2.52        $   2.20
                                                     ========        ========        ========

The accompanying notes are an integral part of the consolidated financial statements.



                     BANC ONE CORPORATION and Subsidiaries

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE THREE YEARS ENDED DECEMBER 31, 1997


                                                                                           NET UNREALIZED
                                                                     CAPITAL IN            HOLDING GAINS
                                                                     EXCESS OF              (LOSSES) ON
                                                                     AGGREGATE               SECURITIES   TREASURY       TOTAL
                                                PREFERRED   COMMON     STATED    RETAINED   AVAILABLE     STOCK AT    STOCKHOLDERS'
$(millions, except per share amounts)             STOCK     STOCK      VALUE     EARNINGS    FOR SALE       COST        EQUITY
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994                      $   249.9 $2,726.1   $ 3,552.0    $2,172.1   $(111.5)  $ (336.5)  $   8,252.1
Net income                                                                         1,445.2                            1,445.2
Cash dividends:
 Common ($1.13 per share)(1)                                                        (532.8)                            (532.8)
 Series C Preferred ($3.50 per share)                                                (17.5)                             (17.5)
 Pooled affiliates                                                                   (21.8)                             (21.8)
Shares issued in acquisitions                                  5.7        13.1        (3.1)                              15.7
Conversion of preferred into common                   (.2)                  .2
Exercise of stock options, net of shares
 purchased                                                     8.9        (2.5)                                           6.4
Sales of stock to employee benefit plans and
 other                                                         7.0        18.1                                           25.1
Purchase of treasury stock                                                                               (324.3)       (324.3)
Change in unrealized holding gains (losses) on
 securities available for sale, net of tax                                                     203.3                    203.3
10% common stock dividend at fair market value               205.4     1,340.0    (1,545.4)
                                                --------- --------   ---------    --------   -------   --------   -----------
BALANCE, DECEMBER 31, 1995                          249.7  2,953.1     4,920.9     1,496.7      91.8     (660.8)      9,051.4
Net income                                                                         1,672.8                            1,672.8
Cash dividends:
 Common ($1.24 per share)(1)                                                        (587.2)                            (587.2)
 Series C Preferred ($3.50 per share)                                                (16.4)                             (16.4)
 Pooled affiliates                                                                   (31.4)                             (31.4)
Shares issued in acquisitions                                             53.4                            657.1         710.5
Issuance of subsidiary common stock                                       79.5                                           79.5
Conversion of preferred into common                 (42.6)     8.2        34.4
Exercise of stock options, net of shares
 purchased                                                    14.1         2.7                                           16.8
Sales of stock to employee benefit plans and
 other                                                         9.2       (56.5)       90.6                  3.7          47.0
Purchase of treasury stock                                                                             (1,003.1)     (1,003.1)
Retirement of treasury stock                                (102.0)     (688.0)                           790.0
Change in unrealized holding gains (losses) on
 securities available for sale, net of tax                                                     (71.9)                   (71.9)
                                                --------- --------   ---------    --------   -------   --------   -----------
BALANCE, DECEMBER 31, 1996                          207.1  2,882.6     4,346.4     2,625.1      19.9     (213.1)      9,868.0
Net income                                                                         1,305.7                            1,305.7
Cash dividends:
 Common ($1.38 per share)(1)                                                        (768.6)                            (768.6)
 Series C Preferred ($3.50 per share)                                                (12.0)                             (12.0)
 Pooled affiliates                                                                   (20.6)                             (20.6)
Shares issued in acquisitions                                             51.4                            487.0         538.4
Issuance of subsidiary common stock                                        5.8                                            5.8
Conversion of preferred into common                 (71.7)    13.9        57.8
Exercise of stock options, net of shares
 purchased                                                    26.3        34.5                            (34.1)         26.7
Sales of stock to employee benefit plans and
 other                                                        57.2        11.7                            (30.1)         38.8
Purchase of treasury stock                                                                               (707.3)       (707.3)
Retirement of treasury stock                                 (43.8)     (385.1)                           428.9
Change in unrealized holding gains (losses) on
 securities available for sale, net of tax                                                     101.1                    101.1
10% common stock dividend at fair market value               293.6     2,596.2    (2,889.8)
                                                --------- --------   ---------    --------   -------   --------   -----------
BALANCE, DECEMBER 31, 1997                      $   135.4 $3,229.8   $ 6,718.7    $  239.8   $ 121.0   $  (68.7)  $  10,376.0
                                                ========= ========   =========    ========   =======   ========   ===========

(1) Amounts reflect the effect of the 10% common stock dividend. See Note 10.

The accompanying notes are an integral part of the consolidated financial statements.


                     BANC ONE CORPORATION and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE THREE YEARS ENDED DECEMBER 31, 1997


$(millions)                                          1997             1996             1995
----------------------------------------------------------------------------------------------
CASH PROVIDED BY (USED IN) OPERATING
  ACTIVITIES:
Net income                                        $  1,305.7       $  1,672.8       $  1,445.2
Adjustments:
  Provision for credit losses                        1,211.1            942.7            526.1
  Depreciation                                         338.7            300.8            255.9
  Amortization of other intangibles                    119.6            146.7            111.5
  Amortization (accretion) of securities
    premium and discounts, net                          37.6             40.9            (50.7)
  Amortization of mortgage servicing rights             16.3             19.7             12.9
  Net increase in trading account                     (486.1)          (305.4)           (30.2)
  Net increase in loans held for sale                 (888.2)          (970.4)          (187.7)
  Net (increase) decrease in deferred loan fees
    and costs                                           (5.2)            34.3             (4.2)
  Securities (gains) losses                            (57.0)           (16.7)             1.9
  Gain on the sale of banks and branch offices           (.8)           (19.4)           (68.3)
  Gain on sale of loans and other assets              (238.8)          (325.3)          (122.9)
  Net increase in other assets                      (1,134.1)          (279.6)          (226.9)
  Net increase (decrease) in other liabilities         605.3            (42.1)           251.3
  Net increase in deferred income taxes                520.7            263.6            179.4
                                                  ----------       ----------       ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES            1,344.8          1,462.6          2,093.3
                                                  ----------       ----------       ----------
CASH PROVIDED BY (USED IN) INVESTING
  ACTIVITIES:
Purchases of securities available for sale          (9,422.6)        (5,581.5)        (8,110.5)
Purchases of securities held to maturity              (502.6)        (1,789.6)        (1,978.1)
Maturities of securities available for sale          3,014.9          4,169.2          6,712.9
Maturities of securities held to maturity              582.3          1,040.8          1,904.8
Sales of securities available for sale              10,996.2          3,231.5          2,544.3
Net increase in loans, excluding sales and
  purchases                                        (14,443.3)       (15,750.6)       (16,261.8)
Sales of loans and other assets                     13,596.9          8,218.2         10,818.0
Credit card securitization activities                 (985.2)           (53.9)           (61.9)
Purchases of loans and related premiums             (1,275.5)          (519.8)          (668.9)
Net decrease in short-term investments                  13.6            118.3          3,022.7
Additions to bank premises and equipment              (418.7)          (432.2)          (400.6)
Sale of banks and branch offices                       (22.3)          (186.8)          (236.0)
Net cash acquired in acquisitions                      240.7            315.7             42.4
All other investing activities, net                    195.0            (58.9)           191.8
                                                  ----------       ----------       ----------
NET CASH PROVIDED BY (USED IN) INVESTING
  ACTIVITIES                                         1,569.4         (7,279.6)        (2,480.9)
                                                  ----------       ----------       ----------
CASH FLOWS PROVIDED BY (USED IN) FINANCING
  ACTIVITIES:
Net increase in demand, savings and money
  market deposits                                    3,380.4          1,533.8          1,608.9
Net decrease in time deposits                       (2,488.5)          (592.3)        (2,235.6)
Net (decrease) increase in short-term
  borrowings                                        (4,822.9)         5,414.8          1,229.3
Issuance of long-term borrowings, net                5,571.0          3,486.2          1,742.1
Repayment of long-term borrowings                   (1,914.0)        (1,755.4)          (344.7)
Cash dividends paid                                   (801.1)          (635.0)          (696.1)
Purchase of treasury stock                            (707.3)        (1,003.1)          (324.3)
All other financing activities, net                     71.2            180.2            (16.2)
                                                  ----------       ----------       ----------
NET CASH (USED IN) PROVIDED BY FINANCING
  ACTIVITIES                                        (1,711.2)         6,629.2            963.4
                                                  ----------       ----------       ----------
Increase in cash and cash equivalents                1,203.0            812.2            575.8
Cash and cash equivalents at January 1               6,524.4          5,712.2          5,136.4
                                                  ----------       ----------       ----------
CASH AND CASH EQUIVALENTS AT DECEMBER 31          $  7,727.4       $  6,524.4       $  5,712.2
                                                  ==========       ==========       ==========

The accompanying notes are an integral part of the consolidated financial statements.

                     BANC ONE CORPORATION and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BANC ONE is a bank holding company offering a full range of financial services through banking offices in Arizona, Colorado, Illinois, Indiana, Kentucky, Louisiana, Ohio, Oklahoma, Texas, Utah, West Virginia and Wisconsin. BANC ONE also engages in credit card and merchant processing, consumer and education finance, mortgage banking, insurance, trust and investment management, brokerage, venture capital, investment and merchant banking, equipment leasing and data processing activities.

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

LOANS HELD FOR SALE

Certain loan receivables are classified as held for sale because management does not intend to hold such loans until maturity or sales of the loans are pending. Such loans are carried at the lower of aggregate cost or fair value by type of loan. Losses, if any, are recorded in noninterest income, based on the difference between the fair value (estimated sales proceeds) and aggregate cost.

SECURITIES

Securities that management has both the positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at cost, adjusted for amortization of premium or accretion of discount using the interest method. Securities that may be sold prior to maturity for asset/liability management purposes, or that may be sold in response to changes in interest rates, changes in prepayment risk, to increase regulatory capital or other similar factors, are classified as securities available for sale and carried at fair value with any adjustments to fair value, after tax, reported as a separate component of stockholders' equity. Securities purchased for trading purposes are held in the trading portfolio at market value, with market adjustments included in noninterest income.

Venture capital investments held by qualifying investment companies are carried at fair value with changes in fair value recognized in noninterest income. The fair value of publicly traded investments takes into account their quoted market prices with adjustments made for market liquidity or sale restrictions. For

                     BANC ONE CORPORATION and Subsidiaries
securities that are not publicly traded, estimates of fair value are further adjusted based upon review of the investee's financial results, condition and prospects.

Interest and dividends on securities, including the amortization of premiums and the accretion of discounts, are reported using the interest method. Gains and losses on sales of securities are recorded on the trade date and are calculated based on the security with the highest cost unless specific securities are identified.

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

Commercial loans are placed on nonaccrual at the time the loan is 90 days delinquent unless the credit is well collateralized and in process of collection. Residential real estate loans are placed on nonaccrual at the time the loan is 120 days delinquent. Credit card loans, other uncollateralized personal credit lines and consumer loans are charged off no later than 180 days delinquent.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are reasonably assured of repayment within a reasonable time frame and when the borrower has demonstrated payment performance.

LEASES

The leasing operations consist of the leasing of automobiles (carried in consumer loans) and various types of equipment under leases principally classified as direct financing leases. Interest, net of initial direct costs, is deferred and reported as income in decreasing amounts over the term of the lease so as to provide a constant yield on the outstanding principal balance. Leases are charged-off at the earlier of 180 days delinquent for consumer leases and 120 days delinquent for equipment leases or when collection of principal or interest is in doubt.

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

LOAN SECURITIZATIONS

BANC ONE actively packages and sells loans receivables, primarily credit card receivables, as securities to investors. From these securitizations, BANC ONE receives (1) a fee for servicing the loans and (2) net interest revenues generated by the loans which are in excess of the interest due investors and net credit losses. Fees which are received in excess of the contractual servicing rate as well as the excess net interest revenue are considered financial assets, effectively interest-only strips.


                     BANC ONE CORPORATION and Subsidiaries

Certain estimates are inherent in determining the fair value of the interest-only strip, including interest rates, charge-offs and receivable lives. These estimates and assumptions are subject to change in the future.

When loans are securitized, the interest-only strip described above and a corresponding initial gain on the sale of the receivables are recorded, the loans are removed from the balance sheet, and amounts that would have previously been reported as net interest income and provision for credit losses are instead reported as noninterest income in loan processing and servicing income.

MORTGAGE BANKING ACTIVITIES

Mortgage servicing assets are recognized as separate assets when servicing rights are acquired through purchase or retained in a sale or securitization of the assets being serviced. Capitalized mortgage servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying mortgage loans. Capitalized mortgage servicing rights are evaluated for impairment based on the fair value of those rights.

BANK PREMISES AND EQUIPMENT

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is recorded primarily using the straight-line method over the estimated useful lives of the assets. Upon the sale or other disposal of assets, the cost and related accumulated depreciation are written off and the resulting gain or loss is recognized. Maintenance and repairs are charged to expense as incurred, while renewals and betterments are capitalized. Software costs for internally developed systems are expensed as incurred. Software costs related to externally developed systems are capitalized and include systems intended for internal and external use.

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

PURCHASE METHOD OF ACCOUNTING

Net assets of organizations acquired in purchase transactions are recorded at fair value at date of acquisition. The excess of cost over net assets of affiliates purchased (goodwill) is amortized using the straight-line and accelerated methods over the estimated periods benefited with terms generally ranging from five to 40 years. Core deposits and other identifiable intangible assets are typically amortized on an accelerated basis over the period of benefit. Intangible assets are periodically reviewed for possible impairment.

OFF-BALANCE SHEET ACTIVITIES

BANC ONE uses a variety of off-balance sheet financial instruments as part of its interest rate risk management strategy and in its customer service and trading activities. The most frequently used off-balance sheet financial instruments are various types of interest rate swaps. However, interest rate floors, options, swap options, caps, forward rate agreements and currency swaps are also utilized. Off-balance sheet financial instruments are typically classified as synthetic alterations or anticipatory hedges. The criteria that must be satisfied for each of these methods is as follows:

Synthetic Alteration -- (1) the asset or liability to be converted creates exposure to interest rate risk; (2) the off-balance sheet financial instrument is designated and effective as a synthetic alteration of the balance sheet item;
(3) the start date of the



                     BANC ONE CORPORATION and Subsidiaries
off-balance sheet financial instrument does not extend beyond that point in time at which it is believed that modeling systems produce reliable interest rate sensitivity information; and (4) the related balance sheet item, from trade date to final maturity, has sufficient balances for alteration. If the initial assignment is changed, or should sufficient balances not be available, the excess portion of the off-balance sheet financial instrument must be recorded at fair value.

Anticipatory Hedge -- (1) the transaction to be hedged creates exposure to interest rate risk; (2) the off-balance sheet financial instrument acts to reduce the interest rate risk by moving closer to being insensitive to interest rate changes; (3) the off-balance sheet financial instrument is designated and effective as a hedge of the transaction; (4) the significant characteristics and expected terms of the anticipated transaction are identified; and (5) it is probable that the anticipated transaction will occur.

Accrual accounting is applied for off-balance sheet financial instruments classified as described above and income and expense are recorded in the same category as that of the related balance sheet item. The related balance sheet item is generally a pool of similar products. Fees related to these off-balance sheet financial instruments are amortized on the straight-line method over the life of the related balance sheet item. If the balance of the related balance sheet item falls below that of the related off-balance sheet financial instrument, the excess portion of the off-balance sheet financial instrument is recorded at fair value and the resulting gain or loss included in income as applicable. If an off-balance sheet financial instrument is terminated, the gain or loss is deferred and amortized over the remaining life of the off-balance sheet financial instrument. If an off-balance sheet financial instrument is terminated due to the sale or liquidation of the related balance sheet item, the gain or loss is recognized to noninterest income in the period in which the off-balance sheet financial instrument is terminated.

Off-balance sheet financial instruments that do not satisfy the criteria above, including those used in trading activities and anticipatory hedges where the anticipated transaction is no longer likely to occur, are carried at fair value. Any changes in fair value are recognized in noninterest income.

INVESTMENT IN MAJORITY-OWNED AFFILIATES
(Parent Company Only)

The Corporation's investment in affiliates represents the total equity of majority-owned consolidated subsidiaries, using the equity method of accounting.

INCOME TAXES

Deferred tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

STATEMENT OF CASH FLOWS

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks.

STOCK-BASED COMPENSATION

BANC ONE applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25) and related interpretations in accounting for its stock-based compensation plans. In 1995, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" which is effective for fiscal years beginning after December 15, 1995. Under SFAS No. 123, companies may elect to recognize stock-based compensation expense based on the fair value of the awards or continue to account for stock-based compensation under APB No. 25. BANC ONE has elected to continue to apply the provisions of APB No. 25.


                     BANC ONE CORPORATION and Subsidiaries

STOCK DIVIDEND

All per share and average share information has been restated for the 10% common stock dividend payable February 26, 1998 to shareholders of record on February 12, 1998.

NEW ACCOUNTING PRONOUNCEMENTS

Effective January 1, 1997, BANC ONE adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities". SFAS No. 125 requires that after a transfer of financial assets, an entity must recognize the financial and servicing assets controlled and liabilities incurred and derecognize financial assets and liabilities in which control is surrendered or when debt is extinguished. The impact on BANC ONE's consolidated financial position and results of operations was not material.

In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." SFAS No. 127 deferred the effective date of SFAS No. 125 related to transfers of financial assets occurring after December 31, 1997, specifically, such transfers involving repurchase agreements, dollar-rolls, securities lending and similar transactions. BANC ONE will adopt SFAS No. 127 as required. The adoption of SFAS No. 127 is not expected to have a material impact on BANC ONE's consolidated statement of position or results of operations.

Effective December 31, 1997, BANC ONE adopted SFAS No. 128, "Earnings Per Share". The Statement specifies the computation, presentation and disclosure requirements for earnings per share for entities with publicly held common stock. All reported prior period earnings per share information has been restated in accordance with SFAS No. 128.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". This Statement establishes standards for reporting and display of comprehensive income in a full set of general-purpose financial statements. BANC ONE will be required to adopt this Statement as of January 1, 1998. If BANC ONE had adopted this Statement as of January 1, 1996, comprehensive income for the years ended December 31, 1997 and 1996 would have been $1.4 billion and $1.6 billion, respectively.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement requires certain disclosures about an entity's operating segments in annual and interim financial reports. It also requires certain related disclosures about products and services, geographic areas and major customers. The segment and other information disclosures are required for the year ended December 31, 1998. BANC ONE expects to report the following lines of business in its segment disclosures once SFAS No. 131 is adopted: the Banc One Commercial Banking Group, the Banc One Retail Banking Group, First USA, the Finance One Group and the Banc One Capital Holdings Group.


                     BANC ONE CORPORATION and Subsidiaries

NOTE 2     ACQUISITIONS

COMPLETED ACQUISITIONS

On June 27, 1997, the Corporation completed its acquisition of First USA, Inc. ("First USA"), located in Dallas, Texas. The Corporation issued 163 million shares of the Corporation's common stock for all the outstanding common stock of First USA in a tax-free exchange. First USA, a financial service company specializing in the credit card business, had $24.6 billion in managed credit card receivables and 17.8 million cardholders at June 27, 1997, compared with $22.2 billion in managed credit card receivables and 15.9 million card holders at December 31, 1996. First USA had total assets of $10.9 billion and $10.3 billion at June 27, 1997 and December 31, 1996, respectively, and stockholders' equity of $1.2 billion at both June 27, 1997 and December 31, 1996. The acquisition was accounted for as a pooling of interests and therefore, these consolidated financial statements have been restated for all periods presented to include the results of operations, financial position and changes in cash flows of First USA. First USA had a June 30 fiscal year-end and, therefore, adjustments have been made to conform First USA's year-end to BANC ONE's calendar year-end. These adjustments did not have a material impact on the consolidated financial statements.

The following tables set forth the separate results of operations for BANC ONE and First USA for the periods indicated:


                                                                                YEAR ENDED DECEMBER 31,
                                                  SIX MONTHS ENDED           ------------------------------
$(millions)                                        JUNE 30, 1997               1996                 1995
-----------------------------------------------------------------------------------------------------------
Revenue:
  BANC ONE                                            $5,428.0               $10,272.4            $ 8,970.9
  First USA                                              893.6                 1,826.7              1,392.4
                                                      --------               ---------            ---------
                                                      $6,321.6               $12,099.1            $10,363.3
                                                      ========               =========            =========
Net income:
  BANC ONE                                            $  526.7               $ 1,426.5            $ 1,277.9
  First USA                                             (129.0)                  246.3                167.3
                                                      --------               ---------            ---------
                                                      $  397.7               $ 1,672.8            $ 1,445.2
                                                      ========               =========            =========


On June 1, 1997, the Corporation acquired all of the outstanding shares of Liberty Bancorp, Inc. (Liberty), a multi-bank holding company headquartered in Oklahoma City, Oklahoma, in exchange for 11.9 million shares of the Corporation's common stock valued at $483.2 million. The acquisition was accounted for as a purchase. Excess cost over net assets purchased of $266.7 million was recognized during 1997 and is being amortized over 25 years using the straight-line method. Liberty had $2.9 billion in assets at May 31, 1997, and 29 banking offices located primarily in Oklahoma City and Tulsa. No effects of this acquisition are included in the financial statements prior to the date of purchase and the pro forma effect on prior periods results of operations is not significant.


                     BANC ONE CORPORATION and Subsidiaries

On January 2, 1996, the Corporation acquired all of the outstanding shares of Premier Bancorp, Inc. ("Premier") of Baton Rouge, Louisiana, in exchange for 24 million shares of the Corporation's common stock valued at $711 million. The acquisition was accounted for as a purchase. Goodwill of $263 million was recognized and is being amortized over 25 years using the straight-line method. Premier had assets of $6.3 billion at December 31, 1995. No effects of this acquisition are included in the financial statements prior to the date of purchase. The pro forma effect on results of operations is not significant.

PENDING ACQUISITION

On October 20, 1997, the Corporation entered into an agreement providing for the acquisition of First Commerce Corporation ("First Commerce"), a multi-bank holding company headquartered in New Orleans, Louisiana, with approximately
$9.5 billion in assets at December 31, 1997. Terms of the agreement call for First Commerce shareholders to receive 1.408 shares (adjusted for the 10% common stock dividend) of the Corporation's common stock for each share of First Commerce common stock. The value of the transaction is approximately $2.7 billion based on the Corporation's closing share price on December 31, 1997. The transaction, subject to regulatory and First Commerce shareholder approval, is expected to be completed during the second quarter of 1998 and will be accounted for as a pooling of interests. The pro forma effect on results of operations is not significant.

NOTE 3     RESTRUCTURING CHARGES AND MERGER-RELATED COSTS

In connection with the First USA merger and other strategic initiatives, BANC ONE identified one-time restructuring charges and merger-related costs of $467.4 million ($328.8 million after tax), of which $337.3 million was recorded as a restructuring charge and $130.1 million was recorded as additional provision for credit losses.

The restructuring charge associated with the First USA merger totaled $240.9 million and consisted of: employee benefits, severance and stock option vesting costs; professional services costs; premiums to redeem preferred securities of subsidiary trust; asset-related write-downs and other merger-related costs.

The remaining $96.4 million restructuring charge related to costs associated with strategic initiatives to streamline the retail center delivery structure by consolidating approximately 200 banking centers over the next 12 months and the termination of the development of the Strategic Banking System, a retail banking system.

The $130.1 million additional provision for credit losses primarily reflects the reclassification of $2.0 billion of credit card loans previously classified as held for sale to the loan and lease portfolio in connection with the effort to consolidate the BANC ONE and First USA credit card master trusts, as well as an additional provision to align the credit card charge-off policies of BANC ONE and First USA.

At December 31, 1997, the remaining restructuring reserve was not significant.

                     BANC ONE CORPORATION and Subsidiaries

NOTE 4     SECURITIES

The amortized cost and estimated fair value of available-for-sale and held-to-maturity securities and the related unrealized holding gains and losses were as follows:


                                                                  1997
                                             -----------------------------------------------
                                                           GROSS        GROSS
                                             AMORTIZED   UNREALIZED   UNREALIZED     FAIR
$(millions) December 31,                       COST        GAINS        LOSSES       VALUE
--------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY
Tax-exempt                                   $   449.4   $     26.3   $      5.6   $   470.1
All other                                        335.9          3.3          9.2       330.0
                                             ---------   ----------   ----------   ---------
   Total securities held to maturity         $   785.3   $     29.6   $     14.8   $   800.1
                                             =========   ==========   ==========   =========
SECURITIES AVAILABLE FOR SALE (1)
United States Treasury and federal agencies  $ 3,910.6   $     60.8   $     13.1   $ 3,958.3
Mortgage and asset-backed securities:
 Government                                    6,527.8        112.0         30.4     6,609.4
 Other                                         1,756.5          8.7         18.9     1,746.3
Tax-exempt and other                           2,135.1         19.4           .6     2,153.9
                                             ---------   ----------   ----------   ---------
   Total securities available for sale       $14,330.0   $    200.9   $     63.0   $14,467.9
                                             =========   ==========   ==========   =========


                                                                       1996
                                              -----------------------------------------------
                                                            GROSS        GROSS
                                              AMORTIZED   UNREALIZED   UNREALIZED     FAIR
$(millions) December 31,                        COST        GAINS        LOSSES       VALUE
---------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY
Tax-exempt                                    $  685.4    $     34.4   $      5.7   $   714.1
All other                                      3,712.5          12.3          9.5     3,715.3
                                              ---------   ----------   ----------   ---------
   Total securities held to maturity          $4,397.9    $     46.7   $     15.2   $ 4,429.4
                                              =========   ==========   ==========   =========
SECURITIES AVAILABLE FOR SALE (1)
United States Treasury and federal agencies   $4,334.9    $      7.8   $     30.3   $ 4,312.4
Mortgage and asset-backed securities:
 Government                                    6,729.9          83.4         21.5     6,791.8
 Other                                         2,074.4          11.1         29.2     2,056.3
Tax-exempt and other                           1,563.8          13.5          4.0     1,573.3
                                              ---------   ----------   ----------   ---------
   Total securities available for sale        $14,703.0   $    115.8   $     85.0   $14,733.8
                                              =========   ==========   ==========   =========

(1) Includes trading securities carried at fair value of $1.0 billion and $549 million at December 31, 1997 and 1996, respectively.

The amortized cost, estimated fair value, and average yield at December 31, 1997 of the Corporation's available-for-sale and held-to-maturity securities by contractual maturity dates are presented in the following table:


                          SECURITIES AVAILABLE FOR SALE(1)(2)(3)      SECURITIES HELD TO MATURITY(1)(2)(3)
                          ---------------------------------------     ------------------------------------
$(millions)                AMORTIZED        FAIR         AVERAGE       AMORTIZED       FAIR       AVERAGE
DECEMBER 31,                 COST           VALUE         YIELD          COST         VALUE        YIELD
----------------------------------------------------------------------------------------------------------
Due in one year or less    $ 2,182.6      $ 2,178.0         5.59%        $295.9       $298.2         6.77%
Due after one year
  through five years         2,407.0        2,424.9         5.78          314.8        330.5         6.64
Due after five years
  through ten years          2,491.7        2,545.2         6.25           74.6         72.2         6.88
Due after ten years          7,248.7        7,319.8         7.03          100.0         99.2         7.41
                           ---------      ---------      -------         ------       ------      -------
Total securities           $14,330.0      $14,467.9         6.46%        $785.3       $800.1         6.81%
                           =========      =========      =======         ======       ======      =======

(1) Reflects estimated maturity.
(2) Weighted average yields for both held-to-maturity and available-for-sale securities are based on amortized historical cost.
(3) Securities not due at a single maturity date are allocated based on weighted average lives.

The proceeds, gross realized gains and gross realized losses from sales of available-for-sale securities were as follows:


                                    GROSS      GROSS
$(millions)                        REALIZED   REALIZED
December 31,           PROCEEDS     GAINS      LOSSES
------------------------------------------------------
1997                   $11,013.4   $  102.5   $   46.0
1996                     3,446.6      119.5       26.7
1995                   $ 2,566.0   $   44.0   $   21.0

In connection with the First USA merger, due to the asset-liability characteristics of the combined entity, $3.6 billion of securities were reclassified from the held-to-maturity portfolio to the available-for-sale portfolio. The net unrealized gain associated with this transfer totaled $.6 million.

                     BANC ONE CORPORATION and Subsidiaries

NOTE 5     LOANS AND LEASES

The composition of the loan and lease portfolio at December 31, 1997 and 1996 is summarized as follows:

$(millions)                 1997        1996
-----------------------------------------------
COMMERCIAL:
  Commercial              $22,446.0   $20,232.2
  Real estate:
    Construction            3,808.1     3,602.0
    Other                   5,601.4     6,429.4
  Lease financing (1)       2,767.3     2,326.5
                          ---------   ---------
    Total commercial
      loans                34,622.8    32,590.1

CONSUMER:
  Residential real
    estate                  7,189.4     6,500.9
  Home equity               9,488.0     7,416.1
  Indirect                  7,683.4     9,224.7
  Auto lease                6,748.6     4,317.3
  Student                   1,831.8     1,919.4
  Other                     3,984.8     3,997.7
                          ---------   ---------
    Total consumer
      loans (2)            36,926.0    33,376.1

CREDIT CARD                10,504.0    13,423.5
                          ---------   ---------
Total loans and leases     82,052.8    79,389.7
LESS: ALLOWANCE FOR
  CREDIT LOSSES             1,325.9     1,197.7
                          ---------   ---------
TOTAL LOANS AND LEASES,
  NET                     $80,726.9   $78,192.0
                          =========   =========

(1) Net of unearned income of $872.5 and $657.8 at December 31, 1997 and 1996, respectively
(2) Net of unearned income of $1,141.2 and $725.5 at December 31, 1997 and 1996, respectively

In the normal course of business, BANC ONE issues commitments to extend credit, standby letters of credit, and commercial and other letters of credit to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The following table summarizes BANC ONE's commitments at December 31, 1997 and 1996:


$(billions)                 1997       1996
--------------------------------------------
Commitments to extend
  credit                   $169.9     $147.8
Standby and other
  letters of credit           4.6        3.3

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

Letters of credit are conditional commitments guaranteeing payment on drafts drawn in accordance with the terms of the documents. Commercial letters of credit are used to facilitate trade or commerce with the drafts being drawn when the underlying transaction is consummated. Standby letters of credit guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in making loan commitments to customers. BANC ONE uses the same credit policies in providing these conditional obligations as it does for on-balance sheet instruments. Collateral for those commitments, when deemed necessary, varies but may include accounts receivable, inventories, investments and real estate.

BANC ONE has entered into several loan securitizations. The risk associated with these transactions is limited to certain on-balance sheet receivables related to credit enhancements (approximately

                     BANC ONE CORPORATION and Subsidiaries

$768.4 million at December 31, 1997). The remaining market and credit risks are transferred to the investors and the third-party institutions providing credit enhancement.

Mortgage loans serviced for others approximated $16.3 billion and $22.5 billion at December 31, 1997 and 1996, respectively.

NOTE 6     ALLOWANCE FOR CREDIT LOSSES

The following summarizes activity in the allowance for credit losses for the years ended December 31, 1997, 1996 and 1995.

$(millions)                                             1997            1996            1995
-------------------------------------------------------------------------------------------------------
BALANCE, BEGINNING OF PERIOD                          $1,197.7        $1,008.0        $  963.2
Allowances associated with acquisitions and other         37.9            66.6            (3.9)
Provision for credit losses                            1,211.1           942.7           526.1
Total charge-offs and recoveries:
  Total charge-offs                                   (1,422.6)       (1,066.0)         (677.9)
  Recoveries                                             301.8           246.4           200.5
                                                      --------        --------        --------
Net charge-offs                                       (1,120.8)         (819.6)         (477.4)
                                                      --------        --------        --------
BALANCE, END OF PERIOD                                $1,325.9        $1,197.7        $1,008.0
                                                      ========        ========        ========

The provision for credit losses charged to expense is based upon credit loss experience and an evaluation of potential losses in the current loan and lease portfolio, including the evaluation of impaired loans under SFAS Nos. 114 and 118 (collectively, SFAS No. 114), "Accounting by Creditors for Impairment of a Loan" and "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures". All nonaccrual loans on which a specific reserve calculation is required and significant troubled debt restructurings are considered impaired. Impairment is primarily measured based on the fair value of the loan's collateral. Impairment losses are included in the provision for credit losses. Loans collectively evaluated for impairment include certain smaller balance commercial loans, consumer loans, residential real estate loans and credit card loans. SFAS No. 114 does not apply to these large groups of smaller balance homogeneous loans that are collectively evaluated for impairment.

The following tables summarize impaired loan information at December 31, 1997 and 1996.


$(millions)                      1997     1996
-----------------------------------------------
Impaired loans with related
  allowance                     $108.3   $109.8
Impaired loans with no related
  allowance(1)                   123.9     79.2
                                ------   ------
Total impaired loans            $232.2   $189.0
                                ======   ======
Allowance on impaired loans     $ 34.8   $ 33.1

(1) Impaired loans for which the discounted cash flows, collateral value or market price equals or exceeds the carrying value of the loan do not require an allowance under SFAS No. 114.


$(millions)              1997     1996     1995
------------------------------------------------
Average impaired loans  $215.9   $210.1   $190.8
Interest income
  recognized on
  impaired loans           4.3      5.2      3.9
Cash basis interest
  income recognized on
  impaired loans           4.3      5.1      3.4


Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is fully assured, in which case interest is recognized on the cash basis. Interest may be recognized on the accrual basis for certain troubled debt restructurings which are included in the impaired loan data above.
                     BANC ONE CORPORATION and Subsidiaries

NOTE 7     BANK PREMISES, EQUIPMENT AND LEASES

The major categories of bank premises and equipment and accumulated depreciation at December 31, 1997 and 1996, are summarized as follows:


$(millions)                    1997       1996
------------------------------------------------
Land                         $  229.8   $  220.2
Building                      1,366.7    1,252.8
Equipment                     2,143.0    1,873.7
Leasehold improvements          352.2      328.7
                             --------   --------
                              4,091.7    3,675.4
Less accumulated
  depreciation and
  amortization                2,209.5    1,876.2
                             --------   --------
Bank premises and
  equipment, net             $1,882.2   $1,799.2
                             ========   ========

As of December 31, 1997, the future minimum rental payments required under noncancelable operating leases with initial terms in excess of one year are $170.9 million, $145.5 million, $111.3 million, $93.0 million and $74.5 million for each of the years 1998 through 2002, respectively, and $368.4 million thereafter. Rental expense under operating leases approximated $193.4 million in 1997, $182.9 million in 1996 and $170.2 million in 1995.

NOTE 8     SHORT-TERM BORROWINGS

Information pertaining to short-term borrowings for 1997, 1996 and 1995, is summarized as follows:


                                    FEDERAL
                                     FUNDS        REPURCHASE     COMMERCIAL       BANK
$(millions)                       PURCHASED(1)   AGREEMENTS(1)    PAPER(2)      NOTES(3)     OTHER(4)
-------------------------------------------------------------------------------------------------------
1997:
Balance end of year                 $5,729.2         $4,979.0      $  417.3     $1,942.8     $  735.6
Highest month-end balance            6,725.3          5,927.5       1,935.3      3,719.2      1,803.5
Average daily balance                5,514.7          4,886.6       1,409.1      2,944.9        871.5
Weighted average interest rate:
 As of year-end                         6.35%            4.89%         6.08%        5.75%        5.60%
 Paid during year                       5.63             4.98          5.60         5.97         5.79

1996:
Balance end of year                 $7,009.2         $5,849.3      $1,683.8     $2,783.9     $  999.2
Highest month-end balance            7,134.5          5,849.3       1,754.1      3,487.8      1,660.6
Average daily balance                6,182.5          4,615.4       1,281.4      2,711.7        581.4
Weighted average interest rate:
 As of year-end                         6.00%            5.01%         5.40%        5.45%        5.13%
 Paid during year                       5.48             4.75          5.32         5.43         5.22

1995:
Balance end of year                 $5,528.3         $3,031.1      $  652.8     $2,762.6     $  503.7
Highest month-end balance            6,067.6          4,458.3       1,469.5      2,978.6      1,488.6
Average daily balance                4,406.0          3,154.1       1,278.6      2,144.4        583.2
Weighted average interest rate:
 As of year-end                         5.69%            4.91%         5.72%        5.92%        5.37%
 Paid during year                       5.98             4.98          6.16         5.89         5.56

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


                     BANC ONE CORPORATION and Subsidiaries

NOTE 9     LONG-TERM BORROWINGS

Long-term borrowings are as follows:


                                                                                    DECEMBER 31,
                                         MATURITY     STATED      EFFECTIVE     --------------------
$(millions)                                DATE        RATE       RATE (1)        1997        1996
----------------------------------------------------------------------------------------------------
Corporation:  Subordinated notes (2)       2002           7.25%         6.95%   $   347.0   $  348.5
              Subordinated notes (2)       2003           8.74          8.13        169.9      170.0
              Subordinated notes (2)       2005           7.00          6.21        296.7      298.4
              Subordinated notes (2)       2007           7.60          6.22        397.3
              Subordinated notes (2)       2009           9.88         10.11        195.3      196.5
              Subordinated notes (2)       2010          10.00         10.25        197.5      197.7
              Subordinated notes (2)       2025           7.75          6.54        294.3      297.1
              Subordinated notes (2)       2026           7.63          6.72        491.4      496.0
              Subordinated notes (2)       2027           8.00          6.54        489.6
              Medium term notes          1999-2000   5.85-6.85     5.46-6.12      1,363.4
              Medium term notes          2001-2002   5.97-7.00     5.78-6.20        618.1
              Redeemable preferred
              securities (3)               2027           9.33          9.33          7.0      200.0

Affiliates:   Subordinated notes           2002           7.38          5.78        148.7      149.3
              Subordinated notes           2003      6.63-7.65     6.03-7.52        451.4      453.8
              Subordinated notes           2005           6.00          6.51        148.3      149.0
              Bank notes                   1997            n/a(4)         n/a(4)             1,035.0
              Bank notes                   1998      5.49-8.20     5.49-8.21      2,804.4    1,420.0
              Bank notes                   1999      5.70-6.58     5.70-6.61      1,493.4      684.0
              Bank notes                   2000      6.07-6.13     6.07-6.13         89.8
              Bank notes                   2001      5.82-7.24     5.93-7.24        518.4      518.7
              Bank notes                   2004           6.04          6.04         19.9
              Bank notes                   2006           6.50          5.90         49.9       49.9
              Capital leases and other    Various      Various       Various        474.7      163.9
                                                                                ---------   --------
              Total                                                             $11,066.4   $6,827.8
                                                                                =========   ========

(1) The effective rate includes amortization of premium or discount. Interest rate swap agreements have been entered into that have altered the stated interest rate for certain of the borrowings to variable interest rates. The effective rates include the impact of these swap agreements at
    December 31, 1997. The terms to maturity of the swaps are shorter than or equal to the altered borrowings.
(2) The notes are not subject to redemption and impose certain limitations relating to funded debt, liens and the sale or issuance of capital stock of significant bank subsidiaries.
(3) These notes are redeemable preferred securities of a subsidiary trust holding solely subordinated debentures of the Corporation. In June 1997, the Corporation paid a premium of $36 million to redeem $193 million of these securities.
(4) Not applicable

Aggregate annual repayments of long-term debt at December 31, 1997, were as follows:


$(millions)                                     CORPORATION      BANC ONE(1)        TOTAL
-------------------------------------------------------------------------------------------
1998                                                              $3,036.4        $ 3,036.4
1999                                             $  715.0          1,409.3          2,124.3
2000                                                648.4            215.6            864.0
2001                                                344.1            537.2            881.3
2002                                                621.0            161.8            782.8
Thereafter                                        2,539.0            838.6          3,377.6
                                                 --------         --------        ---------
                                                 $4,867.5         $6,198.9        $11,066.4
                                                 ========         ========        =========

(1) BANC ONE affiliates, excluding the Corporation.



                     BANC ONE CORPORATION and Subsidiaries

NOTE 10    STOCK DIVIDENDS AND CONVERTIBLE PREFERRED STOCK

On January 20, 1998 and January 23, 1996, the Corporation declared 10% common stock dividends to shareholders of record on February 12, 1998 and February 21, 1996, respectively. Accordingly, all common stock share data have been adjusted to include the effect of the stock dividends.

On January 20, 1998, the Corporation elected to redeem all of the shares of BANC ONE's Series C Convertible Preferred stock on April 16, 1998 at the redemption price of $51.05 per share plus the amount of any dividends accrued and unpaid. Each of the Series C preferred shares can be converted into 2.121880 shares of the Corporation's common stock and provides for cumulative quarterly dividends at an annual rate of $3.50 per share. The Series C preferred shares have a stated liquidation value of $50 per share plus an amount per share equal to all dividends cumulating or accrued and unpaid thereon to the date of such liquidation. The Series C preferred shares were redeemable by BANC ONE beginning April 15, 1995 at an initial call price of $52.10 per share, declining to $50.00 per share on and after March 31, 2001. The redemption price was $51.40 for 1997.

First USA had 5.75 million shares of 6 1/4% mandatory convertible preferred stock, $.01 par value, at December 31, 1996. Dividends at an annual rate of $1.99 per share on the preferred stock were cumulative and payable quarterly in arrears. The preferred stock had a liquidation value of $31.875 per share and was convertible into .833 shares of First USA common stock. First USA's preferred stock was redeemed by First USA on and as of May 2, 1997. All shares of First USA stock were converted into BANC ONE common stock in connection with the acquisition on June 27, 1997.

NOTE 11    DIVIDEND AND CAPITAL RESTRICTIONS

Payment of dividends by bank affiliates and certain other nonbank affiliates is subject to various federal and/or state regulatory restrictions. The amount of dividends available from nonbank affiliates that are subject to dividend restrictions is regulated by the governing agency to which they report. At December 31, 1997, $609.5 million of the total stockholders' equity of banking affiliates was available for payment of dividends without approval by the applicable regulatory authority.

BANC ONE and its affiliated banks are subject to various regulatory capital requirements administered by the federal banking agencies. Pursuant to federal holding company and bank regulations, BANC ONE and each bank affiliate is assigned to a capital category. The assigned capital category is largely determined by the three ratios that are calculated in accordance with specific instructions included in the regulations: total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. To be categorized as well-capitalized, each entity must maintain total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios of 10.0%, 6.0% and 5.0%, respectively. However, the capital category assigned to an entity can also be affected by qualitative judgments made by such entity's primary regulatory agency about the risks inherent in that entity's activities that are not reflected in the calculated ratios.

There are five capital categories defined in the regulations: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Classification of an

                     BANC ONE CORPORATION and Subsidiaries
affiliate bank in any of the under-capitalized categories can result in certain mandatory and possibly additional discretionary actions by regulators that could have a material effect on a bank's operations. As of December 31, 1997, BANC ONE and each of its affiliate banks were categorized as well-capitalized and met all capital adequacy requirements to which each respective entity is subject. There are no conditions or events since December 31, 1997 that management believes have changed any entity's capital category.

The actual and required capital amounts and ratios for BANC ONE and certain significant banking affiliates are presented in the tables below:


                                                                       TO BE CATEGORIZED
                                                                           ADEQUATELY
                                                      ACTUAL              CAPITALIZED
                                                -------------------    ------------------
           As of December 31, 1997               CAPITAL    CAPITAL    CAPITAL    CAPITAL
                 $(millions)                     AMOUNT      RATIO      AMOUNT     RATIO
-----------------------------------------------------------------------------------------
TOTAL RISK ADJUSTED CAPITAL (TO RISK WEIGHTED
  ASSETS):
BANC ONE CORPORATION (consolidated)             $13,409.3    13.11%   $8,184.8     8.00%
Bank One, NA                                      2,688.2    10.62     2,025.5     8.00
Bank One, Arizona, NA                             1,408.7    10.78     1,045.0     8.00
Bank One, Texas, NA                               2,347.5    11.41     1,646.2     8.00
First USA Bank                                    1,382.3    13.11       843.6     8.00
TIER I CAPITAL (TO RISK WEIGHTED ASSETS):
BANC ONE CORPORATION (consolidated)               8,700.5     8.50     4,092.4     4.00
Bank One, NA                                      1,695.3     6.70     1,012.7     4.00
Bank One, Arizona, NA                               883.2     6.76       522.5     4.00
Bank One, Texas, NA                               1,507.2     7.32       823.1     4.00
First USA Bank                                    1,106.3    10.49       421.8     4.00
TIER I LEVERAGE (TO AVERAGE ASSETS):
BANC ONE CORPORATION (consolidated)               8,700.5     7.91     4,401.9     4.00
Bank One, NA                                      1,695.3     6.90       982.5     4.00
Bank One, Arizona, NA                               883.2     6.10       579.2     4.00
Bank One, Texas, NA                               1,507.2     6.80       886.9     4.00
First USA Bank                                  $ 1,106.3    12.88%   $  343.6     4.00%


                                                                       TO BE CATEGORIZED
                                                                           ADEQUATELY
                                                      ACTUAL              CAPITALIZED
                                                -------------------    ------------------
           As of December 31, 1996               CAPITAL    CAPITAL    CAPITAL    CAPITAL
                 $(millions)                     AMOUNT      RATIO      AMOUNT     RATIO
-----------------------------------------------------------------------------------------
TOTAL RISK ADJUSTED CAPITAL (TO RISK WEIGHTED
  ASSETS):
BANC ONE CORPORATION (consolidated)             $13,482.2    14.07%   $7,663.1     8.00%
Bank One, Arizona, NA                             1,297.1    10.76       964.8     8.00
Bank One, Texas, NA                               1,645.9    10.46     1,259.2     8.00
First USA Bank                                    1,394.2    23.73       470.1     8.00
TIER I CAPITAL (TO RISK WEIGHTED ASSETS):
BANC ONE CORPORATION (consolidated)               9,556.9     9.98     3,831.5     4.00
Bank One, Arizona, NA                               999.7     8.29       482.4     4.00
Bank One, Texas, NA                               1,502.0     9.54       629.6     4.00
First USA Bank                                    1,170.2    19.91       235.0     4.00
TIER I LEVERAGE (TO AVERAGE ASSETS):
BANC ONE CORPORATION (consolidated)               9,556.9     8.88     4,303.3     4.00
Bank One, Arizona, NA                               999.7     7.25       551.6     4.00
Bank One, Texas, NA                               1,502.0     7.37       815.2     4.00
First USA Bank                                  $ 1,170.2    13.35%   $  350.5     4.00%



                     BANC ONE CORPORATION and Subsidiaries

NOTE 12    INCOME TAXES

The Corporation and its affiliates file a consolidated federal income tax return and income tax expense is apportioned among all affiliates based upon their taxable income or loss and tax credits. The effective income tax rate is below the statutory rate due to the following:


$(millions)                                 1997               1996               1995
----------------------------------------------------------------------------------------------------
Statutory tax rate                      $688.9   35.0%     $873.9   35.0%     $760.7   35.0%
Increase (reduction) in tax rate
  resulting from:
  State income taxes, net of federal
    income tax benefit                    41.6    2.1        34.0    1.4        56.4    2.6
  Tax exempt interest                    (53.8)  (2.7)      (54.6)  (2.2)      (50.9)  (2.3)
  Issuance of IRS regulations relating
    to acquisition of troubled
    financial institutions                                                     (22.3)  (1.0)
  Tax credits                            (12.3)   (.6)      (14.3)   (.6)       (8.1)   (.4)
  Other, net                              (1.8)   (.1)      (15.0)   (.6)       (7.5)   (.4)
                                        ------   ----      ------   ----      ------   ----
Actual tax rate                         $662.6   33.7%     $824.0   33.0%     $728.3   33.5%
                                        ======   ====      ======   ====      ======   ====

Components of provision for income taxes follow:

$(millions)                                                    1997           1996           1995
--------------------------------------------------------------------------------------------------
Deferred federal tax                                          $414.6         $180.1         $155.5
Federal amount currently payable                               184.0          591.6          486.1
Deferred state tax                                              49.7            9.2           17.6
State amount currently payable                                  14.3           43.1           69.1
                                                              ------         ------         ------
Total provision                                               $662.6         $824.0         $728.3
                                                              ======         ======         ======

Deferred tax assets and liabilities at December 31, 1997 and 1996 consisted of the following:


$(millions)                    1997       1996
------------------------------------------------
DEFERRED TAX ASSETS:
  Allowance for credit
    losses                   $  481.5   $  446.3
  Accrued liabilities           134.4       86.0
  Other                         159.3       81.7
                             --------   --------
                                775.2      614.0
                             --------   --------
DEFERRED TAX LIABILITIES:
  Leased assets and
    depreciation              1,335.1      959.2
  Unrealized holding
    gain on securities
    available for sale           73.3       10.1
  Securitization income         147.7       77.8
  Other                         291.1      111.4
                             --------   --------
                              1,847.2    1,158.5
                             --------   --------
Net deferred tax liability   $1,072.0   $  544.5
                             ========   ========

Deferred income taxes are determined separately for each taxable entity of BANC ONE in each tax jurisdiction. For each separate tax paying component, all deferred tax assets and liabilities are netted and presented in a single amount, which is included in other assets or other liabilities on the balance sheet, as follows:

$(millions)                   1997      1996
---------------------------------------------
Other liabilities:
  Federal deferred tax
    liabilities             $  956.1   $482.1
  State deferred tax
    liabilities                115.9     62.4
                            --------   ------
Net deferred tax
  liability                 $1,072.0   $544.5
                            ========   ======

Tax benefits of $100.4 million associated with the exercise of employee stock options were allocated to equity in 1997. Amounts allocated to equity in prior years were immaterial.

                     BANC ONE CORPORATION and Subsidiaries

NOTE 13    OFF-BALANCE SHEET ACTIVITIES

The off-balance sheet financial instruments BANC ONE utilizes are primarily interest rate swaps. Interest rate swap agreements generally involve the exchange of fixed and floating rate interest payments without exchange of the underlying notional amount on which interest payments are calculated. Interest rate swap agreements that synthetically alter assets and liabilities are entered into as part of a program to manage the impact of fluctuating interest rates.

The notional amounts of generic swaps do not change during the life of the swap contract. The notional amounts and lives of amortizing swaps change based on certain interest rate indices. Generally, as rates fall, the notional amounts of received fixed amortizing swaps decline more rapidly and, as rates increase, notional amounts decline more slowly. A key assumption in the maturity information in the following table is that future variable rates move as indicated by the forward interest rate curve in existence at December 31, 1997. To the extent that rates move in a fashion other than indicated by the forward interest rate curve, the maturity information will change. Basis swaps are contracts under which amounts are generally received based on LIBOR, typically subject to certain caps and paid based on prime. Accrual of interest on forward starting swaps commences at predetermined future dates.

Purchased caps require the payment of a fee for the right to receive interest payments on the contract notional amount when a floating rate (typically LIBOR) rises above a strike rate. The impact on net interest income is the excess of the floating rate over the strike rate less the periodic amortization of the premium paid.

The notional amounts shown in the following table represent agreed upon amounts on which calculations of interest payments to be exchanged are based. Notional amounts do not represent direct credit exposures. Direct credit exposure is limited to the net difference between the calculated pay and receive amounts on each transaction, which is generally netted and paid or received quarterly, and the ability of the counterparty to perform its payment obligation under the agreement. BANC ONE has very stringent policies governing off-balance sheet financial instrument activities and collateral is typically exchanged with the counterparties to further minimize credit risk. The methods used to determine counterparty and credit lines are formally reviewed and approved annually.

There were $6.8 million and $4.2 million of net deferred items primarily representing premiums and other deferred items paid at December 31, 1997 and 1996, respectively. There were no past due payments, nor were there any reserves for credit losses on off-balance sheet financial instruments, as of these dates. Trading and dealer activities are not material and thus not separately disclosed. The following table reflects the estimated maturities and weighted average fixed and variable rates of off-balance sheet financial instruments by type at December 31, 1997.

                     BANC ONE CORPORATION and Subsidiaries


                                         MATURITIES OF OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
                                                     AT DECEMBER 31, 1997(1)(2)(3)
                       -----------------------------------------------------------------------------------------
                                                                                            2003-
$(millions)              1998          1999          2000         2001         2002         2007         2008+
-------------------------------------------------------------------------------------------------------------------
Receive fixed swaps:
 Notional value        $ 2,322.5     $ 3,375.0     $2,160.0     $2,290.0     $1,975.0     $ 3,554.5     $1,300.0
 Weighted average
  fixed rate received       5.97%         6.47%        6.29%        6.21%        6.78%         6.50%        7.15%
 Weighted average
  variable rate paid        5.87%         5.93%        5.83%        5.87%        5.81%         5.86%        5.82%
Receive fixed
 amortizing swaps:
 Notional value        $   423.1     $    19.0     $  150.1     $     .1
 Weighted average
  fixed rate received       5.59%         7.26%        5.54%        8.11%
 Weighted average
  variable rate paid        5.82%         6.18%        5.98%        5.77%
Pay fixed swaps:
 Notional value        $(1,321.9)    $(1,097.2)    $ (607.7)    $ (359.2)    $ (345.3)    $(1,603.1)    $   (8.7)
 Weighted average
  fixed rate paid           6.13%         6.18%        6.45%        6.12%        6.13%         6.34%        6.47%
 Weighted average
  variable rate
  received                  5.83%         5.87%        5.77%        5.85%        5.88%         5.85%        5.84%
Net receive fixed
 position              $ 1,423.7     $ 2,296.8     $1,702.4     $1,930.9     $1,629.7     $ 1,951.4     $1,291.3
Purchased caps
 Notional value        $ 1,004.3     $      .7     $     .7     $    3.1     $     .6     $     8.3
Basis swaps
 Notional value        $   953.1     $   439.4                  $   50.0                  $   211.0
Other (4)
 Notional value        $ 1,589.0                                $  310.0     $  400.0     $   200.0





                                DECEMBER 31,
                           -----------------------
$(millions)                  1997          1996
--------------------------------------------------
Receive fixed swaps:
 Notional value            $16,977.0     $12,727.3
 Weighted average
  fixed rate received           6.44%         5.90%
 Weighted average
  variable rate paid            5.86%         5.57%
Receive fixed
 amortizing swaps:
 Notional value            $   592.3     $ 2,056.0
 Weighted average
  fixed rate received           5.63%         5.35%
 Weighted average
  variable rate paid            5.87%         5.58%
Pay fixed swaps:
 Notional value            $(5,343.1)    $(2,107.6)
 Weighted average
  fixed rate paid               6.24%         6.36%
 Weighted average
  variable rate
  received                      5.84%         5.61%
Net receive fixed
 position                  $12,226.2     $12,675.7
Purchased caps
 Notional value            $ 1,017.7     $ 4,729.1
Basis swaps
 Notional value            $ 1,653.5     $ 1,972.6
Other (4)
 Notional value            $ 2,499.0     $ 2,055.6


(1) Maturities are based on estimated future interest rates from the forward interest rate curve at
    December 31, 1997.
(2) Variable receive and pay interest rates are based primarily on three month LIBOR or prime.
(3) Includes trading off-balance sheet financial instruments; however, customer transactions with notional amounts of $2.7 billion and $1.6 billion at December 31, 1997 and 1996, respectively, have been excluded.
(4) Other off-balance sheet financial instruments include forward-starting contracts ($900 million and
    $1.0 billion at December 31, 1997 and 1996, respectively), futures, forwards and options.

Unrealized gains and losses on off-balance sheet financial instruments at December 31, 1997 and 1996 are summarized as follows:


                                                              NET UNREALIZED GAIN (LOSS)
                                                                  AS OF DECEMBER 31,
                                                              --------------------------
$(millions)                                                    1997               1996
----------------------------------------------------------------------------------------
Receive fixed swaps                                           $280.7             $(27.8)
Receive fixed amortizing swaps                                   (.3)              (6.2)
Pay fixed swaps                                                (31.6)             (12.8)
Purchased caps                                                  (3.4)              (8.0)
Basis swaps                                                     (2.8)              (5.6)
Forward starting and other                                      11.8                9.6
                                                              ------             ------
  Total                                                       $254.4             $(50.8)
                                                              ======             ======


                     BANC ONE CORPORATION and Subsidiaries

NOTE 14    FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table summarizes the estimated fair value of financial instruments at December 31, 1997 and 1996.


                                                  1997                         1996
                                         -----------------------      -----------------------
                                         CARRYING     ESTIMATED       CARRYING     ESTIMATED
$(millions)                               AMOUNT      FAIR VALUE       AMOUNT      FAIR VALUE
---------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
  Cash and short-term investments        $ 8,565.7    $ 8,565.7       $ 7,205.1    $ 7,205.1
  Securities held to maturity                785.3        800.1         4,397.9      4,429.4
  Securities available for sale (1)       14,476.1     14,476.1        14,741.5     14,741.5
  Loans, net (2)                          72,550.4     77,717.4        73,056.0     74,379.0
  Securitization-related assets              520.7        520.7           339.7        339.7

FINANCIAL LIABILITIES:
  Deposits                                77,414.3     77,473.8        74,223.0     74,107.0
  Short-term borrowings                   13,803.9     13,803.9        18,325.4     18,325.4
  Long-term borrowings                    11,066.4     11,474.7         6,827.8      6,889.0
Off-balance sheet financial instruments        6.1        260.5             6.0        (44.8)

(1) The carrying amount and fair value of securities available for sale do not include the related fair value of off-balance sheet investment products, an $8.2 million loss and a $7.7 million loss at December 31, 1997 and 1996, respectively.
(2) Excludes net leases with a carrying amount of $10.5 billion and $6.6 billion at December 31,
    1997 and 1996, respectively, and includes loans held for sale.

SFAS No. 107 requires BANC ONE to disclose the estimated fair value of certain financial instruments such as securities, loans, deposits, swaps and other instruments as prescribed. The estimated fair values disclosed do not reflect the value of assets and liabilities that are not considered financial instruments. In addition, the value of long-term relationships with depositors (core deposit intangibles) and other customers (e.g. credit card intangibles), and leases are not included in the scope of SFAS No. 107 and are therefore not reflected. The value of these items is significant.

Fair value amounts represent estimates of value at a point in time. Significant assumptions regarding economic conditions, loss experience, risk characteristics associated with particular financial instruments and other factors were used for the purposes of this disclosure. These assumptions are subjective and involve matters of judgment. Therefore, they cannot be determined with precision. Changes in the assumptions could have a material impact on the amounts estimated. While these estimated fair value amounts are designed to represent estimates of the amounts at which these instruments could be exchanged in a current transaction between willing parties (excluding the value of customer relationships), many of BANC ONE's financial instruments lack an available trading market as characterized by willing parties engaged in an exchange transaction. In addition, it is BANC ONE's intent to hold most of its financial instruments to maturity; therefore, it is not probable that the fair values shown will be realized in a current transaction.

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

CASH AND SHORT-TERM INVESTMENTS-- Cash and short-term investments are by definition short-term and do not present any unanticipated market risk. Therefore, the carrying amount is a reasonable estimate of fair value.


                     BANC ONE CORPORATION and Subsidiaries

SECURITIES -- The estimated fair values of securities by type are provided in
Note 4 to the financial statements. These are based on quoted market prices, when available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS -- The loan portfolio was segmented based on loan type, credit quality and repricing characteristics. For certain variable rate loans with no significant credit concerns and frequent repricing, estimated fair values are based on the carrying values. The fair values of other loans are estimated using discounted cash flow analyses. The discount rates used in these analyses are generally based on BANC ONE's funding cost plus a spread. The spread incorporates the impact of credit quality, servicing costs and the cost of embedded options such as prepayments and caps. Maturity estimates are based on historical experience with prepayments and current economic and lending conditions. The estimated fair value of credit card receivables is based on the present value of cash flows arising from receivables outstanding and does not include the value associated with the relationships BANC ONE has with its credit card customers.

DEPOSITS -- Under SFAS No. 107, the fair value of deposits with no stated maturity is equal to the amount payable on demand. The estimated fair value of fixed rate time deposits is based on discounted cash flow. The discount rates used in these analyses are based on market rates of alternative funding sources currently available for similar remaining maturities, adjusted for servicing and deposit insurance costs.

SHORT-TERM BORROWINGS -- Short-term borrowings reprice frequently; therefore, the carrying amount is a reasonable estimate of fair value.

LONG-TERM BORROWINGS -- For publicly traded debt, estimated fair values are based on quoted market prices. Where such prices are not available, fair value is estimated using quoted market prices for similar instruments or by discounted cash flow analysis.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS -- Carrying values for off-balance sheet financial instruments represent deferred amounts arising from these financial instruments. Where possible, the fair values are based upon quoted market prices.

COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT AND LETTERS OF CREDIT -- The carrying amounts are reasonable estimates of the fair value of these financial instruments. Carrying amounts which are comprised of the unamortized fee income and, where necessary, reserves for any expected credit losses from these financial instruments, are immaterial.

NOTE 15    PLEDGED SECURITIES AND CONTINGENT LIABILITIES

As of December 31, 1997 and 1996, securities having a book value of $9.5 billion and $9.8 billion, respectively, were pledged as collateral for repurchase agreements, off-balance sheet investment products and as collateral for governmental and trust department deposits in accordance with federal and state requirements.

The Corporation's bank affiliates are required to maintain average balances with the Federal Reserve Bank. The average required reserve balances were $.5 billion for both 1997 and 1996.

The Corporation and certain of its affiliates have been named as defendants in various legal proceedings. Management believes that liabilities arising from these proceedings, if any, will not have a material adverse effect on the consolidated financial position, liquidity or results of operations of BANC ONE.


                     BANC ONE CORPORATION and Subsidiaries

NOTE 16    EMPLOYEE BENEFIT PLANS

BANC ONE has various non-contributory pension plans covering substantially all employees. Through December 31, 1997, retirement benefits were based on length of service and the employee's highest five years of compensation during the last 10 years of service. During 1997, the Board of Directors approved a change to a cash balance plan that provides benefits to employees based on length of service, level of compensation, and a specified interest rate. The change to a cash balance plan will be effective January 1, 1998.

BANC ONE's funding policy is to contribute amounts necessary to meet the funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Company determines to be appropriate. The following table sets forth the plans' funded status.


$(millions)                          1997      1996
------------------------------------------------------
Accumulated benefit obligation,
 including vested benefits of
 $643.9 and $546.5 in 1997 and
 1996, respectively                  $ 651.1   $ 567.3
                                     -------   -------
Projected benefit obligation for
 service rendered to date              665.8     736.9
Plan assets at fair value            1,001.0     841.8
                                     -------   -------
Excess of plan assets over
 projected benefit obligation          335.2     104.9
Unrecognized net gain from past
 experience difference from that
 assumed and effects of changes in
 assumptions                          (116.8)    (67.6)
Unrecognized prior service cost       (159.3)     (4.8)
Unrecognized net transition asset       (9.1)    (12.0)
                                     -------   -------
Prepaid pension cost                 $  50.0   $  20.5
                                     =======   =======

The plan assets primarily consist of U.S. Treasury and Federal Agency securities and mutual funds. Plan assets include 1.0 million shares of the Corporation's common stock at both December 31, 1997 and 1996, as adjusted for the 10% common stock dividend. The fair value of the Corporation's common stock held as plan assets was $50 million and $40 million at December 31, 1997 and 1996, respectively. Dividends received by the plans on the Corporation's common stock totaled $1 million in 1997 and 1996.

Net periodic pension cost for 1997, 1996 and 1995 included the following:


$(millions)             1997       1996       1995
-----------------------------------------------------
Service
 cost -- benefits
 earned during the
 period                 $  40.2   $   52.1   $   38.1
Interest cost on
 projected benefit
 obligation                47.9       52.6       44.0
Actual (return) loss
 on plan assets          (166.1)    (106.0)    (102.1)
Net amortization and
 deferral                  81.9       35.7       42.6
                        -------   --------   --------
Net periodic pension
 cost                   $   3.9   $   34.4   $   22.6
                        =======   ========   ========
Actuarial assumptions:
Weighted average
 discount rate for
 projected benefit                               7.50%
 obligation                7.00%      7.50%   to 8.50%
Weighted average rate
 of compensation                                 5.00%
 increase                  5.00%      5.00%   to 6.00%
Expected long-term
 rate of return on                    8.50%      8.50%
 plan assets               9.25%   to 9.00%   to 9.00%

Accrued pension cost for BANC ONE's nonqualified, unfunded supplemental pension plans was $37 million and $33 million, respectively, at December 31, 1997 and 1996. The accumulated benefit obligation for nonqualified plans was $35 million, $16 million and $14 million for the years ended December 31, 1997, 1996 and 1995, respectively. Such plans have no assets. The assumed rates used in the actuarial computations were the same as those used in the qualified plan computations.



                     BANC ONE CORPORATION and Subsidiaries

POSTRETIREMENT BENEFITS OTHER THAN PENSION

BANC ONE currently sponsors a defined benefit postretirement plan that covers salaried employees. The plan provides medical, dental and life insurance benefits. Benefits are available to retired employees with more than 10 years of service who retire under the normal or early retirement provisions of the BANC ONE Retirement Plan. The medical and dental benefits are contributory, while the life insurance is noncontributory.

BANC ONE funds retiree medical benefits to the extent such benefits are deductible for federal income tax purposes; however, these assets are not restricted as to use for such benefits and, therefore, do not meet the definition of plan assets.

The following table sets forth the status of BANC ONE's postretirement benefit obligation at December 31, 1997 and 1996.


$(millions)                          1997      1996
------------------------------------------------------
Accumulated postretirement benefit
 obligation:
 Retirees                            $ (98.5)  $ (87.4)
 Fully eligible active plan
   participants                        (15.5)    (29.0)
 Other active plan participants        (43.0)    (38.9)
                                     -------   -------
Accumulated postretirement benefit
 obligation in excess of plan
 assets                               (157.0)   (155.3)
Unrecognized net loss                    4.7       5.4
Unrecognized transition obligation      84.4      90.0
                                     -------   -------
Accrued postretirement benefit cost  $ (67.9)  $ (59.9)
                                     =======   =======

Net periodic cost for postretirement health care and life insurance benefits during 1997, 1996 and 1995 include the following:

$(millions)                      1997    1996    1995
-------------------------------------------------------
Service cost -- benefits earned
 during the period                $ 4.1   $ 3.7   $ 3.0
Interest cost on accumulated
 postretirement benefit
 obligation                        11.2     8.5     8.6
Amortization of unrecognized
 transition obligation              5.6     5.6     5.6
Amortization of unrecognized net
 loss                                       (.4)   (1.1)
                                  -----   -----   -----
Net periodic postretirement
 benefit cost                     $20.9   $17.4   $16.1
                                  =====   =====   =====

The weighted average discount rates used in determining the accumulated postretirement benefit obligation at December 31, 1997, 1996 and 1995 were 7.00%, 7.50% and 7.50%, respectively.

For measurement purposes, a 8.0% annual rate of increase in the cost of covered health care benefits was assumed for 1998; the rate was assumed to decrease gradually to 5.0% in the year 2000 and thereafter. A one-percentage point increase in the health care cost trend rate in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by $17.1 million, or 10.9%, and would increase the aggregate of the service cost and interest cost components of net periodic postretirement benefit cost for 1997 by $1.4 million or 9.0%.

BANC ONE sponsors various 401(k) plans which include substantially all of its employees. BANC ONE is required to make contributions to the plans in varying amounts. For 1997, 1996 and 1995, the expense related to these plans was $26 million, $19 million and $8 million, respectively.

NOTE 17    STOCK-BASED COMPENSATION PLANS

BANC ONE applies APB No. 25 and related interpretations in accounting for its stock-based compensation plans. In accordance with SFAS No. 123, BANC ONE elected to continue to apply the provisions of APB No. 25. However, pro forma disclosures as if BANC ONE adopted the cost recognition provisions of SFAS No. 123 in 1995 are required and are presented below along with a summary of the plans and awards.

The Corporation's stock option plans provide for the granting of options to purchase common shares to certain employees. Generally, the stock option plans provide for the granting of incentive and nonqualified stock options and stock awards for up to an aggregate of 1% of the outstanding common stock of the Corporation as reported in the Corporation's Annual Report on Form 10-K for the year ending immediately prior to such years plus carry over of certain shares not granted in prior years as defined by the


                     BANC ONE CORPORATION and Subsidiaries
plans. Further, the total number of shares available for grants of stock awards in any year shall not exceed one fourth of 1% of the Corporation's outstanding common stock as so reported. Based on December 31, 1996 outstanding shares, approximately 7.9 million shares of the Corporation's common stock were available for grant in 1997. In 1997, .7 million shares were granted as stock awards.

The plans generally provide that the exercise price of any stock option may not be less than the fair market value of the common stock on the date of grant. No balance sheet recognition is made of options until such options are exercised and no amounts applicable thereto are reflected in net income. Under the plans, the awards vest over a period of years and expense is recognized over the vesting period. Options are not exercisable for at least one year from the date of grant and are thereafter exercisable for such periods as the Board of Directors, or a committee thereof, specify (which may not exceed 10 years for incentive stock options or 20 years for nonqualified stock options), provided that the optionee has remained in the employment of the Corporation or its affiliates. The Board or the committee may accelerate the exercise period for an option upon the optionee's disability, retirement or death. All options expire at the end of the exercise period. Options of acquired entities are converted to BANC ONE options at the time of acquisition.

The following summarizes the Corporation's stock options as of December 31, 1997, 1996 and 1995, and the changes for the years then ended:

                                  1997
                       --------------------------
                       NUMBER OF     WGTD. AVG.
(shares in thousands)   SHARES     EXERCISE PRICE
-------------------------------------------------
Outstanding at the
  beginning of
  the year              22,398.8           $18.47
Granted                  6,878.6            43.00
Exercised                8,696.4            12.21
Forfeited                  734.4            33.55
Expired                     51.0            25.21
                       ---------
Outstanding at the
  end of the year       19,795.6            29.16
                       ---------
Exercisable at the
  end of the year        6,552.1           $17.65
                       ---------


                                   1996
                        --------------------------
                        NUMBER OF     WGTD. AVG.
(shares in thousands)    SHARES     EXERCISE PRICE
--------------------------------------------------
Outstanding at the
  beginning of
  the year              20,988.5            $14.81
Granted                  6,480.6             24.23
Exercised                3,929.7              7.43
Forfeited                1,135.4             22.97
Expired                      5.2              8.91
                        --------
Outstanding at the
  end of the year       22,398.8             18.41
                        ========
Exercisable at the
  end of the year        8,734.4            $10.36
                        ========


                                   1995
                        --------------------------
                        NUMBER OF     WGTD. AVG.
(shares in thousands)    SHARES     EXERCISE PRICE
--------------------------------------------------
Outstanding at the
  beginning of the
  year                  18,647.4            $12.22
Granted                  5,951.8             20.34
Exercised                2,813.6              7.49
Forfeited                  789.7             22.35
Expired                      7.4             30.49
                        --------
Outstanding at the
  end of the year       20,988.5             14.77
                        ========
Exercisable at the
  end of the year        9,221.4            $ 7.32
                        ========





                     BANC ONE CORPORATION and Subsidiaries

The following summarizes information about the Corporation's stock options outstanding at December 31, 1997.

                            SHARES SUBJECT TO
                           OUTSTANDING OPTIONS                             EXERCISABLE
                      -----------------------------                ---------------------------
                         OPTIONS        WGTD. AVG.
                          SHARES        REMAINING     WGTD. AVG.       NUMBER       WGTD. AVG.
      RANGE OF         OUTSTANDING     CONTRACTURAL    EXERCISE     EXERCISABLE      EXERCISE
   EXERCISE PRICE     (in thousands)       LIFE         Price      (IN THOUSANDS)     PRICE
----------------------------------------------------------------------------------------------
Less than $2.16                702.6           4.30       $ 1.80            702.6       $ 1.80
$2.16 -- $5.13                   4.0           3.13         5.13              4.0         5.13
$7.74 -- $11.29                671.0           4.86         8.74            655.6         8.75
$11.77 -- $17.25             2,007.4           6.49        15.49          1,724.6        15.24
$17.50 -- $25.85             5,019.1           9.51        22.23          2,891.3        20.70
Greater than $25.99         11,391.5          14.45       $37.53            547.0       $39.18

The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model, which was developed to estimate the fair value of traded options and which requires the use of highly subjective assumptions. Since BANC ONE's stock options have different characteristics than traded options and since changes in the assumptions used can materially impact the fair value estimate, the Black-Scholes model may not necessarily be a reliable measure of the fair market value of BANC ONE's stock options.

The following assumptions were used for grants in 1997, 1996 and 1995: (1) expected dividend yields ranged from .33% to 5.55%; (2) risk-free interest rates ranged from 5.48% to 7.92%; (3) expected volatility ranged from 20.21% to 32.95%; and (4) expected life of options ranged from five to nine years. The weighted average fair value at date of grant for options granted during 1997 and 1996 and 1995 was $11.51, $6.54 and $4.34 per option, respectively.

Had the compensation cost for the Corporation's stock-based compensation plans been determined in accordance with the fair value based accounting method provided by SFAS No. 123, the net income and net income per common share for the years ended December 31, 1997, 1996 and 1995 would have been as follows:


                                         1997                          1996                          1995
$(millions, except per share  ---------------------------   ---------------------------   ---------------------------
amounts)                      PRO FORMA (1)   AS REPORTED   PRO FORMA (1)   AS REPORTED   PRO FORMA (1)   AS REPORTED
---------------------------------------------------------------------------------------------------------------------
Net income                      $1,288.1       $1,305.7       $1,664.9       $1,672.8       $1,443.0       $1,445.2
Net income per common share,
 basic                              2.01           2.04           2.58           2.60           2.26           2.26
Net income per common share,
 diluted                        $   1.97       $   1.99       $   2.50       $   2.52       $   2.20       $   2.20

(1) The above pro forma information may not be representative of the pro forma impact in future years.

NOTE 18    RELATED PARTY TRANSACTIONS

Certain executive officers, directors and their related interests are loan customers of the Corporation's affiliates. The Securities and Exchange Commission ("SEC") has determined that, with respect to the Corporation and significant subsidiaries (as defined by the SEC), disclosure of borrowings by directors and executive officers and certain of their related interests should be made if the loans are greater than 5% of stockholders' equity, in the aggregate. These loans in aggregate were not greater than 5% of stockholders' equity at December 31, 1997 or 1996.


                     BANC ONE CORPORATION and Subsidiaries

NOTE 19    SUPPLEMENTAL DISCLOSURES FOR EARNINGS PER SHARE


$(millions, except for per share amounts)                       1997        1996        1995
----------------------------------------------------------------------------------------------
BASIC:
  EARNINGS:
    Net income                                                $1,305.7    $1,672.8    $1,445.2
    Deduct: Dividends on preferred shares                        (17.8)      (27.8)      (28.9)
                                                              --------    --------    --------
                                                              $1,287.9    $1,645.0    $1,416.3
                                                              ========    ========    ========
  SHARES:
    Weighted average common shares outstanding, reflecting
      the 10% common stock dividend-See Note 10                  632.4       632.5       626.2
                                                              ========    ========    ========
NET INCOME PER COMMON SHARE, BASIC                            $   2.04    $   2.60    $   2.26
                                                              ========    ========    ========
DILUTED:
  EARNINGS:
    Net income                                                $1,305.7    $1,672.8    $1,445.2
                                                              ========    ========    ========
  SHARES:
    Weighted average common shares outstanding                   632.4       632.5       626.2
    Add: Dilutive effect of outstanding options                   10.6         9.5         8.1
    Add: Conversion of preferred stock                            12.7        22.3        22.8
                                                              --------    --------    --------
  Weighted average common shares outstanding, as adjusted,
    reflecting the 10% common stock dividend-See Note 10         655.7       664.3       657.1
                                                              ========    ========    ========
NET INCOME PER COMMON SHARE, DILUTED                          $   1.99    $   2.52    $   2.20
                                                              ========    ========    ========

NOTE 20    SUPPLEMENTAL DISCLOSURES FOR STATEMENT OF CASH FLOWS


$(millions)                                                     1997        1996        1995
----------------------------------------------------------------------------------------------
Common stock issued in purchase acquisitions                  $  538.4    $  710.5    $   15.7
                                                              ========    ========    ========
Transfer from loans to Other Real Estate Owned (OREO)         $  161.7    $   82.0    $   91.2
                                                              ========    ========    ========
Securitized mortgage loans                                                            $1,426.8
                                                                                      ========
Reclassification of private placements from loans to
  securities                                                                          $  533.1
                                                                                      ========
Reclassification of held-to-maturity securities to
  available-for-sale securities at amortized cost (fair
  value of $3,589.9 and $2,934.5 for 1997 and 1995,
  respectively)                                               $3,589.3                $2,883.7
                                                              ========                ========
Net increase in securities trades not settled                 $ (355.2)   $ (140.4)   $  185.0
                                                              ========    ========    ========
Loans issued to facilitate the sale of OREO properties        $    3.7    $    2.5    $    7.2
                                                              ========    ========    ========
Additional disclosures:
Interest paid                                                 $3,979.9    $3,632.7    $3,256.1
                                                              ========    ========    ========
Income taxes paid                                             $  196.7    $  580.7    $  453.6
                                                              ========    ========    ========


                      BANC ONE CORPORATION and Subsidiaries

NOTE 21        PARENT COMPANY FINANCIAL STATEMENTS

The condensed financial statements of the Corporation, prepared on a parent company unconsolidated basis, are presented as follows:

BALANCE SHEET (PARENT ONLY)


                                                                  AT DECEMBER 31,
                                                              ------------------------
$(millions)                                                     1997           1996
--------------------------------------------------------------------------------------
ASSETS:
  Investment in majority-owned affiliates:
    Banking                                                   $ 7,770.4      $10,369.3
    Nonbanking                                                  2,335.9          549.8
  Advances due from affiliates:
    Banking                                                     1,980.0          125.0
    Nonbanking                                                  3,386.9        2,254.1
  Other assets                                                    464.2          591.5
                                                              ---------      ---------
      TOTAL ASSETS                                            $15,937.4      $13,889.7
                                                              =========      =========
LIABILITIES:
  Commercial paper and other short-term borrowings            $   438.6      $ 1,616.3
  Notes payable to nonbanking affiliates                           55.2           58.5
  Long-term borrowings                                          4,867.5        2,204.2
  Other liabilities                                               200.1          142.7
                                                              ---------      ---------
    TOTAL LIABILITIES                                           5,561.4        4,021.7
                                                              ---------      ---------
    TOTAL STOCKHOLDERS' EQUITY                                 10,376.0        9,868.0
                                                              ---------      ---------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $15,937.4      $13,889.7
                                                              =========      =========

                      BANC ONE CORPORATION and Subsidiaries

STATEMENT OF INCOME (PARENT ONLY)

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                          ------------------------------------
$(millions)                                                 1997          1996          1995
----------------------------------------------------------------------------------------------
INCOME:
  Dividends from affiliates:
    Banking                                               $3,299.8      $1,108.1      $1,129.4
    Nonbanking                                               115.5          65.1
  Management and other fees from affiliates                  588.6         180.7         116.6
  Interest                                                   196.6         137.6         128.4
  Other                                                       17.7           5.5           8.9
                                                          --------      --------      --------
        TOTAL INCOME                                       4,218.2       1,497.0       1,383.3
                                                          --------      --------      --------
EXPENSE:
  Interest                                                   341.1         207.7         183.5
  Other                                                      677.7         396.1         214.7
                                                          --------      --------      --------
        TOTAL EXPENSE                                      1,018.8         603.8         398.2
                                                          --------      --------      --------
Income before income taxes and equity in
  undistributed earnings of consolidated affiliates        3,199.4         893.2         985.1
Income tax benefit                                              .8         132.6          55.0
                                                          --------      --------      --------
Income before equity in undistributed earnings of
  consolidated affiliates                                  3,200.2       1,025.8       1,040.1
Equity in undistributed earnings of consolidated
  affiliates                                              (1,894.5)        647.0         405.1
                                                          --------      --------      --------
NET INCOME                                                $1,305.7      $1,672.8      $1,445.2
                                                          --------      --------      --------
NET INCOME PER COMMON SHARE, BASIC
  (amounts reflect the 10% common stock
  dividend-Note 10)                                       $   2.04      $   2.60      $   2.26
                                                          --------      --------      --------
NET INCOME PER COMMON SHARE, DILUTED
  (amounts reflect the 10% common stock
  dividend-Note 10)                                       $   1.99      $   2.52      $   2.20
                                                          ========      ========      ========


                      BANC ONE CORPORATION and Subsidiaries

STATEMENT OF CASH FLOWS (PARENT ONLY)

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                          ------------------------------------
$(millions)                                                 1997          1996          1995
----------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                              $1,305.7      $1,672.8      $1,445.2
  Adjustments:
    Equity in undistributed earnings of consolidated
      affiliates                                           1,894.5        (647.0)       (405.1)
    Noncash dividends received                              (115.5)        (62.6)        (54.6)
    Other                                                    (47.3)        (48.1)        (23.4)
                                                          --------      --------      --------
        NET CASH PROVIDED BY OPERATING ACTIVITIES          3,037.4         915.1         962.1
                                                          --------      --------      --------
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Net (increase) decrease in short-term investments            (31.3)        (12.0)        464.3
Net increase in loans                                     (2,987.9)       (672.8)       (498.4)
Net increase in investment in majority-owned affiliates     (115.2)       (406.8)          3.7
All other investing activities, net                          (55.2)        (71.5)        (82.7)
                                                          --------      --------      --------
        NET CASH USED IN INVESTING ACTIVITIES             (3,189.6)     (1,163.1)       (113.1)
                                                          --------      --------      --------
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Net (decrease) increase in commercial paper               (1,177.7)      1,055.9        (623.4)
Net increase (decrease) in short-term borrowings              (3.3)          9.1          52.5
Proceeds from the issuance of long-term borrowings         2,840.6         696.0         590.2
Cash dividends paid                                         (801.1)       (635.0)       (572.1)
Purchase of treasury shares                                 (707.3)     (1,003.1)       (324.3)
Exercise of stock options, net of shares purchased            26.6          16.8           6.5
All other financing activities, net                          (60.0)        126.1          37.0
                                                          --------      --------      --------
        NET CASH PROVIDED BY (USED IN) FINANCING
          ACTIVITIES                                         117.8         265.8        (833.6)
                                                          --------      --------      --------
INCREASE IN CASH AND CASH EQUIVALENTS                        (34.4)         17.8          15.4
CASH AND CASH EQUIVALENTS AT JANUARY 1,                       43.2          25.4          10.0
                                                          --------      --------      --------
CASH AND CASH EQUIVALENTS AT DECEMBER 31,                 $    8.8      $   43.2      $   25.4
                                                          ========      ========      ========


                      BANC ONE CORPORATION and Subsidiaries

REPORT OF INDEPENDENT ACCOUNTANTS ON CONSOLIDATED FINANCIAL STATEMENTS

To the Stockholders and the Board of Directors
BANC ONE CORPORATION

We have audited the accompanying consolidated balance sheets of BANC ONE CORPORATION and Subsidiaries as of December 31, 1997 and 1996, and the related statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BANC ONE CORPORATION and Subsidiaries at December 31, 1997 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Coopers & Lybrand, L.L.P

Columbus, Ohio
February 12, 1998




                      BANC ONE CORPORATION and Subsidiaries

TEN YEAR PERFORMANCE SUMMARY
(UNAUDITED)

(AS ORIGINALLY REPORTED)(1)


--------------------------------------------------------------------------------------------------------
              BALANCE SHEET                   MANAGED
            (END OF PERIOD):                   LOANS         LOANS                 LONG-TERM     TOTAL
   $(millions, except per share data)      AND LEASES(2)   AND LEASES   DEPOSITS   BORROWINGS    ASSETS
--------------------------------------------------------------------------------------------------------
   1997                                      $115,549       $ 82,053    $ 77,414    $ 11,066    $115,901
   1996                                        81,030         74,194      72,373       4,190     101,848
   1995                                        70,549         64,825      67,320       2,720      90,454
   1994                                        64,317         61,637      68,090       1,866      88,923
   1993                                        53,298         52,618      60,943       1,702      79,919
   1992                                        39,116         38,208      48,465       1,198      61,417
   1991                                        30,763         29,923      37,057         703      46,293
   1990                                        21,538         20,363      22,316         581      30,336
   1989                                        19,174         17,909      20,952         372      26,552
   1988                                        18,290         17,325      19,502         379      25,274
   1987                                        12,934         12,934      14,478         266      18,730
   Annual Growth
     1997/96                                    42.60%         10.59%       6.97%     164.11%      13.80%
   Compound Growth
     5 Years                                    24.19          16.52        9.82       55.99       13.54
     10 Years                                   24.48          20.29       18.25       45.18       19.99


------------------------------------------------------------------------------------------------------------
     NET INCOME AND                      NET INCOME        RETURN ON       RETURN ON AVERAGE    TOTAL RETURN
   PERFORMANCE RATIOS     NET INCOME    PER SHARE(3)     AVERAGE ASSETS      COMMON EQUITY      TO INVESTORS
------------------------------------------------------------------------------------------------------------
   1997                   $  1,305.7        $  1.99                1.16%               13.33%           30.3
   1996                      1,426.5           2.94                1.48                17.11            30.3
   1995                      1,277.9           2.65                1.47                16.77            54.4
   1994                      1,005.1           2.00                1.15                13.35           (25.7)
   1993                      1,140.0           2.46                1.53                17.81            (5.4)
   1992                        781.3           1.96                1.34                16.26            13.9
   1991                        529.5           1.75                1.56                16.58            95.0
   1990                        423.4           1.51                1.53                16.24            (2.0)
   1989                        362.9           1.37                1.42                16.79            50.5
   1988                        340.2           1.29                1.45                17.69             5.8
   1987                        208.9            .98                1.19                15.12             8.6
   Annual Growth
     1997/96                   (8.47)%       (32.31)%
   Compound Growth
     5 Years                   10.82%           .30                                                     12.9%
     10 Years                  20.11%          7.34                                                     20.2%


------------------------------------------------------------------------------------------------------------
                                          CASH
                            COMMON      DIVIDENDS                               STOCK SPLITS      DIVIDEND
  COMMON STOCK DATA:     SHAREHOLDERS   DECLARED    BOOK VALUE   STOCK PRICE   AND DIVIDENDS    PAYOUT RATIO
------------------------------------------------------------------------------------------------------------
   1997                       105,631   $    1.38   $    15.89   $     49.37               --             61%
   1996                        97,074        1.24        17.95         39.09               10%            42
   1995                        87,632        1.13        16.89         31.10               --             43
   1994                        82,253        1.03        15.23         20.97               10             51
   1993                        71,384         .88        14.73         29.40              5:4             36
   1992                        58,114         .74        12.84         31.94               10             37
   1991                        43,935         .63        11.54         28.76               --             36
   1990                        44,572         .57         9.89         15.16               10             38
   1989                        43,347         .52         8.55         16.08               --             37
   1988                        43,892         .45         7.75         11.05               10             35
   1987                        37,693         .41         6.84         10.85               --             42
   Annual Growth
     1997/96                                11.29%      (11.48)%       26.30%
   Compound Growth
     5 Years                                13.27         4.35          9.10
     10 Years                               12.90         8.79         16.36

(1) Not restated for acquisitions.
(2) Includes loans held for sale.
(3) For 1997, net income per share is reported on a diluted basis. For all prior years, net income per share represents primary earnings per share as originally reported, restated only for common stock dividends.

                    BANC ONE CORPORATION and subsidiaries